As filed with the Securities and Exchange Commission on December 22, 2021

Registration Statement No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CROWN PROPTECH ACQUISITIONS*

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	6770	N/A
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

667 Madison Avenue, 12th Floor

New York, NY 10065

(212) 563-6400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard Chera

Chief Executive Officer

667 Madison Avenue, 12th Floor

New York, NY 10065

(212) 563-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brent T. Epstein 10250 Constellation Blvd. Suite 1100 Los Angeles, CA 90067 (424) 653-5500
William L. Taylor Lee Hochbaum Pedro J. Bermeo Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Steven B. Stokdyk Ryan J. Maierson Brent T. Epstein Latham & Watkins LLP 10250 Constellation Blvd. Suite 1100 Los Angeles, CA 90067 (424) 653-5500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(5)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
New Brivo Class A Common Stock(1)	34,500,000	$ 9.84(6)	$339,312,675.00	$31,454.28(9)
Warrants to purchase New Brivo Class A Common Stock(2)	14,213,333	$ 0.58(8)	$ 8,299,875.81	$ 769.40(9)
New Brivo Class A Common Stock(3)	14,213,333	$11.50(7)	$163,453,329.50	$15,152.12(9)
New Brivo Class A Common Stock(4)	5,561,266	$ 9.84(6)	$ 54,695,885.30	$ 5,070.31(9)
Total				$ 52,446.12
(1)

The number of shares of Class A common stock, par value $0.0001 per share, of New Brivo (as defined below) (the “New Brivo Class A Common Stock”) to be issued in respect of (i) 27,600,000 Class A ordinary shares underlying units issued in Crown’s initial public offering and (ii) 6,900,000 Class B ordinary shares held by Crown PropTech Sponsor, LLC (the “Sponsor”) and certain other holders.

(2)

The number of warrants to acquire shares of New Brivo Class A Common Stock being registered represents (i) 9,200,000 warrants to purchase Class A ordinary shares underlying units issued in Crown’s initial public offering (the “public warrants”) and (ii) 5,013,333 warrants to purchase Class A ordinary shares issued to the Sponsor and certain other holders in a private placement simultaneously with the closing of Crown’s initial public offering (the “private placement warrants” and, together with the public warrants, the “warrants”).

(3)

The number of shares of New Brivo Class A Common Stock to be issued upon the exercise of (i) 9,200,000 public warrants and (ii) 5,013,333 private placement warrants. The warrants will convert into warrants to acquire shares of New Brivo Class A Common Stock in the Domestication (as defined below).

(4)

The number of shares of New Brivo Class A Common Stock to be issued in respect of 4,900,952 shares of Brivo Class A common stock (which includes 3,524,850 shares of Brivo Class A Common Stock that will be issued on conversion of an equal number of shares of Brivo Series A-2 preferred stock immediately prior of the consummation of the Business Combination (as defined in the accompanying proxy statement/prospectus) that will be canceled and converted into the right to receive the applicable portion of the merger consideration, comprised of shares of New Brivo Class A Common Stock, as determined pursuant to the Business Combination Agreement (as defined in the accompanying proxy statement/prospectus).

(5)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(6)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Crown on the New York Stock Exchange (the “NYSE”) on December 20, 2021 ($9.84 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)	Represents the exercise price of the warrants.

(8)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Crown public warrants on the NYSE on December 20, 2021 ($0.58 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(9)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.

*

The business day prior to the consummation of the Business Combination, Crown PropTech Acquisitions, a Cayman Islands exempted company (“Crown”), intends to effect a deregistration and a transfer by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the Delaware General Corporation Law, pursuant to which Crown’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Brivo, Inc.” upon the consummation of the Domestication. As used herein, “New Brivo” refers to Crown after giving effect to the Domestication.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED DECEMBER 22, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF CROWN PROPTECH ACQUISITIONS

BRIVO, INC.

PROSPECTUS FOR 54,274,599 SHARES OF CLASS A COMMON STOCK AND 14,213,333 WARRANTS OF CROWN PROPTECH ACQUISITIONS (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED BRIVO, INC. IN CONNECTION WITH THE DOMESTICATION AS DESCRIBED HEREIN)

The board of directors of Crown PropTech Acquisitions, a Cayman Islands exempted company (“Crown”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of November 10, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Crown, Crown PropTech Merger Sub I Corp., a Delaware corporation and wholly owned direct subsidiary of Crown (“Merger Sub I”), Crown PropTech Merger Sub II LLC, a Delaware limited liability company and wholly owned direct subsidiary of Crown (“Merger Sub II”), and Brivo, Inc., a Nevada corporation (“Brivo”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the domestication of Crown as a Delaware corporation (the “Domestication”). As described in this proxy statement/pr ospectus, Crown shareholders are being asked to consider a vote upon, among other items, each of the Domestication and the Business Combination. As used in this proxy statement/prospectus, “New Brivo” refers to Crown after giving effect to the consummation of the Domestication.

In connection with the Domestication, on the day prior to the closing date of the Business Combination (the “Closing Date”): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of Crown will be converted into one share of Class A common stock, par value $0.0001 per share, of New Brivo (the “New Brivo Class A Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Crown will automatically represent the right to purchase one share of New Brivo Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement, dated February 8, 2021, between Crown and Continental Stock Transfer & Trust Company, as warrant agent (the “Crown Warrant Agreement”); (iii) the governing documents of Crown will be amended and restated and become the certificate of incorporation and the bylaws of New Brivo, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively; and (iv) Crown’s name will change to “Brivo, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Crown that has not been previously separated into the underlying Class A ordinary shares of Crown and the underlying warrants of Crown prior to the Domestication will be canceled and will entitle the holder thereof to one share of New Brivo Class A Common Stock and one-third of one warrant representing the right to purchase one share of New Brivo Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Crown Warrant Agreement.

Immediately prior to the closing of the Business Combination (the “Closing”), (i) each share of Brivo Series A-1 preferred stock will be canceled and converted into one share of Brivo Class B common stock and (ii) each share of Brivo Series A-2 preferred stock will be canceled and converted into one share of Brivo Class A common stock (collectively, the “Conversion”).

At the Closing, promptly following the consummation of the Domestication and the Conversion, (i) Merger Sub I will merge with and into Brivo (the “First Merger”, and the effective time of the First Merger, the “First Effective Time”), with Brivo as the surviving corporation of the First Merger (the “Surviving Corporation”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity of the Second Merger and, after giving effect to the Second Merger, Merger Sub II will be a wholly owned direct subsidiary of New Brivo.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, based on (i) an implied equity value of $800 million plus approximately $2 million representing the aggregate exercise price of vested Brivo options and (ii) a $10.00 per share price for New Brivo common stock, (A) subject to the following paragraph, each share of Brivo Class A common stock (excluding dissenting shares and after giving effect to the Conversion) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of the New Brivo Class A Common Stock, as determined in the Business Combination Agreement (the “Share Conversion Ratio”), (B) subject to the following paragraph, each share of Brivo Class B common stock (excluding dissenting shares and after giving effect to the Conversion) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of Class B common stock, par value $0.0001 per share, of New Brivo (the “New Brivo Class B Common Stock” and, together with the New Brivo Class A Common Stock, the “New Brivo Common Stock”), as determined pursuant to the Share Conversion Ratio, (C) subject to the following paragraph, each restricted stock unit of Brivo (whether vested or unvested, although only the vested restricted stock units will be taken into account in calculating the Share Conversion Ratio) will be assumed by New Brivo and converted into a comparable restricted stock unit of New Brivo based on the Share Conversion Ratio (each, a “New Brivo RSU”) and (D) subject to the following paragraph, each option of Brivo (whether vested or unvested, although only the vested options will be taken into account in calculating the Share Conversion Ratio) will be assumed by New Brivo and converted into a comparable option that is exercisable for shares of New Brivo Class A Common Stock (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) (each, a “New Brivo Option”).

A portion of the consideration payable under the prior paragraph will be paid: (i) in the case of consideration payable to Brivo stockholders, in the form of earn-out shares of New Brivo Common Stock (the “Brivo Earn-Out Shares”) and (ii) in the case of consideration payable to Brivo equity award holders, in the form of restricted stock units relating to shares of New Brivo Class A Common Stock (the “Brivo Earn-Out RSUs” and together with the Brivo Earn-Out Shares, the “Brivo Earn-Out Consideration”). The Brivo Earn-Out Consideration consists of 8,500,000 shares of New Brivo Common Stock (including the shares of New Brivo Common Stock underlying the Brivo Earn-Out RSUs). The Brivo Earn-Out Consideration will vest in two equal 4,250,000 tranches based on the achievement of post-Closing share price targets of New Brivo Class A Common Stock of $13.00 and $15.00, respectively, in each case, for any 20 trading days within any 30 trading day period commencing at any time after 180 days after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given achievement metric described above will also be achieved if there is a transaction during the relevant period that results in the shares of New Brivo Common Stock being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by the New Brivo board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. Brivo Earn-Out Consideration that has not vested by the fifth anniversary of the Closing Date shall, automatically and without further action on the part of New Brivo or any holder thereof, be forfeited and cancelled for no consideration. Brivo Earn-Out RSUs will also be forfeited if the employment of the relevant employee terminates prior to the vesting date of the underlying equity award. Prior to vesting or forfeiture, the Brivo Earn-Out Shares will, with limited exceptions, be entitled to all rights of other shares of New Brivo Common Stock, and the Brivo Earn-Out RSUs will be entitled to payments equivalent to the dividends that would have been paid on the shares underlying those Brivo Earn-Out RSUs.

The total number of shares of New Brivo Common Stock to be issued pursuant to the prior two paragraphs (including the shares underlying the vested New Brivo RSUs, the vested New Brivo Options and the Brivo Earn-Out RSUs, but excluding the shares underlying the unvested New Brivo RSUs and the unvested New Brivo Options) will be approximately 80,200,000. As of the anticipated Closing Date, it is expected that all unvested New Brivo RSUs will have vested or been terminated and there will be approximately 992,000 shares of New Brivo Common Stock underlying the unvested New Brivo Options.

In connection with the Business Combination, Crown PropTech Sponsor, LLC (the “Sponsor”) and certain shareholders of Crown that collectively with the Sponsor own 6,210,000 Class B ordinary shares of Crown agreed pursuant to that certain Sponsor Letter Agreement, dated as of November 10, 2021, as amended and restated on December 21, 2021 (the “Sponsor Agreement”) to, among other things, (i) with limited exceptions, vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers) and (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to all Class B ordinary shares of Crown, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. As of the date of the accompanying proxy statement/prospectus, the Sponsor and the other Crown shareholders subject to the voting obligations under the Sponsor Agreement collectively own approximately 17.9% of the issued and outstanding ordinary shares. In addition, the Sponsor has agreed that 2,384,000 of the shares of New Brivo Class A Common Stock to be issued to Sponsor in the Domestication in respect of the Class B ordinary shares of Crown held by the Sponsor as of the date of the Sponsor Agreement (such 2,384,000 shares of New Brivo Class A Common Stock, the “Crown Earn-Out Shares”) will be subject to vesting requirements. The Crown Earn-Out Shares will vest in two equal 1,192,000 tranches based on the achievement of post-Closing share price targets of New Brivo Class A Common Stock of $13.00 and $15.00, respectively, in each case, for any 20 trading days within any 30 trading day period commencing at any time after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given achievement metric described above is also achieved if there is a transaction during the relevant period that results in the shares of New Brivo Common Stock being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by the New Brivo board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. The Crown Earn-Out Shares that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of New Brivo or any holder thereof, be forfeited and cancelled for no consideration. Prior to vesting or forfeiture the Crown Earn-Out Shares will, with limited exceptions, be entitled to all rights of other shares of New Brivo Common Stock.

Subject to approval by Crown shareholders of the proposal to approve and adopt the Business Combination Agreement, the proposal to approve the change of Crown’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, and the proposal that Crown’s existing amended and restated memorandum and articles of association be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation of New Brivo and the proposed new bylaws of New Brivo upon the Domestication, Crown will, in connection with the Domestication, adopt a dual-class stock structure comparable to the one that is currently in effect at Brivo, comprised of New Brivo Class A Common Stock, which will carry one vote per share, and New Brivo Class B Common Stock, which will carry ten votes per share. Upon the Closing, all stockholders of Brivo will hold only shares of New Brivo Class A Common Stock, except for the current holder of Brivo Class B common stock and Brivo Series A-1 preferred stock, which holder will hold shares of New Brivo Class B Common Stock. That holder is an affiliate of Dean Drako, the Chairman of Brivo. Immediately after the Closing that holder will own approximately 53.8% of the shares of New Brivo Common Stock and be entitled to cast approximately 92.1% of the votes entitled to be cast by all holders of New Brivo Common Stock, in each case, assuming no redemptions by Crown shareholders in connection with the Business Combination. The New Brivo Class B Common Stock will be entitled to the same dividends as and will rank equally to the New Brivo Class A Common Stock upon any liquidation. Each share of New Brivo Class B Common Stock may be converted into one share of New Brivo Class A Common Stock and is subject to certain mandatory conversion requirements. See “Description of New Brivo Securities—Common Stock—New Brivo Class B Common Stock—Mandatory Conversion.”

This prospectus covers 54,274,599 shares of New Brivo Class A Common Stock, and 14,213,333 warrants to acquire shares of New Brivo Class A Common Stock to be issued in connection with the Domestication and the Business Combination to the existing shareholders and warrantholders of Crown and the existing shareholders of Brivo.

Crown’s units, public shares, and public warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “CPTK.U,” “CPTK” and “CPTK WS,” respectively. Crown will apply for listing, to be effective at the First Effective Time, of New Brivo Class A Common Stock and warrants to purchase New Brivo Class A Common Stock on the NYSE under the proposed symbols “BRVS” and “BRVS WS, respectively. It is a condition of the consummation of the Business Combination that Crown receive confirmation from the NYSE that New Brivo Class A Common Stock has been conditionally approved for listing on the NYSE, but there can be no assurance that such listing condition will be met or that Crown will obtain such confirmation from the NYSE. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the NYSE condition set forth in the Business Combination Agreement is waived by the requisite parties.

The accompanying proxy statement/prospectus provides shareholders of Crown and Brivo with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Crown. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes thereto and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 27 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [ ⚫ ], and is first being mailed to Crown shareholders on or about [ ⚫ ].

CROWN PROPTECH ACQUISITIONS

667 Madison Avenue, 12th Floor

New York, New York 10065

Dear Crown PropTech Acquisitions Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Crown PropTech Acquisitions, a Cayman Islands exempted company (“Crown”), to be held at the offices of [•] located at [•], and online via live webcast, at [•], Eastern Time, on [•], 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of Crown directors, officers, employees and shareholders, Crown shareholders are encouraged to attend the extraordinary general meeting virtually via live webcast. To attend and participate in the extraordinary general meeting virtually, you must register at [•], which is referred to in the accompanying proxy statement/prospectus as the Crown meeting website. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication (as defined below), on the day prior to the Closing (as defined below) of the Business Combination (as defined below) (the “Closing Date”), among other things, (i) Crown will change its name to “Brivo, Inc.,” (ii) all of the outstanding shares of Crown will be converted into common stock of a new Delaware corporation and all of the outstanding Crown warrants will be converted into warrants to purchase common stock of a new Delaware corporation and (iii) the governing documents of Crown will be amended and restated. As used in the accompanying proxy statement/prospectus, “New Brivo” refers to Crown after giving effect to the Domestication and “Business Combination” means the transactions contemplated by that certain Business Combination Agreement (as defined below).

At the extraordinary general meeting, Crown shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt that certain Business Combination Agreement, dated as of November 10, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Crown, Crown PropTech Merger Sub I Corp., a Delaware corporation and wholly owned direct subsidiary of Crown (“Merger Sub I”), Crown PropTech Merger Sub II LLC, a Delaware limited liability company and wholly owned direct subsidiary of Crown (“Merger Sub II”), and Brivo, Inc., a Nevada corporation (“Brivo”), including the transactions contemplated thereby. A Copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

(a)On the day prior to the Closing Date, Crown will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Crown will change its name to “Brivo, Inc.” (“New Brivo”) (for further details, see “Proposal No. 2—The Domestication Proposal”).

(b)On the Closing Date, (i) each share of Brivo Series A-1 preferred stock will be canceled and converted into one share of Brivo Class B common stock and (ii) each share of Brivo Series A-2 preferred stock will be canceled and converted into one share of Brivo Class A common stock (collectively, the “Conversion”).

(c)Immediately after the Conversion, (i) Merger Sub I will merge with and into Brivo (the “First Merger” and the effective time of the First Merger, the “First Effective Time”), with Brivo as the surviving corporation of the First Merger (the “Surviving Corporation”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity of the Second Merger and, after giving effect to the Second Merger, Merger Sub II will be a wholly owned direct subsidiary of New Brivo. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, based on (i) an implied equity value of $800 million plus approximately $2 million representing the aggregate exercise price of vested Brivo options and (ii) a $10.00 per share price for New Brivo common stock, (A) subject to the following paragraph, each share of Brivo Class A common stock (excluding dissenting shares and after giving effect to the Conversion) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of Class A common stock, par value $0.0001 per share, of New Brivo (the “New Brivo Class A Common Stock”), as determined in the Business Combination Agreement (the “Share Conversion Ratio”), (B) subject to the following paragraph, each share of Brivo Class B common stock (excluding dissenting shares and after giving effect to the Conversion) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of Class B common stock, par value $0.0001 per share, of New Brivo (the “New Brivo Class B Common Stock” and, together with the New Brivo Class A Common Stock, the “New Brivo Common Stock”), as determined pursuant to the Share Conversion Ratio, (C) subject to the following paragraph, each restricted stock unit of Brivo (whether vested or unvested, although only the vested restricted stock units will be taken into account in calculating the Share Conversion Ratio) will be assumed by New Brivo and converted into a comparable restricted stock unit of New Brivo based on the Share Conversion Ratio (each, a “New Brivo RSU”) and (D) subject to the following paragraph, each option of Brivo (whether vested or unvested, although only the vested options will be taken into account in calculating the Share Conversion Ratio) will be assumed by New Brivo and converted into a comparable option that is exercisable for shares of New Brivo Class A Common Stock (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) (each, a “New Brivo Option”).

A portion of the consideration payable under the prior paragraph will be paid: (i) in the case of consideration payable to Brivo stockholders, in the form of earn-out shares of New Brivo Common Stock (the “Brivo Earn-Out Shares”) and (ii) in the case of consideration payable to Brivo equity award holders, in the form of restricted stock units relating to shares of New Brivo Class A Common Stock (the “Brivo Earn-Out RSUs” and together with the Brivo Earn-Out Shares, the “Brivo Earn-Out Consideration”). The Brivo Earn-Out Consideration consists of 8,500,000 shares of New Brivo Common Stock (including the shares of New Brivo Common Stock underlying the Brivo Earn-Out RSUs). The Brivo Earn-Out Consideration will vest in two equal 4,250,000 tranches based on the achievement of post-Closing share price targets of New Brivo Class A Common Stock of $13.00 and $15.00, respectively, in each case, for any 20 trading days within any 30 trading day period commencing at any time after 180 days after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given achievement metric described above will also be achieved if there is a transaction during the relevant period that results in the shares of New Brivo Common Stock being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by the New Brivo board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. Brivo Earn-Out Consideration that has not vested by the fifth anniversary of the Closing Date shall, automatically and without further action on the part of New Brivo or any holder thereof, be forfeited and cancelled for no consideration. Brivo Earn-Out RSUs will also be forfeited if the employment of the relevant employee terminates prior to the vesting date of the underlying equity award. Prior to vesting or forfeiture, the Brivo Earn-Out Shares will, with limited exceptions, be entitled to all rights of other shares of New Brivo Common Stock, and the Brivo Earn-Out RSUs will be entitled to payments equivalent to the dividends that would have been paid on the shares underlying those Brivo Earn-Out RSUs.

The total number of shares of New Brivo Common Stock to be issued pursuant to the prior two paragraphs (including the shares underlying the vested New Brivo RSUs, the vested New Brivo Options and the Brivo Earn-Out RSUs, but excluding the shares underlying the unvested New Brivo RSUs and the unvested New Brivo Options) will be approximately 80,200,000. As of the anticipated Closing Date, it is expected that all unvested New Brivo RSUs will have vested or been terminated and there will be approximately 992,000 shares of New Brivo Common Stock underlying the unvested New Brivo Options.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Crown entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “Convertible Debt Investors”), pursuant to which the Convertible Debt Investors agreed to subscribe for and purchase, and Crown agreed to issue and sell to the Convertible Debt Investors, following the Domestication, an aggregate of $75.0 million in principal amount of convertible notes (the “Convertible Debt Notes”) to be issued pursuant to an indenture (the “Indenture”) for aggregate gross proceeds of $75.0 million (the “Convertible Debt Financing”). The Convertible Debt Notes are convertible at the option of holders into New Brivo Class A Common Stock at a conversion price of $11.50 per share, have a 5-year term and will bear interest in the first two years at SOFR+9.25% if paid in cash and SOFR+9.50% if paid in kind. The interest rate under the Convertible Debt Notes will increase by 1.0% per annum after the first two years. The Convertible Debt Notes will be issued with an original issue discount of 3.0% of the aggregate principal amount of the Convertible Debt Notes. Neither the Convertible Debt Notes nor the New Brivo Class A Common Stock to be issued upon conversion of the Convertible Debt Notes have been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. The obligation of the Convertible Debt Investors to close the purchase of the Convertible Debt Notes is subject to certain closing conditions, including Crown having at Closing, after giving effect to the transactions to occur on or prior to Closing, at least $95.0 million of unrestricted cash (including the aggregate proceeds from the Convertible Debt Financing) and, to the extent a revolving credit facility exists at Closing, the unrestricted cash together with the undrawn availability under that facility being at least $115.0 million (the “Minimum Unrestricted Cash Condition”). In addition, Crown has granted the Convertible Debt Investors certain customary registration rights in connection with the Convertible Debt Financing and Golub Capital LLC (such entity, together with its affiliates, “Golub”), a Convertible Debt Investor, will be entitled to designate one person to attend all meetings of the Board and its committees as an observer, subject to certain customary exceptions. Such right shall exist until the date Golub holds less than $36.5 million aggregate principal amount of Convertible Debt Notes.

You will also be asked to consider and vote upon: (a) a proposal to approve the Domestication, which is referred to herein as the “Domestication Proposal;” (b) a proposal to approve by special resolution the adoption and approval of the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and bylaws (the “Proposed Bylaws,” and together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Brivo (the “Charter Amendment Proposal”) copies of which Proposed Governing Documents are attached to the accompanying proxy statement/prospectus as Annexes B and C, respectively; (c) four separate proposals to approve material differences between Crown’s existing amended and restated memorandum and articles of association (together, the “Existing Governing Documents”) and the Proposed Governing Documents upon the Domestication, respectively (together, the “Governing Documents Proposals”), and approval of each of such Governing Documents Proposals is advisory and not binding and is not required in order to consummate the Business Combination; (d) a proposal to approve, for purpose of complying with the New York Stock Exchange (the “NYSE”) Listing Rule 312.03, the issuance of New Brivo Class A Common Stock and New Brivo Class B Common Stock in connection with the Domestication, the Business Combination and the Convertible Debt Financing, which is referred to herein as the “NYSE Proposal;” (e) a proposal to approve and adopt the Brivo, Inc. 2022 Incentive Award Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, and which is referred to herein as the “Incentive Award Plan Proposal;” (f) a proposal to approve and adopt the Brivo, Inc. 2022 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex J, and which is referred to herein as the “ESPP Proposal;” (g) a proposal to elect the directors constituting the New Brivo board of directors, which is referred to herein as the “Director Election Proposal;” and (h) a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, for one or more of the Adjournment Purposes (as defined below), which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the NYSE Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Governing Documents Proposals is advisory and not binding, and approval of these proposals is not required in order to consummate the Business Combination. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Crown shareholders, (B) in order to solicit additional proxies from Crown shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (C) if Crown shareholders redeem an amount of the public shares such that the Minimum Unrestricted Cash Condition would not be satisfied ((a), (b), and (c), collectively the “Adjournment Purposes”).

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination (the “Closing”), including the Sponsor Agreement, the Subscription Agreements, the Indenture, the Stockholder Support Agreement and the Amended and Restated Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Subject to approval by Crown shareholders of the Business Combination Proposal, the Domestication Proposal and the Charter Amendment Proposal, New Brivo will, in connection with the Domestication, adopt a dual-class stock structure comparable to the one that is currently in effect at Brivo, comprised of New Brivo Class A Common Stock, which will carry one vote per share, and New Brivo Class B Common Stock, which will carry ten votes per share. Upon the Closing, all stockholders of Brivo will hold only shares of New Brivo Class A Common Stock, except for the current holder of Brivo Class B common stock and Brivo Series A-1 preferred stock, which holder will hold shares of New Brivo Class B Common Stock. That holder is an affiliate of Dean Drako, the Chairman of Brivo. Immediately after the Closing that holder will own approximately 53.8% of the shares of New Brivo Common Stock and be entitled to cast approximately 92.1% of the votes entitled to be cast by all holders of New Brivo Common Stock, in each case, assuming no redemptions by Crown shareholders in connection with the Business Combination. The New Brivo Class B Common Stock will be entitled to the same dividends as and will rank equally to the New Brivo Class A Common Stock upon any liquidation. Each share of New Brivo Class B Common Stock may be converted into one share of New Brivo Class A Common Stock and is subject to certain mandatory conversion requirements. See “Description of New Brivo Securities—Common Stock—New Brivo Class B Common Stock—Mandatory Conversion.”

Pursuant to the Existing Governing Documents, a holder of Crown’s public shares (a “public shareholder”) may request that Crown redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), Crown’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms to Continental, New Brivo will redeem such public shares (or portion thereof, as applicable) for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Crown’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [ ⚫ ], this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Brivo Class A Common Stock that will be redeemed immediately after the Closing. See “Extraordinary General Meeting of Crown—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

Crown PropTech Sponsor, LLC (the “Sponsor”) and certain shareholders of Crown that collectively with the Sponsor own 6,210,000 Class B ordinary shares of Crown agreed pursuant to that certain Sponsor Agreement to, among other things, (i) with limited exceptions, vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers) and (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to all Class B ordinary shares of Crown, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. As of the date of the accompanying proxy statement/prospectus, the Sponsor and the other Crown shareholders subject to the voting obligations under the Sponsor Agreement collectively own approximately 17.9% of the issued and outstanding ordinary shares. In addition, the Sponsor has agreed that 2,384,000 of the shares of New Brivo Class A Common Stock to be issued to Sponsor in the Domestication in respect of the Class B ordinary shares of Crown held by the Sponsor as of the date of the Sponsor Agreement (such 2,384,000 shares of New Brivo Class A Common Stock, the “Crown Earn-Out Shares”) will be subject to vesting requirements. The Crown Earn-Out Shares will vest in two equal 1,192,000 tranches based on the achievement of post-Closing share price targets of New Brivo Class A Common Stock of $13.00 and $15.00, respectively, in each case, for any 20 trading days within any 30 trading day period commencing at any time after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given achievement metric described above is also achieved if there is a transaction during the relevant period that results in the shares of New Brivo Common Stock being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by the New Brivo board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. The Crown Earn-Out Shares that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of New Brivo or any holder thereof, be forfeited and cancelled for no consideration. Prior to vesting or forfeiture the Crown Earn-Out Shares will, with limited exceptions, be entitled to all rights of other shares of New Brivo Common Stock. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement.

In addition, New Brivo, the Sponsor and certain other stockholders of Crown and Brivo have, pursuant to the Amended and Restated Registration Rights Agreement, agreed to (effective as of the Closing), among other things, (i) subject to certain limited exceptions, certain stockholders of Crown and Brivo will be granted certain customary demand and “piggy-back” registration rights with respect to their shares of New Brivo Class A Common Stock, (ii) Sponsor will be subject to a one-year lock up period for its shares of New Brivo Class A Common Stock, which lockup period will terminate early in the event that the closing price of New Brivo Class A Common Stock on the NYSE equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days following the Closing of the Business Combination and (iii) certain stockholders of Brivo will be subject to a 270-day lock up of their shares of New Brivo Class A Common Stock. See “Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement” in the accompanying proxy statement/prospectus for more information related to the Amended and Restated Registration Rights Agreement.

Concurrently with the execution of the Business Combination Agreement, certain stockholders of Brivo entered into the Stockholder Support Agreement with Crown, pursuant to which such stockholders have agreed to, among other things, (i) subject to the applicable Brivo stockholders having previously delivered the Written Consent (as defined in the Business Combination Agreement), vote in favor of the Business Combination Agreement and the transactions contemplated thereby, and (ii) be bound by certain other covenants and agreements related to the Business Combination. Shortly after the Business Combination Agreement was entered into certain Brivo stockholders delivered the Written Consent approving certain matters in connection with the Business Combination. No further approvals of any Brivo stockholders are required in connection with the Business Combination.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the closing conditions will be satisfied or that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Crown redeem public shares in an amount that would cause New Brivo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after the consummation of the Convertible Debt Financing, the payment of deferred underwriting commission that Crown is required to pay, and after giving effect to all payments to be made as a result of shareholders of Crown exercising their redemption rights in connection with the Business Combination.

Crown is providing the accompanying proxy statement/prospectus and accompanying proxy card to Crown shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination, and other related business to be considered by Crown shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all Crown shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes thereto and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Crown has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to Crown shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Crown, you should keep in mind that Crown’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting (and, in the case of the Director Election Proposal, only the holders of Class B ordinary shares of Crown will be entitled to vote), vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Each of the Governing Documents Proposals is advisory and not binding, and approval of these proposals is not required in order to consummate the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES (OR A SPECIFIED PORTION OF THEM) ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CONTINENTAL, CROWN’S TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO CONTINENTAL OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Crown’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Richard Chera
Chief Executive Officer and Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [ ⚫ ] and is first being mailed to shareholders on or about [ ⚫ ].

CROWN PROPTECH ACQUISITIONS

667 Madison Avenue, 12th Floor

New York, New York 10065

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON [ ⚫ ]

TO THE SHAREHOLDERS OF CROWN PROPTECH ACQUISITIONS:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Crown PropTech Acquisitions, a Cayman Islands exempted company (“Crown”), will be held at the offices of [•] located at [•], and online via live webcast, at [•], Eastern Time, on [•], 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of Crown directors, officers, employees and shareholders, Crown shareholders are encouraged to attend the extraordinary general meeting virtually via live webcast. To attend and participate in the extraordinary general meeting, Crown shareholders must register at [•], which is referred to in the accompanying joint proxy statement/prospectus as the Crown meeting website. Upon completing their registration, Crown shareholders will receive further instructions via email, including a unique link that will allow Crown shareholders access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that Crown’s entry into that certain Business Combination Agreement, dated as of November 10, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Crown, Crown PropTech Merger Sub I Corp., a Delaware corporation and wholly owned direct subsidiary of Crown (“Merger Sub I”), Crown PropTech Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), and Brivo, Inc., a Nevada corporation (“Brivo”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of Crown as an exempted company in the Cayman Islands and the continuation and domestication of Crown as a corporation in the State of Delaware with the name “Brivo, Inc.,” (i) Merger Sub I will merge with and into Brivo (the “First Merger”), with Brivo as the surviving corporation of the First Merger (the “Surviving Corporation”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity of the Second Merger and, after giving effect to the Second Merger, Merger Sub II will be a wholly owned direct subsidiary of New Brivo, in each case, on the terms and subject to the conditions set forth therein, be confirmed, ratified, adopted and approved in all respects.

•

Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution, that Crown be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware (“DGCL”) and, immediately upon being de-registered in the Cayman Islands, Crown be continued and domesticated as a corporation under the laws of the State of Delaware and, conditioned upon, and with effect from, the registration of Crown as a corporation in the State of Delaware, the name of Crown be changed from “Crown PropTech Acquisitions” to “Brivo, Inc.” be approved.

•

Proposal No. 3—Charter Amendment Proposal—RESOLVED, as a special resolution, that the existing amended and restated memorandum and articles of association of Crown (together, the “Existing Governing Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws”) of “Brivo, Inc.” upon the Domestication, be approved as the certificate of incorporation and bylaws, respectively, of Brivo, Inc., effective upon the effectiveness of the Domestication.

•

Governing Documents Proposals—to consider and vote upon the following four separate resolutions to approve certain features of the Proposed Certificate of Incorporation and Proposed Bylaws (such proposals, collectively, the “Governing Documents Proposals”):

•

Proposal No. 4—Governing Documents Proposal A—RESOLVED, as a non-binding, advisory resolution, that the change in the authorized share capital of Crown from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 500,000,000 shares of Class A common stock, par value $0.0001 per share, of New Brivo (the “New Brivo Class A Common Stock”), (b) 60,000,000 shares of Class B common stock, par value $0.0001 per share, of New Brivo (the “New Brivo Class B Common Stock” and, together with the New Brivo Class A Common Stock, the “New Brivo Common Stock”), and (c) 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Brivo (the “New Brivo Preferred Stock”), be approved.

•

Proposal No. 5—Governing Documents Proposal B—RESOLVED, as a non-binding, advisory resolution, that the authorization to the board of directors of New Brivo (the “New Brivo Board”) to issue any or all shares of New Brivo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Brivo Board and as may be permitted by the DGCL, be approved.

•

Proposal No. 6—Governing Documents Proposal C—RESOLVED, as a non-binding, advisory resolution, that the issuance of shares of New Brivo Class B Common Stock, which will allow holders of New Brivo Class B Common Stock to cast ten votes per share of New Brivo Class B Common Stock, be approved.

•

Proposal No. 7—Governing Documents Proposal D—RESOLVED, as a non-binding, advisory resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other immaterial changes necessary or, as mutually agreed in good faith by Crown and Brivo, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Crown PropTech Acquisitions” to “Brivo, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Brivo’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, be approved.

•

Proposal No. 8—The NYSE Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of the New York Stock Exchange (the “NYSE”) Listing Rule 312.03, the issuance of shares of New Brivo Class A Common Stock and shares of New Brivo Class B Common Stock, be approved.

•

Proposal No. 9—The Incentive Award Plan Proposal—RESOLVED, as an ordinary resolution, that the Brivo, Inc. 2022 Incentive Award Plan, a copy of which is attached to the proxy statement/prospectus as Annex I be adopted and approved.

•

Proposal No. 10—The ESPP Proposal—RESOLVED, as an ordinary resolution, that the Brivo, Inc. 2022 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.

•

Proposal No. 11—The Director Election Proposal—RESOLVED, as an ordinary resolution, that the proposal to elect Dean Drako, Richard Chera, Steve Van Till, [ ⚫ ], [ ⚫ ], [ ⚫ ] and [ ⚫ ], in each case, to serve as directors of New Brivo until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal, be adopted and approved.

•

Proposal No. 12—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Crown shareholders, (B) in order to solicit additional proxies from Crown shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (C) if Crown shareholders redeem an amount of the public shares such that the condition to consummation of the Convertible Debt Financing that Crown hold at least $95.0 million of unrestricted cash and, to the extent a revolving credit facility exists at the closing of the business combination, the unrestricted cash together with the undrawn availability under that facility being at least $115.0 million would not be satisfied, be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Each of the Governing Documents Proposals is advisory and not binding, and approval of these proposals is not required in order to consummate the Business Combination. The Adjournment Proposal is not conditioned on any other proposal.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on [ ⚫ ], 2022 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

The accompanying proxy statement/prospectus and accompanying proxy card is being provided to Crown shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all Crown shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes thereto and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Crown has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to Crown shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Crown, you should keep in mind that Crown’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder of Crown may request that New Brivo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Crown’s transfer agent, in which you (a) request that New Brivo redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)deliver your share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [ ⚫ ], Eastern Time, on [ ⚫ ], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Brivo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Crown’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [ ⚫ ], this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Brivo Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Crown—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

Crown PropTech Sponsor, LLC (the “Sponsor”) and certain shareholders of Crown that collectively with the Sponsor own 6,210,000 Class B ordinary shares of Crown agreed pursuant to that certain Sponsor Letter Agreement, dated as of November 10, 2021, as amended and restated on December 21, 2021 (the “Sponsor Agreement”) to, among other things, (i) with limited exceptions, vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers) and (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to all Class B ordinary shares of Crown, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. As of the date of the accompanying proxy statement/prospectus, the Sponsor and the other Crown shareholders subject to the voting obligations under the Sponsor Agreement collectively own approximately 17.9% of the issued and outstanding ordinary shares. In addition, the Sponsor has agreed that 2,384,000 of the shares of New Brivo Class A Common Stock to be issued to Sponsor in the Domestication in respect of the Class B ordinary shares of Crown held by the Sponsor as of the date of the Sponsor Agreement (such 2,384,000 shares of New Brivo Class A Common Stock, the “Crown Earn-Out Shares”) will be subject to vesting requirements. The Crown Earn-Out Shares will vest in two equal 1,192,000 tranches based on the achievement of post-Closing share price targets of New Brivo Class A Common Stock of $13.00 and $15.00, respectively, in each case, for any 20 trading days within any 30 trading day period commencing at any time after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given achievement metric described above is also achieved if there is a transaction during the relevant period that results in the shares of New Brivo Common Stock being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by the New Brivo board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. The Crown Earn-Out Shares that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of New Brivo or any holder thereof, be forfeited and cancelled for no consideration. Prior to vesting or forfeiture the Crown Earn-Out Shares will, with limited exceptions, be entitled to all rights of other shares of New Brivo Common Stock. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement.

In addition, New Brivo, the Sponsor and certain other stockholders of Crown and Brivo have, pursuant to the Amended and Restated Registration Rights Agreement dated as of November 10, 2021 (the “Amended and Restated Registration Rights Agreement”), agreed to (effective as of the Closing), among other things, (i) subject to certain limited exceptions, certain stockholders of Crown and Brivo will be granted certain customary demand and “piggy-back” registration rights with respect to their shares of New Brivo Class A Common Stock, (ii) Sponsor will be subject to a one-year lock up period for its shares of New Brivo Class A Common Stock, which lockup period will terminate early in the event that the closing price of New Brivo Class A Common Stock on the NYSE equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days following the Closing of the Business Combination and (iii) certain stockholders of Brivo will be subject to a 270-day lock up of their shares of New Brivo Class A Common Stock. See “Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement” in the accompanying proxy statement/prospectus for more information related to the Amended and Restated Registration Rights Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the closing conditions will be satisfied or that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Crown redeem public shares in an amount that would cause New Brivo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after the consummation of the Convertible Debt Financing, the payment of deferred underwriting commission that Crown is required to pay, and after giving effect to all payments to be made as a result of shareholders of Crown exercising their redemption rights in connection with the Business Combination.

The approval of each of the Domestication Proposal and the Charter Amendment Proposal require a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting (and, in the case of the Director Election Proposal, only the holders of Class B ordinary shares will be entitled to vote), vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Each of the Governing Documents Proposals is advisory and not binding, and approval of these proposals is not required in order to consummate the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes hereto and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact [ ⚫ ], our proxy solicitor, by calling [ ⚫ ], or banks and brokers can call collect at [ ⚫ ], or by emailing [ ⚫ ].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Crown PropTech Acquisitions

Richard Chera

Chief Executive Officer and Director

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES (OR A SPECIFIED PORTION OF THEM) ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CONTINENTAL, CROWN’S TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO CONTINENTAL OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Page
ADDITIONAL INFORMATION	ii
TRADEMARKS	ii
SELECTED DEFINITIONS	ii
CERTAIN ASSUMPTIONS	vii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	vii
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF CROWN	x
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	22
COMPARATIVE PER SHARE DATA	24
RISK FACTORS	26
EXTRAORDINARY GENERAL MEETING OF CROWN	80
BUSINESS COMBINATION PROPOSAL	86
DOMESTICATION PROPOSAL	128
CHARTER AMENDMENT PROPOSAL	131
GOVERNING DOCUMENTS PROPOSALS	132
GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	135
GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW BRIVO AT THE NEW BRIVO BOARD’S SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	137
GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF DUAL-CLASS STRUCTURE	139
GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS	141
NYSE PROPOSAL	144
INCENTIVE AWARD PLAN PROPOSAL	146
THE ESPP PROPOSAL	152
DIRECTOR ELECTION PROPOSAL	156
ADJOURNMENT PROPOSAL	158
U.S. FEDERAL INCOME TAX CONSIDERATIONS	159
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	174
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	182
COMPARATIVE SHARE INFORMATION	186
INFORMATION ABOUT CROWN	188
CROWN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	203
INFORMATION ABOUT BRIVO	209
BRIVO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	222
EXECUTIVE AND DIRECTOR COMPENSATION OF BRIVO	239
MANAGEMENT OF NEW BRIVO FOLLOWING THE BUSINESS COMBINATION	243
BENEFICIAL OWNERSHIP OF SECURITIES	248
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	256
DESCRIPTION OF NEW BRIVO SECURITIES	258
SECURITIES ACT RESTRICTIONS ON RESALE OF NEW BRIVO CLASS A COMMON STOCK	272
STOCKHOLDER PROPOSALS AND NOMINATIONS	273
SHAREHOLDER COMMUNICATIONS	274
LEGAL MATTERS	274
EXPERTS	274
ENFORCEABILITY OF CIVIL LIABILITY	274
TRANSFER AGENT AND REGISTRAR	275
WHERE YOU CAN FIND MORE INFORMATION	276
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	1
ANNEX A BUSINESS COMBINATION AGREEMENT	A-1
ANNEX B AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF CROWN	B-1
ANNEX C FORM OF CERTIFICATE OF INCORPORATION OF NEW BRIVO	C-1
ANNEX D FORM OF BYLAWS OF NEW BRIVO	D-1
ANNEX E SPONSOR AGREEMENT	E-1
ANNEX F FORM OF SUBSCRIPTION AGREEMENT	F-1
ANNEX G FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT	G-1
ANNEX H FORM OF STOCKHOLDER SUPPORT AGREEMENT	H-1
ANNEX I FORM OF BRIVO, INC. 2022 INCENTIVE AWARD PLAN	I-1
ANNEX J FORM OF BRIVO, INC. 2022 EMPLOYEE STOCK PURCHASE PLAN	J-1

i

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning Crown, without charge, by written request to Crown PropTech Acquisitions, 667 Madison Avenue, 12th Floor, New York, New York 10065, or by telephone request at (212) 563-6400; or [ ⚫ ], Crown’s proxy solicitor, by calling [ ⚫ ], or banks and brokers can call collect at [ ⚫ ], or by emailing [ ⚫ ] or from the SEC through the SEC website at www.sec.gov.

In order for Crown shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Crown to be held on [ ⚫ ], you must request the information by [ ⚫ ] (five business days prior to the date of the extraordinary general meeting).

TRADEMARKS

This document contains references to trademarks, trade names, and service marks belonging to other entities. Solely for convenience, trademarks, trade names, and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Crown does not intend Crown’s use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us, by any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“Anchor Investor” are to certain funds and accounts managed by BlackRock, Inc.;
•	“Articles of Association” are to the amended and restated articles of association of Crown;
•

“Available Cash” are to the amount of cash held by Crown in the aggregate, including in the trust account, after giving effect to: (i) the exercise of redemption rights by holders of Class A ordinary shares; (ii) the net proceeds that would be received by Crown pursuant to the Convertible Debt Financing; (iii) the payment of all transaction fees and expenses, including the settlement of deferred underwriting fees pursuant to the initial public offering; (iv) the settlement of outstanding principal under a revolving credit facility of Brivo; and (v) cash held on the balance sheet of Brivo;

•	“Brivo” are to Brivo, Inc., a Nevada corporation, prior to the consummation of the Business Combination;
•	“Brivo Board” are to the Board of Directors of Brivo;
•	“Brivo Class A Common Stock” are to the shares of Class A common stock, par value $0.001 per share, of Brivo;
•	“Brivo Class B Common Stock” are to the shares of Class B common stock, par value $0.001 per share, of Brivo;
•	“Brivo Common Stock” are the shares of Brivo Class A Common Stock and the shares of Brivo Class B Common Stock;
•	“Brivo Earn-Out Consideration” are to the consideration payable pursuant to the Business Combination Agreement that will be paid out in the form of Brivo Earn-Out Shares and Brivo Earn-Out RSUs;
•

“Brivo Earn-Out RSUs” are to the earn-out restricted stock units payable to Brivo equity award holders as the Earn-Out Portion (as defined in the Business Combination Agreement) of the consideration payable to such equity award holders;

•

“Brivo Earn-Out Shares” are to the earn-out shares payable to Brivo Stockholders as the Earn-Out Portion (as defined in the Business Combination Agreement) of the consideration payable to such Brivo Stockholder;

•	“Brivo Equityholders” are to the holders of Brivo equity interests;
•	“Brivo Options” are to the options to purchase Brivo Class A Common Stock;
•	“Brivo Preferred Stock” are to the shares of Brivo Series A-1 Preferred Stock and Brivo Series A-2 Preferred Stock;
•	“Brivo RSUs” are to the restricted stock units of Brivo;
•	“Brivo Series A-1 Preferred Stock” are to the shares of Series A-1 preferred stock, par value $0.001 per share, of Brivo;
•	“Brivo Series A-2 Preferred Stock” are to the shares of Series A-2 preferred stock, par value $0.001 per share, of Brivo;
•	“Brivo Stockholders” are to holders of Brivo Common Stock and Brivo Preferred Stock;
•	“Brivo Voting Stockholders” are to EMBUIA LLC, a Nevada limited liability company and DBV Investments, L.P., a Delaware limited partnership;
•	“Business Combination” are to the Domestication, the Mergers and other transactions contemplated by the Business Combination Agreement, collectively, including the Convertible Debt Financing;
•	“Business Combination Agreement” are to that certain Business Combination Agreement, dated as of November 10, 2021, by and among Crown, Merger Sub I, Merger Sub II, and Brivo;
•	“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands;
•

“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of Crown prior to the Domestication, which will automatically convert, on a one-for-one basis, into shares of New Brivo Class A Common Stock in connection with the Domestication, authorized pursuant to the Existing Governing Documents;

•

“Class B ordinary shares” or “founder shares” are to the 6,900,000 Class B ordinary shares, par value $0.0001 per share, of Crown outstanding as of the date of this proxy statement/prospectus consisting of: (i) 5,750,000 Class B ordinary shares that were issued to the Sponsor in a private placement prior to the initial public offering (as defined below), and (ii) 1,150,000 Class B ordinary shares issued pursuant to a dividend of 0.2 of a share of Class B ordinary shares for each share of Class B ordinary shares effected on February 9, 2021, and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New Brivo Class A Common Stock;

•	“Closing” are to the closing of the Business Combination, other than the Domestication;
•	“Closing Date” are to that date on which the Closing shall occur;
•

“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, and the Director Election Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;
•

“Conversion” are to the cancellation and conversion, respectively, of (i) each share of Brivo Series A-1 Preferred Stock into one share of New Brivo Class B Common Stock and (ii) each share of Brivo Series A-2 Preferred Stock into one share of New Brivo Class A Common Stock, in each case, as of immediately prior to the First Effective Time.

●	"Convertible Debt Financing" are to the transactions contemplated by the Subscription Agreements, pursuant to which the Convertible Debt Investors have collectively committed to subscribe for an aggregate of $75.0 million in principal amount of the Convertible Debt Notes to be consummated in connection with the Closing;
●	"Convertible Debt Investors" are to the investors participating in the Convertible Debt Financing, collectively;
●	"Convertible Debt Notes" are to the aggregate $75.0 million in principal amount of New Brivo convertible promissory notes convertible into New Brivo Class A Common Stock at a conversion price of $11.50 per share of New Brivo Class A Common Stock;
•

“COVID-19” or the “COVID-19 pandemic” are to the novel coronavirus (SARS-CoV-2 or COVID-19), and any evolutions, mutations, or variations thereof or any other related or associated public health condition, emergency, epidemics, pandemics, or disease outbreaks;

•	“Crown” are to Crown PropTech Acquisitions, a Cayman Islands exempted company, prior to the consummation of the Domestication;
•	“Crown Board” are to the Crown board of directors;
•	“Crown Earn-Out Shares” are to the 2,384,000 shares of New Brivo Class A Common Stock that the Sponsor has agreed will be subject to vesting requirements under the Support Agreement.
•	“Crown meeting website” are to [ ⚫ ], the Internet address of the extraordinary general meeting;
•	“Crown ordinary shares” are to the Class A ordinary shares and Class B ordinary shares;
•	“Crown Parties” are to Crown, Merger Sub I and Merger Sub II;
•	“Crown shareholders” are to holders of Crown ordinary shares;
•	“Crown Warrant Agreement” are to the warrant agreement, dated February 8, 2021, between Crown and Continental, as warrant agent;
•	“Crown warrantholders” are to holders of Crown warrants (as defined below);
•

“Domestication” are to Crown’s domestication, prior to the Closing, upon the terms and subject to the conditions of the Business Combination Agreement, as a Delaware corporation in accordance with the DGCL and the Cayman Islands Companies Act;

•	“Earn-Out Shares” are to the Brivo Earn-Out Shares and the Crown Earn-Out Shares;
•	“ESPP” are to the Brivo, Inc. 2022 Employee Stock Purchase Plan to be considered for adoption and approval by Crown shareholders pursuant to the ESPP Proposal;
•	“Existing Governing Documents” are to the Memorandum of Association and the Articles of Association;
•

“extraordinary general meeting” are to the extraordinary general meeting of Crown to be held exclusively online via live webcast at [ ⚫ ] Eastern Time, on [ ⚫ ], 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•	“First Effective Time” are to the time at which the First Merger becomes effective;

•

“First Merger” are to the merger of Merger Sub I with and into Brivo pursuant to the Business Combination Agreement, with Brivo as the surviving corporation in the First Merger and, after giving effect to such First Merger, Brivo becoming a wholly owned direct subsidiary of Crown;

•	“Governing Documents Proposals” are to Governing Documents Proposal A, Governing Documents Proposal B, Governing Documents Proposal C and Governing Documents Proposal D;
•	“Incentive Award Plan” are to the Brivo, Inc. 2022 Incentive Award Plan to be considered for adoption and approval by Crown shareholders pursuant to the Incentive Award Plan Proposal;
•	“initial public offering” are to Crown’s initial public offering that was consummated on February 11, 2021;
•	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;
•	“Memorandum of Association” are to the amended and restated memorandum of association of Crown;
•	“Merger Sub I” are to Crown PropTech Merger Sub I Corp., a Delaware corporation and wholly owned direct subsidiary of Crown prior to the consummation of the Business Combination;
•	“Merger Sub II” are to Crown PropTech Merger Sub II LLC., a Delaware limited liability company and wholly owned direct subsidiary of Crown prior to the consummation of the Business Combination;
•	“Mergers” are to the First Merger and Second Merger;
•

“Minimum Available Cash Condition” are to the condition pursuant to the Business Combination Agreement that the amount of cash held by Crown in the aggregate, including in the trust account, after giving effect to (i) the exercise of redemption rights by holders of Class A ordinary shares and (ii) the amount of gross proceeds received by Crown pursuant to the Convertible Debt Financing, be greater than or equal to $75.0 million;

•

“Minimum Unrestricted Cash Condition” are to the condition pursuant to the Convertible Debt Financing that at Closing the Available Cash shall be greater than or equal to $95.0 million and, to the extent a revolving credit facility exists at Closing, the Available Cash together with the undrawn ability under that facility being at least $115.0 million;

•	“New Brivo” are to Brivo, Inc., a Delaware corporation (f.k.a. Crown PropTech Acquisitions) upon and after the Domestication;
•	“New Brivo Board” are to the board of directors of New Brivo;
•	“New Brivo Class A Common Stock” are to the shares of Class A common stock, par value $0.0001 per share, of New Brivo;
•	“New Brivo Class B Common Stock” are to the shares of Class B common stock, par value $0.0001 per share, of New Brivo;
•	“New Brivo Common Stock” are to the shares New Brivo Class A Common Stock and New Brivo Class B Common Stock;
•	“New Brivo Options” are to the options to purchase New Brivo Class A Common Stock;
•	“New Brivo Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of New Brivo;

v

•

“New Brivo Private Warrants” are to private placement warrants issued in private placements simultaneously with the closing of the initial public offering that will be exercisable for shares of New Brivo Class A Common Stock after the Closing;

•	“New Brivo Public Warrants” are to warrants included in the public units issued in the initial public offering that will be exercisable for shares of New Brivo Class A Common Stock after the Closing;
•	“New Brivo RSUs” are to the restricted stock units of New Brivo;
•	“NYSE” are to the New York Stock Exchange;
•	“ordinary shares” are to Crown Class A ordinary shares and Class B ordinary shares;
•

“private placement warrants” are to the 5,013,333 private placement warrants outstanding as of the date of this proxy statement/prospectus that were issued to and held by the Sponsor and certain funds and accounts managed by subsidiaries of BlackRock, Inc. in private placements simultaneously with the closing of the initial public offering, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

•	“pro forma” are to giving pro forma effect to the Business Combination, including the Mergers and the Convertible Debt Financing;
•	“Promissory Note” are to a loan by Richard Chera to Crown that is up to an aggregate principal amount of $1,500,000 and that may be converted into warrants at a price of $1.50 per warrant;
•	“Promissory Note Warrants” are to warrants that would be issued if the Promissory Note is converted into warrants;
•	“Proposed Bylaws” are to the proposed bylaws of New Brivo to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;
•	“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Brivo to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;
•	“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;
•	“public shareholders” are to holders of public shares, whether acquired in the initial public offering or acquired in the secondary market;
•	“public shares” are to the currently outstanding 27,600,000 Class A ordinary shares of Crown, whether acquired in Crown’s initial public offering or acquired in the secondary market;
•	“public warrants” are to the currently outstanding 9,200,000 redeemable warrants to purchase Class A ordinary shares of Crown that were issued by Crown in the initial public offering;
•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;
•	“SEC” are to the U.S. Securities and Exchange Commission;
•	“Second Effective Time” are to the time at which the Second Merger becomes effective;

•

“Second Merger” are to the merger of the Surviving Corporation with and into Merger Sub II pursuant to the Business Combination Agreement, with Merger Sub II as the surviving entity in the Second Merger and, after giving effect to such Second Merger, Merger Sub II being a wholly owned direct subsidiary of Crown;

•	“Securities Act” are to the Securities Act of 1933, as amended;
•	“Sponsor” are to Crown PropTech Sponsor, LLC, a Cayman Islands limited liability company;
•

“Sponsor Agreement” are to the Sponsor Letter Agreement, dated as of November 10, 2021, entered into by Brivo, the Sponsor, Crown, RBC Capital Markets, LLC as representative of the several Underwriters named therein, the Insiders (as defined therein) and the Holders (as defined therein), as amended and restated on December 21, 2021;

•	“Subscription Agreements” are to the subscription agreements, entered into by Crown and each of the Convertible Debt Investors in connection with the Convertible Debt Financing;
•	“Surviving Corporation” means the corporation surviving the First Merger as a wholly owned subsidiary of Crown;
•	“Surviving Entity” means the entity surviving the Second Merger as a wholly owned subsidiary of Crown;
•	“transfer agent” are to Continental, Crown’s transfer agent;
•

“trust account” are to the account established by Crown for the benefit of its public shareholders pursuant to the Investment Management Trust Agreement, dated as of February 8, 2021, by and between Crown and Continental;

•

“units” are to the units of Crown, each unit representing one Class A ordinary share and one-third of one warrant to acquire one Class A ordinary share, that were offered and sold by Crown in the initial public offering; and

•	“warrants” are to the public warrants and the private placement warrants.

CERTAIN ASSUMPTIONS

Unless otherwise specified, the voting and economic interests of stockholders of New Brivo set forth in this proxy statement/prospectus (i) assume that no public shareholders elect to have their public shares redeemed in connection with the business combination, (ii) take into account all Earn-Out Shares, (iii) assume that all currently unvested New Brivo RSUs have vested or been terminated and the shares of New Brivo Common Stock underlying such New Brivo RSUs will have been issued and (iv) do not take into account (a) shares issuable on exercise of New Brivo Public Warrants, New Brivo Private Warrants or Promissory Note Warrants or on conversion of Convertible Debt Notes or (b) shares issuable under New Brivo Options or Brivo Earn-Out RSUs.

Crown assumes that it will need to meet the Minimum Unrestricted Cash Condition and access the proceeds from the sale of Convertible Debt Notes to meet the Minimum Available Cash Condition and consummate the Business Combination. However, Brivo may waive the Minimum Available Cash Condition at its option. See “Risk Factors— If Crown cannot satisfy the Minimum Unrestricted Cash Condition set forth in the Subscription Agreements and the Convertible Debt Investors do not waive such closing condition, Crown will not be able to meet the Minimum Available Cash Condition set forth in the Business Combination Agreement. However, Brivo may waive the Minimum Available Cash Condition, in which case Crown will be obligated to complete the Business Combination without the proceeds from the Convertible Debt Financing. If Brivo waives such closing condition, New Brivo’s ability to operate its business, execute its plans to meet its projections post-Closing of the Business Combination will be adversely affected and New Brivo will have to raise additional capital to continue its operation.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding Crown or Crown’s management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future, including, without limitation, those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Brivo has been provided by Brivo and its respective management, and forward-looking statements include statements relating to Crown’s and Brivo’s management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future, including, without limitation, those relating to the Business Combination. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example and without limitation, statements about:

•	Crown’s ability to complete the Business Combination with Brivo and the timing thereof or, if Crown does not consummate such Business Combination, any other initial business combination;
•

satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by Crown shareholders of the Condition Precedent Proposals being obtained; (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Business Combination Agreement; (iii) Crown having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the Convertible Debt Financing; (iv) the Minimum Available Cash Condition; (v) the approval by the NYSE of New Brivo’s continued listing application in connection with the Business Combination; and (vi) the consummation of the Domestication;

•	satisfaction or waiver of the conditions to the Convertible Debt Financing including, among others, the Minimum Unrestricted Cash Condition;
•	Brivo’s financial and business performance following the Business Combination, including Brivo’s financial projections and business metrics;
•	changes in Brivo’s strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;
•	the implementation, market acceptance and success of Brivo’s products and technology in the cloud-based access control and smart building industry and in potential new growth opportunities;
•	demand for Brivo’s products and the drivers of that demand;
•	Brivo’s estimated total addressable market and other industry projections, including with respect to additional potential new growth opportunities, and Brivo’s projected market share;
•

competition in Brivo’s industry, the advantages of Brivo’s products and technology over competing products and technology existing in the market, and competitive factors including with respect to technological capabilities, cost and scalability;

•	Brivo’s ability to scale in a cost-effective manner and maintain and expand its manufacturing relationships;
•	Brivo’s ability to enter into supply agreements with customers, the terms of those agreements, and customers’ utilization of Brivo’s products and technology;
•	Brivo’s expected production timeline for its products;
•	developments and projections relating to Brivo’s competitors and industry;

•

Brivo’s expectations regarding its ability to effectively obtain, maintain, protect and enforce its intellectual property and proprietary rights and not infringe, misappropriate or otherwise violate the intellectual property and proprietary rights of others;

•	Brivo’s ability to comply with privacy, data protection and cybersecurity laws, rules, regulations, industry standards, contractual obligations and other legal requirements;
•	Brivo’s ability to operate without experiencing security breaches of, technical difficulties with or interruptions to, its products and technology;
•	expectations regarding the time during which New Brivo will be an emerging growth company under the JOBS Act;
•	Brivo’s future capital requirements and sources and uses of cash;
•	Brivo’s ability to obtain funding for its operations;
•	Brivo’s business, expansion plans and opportunities;
•	anticipated financial performance, including gross margin, and the expectation that New Brivo’s future results of operations will fluctuate on a quarterly basis for the foreseeable future;
•	expected capital expenditures, cost of revenue and other future expenses, and the sources of funds to satisfy the liquidity needs of New Brivo;
•	the expected U.S. federal income tax impact of the Business Combination;
•	the outcome of any known and unknown litigation and regulatory proceedings;
•	the effect of COVID-19 on the foregoing, including Crown’s ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and
•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on Crown’s current expectations and beliefs concerning future developments and their potential effects on Crown and/or Brivo. There can be no assurance that future developments affecting Crown and/or Brivo will be those that Crown has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of Crown or Brivo), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described herein under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Crown’s assumptions prove incorrect, actual results may vary in material respects from those referenced in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Crown considers immaterial or which are unknown. It is not possible to predict or identify all such risks. Crown undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Before any Crown shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such Crown shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Crown and/or Brivo.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF CROWN

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Crown shareholders. Crown urges Crown shareholders to read this proxy statement/prospectus, including the Annexes hereto and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held exclusively online via live webcast at [ ⚫ ], Eastern Time, on [ ⚫ ], 2022.

Q:	Why am I receiving this proxy statement/prospectus?
A:

Crown shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Closing, (i) promptly following the consummation of the Domestication and the Conversion, Merger Sub I will merge with and into Brivo, with Brivo as the surviving corporation of the First Merger , and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity of the Second Merger and, after giving effect to the Second Merger, Merger Sub II will be a wholly owned direct subsidiary of New Brivo. The Domestication will occur on the day prior to the Business Combination.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety. This proxy statement/prospectus includes descriptions of the Business Combination Agreement and particular provisions therein. These descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Business Combination Agreement.

The approval of each of the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting (and, in the case of the Director Election Proposal, only the holders of Class B ordinary shares will be entitled to vote), vote at the extraordinary general meeting, and each of the Domestication Proposal and the Charter Amendment Proposal require a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of Crown being asked to vote upon?
A:	At the extraordinary general meeting, Crown is asking holders of its ordinary shares to consider and vote upon twelve separate proposals:
•	a proposal to approve and adopt by ordinary resolution the Business Combination Agreement, including the Mergers, and the transactions contemplated thereby (the “Business Combination Proposal”);
•	a proposal to approve by special resolution the Domestication (the “Domestication Proposal”);
•	a proposal to approve by special resolution the adoption and approval of the Proposed Governing Documents (the “Charter Amendment Proposal”);

x

•	the following four separate proposals to approve by non-binding, advisory resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:
•

to authorize the change in the authorized share capital of Crown from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Brivo Class A Common Stock, 60,000,000 shares of New Brivo Class B Common Stock, and 10,000,000 shares of New Brivo Preferred Stock (the “Governing Documents Proposal A”);

•

to authorize the New Brivo Board to issue any and all shares of New Brivo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Brivo Board and as may be permitted by the DGCL (the “Governing Documents Proposal B”);

•

to authorize the issuance of shares of New Brivo Class B Common Stock, which will allow holders of New Brivo Class B Common Stock to cast ten votes per share of New Brivo Class B Common Stock (the “Governing Documents Proposal C”); and

•

to amend and restate the Existing Governing Documents and authorize all other immaterial changes necessary or, as mutually agreed in good faith by Crown and Brivo, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents as part of the Domestication (the “Governing Documents Proposal D”);

•

a proposal to approve by ordinary resolution the issuance of shares of New Brivo Class A Common Stock and shares of New Brivo Class B Common Stock in connection with the Business Combination and the Convertible Debt Financing in compliance with the NYSE Listing Rules (the “NYSE Proposal”);

•	a proposal to approve and adopt by ordinary resolution the Incentive Award Plan (the “Incentive Award Plan Proposal”);
•	a proposal to approve and adopt by ordinary resolution the ESPP (the “ESPP Proposal”);
•	a proposal to elect the directors to the New Brivo Board (the “Director Election Proposal”); and
•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

If Crown shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Charter Amendment Proposal,” “Governing Documents Proposals,” “NYSE Proposal,” “Incentive Award Plan Proposal,” “ESPP Proposal,” “Director Election Proposal,” and “Adjournment Proposal.”

Crown will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Crown should read it carefully and in its entirety.

After careful consideration, the Crown Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, each of the Governing Documents Proposals, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the

Adjournment Proposal are in the best interests of Crown and Crown shareholders and unanimously recommends that Crown shareholders vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is in the best interests of Crown and Crown shareholders and what he or she or they may believe is best for himself or herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a Crown shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is Crown proposing the Business Combination?
A:

Crown is a blank check company incorporated on September 24, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Although Crown may pursue an acquisition opportunity in any business, industry, sector, or geographical location for purposes of consummating an initial business combination, Crown has focused on companies that provide technological innovation to the broader real estate ecosystem. Crown is not permitted under the Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.

Crown has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. Crown has sought a target that it believes:

•	provides technology or technology-enabled solutions for individuals, government or commercial entities participating in the real estate ecosystem;
•	has a vision guided by environmental, equitable and societal principles and embraces these values in its business operations;
•

is well-positioned to expand into multiple industry verticals based on the fundamentals that the technology platform offers, positioning Crown for significant long-term growth opportunities beyond serving a niche market;

•	has established growing revenue streams and clearly demonstrated economies of scale, with demonstrated resiliency;
•	has an established and growing customer base that has products or solutions that are superior to its competitors;
•	has strong business fundamentals underpinned by attractive key metrics;
•	has a world-class management team that can operate under the public domain with robust corporate governance and reporting policies in place;
•

can benefit from being public and can effectively utilize the broader access to capital to pursue accretive acquisitions and/or high-return capital projects and can manage the balance sheet with a disciplined, capital efficient approach;

•	has unrecognized value or other attributes that have been under-evaluated by the market based on Crown’s company-specific analysis and due diligence review; and
•

has significant embedded or underexploited expansion opportunities that would benefit from Crown’s ability to drive improvements in the company’s processes, strategy, product or service offerings and geographical presence.

Based on its due diligence investigations of Brivo and the industry in which it operates, including the financial and other information provided by Brivo in the course of negotiations, the Crown Board believes that Brivo meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal—The Crown Board’s Reasons for the Business Combination.”

Although the Crown Board believes that the Business Combination with Brivo presents an attractive business combination opportunity and is in the best interests of Crown and Crown shareholders, the Crown Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal—The Crown Board’s Reasons for the Business Combination” and “Risk Factors—Risks Related to Brivo and New Brivo Business Following the Business Combination.”

Q:	Did the Crown Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A:

No. The Crown Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Crown’s management and the members of the Crown Board have substantial experience in evaluating the operating and financial merits of companies similar to Brivo and concluded that their experience and backgrounds, together with the experience and expertise of the Company’s advisors and Crown’s due diligence investigation of Brivo, enabled them to make the necessary analyses and determinations regarding the Business Combination.

Crown engaged RBC Capital Markets, LLC (“RBCCM”) as financial advisor to help with evaluation of potential targets, assessment of transaction structures and negotiation of the transaction and RBCCM presented to the Crown Board certain operating and financial benchmarking materials (the “RBCCM Materials”), as more fully described in the section entitled “Business Combination Proposal—Materials of Crown’s Financial Advisor.”

Q:	What will Brivo’s equityholders receive in return for the Business Combination with Crown?
A:

Immediately prior to the Closing, (i) each share of Brivo Series A-1 Preferred Stock will be canceled and converted into one share of Brivo Class B Common Stock and (ii) each share of Brivo Series A-2 Preferred Stock will be canceled and converted into one share of Brivo Class A Common Stock.

On the date of Closing, promptly following the consummation of the Conversion, (a) Merger Sub I will merge with and into Brivo, with Brivo as the surviving corporation of the First Merger , and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity of the Second Merger and, after giving effect to the Second Merger, Merger Sub II will be a wholly owned direct subsidiary of New Brivo, and (b) in accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, based on (i) an implied equity value of $800 million plus approximately $2 million representing the aggregate exercise price of vested Brivo Options and (ii) a $10.00 per share price for New Brivo Common Stock, (A) subject to the following paragraph, each share of Brivo Class A Common Stock (excluding dissenting shares and after giving effect to the Conversion) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of the New Brivo Class A Common Stock, as determined pursuant to the Share Conversion Ratio, (B) subject to the following paragraph, each share of Brivo Class B Common Stock (excluding dissenting shares and after giving effect to the Conversion) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of New Brivo Class B Common Stock, as determined pursuant to the Share Conversion Ratio, (C) subject to the following paragraph, each Brivo RSU (whether vested or unvested, although only the vested restricted stock units will be taken into account in calculating the Share Conversion Ratio) will be assumed by New Brivo and converted into a comparable New Brivo RSU based on the Share Conversion Ratio and (D) subject to the following paragraph, each Brivo Option (whether vested or unvested, although only the vested options will be taken into account in calculating the Share Conversion Ratio) will be assumed by New Brivo and converted into a New Brivo Option (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code).

A portion of the consideration payable under the prior paragraph will be paid: (i) in the case of consideration payable to Brivo Stockholders, in the form of Brivo Earn-Out Shares and (ii) in the case of consideration payable to Brivo equity award holders, in the form of Brivo Earn-Out RSUs. The Brivo Earn-Out Consideration consists of 8,500,000 shares of New Brivo Common Stock (including the shares of New Brivo Common Stock underlying the Brivo Earn-Out RSUs). The Brivo Earn-

Out Consideration will vest in two equal 4,250,000 tranches based on the achievement of post-Closing share price targets of New Brivo Class A Common Stock of $13.00 and $15.00, respectively, in each case, for any 20 trading days within any 30 trading day period commencing at any time after 180 days after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given achievement metric described above will also be achieved if there is a transaction during the relevant period that results in the shares of New Brivo Common Stock being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by the New Brivo board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. Brivo Earn-Out Consideration that has not vested by the fifth anniversary of the Closing Date shall, automatically and without further action on the part of New Brivo or any holder thereof, be forfeited and cancelled for no consideration. Brivo Earn-Out RSUs will also be forfeited if the employment of the relevant employee terminates prior to the vesting date of the underlying equity award. Prior to vesting or forfeiture, the Brivo Earn-Out Shares will, with limited exceptions, be entitled to all rights of other shares of New Brivo Common Stock, and the Brivo Earn-Out RSUs will be entitled to payments equivalent to the dividends that would have been paid on the shares underlying those Brivo Earn-Out RSUs.

The total number of shares of New Brivo Common Stock to be issued pursuant to the prior two paragraphs (including the shares underlying the vested New Brivo RSUs, the vested New Brivo Options and the Brivo Earn-Out RSUs, but excluding the shares underlying the unvested New Brivo RSUs and the unvested New Brivo Options) will be approximately 80,200,000. As of the anticipated Closing Date, it is expected that all unvested New Brivo RSUs will have vested or been terminated and there will be approximately 992,000 shares of New Brivo Common Stock underlying the unvested New Brivo Options.

Q:	How will the combined company be managed following the Business Combination?
A:

Following the Closing, it is expected that the current management of Brivo will become the management of New Brivo, and the New Brivo Board will consist of seven directors. If the Director Election Proposal is approved, the New Brivo Board will consist of Dean Drako, Richard Chera, Steve Van Till, [ ⚫ ], [ ⚫ ], [ ⚫ ] and [ ⚫ ]. Please see the section entitled “Management of New Brivo Following the Business Combination” and “Director Election Proposal” for further information.

Q:	What equity stake will current Crown shareholders and current equityholders of Brivo hold in New Brivo immediately after the consummation of the Business Combination?
A:

As of the date of this proxy statement/prospectus, there are (i) 27,600,000 Class A ordinary shares outstanding underlying units issued in the initial public offering and (ii) 6,900,000 Class B ordinary shares outstanding, 5,960,000 of which are held by the Sponsor. As of the date of this proxy statement/prospectus, there are 5,013,333 private placement warrants outstanding (4,010,667 of which are held by the Sponsor) and 9,200,000 public warrants outstanding. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Brivo Class A Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Crown’s outstanding public shares are redeemed in connection with the Business Combination), Crown’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 48,713,333 ordinary shares.

The following table illustrates varying estimated ownership levels in New Brivo immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Share Ownership in New Brivo(1)
	No Redemptions	50% Redemptions(2)	Maximum Redemptions(3)
	Percentage of	Percentage of	Percentage of
	Outstanding Shares	Outstanding Shares	Outstanding Shares

Crown Shareholders (other than the Sponsor and the Other Initial Crown Shareholders)	25.2%	14.4%	7.7%
Sponsor and the Other Initial Crown Shareholders(4)	6.3%	7.2%	7.7%
Brivo Class A Shareholders	14.8%	16.9%	18.2%
Brivo Class B Shareholders	53.8%	61.5%	66.3%

(1)

Estimated as of December 31, 2021. Percentages may not add to 100% due to rounding. Based on shares that would be outstanding at the time and therefore (i) includes all Earn-Out Shares, (ii) assumes that all currently unvested New Brivo RSUs have vested or been terminated and the shares of New Brivo Common Stock underlying such New Brivo RSUs will have been issued and (iii) does not include (a) shares issuable on exercise of New Brivo Public Warrants, New Brivo Private Warrants or Promissory Note Warrants or on conversion of Convertible Debt Notes or (b) shares issuable under New Brivo Options or Brivo Earn-Out RSUs.

(2)

Assumes that 13,800,000 outstanding public shares (being 50% of the maximum number of public shares that could be redeemed in connection with the Business Combination) are redeemed in connection with the Business Combination.

(3)

Assumes that 20,700,000 outstanding public shares (being 75% as our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination while still satisfying the Minimum Unrestricted Cash Condition based on a per share redemption price of $10.00 per share) are redeemed in connection with the Business Combination. For purposes of determining the satisfaction of the Minimum Unrestricted Cash Condition, assumes that Brivo’s cash immediately prior to Closing is approximately $1.7 million, the net proceeds from the Convertible Debt Financing is $69.7 million, the Brivo debt that will be repaid at Closing is $12.0 million and the transaction fees and expenses paid at Closing will be $33.4 million (which does not include the approximately $5.4 million of fees and expenses in connection with the Convertible Debt Financing, including $2.3 million in original issue discount on the Convertible Debt Notes, as that $5.4 million amount is taken into account in the calculation of the net proceeds from the Convertible Debt Financing referenced above).

(4)

Total of 6,900,000 outstanding founder shares includes 5,960,000 founder shares held by the Sponsor, 690,000 founder shares held by the Anchor Investor, an aggregate of 200,000 founder shares held by Crown’s four independent directors and an aggregate of 50,000 founder shares held by two of Crown’s advisors (together with the Anchor Investor and Crown’s four independent directors, the “Other Initial Crown Shareholders”).

For further details, see “Business Combination Proposal—Consideration to Brivo Equityholders in the Business Combination.”

Furthermore, subject to the approval by the Crown shareholders of the Business Combination Proposal, the Domestication Proposal and the Charter Amendment Proposal, Crown will, in connection with the Domestication, adopt a dual-class stock structure comparable to the one that is currently in effect at Brivo, comprised of New Brivo Class A Common Stock, which will carry one vote per share, and New Brivo Class B Common Stock, which will carry ten votes per share. Upon the Closing, all stockholders of Brivo will hold only shares of New Brivo Class A Common Stock, except for the current holder of Brivo Class B common stock and Brivo Series A-1 preferred stock, which holder will hold shares of New Brivo Class B Common Stock. That holder is an affiliate of Dean Drako, the Chairman of Brivo. Immediately after the Closing that holder will own approximately 53.8% of the shares of New Brivo Common Stock and be entitled to cast approximately 92.1% of the votes entitled to be cast by all holders of New Brivo Common Stock, in each case, assuming no redemptions by Crown shareholders in connection with the Business Combination.

The New Brivo Class B Common Stock will be subject to, among other things, (i) automatic conversion to New Brivo Class A Common Stock upon any transfer of given shares of New Brivo Class B Common Stock (except for certain permitted transfers), (ii) automatic conversion of all New Brivo Class B Common Stock upon the 10th anniversary of the Closing Date (the “New Brivo Class B Common Stock Term”) (provided, that the New Brivo Class B Common Stock Term shall be extended by an additional five years and expire on the 15th anniversary of the Closing Date in the event that the stock price of New Brivo Class A Common Stock equals or exceeds $15.00 per share on any 20 trading days (which may be consecutive or not consecutive) within any consecutive 30 trading day period that begins at any time after 180 days after the Closing Date and ends on or prior to the five year anniversary of the Closing Date) and (iii) automatic conversion of all New Brivo Class B Common Stock if Dean Drako and certain related persons cease to own at least 20% in the aggregate of the New Brivo Common Stock. The New Brivo Class B Common Stock will be entitled to the same dividends as and will rank equally to the New Brivo Class A Common Stock upon any liquidation. See “Description of New Brivo Securities—Common Stock—New Brivo Class B Common Stock.”

Q:	What percentage of voting power will current Crown shareholders and current equityholders of Brivo hold in New Brivo immediately after the consummation of the Business Combination?
A:

The following table illustrates the estimated voting power in New Brivo immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Voting Power in New Brivo(1)
	No Redemptions	50% Redemptions(2)	Maximum Redemptions(3)
	Percentage of	Percentage of	Percentage of
	Outstanding Shares	Outstanding Shares	Outstanding Shares

Crown Shareholders (other than the Sponsor and the Other Initial Crown Shareholders)	4.3%	2.2%	1.1%
Sponsor and the Other Initial Crown Shareholders (4)	1.1%	1.1%	1.1%
Brivo Class A Stockholders(5)	2.5%	2.6%	2.6%
Brivo Class B Stockholders(5)	92.1%	94.1%	95.2%

(1)

Estimated as of December 31, 2021. Percentages may not add to 100% due to rounding. Based on shares that would be outstanding at the time and therefore (i) includes all Earn-Out Shares, (ii) assumes that all currently unvested New Brivo RSUs have vested or been terminated and the shares of New Brivo Common Stock underlying such New Brivo RSUs will have been issued and (iii) does not include (a) shares issuable on exercise of New Brivo Public Warrants, New Brivo Private Warrants or Promissory Note Warrants or on conversion of Convertible Debt Notes or (b) shares issuable under New Brivo Options or Brivo Earn-Out RSUs.

(2)

Assumes that 13,800,000 outstanding public shares (being 50% of the maximum number of public shares that could be redeemed in connection with the Business Combination) are redeemed in connection with the Business Combination.

(3)

Assumes that 20,700,000 outstanding public shares (being 75% as our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination while still satisfying the Minimum Unrestricted Cash Condition based on a per share redemption price of $10.00 per share) are redeemed in connection with the Business Combination. For purposes of determining the satisfaction of the Minimum Unrestricted Cash Condition, assumes that Brivo’s cash immediately prior to Closing is approximately $1.7 million, the net proceeds from the Convertible Debt Financing is $69.7 million, the Brivo debt that will be repaid at Closing is $12.0 million and the transaction fees and expenses paid at Closing will be $33.4 million (which does not include the approximately $5.4 million of fees and expenses in connection with the Convertible Debt Financing, including $2.3 million in original issue discount on the Convertible Debt Notes, as that $5.4 million amount is taken into account in the calculation of the net proceeds from the Convertible Debt Financing referenced above).

(4)

Total of 6,900,000 outstanding founder shares includes 5,960,000 founder shares held by the Sponsor, 690,000 founder shares held by the Anchor Investor, an aggregate of 200,000 founder shares held by Crown’s four independent directors and an aggregate of 50,000 founder shares held by two of Crown’s advisors.

(5)	Each share of New Brivo Class B Common Stock will have ten votes per share, while each share of New Brivo Class A Common Stock will have one vote per share.

Following the Closing, Dean Drako and certain of his affiliated entities will own all of the outstanding New Brivo Class B Common Stock and, therefore, will control a majority of the voting power of the outstanding New Brivo Common Stock. As a result, New Brivo will be a “controlled company” within the meaning of the corporate governance standards of the NYSE, which status permits New Brivo to elect not to comply with certain corporate governance requirements as further described herein.

Q:	What will happen in connection with the Domestication?
A:

In connection with the Domestication, on the day prior to the Closing Date: (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share will be converted into one share of New Brivo Class A Common Stock; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares will automatically represent the right to purchase one share of New Brivo Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Crown Warrant Agreement; (iii) the governing documents of Crown will be amended and restated and become the certificate of incorporation and the bylaws of New Brivo, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively; and (iv) Crown’s name will change to “Brivo, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Crown that has not been previously separated into the underlying Class A ordinary shares of Crown and the underlying warrants of Crown prior to the Domestication will be canceled and will entitle the holder thereof to one share of New Brivo Class A Common Stock and one-third of one warrant representing the right to purchase one share of New Brivo Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Crown Warrant Agreement. See “Domestication Proposal.” Crown will not effect the Domestication unless it is satisfied that the Closing will occur on the following day.

Q:	Why is Crown proposing the Domestication?
A:

The Crown Board believes that there are significant advantages to Crown that will arise as a result of a change of its domicile to Delaware. Further, the Crown Board believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Crown Board believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of Crown and the Crown shareholders, including, (i) the prominence, predictability, and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance, and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, Crown will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which Crown will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the Closing under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker nonvotes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What amendments will be made to the current constitutional documents of Crown?
A:

The Closing is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Crown shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace the Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)

The share capital under the Existing Governing Documents is US$22,100 divided into 200,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share, and 1,000,000 preference shares of par value US$0.0001 per share.

The Proposed Governing Documents authorize 500,000,000 shares of New Brivo Class A Common Stock, 60,000,000 shares of New Brivo Class B Common Stock, and 10,000,000 shares of New Brivo Preferred Stock.

	See paragraph 5 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights, and preferences as may be determined from time to time by the Crown Board. Accordingly, the Crown Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting, or other

The Proposed Governing Documents authorize the New Brivo Board to issue any or all authorized shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof, as the New Brivo Board may determine.

	Existing Governing Documents	Proposed Governing Documents
rights, provided that the issuance of such preference shares does not materially adversely affect the rights attached to the other shareholders of Crown.

	See paragraph 5 of the Memorandum of Association and Articles 3 and 10 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.

Voting Rights of Common Stock (Governing Documents Proposal C)

The Existing Governing Documents provide that the holders of each ordinary share of Crown is entitled to one vote for each share on each matter properly submitted to the Crown shareholders entitled to vote (other than the appointment or removal of directors, in which case, only the holders of Class B ordinary shares of Crown are entitled to vote).

The Proposed Governing Documents provide that holders of shares of New Brivo Class A Common Stock will be entitled to cast one vote per share of New Brivo Class A Common Stock, and holders of shares of New Brivo Class B Common Stock will be entitled to cast ten votes per share of New Brivo Class B Common Stock on each matter properly submitted to the stockholders entitled to vote.

	See Article 23 of Crown’s Articles of Association.	See Article IV subsection C of the Proposed Certificate of Incorporation.

Corporate Name (Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “Crown PropTech Acquisitions”.	The Proposed Governing Documents will provide that the name of the corporation will be “Brivo, Inc.”

	See paragraph 1 of Crown’s Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Governing Documents Proposal D)

The Existing Governing Documents provide that if Crown does not consummate a business combination (as defined in the Existing Governing Documents) by February 11, 2023 (twenty-four months after the closing of the initial public offering), Crown will cease all operations except for the purposes of winding up and will redeem the shares issued in the initial public offering and liquidate its trust account.

The Proposed Governing Documents do not include any provisions relating to New Brivo’s ongoing existence; the default under the DGCL will make New Brivo’s existence perpetual.
See Article 49 of Crown’s Articles of Association.This is the default rule under the DGCL.
Exclusive Forum (Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act.

See Article VIII of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to Crown’s status as a blank check company prior to the consummation of a business combination.

The Proposed Governing Documents do not include such provisions related to Crown’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as Crown will cease to be a blank check company at such time.

See Article 49 of Crown’s Amended and Restated Articles of Association.

Q:	How will the Domestication affect my ordinary shares, warrants, and units?
A:

In connection with the Domestication, on the day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of Crown will convert automatically, on a one-for-one basis, into shares of New Brivo Class A Common Stock, (ii) each issued and outstanding warrant to purchase Class A ordinary shares of Crown will convert automatically into a warrant to acquire New Brivo Class A Common Stock in the same form and on the same terms and conditions as the converted Crown warrant, and (iii) each issued and outstanding unit of Crown that has not been previously separated into the underlying Class A ordinary share of Crown and underlying Crown warrant upon the request of the holder thereof prior to the Domestication will be canceled and will entitle the holder thereof to one share of New Brivo Class A Common Stock and one-third of one warrant representing the right to purchase one share of New Brivo Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Crown Warrant Agreement. See “Domestication Proposal.”

Q:	What are the U.S. federal income tax consequences of the Domestication Proposal?
A:

The Domestication should constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”). Assuming that the domestication so qualifies, the following summarizes the consequences to U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) of the Domestication:

•

Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who does not own actually and/or constructively 10% or more of the total combined voting power of all classes of Crown shares entitled to vote or 10% or more of the total value of all classes of Crown shares (that is, who is not a “10% shareholder”) will not recognize any gain or loss and will not be required to include any part of Crown’s earnings in income.

•

Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% shareholder will generally recognize gain (but not loss) on the deemed receipt of New Brivo Class A Common Stock in the Domestication. As an alternative to recognizing gain as a result of the Domestication, such U.S. Holder may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the regulations promulgated under the Code (the “Treasury Regulations”) under Section 367 of the Code) attributable to its Class A ordinary shares provided certain other requirements are satisfied.

•

Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares who on the date of the Domestication is a 10% shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Class A ordinary shares provided certain other requirements are satisfied.

•

As discussed further under “U.S. Federal Income Tax Considerations” below, Crown believes that it is (and has been) treated as a PFIC for U.S. federal income tax purposes. In the event that Crown is (or in some cases has been) treated as a PFIC, notwithstanding the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the Domestication unless the U.S. Holder makes (or has made) certain elections discussed further under “U.S. Federal Income Tax Considerations—The Domestication.” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final

Treasury Regulations under Section 1291(f) of the Code will be adopted. Further, it is not clear how any such regulations would apply to the warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.” Each U.S. Holder of Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules to the exchange of Crown Class A ordinary shares for New Brivo Class A Common Stock and Crown warrants for New Brivo warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such Non-U.S. Holder’s New Brivo Class A Common Stock subsequent to the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.”

Q:	Do I have redemption rights?
A:

If you are a holder of public shares, you have the right to request that Crown redeems all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

The private shares, including the private shares held by the Sponsor, are not entitled to redemption rights.

Q:	How do I exercise my redemption rights?
A:	If you are a public shareholder and wish to exercise your right to redeem all or a portion of your public shares, you must:

(i)(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)submit a written request to Continental, Crown’s transfer agent, in which you (a) request that Crown redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

(iii)deliver your share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [ ⚫ ], Eastern Time, on [ ⚫ ], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the Closing including interest earned on the funds held in the trust account and not previously released to Crown (net of taxes payable). For illustrative purposes, as of [ ⚫ ], this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of Crown’s creditors, if any, which could have priority over the claims of Crown shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Public shareholders may elect to redeem their public shares, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Whether any particular Crown shareholder votes, and if any particular Crown shareholder does vote irrespective of how such Crown shareholder votes, on any proposal, including the Business Combination Proposal, will have no impact on the amount such Crown shareholder will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

If you deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, Crown’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental return the share certificates (if any) and the shares (physically or electronically) to you. You may make such request by contacting Continental at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, Crown will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Brivo Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?
A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental by [ ⚫ ], Eastern Time, on [ ⚫ ] (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:

The treatment of a redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale under Section 302 of the Code. A U.S. Holder (as defined in “U.S. Federal Income Tax Considerations” below) of Class A ordinary shares (if the Domestication does not occur) or New Brivo Class A Common Stock (if the Domestication occurs) as the case may be, that exercises its redemption rights to receive cash from the trust account in exchange for such ordinary shares or common stock may (subject to the application of the PFIC rules) be treated as selling such ordinary shares or common stock, resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption does not qualify as a sale under Section 302 of the Code and is instead treated as a distribution for U.S. federal income tax purposes, depending on the amount of ordinary shares or common stock, as the case may be, that a U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the sections entitled “U.S. Federal Income Tax Considerations – Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur – U.S. Holders – Redemption of Class A Ordinary Shares” and “U.S. Federal Income Tax Considerations – The Domestication – Tax Consequences of a Redemption of New Brivo Class A Common Stock.”

Additionally, because the Domestication will occur (if it is approved) prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.” You should consult your tax advisors regarding the tax consequences of exercising your redemption rights.

If the Domestication occurs, a Non-U.S. Holder (as defined in “U.S. Federal Income Tax Considerations” below) of New Brivo Class A Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for such common stock, like a U.S. Holder, will also generally be treated as selling such common stock. Gain recognized by a Non-U.S. Holder in connection with a redemption generally will not be subject to U.S. federal income tax unless certain exceptions apply. However, as with U.S. Holders, a redemption by a Non-U.S. Holder may be treated as a distribution for U.S. federal income tax purposes, depending on the amount of common stock that a Non-U.S. Holder owns or is deemed to own (including through the ownership of warrants). Any portion of such distribution that constitutes a dividend for U.S. federal income tax purposes will generally be subject to withholding tax at a rate of 30% of the gross amount of the dividend (unless such Non-U.S. Holder establishes that it is eligible for a reduced rate of withholding tax under an applicable income tax treaty or certain other exceptions apply).

Because the determination as to whether a redemption is treated as a sale or a distribution is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of such Non-U.S. Holder’s shares of New Brivo Class A Common Stock. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to a redemption at a rate of 30% unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a Non- U.S. Holder, see the section entitled “U.S. Federal Income Tax Considerations—The Domestication—Tax Consequences of a Redemption of New Brivo Class A Common Stock.”

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?
A:

Following the closing of the initial public offering, an amount equal to $276,000,000 ($10.00 per unit) of the net proceeds from the initial public offering and the sale of the private placement warrants was placed in the trust account. As of [ ⚫ ], funds in the trust account totaled approximately $[ ⚫ ] and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the Closing) or (ii) the redemption of all of the public shares if Crown is unable to complete a business combination by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If Crown’s initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with Crown’s initial business combination or used for redemptions or purchases of the public shares, New Brivo may apply the balance of the cash released to it from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Brivo, the payment of principal or interest due on indebtedness incurred in the Business Combination, to fund the purchase of other companies, or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A:

Crown’s public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Business Combination Agreement provides that the obligations of Brivo to consummate the Business Combination are conditioned on, among other things, that as of immediately prior to the Closing, the Available Cash equal no less than $75.0 million. If such condition is not met, and such condition is not or cannot be waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated.

In addition, the Subscription Agreements provide that as a condition to the Convertible Debt Investors’ obligation to consummate the Convertible Debt Financing, at Closing, Crown must have at least $95.0 million in Available Cash (which is inclusive of the aggregate proceeds received from the Convertible Debt Financing) and, if a revolving credit facility exists at Closing, the Available Cash together with the undrawn availability under that facility being at least $115.0 million after giving effect to Crown share redemptions. "Risk Factors -  If Crown cannot satisfy the Minimum Unrestricted Cash Condition set forth in the Subscription Agreements and the Convertible Debt Investors do not waive such closing condition, Crown will not be able to meet the Minimum Available Cash Condition set forth in the Business Combination Agreement. However, Brivo may waive the Minimum Available Cash Condition, in which case Crown will be obligated to complete the Business Combination without the proceeds from the Convertible Debt Financing. If Brivo waives such closing condition, New Brivo’s ability to operate its business, execute its plans to meet its projections post-Closing of the Business Combination will be adversely affected and New Brivo will have to raise additional capital to continue its operation."

In no event will Crown redeem public shares in an amount that would cause Crown’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after the consummation of the Convertible Debt Financing, the payment of deferred underwriting commission that Crown is required to pay, and after giving effect to all payments to be made as a result of shareholders of Crown exercising their redemption rights in connection with the Business Combination.

Additionally, as a result of redemptions, the trading market for the New Brivo Class A Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and Crown may not be able to meet the listing standards for the NYSE or another national securities exchange.

Q:	What conditions must be satisfied to complete the Business Combination?
A:

The consummation of the Business Combination is conditioned upon the satisfaction or waiver (where applicable) of, among other things: (i) the approval by Crown shareholders of the Condition Precedent Proposals; (ii) the expiration or termination of the applicable waiting period under the HSR Act relating to the Business Combination Agreement; (iii) Crown having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the Convertible Debt Financing; (iv) the Minimum Available Cash Condition; (v) the approval by the NYSE of New Brivo’s continued listing application in connection with the Business Combination; and (vi) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	When do you expect the Business Combination to be completed?
A:

It is currently expected that the Business Combination will be consummated in early-2022. This date depends on, among other things, the approval of the proposals to be voted on by Crown shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by Crown shareholders at the extraordinary general meeting and Crown elects to adjourn the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Crown shareholders, (ii) in order to solicit additional proxies from Crown shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if Crown shareholders redeem an amount of the public shares such that the Minimum Unrestricted Cash Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?
A:

Crown will not complete the Domestication unless all other conditions to the Closing have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If Crown is not able to consummate the Business Combination with Brivo nor able to complete another business combination by February 11, 2023, in each case, as such date may be extended pursuant to the Existing Governing Documents, Crown will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Crown’s remaining shareholders and the Crown Board, liquidate and dissolve, subject in each case to Crown’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?
A:	Neither Crown shareholders nor Crown warrantholders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Q:	What do I need to do now?
A:

Crown urges you to read this proxy statement/prospectus, including the Annexes hereto and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a Crown shareholder and/or a Crown warrantholder. Crown shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	What do I need in order to vote and ask questions at the extraordinary general meeting via the Internet?
A:

To attend the extraordinary general meeting, you must register at [ ⚫ ]. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting. As part of the registration process, you must enter the control number located on your proxy card or voting instruction form. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. On the day of the extraordinary general meeting, you may begin to log in to the extraordinary general meeting 15 minutes prior to the extraordinary general meeting. We will have technicians ready to assist you with any technical difficulties you may have accessing the extraordinary general meeting. If you encounter any difficulties accessing the extraordinary general meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

Q:	How do I vote my shares at the extraordinary general meeting?
A:	Shares Held of Record

If you hold shares directly in your name as a shareholder of record, you may attend the extraordinary general meeting in person or submit your proxy to vote such shares via the Internet, by telephone or by mail.

To submit your proxy via Internet or by telephone, follow the instructions provided on your enclosed proxy card. If you vote via the Internet or by telephone, you must do so by no later than [ ⚫ ], Eastern Time, on [ ⚫ ].

As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail. To submit your proxy by mail, you will need to complete, sign and date your proxy card and return it in the enclosed, postage-paid envelope. If you vote by mail, your proxy card must be received by no later than [ ⚫ ].

If you have registered in advance to attend the extraordinary general meeting at the Crown meeting website, you may also vote at the extraordinary general meeting via the Crown meeting website.

Shares Held in Street Name

If you hold your shares in “street name”, which means your shares are held of record by a broker, bank, or nominee, you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the extraordinary general meeting.

If you want to vote in person virtually at the extraordinary general meeting, you must register in advance at the Crown meeting website. You can also attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, you may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the extraordinary general meeting. Further instructions will be provided to you as part of your registration process.

Please carefully consider the information contained in this proxy statement/prospectus and, whether or not you plan to attend the extraordinary general meeting, submit your proxy via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you decide not to attend the extraordinary general meeting.

Q:	If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?
A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank, or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank, or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank, or other nominee.

Q:	When and where will the extraordinary general meeting be held?
A:	The extraordinary general meeting will be held at the offices of [•] located at [•], and online via live webcast, at [•], Eastern Time, on [•], unless the extraordinary general meeting is adjourned.

Q:	How will the COVID-19 pandemic impact in-person voting at the General Meeting?
A:

Crown intends to hold the extraordinary general meeting both in person and online via live webcast. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of Crown directors, officers, employees and shareholders, Crown shareholders are encouraged to attend the extraordinary general meeting virtually via live webcast. To attend and participate in the extraordinary general meeting virtually, Crown shareholders must register at the Crown meeting website. Upon completing their registration, Crown shareholders will receive further instructions via email, including a unique link that will allow Crown shareholders access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting.

Q:	What impact will the COVID-19 pandemic have on the Business Combination?
A:

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of COVID-19 on the businesses of Crown and Brivo, and there is no guarantee that efforts by Crown and Brivo to address the adverse impacts of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and actions taken to contain COVID-19 or its impact, among others. If Crown or Brivo are unable to recover from a business disruption on a timely basis, the Business Combination and/or New Brivo’s business, financial condition, and results of operations following the completion of the Business Combination, would be adversely affected. The Business Combination may also be delayed and adversely affected by COVID-19 and become more costly. Each of Crown and Brivo may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect their respective financial condition and results of operations.

Q:	Who is entitled to vote at the extraordinary general meeting?
A:

Crown has fixed [ ⚫ ] as the record date for the extraordinary general meeting. If you were a shareholder of Crown at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a Crown shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?
A:

Crown shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 34,500,000 ordinary shares issued and outstanding, of which 27,600,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?
A:

A quorum of Crown shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more Crown shareholders who together hold not less than a majority of the issued and outstanding ordinary shares as of the record date entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 17,250,001 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?
A:	The following votes are required for each proposal at the extraordinary general meeting:
(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iii)

Charter Amendment Proposal: The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iv)

Governing Documents Proposals: The approval of the Governing Documents Proposals requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the votes on the Governing Documents Proposals are advisory only, they will not be binding on the Crown Board or New Brivo.

(v)

NYSE Proposal: The approval of the NYSE Proposal requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vii)

ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(viii)

Director Election Proposal: Pursuant to the Existing Governing Documents, until the Closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Class B ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ix)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Q:	What are the recommendations of the Crown Board?
A:

The Crown Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Crown and Crown shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is in the best interests of Crown and Crown shareholders and what he or she or they may believe is best for himself or herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a Crown shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote its shares?
A:

The Sponsor has agreed to vote all its shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 17.3% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Crown or its securities, the Sponsor, Brivo, Anchor Investor and/or their directors, officers, advisors, or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to (i) acquire public shares, (ii) vote their public shares in favor of the Condition Precedent Proposals and/or (iii) waive their redemption rights. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Crown shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Brivo, and/or their directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal are approved by the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of holders of a majority of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting (iii) the Minimum Available Cash Condition is satisfied and/or otherwise limit the number of public shares electing to redeem, (iv) New Brivo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Convertible Debt Financing and (v) as a condition to the Convertible Debt Investors’ obligation to consummate the Convertible Debt Financing, Crown has at Closing, after giving effect to the transactions to occur on or prior to Closing, satisfied the Minimum Unrestricted Cash Condition.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. Crown will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my Crown ordinary shares before the extraordinary general meeting?
A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?
A:

Yes. Shareholders may send a later-dated, signed proxy card to Crown’s Chief Financial Officer at Crown’s address set forth below so that it is received by Crown’s Chief Financial Officer prior to the vote at the extraordinary general meeting (which is scheduled to take place on [ ⚫ ]) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Crown’s Chief Financial Officer, which must be received by Crown’s Chief Financial Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank, or another nominee, you must contact your broker, bank, or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?
A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by Crown shareholders and the Business Combination is consummated, you will become a stockholder and/or warrantholder of New Brivo. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrantholder of Crown. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?
A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A:

Crown will pay the cost of soliciting proxies for the extraordinary general meeting. Crown has engaged [ ⚫ ] to assist in the solicitation of proxies for the extraordinary general meeting. Crown has agreed to pay [ ⚫ ] a fee of [ ⚫ ], plus disbursements, and will reimburse [ ⚫ ] for its reasonable out-of-pocket expenses and indemnify [ ⚫ ] and its affiliates against certain claims, liabilities, losses, damages, and expenses. Crown will also reimburse banks, brokers and other custodians, nominees, and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. Crown’s directors and officers may also solicit proxies by telephone, by text message, by facsimile, by mail, on the Internet, or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?
A:

The preliminary voting results will be announced at the extraordinary general meeting. Crown will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?
A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

[ ⚫ ]

[ ⚫ ]

[ ⚫ ]

Individuals call toll-free: [ ⚫ ]

Banks and brokers call collect: [ ⚫ ]

E-mail: [ ⚫ ]

You also may obtain additional information about Crown from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your share certificates (if any) and other redemption forms (as applicable) (either physically or electronically) to Continental, Crown’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [ ⚫ ] P.M., Eastern Time, on [ ⚫ ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: [ ⚫ ]

E-mail: [ ⚫ ]@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes hereto and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Business Combination Agreement.”

Overview of Brivo

Brivo is an enterprise software services company that provides a comprehensive cloud-based digital platform for smart space applications that improve security, tenant experience, owner economics and data insights for large enterprise, commercial and multifamily properties operating at scale. Launched in 2001, Brivo’s Software as a Service (“SaaS”) platform is now the digital foundation for subscriber facilities occupying over 300 million square feet of real estate at over 72,000 business locations in 42 countries. With its simple installation, high-reliability backbone and extensive network of connections to third-party applications, Brivo’s SaaS platform has been unifying the security experience across physical access control, mobile credentials, video surveillance, identity federation, visitor management, intercoms and elevator control for over 20 years.

Brivo serves a large, diversified global subscriber base of more than 41,000 commercial accounts, 750 enterprise accounts and 2,500 multifamily accounts as of September 30, 2021 through a team of more than 255 employees and the support of approximately 1,500 channel partners who provide local sales, service and installation services. Brivo believes that its robust SaaS platform, 20 years of operating experience, innovative hardware products and extensive network of channel partners position Brivo as a leader in the connected property industry.

The full Brivo product ecosystem consists of Brivo’s own SaaS services, mobile applications and connected hardware devices, plus a complementary selection of fully integrated third-party offerings such as video surveillance, smart locks, intercoms and numerous vertical software services that extend Brivo’s subscriber solutions into multiple business domains. Brivo designs and build its own Brivo-branded access controllers, smart readers, touchless mobile credentials, visitor management kiosk, occupancy monitor, health and safety protocols and data analytics dashboard. All of these products and services – both Brivo’s and third-party – are delivered as a unified user experience in Brivo’s SaaS platform and mobile applications.

Brivo primarily generates revenue from two sources: (1) recurring SaaS subscription revenue from Brivo’s cloud-based services, and (2) the sale of hardware products, including access control panels and readers, locks, physical credentials, cellular modules, digital video bridges, video cameras and other security-related peripherals. Brivo sells both its SaaS services and hardware products to its channel partners at the wholesale level, who then resell them at retail levels to subscribers, along with their own systems integration labor, other third-party equipment and maintenance contracts. Evergreen master resale contracts with Brivo’s channel partners establish its pricing and terms for the sale of its hardware products and SaaS subscription services. Channel partners typically purchase hardware in advance of activating a subscription to Brivo’s SaaS services because it must be installed and commissioned before the subscription can take effect. Hardware products are invoiced to the channel partner at the time of shipment from Brivo, while SaaS services are generally invoiced monthly in the aggregate for all of the channel partner’s subscriber accounts.

Brivo’s channel partners typically enter into multi-year contracts with subscribers that include the Brivo services as per the terms of the master reseller agreement. Under the terms of Brivo’s reseller agreement, all the connected devices added to a subscriber account have an initial subscription term of one year and automatically renew monthly thereafter unless terminated by either party. SaaS revenue is determined by the subscriber’s connected device count plus any additional line-item subscriptions a subscriber may have added to their accounts (e.g., identity connectors, analytics, application programming interfaces (“APIs”) services, cellular backhaul) and their service level (i.e., Enterprise, Professional, or Standard). Monthly subscription fees to the reseller are calculated as the aggregate of the subscription fees for their entire subscriber population.

On February 26, 2020, Brivo expanded its capabilities for the multifamily market by acquiring (the “Parakeet Acquisition”) Parakeet Technologies, Inc. (“Parakeet”), thereby adding smart apartment technology to its growing product and services portfolio.

For more information about Brivo, see “Information About Brivo” and “Brivo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Parties to the Business Combination

Crown

Crown is a blank check company incorporated on September 24, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Crown has neither engaged in any operations nor generated any revenue to date. Based on Crown’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

In October 2020, Crown issued an aggregate of 5,750,000 Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share, to the Sponsor. In October 2020, the Sponsor transferred 25,000 of its Class B ordinary shares to each of Anusha Kukreja and Maurice Zeitouni Allen, two of Crown’s advisors, 50,000 of its Class B ordinary shares to each of Melissa Holladay, Martin Enderle, Stephen Siegel and Frits van Paasschen, the four independent directors and 690,000 of its Class B ordinary shares to the Anchor Investor. In February 2021, Crown effected a dividend of 0.2 Class B ordinary shares for each Class B ordinary share, resulting in there being an aggregate of 6,900,000 Class B ordinary shares outstanding.

On February 11, 2021, Crown consummated the initial public offering of 27,600,000 units. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole redeemable warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $276,000,000.

Simultaneously with the consummation of the initial public offering, Crown consummated the private placement of 5,013,333 private placement warrants at a price of $1.50 per private placement warrant, generating gross proceeds of $7,520,000. The private placement warrants were sold to the Sponsor and the Anchor Investor. The private placement warrants are identical to the warrants underlying the units sold in the initial public offering, except that the private placement warrants are subject to certain transfer restrictions, are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

Following the closing of Crown’s initial public offering on February 11, 2021, an amount equal to $276,000,000 of the net proceeds from Crown’s initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by Crown. As of September 30, 2021, funds in the trust account totaled approximately $276,008,112 and were invested in U.S. government securities or held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of Crown’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of Crown’s obligation to redeem 100% of the public shares if Crown does not complete a business combination by February 11, 2023, or (iii) the redemption of all of the public shares if Crown is unable to complete a business combination by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

Crown’s units, public shares, and public warrants are currently listed on NYSE under the symbols “CPTK.U,” “CPTK,” and “CPTK WS,” respectively.

Crown’s principal executive office is located at 667 Madison Avenue, 12th Floor, New York, New York 10065, and its telephone number is (212) 563-6400. Crown’s corporate website address is https://www.crownproptech.com. Crown’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. The website address is included as an inactive textual reference only.

Brivo

Brivo is a Nevada corporation.

Brivo’s principal executive office is located at 7700 Old Georgetown Rd #300, Bethesda, Maryland 20814, and its telephone number is (866) 692-7486. Brivo’s corporate website address is https://www.brivo.com. The information on, or that can be accessed through, Brivo’s website is not part of this proxy statement/prospectus. The website address is included as an inactive textual reference only.

Merger Sub I

Merger Sub I is a Delaware corporation and wholly owned direct subsidiary of Crown formed for the purpose of effecting the Business Combination. Merger Sub I owns no material assets and does not operate any business.

Merger Sub I’s principal executive office is located at 667 Madison Avenue, 12th Floor, New York, New York 10012, and its telephone number is (212) 563-6400.

Merger Sub II

Merger Sub II is a Delaware limited liability company and wholly owned direct subsidiary of Crown formed for the purpose of effecting the Business Combination. Merger Sub II owns no material assets and does not operate any business.

Merger Sub II’s principal executive office is located at 667 Madison Avenue, 12th Floor, New York, New York 10012, and its telephone number is (212) 563-6400.

Proposals to be Put to the Shareholders of Crown at the Extraordinary General Meeting

The following is a summary of the proposals to be presented at the extraordinary general meeting and certain transactions contemplated by the Business Combination Agreement. Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Director Election Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Each of the Governing Documents Proposals is advisory and not binding, and approval of these proposals is not required in order to consummate the Business Combination. The Adjournment Proposal is not conditioned on any other proposal. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

As discussed in this proxy statement/prospectus, Crown is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the date of Closing, promptly following the consummation of the Domestication and the Conversion, (i) Merger Sub I will merge with and into Brivo, with Brivo as the surviving corporation of the First Merger, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Entity of the Second Merger and, after giving effect to the Second Merger, Merger Sub II will be a wholly owned direct subsidiary of New Brivo. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, based on (i) an implied equity value of $800 million plus approximately $2 million representing the aggregate exercise price of vested Brivo Options and (ii) a $10.00 per share price for New Brivo Common Stock, (A) subject to the following paragraph, each share of Brivo Class A Common Stock (excluding dissenting shares and after giving effect to the Conversion) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of the New Brivo Class A Common Stock, as determined pursuant to the Share Conversion Ratio, (B) subject to the following paragraph, each share of Brivo Class B Common Stock (excluding dissenting shares and after giving effect to the Conversion) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of the New Brivo Class B Common Stock, as determined pursuant to the Share Conversion Ratio, (C) subject to the following paragraph, each Brivo RSU (whether vested or unvested, although only vested Brivo RSUs will be taken into account in calculating the Share Conversion Ratio) will be assumed by New Brivo and converted into a comparable restricted stock unit of New Brivo based on the Share Conversion Ratio and (D) subject to the following paragraph, each Brivo Option (whether vested or unvested, although only vested Brivo Options will be taken into account in calculating the Share Conversion Ratio) will be assumed by New Brivo and converted into a comparable option that is exercisable for shares of New Brivo Class A Common Stock (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code).

A portion of the consideration payable under the prior paragraph will be paid: (i) to Brivo Stockholders in the form of Brivo Earn-Out Shares and (ii) in the case of Brivo equity award holders, in the form of Brivo Earn-Out RSUs. The Brivo Earn-Out Consideration consists of 8,500,000 shares of New Brivo Class A Common Stock. The Brivo Earn-Out Consideration will vest in two equal 4,250,000 tranches based on the achievement of post-Closing share price targets of New Brivo Class A Common Stock of $13.00 and $15.00, respectively, in each case, for any 20 trading days within any 30 trading day period commencing at any time after 180 days after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given achievement metric described above will also be achieved if there is a transaction that results in the shares of New Brivo Common Stock being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the Business Combination Agreement, or if not so provided, as determined by the New Brivo board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. Brivo Earn-Out Consideration that has not vested by the fifth anniversary of the Closing Date shall, automatically and without further action on the part of New Brivo or any holder thereof, be forfeited and cancelled for no consideration. Brivo Earn-Out RSUs will also be forfeited if the employment of the relevant employee terminates prior to the vesting date of the underlying equity award. Prior to vesting or forfeiture, the Brivo Earn-Out Shares will, with limited exceptions, be entitled to all rights of other shares of New Brivo Common Stock, and the Brivo Earn-Out RSUs will be entitled to payments equivalent to the dividends that would have been paid on the shares underlying those Brivo Earn-Out RSUs.

In addition, in connection with the Domestication, New Brivo will amend and restate the Existing Governing Documents to be the Proposed Governing Documents and adopt a dual-class structure, as described in the section of this proxy statement/prospectus titled “Description of New Brivo Securities.”

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal—The Crown Board’s Reasons for the Business Combination,” the Crown Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for the initial public offering, including that the businesses of Brivo had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon the satisfaction or waiver (where applicable) of, among other things: (i) the approval by Crown shareholders of the Condition Precedent Proposals; (ii) the expiration or termination of the applicable waiting period under the HSR Act relating to the Business Combination Agreement; (iii) Crown having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the Convertible Debt Financing; (iv) the satisfaction of the Minimum Available Cash Condition; (v) the approval by the NYSE of New Brivo’s continued listing application in connection with the Business Combination; and (vi) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, Crown will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the Crown Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Crown’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Crown is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New Brivo will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law, as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, Crown encourages shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal,” “Charter Amendment Proposal” and “Governing Documents Proposals.”

Charter Amendment and Governing Documents Proposals

Crown will ask its shareholders to approve a proposal to approve by special resolution Charter Amendment Proposal and in addition Governing Documents Proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL.

The approval of the Charter Amendment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of the Governing Documents Proposals requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the votes on the Governing Documents Proposals are advisory only, they will not be binding on the Crown Board or New Brivo.

The Crown Board has unanimously approved each of the Charter Amendment Proposal and the Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New Brivo after the Business Combination. Approval of the Charter Amendment Proposal is a condition to the consummation of the Business Combination. Each of the Governing Documents Proposals is advisory and not binding, and approval of these proposals is not required in order to consummate the Business Combination. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

•

Charter Amendment Proposal—to approve by special resolution the adoption and approval of the proposed new certificate of incorporation and bylaws of New Brivo copies of which are attached to this proxy statement/prospectus as Annexes C and D, respectively.

•

Governing Documents Proposal A—to authorize the change in the authorized share capital of Crown from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Brivo Class A Common Stock, 60,000,000 shares of New Brivo Class B Common Stock, and 10,000,000 shares of New Brivo Preferred Stock.

•

Governing Documents Proposal B—to authorize the New Brivo Board to issue any or all shares of New Brivo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Brivo Board and as may be permitted by the DGCL.

•

Governing Documents Proposal C—to authorize the issuance of shares of New Brivo Class B Common Stock, which will allow holders of New Brivo Class B Common Stock to cast ten votes per share of New Brivo Class B Common Stock.

•

Governing Documents Proposal D—to amend and restate the Existing Governing Documents and authorize all other immaterial changes necessary or, as mutually agreed in good faith by Crown and Brivo, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Crown PropTech Acquisitions” to “Brivo, Inc.”, (ii) making New Brivo’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act and (iv) removing certain provisions related to Crown’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Crown Board believes are necessary to adequately address the needs of New Brivo after the Business Combination.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and Crown encourages Crown shareholders to carefully consult the information set out in the section entitled “Governing Documents Proposals” and the full text of the Proposed Governing Documents of New Brivo, attached hereto as Annexes C and D.

NYSE Proposal

Crown shareholders are being asked to approve, by ordinary resolution, the NYSE Proposal. Crown units, public shares, and public warrants are listed on the NYSE and, as such, Crown is seeking shareholder approval for issuance of shares of New Brivo Class A Common Stock and shares of New Brivo Class B Common Stock in connection with the Business Combination and the shares of New Brivo Class A Common Stock underlying the Convertible Debt Notes in connection with the Convertible Debt Financing pursuant to the NYSE Listing Rule 312.03.

For additional information, see “NYSE Proposal.”

Incentive Award Plan Proposal

Crown shareholders are being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal. The number of shares of New Brivo Class A Common Stock reserved for issuance under the Incentive Award Plan will initially be limited to 8.0% of the number of shares of New Brivo Common Stock on a fully diluted basis outstanding at Closing. The Incentive Award Plan provides that the number of shares reserved and available for issuance under the Incentive Award Plan will automatically increase each January 1, beginning on January 1, 2023, by 4.0% of the outstanding number of shares of New Brivo Class A Common Stock and New Brivo Class B Common Stock on the immediately preceding December 31, or such lesser amount as determined by the New Brivo Board. For additional information, see “Incentive Award Plan Proposal.” The full text of the Incentive Award Plan is attached hereto as Annex I.

ESPP Proposal

Crown shareholders are being asked to approve, by ordinary resolution, the ESPP Proposal. The number of shares of New Brivo Class A Common Stock reserved for issuance under the ESPP will initially be limited to 2.0% of the number of shares of New Brivo Class A Common Stock on a fully diluted basis outstanding at Closing. The ESPP provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2023 and each January 1 thereafter by an amount equal to the lesser of (A) 1.0% of the aggregate number of shares of New Brivo Class A Common Stock outstanding on the immediately preceding December 31 and (B) such number of shares of New Brivo Class A Common Stock determined by the New Brivo Board; provided that no more than [•] shares of New Brivo Class A Common Stock may be issued with respect to options that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code.. For additional information, see “ESPP Proposal.” The full text of the ESPP is attached hereto as Annex J.

Director Election Proposal

Crown shareholders are being asked to approve, by ordinary resolution, the Director Election Proposal, which would elect Dean Drako, Richard Chera, Steve Van Till, [ ⚫ ], [ ⚫ ]. [ ⚫ ] and [ ⚫ ], to serve as directors of the New Brivo Board until their respective successors are duly elected and qualified, or until their earlier death, disqualification, resignation, or removal. The New Brivo Board will consist of three classes, with only one class of directors being elected in each year. Each class of directors will generally serve for a three-year term. For additional information, see “Director Election Proposal.”

Adjournment Proposal

Among other reasons, if, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Crown to consummate the Business Combination, the Crown Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

The Crown Board’s Reasons for the Business Combination

Crown was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Although Crown may pursue an acquisition opportunity in any business, industry, sector, or geographical location for purposes of consummating an initial business combination, Crown has focused on companies that provide technological innovation to the broader real estate ecosystem.

Before reaching its decision to approve the Business Combination Agreement and the Business Combination, the Crown Board considered, among others, the following positive factors:

•

Brivo’s several compelling qualities that enable multiple avenues for value creation including sustainable and equitable business principles, an attractive, stable business model with underlying growth drivers and strong business fundamentals underpinned by attractive key metrics. Brivo also demonstrated a clear path for expansion opportunities and operational improvements for significant synergies with technology adoption across Crown’s relationships;

•	Brivo’s historical financial results, outlook, and financial plan, as well as trading multiples of recently listed and long-standing publicly traded companies in similar and adjacent sectors;
•	Brivo’s seasoned management team with a proven track record;
•	New Brivo’s strong sponsorship that will provide permanent capital and a public platform suitable for its long-term success, increasing stability for all stakeholders;
•	Brivo’s significant financing support in the form of a commitment of $75.0 million of private capital committed by the Convertible Debt Investors in the Convertible Debt Financing;

•

Crown shareholders’ option to (i) remain shareholders of Crown, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the trust account, in connection with the Business Combination; and

•

the Crown Board’s belief that the Business Combination is the right business combination for Crown and also represents the best potential business combination for Crown identified based upon the process utilized to evaluate and assess other potential acquisition targets.

The Crown Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including, among others, the following:

•	risks associated with the Business Combination, including the possibility that the Business Combination may not be completed;
•

risks associated with the successful implementation of the New Brivo’s long term business plan and strategy and with Brivo realizing the anticipated benefits of the Business Combination on the timeline expected or at all;

•

risks associated with competition in the industry, including the potential for new entrants that could impact Brivo’s ability to maintain and grow its channel partner network as well as its ability to sustain pricing levels for its products and services;

•	risks related to the post-Business Combination corporate governance of New Brivo;
•	risks related to the limitations of review by Crown; and
•	the interests of the Crown Board and Crown’s executive officers.

For more information about the Crown Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal—the Crown Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “Business Combination Proposal—Related Agreements.”

Convertible Debt Financing

In connection with the signing of the Business Combination Agreement, Crown entered into Subscription Agreements with the Convertible Debt Investors, pursuant to which the Convertible Debt Investors agreed to subscribe for and purchase, and Crown agreed to issue and sell to the Convertible Debt Investors, following the Domestication, an aggregate of $75.0 million in principal amount of convertible notes to be issued pursuant to an indenture (the “Indenture”) for aggregate gross proceeds of $75.0 million. The Convertible Debt Notes are convertible at the option of holders into New Brivo Class A Common Stock at a conversion price of $11.50 per share, have a 5-year term and will bear interest in the first two years at SOFR+9.25% if paid in cash and SOFR+9.50% if paid in kind. The interest rate under the Convertible Debt Notes will increase by 1.0% per annum after the first two years. The Convertible Debt Notes will be issued with an original issue discount of 3.0% of the aggregate principal amount of the Convertible Debt Notes. Neither the Convertible Debt Notes nor the New Brivo Class A Common Stock to be issued upon conversion of the Convertible Debt Notes have been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. The obligation of the subscribers to close the purchase of the Convertible Debt Notes is subject to certain closing conditions, including Crown satisfying the Minimum Unrestricted Cash Condition. In addition, Crown has granted the Convertible Debt Investors certain customary registration rights in connection with the Convertible Debt Financing and Golub Capital LLC (such entity, together with its affiliates, “Golub”), a Convertible Debt Investor, will be entitled to designate one person to attend all meetings of the Board and its committees as an observer, subject to certain customary exceptions. Such right shall exist until the date Golub holds less than $36.5 million aggregate principal amount of Convertible Debt Notes. For additional information, see “Business Combination Proposal — Related Agreements — Convertible Debt Financing.”

Amended and Restated Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement (but effective as of the closing of the Business Combination) New Brivo, the Sponsor, Anchor Investor and certain other stockholders and directors and officers of Crown and Brivo entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), which will terminate and replace the existing registration rights agreement among Crown, Sponsor and the Anchor Investor dated February 8, 2021, pursuant to which, among other matters, (i) subject to certain limited exceptions, certain stockholders of Crown and Brivo will be granted certain customary demand and “piggy-back” registration rights with respect to their shares of New Brivo Class A Common Stock, (ii) Sponsor will be subject to a one-year lock up period for its shares of New Brivo Class A Common Stock, which lockup period will terminate early in the event that the closing price of New Brivo Class A Common Stock on the NYSE equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days following the closing of the Business Combination and (iii) certain stockholders of Brivo will be subject to a 270-day lock up of their shares of New Brivo Class A Common Stock. For additional information, see “Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement.”

Stockholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, certain Brivo Stockholders (including the Brivo Voting Stockholders) entered into that certain Stockholder Support Agreement, dated as of November 10, 2021 (the “Stockholder Support Agreement”), with Crown, pursuant to which such Brivo Stockholders (including the Brivo Voting Stockholders) have agreed to, among other things, (i) subject to the Brivo Voting Stockholders having previously delivered the Written Consent (as defined in the Business Combination Agreement), vote in favor of the Business Combination Agreement and the transactions contemplated thereby, and (ii) be bound by certain other covenants and agreements related to the Business Combination. Shortly after the Business Combination Agreement was entered into the Brivo Voting Stockholders delivered the Written Consent approving certain matters in connection with the Business Combination. No further approvals of any Brivo Stockholders are required in connection with the Business Combination. For additional information, see “Business Combination Proposal — Related Agreements — Support Agreements.”

Sponsor Agreement

In connection with the Business Combination, the Sponsor and certain shareholders of Crown that collectively with the Sponsor own 6,210,000 Class B ordinary shares of Crown agreed pursuant to that certain Sponsor Agreement to, among other things, (i) with limited exceptions, vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers) and (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to all Class B ordinary shares of Crown, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. As of the date of this proxy statement/prospectus, the Sponsor and the other Crown shareholders subject to the voting obligations under the Sponsor Agreement collectively own approximately 17.9% of the issued and outstanding ordinary shares. In addition, the Sponsor has agreed that the 2,384,000 Crown Earn-Out Shares will be subject to vesting requirements. The Crown Earn-Out Shares will vest in two equal 1,192,000 tranches based on the achievement of post-Closing share price targets of New Brivo Class A Common Stock of $13.00 and $15.00, respectively, in each case, for any 20 trading days within any 30 trading day period commencing at any time after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given achievement metric described above is also achieved if there is a transaction during the relevant period that results in the shares of New Brivo Common Stock being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by the New Brivo board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. The Crown Earn-Out Shares that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of New Brivo or any holder thereof, be forfeited and cancelled for no consideration. Prior to vesting or forfeiture the Crown Earn-Out Shares will, with limited exceptions, be entitled to all rights of other shares of New Brivo Common Stock. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Agreement.”

Ownership and Voting Power of New Brivo

As of the date of this proxy statement/prospectus, there are 34,500,000 ordinary shares issued and outstanding, which includes an aggregate of 6,900,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there are outstanding an aggregate of 14,213,000 warrants, comprised of 5,013,000 private placement warrants (4,010,667 of which are held by the Sponsor) and 9,200,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Brivo Class A Common Stock.

The following table illustrates varying estimated ownership levels and voting power in New Brivo immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Share Ownership in New Brivo(1)			Voting Power in New Brivo(1)
	No	50%	Maximum		50%	Maximum
	Redemptions	Redemptions(2)	Redemptions(3)	No Redemptions	Redemptions(2)	Redemptions(3)
	Percentage of	Percentage of	Percentage of	Percentage of	Percentage of	Percentage of
	Outstanding	Outstanding	Outstanding	Outstanding	Outstanding	Outstanding
	Shares	Shares	Shares	Shares	Shares	Shares

Crown Shareholders (other than the Sponsor and the Other Initial Crown Shareholders)	25.2%	14.4%	7.7%	4.3%	2.2%	1.1%
Sponsor and the Other Initial Crown Shareholders (4)	6.3%	7.2%	7.7%	1.1%	1.1%	1.1%
Brivo Class A Stockholders(5)	14.8%	16.9%	18.2%	2.5%	2.6%	2.6%
Brivo Class B Stockholders(5)	53.8%	61.5%	66.3%	92.1%	94.1%	95.2%

(1)

Estimated as of December 31, 2021. Percentages may not add to 100% due to rounding. Based on shares that would be outstanding at the time and therefore (i) includes all Earn-Out Shares, (ii) assumes that all currently unvested New Brivo RSUs have vested or been terminated and the shares of New Brivo Common Stock underlying such New Brivo RSUs will have been issued and (iii) does not include (a) shares issuable on exercise of New Brivo Public Warrants, New Brivo Private Warrants or Promissory Note Warrants or on conversion of Convertible Debt Notes or (b) shares issuable under New Brivo Options or Brivo Earn-Out RSUs.

(2)

Assumes that 13,800,000 outstanding public shares (being 50% of the maximum number of public shares that could be redeemed in connection with the Business Combination) are redeemed in connection with the Business Combination.

(3)

Assumes that 20,700,000 outstanding public shares (being 75% as our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination while still satisfying the Minimum Unrestricted Cash Condition based on a per share redemption price of $10.00 per share) are redeemed in connection with the Business Combination. For purposes of determining the satisfaction of the Minimum Unrestricted Cash Condition, assumes that Brivo’s cash immediately prior to Closing is approximately $1.7 million, the net proceeds from the Convertible Debt Financing is $69.7 million, the Brivo debt that will be repaid at Closing is $12.0 million and the transaction fees and expenses paid at Closing will be $33.4 million (which does not include the approximately $5.4 million of fees and expenses in connection with the Convertible Debt Financing, including $2.3 million in original issue discount on the Convertible Debt Notes, as that $5.4 million amount is taken into account in the calculation of the net proceeds from the Convertible Debt Financing referenced above).

(4)

Total of 6,900,000 outstanding founder shares includes 5,960,000 founder shares held by the Sponsor, 690,000 founder shares held by the Anchor Investor, an aggregate of 200,000 founder shares held by Crown’s four independent directors and an aggregate of 50,000 founder shares held by two of Crown’s advisors.

(5)	Each share of New Brivo Class B Common Stock will have ten votes per share, while each share of New Brivo Class A Common Stock will have one vote per share.

Following the Closing, Dean Drako and certain of his affiliated entities, will own all of the outstanding New Brivo Class B Common Stock, which carries ten votes per share and, therefore, will control a majority of the voting power of the outstanding New Brivo Common Stock. As a result, New Brivo will be a “controlled company” within the meaning of the corporate governance standards of the NYSE, which status permits New Brivo to elect not to comply with certain corporate governance requirements as further described herein.

For further details, see “Business Combination Proposal—Consideration to Brivo Equityholders in the Business Combination.”

Date, Time, and Place of Extraordinary General Meeting of Crown Shareholders

The extraordinary general meeting will be held at the offices of [•] located at [•], and online via live webcast, at [ ⚫ ], Eastern Time, on [ ⚫ ], to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to, among other things, permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, all of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

Crown shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [ ⚫ ], which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Crown warrants do not have voting rights. As of the close of business on the record date, there were 34,500,000 ordinary shares issued and outstanding, of which 27,600,000 were issued and outstanding public shares.

Quorum and Vote of Crown Shareholders

A quorum of Crown shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more Crown shareholders who together hold not less than a majority of the issued and outstanding ordinary shares as of the record date entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 17,250,001 ordinary shares would be required to achieve a quorum.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 17.3% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” in this proxy statement/prospectus for more information related to the Sponsor Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ii)Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iii)Charter Amendment Proposal: The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iv)Governing Documents Proposals: The approval of the Governing Documents Proposals requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the votes on the Governing Documents Proposals are advisory only, they will not be binding on the Crown Board or New Brivo.

(v)NYSE Proposal: The approval of the NYSE Proposal requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vii)ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(viii)Director Election Proposal: Pursuant to the Existing Governing Documents, until the Closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Class B ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ix)Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request of Crown that New Brivo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)submit a written request to Continental, Crown’s transfer agent, in which you (a) request that New Brivo redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

(iii)deliver your share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [ ⚫ ], Eastern Time, on [ ⚫ ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Brivo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [ ⚫ ], this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly, it is shares of New Brivo Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to Crown unless the Crown Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part or not at all). A request to withdraw a redemption request may be submitted to Crown (and the determination of the Crown Board as to whether to grant such request may be made) at any time prior to the Closing. See “Extraordinary General Meeting of Crown—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive all anti-dilution rights with respect to the Class B ordinary shares in connection with the consummation of the Business Combination. The Sponsor’s shares and all other Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 17.3% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” in this proxy statement/prospectus for more information related to the Sponsor Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither Crown shareholders nor Crown warrantholders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone, or in person. Crown has engaged Morrow to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Crown—Revoking Your Proxy.”

Interests of Crown’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Crown Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, Crown’s directors, and executive officers, have interests in such proposal that are different from, or in addition to, those of Crown shareholders and Crown warrantholders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor has agreed not to redeem any Class A ordinary shares, if any, held by it in connection with a shareholder vote to approve a proposed initial business combination;
•

the fact that the Sponsor paid approximately $21,594 for the 5,960,000 Class B ordinary shares it currently owns and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that the Sponsor and Crown’s officers and directors will lose their entire investment in Crown and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents). For example, in addition to the purchase of the private placement warrants by the Sponsor, Crown issued an up to $1,500,000 convertible note to its Chief Executive Officer and Director, Richard Chera on November 30, 2021, which Crown may not be able to repay if a business combination does not occur;

•

the fact that Sponsor paid approximately $6,016,000 for its private placement warrants, and such securities would be worthless if a business combination is not consummated by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that even if the price of shares of New Brivo Class A Common Stock significantly declines after the Closing (whether because of a substantial amount of redemptions of Class A ordinary shares or for any other reason), the Sponsor will stand to make a significant profit on its investment in Crown. The Sponsor could potentially recoup its entire investment in us even if the trading price of New Brivo Class A Common Stock’s shares were as low as $[1.01] per share of New Brivo Class A Common Stock and even if the private placement warrants are worthless;

•

the fact that the Sponsor transferred 50,000 Class B ordinary shares to each of Crown’s four independent directors, prior to Crown’s initial public offering, and such securities would be worthless if a business combination is not consummated by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the Sponsor and Crown’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any Crown’s ordinary shares (other than public shares) held by them if Crown fails to complete an initial business combination by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the Amended and Restated Registration Rights Agreement has been entered into by the Sponsor and its directors and officers and will be effective only if the Business Combination is consummated;

•

the fact that the Sponsor will own 5,960,000 shares of New Brivo Class A Common Stock, including the Crown Earn-Out Shares, which collectively will represent approximately 6.7% of outstanding shares of New Brivo Common Stock and approximately 1.0% of the voting power of New Brivo Common Stock and have a value of approximately $59,600,000 based on an implied value of $10.00 per share of New Brivo Class A Common Stock and assuming that the maximum number of Crown Class A ordinary shares are redeemed while still satisfying the Minimum Unrestricted Cash Condition.

•

the fact that each of Mr. Chera, Mr. Sprenger and Mr. Siegel invested $2,271,000, $1,530,000 and $230,000 in the Sponsor, respectively and hold interests in the Sponsor, or directly in Crown, that collectively represents an interest in 3,404,288 Class B ordinary shares and 2,257,203 private placement warrants. All of such securities would be worthless if a business combination is not consummated by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•	the continued indemnification of Crown’s directors and officers and the continuation of Crown’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”); and
•

the fact that if the trust account is liquidated, including in the event Crown is unable to complete an initial business combination by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify Crown to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Crown has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Crown, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive all anti-dilution rights with respect to the Class B ordinary shares in connection with the consummation of the Business Combination. The Sponsor’s shares and all other Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. In addition, officers and directors of Crown have agreed to vote their founder shares and any public shares purchased during or after this offering (including in open market and privately negotiated transactions) in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor and the four independent directors own approximately 17.9% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” in this proxy statement/prospectus for more information related to the Sponsor Agreement.

Approval of each of the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal, requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting (and, in the case of the Director Election Proposal, only the holders of Class B ordinary shares will be entitled to vote), vote at the extraordinary general meeting of Crown. As a result, in addition to Crown’s initial shareholders’ founder shares, approval of the foregoing proposals would require 10,350,001, or 37.5%, of the 27,600,000 public shares sold in the initial public offering to be voted in favor of each of the foregoing proposals in addition to the founder shares held by the Sponsor and the independent directors (assuming all outstanding shares are voted), or 8,062,897, or 29.2% if taking into account Class A ordinary shares held by the Anchor Investor as of September 30, 2021, assuming all outstanding shares are voted and the Anchor Investor voted to approve each of the foregoing proposals.

Approval of each of the Domestication Proposal and the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting of Crown. As a result, in addition to Crown’s initial shareholders’ founder shares, approval of each of the foregoing proposals would require 16,090,800, or 58.3%, of the 27,600,000 public shares sold in the initial public offering to be voted in favor of each of the foregoing proposals (assuming all outstanding shares are voted), or 13,803,696, or 50% if taking into account Class A ordinary shares held by the Anchor Investor as of September 30, 2021, assuming all outstanding shares are voted and the Anchor Investor voted to approve each of the foregoing proposals.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Crown or its securities, the Sponsor, Brivo, Anchor Investor and/or their directors, officers, advisors, or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to (i) acquire public shares, (ii) vote their public shares in favor of the Condition Precedent Proposals and/or (iii) waive their redemption rights. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Crown shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Brivo, and/or their directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfying the requirements that (i) the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal are approved by the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting (and, in the case of the Director Election Proposal, only the holders of Class B ordinary shares will be entitled to vote), vote at the extraordinary general meeting, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of holders of a majority of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, (iii) the Minimum Available Cash Condition is met and/or otherwise limit the number of public shares electing to redeem, (iv) New Brivo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Convertible Debt Financing and (v) as a condition to the Convertible Debt Investors’ obligation to consummate the Convertible Debt Financing, Crown has at Closing, after giving effect to the transactions to occur on or prior to Closing, satisfied the Minimum Unrestricted Cash Condition.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. Crown will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is in the best interests of Crown and Crown shareholders and what he or she or they may believe is best for himself or herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of Crown

The Crown Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Crown and Crown shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is in the best interests of Crown and Crown shareholders and what he or she or they may believe is best for himself or herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of December 31, 2021, and (i) assuming that none of Crown’s outstanding public shares are redeemed in connection with the Business Combination, (ii) assuming 13,800,000 Class A ordinary shares (being 50% of the maximum number of public shares that could be redeemed in connection with the Business Combination) and (iii) assuming 20,700,000 Class A ordinary shares (being Crown’s estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination at a per share redemption price at $10.00 per share and still satisfy the Minimum Unrestricted Cash Condition) are redeemed in connection with the Business Combination.

No Redemption

Source of Funds		Uses
(in thousands)		(in thousands)
Existing Cash held in trust account(1)	$276,008	Merger Consideration to Brivo Equityholders(2)	$800,000
Merger Consideration to Brivo Equityholders(2)	$800,000	Remaining Cash to Balance Sheet	$302,027
Convertible Debt Financing	$75,000	Debt Repayment(1)	$12,000
Existing Cash on Balance Sheet(1)	$1,723	Transaction Fees and Expenses(3)	$38,704
Total Sources	$1,152,731	Total Uses	$1,152,731
(1)	Estimated as of December 31, 2021.
(2)	Shares issued to Brivo Equityholders are at a deemed value of $10.00 per share. Does not include vested Brivo Options.

(3)	Estimated.

50% Redemption

Source of Funds		Uses
(in thousands)		(in thousands)
Existing Cash held in trust account(1)	$276,008	Merger Consideration to Brivo Equityholders(2)	$800,000
Merger Consideration to Brivo Equityholders(2)	$800,000	Remaining Cash to Balance Sheet	$164,023
Convertible Debt Financing	$75,000	Debt Repayment(1)	$12,000
Existing Cash on Balance Sheet(1)	$1,723	Transaction Fees and Expenses(3)	$38,704
		Crown Shareholder Redemptions	$138,000
Total Sources	$1,152,731	Total Uses	$1,152,731
(1)	Estimated as of December 31, 2021.
(2)	Shares issued to Brivo Equityholders are at a deemed value of $10.00 per share. Does not include vested Brivo Options.
(3)	Estimated.

Maximum Redemption

Source of Funds		Uses
(in thousands)		(in thousands)
Existing Cash held in trust account(1)	$276,008	Merger Consideration to Brivo Equityholders(2)	$800,000
Merger Consideration to Brivo Equityholders(2)	$800,000	Remaining Cash to Balance Sheet	$95,021
Convertible Debt Financing	$75,000	Debt Repayment(1)	$12,000
Existing Cash on Balance Sheet(1)	$1,723	Transaction Fees and Expenses(3)	$38,704
		Crown Shareholder Redemptions	$207,000
Total Sources	$1,152,731	Total Uses	$1,152,731
(1)	Estimated as of December 31, 2021.
(2)	Shares issued to Brivo Equityholders are at a deemed value of $10.00 per share. Does not include vested Brivo Options.
(3)	Estimated.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Crown as a result of the Domestication. The business, capitalization, assets and liabilities, and financial statements of New Brivo immediately following the Domestication will be the same as those of Crown immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, Crown has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) the business of Brivo will comprise the ongoing operations of New Brivo; (ii) Brivo’s senior management will comprise the senior management of New Brivo; (iii) the pre-Business Combination stockholders of Brivo will have the largest ownership of New Brivo and the right to appoint the board members; and (iv) the headquarters of Brivo will be that of New Brivo. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Brivo with the Business Combination being treated as the equivalent of Brivo issuing stock for the net assets of Crown, accompanied by a recapitalization. The net assets of Crown will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Crown portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Brivo’s assets, subjecting the completion of the Business Combination to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Crown cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Crown cannot assure you as to its result.

None of Crown and Brivo are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

Crown is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in Crown’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation, and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Crown has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Crown, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Crown’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

New Brivo will qualify as an “emerging growth company.” New Brivo will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the initial public offering, (b) in which New Brivo has total annual gross revenue of at least $1.07 billion, or (c) in which New Brivo is deemed to be a large accelerated filer, which means the market value of the common equity of New Brivo that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New Brivo has issued more than

$1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, Crown is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced or scaled disclosure obligations, including, among other things, providing only two years of audited financial statements. Following the Business Combination, Crown expects that New Brivo will no longer be a smaller reporting company.

Risk Factors

In evaluating the proposals to be presented at the Crown extraordinary general meeting, a Crown shareholder should carefully read this proxy statement/prospectus in its entirety and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 26. Such risks include, but are not limited to:

Risks Related to Brivo’s Business

•	Brivo has a history of losses and may not be able to achieve profitability or positive cash flows on a consistent basis.
•

Brivo has expanded its business rapidly in recent periods. If Brivo fails to manage the expansion of its operations and infrastructure effectively, Brivo may be unable to execute its business plan, maintain high levels of service or address competitive challenges adequately.

•	If Brivo is unable to sustain pricing levels for its products and services, its business could be adversely affected.
•	Brivo may be unable to attract new channel partners and subscribers and maintain channel partner and subscriber satisfaction with current channel partners and subscribers.
•	A significant decline in Brivo’s subscription revenue renewal rate would have an adverse effect on its our business, financial condition, cash flows and results of operations.
•

Brivo benefits from integration of its products and services with third-party platform providers. If these developers choose not to work with Brivo, or are acquired by its competitors, Brivo’s business could be adversely effected.

•

Failure to maintain the security of Brivo’s information and technology networks, including information relating to its channel partners, service providers, subscribers and employees, could adversely affect Brivo.

•

Brivo receives a substantial portion of its revenue from a limited number of channel partners, and the loss of, or a significant reduction in, orders from one or more of Brivo’s major channel partners would result in decreased revenue and profitability.

•	Brivo depends on our suppliers, manufacturers and other relationships and the loss of any key supplier, manufacturer or other relationship could materially and adversely affect our business.
•	Increase in component costs, long lead times, supply shortages, and supply changes could disrupt Brivo’s supply chain.
•

Evolving government and industry regulation and changes in applicable laws relating to the Internet and data privacy may increase Brivo’s expenditures related to compliance efforts or otherwise limit the products and services Brivo can offer, which may harm its business and adversely affect its financial condition.

Risks Related to the Business Combination and Being a Public Company

•	There can be no assurance that New Brivo’s common stock will be approved for continued listing on the NYSE or that New Brivo will be able to comply with the continued listing standards of NYSE.
•

Brivo may need to terminate or replace its Loan Agreement (as defined below) prior to the closing of the Business Combination. Brivo ability to continue the Loan Agreement or enter into a new facility will be dependent on multiple factors, including the approval of holders of a majority of the Convertible Debt Notes issued in the private placement conducted in connection with this Business Combination.

●	If Crown cannot satisfy the Minimum Unrestricted Cash Condition set forth in the Subscription Agreements and the Convertible Debt Investors do not waive such closing condition, Crown will not be able to meet the Minimum Available Cash Condition set forth in the Business Combination Agreement. If Brivo waives such closing condition, New Brivo’s ability to operate its business, execute its plans to meet its projections post-Closing of the Business Combination will be adversely affected and New Brivo will have to raise additional capital to continue its operation.
•	The Sponsor, Brivo’s directors and officers, and Crown’s directors and officers may each have interests in the Business Combination different from the interests of Brivo’s or Crown’s stockholders.
●	If public shareholders redeem a higher percentage of shares than Brivo assumed in Brivo's projections based on the assumption that Crown will satisfy the Minimum Unrestricted Cash Condition, Brivo may not be able to execute its business plan designed to help Brivo to meet such projections, in which case, Brivo's business and financial operation could be harmed and the price of our public shares may drop significantly.
•

The dual-class structure of New Brivo’s common stock will have the effect of concentrating voting power with the current Brivo controlling stockholder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

•

The Sponsor, as well as Brivo’s, Crown’s directors, executive officers, advisors or their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Crown Class A ordinary shares.

•	Crown shareholders may be held liable for claims by third parties against Crown to the extent of distributions received by them upon redemption of their shares.
•

Crown has identified a material weakness in its internal control over financial reporting as of September 30, 2021. If following the Business Combination we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

•	The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain senior management and qualified board members.
•

Because New Brivo will be a “controlled company” within the meaning of the NYSE rules, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies

Risks Related to the Consummation of the Domestication

•

Upon consummation of the Business Combination, the rights of holders of New Brivo Class A Common Stock arising under the DGCL and the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law and the Existing Governing Documents.

•

Delaware law and New Brivo’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Risks Related to the Redemption

•

Crown does not have a specified maximum redemption threshold. Assuming the satisfaction of the Minimum Available Cash Condition or waiver by Brivo of such closing condition, the absence of such a redemption threshold may make it possible for Crown to complete the Business Combination even if a substantial majority of Crown shareholders do not agree.

Risks if the Domestication and the Business Combination are not Consummated

•

If Crown is not able to complete the Business Combination with Brivo nor able to complete another business combination by February 11, 2023, in each case, as such date may be extended pursuant to the Existing Governing Documents, Crown would cease all operations except for the purpose of winding up and Crown would redeem Crown Class A ordinary shares and liquidate the trust account, in which case the public shareholders may only receive approximately $10.00 per share and Crown warrants will expire worthless.

•

If the net proceeds of the initial public offering not being held in the trust account are insufficient to allow Crown to operate through February 11, 2023 and Crown is unable to obtain additional capital, Crown may be unable to complete an initial business combination, in which case the public shareholders may only receive $10.00 per share, and the warrants will expire worthless.

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination Agreement. The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, although Crown will acquire all of the outstanding equity interests of Brivo in the Business Combination, Crown will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Brivo issuing stock for the net assets of Crown, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Brivo. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the Business Combination as if it had occurred on September 30, 2021. The summary unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and year ended December 31, 2020 give effect to the Business Combination as if it had occurred on January 1, 2021 and January 1, 2020, respectively.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of New Brivo appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of the Crown and Brivo for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what New Brivo’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of New Brivo.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential conversion into cash of Crown Class A ordinary shares:

•

Assuming No Redemptions: This presentation assumes that no Crown public shareholders exercise redemption rights with respect to their Class A ordinary shares for a pro rata share of the funds in the trust account.

•

Assuming 50% Redemptions: This presentation assumes that Crown public shareholders holding 13,800,000 shares of Crown Class A ordinary shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the trust account. This scenario gives effect to public share redemptions of 13,800,000 shares of Crown Class A ordinary shares for aggregate redemption payments of $138.0 million using a per share redemption price slightly higher than $10.00 per share (due to investment related gains in the trust account), along with the balance in the trust account, and shares outstanding and subject to redemption.

•

Assuming Maximum Redemptions: This presentation assumes that Crown’s public shareholders holding 20,700,000 shares of Crown Class A ordinary shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the trust account. The Subscription Agreements provide that as a condition to the Convertible Debt Investors’ obligation to consummate the Convertible Debt Financing, at Closing, Crown must have at least $95.0 million in Available Cash (which is inclusive of the aggregate proceeds received from the Convertible Debt Financing) and, if a revolving credit facility exists at Closing, the Available Cash together with the undrawn availability under that facility must be at least $115.0 million after giving effect to Crown share redemptions. This scenario gives effect to public share redemptions of 20,700,000 shares of Crown Class A ordinary shares for aggregate redemption payments of $207.0 million using a per share redemption price slightly higher than $10.00 per share (due to investment related gains in the trust account), along with the balance in the trust account, and shares outstanding and subject to redemption.

			Pro Forma
	Pro Forma	Pro Forma	Combined
	Combined	Combined	(Assuming
	(Assuming No	(Assuming 50%	Maximum
($ thousands except share and per share data)	Redemptions)	Redemptions)	Redemptions)

Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Nine Months Ended September 30, 2021
Revenue	$53,688	$53,688	$53,688
Net gain per share – basic and diluted	0.01	0.02	0.02
Weighted‑average Common shares outstanding – basic	109,591,273	95,791,273	88,891,273
Weighted‑average Common shares outstanding – diluted	109,821,842	96,021,842	89,121,842

Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2020
Revenue	$57,421	$57,421	$57,421
Net (loss) per share – basic and diluted	(0.06)	(0.07)	(0.07)
Weighted‑average Common shares outstanding – basic and diluted	109,439,475	95,639,475	88,739,475

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2021
Total assets	$354,617	$216,613	$147,611
Total liabilities	89,046	89,046	89,046
Total temporary equity	1,923	1,923	1,923
Total stockholders’ equity	263,648	125,644	56,642

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share information for Crown and Brivo and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming three conversion scenarios as follows:

•

Assuming No Redemptions: This presentation assumes that no Crown public shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming 50% Redemptions: This presentation assumes that Crown public shareholders holding 13,800,000 shares of Crown Class A ordinary shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the trust account. This scenario gives effect to public share redemptions of 13,800,000 shares of Crown Class A ordinary shares for aggregate redemption payments of $138.0 million using a per share redemption price slightly higher than $10.00 per share (due to investment related gains in the trust account), along with the balance in the trust account, and shares outstanding and subject to redemption.

•

Assuming Maximum Redemptions: This presentation assumes that Crown’s public shareholders holding 20,700,000 shares of Crown Class A ordinary shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the trust account. The Subscription Agreements provide that as a condition to the Convertible Debt Investors’ obligation to consummate the Convertible Debt Financing, at Closing, Crown must have at least $95.0 million in Available Cash (which is inclusive of the aggregate proceeds received from the Convertible Debt Financing) and, if a revolving credit facility exists at Closing, the Available Cash together with the undrawn availability under that facility must be at least $115.0 million after giving effect to Crown share redemptions. This scenario gives effect to public share redemptions of 20,700,000 shares of Crown Class A ordinary shares for aggregate redemption payments of $207.0 million using a per share redemption price slightly higher than $10.00 per share (due to investment related gains in the trust account), along with the balance in the trust account, and shares outstanding and subject to redemption.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if they had occurred on January 1, 2021.

This information is only a summary and should be read together with the summary historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Crown and Brivo and related notes. The unaudited pro forma condensed combined per share information of Crown and Brivo is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of Crown and Brivo would have been had the companies been combined during the periods presented.

	Historical		Pro Forma
			No	50%
	Crown	Brivo	Redemption	Redemption	Maximum Redemption

As of and for the nine months ended September 30, 2021(1)(3)
Book value per share(2)	$(2.40)	$2.35	$2.40	$1.31	$0.64
Net gain/(loss) per share – basic and diluted(4)	0.40	(0.32)	0.01	0.02	0.02

As of and for the twelve months ended December 31, 2020(1)(3)
Book value per share(2)	$0.00	$2.73
Net gain/(loss) per share – basic and diluted	$(0.00)	$0.02	$(0.06)	$(0.07)	$(0.07)
(1)

The book value per share and net loss per share for (a) Crown Class A ordinary shares and (b) Crown Class B ordinary shares and (x) Brivo Class A Common Stock and (y) Brivo Class B Common Stock is the same for the respective periods. Thus, the book value per share and net loss per share are not presented separately for the different classes of Crown ordinary shares and Brivo common stock in the table above. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)	Book value per share is calculated as (a) total permanent equity divided by (b) the total number of shares of common stock outstanding classified in permanent equity.
(3)	No cash dividends were declared during the periods presented.
(4)

At September 30, 2021, Crown had outstanding warrants to purchase up to 14,213,333 shares of New Brivo Class A Common Stock. One whole warrant entitles the holder thereof to purchase one share of New Brivo Class A Common Stock at a price of $11.50 per share. New Brivo’s warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of the New Brivo’s shares outstanding at the time of Closing.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the Annexes and the accompanying consolidated financial statements of Brivo and Crown, in evaluating the Business Combination and the proposals to be voted on at the extraordinary general meeting. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Brivo or Crown may face additional risks and uncertainties that are not presently known to Brivo or Crown, or that Brivo or Crown currently deems immaterial, which may also impair Brivo’s or Crown’s business or financial condition.

Risks Related to Brivo’s Business

Unless otherwise indicated or the context otherwise requires, references in this section to “Brivo,” “we,” “us,” “our,” and other similar terms refer to Brivo and its subsidiary prior to the Business Combination and to New Brivo and its consolidated subsidiaries after giving effect to the Business Combination.

Our actual operating results may differ significantly from the projections contained in this proxy statement/prospectus.

Our guidance, including forward-looking statements, is prepared by management and is qualified by, and subject to, a number of assumptions and estimates that, while presented with numeric specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Many of these uncertainties and contingencies are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, any guidance with respect to our projected financial performance is necessarily only an estimate of what Brivo’s management believes is realizable as of the date the guidance is given. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted-financial data will diminish the farther in the future that the data is forecasted.

Actual operating results may be different from our guidance, and such differences may be adverse and material. If our operating results do not meet the guidance that we provide to the market or the expectations of securities analysts or investors, New Brivo’s stock price may decline substantially.

As we continue to pursue sales to new and existing enterprise subscribers, our sales cycle, forecasting processes, and deployment processes may become more unpredictable and require greater time and expense.

While we rely predominantly on our channel partners to establish new customer relationships, our inside and field sales teams target expansion opportunities with existing mid-market and enterprise customers. Sales to new and existing mid-market and enterprise customers involve risks that may not be present or that are present to a lesser extent with sales to smaller organizations. As we seek to increase our sales to mid-market and enterprise customers, we face more complex customer requirements, substantial upfront sales costs, less predictability, and, in some cases, longer sales cycles than we do with smaller customers. With mid-market and enterprise customers, the decision to subscribe to our platform frequently may require the approval of multiple management personnel and more technical personnel than would be typical of a smaller organization, and accordingly, sales to mid-market and enterprise customers may require us to invest more time educating these potential customers. Purchases by mid-market and larger enterprise customers are also frequently subject to budget constraints and unplanned administrative, processing, and other delays, which means we may not be able to come to agreement on the subscription terms with enterprises. Our ability to successfully sell our platform to mid-market and larger enterprise customers is also dependent upon the effectiveness of our sales force, including new sales personnel, who currently represent the majority of our sales force. In addition, if we are unable to increase sales of our platform to mid-market and larger enterprise customers while mitigating the risks associated with serving such customers, our business, financial position, and operating results may be adversely affected.

We have a history of losses and may not be able to achieve profitability or positive cash flows on a consistent basis. If we cannot achieve profitability or positive cash flows, our business, financial condition, and results of operations may suffer.

We have a history of losses and as a result, we had an accumulated deficit of $22.1 million as of September 30, 2021. We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to enhance our offerings, broaden our channel partner and subscriber bases and pursue larger transactions, expand our sales and marketing activities, expand our operations, hire additional employees, and continue to develop our technology. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. Revenue growth may slow or revenue may decline for a number of possible reasons, including slowing demand for our offerings, increasing competition, or economic downturns, including as a result of the COVID-19 pandemic. You should not consider our revenue growth in recent periods as indicative of our future performance. Any failure to increase our revenue or grow our business could prevent us from achieving profitability at all or on a consistent basis, which would cause our business, financial condition, and results of operations to suffer. Any failure to grow our business could prevent us from achieving positive cash flow on a consistent basis, which would cause our business, financial condition, and results of operations to suffer.

We operate in the emerging and evolving connected property market, which may develop more slowly or differently than we expect. If the connected property market does not grow as we expect, or if we cannot expand our products and services to meet the demands of this market, our revenue may decline, fail to grow or fail to grow at an accelerated rate, and we may incur operating losses.

The market for solutions that brings objects and systems not typically connected to the Internet, such as security monitoring, visitor management and energy management, into an Internet-like structure is still developing, and it is uncertain how rapidly or how consistently this market will continue to develop and the degree to which our platforms and solutions will be accepted into the markets in which we operate. Some subscribers may be reluctant or unwilling to use our platforms and solutions for a number of reasons, including satisfaction with traditional solutions, concerns about additional costs, concerns about data privacy and lack of awareness of the benefits of our platforms and solutions, the timely completion, introduction and market acceptance of our platforms and solutions, the ability to attract, retain and effectively train sales and marketing personnel, the ability to develop and maintain relationships with our channel partners, the effectiveness of our marketing programs, the costs of our platforms and solutions and the success of our competitors. If we are unsuccessful in developing and marketing our platforms and solutions in new markets, or if subscribers do not perceive or value the benefits of our platforms and solutions, the market for our platforms and solutions might not continue to develop or might develop more slowly than we expect, either of which would harm our revenue and growth prospects.

We have expanded our business rapidly in recent periods. If we fail to manage the expansion of our operations and infrastructure effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

We increased our number of full-time employees from 223 as of June 30, 2021 to 259 as of September 30, 2021. Our growth has placed, and may continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to further expand our overall business, channel partner network, subscriber base, headcount and operations, including by acquiring other businesses. Creating and maintaining a global organization and managing a geographically dispersed workforce requires substantial management effort and significant additional investment in our infrastructure. We will be required to continue to improve our operational, financial and management controls and our reporting procedures to ensure timely and accurate reporting of our operational and financial results and we may not be able to do so effectively. As such, we may be unable to manage our expenses effectively in the future, which may negatively impact our gross profit or operating expenses in any particular quarter. If we fail to manage our anticipated growth and change in a manner that preserves the key aspects of our corporate culture, the quality of our solutions may suffer, which could negatively affect our brand and reputation and harm our ability to retain and attract channel partners and subscribers.

Growth of our business will depend on market awareness and a strong brand, and any failure to develop, maintain, protect and enhance our brand would hurt our ability to retain or attract channel partners and subscribers.

We believe that building and maintaining market awareness, brand recognition and goodwill in a cost-effective manner is important to our overall success in achieving widespread acceptance of our existing and future solutions and is an important element in attracting new channel partners and subscribers. An important part of our business strategy is to increase channel partner and subscriber awareness of our brand and to provide marketing leadership, services and support to our channel partner network and direct subscribers. This will depend largely on our ability to continue to provide high-quality products and services, and we may not be able to do so effectively. While we may choose to engage in a broader marketing campaign to further promote our brand, this effort may not be successful. Our efforts in developing our brand may be hindered by the marketing efforts of our competitors and our reliance on our channel partners and strategic partners to promote our brand. If we are unable to cost-effectively maintain and increase awareness of our brand, our business, financial condition, cash flows and results of operations could be harmed.

Growth may place significant demands on our management and our operational and financial infrastructure and require us to commit substantial financial, operational and technical resources to attract, service, and retain an increasing number of channel partners and subscribers. If we are unable to hire, retain, manage and motivate our employees, we may not be able to grow effectively and our business, results of operations and financial condition could be adversely affected.

Our recent growth has placed and may continue to place significant demands on our management and our operational and financial infrastructure. As our operations grow in size, scope and complexity, we will need to increase our sales and marketing efforts and add additional sales and marketing personnel and senior management in various regions worldwide and improve and upgrade our systems and infrastructure to attract, service and retain an increasing number of channel partners and subscribers.

Continued growth could also adversely impact our ability to maintain reliable service levels for our channel partners, develop and improve our operational, financial and management controls, enhance our billing and reporting systems and procedures and recruit, train and retain highly skilled personnel. We may not be successful in attracting, integrating or retaining qualified personnel to fulfill our current or future needs, including senior management, engineers, designers, product managers, operations, logistics and supply chain personnel. The loss of services of senior management or other key employees could significantly delay or prevent the achievement of our development and strategic objectives. In particular, we depend to a considerable degree on the vision, skills, experience and effort of our founder, Chief Executive Officer and Director, Steve Van Till. The replacement of senior management or other key personnel would likely involve significant time and costs, and such loss could significantly delay or prevent the achievement of our business objectives and future growth. Additionally, our productivity and the quality of our solutions and services may be adversely affected if we do not integrate and train our new employees quickly and effectively.

We may pursue business opportunities that diverge from our current business model, which may cause our business to suffer.

We may pursue business opportunities that diverge from our current business model, including but not limited to expanding our platforms and solutions and investing in new and unproven technologies. We can offer no assurance that any such new business opportunities will prove to be successful. Among other negative effects, our pursuit of such business opportunities could reduce operating margins and require more working capital, subject us to additional federal state, and local laws and regulations, materially and adversely affect our business, financial condition, cash flows or results of operations.

Our strategy includes pursuing acquisitions, and our potential inability to successfully integrate newly-acquired technologies, assets or businesses may harm our financial results. Future acquisitions of technologies, assets or businesses could require significant management attention, disrupt our business, adversely affect our results of operations, and if which are paid for partially or entirely through the issuance of stock or stock rights could dilute the ownership of our existing stockholders.

We believe part of our growth will continue to be driven by acquisitions of other companies or their technologies, assets and businesses. For example, on February 26, 2020, we expanded by completing the Parakeet Acquisition. The Parakeet Acquisition and other acquisitions we may complete in the future may subject us to risks, including:

•	incurring higher than anticipated capital expenditures and operating expenses;
•	failing to assimilate and integrate the operations and personnel or failing to retain the key personnel of the acquired company or business;
•	failing to retain channel partners and service providers and other third-party business partners seeking to terminate or renegotiate their relationships with us;

•	failing to integrate the acquired technologies, or incurring significant expense to integrate acquired technologies into our platforms and solutions;
•	disrupting our ongoing business;
•	encountering complexities associated with managing a larger, more complex and growing business;
•	diverting our management’s attention and other company resources;
•	failing to maintain uniform standards, controls and policies;
•	incurring significant accounting charges;
•	impairing relationships with employees, channel partners or subscribers;
•

finding that the acquired technology, asset or business does not further our business strategy, that we overpaid for the technology, asset or business or that we may be required to write off acquired assets or investments partially or entirely;

•	failing to realize the expected synergies of the transaction;
•	being exposed to unforeseen liabilities and contingencies that were not identified prior to acquiring the technology, asset or business; and
•	being unable to generate sufficient revenue and profits from acquisitions to offset the associated acquisition costs.

Fully integrating an acquired technology, asset or business into our operations may take a significant amount of time. We may not be successful in overcoming these risks or any other problems encountered with future acquisitions. To the extent we do not successfully avoid or overcome the risks or problems related to any such acquisitions, or fail to manage the acquired business or execute our integration and growth strategy in an efficient and effective manner, our business, financial condition, cash flows and results of operations may be adversely affected. Acquisitions also could impact our financial position and capital requirements, or could cause fluctuations in our quarterly and annual results of operations. Acquisitions could include significant goodwill and intangible assets, which may result in future impairment charges that would reduce our stated earnings. We may incur significant costs in our efforts to engage in strategic transactions and these expenditures may not result in successful acquisitions.

We expect that the consideration we might pay for any future acquisitions of technologies, assets or businesses could include stock, rights to purchase stock, cash or some combination of the foregoing. If New Brivo issues stock or rights to purchase stock in connection with future acquisitions, net income per share and then-existing holders of the Post-Closing Combination’s common stock may experience dilution.

We may be subject to significant additional liabilities as a result of the Parakeet Acquisition for which we will not be indemnified.

In connection with the Parakeet Acquisition, we assumed certain historic liabilities of Parakeet, including pre-closing liabilities relating to current and former employees of Parakeet, pre-closing compliance by Parakeet with applicable laws and pre-closing performance by Parakeet of the assumed contracts. In addition to the known liabilities we assumed, there could be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations and there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. Further, while the terms of the Parakeet Acquisition transaction documents provide for us to be indemnified for breaches of certain representations and warranties made about Parakeet, the liabilities that arise may not entitle us to contractual indemnification or our contractual indemnification may not be effective. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business and our prospects.

We rely on the performance of our senior management and highly skilled personnel, and if we are unable to attract, retain and motivate well-qualified employees, our business and results of operations could be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of senior management and key personnel, including Steve Van Till, our Chief Executive Officer, and our other senior officers. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract them. In addition, the loss of any of our senior management or key personnel could interrupt our ability to execute our business plan, as such individuals may be difficult to replace. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business and results of operations may be adversely affected.

The markets in which we participate are highly competitive and many companies, including new market entrants, large technology companies, broadband and security service providers and other managed service providers, are actively targeting the home automation, security monitoring, video monitoring and energy management markets. If we are unable to compete effectively with these companies, our sales and profitability could be adversely affected.

We compete in several markets, including security, video, automation and energy management. The markets in which we participate are highly competitive and competition may intensify in the future.

Our ability to compete depends on a number of factors, including:

•	our platforms’ and solutions’ functionality, performance, ease of use and installation, reliability, availability and cost effectiveness relative to that of our competitors’ products;
•	our success in utilizing new and proprietary technologies to offer solutions and features previously not available in the marketplace;
•	our success in identifying new markets, applications and technologies;
•	our ability to attract and retain channel partners;
•	our name recognition and reputation;
•	our ability to recruit software engineers and sales and marketing personnel; and
•	our ability to effectively obtain, maintain, protect and enforce our intellectual property and proprietary rights.

Subscribers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. In the event a subscriber decides to evaluate a new home automation, security monitoring, video monitoring, or energy management solution, the subscriber may be more inclined to select one of our competitors whose product offerings are broader than those that we offer. In addition, while the COVID-19 pandemic continues, subscribers may prefer to purchase products that they can install themselves. If there are continuing restrictions on our channel partners’ ability to meet with residential and commercial property owners in person, our ability to compete will depend on our ability to make our products available for remote installation or to make some of our products easily installable by subscribers rather than solely by our channel partners.

Our current competitors include providers of other connected property and interactive security platforms, including Alarm.com, Latch, SmartRent, Motorola and Gentec, which sell solutions to service providers, cable operators, technology retailers and other residential and commercial automation providers. In addition, our channel partners compete with security solutions sold directly to subscribers, as well as managed service providers, such as cable television, telephone and broadband companies like AT&T Inc., Comcast Cable Communications, LLC and Rogers Communications, Inc. In addition, we may compete with other large and small technology companies that offer control capabilities among their products, applications and services.

Many of our competitors have longer operating histories, greater name recognition, larger subscriber bases and significantly greater financial, technical, sales, marketing, distribution and other resources than we have. We expect to encounter new competitors as we enter new markets as well as increased competition, both domestically and internationally, from other established and emerging home automation, security monitoring, video monitoring and automation and energy management companies as well as large technology companies. In addition, there may be new technologies that are introduced that reduce demand for our solutions or make them obsolete. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties and rapidly acquire significant market share. Increased competition could also result in price reductions and loss of market share, any of which could result in lower revenue and negatively affect our ability to grow our business.

If we are unable to sustain pricing levels for our products and services, our business could be adversely affected.

If we are unable to sustain pricing levels for our cloud-based solutions and hardware products, whether due to competitive pressure or otherwise, our gross margins could be significantly reduced. In addition, our decisions around the development of new software, services and products are grounded in assumptions about eventual pricing levels. If there is price compression in the market after these decisions are made, it could have a negative effect on our business.

We may be unable to attract new channel partners and subscribers and maintain channel partner and subscriber satisfaction with current channel partners and subscribers, which could have an adverse effect on our business and rate of growth.

We have experienced significant channel partner and subscriber growth over the past several years. Our continued business and revenue growth are dependent on our ability to continuously attract and retain channel partners and subscribers, and we cannot be sure that we will be successful in these efforts, or that channel partner and subscriber retention levels will not materially decline. There are a number of factors that could lead to a decline in channel partner and subscriber levels or that could prevent us from increasing our channel partner and subscriber levels, including:

•

our failure to introduce new features, software, products or solutions that channel partners and subscribers find functional and reliable, or our introduction of new products or solutions, or changes to existing products and solutions that are not favorably received;

•	harm to our brand and reputation;
•	pricing and perceived value of our offerings;
•	our inability to deliver quality products and solutions in a timely manner;
•	our channel partners and subscribers engaging with competitive software, services, products and solutions;
•	technical or other problems preventing channel partners or our subscribers from using our products and solutions in a reliable manner or otherwise affecting the subscriber experience;
•	perceived or actual data breaches or other cybersecurity events experienced by us or our third-party service providers;
•	deterioration of the commercial real estate industry; and
•	deteriorating general economic conditions or changes in subscriber spending preferences or buying trends.

Additionally, further expansion into international markets will create new challenges in attracting and retaining channel partners and subscribers that we may not successfully address. As a result of these factors, we cannot be sure that our channel partner or subscriber levels will be adequate to maintain or permit the expansion of our operations. A decline in channel partner or subscriber levels could have an adverse effect on our business, financial condition and operating results.

Aggressive business tactics by our competitors may reduce our revenue.

Increased competition in the markets in which we compete may result in aggressive business tactics by our competitors, including:

•	selling at a discount;
•	offering products similar to our platforms and solutions on a bundled basis at no charge;
•	announcing competing products combined with extensive marketing efforts;
•	providing financing incentives to subscribers; and
•	asserting intellectual property rights irrespective of the validity of the claims.

Our channel partners may switch and offer the products and services of competing companies, which would adversely affect our sales and profitability. Competition from other companies may also adversely affect our negotiations with channel partners and suppliers, including requiring us to lower our prices. Opportunities to take market share using innovative products, services and sales approaches may also attract new entrants to the connected property space. We may not be able to compete successfully with the offerings and sales tactics of other companies, which could result in the loss of channel partners offering our platforms and solutions and, as a result, our revenue and profitability could be adversely affected.

If we fail to compete successfully against our current and future competitors, or if our current or future competitors employ aggressive business tactics, including those described above, demand for our platforms and solutions could decline, we could experience cancellations of our services to subscribers, or we could be required to reduce our prices or increase our expenses.

We are dependent on our connected property solutions, and the lack of continued market acceptance of our connected property solutions would result in lower revenue.

Our connected property solutions account for substantially all of our revenue and will continue to do so for the foreseeable future. As a result, our revenue could be reduced by:

•	any decline in demand for our connected property solutions;
•	the failure of our connected property solutions to achieve continued market acceptance;
•	the introduction of products and technologies that serve as a replacement or substitute for, or represent an improvement over, our connected property solutions;
•	technological innovations or new communications standards that our connected property solutions do not address; and
•	our inability to release enhanced versions of our connected property solutions on a timely basis.

We are vulnerable to fluctuations in demand for Internet-connected devices in general and interactive security systems in particular. If the market for connected home and commercial solutions grows more slowly than anticipated or if demand for connected home and commercial solutions does not grow as quickly as anticipated, whether as a result of competition, product obsolescence, technological change, unfavorable economic conditions, uncertain geopolitical environments, budgetary constraints of our consumers or other factors, we may not be able to continue to increase our revenue and earnings and our stock price would decline.

Mergers or other strategic transactions involving our competitors could weaken our competitive position, which could adversely affect our ability to compete effectively and harm our results of operations.

Our industry is highly fragmented, and we believe it is likely that some of our existing competitors will consolidate or be acquired. In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with systems integrators, third-party consulting firms or other parties. Any such consolidation, acquisition, alliance or cooperative relationship could adversely affect our ability to compete effectively and lead to pricing pressure and our loss of market share and could result in a competitor with greater financial, technical, marketing, service and other resources, all of which could harm our business, financial condition, cash flows and results of operations.

A significant decline in our subscription revenue renewal rate would have an adverse effect on our business, financial condition, cash flows and results of operations.

SaaS revenue is generated from monthly fees invoiced to our channel partners based on subscriber account activity. Subscribers could elect to terminate our services in any given month. If our efforts and our channel partners’ efforts to satisfy our existing subscribers are not successful, we may not be able to retain them or sell additional functionality to them and, as a result, our revenue and ability to grow could be adversely affected.

Our channel partners, who resell our services to our subscribers, have indicated that they typically have three to five-year service contracts with our subscribers. Our SaaS and license revenue renewal rate is calculated across our entire subscriber base, including subscribers whose contract with their channel partner reached the end of its contractual term during the measurement period, as well as subscribers whose contract with their channel partner has not reached the end of its contractual term during the measurement period, and is not intended to estimate the rate at which our subscribers renew their contracts with our channel partners. As a result, we may not be able to accurately predict future trends in renewals and the resulting churn. Subscribers may choose not to renew their contracts for many reasons, including the belief that our service is not required for their needs or is otherwise not cost-effective, a desire to reduce discretionary spending, or a belief that our competitors’ services provide better value. Additionally, our subscribers may not renew for reasons entirely out of our control, such as moving a residence or the dissolution of their business, which is particularly common for small to mid-sized businesses. A significant increase in our churn would have an adverse effect on our business, financial condition, cash flows or results of operations.

If we are unable to develop new products and services and sell them into new markets or further penetrate our existing markets, our revenue may not grow as expected.

Our ability to increase sales will depend, in large part, on our ability to enhance and improve our platforms and solutions, introduce new solutions in a timely manner, sell into new markets and further penetrate our existing markets. The success of any enhancement or new solution or service depends on several factors, including the successful integration into our platform, timely completion, introduction and market acceptance of enhanced or new solutions, the ability to maintain and develop relationships with channel partners, the ability to attract, retain and effectively train sales and marketing personnel and the effectiveness of our marketing programs. Any new product or service we develop or acquire may not be introduced in a timely or cost-effective manner, and may not achieve the broad market acceptance necessary to generate significant revenue. Any new markets into which we attempt to sell our platforms and solutions, including new vertical markets and new countries or regions, may not be receptive. Our ability to further penetrate our existing markets depends on the quality, availability and reliability of our platforms and solutions and our ability to design our platforms and solutions to meet channel partner and subscriber demand.

The technology we employ may become obsolete, and we may need to incur significant capital expenditures to update our technology.

Our industry is characterized by rapid technological innovation. Our platforms and solutions interact with the hardware and software technology of systems and devices located at our subscribers’ properties and we depend upon cellular, broadband and other telecommunications providers to provide communication paths to our subscribers in a timely and efficient manner. We may be required to implement new technologies or adapt existing technologies in response to changing market conditions, subscriber preferences or industry standards, which could require significant capital expenditures. The discontinuation of cellular communication technology, cellular networks or other services by telecommunications service providers can affect our services and require our subscribers to upgrade to alternative and potentially more expensive, technologies.

It is also possible that one or more of our competitors could develop a significant technical advantage that allows them to provide additional or superior quality products or services, or to lower their price for similar products or services, which could put us at a competitive disadvantage. Our inability to adapt to changing technologies, market conditions or subscriber preferences in a timely manner could materially and adversely affect our business, financial condition, cash flows or results of operations.

If we are unable to adapt to technological change, including maintaining compatibility with a wide range of devices, our ability to remain competitive could be impaired.

The market for connected home and commercial solutions is characterized by rapid technological change, frequent introductions of new products and evolving industry standards. Our ability to attract new subscribers and increase revenue from existing subscribers will depend in significant part on our ability to anticipate changes in industry standards, to continue to enhance our existing solutions or introduce new solutions on a timely basis to keep pace with technological developments, and to maintain compatibility with a wide range of connected devices in residential and commercial properties. We may change aspects of our platforms and may utilize open source technology in the future, which may cause difficulties including compatibility, stability and time to market. The success of any enhanced or new product or solution will depend on several factors, including the timely completion and market acceptance of the enhanced or new product or solution. Similarly, if any of our competitors implement new technologies before we are able to implement them, those competitors may be able to provide more effective products than ours, possibly at lower prices. Any delay or failure in the introduction of new or enhanced solutions could harm our business, financial condition, cash flows and results of operations.

Our products and services may be affected from time to time by design and manufacturing defects that could adversely affect our business and result in harm to our reputation.

We offer complex software and hardware products and services that can be affected by design and manufacturing defects. Sophisticated full building operating system software and applications, such as those offered by us, have issues that can unexpectedly interfere with the intended operation of hardware or software products. Defects may also exist in components and products that we source from third parties. Any such defects could make our software, services and products unsafe, create a risk of property damage and personal injury, and subject us to the hazards and uncertainties of product liability claims and related litigation. In addition, from time to time, we may experience outages, service slowdowns, or errors that affect our software and full building operating system offerings. As a result, our services may not perform as anticipated and may not meet channel partner or subscriber expectations. There can be no assurance that we will be able to detect and fix all issues and defects in the hardware, software, and services we offer. Failure to do so could result in widespread technical and performance issues affecting our products and services and could lead to claims against us. We maintain general liability insurance; however, design and manufacturing defects, and claims related thereto, may subject us to judgments or settlements that result in damages materially in excess of the limits of our insurance coverage.

We sell security solutions and if our products or services fail for any reason, we could be subject to liability and our business could suffer.

We sell security solutions, which are designed to secure the safety of our subscribers and their residences or commercial properties. If these solutions fail for any reason, including due to defects in our software, a carrier outage, technical errors or omissions, a failure on the part of one of our channel partners or user error, some of which have happened from time to time, we could be subject to liability for such failures and our business could suffer.

Our platforms and solutions may contain undetected defects in the software, infrastructure, third-party components or processes. In addition, due to the COVID-19 pandemic, we have enabled substantially all of our employees to work remotely which may make us more vulnerable to cyber-attacks and may create operational or other challenges, any of which could harm our systems or our business. Although we have taken precautionary measures to prepare for these threats and challenges, there is no guarantee that our precautions will fully protect our systems. We continue to monitor the situation and may adjust our current policies as more information and guidance become available. If our platforms or solutions suffer from defects, we could experience harm to our branded reputation, claims by our subscribers or channel partners or lost revenue during the period required to address the cause of the defects. We have found and may find defects in new, acquired or upgraded solutions, resulting in loss of, or delay in, market acceptance of our platforms and solutions, which could harm our business, financial condition, cash flows or results of operations.

Since solutions that enable our platforms are installed by our channel partners, if they do not install or maintain such solutions correctly, our platforms and solutions may not function properly. If the improper installation or maintenance of our platforms and solutions leads to service or equipment failures after introduction of, or an upgrade to, our platforms or a solution, we could experience harm to our branded reputation, claims by our subscribers or channel partners or lost revenue during the period required to address the cause of the problem. Further, we rely on our channel partners to provide the primary source of support and ongoing service to our subscribers and, if our channel partners fail to provide an adequate level of support and services to our subscribers, it could have a material adverse effect on our reputation, business, financial condition, cash flows or results of operations.

Any defect in, or disruption to, our platforms and solutions could cause subscribers not to purchase additional solutions from us, prevent potential subscribers from purchasing our platforms and solutions or harm our reputation. Although our terms of use and contracts with our channel partners limit our liability to our channel partners for these defects, disruptions or errors, we could be subject to litigation for actual or alleged losses to our channel partners or our subscribers, which may require us to spend significant time and money in litigation or arbitration, or to pay significant settlements or damages. Defending a lawsuit, regardless of its merit, could be costly, divert management’s attention and affect our ability to obtain or maintain liability insurance on acceptable terms and could harm our business. Although we currently maintain some warranty reserves, we cannot assure you that these warranty reserves will be sufficient to cover future liabilities.

Subscribers may choose to adopt products that provide control of discrete functions rather than adopting our connected property solutions. If we are unable to increase market awareness of the benefits of our products and services, our revenue may not continue to grow, or it may decline.

Many vendors have emerged, and may continue to emerge, to provide point products with advanced functionality for use in connected properties, such as a video doorbell or thermostats that can be controlled by an application on a smartphone. We expect more and more consumer electronic and consumer appliance products to be network-aware and connected, each likely to have its own smart device (phone or tablet) application. Subscribers may be attracted to the relatively low costs of these point products and the ability to expand their connected property control solution over time with minimal upfront costs, which may reduce demand for our connected property solutions. If so, our channel partners may offer the point products and services of competing companies rather than our connected property solutions, which would adversely affect our sales and profitability. If a significant number of channel partners in our target market choose to adopt point products rather than our connected property solutions, then our business, financial condition, cash flows and results of operations will be adversely effected, and we may not be able to achieve sustained growth and our business may decline.

Risks Related to Intellectual Property and Information Technology

Unless otherwise indicated or the context otherwise requires, references in this section to “Brivo,” “we,” “us,” “our,” and other similar terms refer to Brivo and its subsidiary prior to the Business Combination and to New Brivo and its consolidated subsidiaries after giving effect to the Business Combination..

If we are unable to acquire or otherwise obtain necessary intellectual property rights or if we fail to protect, maintain or enforce our intellectual property and proprietary rights adequately, our business could be harmed.

We believe that our proprietary technology and other intellectual property rights are essential to establishing and maintaining our leadership position. We seek to protect our intellectual property through trade secrets, copyrights, confidentiality, non-compete and nondisclosure agreements, patents, trademarks, domain names and other measures, some of which afford only limited protection. However, the steps we take to protect our intellectual property may be inadequate, and various factors outside our control pose a threat to our intellectual property rights. For example, despite our efforts to protect our intellectual property and proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. Our means of protecting our intellectual property proprietary rights may not be adequate or our competitors may independently develop similar or superior technology, or design around our intellectual property. In addition, the laws of some foreign countries do not protect intellectual property and proprietary rights to as great an extent as the laws of the United States. Intellectual property protections may also be unavailable, limited or difficult to enforce in some countries, which could make it easier for competitors to capture market share. Our failure or inability to adequately obtain, maintain, protect or enforce our intellectual property and proprietary rights could harm our business, financial condition, cash flows and results of operations.

We have filed for patent and trademark protection in the United States, but such protections can be expensive and may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights, or may be difficult to enforce in practice. We make business decisions about whether and where to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. We also cannot assure you that any future patent, trademark, or other intellectual property registrations will be issued for our pending or future applications or that any of our current or future patents, trademarks or other intellectual property rights will be valid, enforceable, sufficiently broad in scope, provide adequate protection of our technology or other proprietary rights, or provide us with any competitive advantage. For example, it is possible that third parties, including our competitors, may obtain patents relating to technologies that overlap or compete with our technology. If third parties obtain patent protection with respect to such technologies, they may assert that our technology infringes their patents and seek to charge us a licensing fee or otherwise preclude the use of our technology. Any of our intellectual property rights could also be challenged, invalidated or held unenforceable through administration process or litigation. Additionally, legal standards relating to the validity, scope of protection and enforceability of intellectual property rights are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our intellectual property rights. Furthermore, any additional investment in protecting our intellectual property rights through trademark, patent or other intellectual property filings could be time consuming and expensive, both in terms of application and maintenance costs.

We also attempt to protect our intellectual property, technology, and other confidential or proprietary information by requiring our employees, contractors, and other third parties who develop intellectual property on our behalf to enter into confidentiality and invention assignment agreements, and third parties we share information with to enter into nondisclosure and confidentiality agreements. However, we cannot guarantee that we will be successful in maintaining, protecting, or enforcing the confidentiality of our trade secrets or that our non-disclosure agreements will provide sufficient protection of our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or other disclosure. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our platform or offerings. These agreements may be insufficient or breached, or may not effectively prevent unauthorized access to or unauthorized use, disclosure, misappropriation, or reverse engineering of, our confidential information, intellectual property, or technology. Moreover, these agreements may not provide an adequate remedy for breaches or in the event of unauthorized use or disclosure of our confidential information or technology, or infringement of our intellectual property. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret or know-how is difficult, fact-intensive, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets and know-how. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed. The loss of trade secret protection could make it easier for third parties to compete with our products and services by copying functionality. Additionally, individuals not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property, and, to the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

To protect our intellectual property, we may also be required to spend significant resources to monitor and enforce our rights. To prevent unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement, misappropriation or other violation of our intellectual property and proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and we cannot assure you that we will be successful in such action. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights, and many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon, or misappropriating or otherwise violating our intellectual property.

An assertion by a third party that we are infringing, misappropriating or otherwise violating its intellectual property could subject us to costly and time-consuming litigation or expensive licenses that could harm our business and results of operations.

The industries in which we compete are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets, and by frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. We have in the past and may in the future be involved with and subject to patent or other intellectual property-related litigation. As we face increasing competition and become increasingly high profile, the possibility of receiving a larger number of intellectual property claims against us grows. Claims by third parties that we infringe, misappropriate or otherwise violate their proprietary technology or other intellectual property rights could harm our business, and our insurance may not cover intellectual property infringement claims that may be made.

Even if we were to prevail in any litigation matters to which we are a party, ongoing litigation could continue to be costly and time-consuming, divert the attention of our management and key personnel from our business operations and dissuade potential channel partners or subscribers from purchasing our solutions and products, which may materially harm our business. During the course of each of these litigation matters, we anticipate announcements of the results of hearings and motions, and other interim developments related to the litigation matters at hand. If securities analysts or investors regard these announcements as negative, the market price of our common stock may decline.

We might not prevail in any intellectual property infringement litigation given the complex technical issues and inherent uncertainties in such litigation and our channel partner contracts may require us to indemnify them against liabilities they may incur as a result of our infringement or alleged infringement of any third party intellectual property. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays or require us to enter into royalty or licensing agreements. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, we currently have a limited portfolio of issued patents compared to our larger competitors, and therefore may not be able to effectively utilize our intellectual property portfolio to assert defenses or counterclaims in response to patent infringement claims or litigation brought against us by third parties. Further, litigation may involve patent holding companies or other adverse patent owners who have no relevant products or revenues and against which our potential patents provide no deterrence, and many other potential litigants have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Given that our platforms and solutions integrate with many aspects of a property, the risk that our platforms and solutions may be subject to these allegations is exacerbated. As we seek to extend our platforms and solutions, we could be constrained by the intellectual property rights of others. If our platforms and solutions exceed the scope of in-bound licenses or violate any third party proprietary rights, we could be required to withdraw those solutions from the market, re-develop those solutions or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our platforms and solutions, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition, cash flows and results of operations. If we were compelled to withdraw any of our platforms and solutions from the market, our business, financial condition, cash flows and results of operations could be harmed.

The use of open source software in our products and services may expose us to additional risks and harm our intellectual property.

Some of our platforms and solutions use or incorporate software that is subject to one or more open source licenses, and we may incorporate open source software in the future. Open source software is typically freely accessible, usable and modifiable. Some open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software or to make any derivative works of the open source code available to others on potentially unfavorable terms or at no cost, and we may be subject to such terms.

The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and accordingly there is a risk that those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our platforms and solutions. In that event, we could be required to seek licenses from third parties in order to continue offering our platforms and solutions, to re-develop our platforms and solutions, to discontinue sales of our platforms and solutions or to release our proprietary software code under the terms of an open source license, any of which could harm our business. Further, given the nature of open source software, it may be more likely that third parties might assert copyright and other intellectual property infringement claims against us based on our use of these open source software programs. Litigation could be costly for us to defend, have a negative effect on our business, financial condition, cash flows and results of operations or require us to devote additional research and development resources to change our solutions.

In addition, if we were to combine our proprietary software offerings with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary software to the public.

Although we are not aware of any use of open source software in our platforms and solutions that would require us to disclose all or a portion of the source code underlying our core solutions, it is possible that such use may have inadvertently occurred in deploying our platforms and solutions. Additionally, if a third party software provider has incorporated types of open source software into software we license from such third party for our platforms and solutions without our knowledge, we could be required to disclose the source code to our platforms and solutions. This could allow competitors to create similar products with less development effort and time and harm our intellectual property position as well as our business, financial condition, cash flows and results of operations.

In addition to the risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or assurance of title or controls on origin of the software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. In addition, many of the risks associated with usage of open source software, such as the lack of warranties or assurances of title, cannot be eliminated, and could negatively impact our business.

We may be obligated to disclose our proprietary source code to certain of our customers, which may limit our ability to protect our intellectual property and proprietary rights and could reduce the renewals of our solutions.

Some of our customer agreements contain provisions permitting the customer to become a party to, or a beneficiary of, a source code escrow agreement under which we place the proprietary source code for certain of our products in escrow with a third party. Under these source code escrow agreements, our source code may be released to the customer upon the occurrence of specified events, such as in situations of our bankruptcy or insolvency or our breach of the applicable agreement. Disclosing the content of our source code may limit the intellectual property protection we can obtain or maintain for our source code and our products containing that source code and may facilitate intellectual property infringement, misappropriation and other violation claims against us. Following any such release, we cannot be certain that customers will comply with the restrictions on their use of the source code and we may be unable to monitor and prevent unauthorized disclosure of such source code by customers. Any increase in the number of people familiar with our source code as a result of any such release also may increase the risk of a successful hacking attempt. Any of these circumstances could result in a material adverse effect on our business, financial condition and results of operations.

We rely on third-party providers of licensed software and services that are important to the operations of our business.

Some aspects of our business depend on third-party software and service providers, including our channel partners. We rely on technology that we license from third parties and use in our software, services and products to perform key functions and provide critical functionality. With regard to licensed software technology, we are dependent upon the ability of third parties to maintain, enhance or develop their software and services on a timely and cost-effective basis, to meet industry technological standards and innovations to deliver software and services that are free of defects or security vulnerabilities, and to ensure their software and services are free from disruptions or interruptions. Further, these third-party services and software licenses may not always be available to us on commercially reasonable terms or at all.

In addition, if we fail to comply with any of the obligations under our third-party agreements, we may be required to pay damages and the applicable counterparty may have the right to terminate the agreement. Termination by the applicable counterparty may cause us to lose valuable rights and could prevent us from selling our products and services, or inhibit our ability to commercialize future products and services. Our business may suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed intellectual property against infringing third parties, if the licensed intellectual property rights are found to be invalid or unenforceable or if we are unable to enter into necessary licenses on acceptable terms. In addition, our rights to certain software and services licensed to us are licensed to us on a non-exclusive basis. The owners of these non-exclusively licensed rights are therefore free to license them to third parties, including our competitors, on terms that may be superior to those offered to us, which could place us at a competitive disadvantage. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s rights. In the future, we may also identify additional third-party intellectual property that we may need to license to conduct our business, including to develop or commercialize new products or services. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on sales of our products and services. Such royalties are a component of the cost of our products or services and may affect the margins on our products and services.

In addition, the agreements under which we license software or services from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant software or services, or increase what we believe to be our financial or other obligations under the relevant agreement. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition and results of operations.

If we are unable to enter into the necessary licenses on acceptable terms or at all, or if our agreements with third-party software or services vendors are terminated, not renewed or the third-party software or services become obsolete, fail to function properly, are incompatible with future versions of our products or services, are defective or otherwise fail to address our needs, there is no assurance that we would be able to replace the functionality provided by the third-party software or services with software or services from alternative providers. Any of these factors could have a material adverse effect on our financial condition, cash flows or results of operations.

We benefit from integration of our products and services with third-party platform providers. If these developers choose not to work with us, or are acquired by our competitors, our business and results of operations may be harmed.

Our solutions are incorporated into the hardware of our third-party platform providers. For example, our hardware platform partners produce control devices that deliver our platform services to subscribers. It may be necessary in the future to renegotiate agreements relating to various aspects of these solutions or other third-party solutions. The inability to easily integrate with, or any defects in or disruption in the supply or availability of, any third-party solutions could result in increased costs, or in delays in new product releases or updates to our existing solutions until such issues have been resolved, which could have a material adverse effect on our business, financial condition, cash flows, results of operations and future prospects and could damage our reputation. In addition, if these third-party solution providers choose not to partner with us, choose to integrate their solutions with our competitors’ platforms, or are unable or unwilling to update their solutions, our business, financial condition, cash flows and results of operations could be harmed. Further, if third-party solution providers that we partner with or that we would benefit from partnering with are acquired by our competitors, they may choose not to offer their solutions on our platforms, which could adversely affect our business, financial condition, cash flows and results of operations.

Our applications run on mobile operating systems, networks, and devices that we do not control and we rely on wireless carriers to provide access to wireless networks through which we provide our services and any interruption of such access would impair our business.

Our applications run on mobile operating systems, networks, and devices that we do not control and which are an integral part of our services. The mobile operating systems, networks, and devices on which our applications run may suspend support for our applications or may impose additional restrictions or otherwise change such that our application ceases to be compatible with such mobile operating systems, networks, and devices. Any such changes may result in the incurrence of additional expenses in order to return our applications to compatibility. In addition, the inability to provide our applications on any mobile operating systems, networks, and devices could have a material adverse effect on our business, financial condition, cash flows and results of operations.

In addition, we rely on wireless carriers to provide access to wireless networks for machine-to-machine data transmissions, which are an integral part of our services. Our wireless carriers may suspend wireless service to expand, maintain or improve their networks, or may discontinue or sunset older wireless networks as new technology evolves. For example, some cellular carriers have announced their intention to shut down their 3G and CDMA wireless networks by the end of 2022 which may require our subscribers to upgrade to alternative and potentially more expensive technologies. Any suspension or other interruption of services would adversely affect our ability to provide our services to our channel partners and subscribers and may adversely affect our reputation. In addition, the inability to provide uninterrupted services, maintain our existing contracts with our wireless carriers or enter into new contracts with such wireless carriers could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Real or perceived errors, failures, vulnerabilities or bugs in our technology could harm our business, financial condition and results of operations.

Errors, failures, vulnerabilities or bugs may occur in our solutions, especially when updates are deployed or new offerings and functionalities are rolled out. Any such errors, failures, vulnerabilities or bugs may be difficult to detect and may not be found until after they are deployed to our customers. Real or perceived errors, failure, vulnerabilities or bugs in our solutions, or delays in or difficulties implementing our solution releases, could result in negative publicity, loss of or delay in market acceptance of our solutions, a decrease in customer satisfaction or adoption rates, delayed product introductions, compromised ability to protect the data (including personal data) of our users and our intellectual property, an inability to provide some or all of our services, loss of competitive position, or claims by customers for losses sustained by them, all of which could adversely affect our business, financial condition and results of operations. Such errors, bugs, vulnerabilities or defects could also be exploited by malicious actors and result in exposure of data of users of our solutions, or otherwise result in a security breach or other security incident. We may need to expend significant financial and development resources to analyze, correct, eliminate or work around errors or defects or to address and eliminate vulnerabilities.

The proper and efficient functioning of our information technology and data back-up systems is central to our products and services.

Our solutions operate with a hosted architecture and we update our solutions regularly while our solutions are operating. If our solutions and/or upgrades fail to operate properly, our solutions could stop functioning for a period of time, which could put our users at risk. Our ability to keep our business operating is highly dependent on the proper and efficient operation of our information technology and data back-up systems. If our solutions are unavailable or if our users are unable to access our offerings or deploy them within a reasonable amount of time, or at all, our business could be harmed. Frequent or persistent interruptions in our products and services could cause users to believe that our products or services are unreliable, leading them to switch to our competitors or to otherwise avoid our products and services. Although the information technology systems we use have back-up computer and power systems, if there is a catastrophic event, natural disaster, terrorist attack, security breach or other extraordinary event, we may be unable to provide our subscribers with uninterrupted monitoring service or may be unable to adequately protect confidential information and data from unauthorized access or loss. Furthermore, because data back-up systems are susceptible to malfunctions and interruptions (including those due to equipment damage, power outages, human error, computer viruses, computer hacking, data corruption and a range of other hardware, software and network problems), we cannot guarantee that we will not experience data back-up failures in the future. A significant or large-scale security breach, malfunction or interruption of our information technology or data back-up systems could adversely affect our ability to keep our operations running efficiently or could result in unauthorized access to or loss of data. If such an event results in unauthorized access to or loss of channel partner, subscriber, employee or other personally identifiable data subject to data privacy and security laws and regulations, then it could result in substantial fines by U.S. federal and state authorities, foreign data privacy authorities in the European Union, or the EU, Canada, and other countries, and/or private claims by companies or individuals. If a malfunction or security breach results in a wider or sustained disruption, it could have a material adverse effect on our reputation, business, financial condition, cash flows or results of operations.

Failure to maintain the security of our information and technology networks, including information relating to our channel partners, other service providers, subscribers and employees, could adversely affect us.

We are dependent on information technology networks and systems, including the Internet, to process, transmit and store electronic information and, in the normal course of our business, we collect and retain information pertaining to our channel partners, subscribers and employees, including personally identifiable information and other sensitive information. If security breaches in connection with the delivery of our solutions allow unauthorized third parties to access any of this data or obtain control of our subscribers’ systems, our reputation, business, financial condition, cash flows and results of operations could be harmed.

The legal, regulatory and contractual environment surrounding information security, privacy and credit card fraud is constantly evolving and companies that collect and retain such information are under increasing attack by cyber-criminals around the world. Further, as the regulatory focus on privacy issues continues to increase and worldwide laws and regulations concerning the protection of data and personal information expand and become more complex, these potential risks to our business will intensify. A significant actual or perceived theft, loss, fraudulent use or misuse of channel partner, subscriber, employee or other personally identifiable data, whether by third parties or as a result of employee malfeasance or otherwise, non-compliance with our contractual or other legal obligations regarding such data or a violation of our privacy and security policies with respect to such data could result in loss of confidential information, damage to our reputation, early termination of our channel partner contracts, litigation, regulatory investigations or actions and other liabilities or actions against us, including significant fines by U.S. federal and state authorities, foreign data privacy authorities in the EU, Canada, and other countries and private claims by companies and individuals for violation of data privacy and security regulations. To the extent that any such exposure leads to credit card fraud or identity theft, we may experience a general decline in channel partner and subscriber confidence in our business, which may lead to an increase in attrition rates or may make it more difficult to attract new channel partners and subscribers. If any one of these risks materializes our business, financial condition, cash flows or results of operations could be materially and adversely affected.

If our or our third-party service providers’ security controls are breached, or if unauthorized or inadvertent access to customer or residential information or other data or to control or view systems is otherwise obtained, our products and solutions may be perceived as insecure, our business may be harmed, and we may incur significant liabilities.

Use of our solutions involves the storage, transmission and processing of personal, payment, credit and other confidential and private information of our customers and their residents, and may in certain cases permit access to our customers’ vacant and rented property or help secure them. We and our third-party serviced providers also maintain and process confidential and proprietary information in our business, including our employees’ and channel partners’ personal information and confidential business information. We rely on proprietary and commercially available systems, software, tools and monitoring to protect against unauthorized use or access of the information we process and maintain. Our solutions and the networks and information systems we and our third-party service providers utilize have in the past been subject to, and are at risk for future breaches and other security incidents as a result of third-party action, such as computer hackers, employee or channel partner error or malfeasance, phishing, social engineering attacks and denial-of-service attacks, malicious code (such as malware, viruses, worms and ransomware), nation-state and nation-state supported actors who engage in attacks, or other factors. In addition, due to the COVID-19 pandemic, we have enabled substantially all of our employees to work remotely which may make us more vulnerable to cyber-attacks and may create operational or other challenges, any of which could harm our systems or our business. Although we have taken precautionary measures to prepare for these threats and challenges, there is no guarantee that our precautions will fully protect our or our third-party service providers’ systems.

Although we have established security procedures to protect subscriber data, our and our channel partners’ and other third-party service providers’ security and testing measures have not always in the past prevented, and may not in the future prevent, security breaches. Further, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security, or other developments may result in a compromise or breach of the technology we use to protect subscriber data. Any compromise of our security or breach of our subscribers’ privacy could harm our reputation or financial condition and, therefore, our business. Criminals and other nefarious actors are using increasingly sophisticated methods, including cyber-attacks, phishing, social engineering and other illicit acts to capture, access, or alter various types of information, to engage in illegal activities such as fraud and identity theft, and to expose and exploit potential security and privacy vulnerabilities in corporate systems and websites. Unauthorized intrusion into the portions of our or our third-party service providers’ systems and networks and data storage devices that process and store subscriber confidential and private information, the loss of such information or the deployment of malware or other harmful code to our services or our or our third-party service providers’ networks or systems may result in negative consequences, including the actual or alleged malfunction of our products, software or services. In addition, third parties could also be sources of security risks to us in the event of a failure of their own security systems and infrastructure. The threats we face continue to evolve and are becoming more complex and difficult to predict due, in part to advances in computer capabilities, new discoveries in the field of cryptography and new and sophisticated methods used by criminals, and are often not recognized until launched against a target. There can be no assurances that our defensive measures will prevent cyber-attacks or that we will discover network or system intrusions or other breaches on a timely basis or at all. We cannot be certain that we will not suffer a compromise or breach of the technology protecting the systems or networks that house or access our software, services and products or on which we or our channel partners or other third-party service providers process or store personal information or other sensitive information or data, or that any such incident will not be believed or reported to have occurred, or that our remediation efforts will be successful or timely. Any such actual or perceived compromises or breaches to systems, or unauthorized access to our customers’ data, products, software or services, or acquisition or loss of data, whether suffered by us, our partners or other third parties, whether as a result of technological limitations, employee error or malfeasance or otherwise, could harm our business. They could, for example, cause interruptions in operations, loss of data, loss of confidence in our products and solutions and damage to our reputation, and could limit the adoption of our products and solutions. They could also subject us to costs, regulatory investigations and orders, litigation, contract damages, indemnity demands, and other liabilities and materially and adversely affect our customer base, sales, revenues, and profits. Any of these could, in turn, have a material adverse impact on our business, financial condition, cash flows, or results of operations. If such an event results in unauthorized access to or loss of any data subject to data privacy and security laws and regulations, then we could be subject to substantial fines by U.S. federal and state authorities, foreign data privacy authorities around the world and private claims by companies or individuals. A cyber-attack may cause additional costs, such as investigative and remediation costs, and the costs of providing individuals and/or data owners with notice of the breach, legal fees, and the costs of any additional fraud detection activities required by law, a court, or a third party. Depending on the nature of the information compromised, in the event of a data breach or other unauthorized access to our customer data, we may also have obligations to notify subscribers about the incident and we may need to provide some form of remedy to such subscriber, such as a subscription to a credit monitoring service for the individuals affected by the incident. A growing number of legislative and regulatory bodies have adopted consumer notification requirements in the event of unauthorized access to or acquisition of certain types of personal data. Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises customer data.

Although we maintain cyber liability insurance, our insurance policies covering errors and omissions and certain security and privacy damages and claim expenses may not be sufficient to compensate for all potential liability, and we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation and our business, financial condition and results of operations. We also cannot ensure that any limitation of liability provisions in our customer agreements, contracts with channel partners or other third parties and other agreements for a security lapse or breach or other security-related matter would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim.

Risks Related to Channel Partners

In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to Brivo.

We rely, in part, on our channel partner network to acquire additional subscribers, and the inability of our channel partners to attract additional subscribers or retain their current subscribers could adversely affect our operating results.

Substantially all of our revenue is generated through the sales of our products and services by our channel partners to their customers. Our channel partners are responsible for subscriber acquisition, as well as providing customer service and technical support for our platforms and solutions to the subscribers. In addition, we rely on our channel partners to sell our platforms and solutions into new markets in the connected property space. If our channel partners are unsuccessful in marketing, selling and supporting our platforms and solutions, our operating results could be adversely affected.

In order for us to maintain our current revenue sources and increase our revenue, we must effectively manage and expand our relationships with our channel partners. Recruiting and retaining qualified channel partners and training them in our technology and solutions requires significant time and resources. If we fail to maintain our relationships with our existing channel partners or develop relationships with new channel partners, our revenue and operating results would be adversely affected. In addition, to execute on our strategy to expand our sales internationally, we must develop, manage and grow relationships with channel partners that sell into these markets.

Any of our channel partners may choose to offer a product from one of our competitors instead of our platforms and solutions, elect to develop their own competing solutions or discontinue their relationship with us. We will need to expand our network of channel partners to ensure that we have sufficient geographic coverage and technical expertise to address new markets and technologies. While it is difficult to estimate the total number of available channel partners in our markets, there is a finite number of channel partners that are able to perform the types of technical installations required for our platforms and solutions. In the event the market or other forces cause the available pool of channel partners to decline, it may be increasingly difficult to grow our business.

As subscribers’ product and service options grow, it is important that we enhance our channel partner network by broadening the expertise of our channel partners, working with larger and more sophisticated channel partners and expanding the mainstream solutions our channel partners offer. If we do not succeed in this effort, our current and potential future channel partners may be unable or unwilling to broaden their offerings to include our connected property solutions, resulting in harm to our business.

We receive a substantial portion of our revenue from a limited number of channel partners, and the loss of, or a significant reduction in, orders from one or more of our major channel partners would result in decreased revenue and profitability.

Our success is highly dependent upon establishing and maintaining successful relationships with a variety of channel partners. We market and sell our platforms and solutions through a channel assisted sales model and we derive substantially all of our revenue from our channel partners. We generally enter into master resale contracts with our channel partners outlining the terms of the relationship, including channel partner pricing commitments, installation, maintenance and support requirements and our sales registration process for registering potential sales to subscribers. These master resale contracts typically have an initial term of one year and automatically renew annually thereafter unless terminated by either party. While we have developed a network of approximately 1,500 channel partners to sell, install and support our platforms and solutions, we receive a substantial portion of our revenue from a limited number of channel partners and significant subscribers. For the nine months ended September 30, 2021 our 10 largest revenue channel partners accounted for 36.5% of our revenue. Our largest revenue channel partner, ADT LLC, represented greater than 15% but not more than 20% of our revenue for the nine months ended September 30, 2021. ADT LLC also represented more than 10% of accounts receivable as of September 30, 2021.

We anticipate that we will continue to be dependent on a limited number of channel partners for a significant portion of our revenue for the foreseeable future and, in some cases, a portion of our revenue attributable to individual channel partners may increase in the future. The loss of one or more key channel partners, a reduction in sales through any major channel partner or the inability or unwillingness of any of our major channel partners to pay for our platforms and solutions would reduce our revenue and could impair our profitability.

Potential channel partner turnover in the future, or costs we incur to retain our channel partners, could materially and adversely affect our financial performance.

Our channel partners enter into master resale contracts with us and may terminate their master resale contracts with us after the expiration of the initial term, which is typically 1 year. In the event that channel partners terminate their contracts, they may choose to renew on less favorable terms. We cannot predict how many channel partners will terminate their master resale contracts with us after the initial term expires.

Channel partner turnover, as well as reductions in the number of units for which subscribers have subscriptions for, each could have a significant impact on our results of operations, as does the cost we incur in our efforts to retain our channel partners. Our turnover rate could increase in the future if channel partners and/or subscribers are not satisfied with our products and solutions, the value proposition of our solutions or our ability to otherwise meet their needs and expectations. If a significant number of channel partners terminate, reduce, or fail to renew their master resale contracts with us, we may be required to incur significantly higher marketing expenditures than we currently anticipate in order to increase the number of new channel partners or to upsell existing channel partners, and such additional marketing expenditures could harm our business and results of operations.

Our future success also depends in part on our ability to sell additional functionalities to our current channel partners and to sell into our channel partners’ future projects. This may require increasingly sophisticated and more costly sales efforts, technologies, tools and a longer sales cycle. Any increase in the costs necessary to upgrade, expand and retain existing channel partners could materially and adversely affect our financial performance. If our efforts to convince channel partners to purchase additional functionalities are not successful, our business may suffer. In addition, such increased costs could cause us to increase our rates, which could increase our turnover rate.

We provide minimum service level commitments to some of our channel partners, and our failure to meet them could cause us to issue credits for future services or pay penalties, which could harm our results of operations.

Some of our channel partner agreements currently, and may in the future, provide minimum service level commitments regarding items such as uptime, functionality or performance. If we are unable to meet the stated service level commitments for these channel partners or suffer extended periods of service unavailability, we may be contractually obligated to provide services at no cost or pay other penalties, which could adversely impact our revenue. We have incurred such penalties in the past, which have reduced our revenue. We do not currently have any reserves on our balance sheet for these commitments.

We have indemnity obligations to some of our channel partners for expenses and liabilities, including expenses and liabilities resulting from intellectual property infringement claims regarding our products and services, which could force us to incur substantial costs.

We have indemnity obligations to our channel partners for claims regarding our platforms and solutions, including security breach, product recall, epidemic failure, intellectual property and product liability claims. As a result, in the case of any such claims against these channel partners, we could be required to indemnify them for losses resulting from such claims or to refund amounts they have paid to us. We expect that some of our channel partners may seek indemnification from us in the event that such claims are brought against them. In addition, we may elect to indemnify channel partners where we have no contractual obligation to do so and we will evaluate each such request on a case-by-case basis. If a channel partner elects to invest resources in enforcing a claim for indemnification against us, we could incur significant costs disputing it. If we do not succeed in disputing it, we could face substantial liability.

We have relatively limited visibility regarding the subscribers that ultimately purchase our products and services, and we often rely on information from third-party service providers to help us manage our business. If these service providers fail to provide timely or accurate information, our ability to quickly react to market changes and effectively manage our business may be harmed.

We sell our solutions through channel partners, who then enter into separate contracts with subscribers to resell our services and hardware products. These channel partners work with subscribers to design, install, update and maintain their connected property solutions and manage the relationship with our subscribers. While we are able to track orders from channel partners and have access to information about the configurations of Brivo systems that we receive through our platforms, we also rely on channel partners to provide us with information about subscriber behavior, product and system feedback, subscriber demographics and buying patterns. We use this channel sell-through data, along with other metrics, to forecast our revenue, assess subscriber demand for our solution, develop new solutions, adjust pricing and make other strategic business decisions. Channel sell-through data is subject to limitations due to collection methods and the third-party nature of the data and thus may not be complete or accurate. If we do not receive subscriber information on a timely or accurate basis, or if we do not properly interpret this information, our ability to quickly react to market changes and effectively manage our business may be harmed.

Risks Related to Suppliers

In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to Brivo.

We depend on our suppliers, manufacturers and other relationships and the loss of any key supplier, manufacturer or other relationship could materially and adversely affect our business, financial condition, cash flows and results of operations.

Our hardware products that we make and/or sell, depend on the availability and quality of components procured from third-party suppliers, including manufacturers. Reliance on suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective parts, which can adversely affect the reliability and reputation of our platforms and solutions, and a shortage of components and reduced control over delivery schedules and increases in component costs, which can adversely affect our profitability. These supply chain risks are heightened in the current environment where continuing travel restrictions and shelter-in-place orders as well as limitations on factory capacity and delays in shipping times due to the COVID-19 pandemic have and may continue to adversely affect production of and the timing of delivery of components. Shortages of essential components of our products or significantly increased lead times for obtaining such components may lead to delays in our production, and we may be unable to fulfill orders for our hardware products on a timely basis or at all. Even if we are able to procure components from alternative sources, we may be required to pay more for them, which could adversely affect our profitability. In addition, global transportation disruptions have led to slower shipping times generally, while reductions in passenger air travel have also led to reduced capacity and increased costs for air freight shipments, which may continue to adversely affect the timing and cost of delivery of components, materials and products. Any of these disruptions to our inventory and supply chain could have a material adverse effect on our business, financial condition, cash flows and results of operations. We have several large hardware suppliers from which we procure, on a purchase order basis, parts and components that comprise our assembled proprietary hardware products.

If our suppliers are unable to continue to provide a timely and reliable supply or cancel or fail to timely deliver orders we were expecting to receive, we could experience interruptions in delivery of our platforms and solutions to our channel partners, which could adversely affect our business, financial condition, cash flows and results of operations. If we are required to find alternative sources of supply, qualification of alternative suppliers and the establishment of reliable supplies could result in delays and a possible loss of sales, which could adversely affect our business, financial condition, cash flows and results of operations.

Increase in component costs, long lead times, supply shortages, and supply changes could disrupt our supply chain.

Meeting channel partners’ and subscribers’ demand partially depends on our ability to obtain timely and adequate delivery of components for our smart building products. All of the components that go into the manufacturing of our products are sourced from a limited number of third-party suppliers, and some of these components are provided by a single supplier. Our manufacturers generally purchase these components on our behalf, subject to certain approved supplier lists, and we do not have long-term arrangements with some of our component suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in design, quantities, and delivery schedules. We may in the future experience component shortages, and the predictability of the availability of these components may be limited. In the event of a component shortage or supply interruption from suppliers of these components, we may not be able to develop alternate sources in a timely manner. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to fill our orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to meet our scheduled products deliveries to our customers.

Moreover, volatile economic conditions may make it more likely that our suppliers may be unable to timely deliver supplies, or at all, and there is no guarantee that we will be able to timely locate alternative suppliers of comparable quality at an acceptable price. Increases in our component costs could have a material effect on our gross margins. The loss of a significant supplier, an increase in component costs, or delays or disruptions in the delivery of components, could adversely impact our ability to generate future revenue and earnings and have an adverse effect on our business, financial condition, and operating results.

We have limited control over our suppliers, manufacturers, and logistics providers, which may subject us to significant risks, including the potential inability to produce or obtain quality products and services on a timely basis or in sufficient quantity.

We have limited control over our suppliers, manufacturers and logistics providers. In addition, our suppliers, manufacturers and logistics providers may experience delay, disruption or lapse in the quality of their operations, including due to COVID-19 and associated governmental restrictions. For example, several industries including ours has recently been impacted by a global shortage in microchips and a higher incidence of shipping delays. In addition, changes in trade policies or additional tariffs could make delivery of supplies more expensive and time consuming, leading to increased expenses and delays in shipments. These potential delays and cost increases could have an adverse effect on our business, financial condition and results of operations.

Risks Related to the Economy and Industry

In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to Brivo.

Downturns in general economic and market conditions and reductions in spending may reduce demand for our products and services, which could harm our revenue, results of operations and cash flows.

Our revenue, results of operations and cash flows depend on the overall demand for our platforms and solutions. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from the COVID-19 pandemic, changes in gross domestic product growth, financial and credit market fluctuations, energy costs, international trade relations and other geopolitical issues, the availability and cost of credit and the global housing and mortgage markets could cause a decrease in subscriber discretionary spending and business investment and diminish growth expectations in the U.S. economy and abroad.

During weak economic times, the available pool of channel partners may decline as the prospects for home building and home renovation projects diminish, which may have a corresponding impact on our growth prospects. In addition, there is an increased risk during these periods that an increased percentage of our channel partners will file for bankruptcy protection, which may harm our revenue, profitability and results of operations. In addition, we may determine that the cost of pursuing any claim may outweigh the recovery potential of such claim. Likewise, subscriber bankruptcies can detrimentally affect the business stability of our channel partners.

The current COVID-19 pandemic has caused significant uncertainty and volatility in global markets, which has and may continue to cause subscriber discretionary spending to decline for an unknown period of time. A prolonged economic slowdown and a material reduction in new home construction and renovation projects may result in diminished sales of our platforms and solutions. Further worsening, broadening or protracted extension of the economic downturn could have a negative impact on our business, revenue, results of operations and cash flows.

Our business and results of operations have been negatively affected by the COVID-19 pandemic.

The COVID-19 pandemic has negatively impacted the global economy and global supply chains, and created significant disruption of global financial markets. Governments, public institutions and other organizations in many countries and localities where COVID-19 has been detected have taken emergency measures and may from time to time take additional emergency measures, to combat its spread, including imposing lockdowns, shelter-in-place orders, quarantines, restrictions on travel and gatherings and the extended shutdown of non-essential businesses that cannot be conducted remotely. These emergency measures remain in place to varying degrees. While vaccines have been approved for use in the United States and in many other countries, supplies of the vaccine remain limited and it remains difficult to assess or predict the ultimate duration and economic impact of the COVID-19 pandemic. To date, the COVID-19 pandemic has, and it may continue to, disrupt our hardware supply chain, including limited inventory availability, increased lead times, and shipping delays, as well as cause disruptions to and restrictions on our channel partners’ ability to travel and to meet with residential and commercial property owners who use our solutions, cancellations or postponement of events, or temporary closures of our facilities or the facilities of our channel partners or suppliers. The COVID-19 pandemic has also resulted in significant volatility in global financial markets, which may reduce our ability to access capital and which could negatively affect our liquidity in the future. This economic and financial uncertainty may also negatively impact pricing for our platform or cause subscribers to reduce or postpone purchasing our solutions, which may, in turn, negatively affect our revenue, cash flows, results of operations and financial condition. The increased uncertainty and volatility in global markets may also negatively impact our growth opportunities whether organically or through acquisitions. Because our channel partners have indicated that they typically have three to five-year service contracts with residential and commercial property owners who use our solutions, any such adverse effects may not be fully reflected in our results of operation until future periods.

The uncertainty caused by and the unprecedented nature of the current COVID-19 pandemic makes the potential impact of the pandemic difficult to predict and the extent to which it may negatively affect our industry, our supply of hardware products, our business operations or our operating results is uncertain. Weak global economic conditions, additional business disruptions or closures and spikes or surges in COVID-19 infection, also may exacerbate the impact of the pandemic. Further, we do not yet know the full effects of the COVID-19 pandemic on our suppliers and channel partners. However, if the economy fails to fully recover or there are additional shutdowns of non-essential businesses due to a resurgence of COVID-19, our SaaS and license revenue growth rate may be lower in future periods, with a corresponding reduction in hardware revenue, if some subscribers or small businesses defer or cancel previously anticipated purchases.

The ultimate impact to our results will depend to a large extent on currently unknowable developments, including the length of time the disruption and uncertainty caused by COVID-19 will continue, which will, in turn, depend on, among other things, the actions taken by authorities and other entities to effect a widespread roll-out of the available vaccines or otherwise contain COVID-19 or treat its impact, including the impact of any re-opening plans, additional closures and spikes or surges in COVID-19 infection, and individuals’ and companies’ risk tolerance regarding health matters going forward, all of which are beyond our control. Accordingly, these potential impacts, while uncertain, could harm our business and adversely affect our operating results. In addition, to the extent the ongoing COVID-19 pandemic adversely affects our business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties described in this “Risk Factors” section which may materially and adversely affect our business and results of operations.

Our business is subject to the risks of earthquakes, hurricanes, fires, power outages, floods, pandemics, natural disasters and other catastrophic events, and to interruption by man-made problems such as terrorism or global or regional economic, political and social conditions.

A significant natural disaster, such as an earthquake, hurricane, fire, flood, or a public health pandemic, such as COVID-19, or a significant power outage could harm our business, financial condition, cash flows and results of operations. Natural disasters could affect our hardware vendors, our wireless carriers or our information technology systems. Further, if a natural disaster occurs in a region from which we derive a significant portion of our revenue, such as metropolitan areas in North America, subscribers in that region may delay or forego purchases of our platforms and solutions from channel partners in the region, which may harm our results of operations for a particular period. In addition, terrorist acts or acts of war could cause disruptions in our business or the business of our hardware vendors, channel partners, subscribers or the economy as a whole. More generally, these and other geopolitical, social and economic conditions could result in increased volatility in worldwide financial markets and economies that could harm our sales. All of the aforementioned risks may be augmented if the disaster recovery plans for us, our channel partners and our suppliers prove to be inadequate. To the extent that any of the above results in delays or cancellations of orders, or delays in the manufacture, deployment or shipment of our platforms and solutions, our business, financial condition, cash flows and results of operations would be harmed.

Risks Related to Regulation and International Operations

In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to Brivo.

Stringent and evolving government and industry regulation and changes in applicable laws and rules relating to the Internet, data privacy and security may increase our expenditures related to compliance efforts or otherwise limit the products and services we can offer, which may harm our business and adversely affect our financial condition.

As Internet commerce continues to evolve, federal, state and foreign agencies have adopted and could in the future adopt regulations covering issues such as user privacy and content. We are particularly sensitive to these risks because the Internet is a critical component of our SaaS business model and our products and services record and capture personal identification information through video and facial recognition. In addition, taxation of products or services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

Our platforms and solutions enable us to collect, manage, store and otherwise process a wide range of data related to our subscribers’ interactive security, intelligent automation, video monitoring and energy management systems, including personal information and other sensitive data. A valuable component of our platforms and solutions is our ability to analyze this data to present the user with actionable business intelligence. We obtain our data from a variety of sources, including our channel partners, our subscribers and third-party providers. We cannot assure you that the data we require for our proprietary data sets will be available from these sources in the future or that the cost of such data will not increase. The United States federal government and various states have adopted or are considering adopting laws and regulations that may impose limitations on the collection, distribution, storage, use and processing of personal information. In addition, several foreign jurisdictions, including the European Union and the United Kingdom, have adopted legislation (including directives or regulations) governing data collection, storage, transfer, disclosure and other processing that is more rigorous than in the United States. The cost of compliance with, and other burdens imposed by, such laws and regulations may limit the use and adoption of our platform and services and reduce overall demand for it. In addition, these privacy and data security laws, rules and regulations are evolving and may result in increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. In addition, we are subject to certain contractual obligations regarding the collection, use, storage, transfer, disclosure or other processing of personal data. Although we are working to comply with applicable federal, state and foreign laws, regulations, industry standards, contractual obligations and other legal obligations that apply to us, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, our practices, or the features of our platform and services. We also expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States and foreign jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards may have on our business.

On June 28, 2018, the State of California enacted the California Consumer Privacy Act of 2018, or CCPA, which took effect on January 1, 2020. The CCPA governs the collection, sale and use of California residents’ personal information, and significantly impacts businesses’ handling of personal information and privacy policies and procedures. The CCPA broadly defines personal information and gives California residents expanded privacy rights and protections, such as affording them the right to access and request deletion of their information and to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against California residents (for example, charging more for services) for exercising their CCPA rights. The CCPA, as well as data privacy laws that have been adopted or proposed in other states, may limit our ability to use, process and store data, which may decrease adoption of our platforms and solutions, affect our relationships with channel partners and our suppliers, increase our costs for compliance, and harm our business, financial condition, cash flows and results of operations. Specifically, the CCPA may subject us to regulatory fines by the State of California, individual claims, class actions, and increased commercial liabilities. In addition, the California Privacy Rights Act of 2020, or CPRA, was approved by California voters and will be effective as of January 1, 2023. The CPRA will, among other things, amend the CCPA by creating additional privacy rights for California subscribers and additional obligations on businesses, which could subject us to additional compliance costs as well as potential fines, individual claims, class actions and commercial liabilities. Other states, including Virginia and Colorado, have recently passed their own comprehensive data privacy and security laws, and other states legislatures are currently contemplating passing similar laws as well. In addition, laws in all 50 states require businesses to provide notice under certain circumstances to customers whose personally identifiable information has been disclosed as a result of a data breach. In addition to government activity, privacy advocacy groups and technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us.

Internationally, many jurisdictions have established their own data security and privacy legal frameworks with which we may need to comply. For example, the EU has adopted the General Data Protection Regulation, or GDPR, which went into effect in May 2018 and contains numerous requirements, including robust obligations on data processors and heavy documentation requirements for data protection compliance programs. The GDPR requires data controllers to implement more stringent operational requirements for processors and controllers of personal data, including, for example, transparent and expanded disclosure to data subjects about how their personal information is to be used, imposes limitations on retention of information, introduces mandatory data breach notification requirements, and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. The GDPR also generally restricts the transfer of personal data from Europe, including the European Economic Area, or EEA, UK and Switzerland, to the United States and most other countries unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data. On July 16, 2020, the Court of Justice of the European Union, or CJEU, invalidated the EU-U.S. Privacy Shield framework, a program for transferring personal data from the EEA to the United States. The ruling also raised questions about whether one of the primary alternatives to the EU-U.S. Privacy Shield, namely the European Commission’s Standard Contractual Clauses, or SCCs, can lawfully be used for transfers from the EEA to the United States or most other countries. While the CJEU did not invalidate the use of SCCs as a valid mechanism for transferring personal data from the EEA to the United States, the CJEU required entities relying on SCCs to, among other things, verify on a case-by-case basis that the SCCs provide adequate protection of personal data under European Union, or EU, law by providing, where necessary, additional safeguards to those offered by the existing SCCs. For data transfers to the United States, these additional safeguards may need to be added to existing SCCs in order for entities to continue using SCCs as a valid data transfer mechanism. Furthermore, the CJEU advised European data protection authorities that they would need to closely examine the privacy practices of countries outside of the EEA where EEA personal data is transferred; therefore, it is possible that data transfers to the United States from the EEA will be subject to more regulatory scrutiny following the CJEU decision. We have historically relied on both the EU-U.S. Privacy Shield and SCCs for transferring personal data from the EEA, and as a result of the CJEU ruling, we are transitioning any data transfers covered under the EU-U.S. Privacy Shield to be covered under SCCs.

In November 2020, the European Commission released a draft version of revised SCCs. After receiving public comments, the European Commission is currently working to adopt a final version of the revised SCCs. Once final, we will have one year to implement the revised SCCs with all of our subscribers from the EEA. Moreover, we will need to determine whether UK regulators will also require us to adopt the revised SCCs with our subscribers in the UK. Our transition from relying on the EU-U.S. Privacy Shield to relying on the SCCs for data transfers, future requirements to implement new versions of the SCCs or potential requirements to implement another valid data transfer mechanism may slow down our contracting process and increase our legal and compliance costs (including an increase in exposure to substantial fines under EEA data protection laws as well as injunctions against processing or transferring personal data from the EEA), which could adversely affect our cash flows and financial condition. SCCs with additional safeguards and obligations put in place by EEA data protection authorities or subscribers may impose new restrictions on our business and could affect our operations in the EEA. In September 2020, the Swiss Federal Data Protection and Information

Commissioner, or FDPIC, determined that the Swiss-U.S. Privacy Shield Framework does not provide an adequate level of data protection for data transfers from Switzerland to the U.S. While the FDPIC does not have the authority to invalidate the Swiss-U.S. Privacy Shield, the FDPIC’s announcement casts serious doubt on the viability of the Swiss-U.S. Privacy Shield as a valid mechanism for Swiss-U.S. data transfers. As a result of the FDPIC decision, we will likely need to transition any data transfers covered under the Swiss-U.S. Privacy Shield to be covered under SCCs. Authorities in the UK whose data protection laws are similar to those of the EEA, may similarly invalidate reliance on the EU-U.S. Privacy Shield Framework as a mechanism for data transfers from the UK to the United States. As a result of these ongoing changes, there will continue to be significant regulatory uncertainty surrounding the validity of data transfers from the EEA, UK and Switzerland to the United States. The inability to import personal data from the EEA, UK or Switzerland may require us to increase our data processing capabilities in those jurisdictions at significant expense. Various other non-EU jurisdictions may also choose to impose data localization laws limiting the transfer of personal data out of their respective jurisdictions, or our EEA, UK or Swiss channel partners may require similar contractual restrictions regarding data localization. Such laws or contractual restrictions may increase our costs for compliance, and harm our business, financial condition, cash flows and results of operations.

Fines for noncompliance with the GDPR are significant and can be up to the greater of €20 million or 4% of annual global turnover. Further, the UK’s vote in favor of exiting the EU, often referred to as Brexit, and ongoing developments in the UK has created uncertainty with regard to data protection regulation in the UK. As of January 1, 2021, following the expiry of transitional arrangements agreed to between the UK and the EU, data processing in the UK is governed by a UK version of the GDPR (combining the GDPR and the UK’s Data Protection Act of 2018), exposing us to two parallel regimes, each of which authorizes similar fines and other potentially divergent enforcement actions for certain violations. As guidance on compliance with GDPR from the EU data protection authorities evolves over time, our privacy or data security measures may be deemed or perceived to be in noncompliance with current or future laws and regulations, which may subject us to litigation, regulatory investigations or other liabilities and could limit the products and services we can offer in some jurisdictions. Further, in the event of a breach of personal information that we hold, we may be subject to governmental fines, individual claims, remediation expenses and/or harm to our reputation. Moreover, if future laws, regulations, or court rulings, such as the CJEU’s decision invalidating the EU-U.S. Privacy Shield, limit our ability to use and share this data or our ability to store, process and share data over the Internet, demand for our platforms and solutions could decrease, our costs could increase, and our business, financial condition, cash flows and results of operations could be harmed.

We also publicly post our privacy policies and practices concerning our collection, use, disclosure and other processing of personal data provided to us by our website visitors and by our subscribers. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. Our publication of our privacy policies and other statements we publish that provide promises and assurances about privacy and security can subject us to potential state and federal action if they are found to be deceptive, unfair or misrepresentative of our actual practices.

Any failure or perceived failure by us to comply with federal, state or foreign laws, rules or regulations, industry standards or contractual or other legal obligations may result in enforcement actions and prosecutions, private litigation, significant fines, penalties and censure, claims for damages by subscribers and other affected individuals, regulatory inquiries and investigations or adverse publicity and could cause our subscribers to lose trust in us, any of which could have an adverse effect on our reputation and business.

Our smart building technology is subject to varying state and local regulations, which may be updated from time to time.

Our smart building technology is subject to certain state and local regulations, which may be updated from time to time. For example, our products and solutions are subject to regulations relating to building and fire codes, public safety, and may eventually be subject to state and local regulation regarding access control systems. The regulations to which we are subject may change, additional regulations may be imposed, or existing regulations may be applied in a manner that creates special requirements for the implementation and operation of our products and solutions that may significantly impact or even eliminate some of our revenues or markets. In addition, we may incur material costs or liabilities in complying with any such regulations. Furthermore, some of our customers must comply with numerous laws and regulations, which may affect their willingness and ability to purchase our products and solutions. The modification of existing laws and regulations or interpretations thereof or the adoption of future laws and regulations could adversely affect our business, cause us to modify or alter our methods of operations and increase our costs and the price of our products and solutions. In addition, we cannot provide any assurance that we will be able, for financial or other reasons, to comply with all applicable laws and regulations. If we fail to comply with these laws and regulations, we could become subject to substantial penalties or restrictions that could materially and adversely affect our business.

We face many risks associated with our international business operations and our plans to expand internationally, which could harm our business, financial condition, cash flows and results of operations.

We anticipate that our efforts to operate and continue to expand our business internationally will entail additional costs and risks as we establish our international offerings and develop relationships with channel partners to market, sell, install, and support our platforms, solutions and brand in other countries. Revenue in countries outside of North America accounted for approximately 2% of our total revenue in 2020. We have limited experience in selling our platforms and solutions in international markets outside of North America or in conforming to the local cultures, standards, or policies necessary to successfully compete in those markets, and we may be required to invest significant resources in order to do so. We may not succeed in these efforts or achieve our subscriber acquisition, service provider expansion or other goals. In some international markets, subscriber preferences and buying behaviors may be different, and we may use business or pricing models that are different from our traditional model to provide our platforms and solutions to subscribers in those markets or we may be unsuccessful in implementing the appropriate business model. Our revenue from new foreign markets may not exceed the costs of establishing, marketing, and maintaining our international offerings. In addition, current global instability could have many adverse consequences on our international expansion. These could include sovereign default, liquidity and capital pressures on financial institutions in other parts of the world including the eurozone, reducing the availability of credit and increasing the risk of financial sector failures and the risk of one or more eurozone member states leaving the euro, resulting in the possibility of capital and exchange controls and uncertainty about the impact of contracts and currency exchange rates.

In addition, conducting expanded international operations subjects us to additional risks that we do not generally face in our North American markets. These risks include:

•	localization of our solutions, including the addition of foreign languages and adaptation to new local practices, as well as certification, registration and other regulatory requirements;
•	lack of experience in other geographic markets;
•	strong local competitors;
•

the cost and burden of complying with, lack of familiarity with, and unexpected changes in, foreign legal and regulatory requirements, including the development of policies and procedures for different countries when requirements under privacy regulations in such countries may conflict or be inconsistent with one another;

•	difficulties in managing and staffing international operations;
•	increased costs due to new or potential tariffs, penalties, trade restrictions and other trade barriers;
•	fluctuations in currency exchange rates or restrictions on foreign currency;
•	potentially adverse tax consequences, including the complexities of transfer pricing, value added or other tax systems, double taxation and restrictions and/or taxes on the repatriation of earnings;
•	dependence on third parties, including commercial partners with whom we do not have extensive experience;
•	increased financial accounting and reporting burdens and complexities;
•	political, social, and economic instability, terrorist attacks, and security concerns in general; and
•	reduced or varied protection for intellectual property rights in some countries.

Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

Our software contains some encryption technologies that are subject to U.S. and foreign export control regulations and, in some foreign countries, restrictions on importation and/or use. Any failure on our part to comply with encryption or other applicable export control requirements could result in financial penalties or other sanctions under the U.S. export regulations, including restrictions on future export activities, which could harm our business and operating results. Regulatory restrictions could impair our access to technologies needed to improve our platforms and solutions and may also limit or reduce the demand for our platforms and solutions outside of the United States.

Enhanced United States tax, tariff, import/export restrictions, or other trade barriers may have an adverse impact on global economic conditions, financial markets and our business.

There is currently significant uncertainty about the future relationship between the United States and various other countries, including China, the European Union, Canada, and Mexico, with respect to trade policies, treaties, tariffs and customs duties, and taxes. In 2019, the U.S. administration imposed significant changes to U.S. trade policy with respect to China. The amount of the import tariff and the number of products subject to tariffs have changed numerous times based on action by the U.S. administration. We are addressing the risks related to these imposed and announced tariffs, which have affected, or have the potential to affect, at least some of our imports from China.

Some Brivo finished goods and hardware products that are not manufactured in China may contain subcomponents made in China that could also be subject to increased tariffs. If tariffs, trade restrictions, or trade barriers are expanded or interpreted by a court or governmental agency to apply to more of our products, then our exposure to future taxes and duties on such imported products and components could be significant and could have a material effect on our financial results. If our products are deemed to be subject to additional duties and taxes as determined by a court or governmental agency, we may suffer additional hardware revenue margin erosion or be required to raise our prices on imported products. There can be no assurance that we will not experience a disruption in our business or harm to our financial condition related to these or other changes in trade practices, and any changes to our operations or our sourcing strategy in order to mitigate any such tariff costs could be complicated, time-consuming, and costly. Furthermore, our business may be adversely affected by retaliatory trade measures taken by China and other countries, which could materially harm our business, financial condition and results of operations. Trade barriers, or the perception that any of them could be imposed, may have a negative effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between these nations and the United States. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

We may fail to comply with import and export, bribery and money laundering laws, regulations and controls.

We conduct our business primarily in the U.S. and source our products from Asia and the U.S. We are subject to regulation by various federal, state, local and foreign governmental agencies, including, but not limited to, agencies and regulatory bodies or authorities responsible for monitoring and enforcing product safety and consumer protection laws, data privacy and security laws and regulations, employment and labor laws, workplace safety laws and regulations, environmental laws and regulations, antitrust laws, federal securities laws and tax laws and regulations.

We are subject to the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, and possibly other anti-bribery laws, including those that comply with the Organization for Economic Cooperation and Development, or OECD, Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and other international conventions. Anti-corruption laws are interpreted broadly and prohibit us from authorizing, offering, or providing directly or indirectly improper payments or benefits to recipients in the public or private-sector. Laws could also prohibit us from soliciting or accepting bribes or kickbacks. We can be held liable for the corrupt activities of our employees, representatives, contractors, partners and agents, even if we did not explicitly authorize such activity. Although we have implemented policies and procedures designed to ensure compliance with anti-corruption laws, there can be no assurance that all of our employees, representatives, contractors, partners, and agents will comply with these laws and policies.

We are also subject to anti-money laundering laws such as the USA PATRIOT Act and may be subject to similar laws in other jurisdictions. Our products are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. We may also be subject to import/export laws and regulations in other jurisdictions in which we conduct business or source our products. If we fail to comply with these laws and regulations, we and our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

Changes in laws that apply to us could result in increased regulatory requirements and compliance costs which could harm our business, financial condition, cash flows and results of operations. In some jurisdictions, regulatory requirements may be more stringent than in the United States. Noncompliance with applicable regulations or requirements could subject us to whistleblower complaints, investigations, sanctions, settlements, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions, suspension or debarment from contracting with governments or other subscribers, the loss of export privileges, multi-jurisdictional liability, reputational harm, and other collateral consequences. If any governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, cash flows and results of operations could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and an increase in defense costs and other professional fees.

We may face exposure to foreign currency exchange rate fluctuations.

While we have historically transacted in U.S. dollars with the majority of our channel partners and suppliers, approximately 2% of our revenues in 2020 were in foreign currencies. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar may affect our revenue and operating results. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and operating results. In addition, to the extent that fluctuations in currency exchange rates cause our operating results to differ from our expectations or the expectations of our investors, the trading price of New Brivo’s common stock could be lowered.

From time to time, we may be involved in legal proceedings where a negative outcome, including an adverse litigation judgment or settlement, could expose us to monetary damages or limit our ability to operate our business, resulting in a material adverse effect on our business, financial condition, cash flows and results of operations.

We may be involved in legal proceedings from time to time, including claims directly against us or claims against our channel partners where we have agreed to indemnify those channel partners.

We may not be able to accurately assess the risks related to any potential legal proceedings, and we may be unable to accurately assess our level of exposure as the results of any litigation, investigations and other legal proceedings are inherently unpredictable and expensive. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, damage our reputation, require significant amounts of management time and divert significant resource. Companies in our industry have been subject to claims related to patent infringement, regulatory matters, and product liability, as well as contract and employment-related claims. As a result of patent infringement and other intellectual property proceedings, we have, and may be required to seek in the future, licenses under patents or intellectual property rights owned by third parties, including open-source software and other commercially available software, which can be costly, or cross-license agreements relating to our and third-party intellectual property. The outcome of legal claims and proceedings against us cannot be predicted with certainty, and a negative outcome could result in a material adverse effect on our business, financial condition, cash flows and results of operations.

Insurance policies may not cover all of our operating risks and a casualty loss beyond the limits of our coverage could negatively impact our business.

We are subject to numerous operating hazards and risks normally incidental to the provision of our products and solutions and business operations. In addition to contractual provisions limiting our liability to channel partners, subscribers and third parties, we maintain insurance policies in such amounts and with such coverage and deductibles as required by law and that we believe are reasonable and prudent. Nevertheless, such insurance may not be adequate to protect us from all the liabilities and expenses that may arise from claims for personal injury, death, or property damage arising in the ordinary course of our business and current levels of insurance may not be able to be maintained or may not be available at economical prices. If a significant liability claim is brought against us that is not covered by insurance, then we may have to pay the claim with our own funds, which could have a material adverse effect on our business, financial condition, cash flows or results of operations.

We may be unable to use some or all of our net operating loss carryforwards, which could materially and adversely affect our potential future income tax obligations.

As of December 31, 2020, we had approximately $23.3 million in federal net operating loss carryforwards available to offset future taxable income that will begin to expire in 2035 and approximately $7.0 million in federal net operating loss carryforwards available to offset future taxable income that have an indefinite life. As of December 31, 2020 we had approximately $49.7 million in state net operating loss carryforwards available to offset future taxable income. Some of these state net operating losses have an indefinite life and others are subject to different expiration rules.

Under Section 382 of the Internal Revenue Code of 1986, as amended, our ability to utilize net operating loss carryforwards or other tax attributes in any taxable year may be limited if we experience an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders, who each own at least 5% of our stock, increase their collective ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. We have not yet undertaken an analysis of whether the transactions contemplated by the Business Combination Agreement will give rise to an “ownership change” for purposes of Section 382 of the Internal Revenue Code or whether there are any existing limitations on use with respect to our net operating losses.

It is possible that we will not generate taxable income in time to use our net operating loss carryforwards that are subject to expiration (or that we will not generate taxable income at all). If we have previously had, or have in the future, one or more Section 382 “ownership changes,” including in connection with our initial public offering or another offering, we may not be able to utilize a material portion of our net operating loss carryforwards, even if we achieve profitability. If we are limited in our ability to use our net operating loss carryforwards in future years in which we have taxable income, we will pay more taxes than if we were able to fully utilize our net operating loss carryforwards. This could materially and adversely affect our results of operations.

We may be subject to additional tax liabilities, which would harm our results of operations.

We are subject to income, sales, use, value added and other taxes in the United States and other countries in which we conduct business, which laws and rates vary greatly by jurisdiction. Some jurisdictions in which we do not collect sales, use, value added or other taxes on our sales may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, and we may be required to collect such taxes in the future. Additionally, longstanding international tax norms that determine each country’s jurisdiction to tax cross-border international trade are subject to potential evolution. An outgrowth of the original Base Erosion and Profit Shifting project is a project undertaken by the more than 130 member countries of the expanded Organization for Economic Cooperation and Development Inclusive Framework focused on “Addressing the Challenges of the Digitalization of the Economy”. The breadth of this project is likely to impact all multinational businesses by potentially redefining jurisdictional taxation rights. Significant judgment is required in determining our worldwide provision for income taxes. These determinations are highly complex and require detailed analysis of the available information and applicable statutes and regulatory materials. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be different from our historical tax practices, provisions and accruals. If we receive an adverse ruling as a result of an audit, or we unilaterally determine that we have misinterpreted provisions of the tax regulations to which we are subject, our tax provision, results of operations or cash flows could be harmed. In addition, liabilities associated with taxes are often subject to an extended or indefinite statute of limitations period. Therefore, we may be subject to additional tax liability (including penalties and interest) for a particular year for extended periods of time.

Risks Related to Financing and Accounting

In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to Brivo.

The incurrence of debt (including the Convertible Debt Notes) may impact our financial position and subject us to additional financial and operating restrictions.

We have a Loan Agreement with a maturity date of May 7, 2022. The Loan Agreement is secured by substantially all of our assets and requires us to maintain financial covenants. Advances may be drawn on the Loan Agreement up to the greater of $20.0 million, or the borrowing limit based on hardware receivable and eligible recurring subscription services revenue. Interest on outstanding balances under the Loan Agreement accrues based on the Wall Street Journal Prime Rate plus a margin of 1.75% and is payable monthly in arrears.

On April 10, 2020, we received funding of $3.5 million pursuant to the Paycheck Protection Program (the “PPP Funds”). In August of 2021, we received notice from the Small Business Administration that the entire PPP Funds were forgiven.

Our overall leverage and obligations contained in related documentation could adversely affect our financial health and business and future operations by:

•	making it more difficult to satisfy our obligations under the documentation governing our existing indebtedness;
•	limiting our ability to refinance our debt on terms acceptable to us or at all;
•	limiting our flexibility to plan for and adjust to changing business and market conditions and increasing our vulnerability to general adverse economic and industry conditions;
•	limiting our ability to use our available cash flow to fund future acquisitions, working capital, business activities, and other general corporate requirements; and
•	limiting our ability to obtain additional financing for working capital, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity.

Any of the foregoing could have a material adverse effect on our business, financial condition, cash flows or results of operations.

We may need to terminate or replace our Loan Agreement prior to the closing of the Business Combination. Our ability to continue the Loan Agreement or enter into a new facility will be dependent on multiple factors, including the approval of holders of a majority of the Convertible Debt Notes issued in the private placement conducted in connection with this Business Combination, in particular their approval of an intercreditor arrangement with the lender for a new secured revolving facility. If we are not able to structure an intercreditor arrangement that is acceptable to holders of majority of the Convertible Debt Notes and to a lender for a new revolving credit facility, we will not be able to enter into such new credit facility post the Business Combination, which could negatively affect our financial condition, business and operations.

On May 7, 2020, we refinanced our then existing $15.0 million credit facility by entering into a new $15.0 million revolving loan agreement with a maturity date of May 7, 2022. We amended our Loan Agreement in April 2021 to increase our total credit limit to $20.0 million, and in October 2021, we amended the Loan Agreement financial covenants to accommodate our planned increase in operating and capital expenditures in anticipation of entering into the Business Combination Agreement (together the “Loan Agreement”). Upon the consummation of the Business Combination we plan to use the proceeds received from the Business Combination to pay the then outstanding balance under the Loan Agreement. However, if the closing of the Business Combination will occur after the Loan Agreement maturity date, we will need to pay any outstanding balance of the Loan Agreement prior to the consummation of the Business Combination, unless we are able to extend the maturity date or enter into a new loan agreement to refinance the then outstanding balance under Loan Agreement. If we are unable consummate the Business Combination before May 7, 2022 and unable to refinance the Loan Agreement, we will default on the Loan Agreement and unlikely to be able to complete the Business Combination, which is expected to materially affect our ability to continue our business and operation and the ability of Crown to complete the Business Combination either with us or with any future target. In addition, even if we closed the Business Combination before May 7, 2022, in order to continue the Loan Agreement or enter into a new credit facility we need the approval of holders of a majority of the Convertible Debt Notes issued in the private placement conducted in connection with this offering, in particular their approval of an intercreditor arrangement with the lender for such new secured revolving facility. Failure to continue with the Loan Agreement or to replace it with a new credit facility could negatively affect our financial condition, business and operations.

We may require additional capital to pursue our business objectives and to respond to business opportunities, challenges, unforeseen circumstances or circumstances that may result from a waiver of the Minimum Available Cash Condition. We may not be able to secure additional financing on favorable terms, or at all, to meet our capital needs.

We may require additional capital to respond to business opportunities, challenges, acquisitions, unforeseen circumstances or circumstances that may result from a waiver of the Minimum Available Cash Condition and may determine to engage in equity or debt financings or enter into credit facilities for other reasons. We may require additional capital to respond to the significant uncertainty arising from the COVID-19 pandemic and we may not be able to timely secure additional debt or equity financing on favorable terms or at all. In addition, we will also need to raise additional capital immediately upon the consummation of the Business Combination if Crown cannot satisfy the Minimum Available Cash Condition set forth in the Business Combination Agreement and we waived such closing condition. Crown expects that it will need to meet the Minimum Unrestricted Cash Condition and access the proceeds from the sale of Convertible Debt Notes to meet the Minimum Available Cash Condition and consummate the Business Combination. Thus, if we waive the Minimum Available Cash Condition to consummate the Business Combination without the proceeds from the Convertible Debt Notes, we will need to raise a significant amount of capital for our operation, which we may not be able to timely secure on favorable terms or at all. In addition to the Convertible Debt Notes' restrictive covenants, any additional debt financing obtained by us in the future could subject us to additional restrictive covenants relating to our capital raising activities and/or other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, New Brivo’s stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be limited. See also “If Crown cannot satisfy the Minimum Unrestricted Cash Condition set forth in the Subscription Agreements and the Convertible Debt Investors do not waive such closing condition, Crown will not be able to meet the Minimum Available Cash Condition set forth in the Business Combination Agreement. However, Brivo may waive the Minimum Available Cash Condition, in which case Crown will be obligated to complete the Business Combination without the proceeds from the Convertible Debt Financing. If Brivo waives such closing condition, New Brivo’s ability to operate its business, execute its plans to meet its projections post-Closing of the Business Combination will be adversely affected and New Brivo will have to raise additional capital to continue its operation.”

Our accounting is becoming more complex, and relies upon estimates or judgments relating to our critical accounting policies. If our accounting is erroneous or based on assumptions that change or prove to be incorrect, our operating results could fall below the expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes, and also to comply with many complex requirements and standards. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates and any such differences may be material. We devote substantial resources to compliance with accounting requirements and we base our estimates on our best judgment, historical experience, information derived from third parties, and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. However, various factors are causing our accounting to become complex. Ongoing evolution of our business, and the COVID-19 pandemic and resulting uncertainty have, and any future acquisitions may, compound these complexities. Our operating results may be adversely affected if we make accounting errors or our judgments prove to be wrong, assumptions change or actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors or guidance we may have provided, resulting in a decline in New Brivo’s stock price and potential legal claims. Significant judgments, assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, stock-based compensation, business combinations, and income taxes.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations and financial condition and could affect the reporting of transactions already completed before the announcement of a change. For example, on April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). In the SEC Statement, the SEC Staff, among other things, highlighted potential accounting implications of certain terms that are common in warrants issued in connection with the initial public offerings of special purpose acquisition companies such as Crown. As a result of the SEC Statement and in light of evolving views as to certain provisions commonly included in warrants issued by special purpose acquisition companies, Crown re-evaluated the accounting for the warrants under ASC 815-40. Based on such re-evaluation, as of May 12, 2021, Crown accounted for the 14,213,333 warrants (the 9,200,000 public warrants included in the units and 5,013,333 private placement warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, Crown re-classified each of the warrants as a liability at its fair value as determined by Crown based upon a valuation report obtained from an independent third party valuation firm. Since the warrants will be outstanding after consummation of the Business Combination, we may be exposed to additional developments related to the accounting treatment of the warrants and the impact of changes in fair value on earnings may have an adverse effect on the market price of New Brivo Class A ordinary shares.

We are obligated to develop and maintain a system of effective internal controls over financial reporting. These internal controls may be determined to be not effective, which may adversely affect investor confidence in our company and, as a result, adversely impact the value of New Brivo’s common stock.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and, therefore, we are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting.

Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. Any system of internal controls, however well designed and operated, is based in part on assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met.

If we fail to remediate any identified material weaknesses, determine that our internal controls over financial reporting are not effective, discover areas that need improvement in the future or discover new material weaknesses, our business and results of operations may be adversely impacted, and the trading price of New Brivo’s stock may decline. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Accordingly, a material weakness increases the risk that the financial information we report contains material errors.

If we cannot conclude that we have effective internal control over our financial reporting, investors could lose confidence in the reliability of our financial statements, which could lead to a decline in New Brivo’s stock price. Failure to comply with reporting requirements could also subject us to sanctions and/or investigations by the SEC, our stock exchange or other regulatory authorities. If we fail to remedy any deficiencies or maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our operating results or financial condition.

Goodwill and other identifiable intangible assets represent a significant portion of our total assets, and we may never realize the full value of our intangible assets.

As of September 30, 2021, we had $12.2 million of goodwill and $9.2 million of identifiable intangible assets acquired via acquisitions. Goodwill and other identifiable intangible assets are recorded at fair value on the date of acquisition. We review such assets for impairment at least annually. Impairment may result from, among other things, deterioration in performance, adverse market conditions, including adverse market conditions arising from the COVID-19 pandemic, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the solutions we offer, challenges to the validity of intellectual property, reduced sales of products or services incorporating registered intellectual property, increased attrition and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. Any future determination of impairment of goodwill or other identifiable intangible assets could have a material adverse effect on our financial position and results of operations.

Risks Related to the Business Combination and Being a Public Company

In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to New Brivo.

The market prices of shares of New Brivo’s common stock may be affected by factors different from those currently affecting the prices of shares of Crown’s common stock.

Upon completion of the Business Combination, holders of shares of Brivo common stock and preferred stock will become holders of shares of New Brivo’s Class A Common Stock. Prior to the Business Combination, Crown has had limited operations. Upon completion of the Business Combination, New Brivo’s results of operations will depend upon the performance of Brivo’s business, which is affected by factors that are different from those currently affecting the results of operations of Crown.

There is no guarantee that the market price of the New Brivo’s common stock will trade at or above the implied share price of $10.00 per share in the Business Combination and may trade materially lower than $10.00 per share.

In certain places in this proxy statement/prospectus, there are references to an “implied” price of the New Brivo Common Stock of $10.00 per share or other references to a New Brivo Common Stock price of $10.00 per share. That price was used by Brivo and Crown for various purposes in connection with the Business Combination, but it should not be considered in any way a prediction or any sort of assurance as to the market price of the New Brivo Common Stock. Crown can give no assurance that the market price of New Brivo’s common stock will trade at or above the $10.00 price referenced and indeed the trading price may be materially lower than $10.00 per share.

If the Business Combination’s benefits do not meet the expectations of financial analysts or other members of the investment community, the market price of New Brivo’s common stock may decline.

The market price of New Brivo’s common stock may decline as a result of the Business Combination if we do not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or other members of the investment community, or the effect of the Business Combination on our financial results is not consistent with the expectations of financial analysts or other members of the investment community. Accordingly, holders of New Brivo’s common stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of New Brivo’s common stock following the consummation of the Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

There can be no assurance that New Brivo’s common stock will be approved for continued listing on the NYSE or that New Brivo will be able to comply with the continued listing standards of NYSE.

In connection with the closing of the Business Combination, we intend to list New Brivo’s common stock on the NYSE under the symbol “BRVS.” If, after the Business Combination, NYSE delists New Brivo’s shares from trading on its exchange for failure to meet the listing standards, New Brivo and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for New Brivo’s securities;
•	reduced liquidity for New Brivo’s securities;
•

a determination that New Brivo’s common stock is a “penny stock” which will require brokers trading in New Brivo’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New Brivo’s common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the Business Combination Agreement, approval of the Condition Precedent Proposals by Crown shareholders, the expiration or termination of all specified waiting periods under the HSR Act, absence of any law, rule, regulation, judgment, decree, order or award that has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the approval for continued listing on the NYSE of Crown Class A ordinary shares as of the date of the Closing, the requirement that Crown have funds contained in Crown’s trust account at Closing (net of the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Crown Class A ordinary shares, but without taking into account any transaction expenses), together with the gross proceeds anticipated from the Subscription Agreements, equal to or in excess of $75.0 million, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements. Furthermore, if the condition to the closing of the Convertible Debt Financing that as of Closing the Available Cash equal no less than $95.0 million and, to the extent a revolving credit facility exists on the Closing Date, the Available Cash together with the undrawn availability under that facility shall not be less than $115.0 million is not satisfied or waived, the Minimum Available Cash Condition will not be satisfied.

The parties to the Business Combination Agreement may amend the terms of the Business Combination Agreement or waive one or more of the conditions to the Business Combination, and the exercise of discretion by Crown’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, may cause Crown to agree to amend the Business Combination Agreement, to consent to actions or to waive closing conditions or other rights that Crown is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Brivo’s business, a request by Brivo to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Brivo’s business. In any of such circumstances, it would be in Crown’s discretion, acting through the Crown Board, to grant Crown’s consent or waive Crown’s rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for Crown’s stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.

As of the date of this proxy statement, we do not believe there will be any material changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

If our public shareholders redeem a higher percentage of shares than we assumed in our projections based on the assumption that Crown will satisfy the Minimum Unrestricted Cash Condition, we may not be able to execute our business plan designed to help us to meet such projections, in which case, our business and financial operation could be harmed and the price of our public shares may drop significantly.

At the time Brivo and Crown entered into the Business Combination Agreement and related agreements for the Business Combination, Crown and Brivo did not know how many public shareholders would exercise their redemption rights, and therefore Brivo structured the projections for the post-Business Combination based on the assumptions that 75% of Crown’s public shareholder will send their shares for redemption, being the maximum number of Crown public shares that can be redeemed and still satisfy the

Minimum Unrestricted Cash Condition. If the number of shares sent for redemption is significantly higher than the amount assumed by Brivo for the projections, it is unlikely that Brivo will be able to meet its projections, which is expected to have a negative effect on Brivo’s stock price, business, financial condition, cash flows and results of operations.

If Crown cannot satisfy the Minimum Unrestricted Cash Condition set forth in the Subscription Agreements and the Convertible Debt Investors do not waive such closing condition, Crown will not be able to meet the Minimum Available Cash Condition set forth in the Business Combination Agreement. However, Brivo may waive the Minimum Available Cash Condition, in which case Crown will be obligated to complete the Business Combination without the proceeds from the Convertible Debt Financing. If Brivo waives such closing condition, New Brivo’s ability to operate its business, execute its plans to meet its projections post-Closing of the Business Combination will be adversely affected and New Brivo will have to raise additional capital to continue its operation.

The consummation of the Business Combination is conditioned upon satisfaction of the Minimum Available Cash Condition, which will not be satisfied if Crown is unable to satisfy the Minimum Unrestricted Cash Condition set forth in the Subscription Agreements. Assuming redemptions do not exceed the maximum redemptions scenario described elsewhere in this proxy statement/prospectus, Crown will be able to satisfy the Minimum Unrestricted Cash Condition and the Minimum Available Cash Condition based on the proceeds it will receive from the Convertible Debt Financing, together with remaining funds left in Crown’s trust account after taking into account the redemptions and estimated transaction costs. In the event that redemptions exceed the maximum redemption scenarios described elsewhere in this proxy statement/prospectus, Crown will not be able to satisfy the Minimum Unrestricted Cash Condition set forth in the Subscription Agreements, and Crown will also not be able to satisfy the Minimum Available Cash Condition under the Business Combination Agreement. In the event the Minimum Available Cash Condition is not satisfied and Brivo does not waive that condition, the Business Combination will not be consummated unless Brivo waives the Minimum Available Cash Condition, in which case Crown will be obligated to complete the Business Combination without the proceeds from the Convertible Debt Financing. If Brivo waives the minimum liquidity requirement required under the Minimum Available Cash Condition, Brivo’s ability to operate its business, execute its plans to meet its projections post-Closing of the Business Combination will be adversely affected. Furthermore, if Brivo waives the Minimum Available Cash Condition in order complete the Business Combination, it will need to raise a substantial amount of capital in order to be able to continue its operation, which capital may not be available due to the business conditions created as a result of the waiver by Brivo of the Minimum Available Cash Condition. See also “We may require additional capital to pursue our business objectives and to respond to business opportunities, challenges, unforeseen circumstances or circumstances that may result from a waiver of the Minimum Available Cash Condition. We may not be able to secure additional financing on favorable terms, or at all, to meet our capital needs.”

Termination of the Business Combination Agreement could negatively impact Brivo and Crown.

If the Business Combination is not completed for any reason, including as a result of Brivo Stockholders declining to adopt the Business Combination Agreement or Crown stockholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Brivo and Crown may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Brivo and Crown would be subject to a number of risks, including the following:

•

Brivo or Crown may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	Brivo may experience negative reactions from its channel partners, subscribers, vendors and employees;
•	Brivo and Crown will have incurred substantial expenses and will be required to pay costs relating to the Business Combination, whether or not the Business Combination is completed; and
•

since the Business Combination Agreement restricts the conduct of Brivo’s and Crown’s businesses prior to completion of the Business Combination, each of Brivo and Crown may not have been able to take actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

If the Business Combination Agreement is terminated and Brivo’s board of directors seeks another merger or business combination, Brivo Stockholders cannot be certain that Brivo will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Crown has agreed to provide in the Business Combination or that such other merger or business combination is completed. If the Business Combination Agreement is terminated and the Crown Board seeks another merger or business combination, Crown stockholders cannot be certain that Crown will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed.

Brivo will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees, channel partners and subscribers may have an adverse effect on Brivo and consequently on Crown. These uncertainties may impair Brivo’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause channel partners and others that deal with Brivo to seek to change existing business relationships with Brivo. Retention of employees may be challenging during the pendency of the Business Combination as employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Brivo from making expenditures and taking other specified actions without the consent of Crown until the Business Combination occurs. These restrictions may prevent Brivo from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination.

The Sponsor, Brivo’s directors and officers, and Crown’s directors and officers may each have interests in the Business Combination different from the interests of Brivo’s or Crown’s stockholders.

Executive officers of Crown and Brivo negotiated the terms of the Business Combination Agreement, and the respective boards of directors of Crown and Brivo determined that entering into the Business Combination Agreement was in the best interests of Crown and Brivo, respectively, and their respective stockholders, declared the Business Combination Agreement advisable and the executive officers of Crown recommended that Crown stockholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Crown’s and Brivo’s respective executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Crown’s and Brivo’s stockholders, as applicable. The boards of directors of Crown and Brivo were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and, with respect to the Crown Board, in recommending to Crown’s stockholders that they vote to approve the Business Combination.

In addition, when considering the Crown Board’s recommendation that Crown stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement, Crown’s stockholders should be aware that the Sponsor has interests in the Business Combination that may be different from, in addition to, or conflict with the interests of Crown’s stockholders in general.

The exercise of Crown’s or Brivo’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Crown or Brivo shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Crown or Brivo to agree to amend the Business Combination Agreement, to consent to certain actions taken by Crown or Brivo, or to waive rights that Brivo or Crown is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Brivo’s business, a request by Brivo to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on Brivo’s business and would entitle Crown or Brivo to terminate the Business Combination Agreement. In any of such circumstances, it would be at Crown’s or Brivo’s discretion, acting through the Crown Board or Brivo Board, as applicable, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for Crown and Crown shareholders and what he or she or they may believe is best for himself or herself or themselves in determining whether or not to take the requested action. See also “If Crown cannot satisfy the Minimum Unrestricted Cash Condition set forth in the Subscription Agreements and the Convertible Debt Investors do not waive such closing condition, Crown will not be able to meet the Minimum Available Cash Condition set forth in the Business Combination Agreement. However,

Brivo may waive the Minimum Available Cash Condition, in which case Crown will be obligated to complete the Business Combination without the proceeds from the Convertible Debt Financing. If Brivo waives such closing condition, New Brivo’s ability to operate its business, execute its plans to meet its projections post-Closing of the Business Combination will be adversely affected and New Brivo will have to raise additional capital to continue its operation.”

The Business Combination will result in changes to the board of directors that may affect our strategy.

If the parties complete the Business Combination and the Director Election Proposal is approved, the composition of New Brivo’s board of directors will change from the current boards of directors of Crown and Brivo. This new composition of New Brivo board of directors may affect our business strategy and operating decisions upon the completion of the Business Combination.

The Business Combination Agreement will contain provisions that may discourage other companies from trying to acquire Brivo for greater merger consideration.

The Business Combination Agreement contains provisions that prohibit Brivo from seeking alternative business combinations during the pendency of the Business Combination. These provisions include a general prohibition on Brivo from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and assumptions and estimates that Crown and Brivo currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, to allocate the purchase price to Brivo’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Brivo as of the date of the completion of the Business Combination. In addition, following the completion of the Business Combination, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus.

Brivo and Crown will incur significant transaction costs in connection with the Business Combination.

Each of Brivo and Crown has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. Brivo and Crown may also incur additional costs to retain key employees. Brivo and Crown will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. Brivo and Crown estimate that they will incur $38.7 million in aggregate transaction costs, inclusive of $9.7 million in deferred underwriting fees from Crown’s initial public offering. Some of these costs are payable regardless of whether the Business Combination is completed.

The Sponsor and certain shareholders have entered into a Sponsor Agreement pursuant to which the Sponsor has agreed to vote in favor of the Business Combination, regardless of how Crown public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and certain shareholders of Crown that collectively with the Sponsor own 6,210,000 Class B ordinary shares of Crown entered into that certain Sponsor Agreement, pursuant to which the Sponsor has agreed to, among other things, with limited exceptions, vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers). As of the date of this proxy statement/prospectus, the Sponsor and the other Crown shareholders subject to the voting obligations under the Sponsor Agreement collectively own approximately 17.9% of the issued and outstanding ordinary shares.

The dual-class structure of New Brivo’s common stock will have the effect of concentrating voting power with the current Brivo stockholders, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

Shares of New Brivo Class B Common Stock will have ten votes per share, while shares of New Brivo Class A Common Stock will have one vote per share. Upon the consummation of the Business Combination, the current holder of Brivo Class B Common Stock and Brivo Series A-1 Preferred Stock will hold all of the issued and outstanding shares of New Brivo Class B Common Stock. Accordingly, upon the consummation of the Business Combination, the current holder of Brivo Class B Common Stock and Brivo Series A-1 Preferred Stock will hold, directly or indirectly, and assuming maximum redemptions by the public shareholders, approximately 95.2% of the voting power of New Brivo’s capital stock and will be able to control matters submitted to Crown shareholders for approval, including the election of directors, amendments of Crown’s organizational documents, and any merger, consolidation, sale of all or substantially all of Crown’s assets, or other major corporate transactions. The current holder of Brivo Class B Common Stock and Brivo Series A-1 Preferred Stock may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing, or deterring a change in control of New Brivo, could deprive Crown shareholders of an opportunity to receive a premium for their capital stock as part of a sale of New Brivo, and might ultimately affect the market price of shares of New Brivo Class A Common Stock. For information about New Brivo’s dual-class structure, see the section titled “Description of New Brivo Securities.”

Crown cannot predict the impact New Brivo’s dual-class structure may have on the stock price of New Brivo Class A Common Stock.

Crown cannot predict whether New Brivo’s dual-class structure will result in a lower or more volatile market price of New Brivo Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly-public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, New Brivo’s dual-class capital structure would make New Brivo ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices will not invest in New Brivo Class A Common Stock. These policies are still fairly new and it is unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of New Brivo’s dual-class structure, New Brivo will likely be excluded from certain of these indices and Crown cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of New Brivo Class A Common Stock less attractive to other investors. As a result, the market price of shares of New Brivo Class A Common Stock could be adversely affected.

Subsequent to consummation of the Business Combination, Crown may be required to take write-downs or write-offs, restructuring and impairment, or other charges that could have a significant negative effect on Crown’s financial condition, results of operations, and the share price of Crown’s securities, which could cause you to lose some or all of your investment.

Crown cannot assure you that the due diligence conducted in relation to Brivo has identified all material issues or risks associated with Brivo, its business, or the industry in which it competes. As a result of these factors, Crown may incur additional costs and expenses and Crown may be forced to later write-down or write-off assets, restructure Crown’s operations, or incur impairment or other charges that could result in Crown reporting losses. Even if Crown’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Crown’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Crown’s financial condition and results of operations and could contribute to negative market perceptions about Crown’s securities or New Brivo. Accordingly, any Crown shareholders who choose to remain New Brivo stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such Crown shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Crown officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Brivo, including those from Brivo, and some of whom may join New Brivo following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Brivo.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. We expect New Brivo’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining our key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The Sponsor, as well as Brivo’s, Crown’s directors, executive officers, advisors or their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Crown Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Crown or Crown’s securities, the Sponsor, Brivo, and/or their directors, officers, advisors, or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Crown shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Brivo, and/or their directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal are approved by the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of holders of a majority of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, (iii) the Minimum Available Cash Condition is met and/or otherwise limit the number of public shares electing to redeem, and (iv) New Brivo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the Convertible Debt Financing.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of Crown public shares and the number of beneficial holders of Crown securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of Crown securities on a national securities exchange.

The Anchor Investor may elect to redeem all of its Class A ordinary shares or purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination.

Upon the consummation of the initial public offering, the Anchor Investor held an aggregate of 1,800,000 units, 690,000 founder shares and 1,002,666 private placement warrants, although the Anchor investor may have since sold all or a significant portion of the Class A ordinary shares it purchased as part of the units. Crown and the Sponsor agreed to allow the Anchor Investor to keep 25% of its Class B ordinary shares even if the Anchor Investor requests that Crown redeem all of its Class A ordinary shares.

Thus, the Anchor Investor would recoup its entire investment in Crown even if the trading price of New Brivo Class A Common Stock’s shares were as low as $0.0001 per share of New Brivo Class A Common Stock and even if the Anchor Investor’s private placement warrants are worthless.

In addition, at any time at or prior to the Business Combination, during a period when the Anchor Investor is not then aware of any material nonpublic information regarding Crown or Crown’s securities, the Anchor Investor may purchase public shares from, or enter into transactions with, institutional and other investors who vote, or indicate an intention to vote, in favor of or against any of the Condition Precedent Proposals. Purchases of shares by the Anchor Investor or transactions with other holders would allow the Anchor Investor to exert more influence over the approval or rejection of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would either be approved or rejected , as applicable.

If third parties bring claims against Crown, the proceeds held in the trust account could be reduced and the per share redemption amount received by Crown shareholders may be less than $10.00 per share (which was the offering price in the initial public offering).

Crown’s placing of funds in the trust account may not protect those funds from third-party claims against Crown. Although Crown will seek to have all vendors, service providers (other than Crown’s independent registered public accounting firm), prospective target businesses, or other entities with which Crown does business execute agreements with Crown waiving any right, title, interest, or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Crown’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Crown’s management will consider whether competitive alternatives are reasonably available to Crown and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances.

Examples of possible instances where Crown may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with Crown and will not seek recourse against the trust account for any reason. Upon redemption of the public shares, if Crown is unable to complete a business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with a business combination, Crown will be required to provide for payment of claims of creditors that were not waived that may be brought against Crown within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, the Sponsor has agreed to be liable to Crown if and to the extent any claims by a vendor for services rendered or products sold to Crown, or a prospective target business with which Crown has discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest, or claim of any kind in or to any monies held in the trust account or to any claims under Crown’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Crown has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Crown has not asked the Sponsor to reserve for such indemnification obligations. Therefore, Crown cannot assure you that the Sponsor would be able to satisfy those obligations. None of Crown’s officers will indemnify Crown for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if Crown is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Crown which is not dismissed, or if Crown otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Crown’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Crown shareholders. To the extent any bankruptcy claims deplete the trust account, Crown may not be able to return to the public shareholders $10.00 per share (which was the offering price in the initial public offering)

If, after Crown distributes the proceeds in the trust account to the public shareholders, Crown files a bankruptcy petition or an involuntary bankruptcy petition is filed against Crown that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Crown and the Crown Board may be exposed to claims of punitive damages.

If, after Crown distributes the proceeds in the trust account to the public shareholders, Crown files a bankruptcy petition or an involuntary bankruptcy petition is filed against Crown that is not dismissed, any distributions received by public shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Crown shareholders. In addition, the Crown Board may be viewed as having breached its fiduciary duty to Crown’s creditors and/or having acted in bad faith, thereby exposing it and Crown to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Crown cannot assure you that claims will not be brought against Crown for these reasons.

If, before distributing the proceeds in the trust account to the public shareholders, Crown files a bankruptcy petition or an involuntary bankruptcy petition is filed against Crown that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Crown shareholders and the per share amount that would otherwise be received by Crown shareholders in connection with Crown’s liquidation may be reduced.

If, before distributing the proceeds in the trust account to the public shareholders, Crown files a bankruptcy petition or an involuntary bankruptcy petition is filed against Crown that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Crown’s bankruptcy estate and subject to the claims of third parties with priority over the claims of public shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by Crown shareholders in connection with Crown’s liquidation may be reduced.

Crown shareholders may be held liable for claims by third parties against Crown to the extent of distributions received by them upon redemption of their shares.

If Crown is forced to enter into an insolvent liquidation, any distributions received by Crown shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Crown was unable to pay Crown’s debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Crown shareholders. Furthermore, Crown directors may be viewed as having breached their fiduciary duties to Crown or Crown’s creditors and/or may have acted in bad faith, and thereby exposing themselves and Crown’s company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against Crown for these reasons.

Crown is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if Crown takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make Crown’s securities less attractive to investors and may make it more difficult to compare Crown’s performance with other public companies.

Crown is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and Crown may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Crown’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, Crown shareholders may not have access to certain information they may deem important. New Brivo could be an emerging growth company for up to five years, although circumstances could cause New Brivo to lose that status earlier, including if the market value of New Brivo Class A ordinary shares or, after the Business Combination, the New Brivo Class A Common Stock held by non-affiliates exceeds $700 million as of any June 30th (or if after the Business Combination, September 30th) before that time, in which case New Brivo would no longer be an emerging growth company as of the following December 31st (or if after the Business Combination, March 31st). Crown cannot predict whether investors will find Crown’s or New Brivo’s securities less attractive because Crown or New Brivo will rely on these exemptions. If some investors find Crown’s or New Brivo’s securities less attractive as a result of Crown’s or New Brivo’s reliance on these exemptions, the trading prices of Crown’s or New Brivo’s securities may be lower than they otherwise would be, there may be a less active trading market for Crown’s or New Brivo’s securities and the trading prices of Crown’s or New Brivo’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Crown has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Crown’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, Crown is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Following the Business Combination, Crown expects that New Brivo will no longer be a smaller reporting company.

The price of New Brivo Class A Common Stock and New Brivo’s warrants may be volatile.

Upon consummation of the Business Combination, the price of New Brivo Class A Common Stock and New Brivo’s warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which New Brivo and its customers operate;
•	variations in its operating performance and the performance of its competitors in general;
•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;
•	actual or anticipated fluctuations in New Brivo’s quarterly or annual results of operation;
•	publication of research reports by securities analysts about New Brivo or its competitors or its industry;
•	the public’s reaction to New Brivo’s press releases, its other public announcements, and its filings with the SEC;
•	New Brivo’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Brivo or its competitors may give to the market;
•	additions and departures of key personnel;
•	changes in laws and regulations affecting its business;
•	commencement of, or involvement in, litigation involving New Brivo;
•	changes in New Brivo’s capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of New Brivo Class A Common Stock available for public sale; and
•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political, and economic risks, and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Brivo Class A Common Stock and New Brivo’s warrants regardless of the operating performance of New Brivo.

A significant portion of Crown’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Brivo Class A Common Stock to drop significantly, even if New Brivo’s business is doing well.

Sales of a substantial number of shares of New Brivo Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Brivo Class A Common Stock.

It is anticipated that, upon completion of the Business Combination, (i) the Brivo Stockholders will own approximately 68.6% of the outstanding New Brivo Class A Common Stock and (ii) the Sponsor will own approximately 5.4% of the outstanding New Brivo Class A Common Stock, in each case, assuming that none of Crown’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 84.5% and 6.7%, respectively, assuming that 20,700,000 of Crown’s outstanding public shares (being Crown’s estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination and still satisfy the Minimum Available Cash Condition based on a per share redemption price of $10.00 per share) are redeemed in connection with the Business Combination. These percentages assume that (i) 16,227,291 shares of New Brivo Class A Common Stock are issued to the holders of shares of capital stock of Brivo at the Closing; (ii) all shares of New Brivo Class B Common Stock that will be held by the existing holder of Brivo Class B Common Stock (including shares issued on conversion of the Brivo Series A-1 Preferred Stock in the Conversion), including affiliates and permitted transferees thereof, immediately following Closing, have been converted into New Brivo Class B Common Stock pursuant to the Share Conversion Ratio; (iii) no public warrants or private placement warrants to purchase New Brivo Class A Common Stock that will be outstanding immediately following the Closing have been exercised; and (iv) no vested or unvested options to acquire New Brivo Class A Common Stock that will be held by Brivo Equityholders immediately following Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Brivo will be different.

Although the Sponsor and certain Brivo Stockholders will be subject to certain restrictions regarding the transfer of New Brivo Class A Common Stock, these shares may be sold after the expiration of the lock-up under the Amended and Restated Registration Rights Agreement. Crown intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Brivo Class A Common Stock could decline if the holders of currently restricted shares sell such shares or are perceived by the market as intending to sell such shares.

Warrants and Convertible Debt Notes may become exercisable for New Brivo Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to Crown shareholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 14,213,333 shares of New Brivo Class A Common Stock and the Convertible Debt Notes that would be issued pursuant to the Subscription Agreements may become exercisable in accordance with the terms of the warrant agreement governing those warrants and, as to the Convertible Debt Notes, in accordance with the terms of the indenture governing those notes. The Convertible Debt Notes may become exercisable immediately upon their issuance and the warrants may become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants and Convertible Debt Notes will be $11.50 per share. To the extent such warrants or Convertible Debt Notes are exercised, additional shares of New Brivo Class A Common Stock will be issued, which will result in dilution to the holders of New Brivo Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants or the Convertible Debt Notes may be exercised could adversely affect the prevailing market prices of New Brivo Class A Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See below risk factor, “Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and Crown. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, Crown may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although Crown’s ability to amend the terms of the public warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period, or decrease the number of shares of New Brivo Class A Common Stock purchasable upon exercise of a warrant.

Crown may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Crown has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New Brivo Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date Crown sends the notice of redemption to the warrantholders. If and when the warrants become redeemable by us, Crown may exercise its redemption right even if Crown is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, Crown may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of Crown Class A ordinary shares. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by the Sponsor or its permitted transferees.

Crown’s warrants are accounted for as liabilities and the changes in value of Crown’s warrants could have a material effect on our financial results.

On April 12, 2021, the Staff of the SEC issued the SEC Statement. In the SEC Statement, the SEC Staff, among other things, highlighted potential accounting implications of certain terms that are common in warrants issued in connection with the initial public offerings of special purpose acquisition companies such as Crown. As a result of the SEC Statement and in light of evolving views as to certain provisions commonly included in warrants issued by special purpose acquisition companies, Crown re-evaluated the accounting for the warrants under ASC 815-40.

Based on such re-evaluation, as of May 12, 2021, Crown accounted for the 14,213,333 warrants (the 9,200,000 public warrants included in the units and 5,013,333 private placement warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, Crown re-classified each of the warrants as a liability at its fair value as determined by Crown based upon a valuation report obtained from an independent third party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of Crown Class A ordinary shares. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of our warrants and that such gains or losses could be material.

Crown has identified a material weakness in its internal control over financial reporting as of September 30, 2021. If following the Business Combination we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following the issuance of the SEC Statement, on May 2, 2021, Crown’s management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restate its previously issued audited financial statements as of and for the period ended December 31, 2020. See “—Crown’s warrants are accounted for as liabilities and the changes in value of Crown’s warrants could have a material effect on our financial results.” As part of such process, Crown identified a material weakness in its internal controls over financial reporting. In addition, on November 22, 2021 Crown identified a material weakness in its internal control over financial reporting related to the accounting for complex financial instruments as a result of the change in classification of all of its redeemable Class A ordinary shares as temporary equity and the classification of its warrants as liabilities. As a result of this material weakness, Crown’s management concluded that Crown’s internal control over financial reporting was not effective as of September 30, 2021. This material weakness resulted in a material misstatement of its warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we identify any new material weaknesses in the future, any such newly that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Statement on April 12, 2021 and the recent comment letter issued by the SEC to several special purpose acquisition companies, Crown’s management and Crown’s audit committee concluded that it was appropriate to restate Crown’s previously issued audited financial statements as of September 30, 2021 and for the period ended September 30, 2021. See “—Crown’s warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such restatement, crown identified a material weakness in its internal controls over financial reporting.

As a result of such material weakness, the restatement described above, the change in accounting for the warrants and the public shares, and other matters raised or that may in the future be raised by the SEC, Crown faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in Crown’s internal control over financial reporting and the preparation of its financial statements. As of the date of this registration statement, Crown has no knowledge of any such litigation or dispute arising due to restatement or material weakness of its internal controls over financial reporting. However, Crown can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Crown’s business, results of operations and financial condition or its ability to complete a business combination.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain senior management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the securities exchange on which New Brivo’s common stock will be traded and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. We also may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. Our failure to comply with these laws, regulations and standards could materially and adversely affect our business and results of operations.

However, for as long as New Brivo remains an “emerging growth company” as defined in the JOBS Act, New Brivo will take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, exemption from the requirement to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will take advantage of these reporting exemptions until we are no longer an “emerging growth company” under the JOBS Act.

We will cease to be an “emerging growth company” upon the earliest of (i) the first fiscal year following the fifth anniversary of the initial public offering, (ii) the first fiscal year after New Brivo’s annual gross revenues are $1.07 billion or more, (iii) the date on which New Brivo has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of New Brivo’s common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in more litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be materially and adversely affected, even if the claims do not result in litigation or are resolved in our favor. These claims, and the time and resources necessary to resolve them, could divert the resources of our management and materially and adversely affect our business and results of operations.

Our Chairman has control over all stockholder decisions because he controls a substantial majority of our voting power through our Class B Common Stock, or “super” voting stock.

Our Chairman, Dean Drako, will own or control “super” voting shares of New Brivo that will represent approximately 92.1% of the voting power of New Brivo, as of immediately after the Closing. Following the Closing, Mr. Drako and certain of his affiliated entities will own a majority of New Brivo’s outstanding Class B Common Stock, which stock carries 10 votes per share, and, therefore, will control a majority of the voting power of New Brivo’s outstanding Common Stock. The New Brivo Class B Common Stock carries substantially similar rights as the New Brivo Class A Common Stock, except that each share of Class B Common Stock carries 10 votes. Therefore, Mr. Drako alone can exercise voting control over a majority of our voting power. As a result, Mr. Drako has the ability to control the outcome of all matters submitted to our stockholders for approval, including the election, removal, and replacement of our directors, amendments to New Brivo’s organizational documents and approval of major corporate transactions. This concentrated control could give our Chairman the ability to delay, defer or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that other stockholders support. Conversely, this concentrated control could allow our Chairman to consummate such a transaction that our other stockholders do not support. In addition, our Chairman may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm our business.

As our Chairman, Mr. Drako owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Drako is entitled to vote his shares, and shares over which he has voting control, in his own interests, which may not always be in the interests of our stockholders generally. Even if Mr. Drako is no longer our Chairman, he will continue to have the ability to exercise the same significant voting power and potentially control the outcome of all matters submitted to our stockholders for approval.

Because New Brivo will be a “controlled company” within the meaning of the NYSE rules, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies

So long as more than 50% of the voting power for the election of directors of New Brivo is held by an individual, a group or another company, we will qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. Following the completion of the Business Combination, Mr. Drako will control over 92.1% of the voting power of our outstanding capital stock. As a result, New Brivo will be a “controlled company” within the meaning of the NYSE corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Mr. Drako may have his interest in New Brivo diluted due to future equity issuances or his own actions in selling shares of New Brivo Class B Common Stock, in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. The Company would then be required to comply with those provisions of the NYSE listing requirements.

Investors may not have the same benefits as an investor in an underwritten public offering.

We will become a publicly listed company upon the completion of the Business Combination. The Business Combination is not an underwritten initial public offering of New Brivo’s securities and differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosures regarding, among other things, its business and financial results. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. Crown investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of New Brivo’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of Crown’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of Crown’s securities or helping to stabilize, maintain or affect the public price of Crown’s securities following the Closing. Moreover, Crown will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with Crown’s securities that will be outstanding immediately following the Closing. In addition, since we will become public through a merger, securities analysts of major brokerage firms may not provide coverage of Crown since there is no incentive to brokerage firms to recommend the purchase of our common shares. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on Crown’s behalf. All of these differences from an underwritten public offering of New Brivo’s securities could result in a more volatile price for Crown’s securities.

In addition, the Sponsor, certain members of Crown’s board of directors and our officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of Crown’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of New Brivo’s securities. Such interests may have influenced the board of directors of Crown in making their recommendation that Crown stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if we became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

Risks Related to the Consummation of the Domestication

Certain Holders may be required to recognize gain for U.S. federal income tax purposes as a result of the Domestication.

As discussed more fully under the section “U.S. Federal Income Tax Considerations,” the Domestication should constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the Domestication so qualifies, U.S. Holders (as defined in such section) of Class A ordinary shares will be subject to Section 367(b) of the Code and, as a result:

•

Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the domestication and who is not a 10% shareholder (as defined above) will not recognize any gain or loss and will not be required to include any part of Crown’s earnings in income.

•

Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% shareholder will generally recognize gain (but not loss) on the deemed receipt of New Brivo Class A Common Stock in the Domestication. As an alternative to recognizing gain as a result of the domestication, such U.S. Holder may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Class A ordinary shares provided certain other requirements are satisfied.

•

Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares who on the date of the Domestication is a 10% shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Class A ordinary shares provided certain other requirements are satisfied.

•

As discussed further under “U.S. Federal Income Tax Considerations” below, Crown believes that it is (and has been) treated as a PFIC for U.S. federal income tax purposes. In the event that Crown is (or in some cases has been) treated as a PFIC, notwithstanding the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the domestication unless the U.S. Holder makes (or has made) certain elections discussed further under “U.S. Federal Income Tax Considerations – The Domestication.” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final Treasury Regulations under Section 1291(f) of the Code will be adopted. Further, it is not clear how any such regulations would apply to the warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.” Each U.S. Holder of Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules to the exchange of Crown Class A ordinary shares for New Brivo Class A Common Stock and Crown warrants for New Brivo warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such Non-U.S. Holder’s New Brivo Class A Common Stock subsequent to the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.”

Upon consummation of the Business Combination, the rights of holders of New Brivo Class A Common Stock arising under the DGCL and the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law and the Existing Governing Documents.

Upon consummation of the Business Combination, the rights of holders of New Brivo Class A Common Stock will be as provided in the Proposed Governing Documents and the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Brivo Class A Common Stock could differ from the rights that holders of Class A ordinary shares currently have. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Brivo becomes involved in costly litigation, which could have a material adverse effect on New Brivo.

In addition, there are differences between the Proposed Governing Documents of New Brivo and the Existing Governing Documents of Crown. For a more detailed description of the rights of holders of New Brivo Class A Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Brivo are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and Crown urges you to read them.

Delaware law and New Brivo’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Brivo Board and therefore depress the trading price of New Brivo Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Brivo Board or taking other corporate actions, including effecting changes in Crown’s management. Among other things, the Proposed Governing Documents include provisions regarding:

•	a classified board of directors;
•	the dual-class structure that provides for New Brivo Class B Common Stock being entitled to ten votes per share;
•

the ability of the New Brivo Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Brivo’s directors and officers;
•

the requirement that a special meeting of stockholders may only be called by a majority of the entire New Brivo Board, the Chairman of the New Brivo Board, or the Chief Executive Officer of New Brivo, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;
•

the ability of the New Brivo Board to amend the bylaws, which may allow the New Brivo Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the New Brivo Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Brivo Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Brivo.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Brivo Board or management, that stockholders may consider to be in their best interests.

New Brivo’s Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New Brivo and its stockholders, which could limit New Brivo’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Brivo or its directors, officers, stockholders, employees, or agents.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Brivo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Brivo (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of New Brivo to New Brivo or New Brivo’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against New Brivo governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Securities Act and, unless New Brivo consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

These choice of forum provisions in New Brivo’s Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Brivo or any of New Brivo’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Brivo may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Brivo’s business, results of operations, and financial condition.

Risks Related to the Redemption

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If Crown shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, Crown’s transfer agent, in which it (a) requests that Crown redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number, and address; and (iii) delivers its share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [], Eastern Time, on [], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a public shareholder’s broker and/or clearing broker, DTC and Continental, will need to act to facilitate this request. It is Crown’s understanding that public shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Crown does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, New Brivo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Crown—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of Crown’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Crown’s compliance with the proxy rules, a public shareholder fails to receive Crown’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her, or its public shares. In addition, the proxy materials that Crown is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Crown —Redemption Rights” for additional information on how to exercise your redemption rights.

Crown does not have a specified maximum redemption threshold. Assuming the satisfaction of the Minimum Available Cash Condition or waiver by Brivo of such closing condition, the absence of such a redemption threshold may make it possible for Crown to complete the Business Combination even if a substantial majority of Crown shareholders do not agree.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that Crown will not redeem public shares in an amount that would cause Crown’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Convertible Debt Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, assuming the satisfaction of the Minimum Available Cash Condition or waiver by Brivo of such closing condition, Crown may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers, or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by Crown or the persons described above have been entered into with any such investor or holder. Crown will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Crown will require each public shareholder seeking to exercise redemption rights to certify to Crown whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Crown at that time, such as Section 13D, Section 13G, and Section 16 filings under the Exchange Act, will be the sole basis on which Crown makes the above-referenced determination.

Your inability to redeem any such excess shares will reduce your influence over Crown’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Crown if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Crown consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Crown cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Crown’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Crown shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a public shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the public shareholder in a better future economic position.

Crown can give no assurance as to the price at which a public shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Crown share price, and may result in a lower value realized now than a public shareholder might realize in the future had the public shareholder not redeemed its shares. Similarly, if a public shareholder does not redeem its shares, the public shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a public shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A public shareholder should consult the public shareholder’s own financial advisor for assistance on how this may affect his, her, or its individual situation.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the Crown Board will not have the ability to adjourn the extraordinary general meeting to a later date or dates in order to solicit further votes, and, therefore, the Business Combination will not be approved, and the Business Combination may not be consummated.

The Crown Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Crown Board will not have the ability to adjourn the extraordinary general meeting to a later date or dates and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

If Crown is not able to complete the Business Combination with Brivo nor able to complete another business combination by February 11, 2023, in each case, as such date may be extended pursuant to the Existing Governing Documents, Crown would cease all operations except for the purpose of winding up and Crown would redeem Crown Class A ordinary shares and liquidate the trust account, in which case the public shareholders may only receive approximately $10.00 per share and Crown warrants will expire worthless.

If Crown is not able to complete the Business Combination with Brivo nor able to complete another business combination by February 11, 2023, in each case, as such date may be extended pursuant to the Existing Governing Documents Crown will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses) divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Crown shareholders and the Crown Board, liquidate and dissolve, subject in each case to Crown’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, the public shareholders may only receive approximately $10.00 per share and Crown warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Crown public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the Closing of the Business Combination), and then only in connection with those Class A ordinary shares that such public shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of Crown’s obligation to provide holders of Crown Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of the public shares if Crown does not complete Crown’s initial business combination by February 11, 2023 or (B) with respect to any other provision relating to the rights of holders of Crown Class A ordinary shares; and (iii) the redemption of the public shares if Crown has not consummated an initial business combination by February 11, 2023, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if Crown has not consummated an initial business combination by February 11, 2023, with respect to such public shares so redeemed. In no other circumstances will a Crown shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If Crown does not consummate an initial business combination by February 11, 2023, the public shareholders may be forced to wait until after February 11, 2023 before redemption from the trust account.

If Crown is unable to consummate an initial business combination by February 11, 2023 (as such date may be extended pursuant to the Existing Governing Documents), Crown will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account, if any, (less taxes payable and up to $100,000 of interest income to pay dissolution expenses) pro rata to the public shareholders by way of redemption and cease all operations except for the purposes of winding up of Crown’s affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If Crown is required to wind-up, liquidate the trust account, and distribute such amount therein, pro rata, to the public shareholders, as part of any liquidation process, such winding up, liquidation, and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond February 11, 2023 (as such date may be extended pursuant to the Existing Governing Documents) before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. Crown has no obligation to return funds to investors prior to the date of Crown’s redemption or liquidation unless, prior thereto, Crown consummates an initial business combination or amend certain provisions of the Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon Crown’s redemption or any liquidation will public shareholders be entitled to distributions if Crown does not complete an initial business combination by February 11, 2023 and do not amend the Existing Governing Documents. The Existing Governing Documents provide that, if Crown winds up for any other reason prior to the consummation of an initial business combination, Crown will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of the initial public offering not being held in the trust account are insufficient to allow Crown to operate through February 11, 2023 and Crown is unable to obtain additional capital, Crown may be unable to complete an initial business combination, in which case the public shareholders may only receive $10.00 per share, and the warrants will expire worthless.

As of September 30, 2021, Crown had cash of $277,719 held outside the trust account, which is available for use by Crown to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of September 30, 2021, Crown had total current liabilities of $164,926. The funds available to Crown outside of the trust account may not be sufficient to allow Crown to operate until February 11, 2023, assuming that an initial business combination is not completed during that time. In addition, Crown may borrow up to $1,500,000 pursuant to the Promissory Note (as defined below). Of the funds available to Crown, Crown could use a portion of the funds available to it to pay fees to consultants to assist Crown with Crown’s search for a target business. Crown could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although Crown does not have any current intention to do so. If Crown entered into a letter of intent where Crown paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of Crown’s breach or otherwise), Crown might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If Crown is required to seek additional capital, Crown would need to borrow additional funds from Sponsor, members of its management team, or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to Crown upon completion of an initial business combination. If Crown is unable to obtain additional financing, Crown may be unable to complete an initial business combination. If Crown is unable to complete an initial business combination because it does not have sufficient funds available to it, Crown will be forced to cease operations and liquidate the trust account. Consequently, the public shareholders may only receive approximately $10.00 per share on Crown’s redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF CROWN

General

Crown is furnishing this proxy statement/prospectus to Crown shareholders as part of the solicitation of proxies by the Crown Board for use at the extraordinary general meeting to be held on [ ⚫ ], and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Crown shareholders on or about [ ⚫ ] in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Crown shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at the offices of [ ⚫ ] located at [ ⚫ ], and online via live webcast, at [ ⚫ ], Eastern Time, on [ ⚫ ], 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of Crown directors, officers, employees and shareholders, Crown shareholders are encouraged to attend the extraordinary general meeting virtually via live webcast. The Crown extraordinary general meeting can be accessed virtually by visiting the Crown meeting website ([ ⚫ ]), where Crown shareholders will be able to listen to the meeting, submit questions and vote online.

Purpose of the Crown Extraordinary General Meeting

At the extraordinary general meeting, Crown is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Mergers, and the transactions contemplated thereby;
•	a proposal to approve by special resolution the Domestication;
•

a proposal by special resolution to approve the proposed new certificate of incorporation and bylaws of New Brivo, and the following four separate proposals to approve by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•

to authorize the change in the authorized share capital of Crown from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Brivo Class A Common Stock, 60,000,000 shares of New Brivo Class B Common Stock, and 10,000,000 shares of New Brivo Preferred Stock;

•

to authorize the New Brivo Board to issue any or all shares of New Brivo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Brivo Board and as may be permitted by the DGCL;

•	to authorize the issuance of shares of New Brivo Class B Common Stock, which will allow holders of New Brivo Class B Common Stock to cast ten votes per share of New Brivo Class B Common Stock; and
•

to amend and restate the Existing Governing Documents and authorize all other immaterial changes in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Crown PropTech Acquisitions” to “Brivo, Inc.” (which is expected to occur upon the effectiveness of the Domestication), (ii) making New Brivo’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act and (iv) removing certain provisions related to Crown’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Crown Board believes are necessary to adequately address the needs of New Brivo after the Business Combination;

•

a proposal to approve by ordinary resolution shares of New Brivo Class A Common Stock and shares of New Brivo Class B Common Stock issued in connection with the Business Combination and the Convertible Debt Financing pursuant to the NYSE Listing Rule 312.03;

•	a proposal to approve and adopt by ordinary resolution the Incentive Award Plan;
•	a proposal to approve and adopt by ordinary resolution the ESPP;
•

a proposal to elect Dean Drako, Richard Chera, Steve Van Till, [ ⚫ ], [ ⚫ ], [ ⚫ ] and [ ⚫ ], in each case, to serve as directors of New Brivo until their respective successors are duly elected and qualified, or until their earlier death, resignation, or removal; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Recommendation of the Crown Board

The Crown Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Crown and Crown shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and Crown shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Crown shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [ ⚫ ], which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share beneficially owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Crown warrants do not have voting rights. As of the close of business on the record date, there were 34,500,000 ordinary shares issued and outstanding, of which 27,600,000 were issued and outstanding public shares.

Quorum

A quorum of Crown shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares as of the record date entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 17,250,001 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the extraordinary general meeting are “non-routine” matters.

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Crown but marked by brokers as “not voted” (“broker non-votes”) will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Governing Documents Proposals by an ordinary resolution is being sought at the extraordinary general meeting, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the votes on the Governing Documents Proposals are advisory only, they will not be binding on the Crown Board or New Brivo.

The approval of the NYSE Proposal by an ordinary resolution is being sought at the extraordinary general meeting, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Incentive Award Plan Proposal by an ordinary resolution is being sought at the extraordinary general meeting, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the ESPP Proposal by an ordinary resolution is being sought at the extraordinary general meeting, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Pursuant to the Existing Governing Documents, until the Closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Class B ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, and the Director Election Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Each of the Governing Documents Proposals is advisory and not binding, and approval of these proposals is not required in order to consummate the Business Combination. The Adjournment Proposal is not conditioned on any other proposal.

Voting Your Shares

Shares Held of Record

If you hold shares directly in your name as a shareholder of record, you may attend the extraordinary general meeting in person, or submit your proxy to vote such shares via the Internet, by telephone or by mail.

To submit your proxy via Internet or by telephone, follow the instructions provided on your enclosed proxy card. If you vote via the Internet or by telephone, you must do so by no later than [ ⚫ ], Eastern Time, on [ ⚫ ].

As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail. To submit your proxy by mail, you will need to complete, sign and date your proxy card and return it in the enclosed, postage-paid envelope. If you vote by mail, your proxy card must be received by no later than [ ⚫ ]. If you have registered in advance to attend the extraordinary general meeting at the Crown meeting website, you may also vote at the extraordinary general meeting via the Crown meeting website.

Shares Held in Street Name

If you hold your shares in “street name”, which means your shares are held of record by a broker, bank, or nominee, you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the extraordinary general meeting.

If you want to vote in person virtually at the extraordinary general meeting, you must register in advance at the Crown meeting website. You can also attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, you may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the extraordinary general meeting. Further instructions will be provided to you as part of your registration process.

Please carefully consider the information contained in this proxy statement/prospectus and, whether or not you plan to attend the extraordinary general meeting, submit your proxy via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you decide not to attend the extraordinary general meeting.

Revoking Your Proxy

If you are a Crown shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Crown’s general counsel in writing that you have revoked your proxy, such written notification must be received by [ ⚫ ], Eastern Time, on [ ⚫ ]; or
•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call [ ⚫ ], Crown’s proxy solicitor, by calling [ ⚫ ], or banks and brokers can call collect at [ ⚫ ], or by emailing [ ⚫ ].

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request of Crown that New Brivo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)submit a written request to Continental, Crown’s transfer agent, in which you (a) request that New Brivo redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

(iii)deliver your share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [ ⚫ ], Eastern Time, on [ ⚫ ] (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Crown’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, New Brivo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [ ⚫ ], this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly, it is shares of New Brivo Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically along with the other redemption forms (as applicable). Shares of New Brivo Class A Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to Crown unless the Crown Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part or not at all). A request to withdraw a redemption request may be submitted to Crown (and the determination of the Crown Board as to whether to grant such request may be made) at any time prior to the Closing. If you deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, Crown’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental return the share certificates (if any) and the shares (physically or electronically) to you. You may make such request by contacting Continental at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to the Class B ordinary shares of Crown, and (iii) be subject to certain vesting requirements with respect to a portion its shares in Crown following the Closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. The Sponsor’s shares and all other Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 17.3% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” in this proxy statement/prospectus for more information related to the Sponsor Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on [ ⚫ ], the most recent closing price, was $[ ⚫ ]. For illustrative purposes, as of [ ⚫ ], funds in the trust account plus accrued interest thereon totaled approximately $[ ⚫ ] million or approximately $10.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Crown cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither Crown shareholders nor Crown warrantholders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

Crown is soliciting proxies on behalf of the Crown Board. This solicitation is being made by mail but also may be made by telephone or in person. Crown and its directors, officers, and employees may also solicit proxies in person, by telephone, or by other electronic means. Crown will bear the cost of the solicitation.

Crown has hired [ ⚫ ] to assist in the proxy solicitation process. Crown will pay that firm a fee of $[ ⚫ ] plus disbursements. Such fee will be paid with non-trust account funds.

Crown will ask banks, brokers and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Crown will reimburse them for their reasonable expenses.

BUSINESS COMBINATION PROPOSAL

Overview

Crown is asking its shareholders to adopt and approve the Business Combination Agreement, certain related agreements, and the transactions contemplated thereby (including the Business Combination). Crown shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal. The descriptions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Business Combination Agreement and the related agreements that are filed with this proxy statement/prospectus.

Because Crown is holding a shareholder vote on the Business Combination, Crown may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Business Combination Agreement

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Brivo, Crown, Merger Sub I or Merger Sub II. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains certain representations and warranties that Crown, Merger Sub I and Merger Sub II, on the one hand, and Brivo, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Crown and Brivo do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement attached as Annex A. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Crown or Brivo, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Crown, Merger Sub I, Merger Sub II and Brivo and are modified by the disclosure schedules.

General; Structure of the Business Combination

On November 10, 2021, Crown, Merger Sub I, Merger Sub II and Brivo entered into the Business Combination Agreement. The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Crown and Brivo.

In connection with the Domestication, on the day prior to the Closing Date: (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share will be converted into one share of New Brivo Class A Common Stock; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares will automatically represent the right to purchase one share of New Brivo Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Crown Warrant Agreement; (iii) the governing documents of Crown will be amended and restated and become the certificate of incorporation and the bylaws of New Brivo, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively; and (iv) Crown’s name will change to “Brivo, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Crown that has not been previously separated into the underlying Class A ordinary shares of Crown and the underlying warrants of Crown prior to the Domestication will be canceled and will entitle the holder thereof to one share of New Brivo Class A Common Stock and one-third of one warrant representing the right to purchase one share of New Brivo Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Crown Warrant Agreement.

Immediately prior to the Closing, (i) each share of Brivo Series A-1 Preferred Stock will be canceled and converted into one share of Brivo Class B Common Stock and (ii) each share of Brivo Series A-2 Preferred Stock will be canceled and converted into one share of Brivo Class A Common Stock.

At the Closing, promptly following the consummation of the Domestication and the Conversion, (i) Merger Sub I will merge with and into Brivo in the First Merger, with Brivo surviving the First Merger as the Surviving Corporation, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II pursuant to the Second Merger, with Merger Sub II surviving as the Surviving Entity and, after giving effect to the Second Merger, Merger Sub II will be a wholly owned direct subsidiary of New Brivo. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Business Combination and the other transactions contemplated thereby.

The First Merger will be effective at the First Effective Time, which will be the time of the filing of (i) articles of merger between Merger Sub I and Brivo and containing such information as is required by Chapter 78 and Chapter 92A of the NRS with the Secretary of State of the State of Nevada and (ii) a certificate of merger between Merger Sub I and Brivo with the Secretary of State of the State of Delaware, or at such later time as may be agreed by Crown and Brivo in writing. The Second Merger be effective at the Second Effective Time, which be the time of the filing of (i) articles of merger between Merger Sub II and the Surviving Corporation containing such information as is required by Chapter 78 and Chapter 92A of the NRS with the Secretary of State of the State of Nevada and (ii) a certificate of merger between Merger Sub II and the Surviving Corporation with the Secretary of State of the State of Delaware, or at such later time as may be agreed by Crown and Brivo in writing. The Closing shall take place following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or, if permissible, waiver, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as Crown and Brivo may mutually agree).

Consideration to Brivo Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, based on (i) an implied equity value of $800 million plus approximately $2 million representing the aggregate exercise price of vested Brivo Options and (ii) a $10.00 per share price for New Brivo Common Stock, (A) subject to the following paragraph, each share of Brivo Class A Common Stock (excluding dissenting shares and after giving effect to the Conversion) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of the New Brivo Class A Common Stock, as determined pursuant to the Share Conversion Ratio as provided in the Payment Spreadsheet (as defined below), (B) subject to the following paragraph, each share of Brivo Class B Common Stock (excluding dissenting shares and after giving effect to the Conversion) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of the New Brivo Class B Common Stock, as determined pursuant to the Share Conversion Ratio as provided in the Payment Spreadsheet, (C) subject to the following paragraph, each Brivo RSU (whether vested or unvested, although only vested Brivo RSUs will be taken into account in calculating the Share Conversion Ratio) will be assumed by New Brivo and converted into a comparable restricted stock unit of New Brivo based on the Share Conversion Ratio as provided in the Payment Spreadsheet and (D) subject to the following paragraph, each Brivo Option (whether vested or unvested, although only vested Brivo Options will be taken into account in calculating the Share Conversion Ratio) will be assumed by New Brivo and converted into a comparable option that is exercisable for shares of New Brivo Class A Common Stock (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code), in each case, as provided in the Payment Spreadsheet.

A portion of the consideration payable under the prior paragraph will be paid: (i) to Brivo Stockholders in the form of Brivo Earn-Out Shares and (ii) in the case of Brivo equity award holders, in the form of Brivo Earn-Out RSUs. The Brivo Earn-Out

Consideration consists of 8,500,000 shares of New Brivo Class A Common Stock. The Brivo Earn-Out Consideration will vest in two equal 4,250,000 tranches based on the achievement of post-Closing share price targets of New Brivo Class A Common Stock of $13.00 and $15.00, respectively, in each case, for any 20 trading days within any 30 trading day period commencing at any time after 180 days after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given achievement metric described above will also be achieved if there is a transaction that results in the shares of New Brivo Common Stock being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the Business Combination Agreement, or if not so provided, as determined by the New Brivo board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. Brivo Earn-Out Consideration that has not vested by the fifth anniversary of the Closing Date shall, automatically and without further action on the part of New Brivo or any holder thereof, be forfeited and cancelled for no consideration. Brivo Earn-Out RSUs will also be forfeited if the employment of the relevant employee terminates prior to the vesting date of the underlying equity award. Prior to vesting or forfeiture, the Brivo Earn-Out Shares will, with limited exceptions, be entitled to all rights of other shares of New Brivo Common Stock, and the Brivo Earn-Out RSUs will be entitled to payments equivalent to the dividends that would have been paid on the shares underlying those Brivo Earn-Out RSUs.

The total number of shares of New Brivo Common Stock to be issued pursuant to the prior two paragraphs (including the shares underlying the vested New Brivo RSUs, the vested New Brivo Options and the Brivo Earn-Out RSUs, but excluding the shares underlying the unvested New Brivo RSUs and the unvested New Brivo Options) will be approximately 80,200,000. As of the anticipated Closing Date, it is expected that all unvested New Brivo RSUs will have vested or been terminated and there will be approximately 992,000 shares of New Brivo Common Stock underlying the unvested New Brivo Options.

At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Crown, Merger Sub I, Merger Sub II, Brivo, or any of their respective equityholders, (a) each share of common stock of the Surviving Corporation issued and outstanding as of immediately prior to the Second Effective Time will be cancelled and will cease to exist without any conversion thereof or payment therefor, and (b) the membership interests of Merger Sub II outstanding immediately prior to the Second Effective Time will be converted into and become the membership interests of the Surviving Entity, which will constitute 100% of the outstanding equity interests of the Surviving Entity.

Not less than two business days prior to the First Effective Time, Brivo will deliver to Crown a schedule (the “Payment Spreadsheet”) setting forth Brivo’s good faith and reasonable calculation of (i) the Aggregate Transaction Consideration (as defined below), (ii) the allocation of the Aggregate Transaction Consideration among the holders of Brivo Common Stock, the holders of Brivo Options and the holders of Brivo RSUs, (iii) the number of shares of New Brivo Common Stock payable to each holder of Brivo Common Stock, including whether such shares will be issued as shares of New Brivo Class A Common Stock or shares of New Brivo Class B Common Stock, (iv) the number of shares of New Brivo Common Stock that constitute, for each holder of Brivo Common Stock, Brivo Options or Brivo RSUs (as applicable) such holder’s Earn-Out Portion (as defined in the Business Combination Agreement) to be issued as Brivo Earn-Out Shares or Brivo Earn-Out RSUs, (v) the number of shares of New Brivo Class A Common Stock that can be purchased under the New Brivo Options, (vi) the number of shares of New Brivo Class A Common Stock subject to the New Brivo RSUs and (vii) the number of shares of Brivo Common Stock (and whether Brivo Class A Common Stock or Brivo Class B Common Stock) to be received by each holder of Brivo Preferred Stock in the Conversion. Assuming the Payment Spreadsheet is reasonably acceptable to Crown, the allocation of the Aggregate Transaction Consideration and the information with respect to the exchange of Brivo Options into New Brivo Options and Brivo RSUs into New Brivo RSUs set forth in the Payment Spreadsheet will be binding on the parties to the Business Combination Agreement (and all holders of Brivo Common Stock, Brivo Options and Brivo RSUs). In issuing the consideration payable to the holders of Brivo Common Stock, Brivo Options and Brivo RSUs at the Closing pursuant to the Business Combination Agreement, Crown and Merger Sub I will be entitled to rely fully on, and will have no obligation to investigate or verify the accuracy or completeness of, the information set forth in the Payment Spreadsheet, and no holder of Brivo Common Stock, Brivo Options or Brivo RSUs will be entitled to receive any amount in excess of the applicable amounts contained in the Payment Spreadsheet. In no event will the aggregate number of New Brivo shares issued to holders of Brivo Common Stock, Brivo Options and Brivo RSUs as consideration in the Business Combination (including the shares underlying New Brivo Options New Brivo RSUs and Earn-Out RSUs) exceed the Aggregate Transaction Consideration except to the extent payable in respect of unvested (for the avoidance of doubt, after taking into account the transactions contemplated by the Business Combination Agreement) Brivo Options and unvested (for the avoidance of doubt, after taking into account the transactions contemplated by the Business Combination Agreement) Brivo RSUs. “Aggregate Transaction Consideration” means a number of shares of New Brivo Class A Common Stock and New Brivo Class B Common Stock, as applicable, equal to the quotient of (a) the Equity Value plus the aggregate exercise price of all outstanding Brivo Options that are vested as of the Closing Date and are “in the money” based on a

$10.00 value of each share of New Brivo Class A Common Stock divided by (b) $10.00. “Equity Value” means an amount equal to $800,000,000.

Closing

Unless the Business Combination Agreement is earlier terminated in accordance with its terms, the Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions or a time as Crown and Brivo mutually agree in writing.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of Brivo, Crown, Merger Sub I and Merger Sub II relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects, and are modified by the disclosure schedules and expire at the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The representations and warranties made by Brivo to Crown, Merger Sub I and Merger Sub II relate to a number of matters, including:

●	organization and qualification to do business, and Brivo’s subsidiaries;
●	certificate of incorporation and bylaws;
●	capitalization;
●	authority to enter into the Business Combination Agreement;
●	absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;
●	permits and compliance;
●	financial statements;
●	absence of changes or events;
●	absence of litigation;
●	employee benefit plans;
●	labor and employment matters;
●	real property and title to assets;
●	intellectual property;
●	taxes;
●	environmental matters;
●	material contracts;

●	insurance;
●	approval of the board and stockholders;
●	certain business practices;
●	interested party transactions;
●	customers, resellers and suppliers;
●	anti-corruption and anti-bribery matters;
●	Exchange Act; and
●	brokers.

The representations and warranties made by Crown, Merger Sub I and Merger Sub II relate to a number of matters, including:

●	corporate organization;
●	organizational documents;
●	capitalization;
●	authority to enter into the Business Combination Agreement;
●	absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;
●	compliance;
●	proper filing of documents with the SEC, financial statements and compliance with Sarbanes-Oxley Act;
●	absence of certain changes or events;
●	absence of litigation;
●	approval of the board and the stockholders;
●	no prior operations of Merger Sub I and Merger Sub II;
●	brokers;
●	the trust account;
●	employees;
●	taxes;
●	the listing of New Brivo Common Stock, New Brivo Warrants and New Brivo Units; and
●	investigation and reliance;

●	certain business practices;
●	Investment Company Act matters;
●	takeover statutes and charter provisions;
●	Convertible Debt Financing investment amount and subscription agreements; and
●	affiliate agreements.

Conduct of Business Pending the Business Combination

Brivo has agreed that, prior to the First Effective Time or the termination of the Business Combination Agreement, subject to certain exceptions, it will, and will cause its subsidiaries to, conduct its business in the ordinary course of business and in a manner consistent with past practice (subject to certain specified exceptions). In addition, Brivo has agreed, subject to certain exceptions, to use commercially reasonable efforts to preserve substantially intact its and its subsidiaries’ current business organization, keep available the services of its and its subsidiaries’ current officers and preserve its and its subsidiaries’ current relationships with customers, resellers and suppliers and other persons with which Brivo or its subsidiaries have significant business relations.

In addition to the general covenants above, Brivo has agreed that prior to the First Effective Time or termination of the Business Combination Agreement, subject to specified exceptions, it will not, directly or indirectly:

●	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;
●	form or create any subsidiaries;
●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Brivo or any of its subsidiaries, or any options, warrants, convertible securities, equity- or equity-based or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Brivo or any of its subsidiaries, except for (x) transactions between Brivo and any of its subsidiaries or between Brivo’s subsidiaries, or (y) the issuance of Brivo’s capital stock upon the exercise or settlement of Brivo Options or Brivo RSUs (to the extent such Brivo Options or Brivo RSUs were granted prior to the date of or without violation of the Business Combination Agreement), or upon the conversion of Brivo’s capital stock issued prior to the date of the Business Combination Agreement in accordance with Brivo’s Certificate of Incorporation, including pursuant to the Conversion; or (B) any material assets of Brivo;
●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for any such dividend or distribution by a subsidiary of Brivo to Brivo or another subsidiary of Brivo;
●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees of Brivo upon the current terms set forth in the underlying agreements governing such equity securities;
●	(A) acquire (including, without limitation, by merger, amalgamation, consolidation, or acquisition of stock or assets or any other business combination) (x) any corporation, partnership, other business organization or any division thereof or (y) other than in the ordinary course of business consistent with past practice, any assets in an amount in excess of $250,000; (B) incur any indebtedness for borrowed money in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person; or (C) make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

●	(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or individual independent contractor of Brivo as of the date of the Business Combination Agreement, other than increases in base compensation for and grants of bonuses to employees who are not officers of Brivo in the ordinary course of business consistent with past practice, (B) enter into any new, or materially amend any existing, service agreement or severance or termination agreement with any current or former director, officer, employee or consultant whose annual base salary or annual wage rate exceeds $200,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, or (D) hire, or otherwise enter into any new service agreement or similar arrangement with, any person or terminate any current or former director, officer, employee or consultant provider whose base salary would exceed, on an annualized basis, $200,000;
●	make any commitments for capital expenditures that would reasonably be expected to require payments in excess of $1,000,000 in the aggregate for any given year or $1,000,000 in the aggregate for the full term of the commitment period;
●	other than as required by applicable law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement, grant any severance or termination pay to, any director or officer of Brivo or its subsidiaries;
●	adopt, materially amend or terminate any material employee benefit plan except as may be required by applicable law or as necessary to consummate the transactions contemplated by the Business Combination Agreement, or in the event of annual renewals of health and welfare programs;
●	except in the ordinary course of business, make, change or revoke any material tax election, amend a tax return in a manner that is material, file a material tax return in a manner materially inconsistent with past practice, settle or compromise any material United States federal, state, local or non-United States income tax liability, enter into any closing agreement with respect to any tax, surrender any right to claim a material refund of taxes, or consent to any extension or waiver of the limitation period with respect to taxes, or enter into any tax allocation, tax sharing, tax indemnification or similar agreement or arrangement (other than any contracts entered into in the ordinary course of business and not primarily relating to taxes), in each case, that could reasonably be expected to have an adverse effect on Brivo or its subsidiaries;
●	take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impeded the intended U.S. tax treatment of the transactions contemplated by the Business Combination Agreement;
●	enter into, or materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of, any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Brivo’s or any of its subsidiaries’ material rights under any material contract, except in the ordinary course of business consistent with past practice;
●	intentionally permit any material item of Brivo intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Brivo intellectual property, except for Brivo intellectual property deemed by Brivo in its good faith reasonable business judgment to be obsolete or no longer be material to the business of Brivo and its subsidiaries, taken as a whole;
●	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by Brivo’s independent accountants;

●	(A) commence, waive, release, assign, settle, satisfy or compromise any pending or threatened litigation, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not involve an admission of wrongdoing, do not result in any material restriction on Brivo or any of its subsidiaries and do not exceed $1,000,000.00 individually or in the aggregate or (B) other than in the ordinary course of business and consistent with past practice, waive, release or assign any material claims or rights of Brivo or any of its subsidiaries;
●	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Brivo or any of its subsidiaries; or
●	enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Crown has agreed that, prior to the First Effective Time or termination of the Business Combination Agreement, it, Merger Sub I and Merger Sub II will conduct their respective businesses in the ordinary course of business and in a manner consistent with past practice (subject to certain specified exceptions). In addition, Crown, Merger Sub I and Merger Sub II have agreed that prior to the First Effective Time or termination of the Business Combination Agreement, subject to specified exceptions, they will not:

●	amend or otherwise change their respective organizational documents or form any subsidiary;
●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the trust account that are required pursuant to Crown’s organizational documents;
●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly any of the ordinary shares or Crown warrants except for redemptions from the trust account that are required pursuant to Crown’s organizational documents;
●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any share capital or shares of any class of capital stock or other securities of Crown, Merger Sub I or Merger Sub II, or any options, warrants, convertible securities or other rights of any kind to acquire any share capital or shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Crown, Merger Sub I or Merger Sub II;
●	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
●	enter into, or permit any of the assets owned or used by Crown to become bound by, any contract, other than as reasonably required or advisable in connection with the transactions contemplated by the Business Combination Agreement;
●	make any material capital expenditures;
●	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Crown, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;
●	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
●	except in ordinary course of business, make, change or revoke any material tax election, amend a tax return in a manner that is material, file any material tax return in a manner materially inconsistent with past practice, settle or compromise any material United States federal, state, local or non-United States income tax liability, enter into any closing agreement with respect to tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitation period with respect to taxes, or enter into any tax allocation, tax sharing, tax indemnification or similar agreement or arrangement (other than any contracts entered into in the ordinary course of business and not primarily relating to taxes), in each case, that could reasonably be expected to have an adverse effect on Crown, Merger Sub I or Merger Sub II;
●	take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the intended U.S. tax treatment of the transactions contemplated by the Business Combination Agreement;
●	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Crown, Merger Sub I or Merger Sub II;
●	amend the Investment Management Trust Agreement or any other agreement related to the trust account;
●	enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of Crown, Merger Sub I or Merger Sub II, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Crown or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; or
●	enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Covenants

Proxy Statement; Registration Statement

As promptly as practicable, after the date of the Business Combination Agreement, (a) Crown and Brivo agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to Crown’s stockholders and certain of Brivo’s minority stockholders who did not sign the Written Consent relating to (i) with respect to Brivo’s minority stockholders, information required to be provided to such minority stockholders under Nevada law and (ii) with respect to Crown’s stockholders, the extraordinary general meeting of Crown’s stockholders to be held to consider approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal and any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination and (b) Crown agreed to prepare and file with the SEC the Registration Statement, in which this proxy statement/prospectus will be included as a prospectus, in connection with the registration under the Securities Act of shares of (A) the New Brivo Class A Common Stock to be issued to Brivo’s minority stockholders pursuant to the Business Combination Agreement, (B) the Convertible Debt Notes and the shares of New Brivo Class A Common Stock underlying the Convertible Debt Notes and (C) such other securities as Crown should reasonably determine.

Crown Stockholder’s Meeting

Subject to a limited exception, Crown has agreed to call and hold the extraordinary general meeting as promptly as practicable after the date on which the Registration Statement becomes effective (and will use its reasonable best efforts to hold the extraordinary general meeting no later than 30 days after the date on which this proxy statement/prospectus is mailed to the stockholders of Crown). Subject to a limited exception, Crown has agreed, through the Crown board of directors, to recommend to its stockholders that they approve the Condition Precedent Proposals contained in this proxy statement/prospectus and shall include the recommendation of the Crown board of directors in this proxy statement/prospectus.

No Solicitation of Company Acquisition Proposals and Business Combination Proposals

Under the terms of the Business Combination Agreement, Brivo has agreed that it and its subsidiaries will not, and Brivo shall use its reasonable best efforts to cause its representatives not to (a) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (b) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to a Company Acquisition Proposal, (c) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (d) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Brivo or its subsidiaries, (e) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (f) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (g) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action.

Brivo also agreed that it will, and will instruct and cause its subsidiaries, and shall use its reasonable best efforts cause its representatives, to immediately cease any solicitations, discussions or negotiations with any person in connection with any Company Acquisition Proposal. Brivo also agreed that it will promptly request each person that has prior to the date of the Business Combination Agreement executed a confidentiality agreement in connection with its consideration of acquiring Brivo to return or destroy all confidential information furnished to such person by or on behalf of it or any of its subsidiaries prior to the date of the Business Combination Agreement.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than Crown, Merger Sub I, Merger Sub II or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of assets that constitute 20% or more of the assets of Brivo and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined by Brivo’s board of directors in good faith), or (b) acquisition of beneficial ownership of 20% or more of the total voting power of the equity securities of Brivo or any of its subsidiaries, whether by way of merger, asset purchase, equity purchase or otherwise.

In addition, under the terms of the Business Combination Agreement, Crown and its subsidiaries will not and Crown shall use its reasonable best efforts to cause its and their respective representatives not to: (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction between Crown and any person other than Brivo, its stockholders and their respective affiliates and representatives (a “Business Combination Proposal”); (ii) engage in any negotiations or discussions concerning, provide information to or commence due diligence with respect to, any person (other than Brivo, its stockholders or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Business Combination Proposal; (iii) enter into, engage in or maintain discussions or negotiations with respect to any Business Combination Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Business Combination Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations; (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal; (v) approve, endorse, recommend, execute or enter into any agreement in principal, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Business Combination Proposal or any proposal or offer that would reasonably be expected to lead to a Business Combination Proposal; or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action. Crown will, and will instruct and cause each of its subsidiaries and shall use its reasonable best efforts to cause its and their respective representatives to, immediately cease any and all solicitations, discussions or negotiations with any person (other than the parties hereto and their respective representatives) with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Stock Exchange Listing

Crown will use its reasonable best efforts to cause the shares of New Brivo Class A Common Stock to be issued pursuant to the transactions contemplated by the Business Combination Agreement for listing on the NYSE at Closing. During the period from the date of the Business Combination Agreement until the Closing, Crown will use its reasonable best efforts to continue the listing of ordinary shares, warrants and units on the NYSE.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants and agreements related to:

●	access to books and records and furnishing relevant information, subject to certain limitations and confidentiality provisions;
●	certain employee benefit matters, including the establishment of an incentive award plan to be effective after the Closing;
●	director and officer indemnification;
●	prompt notification of certain matters;
●	Brivo and Crown using reasonable best efforts to consummate the transactions contemplated by the Business Combination Agreement;
●	public announcements relating to the Business Combination;
●	agreements relating to the intended tax treatment of the Business Combination;
●	cooperation regarding filings required under the HSR Act;
●	the delivery by Brivo of certain audited, consolidated balance sheets and the related audited consolidated statements of income and cash flows of Brivo and its subsidiaries as of December 31, 2019 and December 31, 2020, in each case, audited in accordance with PCAOB auditing standards;
●	the consummation of the Convertible Debt Financing; and
●	disbursements from the trust account.

Conditions to Closing

Mutual

The obligations of Brivo, Crown, Merger Sub I and Merger Sub II to consummate the Business Combination, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	the Written Consent shall have been delivered to Crown;
●	the Condition Precedent Proposals shall have been approved and adopted by the requisite affirmative vote of Crown’s stockholders in accordance with this proxy statement/prospectus, the Cayman Islands Companies Act, the DGCL, the Crown organizational documents and the rules and regulations of the NYSE;
●	no governmental authority has enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting the consummation of the Business Combination;
●	all waiting period (and any extensions thereof) applicable to the Business Combination under the HSR Act have expired or been terminated;

●	the Registration Statement has been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement have been initiated or threatened by the SEC;
●	the material ancillary agreements contemplated by the Business Combination Agreement are in full force and effect and have not been rescinded by any of the parties thereto;
●	Crown will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the consummation of the Convertible Debt Financing, the payment of deferred underwriting commission that Crown is required to pay, and after giving effect to all payments to be made as a result of shareholders of Crown exercising their redemption rights under Crown’s organizational documents; and
●	the Domestication will have been completed.

Shortly after the Business Combination Agreement was entered into the Brivo Voting Stockholders delivered the Written Consent approving certain matters in connection with the Business Combination. No further approvals of any Brivo Stockholders are required in connection with the Business Combination.

The obligations of Crown, Merger Sub I and Merger Sub II to consummate the Business Combination, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	the representations and warranties of Brivo as to organization and qualification and its subsidiaries, authority relative to the Business Combination Agreement, absence of a Company Material Adverse Effect (as defined in the Business Combination Agreement) and brokers will each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of the Brivo as to capitalization and related party transactions will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date. Disregarding any “materiality” qualifiers set forth therein, the representations and warranties of Brivo as to the absence of certain changes or events will each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date. All other representations and warranties of Brivo contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date, and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;
●	Brivo will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the First Effective Time;
●	Brivo will have delivered to Crown a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions; and
●	no Company Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Closing Date.

The obligations of Brivo to consummate the Business Combination, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	the representations and warranties of Crown, Merger Sub I and Merger Sub II as to organization, authority relative to the Business Combination Agreement and the absence of a SPAC Material Adverse Effect (as defined in the Business Combination Agreement) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Crown, Merger Sub I and Merger Sub II as to capitalization and Crown affiliate agreements will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date. All other representations and warranties of Crown, Merger Sub I and Merger Sub II contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect;
●	Crown, Merger Sub I and Merger Sub II will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the First Effective Time;
●	Crown will have delivered to Brivo a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;
●	no SPAC Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Closing Date;
●	certain officers of Crown and members of Crown’s board of directors will have executed written resignations effective as of the Second Effective Time;
●	Crown’s Memorandum and Articles of Association shall be amended and restated in the form of the Proposed Certificate of Incorporation; and
●	after giving effect to (i) the exercise of redemption rights by holders of Crown’s ordinary shares and (ii) the amount of proceeds received by Crown pursuant to the Convertible Debt Financing, the amount of cash held by Crown in the aggregate, including in the trust account, shall be equal to at least $75.0 million, and Crown shall have made appropriate arrangements for any funds in the trust account to be released upon Closing.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the First Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the Brivo’s stockholders or Crown’s stockholders, respectively, as follows:

●	by mutual written consent of Crown and Brivo;
●	by either Crown or Brivo if the First Effective Time shall not have occurred prior to July 10, 2022 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a closing condition set forth in the Business Combination Agreement on or prior to the Outside Date;
●	by either Crown or Brivo if any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Business Combination, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Business Combination, including the Mergers; provided, however, that Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the enactment, issuance, promulgation, enforcement or entry of such final and non-appealable law, injunction, order, decree or ruling;
●	by either Crown or Brivo if any of the Condition Precedent Proposals fail to receive the requisite vote for approval at the extraordinary general meeting or any adjournment thereof;
●	by Crown if Brivo had failed to deliver the Written Consent to Crown within eight hours of execution and delivery of the Business Combination Agreement;
●	by Crown upon a breach of any representation, warranty, covenant or agreement on the part of Brivo set forth in the Business Combination Agreement, or if any representation or warranty of Brivo shall have become untrue, in either case such that the closing condition related to the truth and accuracy of Brivo’s representations and warranties contained in the Business Combination Agreement would not be satisfied (a “Terminating Company Breach”); provided that Crown has not waived such Terminating Company Breach and Crown, Merger Sub I and Merger Sub II are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that if such Terminating Company Breach is curable by Brivo, Crown may not terminate the Business Combination Agreement pursuant to the foregoing for so long as Brivo continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured prior to the earlier of (i) the Outside Date and (ii) thirty (30) days after written notice of such breach is provided by Crown to Brivo;
●	by Brivo upon a breach of any representation, warranty, covenant or agreement on the part of Crown, Merger Sub I or Merger Sub II set forth in the Business Combination Agreement, or if any representation or warranty of Crown, Merger Sub I or Merger Sub II shall have become untrue, in either case such that the closing condition related to the truth and accuracy of Crown’s, Merger Sub I’s and Merger Sub II’s representations and warranties contained in the Business Combination Agreement would not be satisfied (“Terminating Crown Breach”); provided that Brivo has not waived such Terminating Crown Breach and Brivo is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that if such Terminating Crown Breach is curable by Crown, Merger Sub I or Merger Sub II, Brivo may not terminate the Business Combination Agreement pursuant to the foregoing for so long as Crown, Merger Sub I or Merger Sub II, as applicable, continues to exercise reasonable efforts to cure such breach, unless such breach is not cured prior to the earlier of (i) the Outside Date and (ii) thirty (30) days after written notice of such breach is provided by Brivo to Crown;
●	by Brivo if Crown’s board of directors shall have publicly withdrawn, modified or changed, in a manner that is adverse to Brivo, its approval or recommendation to the shareholders of Crown with respect to any of the Condition Precedent Proposals; and
●	by Crown if Brivo’s board of directors shall have publicly withdrawn, modified or changed, in a manner that is adverse to Crown, its approval or recommendation to the stockholders of Brivo with respect to any matter requiring the approval of the Brivo Stockholders in connection with the Business Combination.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability thereunder on the party of any party thereto, other than liability of any party for any fraud or any willful breach of the Business Combination Agreement prior to such termination.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Agreement, the form of Subscription Agreement, the Amended and Restated Registration Rights Agreement, and the form of Stockholder Support Agreement are attached hereto as Annex E, Annex F, Annex G and Annex H, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Convertible Debt Financing

In connection with the signing of the Business Combination Agreement, Crown entered into Subscription Agreements with the Convertible Debt Investors, pursuant to which the Convertible Debt Investors agreed to subscribe for and purchase, and Crown agreed to issue and sell to the Convertible Debt Investors, following the Domestication, an aggregate of $75.0 million  in principal amount of convertible notes to be issued pursuant to the Indenture, or the Convertible Debt Notes, for aggregate gross proceeds of $75.0 million. The Convertible Debt Notes are convertible at the option of holders into New Brivo Class A Common Stock at a conversion price of $11.50 per share. One of the Convertible Debt Investors is an affiliate of Brivo that has agreed to subscribe for $2.0 million in principal amount of Convertible Debt Notes. Neither the Convertible Debt Notes nor the New Brivo Class A Common Stock to be issued upon conversion of the Convertible Debt Notes have been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

The Convertible Debt Notes will have a 5-year term and will bear interest in the first two years at SOFR+9.25% if paid in cash and SOFR+9.50% if paid in kind. The interest rate under the Convertible Debt Notes will increase by 1.0% per annum after the first two years. The Convertible Debt Notes will be issued with an original issue discount of 3.0% of the aggregate principal amount of the Convertible Debt Notes. The Convertible Debt Notes are convertible at the option of holders into New Brivo Class A Common Stock at a conversion price of $11.50 per share.

The obligation of the subscribers to close the purchase of the Convertible Debt Notes is subject to certain closing conditions, including Crown satisfying the Minimum Unrestricted Cash Condition at Closing.

The Indenture includes certain covenants, including the requirement that New Brivo maintain at all times after Closing, at least $35,000,000 of unrestricted cash and, to the extent a revolving credit facility exists at least $50,000,000 of unrestricted cash on hand together with any unused revolver availability, if any. In addition, the maximum debt-to-recurring revenue ratio shall be 3.00x starting the first full quarter after Closing, then declining 0.20x per quarter until reaching 1.50x, and remaining flat thereafter.

In connection with the offering of the Convertible Debt Notes, Crown agreed that following the closing of the Business Combination, an affiliate of Golub, a Convertible Debt Investor, will be entitled to designate one person to attend all meetings of the Board and its committees as an observer, subject to certain customary exceptions. Such right shall exist until the date Golub holds less than $36.5 million aggregate principal amount of Convertible Debt Notes.

The Subscription Agreements provide Convertible Debt Investors with certain registration rights. In particular, Crown is required to, no later than 45 calendar days after the consummation of the Business Combination, submit to or file with the SEC a registration statement registering the resale of the shares of New Brivo Class A Common Stock issuable upon conversion of the Convertible Debt Notes. Additionally, Crown is required to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Crown that it will “review” the registration statement) following the Closing Date and (ii) the 10th business day after the date Crown is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. The registration rights under the Subscription Agreements are separate and distinct from those provided for in the Registration Rights Agreement. The Convertible Debt Financing is contingent upon, among other things, the closing of the Business Combination.

Amended and Restated Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement (but effective as of the closing of the Business Combination) New Brivo, the Sponsor, Anchor Investor and certain other stockholders and directors and officers of Crown and Brivo entered into an Amended and Restated Registration Rights Agreement, which will terminate and replace the existing registration rights agreement among Crown, Sponsor and the Anchor Investor dated February 8, 2021, pursuant to which, among other matters, (i) subject to certain limited exceptions, certain stockholders of Crown and Brivo will be granted certain customary demand and “piggy-back” registration rights with respect to their shares of New Brivo Class A Common Stock, (ii) Sponsor will be subject to a one-year lock up period for its shares of New Brivo Class A Common Stock, which lockup period will terminate early in the event that the closing price of New Brivo Class A Common Stock on the New York Stock Exchange equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days following the closing of the Business Combination and (iii) certain stockholders of Brivo will be subject to a 270-day lock up of their shares of New Brivo Class A Common Stock.

The Restated Registration Rights Agreement provides that New Brivo will file with the SEC within 45 days following the Closing Date, as defined in the Business Combination Agreement, a shelf registration statement pursuant to Rule 415 under the Securities Act registering the resale covering the resale of all the Registrable Securities, as defined in the Registration Rights Agreement, and will use its commercially reasonably efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than 60 days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to 90 days after the filing deadline if the Registration Statement is reviewed by, and the Company receives comments from, the SEC.

The parties to the Registration Rights Agreement will be entitled to make demand registrations in connection with an underwritten shelf takedown offering, in each case subject to certain offering thresholds. The Registration Rights Agreement includes customary indemnification and confidentiality provisions. New Brivo will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement.

Stockholder Support Agreements

Concurrently with the execution of the Business Combination Agreement, certain Brivo Stockholders (including the Brivo Voting Stockholders) entered into the Stockholder Support Agreement with Crown, pursuant to which such Brivo Stockholders (including the Brivo Voting Stockholders) have agreed to, among other things, (i) subject to the Brivo Voting Stockholders having previously delivered the Written Consent vote in favor of the Business Combination Agreement and the transactions contemplated thereby, and (ii) be bound by certain other covenants and agreements related to the Business Combination. Shortly after the Business Combination Agreement was entered into the Brivo Voting Stockholders delivered the Written Consent approving certain matters in connection with the Business Combination. No further approvals of any Brivo Stockholders are required in connection with the Business Combination.

Sponsor Agreement

In connection with the Business Combination, the Sponsor and certain shareholders of Crown that collectively with the Sponsor own 6,210,000 Class B ordinary shares of Crown agreed pursuant to that certain Sponsor Agreement to, among other things, (i) with limited exceptions, vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers) and (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to all Class B ordinary shares of Crown, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. As of the date of this proxy statement/prospectus, the Sponsor and the other Crown shareholders subject to the voting obligations under the Sponsor Agreement collectively own approximately 17.9% of the issued and outstanding ordinary shares. In addition, the Sponsor has agreed that the 2,384,000 Crown Earn-Out Shares will be subject to vesting requirements. The Crown Earn-Out Shares will vest in two equal 1,192,000 tranches based on the achievement of post-Closing share price targets of New Brivo Class A Common Stock of $13.00 and $15.00, respectively, in each case, for any 20 trading days within any 30 trading day period commencing at any time after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given achievement metric described above is also achieved if there is a transaction during the relevant period that results in the shares of

New Brivo Common Stock being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by the New Brivo board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. The Crown Earn-Out Shares that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of New Brivo or any holder thereof, be forfeited and cancelled for no consideration. Prior to vesting or forfeiture the Crown Earn-Out Shares will, with limited exceptions, be entitled to all rights of other shares of New Brivo Common Stock.

Background of the Business Combination

Crown is a blank check company incorporated in Cayman Islands on September 24, 2020 and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. The transactions contemplated by the Business Combination Agreement and related agreements, including the Business Combination, the Domestication and the Convertible Debt Financing, are a result of an extensive search for a potential transaction utilizing the global network and investing, operating and transaction experience of Crown's management team and representatives and the Crown Board.

Prior to the consummation of Crown's initial public offering, neither Crown, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with Crown.

On February 11, 2021, Crown consummated the initial public offering of 27,600,000 units. Each unit consists of one Class A ordinary share and one-third of one public warrant, with each whole public warrant entitling the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $276,000,000. Simultaneously with the consummation of the initial public offering, Crown consummated the private placement of 5,013,333 private placement warrants at a price of $1.50 per private placement warrant, generating gross proceeds of $7,520,000.

Following the closing of Crown's initial public offering on February 11, 2021, an amount equal to $276,000,000 of the net proceeds from Crown's initial public offering and the sale of the private placement warrants was placed in the trust account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except for the withdrawal of interest to pay taxes (or dissolution expenses if a business combination is not consummated), none of the funds held in the trust account will be released until the earlier of (i) the completion of Crown's initial business combination, (ii) the redemption of Crown's public shares if it is unable to consummate a business combination within 24 months from the completion of the initial public offering (subject to the possible extension of that 24-month period), or (iii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the amended and restated articles of association to modify the substance or timing of Crown's obligation to redeem 100% of its public shares if it does not complete its initial business combination within 24 months from the completion of the initial public offering. The trust proceeds are invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

As described in the prospectus for the initial public offering, Crown's business strategy was to identify and complete an initial business combination with a target operating in the technology sector that provided technology or technology-enabled solutions for individuals, government or commercial entities participating in the broader real estate ecosystem. Crown identified certain general, non-exclusive criteria and guidelines that it believed were important in evaluating prospective targets for its initial business combination. Crown broadly focused on target businesses that it believed:

●	provide technology or technology-enabled solutions for individuals, government or commercial entities participating in the real estate ecosystem;
●	have a vision guided by environmental, equitable and societal principles and embraces these values in their business operations;

●	are well-positioned to expand into multiple industry verticals based on the fundamentals that the technology platform offers, positioning Crown for significant long-term growth opportunities beyond serving a niche market;
●	have established growing revenue streams and clearly demonstrated economies of scale, with demonstrated resiliency;
●	have an established and growing customer base and have products or solutions that are superior to their competitors;
●	have strong business fundamentals underpinned by attractive key metrics;
●	have a world-class management team that can operate under the public domain with robust corporate governance and reporting policies in place;
●	can benefit from being public and can effectively utilize the broader access to capital to pursue accretive acquisitions and/or high-return capital projects and can manage the balance sheet with a disciplined, capital efficient approach;
●	have unrecognized value or other attributes that have been under-evaluated by the market based on Crown’s company-specific analysis and due diligence review; and
●	have significant embedded or underexploited expansion opportunities that would benefit from Crown’s ability to drive improvements in the company’s processes, strategy, product or service offerings and geographical presence.

In connection with the aforementioned acquisition criteria, Crown’s management team employed various strategies in an effort to identify an appropriate target company, including:

●	contacting investment banks that might be working with companies looking for exits or funding;
●	contacting private equity and venture capital investment firms that might have portfolio companies they are looking to exit;
●	contacting management and board members of private companies within the management team’s network that may have a need for funding, referrals, or another interest in pursuing a business combination with Crown;
●	caucusing the Crown Board for target business candidates of which they are aware through their relationships; and
●	conducting research, following industry newsletters, virtual conferences, and related company announcements to find potential targets that might be looking for funding or a sale

In addition, Crown engaged RBCCM as its financial advisor to assist Crown with evaluating potential targets, assessing transaction structures and negotiating potential transactions.

From the initial public offering through the signing of the Business Combination Agreement with Brivo, Richard Chera, the Chairman of the Crown Board and Chief Executive Officer of Crown, Dr. Pius Springer, the Chief Financial Officer of Crown, and Rasheq Zarif, the Lead Strategic Advisor to Crown, reviewed target companies identified by representatives of Crown and RBCCM, and other financial firms with which representatives of Crown had relationships. Representatives of Crown also contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities.

During that process, Crown management:

●	compiled a comprehensive database of more than 230 potential candidates identified through Crown’s general industry knowledge, network, and resources;
●	narrowed the initial set to 78 potential targets based on candidates’ maturity, industry vertical, and publicly available funding, revenues and valuation metrics;

●	considered 47 of those potential candidates being identified as potentially actionable based on having an appropriate fit with Crown’s selection criteria;
●	contacted and held initial discussions with 33 of those potential candidates;
●	engaged in preliminary discussions of illustrative transaction structure to effect an initial business combination with more than 12 potential business combination candidates or their representatives under executed non-disclosure agreements;
●	engaged in meaningful and detailed discussions, initial due diligence, and negotiations with six potential business combination candidates or their representatives, one of which was Brivo; and
●	submitted non-binding letters of intent to three potential business combination candidates. These candidates consisted of Brivo, potential target A (“Target A”) and potential target B (“Target B”).

During the process described in this “Background of the Business Combination”, the Crown Board was updated at various points regarding the process and provided direction to Crown management.

On February 13, 2021, following the initial public offering, Mr. Zarif reached out to a business contact at a venture capital firm to explore portfolio companies that would fit Crown’s acquisition criteria. Soon thereafter, the business contact connected Mr. Zarif with the chief executive officer of Target A, a mature portfolio company that met most of Crown’s acquisition criteria.

On February 16, 2021, Mr. Chera was introduced to the chief executive officer of a residential smart building company (“Target C”). After a series of conversations over a two week period, and based on further diligence, Crown’s management decided that Target C fell outside the scope of Crown’s acquisition criteria.

On February 18, 2021, Mr. Chera, Mr. Zarif and the chief executive officer of Target A conducted an introductory call. On February 19, 2021, Crown entered into a non-disclosure agreement with Target A. On February 23, 2021, Target A provided representatives of Crown and RBCCM access to a virtual data room containing a management presentation and supporting materials related to initial due diligence. In the following weeks, representatives of Target A and Crown held discussions about business operations, competitive positioning, market opportunity, and contemplated a potential business combination between the two parties.

On March 3, 2021, the chief executive officer of Target C arranged an introduction between Mr. Chera and Steve Van Till, the founder and chief executive officer of Brivo.

On March 5, 2021, Mr. Chera held a telephonic meeting with Mr. Van Till. This discussion was introductory in nature and topics included the strategic merits of a potential business combination between Crown and Brivo, and the fact that Brivo was exploring a potential investment from a private equity investor and a potential initial public offering. Following the discussion, Mr. Van Till introduced Mr. Chera to a representative of Imperial Capital LLC (“Imperial”).

On March 8, 2021, a financial advisor to Target B reached out to representatives of Crown regarding Target B. The following day, Mr. Chera and Mr. Zarif and the financial advisor to Target B held a telephonic meeting to discuss Target B and a potential business combination between Crown and Target B.

On March 10, 2021, Mr. Chera and Mr. Zarif held a telephonic meeting with a representative of Imperial to discuss the Brivo opportunity in more detail. During the call, the representative of Imperial provided a high-level business overview, and discussed the merits and growth prospects of Brivo’s business.

On March 11, 2021, Crown entered into a mutual non-disclosure agreement with Brivo. Subsequently, on March 13, 2021, representatives of Imperial sent Crown a management presentation detailing Brivo’s business, including a summary of its product offerings, target addressable market, customer base and end markets, go-to-market strategy, historical and projected financials, competitive landscape, and expected use of proceeds.

On March 14, 2021, Crown executed a non-disclosure agreement with Target B and was provided with limited access to financial diligence materials thereafter. On March 31, 2021, Crown submitted a draft letter of intent to Target B for consideration. It was understood by Crown that Crown was one of several special purpose acquisition companies (each, a “SPAC”) that Target B was considering for a potential business combination. Three weeks later, financial advisors to Target B informed representatives of Crown that Target B was proceeding to sign a letter of intent with another SPAC.

On March 15, 2021, the Crown Board held a telephonic meeting, which was attended by members of Crown management and a strategic advisor to Crown. During the meeting, the Crown Board was presented with an overview of Target A. Following a discussion about Target A and Crown selection criteria, the Crown Board was supportive of the submission of an initial non-binding letter of intent by Crown management and proceeding with further negotiations and due diligence. During this meeting, the Crown Board was also made aware of initial conversations with Brivo, as well as the status of other potential business combination candidates. Later the same day, the Crown management team delivered an initial non-binding letter of intent for a business combination transaction to Target A. In the days that followed, representatives of Crown and Target A held additional discussions related to negotiations on specific terms, diligence requirements and a potential transaction timeline.

Also on March 15, 2021, Mr. Van Till and Mr. Chera held a telephonic meeting to discuss Brivo in more depth. Mr. Van Till discussed the details of the business and answered questions from Mr. Chera. Mr. Chera, in turn, discussed Crown’s capabilities and relationships and how it could be a value-added partner to Brivo in a potential business combination.

On March 16, 2021, Mr. Chera held an introductory telephonic meeting with Mr. Dean Drako, the chairman of the Brivo Board, to discuss a potential business combination of Crown and Brivo. Following discussion, both parties agreed to continue to explore a potential business combination.

On March 17, 2021, the Brivo management team held a management presentation for Crown, and the parties further discussed a potential business combination of Crown and Brivo.

On March 19, 2021, representatives of Imperial sent Mr. Zarif a proposed process letter and additional information regarding Brivo. The process letter invited Crown to submit a letter of intent for a business combination of Crown and Brivo.

During the week of March 22, 2021, representatives of Target A and Crown engaged in conversations regarding Target A’s business strategy, financial information and the potential merits of a potential business combination.

On March 30, 2021, a representative from Target A delivered a revised version of the letter of intent to Crown.

On April 2, 2021, a representative from Imperial sent to Mr. Zarif a revised process letter and a draft term sheet that contemplated a private equity investment in Brivo. Representatives of Imperial indicated to Crown that while the revised process letter and term sheet were for a private equity investment, Brivo was also considering business combinations with SPACs and Crown was invited to submit a proposal for a proposed business combination with Brivo. The deadline for proposals was April 6, 2021.

On April 5, 2021, representatives of RBCCM and Imperial held a telephonic meeting regarding key factors, considerations and expectations for a letter of intent for a business combination between Crown and Brivo. During the call, representatives of RBCCM noted to Imperial the merits of a potential business combination between Crown and Brivo. Representatives of RBCCM also highlighted that the business combination would provide for an opportunity for Brivo to accelerate its growth projections due to Crown’s relevant experience, extensive network and strong business relationships.

On April 6, 2021, on behalf of Crown, Mr. Chera submitted an initial letter of intent package to Brivo. Crown proposed a business combination between Crown and Brivo with a proposed Brivo enterprise value of $850.0 million (which equated to an equity value of $833.0 million).

On April 8, 2021, representatives of RBCCM and Imperial discussed Crown’s proposed letter of intent. Representatives of Imperial also provided RBCCM with guidance regarding use of proceeds, timing expectations, and business strategy on a go-forward basis.

On April 11, 2021, the Crown Board held a telephonic meeting, which was attended by members of Crown management and a strategic advisor to Crown. During the meeting, Mr. Chera presented investor presentations, proposed transaction structures, proposed valuations and comparison materials for each of Target A, Target B, and Brivo to the Crown Board for review. The Crown Board discussed the merits and considerations for a potential business combination with each of the three targets and how each fit with Crown’s selection criteria. At this meeting, the Crown Board and Crown management decided that the primary objective for Crown was to pursue a business combination with Brivo at the valuation proposed in the letter of intent submitted on April 6, 2021 and that, if a transaction with Brivo on acceptable terms was not achievable, that Crown would pursue a transaction with Target A on the terms described to the Crown Board.

On April 16, 2021, Crown received a revised draft of the Brivo letter of intent from Imperial that addressed certain terms and conditions but did not propose any changes in valuation from the $850.0 million enterprise value proposed by Crown. In the days that followed, representatives of each of Crown, Brivo, RBCCM and Imperial held discussions regarding the revised letter of intent.

On April 19, 2021, Mr. Chera and Mr. Drako further negotiated telephonically non-economic terms and conditions relating to the revised letter of intent.

On April 22, 2021, on behalf of Crown management, representatives of RBCCM shared with Imperial a revised letter of intent for a Crown and Brivo business combination, which contained updated non-economic terms and conditions that had been negotiated by the principals of Brivo and Crown.

On April 23, 2021, Crown and Target A came to a tentative agreement on the key terms and conditions related to a revised letter of intent between Crown and Target A.

On April 28, 2021, Mr. Drako contacted Mr. Chera telephonically and informed him that Brivo had decided to pursue a potential business combination with a different SPAC.

On April 29, 2021, Crown and Target A executed a non-binding letter of intent outlining the terms of a potential business combination.

Over the course of the following three and a half months, Crown, Target A and their advisors engaged in due diligence, transaction structuring, negotiation of business combination documents and the raising of financing, but various issues arose over the course of that period of time. By the middle of August 2021, it became clear that a business combination between Crown and Target A, on mutually agreeable terms, might not be achievable.

On June 28, 2021, Crown’s exclusivity period with Target A expired. Because of the ongoing issues with respect to a proposed business combination with Target A, starting in early July 2021 Crown began to review both new potential business combination candidates and candidates that had been vetted earlier in the year, and had informal conversations with potential target companies. By late August 2021, Crown had engaged with approximately five potential target companies that fit its acquisition criteria, including Brivo as described below.

On August 15, 2021, the Crown Board held a telephonic meeting, which was attended by members of Crown management and a strategic advisor to Crown. During the meeting, the Crown Board directed Crown management to continue their review of other potential business combination targets given the ongoing challenges with respect to a business combination with Target A.

On August 19, 2021, Target A informed Crown that Target A no longer wished to pursue a potential business combination with Crown.

On August 23, 2021, the Crown Board held a telephonic meeting, which was attended by members of Crown management and a strategic advisor to Crown. During the meeting, the Crown Board discussed the various candidates for consideration and the continued outreach plan among prior vetted candidates.

On August 25, 2021, Mr. Zarif reached out to Mr. Van Till to determine if Brivo was still in exclusivity with its potential SPAC partner. Mr. Van Till responded that Brivo’s exclusivity period with its prior SPAC partner had expired and that Brivo was open to having a conversation with representatives of Crown and RBCCM regarding a business combination.

On August 27, 2021, Mr. Chera, Mr. Zarif, and Mr. Van Till held a telephonic meeting to discuss each party’s interest in a potential business combination and the specific terms of an agreement. Later in the day, representatives of Brivo, RBCCM and Imperial held a telephonic meeting to discuss next steps to explore a potential business combination.

On August 30, 2021, representatives of Crown, Brivo, RBCCM and Imperial held a telephonic meeting to discuss preliminary transaction terms and structural considerations regarding a business combination.

On August 31, 2021, Mr. Chera met with Mr. Van Till in Bethesda, Maryland. The two principals further discussed preliminary transaction terms and potential synergies between Crown and Brivo through a business combination.

On September 3, 2021, representatives of RBCCM and Imperial held a telephonic meeting to discuss the proposed financing for the transaction. Based on market factors and other considerations, the parties concluded that they would seek to raise the financing for the transaction using a convertible note structure with aggregate commitments between $50.0 million and $100.0 million. The parties considered an aggregate commitment of $75.0 million for the notes to be ideal for the proposed business combination.

On September 6, 2021, Mr. Chera and Mr. Drako held a telephonic meeting to discuss the economic terms of the transaction. During the meeting, Mr. Chera proposed a business combination between Crown and Brivo with a Brivo equity value of $800.0 million. Mr. Drako countered this proposal with a Brivo equity value of $850.0 million. After discussion, Mr. Drako indicated that Brivo would consider Crown’s proposal if Crown submitted a written proposal to Brivo that included all of the key terms of the proposed business combination with Brivo.

On September 9, 2021, Crown submitted a letter of intent to Brivo for a business combination between Crown and Brivo with a proposed Brivo equity value of $800.0 million.

On September 12, 2021, Mr. Chera and Mr. Van Till held a telephonic meeting to discuss the proposed letter of intent. During the meeting, Mr. Chera proposed that $85.0 million of the total consideration payable under the business combination be paid to Brivo stockholders in the form of earn-out shares.

On September 13, 2021, Mr. Chera and Mr. Drako held a telephonic meeting to discuss the proposed letter of intent. During the meeting, Mr. Drako accepted the economic terms of Crown’s proposal.

On September 14, 2021, Mr. Chera and Mr. Van Till executed a letter of intent with a 15 day exclusivity period. The letter of intent provided for an equity valuation of Brivo of $800.0 million and that the consideration would be paid to Brivo Stockholders in the form of 71.5 million newly issued shares of New Brivo and an additional 8.5 million shares subject to an earn-out. The shares subject to the earn-out would vest in two equal 4,250,000 tranches based on the achievement of post-Closing share price targets of New Brivo Class A Common Stock of $13.00 and $15.00, respectively, in each case, for any 20 trading days within any 30 trading day period commencing at any time after 180 days after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. The letter of intent also provided that Brivo Stockholders who currently own 20% or more of the total outstanding Brivo shares and have Brivo high vote stock will receive high vote stock in New Brivo, which will entitle the holders to 10 votes per share subject to certain “sunset” provisions that would result in the automatic conversion of high vote shares to low vote shares. The letter of intent also contemplated an approximately $75.0 million financing structured as convertible notes with a 6-9% interest rate and a conversion price of $12.00 per share of New Brivo Class A Common Stock. The letter of intent was non-binding with limited exception such as the exclusivity provision.

On September 15, 2021, Brivo provided Crown and its advisors with access to a virtual data room containing certain confidential information to assist in Crown’s due diligence review of Brivo, and Crown and its advisors began conducting confirmatory commercial, financial and legal due diligence.

On various dates between September 15, 2021 through October 29, 2021, members of Crown’s management team and its advisors met or had telephone conversations with members of Brivo’s management team and its advisors to discuss the transaction and timing and to conduct due diligence.

On September 21, 2021, representatives of RBCCM met with a potential investor (“Investor A”), in connection with the financing for the transaction. On that same day, representatives of Crown, Brivo, RBCCM and Imperial also met to discuss the investor targeting list and approach for investor outreach outside of Investor A.

On September 23, 2021, representatives of Crown and Brivo held initial discussions with Investor A. During the call, Investor A confirmed that, based on investor demand and market conditions, it would consider an investment in connection with the proposed transaction only if it was structured in the form of a convertible note.

On September 29, 2021, Crown executed a letter agreement with Brivo to extend the exclusivity provision under the letter of intent until November 12, 2021.

Between September 28, 2021 and October 16, 2021, Crown and representatives of RBCCM negotiated the terms and conditions for a potential financing with Investor A. This included the exchange of multiple drafts of a term sheet, the final of which was delivered by Investor A on October 16, 2021.

On October 10, 2021, the Crown Board held a telephonic meeting, which was attended by members of Crown management and a strategic advisor to Crown. During the meeting, Crown management provided the Crown Board with a progress update on the transaction, the financing process and due diligence activities and answered questions by the Crown Board. The Crown Board confirmed its support for the transaction.

On October 12, 2021, Steve Van Till met with the Crown management team in New York City to discuss the progress towards completing the financing process, business progress of Brivo and initial plans for potential partnerships with Crown once the business combination agreement was executed.

On October 13, 2021, Investor A delivered a term sheet to representatives of Crown and Brivo providing for $50.0 million of senior secured convertible notes with an interest rate of 8.5% and an optional conversion provision at $10.00 per share.

On October 15, 2021, representatives of Crown, Brivo and RBCCM held a telephonic meeting with Golub regarding a potential investment. The following day, Golub reached out to representatives of RBCCM and indicated that it would make a $75.0 million investment in the transaction, which represented the amount of financing that Crown and Brivo were targeting in the transaction. In discussing this proposal with its advisors, Crown and Brivo noted that Golub’s willingness to take the full amount of financing for the transaction eliminated the risk and timing issues of identifying other investors to fill out the full amount of financing being targeted.

On October 19, 2021, RBCCM received a term sheet from Golub with respect to a convertible debt financing. Between October 19, 2021 and October 28, 2021, representatives of RBCCM and Crown negotiated the terms of a proposed financing term sheet with Golub.

On October 28, 2021, members of Crown management and Brivo management and their respective representatives held a telephonic meeting to discuss the financing alternatives. Following discussion, the members of Crown management and Brivo management concluded to proceed with a financing led by Golub. That evening, Crown executed the financing term sheet with Golub.

Also on October 28, 2021, Davis Polk & Wardwell LLP, in its capacity as a legal advisor to Crown (“Davis Polk”), delivered an initial draft of the Business Combination Agreement for the proposed transaction to Latham & Watkins LLP, in its capacity as a legal advisor to Brivo (“Latham”).

Between October 29, 2021 and the execution of the Subscription Agreements for the Convertible Debt Financing on November 10, 2021, Crown, Brivo, Golub and their advisors negotiated the terms of the definitive agreements for the Convertible Debt Financing.

On October 31, 2021, the Crown Board held a telephonic meeting, which was attended by members of Crown management and certain advisors to Crown. During the meeting, the Crown Board was presented with diligence findings on Brivo, discussed the proposed transaction and financing and affirmed its support.

On November 2, 2021, Latham delivered a revised draft of the Business Combination Agreement to Davis Polk and thereafter counsel delivered to each other the various ancillary documents. Between November 2, 2021 and the execution of the Business Combination Agreement on November 10, 2021, representatives of Crown, Brivo, Davis Polk and Latham had multiple telephonic meetings to negotiate the terms of the Business Combination Agreement and ancillary documents, including with respect to the representations and warranties, interim operating covenants of the parties, additional agreements, closing conditions and structure, and exchanged numerous drafts of the Business Combination Agreement and ancillary documents reflecting such discussions.

Also on November 2, 2021, the Crown Board held a telephonic meeting, which was attended by members of Crown management and a strategic advisor to Crown. Also in attendance were representatives of RBCCM and Davis Polk. Prior to the meeting, the Crown Board was provided with a copy of materials prepared by RBCCM. During the meeting, a representative of Davis Polk reviewed with the Crown Board general fiduciary duties that applied to the Crown Board’s consideration of the proposed business combination. Representatives of RBCCM then led a discussion designed to aid the Crown Board in its evaluation of the proposed transaction, including market perspectives and operating and financial benchmarking materials with respect to Brivo and how the implied valuation reflected in the transaction compared to similar public companies in the security software industry. The Crown Board reiterated its support of the transaction.

On November 4, 2021, the Crown Board held a telephonic meeting, which was attended by members of Crown management and a strategic advisor to Crown. Also in attendance were representatives of RBCCM and Davis Polk. Prior to the meeting, the Crown Board was provided with certain materials, including drafts of the transaction documents. During the meeting, Mr. Chera provided an update to the Crown Board on the status of the proposed business combination. The Crown Board once again affirmed its support of the transaction.

On November 8, 2021, the Crown Board held a telephonic meeting, which was attended by members of Crown management and a strategic advisor to Crown. Also in attendance were representatives of RBCCM, Davis Polk and Maples and Calder (Cayman) LLP (“Maples”), in its capacity as a Cayman Islands legal counsel to Crown. Prior to the meeting, the Crown Board was provided with various materials that were discussed during the meeting, including the RBCCM Materials and copies of the current drafts of the transaction documents. During the meeting, a representative of Maples first provided the Crown Board with an overview of the applicable laws relating to the fiduciary duties of directors of companies organized under the laws of the Cayman Islands, including in relation to the Crown Board’s consideration of the proposed acquisition of Brivo. Representatives of Davis Polk then provided the Crown Board with an executive summary of the legal due diligence findings in the proposed transaction. Following discussion, the representatives of Davis Polk then led the Crown Board through an explanation of the terms and structure of the proposed business combination with Brivo and related transaction arrangements, including, among other things, the material terms and conditions of the proposed Business Combination Agreement, the post-Business Combination structure of Crown and Brivo, the Convertible Debt Financing and related Subscription Agreements, the Registration Rights Agreement, the Sponsor Agreement and the Stockholder Support Agreement. Following discussion, a representative of RBCCM then discussed with the Crown Board the RBCCM Materials. Following an additional question and answer session to discuss the proposed transaction and related arrangements, a representative of Davis Polk presented the Crown Board with the proposed resolutions to approve the proposed transaction. Following discussions, Mr. Chera made a motion that the Crown Board approve the proposed resolutions, which the Crown Board, having determined that the Business Combination and the transactions contemplated thereby were in the best interest of Crown and its shareholders, approved unanimously.

On November 9, 2021, the Crown Board held a telephonic meeting, which was attended by members of Crown management and a strategic advisor to Crown. Also in attendance were representatives of Davis Polk. During the meeting, a representative of Davis Polk provided the Crown Board with an update on the changes that were made to the transaction documents and the Crown Board discussed the transaction. The Crown Board then unanimously re-confirmed their November 8, 2021 determination that the proposed Business Combination and the transactions contemplated thereby were in the best interests of Crown and its shareholders and reaffirmed their prior approval.

On November 10, 2021, the Business Combination Agreement was executed and the parties issued a press release announcing the transaction.

The Crown Board’s Reasons for the Business Combination

The Crown Board considered a wide variety of factors and consulted with Crown’s legal and financial advisors in connection with its evaluation of the Business Combination Agreement and the Business Combination. Before reaching its decision to approve the Business Combination Agreement and the Business Combination, the Crown Board reviewed the results of due diligence conducted by Crown’s management, together with its advisors, which included, among other things:

●	extensive meetings with Brivo’s management team regarding Brivo’s operations, business model, and projections;
●	review of various industry and financial data,including Brivo’s existing business model, historical and projected financial information, and various operating and financial benchmarking materials relating to Brivo and the Business Combination;
●	research on the real estate, property technology and security industries, including historical growth trends and market share information as well as end-market size and growth projections;
●	review of Brivo’s commercial strategy;
●	analysis of Brivo’s historical and projected financials to understand and validate the key assumptions underpinning the financial projections prepared by Brivo management;
●	review of Brivo’s material contracts regarding financials, tax, legal, accounting, information technology, security, insurance, employment and intellectual property;
●	Brivo’s historical financial statements;
●	tax, legal and other diligence findings of external advisors; and
●	assessment of Brivo’s public company readiness.

In the prospectus for the initial public offering, Crown identified general, non-exclusive criteria and guidelines that Crown believed would be important in evaluating prospective target businesses. Crown indicated its intention to acquire a company that it believes:

●	provides technology or technology-enabled solutions for individuals, government or commercial entities participating in the real estate ecosystem;
●	has a vision guided by environmental, equitable and societal principles or embraces these values in its business operations;
●	is well-positioned to expand into multiple industry verticals based on the fundamentals that the technology platform offers, positioning Crown for significant long-term growth opportunities beyond serving a niche market;
●	has established growing revenue streams and clearly demonstrated economies of scale, with demonstrated resiliency;
●	has an established and growing customer base and has products or solutions that are superior to its competitors;
●	has strong business fundamentals underpinned by attractive key metrics;
●	has a world-class management team that can operate under the public domain with robust corporate governance and reporting policies in place;

●	could benefit from being public and can effectively utilize the broader access to capital to pursue accretive acquisitions and/or high-return capital projects and can manage the balance sheet with a disciplined, capital efficient approach;
●	has unrecognized value or other attributes that have been under-evaluated by the market based on Crown’s company-specific analysis and due diligence review; and
●	has significant embedded or underexploited expansion opportunities that would benefit from Crown’s ability to drive improvements in the company’s processes, strategy, product or service offerings and geographical presence.

In considering the Business Combination, the Crown Board concluded that Brivo met the above criteria and guidelines.

In particular, the Crown Board considered the following positive factors:

●	Commercial Rationale. The Crown Board noted that Brivo possesses several compelling qualities that enable multiple avenues for value creation:
●	Large and Growing Real Estate Technology Market: Brivo is a leading pure play cloud-based, smart building access management company with a diversified technology-enabled ecosystem and a combined hardware-software product. Both the IoT and SaaS segments are equally strong, with software subscriptions growing as a percentage of revenue. Cloud access is expected to grow 5X in the next 5 years, expanding on a $70.0 billion total addressable market in 2021. Brivo has approximately 1,500 channel partners that consist of third party re-sellers and integrators of security solutions nationwide.
●	Sustainable and Equitable Business Principles: Brivo’s platform provides the tools to optimize real estate asset use to meet sustainability goals. For example, real-time occupancy data enables tenants and owners to minimize energy consumption in unoccupied spaces. The platform also allows for real-time management control of security access, facilitated remotely through the cloud and mobile devices. Brivo’s products eliminate the need for key cards, or on-premises computers or storage.
●	Cross Industry Vertical Platform: Brivo’s full-service, integrated platform provides a hardware and software suite for many applications on top of the core access management capabilities, including smart apartment solutions to improve convenience and energy use, AI-augmented video for accelerated event responses, visitor and delivery management, and data analytics. As the smart space market continues to grow, Brivo is positioned to deliver new applications through their mobile applications and diversified, large multi-vendor API ecosystem. Brivo’s integration with many tenant software platforms has led Brivo to be the security vendor for many buildings.
●	Attractive, Stable Business Model with Underlying Growth Drivers: Brivo’s SaaS-driven business model is highlighted by strong retention, high operating leverage, and attractive unit economics that provide immediate profitability at the time of the hardware sale. The large and growing market for their products is underpinned by strong demand and adoption across attractive end markets. Brivo already has a proven go-to-market strategy known as “land and expand” that is expected to further accelerated by a deep and expansive network of channel partner relationships.
●	Defensible Products and/or Solutions: Brivo has an access management platform for enterprise, commercial, and multifamily buildings. Brivo has maintained an approximately 20 year relationship with strong business partners such as ADT, Stanley and Johnson Controls and their products are designed and built with a high level of security in mind.
●	Strong Business Fundamentals Underpinned by Attractive Key Metrics: Brivo has a customer base of more than 300 million square feet of commercial property and customer retention of 120%. Brivo is already a scaled cloud player with a differentiated open platform that serves enterprise, commercial and multifamily real estate. Their robust channel partner strategy (supplemented with a direct sales force) which we believe to be a foundation for continued

growth. Fundamentally, Brivo has strong margins, robust scale and recurring revenues, and a differentiated product offering.
●	Benefit from Being a Public Company: Increased funding and exposure which we believe allows Brivo to bring additional products and services to market and accelerate value realization for their customers.
●	Unlock Hidden or Unrealized Value: Brivo’s platform provides a foundation of additional property technology solutions outside of security to be integrated in their API ecosystem. This is expected to lead to a potentially significant expansion of their offerings in the near future.
●	Clear Path for Expansion Opportunities and Operational Improvements: Brivo has opportunities for significant synergies with technology adoption across Crown’s relationships. The combination is expected to solidify Brivo as a category leader, coupling Brivo’s building access management solutions with Crown’s relationships to drive long term portfolio opportunities. Building upon Brivo’s extensive network of approximately 1,500 channel partners and over 7,000 certified technicians is expected to increase market penetration and drive further adoption across Crown’s relationships. Additionally, Crown’s relationship with ReWyre, a property technology aggregator, can provide opportunities to support Brivo’s robust growth.
●	Financial Condition. The Crown Board also considered factors such as Brivo’s historical financial results, outlook, and financial plan, as well as trading multiples of recently listed and long-standing publicly traded companies in similar and adjacent sectors.
●	Experienced Management Team with a Proven Track Record. Brivo has a seasoned management team with a proven track record. Mr. Drako is the founder of Barricuda Networks and Eagle Eye Networks. Mr. Van Till is recognized as a security business industry expert. Mr. Van Till’s experience in building Brivo through consistent organic growth is particularly relevant for Brivo’s next stage.
●	Strong Sponsorship. Following the closing, New Brivo will have permanent capital and public platform suitable for its long-term success, increasing stability for all stakeholders.
●	Significant Financing Support. Subject to the terms and conditions of the Subscription Agreements, $75.0 million of private capital has been committed by the Convertible Debt Investors in the Convertible Debt Financing.
●	Terms of the Business Combination Agreement. The Crown Board reviewed the financial and other terms and conditions of the Business Combination Agreement, including with respect to the Business Combination, and determined that they were reasonable and were the product of arm’s-length negotiations among the parties.
●	Shareholder Approval. The Crown Board considered the fact that, in connection with the Business Combination, Crown shareholders have the option to (i) remain shareholders of Crown, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account.
●	Right Business Combination. The Crown Board’s belief is that the Business Combination is the right business combination for Crown and also represents the best potential business combination for Crown identified based upon the process utilized to evaluate and assess other potential acquisition targets.

In the course of its deliberations, the Crown Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including, among others, the following:

●	Risks Associated with the Business Combination.
●	the risk that the announcement of the Business Combination and potential diversion of Brivo’s management and employee attention may adversely affect Brivo’s operations;

●	the risk that the Crown Board may not have properly valued Brivo’s business;

●	the risk that the Business Combination might not be consummated in a timely manner or that the Closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Crown shareholders;
●	the risk that Crown does not obtain the proceeds of the Convertible Debt Financing or, that some of the current Crown public shareholders exercise their redemption rights, resulting in Crown being unable to retain sufficient cash in the Trust Account to meet the requirements of the Business Combination Agreement (including the Minimum Available Cash Condition) or if Brivo waives the Minimum Available Cash Condition, the risk that Crown will be obligated to complete the Business Combination without the proceeds from the Convertible Debt Financing, which may affect the ability of Brivo to operate its business, execute its plans to meet its projections post-Closing of the Business Combination and the risk that Brivo will have to raise additional capital to continue its operation, which capital may not be available;
●	the risk that Brivo may need to terminate or replace its Loan Agreement prior to the closing of the Business Combination and may not be able to enter into a new credit facility post the Business Combination;
●	the risk that the Anchor Investor redeems or sells all or a portion of its ordinary shares and/or votes against the Business Combination;
●	the risk that New Brivo may not be able to maintain the listing of New Brivo’s securities on NYSE following the Business Combination;
●	the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties);
●	the significant fees and expenses associated with completing the Business Combination and related transactions and the substantial time and effort of management required to complete the Business Combination;
●	the risk that public shareholders may redeem a higher percentage of shares than Brivo assumed in Brivo’s projections; and
●	the possibility of litigation challenging the Business Combination.
●	Risks Associated with Brivo’s Business.
●	the risk of competition in the industry, including the potential for new entrants;
●	the risk that Brivo may be unable to sustain pricing levels for its products and services;
●	the risk associated with Brivo’s ability to maintain and grow its channel partner network;
●	the fact that Brivo’s business growth depends on its ability to attract new and retain highly skilled sales team;
●	the fact that Brivo operates in the emerging and evolving connected property market, which may develop more slowly or differently than we expect;
●	the fact that Brivo’s applications run on mobile operating systems, networks, and devices that it does not control and Brivo relies on wireless carriers to provide access to wireless networks through which Brivo provides its services and any interruption of such access would impair its business;
●	the risks associated with the real estate and property technology industry in general, including as it relates to COVID-19;

●	the risk that Brivo may be to attract new channel partners and subscribers and maintain channel partner and subscriber satisfaction with Brivo’s current channel partners and subscribers;
●	the risk associated with macroeconomic uncertainty, including as it relates to COVID-19, and the effects it could have on Brivo’s revenues; and
●	the risk that certain key employees of Brivo might not choose to remain with Brivo post-Closing;
●	Risks Associated with Post-Closing Corporate Governance. The dual-class structure of New Brivo’s common stock will have the effect of concentrating voting power of an affiliate of Mr. Drako that is the existing holder of Brivo’s Class B Common Stock (and Brivo Series A-1 Preferred Stock that is convertible into Brivo’s Class B Common Stock), which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.
●	Risks Related to Limitations of Review. The fact that Crown did not obtain an opinion from any independent investment banking or accounting firm that the price Crown is paying to acquire Brivo is fair to Crown or its shareholders from a financial point of view.

The other risks described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the Crown Board also considered that certain of the officers and directors of Crown and Brivo may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Crown’s shareholders. Crown’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Crown Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination. See the section entitled “— Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

This discussion of the information and factors considered by the Crown Board includes the principal positive and negative factors, but is not intended to be exhaustive and may not include all of the factors considered by the Crown Board. In view of the wide variety of factors considered in connection with their evaluation of the transaction, and the complexity of these matters, the Crown Board did not find it useful and did not attempt to rank, quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the transactions contemplated by the merger agreement and to make the recommendation to Crown shareholders contained in this proxy statement/prospectus. Rather, the Crown Board viewed its decision as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Crown Board may have given differing weights to different factors. The Crown Board’s reasons for its approval of the Business Combination Agreement and the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

After considering the foregoing potentially negative and potentially positive reasons, the Crown Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination outweighed the potentially negative reasons. In connection with its deliberations, the Crown Board did not consider the fairness of the consideration to be paid by Crown in the Business Combination to any person other than Crown.

Materials of Crown’s Financial Advisor

On November 8, 2021, RBCCM presented the RBCCM Materials to the Crown Board in connection with the Mergers and the Convertible Debt Financing (referred to together in this section as the “Transactions”). The summary of the RBCCM Materials is set forth below.

The RBCCM Materials were provided for the benefit, information and assistance of the Crown Board (in its capacity as such) in connection with its evaluation of the Transactions. The RBCCM Materials did not address the underlying business decision of Crown to engage in the Transactions, or the relative merits of any aspect of the Transactions compared to any alternative business strategy or transaction that may be available to Crown or in which Crown might engage. The terms of the Transactions were determined solely through negotiations between the parties to the Transactions.

The RBCCM Materials do not constitute, and are not intended to represent, (i) any view or opinion as to (a) the fairness, from a financial point of view or otherwise, of the contemplated Transactions, any aspect, term or implication of the financial aspects of the Transactions to Crown, Crown shareholders, Brivo Stockholders or to any other person, (b) the solvency or fair value of Crown, Brivo, New Brivo, pro forma for the Transactions, or any other entity under any state, federal or other laws, whether relating to bankruptcy, insolvency or similar matters or otherwise, (c) the actual value of any New Brivo equity when issued or distributed in the Transactions or the price or range of prices at which any New Brivo equity, or any other securities of New Brivo, may trade or otherwise be transferable at any time, including following announcement or consummation of the Transactions, (d) any legal, regulatory, tax, accounting and similar matters, as to which RBCCM understands that Crown has obtained such advice as it deems necessary from qualified professionals or (e) the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the consideration to be paid pursuant to the Transactions, or (ii) any recommendation to Crown, Crown shareholders, Brivo Stockholders, or to any other person as to how Crown, Brivo or any such shareholder or stockholder should vote or act with respect to the Transactions or any proposal to be voted upon in connection with the Transactions or otherwise.

The information contained in the RBCCM Materials was obtained from (i) the management of Brivo and approved for use by the management of Crown or (ii) publicly available third-party sources. Any estimates and projections contained in the RBCCM Materials were based upon the estimates and projections from the management of Brivo or such third-party sources and there was no assurance that such estimates and projections will be realized.

RBCCM assumed the accuracy and completeness of all information that was reviewed by RBCCM, including all financial, legal, tax, accounting, operating and other information provided to, or discussed with RBCCM by, or on behalf of, Crown or Brivo (including, without limitation, financial statements and related notes), and upon the assurances of the management and other representatives of Crown that they were not aware of any relevant information that had been omitted or that remained undisclosed to RBCCM. RBCCM did not assume responsibility for independently verifying, and did not independently verify, such information. RBCCM also assumed that the financial projections and other estimates and data that the management of Crown approved for RBCCM’s use in preparing the RBCCM Materials were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Brivo as to the future financial performance of, and are a reasonable basis upon which to assess, Brivo, the Transactions and other matters covered thereby. For information regarding the financial projections, please see “Certain Brivo Projected Financial Information.”

The management of Crown understood that such financial projections, estimates and other forward-looking information would be used by RBCCM in connection with the preparation of the RBCCM Materials. RBCCM expressed no opinion as to any such financial projections and other estimates and data when preparing the RBCCM Materials.

RBCCM did not assume any responsibility to perform, and did not perform, an independent valuation or appraisal of Crown, Brivo, New Brivo, pro forma for the Transactions, or of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet, or otherwise) of or relating to Crown, Brivo, New Brivo, pro forma for the Transactions, or any other entity and RBCCM has not been furnished with any such valuations or appraisals. RBCCM did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Crown, Brivo or any other entity.

The RBCCM Materials were subject to the assumptions, qualifications, limitations and other matters set forth therein, and the RBCCM Materials speak only as of the date thereof, were based on the conditions as they existed and information supplied or reviewed as of the date thereof, and were without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur or may have existed or occurred after such date. RBCCM did not undertake any obligation to update, revise or reaffirm the RBCCM Materials for events occurring after the date thereof.

For the purposes of compiling the RBCCM Materials, RBCCM undertook such review and inquiries as it deemed necessary or appropriate under the circumstances, including the following:

•	RBCCM reviewed certain financial and other information, and certain historical operating data, relating to Brivo made available to it by the management of Brivo;

•

RBCCM reviewed the financial projections referenced in “Certain Brivo Projected Financial Information,” which financial projections were prepared by Brivo’s management and approved by Crown’s management for use by RBCCM for purposes of preparing the RBCCM Materials (the “Brivo Financial Projections”); and

•	RBCCM conducted discussions with members of the senior management of Crown and the management of Brivo relating to the business, prospects and financial outlook of New Brivo.

Set forth below is a summary of certain portions of the RBCCM Materials presented by RBCCM to the Crown Board at its meeting on November 8, 2021. The summaries include information presented in tabular format and the tables should be read together with the text accompanying each summary.

RBCCM reviewed a number of financial metrics, including:

•

“Enterprise Value”— defined as the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding in-the-money options and other in-the-money securities convertible, exercisable or exchangeable into or for equity securities of the company), plus the amount of its net debt (the amount of its outstanding indebtedness and out-of-the-money convertible and non-convertible preferred stock, less the amount of cash and cash equivalents on its balance sheet) and non-controlling interests, less the amount of investments in unconsolidated affiliates;

•	“Enterprise Value/Revenue multiple” – defined as Enterprise Value as of a specified date, divided by the estimated revenue for an applicable period; and
•

“Enterprise Value/Growth Adjusted Revenue multiple” — defined as the Enterprise Value/Revenue multiple as of a specified date and for an applicable period, divided by the growth rate (expressed as a percentage) for the related applicable period.

Unless the context indicates otherwise, the RBCCM Materials were prepared using (i) the closing prices of the selected companies as of November 5, 2021, (ii) historical financial and operating data for the selected companies based on publicly available information for each company as of November 5, 2021, and (iii) the implied Enterprise Value for New Brivo, pro forma for the Transactions, of $808.0 million, based on assumptions which included: (a) rollover of 100% of Company equity held by existing Brivo Stockholders, (b) $75.0 million in gross proceeds from the Convertible Debt Financing, (c) $304.0 million of net cash proceeds on New Brivo’s balance sheet, pro forma for the Transactions, (d) no redemptions from trust by any Crown shareholder and (e) approximately 103.6 million shares outstanding of New Brivo, pro forma for the Transactions (which excluded (1) out-of-the money warrants and (2) unvested (A) founder shares and (B) Brivo Earn-Out Consideration).

RBCCM compared certain publicly available financial information and operating data for selected publicly traded companies with the corresponding information for New Brivo, pro forma for the Transactions. In choosing the selected companies, RBCCM considered publicly traded companies in the security software and vertical software-as-a-service (“Security and Vertical SaaS”) and software-enabled industrial technology (“Software-Enabled Industrial Tech”) sectors. RBCCM compared, among other things, (i) estimated revenue growth and (ii) estimated gross margin, for each of calendar year 2022 (“CY2022E”) and calendar year 2023 (“CY2023E”), for the selected companies based on publicly available information and Wall Street research analysts’ consensus estimates as of November 5, 2021, and for New Brivo based on the Brivo Financial Projections. A list of selected companies and related data, including mean and median data for each such selected company in each sector and for New Brivo are set forth below:

Selected Publicly Traded Companies
	Revenue	Revenue	Gross	Gross
	Growth	Growth	Margin	Margin
	(CY2022E)	(CY2023E)	(CY2022E)	(CY2023E)
Security and Vertical SaaS
Fortinet, Inc.	18%	19%	78%	78%
Palo Alto Networks, Inc.	22%	21%	75%	75%
CoStar Group, Inc.	15%	17%	82%	82%
Check Point Software Technologies Ltd.	4%	3%	89%	89%
Guidewire Software, Inc.	10%	13%	75%	75%
nCino, Inc.	24%	26%	63%	65%
Matterport, Inc.	47%	64%	59%	61%
AppFolio, Inc.	19%	17%	62%	63%
Mandiant, Inc. (f/k/a FireEye)	22%	20%	60%	62%
Q2 Holdings, Inc.	17%	19%	53%	54%
SmartRent, Inc.	188%	128%	23%	27%
Latch, Inc.	291%	108%	20%	30%
Mean	56%	38%	62%	63%
Median	20%	20%	63%	64%
Software-Enabled Industrial Tech
Hexagon AB (publ)	11%	7%	65%	66%
Fortive Corporation	7%	6%	58%	58%
Trimble Inc.	9%	9%	58%	60%
Verra Mobility Corporation	15%	5%	98%	98%
Mean	11%	7%	70%	70%
Median	10%	6%	61%	63%

New Brivo	54%	63%	63%	60%

RBCCM also reviewed certain implied trading multiples for the selected publicly traded companies in the Security and Vertical SaaS and Software-Enabled Industrial Tech sectors, as compared to the corresponding information and implied multiples for New Brivo, pro forma for the Transactions. RBCCM compared, among other things, (i) implied Enterprise Value/Revenue multiples and (ii) implied Enterprise Value/Growth Adjusted Revenue multiples for each of CY2022E and CY2023E for the selected companies based on public filings and other publicly available information as of November 5, 2021 and for New Brivo based on the Brivo

Financial Projections. A list of selected companies and related multiples, including mean and median multiples for such selected companies in each sector and the implied multiples for New Brivo based on the terms of the Transactions are set forth below:

Selected Publicly Traded Companies
	Enterprise	Enterprise	Enterprise Value /	Enterprise Value /
	Value /	Value /	Growth Adjusted	Growth Adjusted
	Revenue	Revenue	Revenue	Revenue
	(CY2022E)	(CY2023E)	(CY2022E)	(CY2023E)
Security and Vertical SaaS
Fortinet, Inc.	14.1x	11.9x	0.79x	0.63x
Palo Alto Networks, Inc.	9.2x	7.6x	0.42x	0.37x
CoStar Group, Inc.	13.6x	11.6x	0.92x	0.69x
Check Point Software Technologies Ltd.	5.6x	5.4x	1.59x	1.66x
Guidewire Software, Inc.	11.9x	10.5x	1.14x	0.82x
nCino, Inc.	22.6x	18.0x	0.95x	0.70x
Matterport, Inc.	37.9x	23.1x	0.81x	0.36x
AppFolio, Inc.	11.2x	9.6x	0.59x	0.56x
Mandiant, Inc. (f/k/a FireEye)	8.0x	6.7x	0.37x	0.33x
Q2 Holdings, Inc.	9.2x	7.7x	0.53x	0.39x
SmartRent, Inc.	6.2x	2.7x	0.03x	0.02x
Latch, Inc.	6.3x	3.0x	0.02x	0.03x
Mean	13.0x	9.8x	0.68x	0.55x
Median	10.2x	8.6x	0.69x	0.48x
Software-Enabled Industrial Tech
Hexagon AB (publ)	8.1x	7.6x	0.75x	1.11x
Fortive Corporation	5.3x	5.0x	0.75x	0.88x
Trimble Inc.	5.8x	5.3x	0.62x	0.58x
Verra Mobility Corporation	5.7x	5.4x	0.37x	0.98x
Mean	6.2x	5.8x	0.62x	0.89x
Median	5.7x	5.3x	0.68x	0.93x

New Brivo	7.3x	4.5x	0.14x	0.07x

RBCCM also compared the historical average of implied Enterprise Value/ Revenue multiples for 2022E for the selected publicly traded companies in each of the Security and Vertical SaaS and Software-Enabled Industrial Tech industries as of November 5, 2021 and for each of the one-week period, two-week period, one-month period, three-month period and 2021 year-to-date period (“2021YTD”) ending immediately prior to November 5, 2021. The historical sector averages are summarized in the following table:

Enterprise Value / CY2022E Revenue
	November 5, 2021	1-Week	2-Weeks	1-Month	3-Months	2021YTD
Security and Vertical SaaS	12.6x	12.4x	12.0x	11.8x	11.5x	11.1x
Software-Enabled Industrial Tech	6.6x	6.6x	6.6x	6.4x	6.5x	6.3x

Other Considerations

RBCCM, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and/or certain of its affiliates may act as a market maker and broker in the publicly traded securities of Crown and/or other entities involved in the Transactions, or their respective affiliates, and receive customary compensation in connection therewith, and may also actively trade securities of Crown and/or other entities involved in the Transactions, or their respective affiliates, for its or its affiliates’ own account or for the account of customers and, accordingly, RBCCM and its affiliates may hold a long or short position in such securities. RBCCM and certain of its affiliates in the future may provide, investment banking, commercial banking and financial advisory services to Crown and certain of its respective affiliates unrelated to the Transactions, for which services RBCCM and its affiliates would expect to receive customary compensation.

In connection with the initial public offering, RBCCM received approximately $5.15 million upon consummation of the initial public offering as initial compensation for acting as sole book-running manager. In connection with the consummation of the Transactions, RBCCM will be entitled to receive an additional aggregate amount of compensation up to approximately $16 million in respect of (i) deferred underwriting compensation in connection with the initial public offering, (ii) a financial advisory fee in connection with the Mergers and (iii) a placement agent fee in connection with the Convertible Debt Financing. Crown has also agreed to indemnify RBCCM for certain liabilities that may arise out of its engagements, and to reimburse certain out-of-pocket expenses incurred by RBCCM in performing its services. The terms of RBCCM’s compensation arrangements were negotiated at arm’s-length between Crown and RBCCM, and the Crown Board was aware of these arrangements at the time it reviewed and approved the Transactions. Since November 1, 2019, RBCCM and its affiliates have not received, and are not entitled to receive, from Brivo any compensation in respect of investment banking services.

Certain Brivo Projected Financial Information

Brivo provided Crown with its internally prepared projections for the fiscal years ending December 31, 2021 through December 31, 2025, in connection with Crown’s evaluation of Brivo. The prospective financial information was not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Brivo’s management, was prepared on a reasonable basis and reflects the best available estimates and judgments at the time they were prepared. Brivo does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of Brivo’s future performance, revenue, financial condition or other results. These projections were prepared solely for internal use in connection with Brivo management’s review of fundraising transactions, the proposed Business Combination and other management purposes, and are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. You are cautioned that the projections may be materially different than actual results.

The projections reflect the consistent application of the accounting policies of Brivo and should be read in conjunction with the accounting policies included in Note 2 accompanying the historical audited consolidated financial statements of Brivo included in this proxy statement/prospectus statement.

The financial projections, including revenue, gross profit, Adjusted EBITDA and Free Cash Flow are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Brivo’s control. While all projections are necessarily speculative, Brivo believes that the prospective financial information covering multiple years by its nature is more uncertain with each successive year. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Brivo, Crown or Brivo’s or Crown’s respective representatives considered or consider the projections to be a reliable prediction of future events.

The projections were prepared by Brivo’s management and were requested by, and disclosed to, Crown and Crown’s Board for use as a component in its overall evaluation of Brivo. Accordingly, such projections are included in this proxy statement/prospectus on that account.

Neither Crown nor Brivo has warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to Crown’s Board. Neither Crown’s or Brivo’s management nor any of Crown’s or Brivo’s representatives has made or makes any representation to any person regarding the ultimate performance of New Brivo compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the projections should not be looked upon as “guidance” of any sort. Brivo will not refer back to these projections in its future periodic reports filed under the Exchange Act.

Neither Crown’s nor Brivo’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information provided to Crown’s Board or contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Grant Thornton LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying financial projections and, accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report included in this document relates to Brivo’s previously issued historical financial statements. It does not extend to the financial projections and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, BRIVO DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF BRIVO, CROWN OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY BRIVO STOCKHOLDER, CROWN SHAREHOLDERS OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The following table sets forth summarized prospective financial information regarding Brivo for 2021, 2022, 2023, 2024 and 2025:

	Forecast Year Ending December 31,
($in millions)	2021	2022	2023	2024	2025

Revenue
Subscription	$31.0	$48.6	$85.3	$149.8	$240.7
Hardware and other	$40.6	$61.5	$93.7	$140.1	$175.9
Total Revenue	$71.6	$110.0	$179.1	$289.9	$416.6
Gross Profit	$43.6	$69.1	$106.9	$179.9	$267.2
Adjusted EBITDA	$(1.6)	$(4.3)	$(3.5)	$32.7	$91.9
Free Cash Flow	$(15.4)	$(24.4)	$(35.4)	$6.4	$52.5

Non-U.S. GAAP Measures Used in the Financial Projections

The foregoing projections include financial measures which are not prepared in accordance with U.S. GAAP. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-U.S. GAAP financial measures as used by Brivo may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-U.S. GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-U.S. GAAP financial measures, which would otherwise require a reconciliation of a non-U.S. GAAP financial measure to a U.S. GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The non-U.S. GAAP financial measures used in the financial projections are described below:

●	Adjusted EBITDA is defined as U.S. GAAP net income/(loss) plus interest expense, income tax, depreciation and amortization and stock based compensation. Adjusted EBITDA is a key measure of Brivo’s financial performance and measures Brivo’s efficiency in managing its other operating expenses. Brivo utilizes Adjusted EBITDA together with U.S. GAAP operating income/(loss) because some items are non-cash in nature or the amount and timing of these items are unpredictable, are not driven by core results of operations and render comparisons with prior periods and competitors less meaningful. Some of Brivo’s depreciation and amortization relates to intangible assets from the acquisition of Brivo Systems LLC and in the future will also depend on the timing of capital expenditures.
●	Gross Profit is defined as U.S. GAAP revenue less direct costs of revenue and excluding depreciation and amortization of assets utilized in the satisfaction of our revenue performance obligations, in particular, amortization of software development costs associated with our cloud-based platform. Brivo believes the direct variable costs associated with the profit margin of its products and services provides a more meaningful and direct indicator of performance, pricing and contribution to our financial results. Depreciation and amortization of our platform development cost is generally recognized on a fixed straight-line basis over three years and is reported in our operating expenses.
●	Free Cash Flow is defined as cash flows from operations less cash flows from investing activities. Brivo believes that Free Cash Flow is an important financial measure for use in evaluating Brivo’s financial performance, as it measures Brivo’s ability to generate cash from its current business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net income (loss) as a measure of Brivo’s performance or net cash provided by operating activities as a measure of Brivo’s liquidity. Additionally, Brivo’s definition of Free Cash Flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not add or deduct all financing activities or payments required for debt service and other obligations. Therefore, it is important to view free cash flow as supplemental to Brivo’s entire statement of cash flows.

Material Assumptions Underlying the Financial Projections

The financial projections reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Brivo’s control, such as the variability of Brivo’s results period-to-period and the other risks and uncertainties discussed in “Risk Factors,” “Brivo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.”

The material assumptions underlying the financial projections include:

●	assumptions related to growth from existing and new customers, estimated market share growth from new customers, new product introduction and adoption and international sales expansion, all of which are expected to result in an implied revenue compounded annual growth rate of 55% from 2021 through 2025;
●	other general business and market assumptions, which are based on Brivo’s ability to continue to develop and foster strong relationships with its channel partners, maintain the historical performance of Brivo, benefit from economic and market growth consistent with recent years, continue to develop new products and improvements thereto, and capitalize on other future prospects;
●	assumptions related to growth in revenue from new and existing customers (with subscriber accounts expected to grow from approximately 45,000 as of September 30, 2021 to greater than 176,000 as of December 31, 2025) are based on Brivo’s ability to maintain its historical salesforce performance (such as training/productivity ramp time, ability to sign new channel partners, and number of accounts that can be handled by a given quota sales individual or team), deploy an expanded product line, develop more substantial marketing capabilities, including an increase in Brivo’s overall salesforce (which is currently expected to grow from approximately 52 quota sales individuals as of September 30, 2021 to more than 100 quota sales individuals during the first 12 months following completion of the Business Combination), and capitalize on opportunities to cross-sell amongst a larger customer base following the completion of the Business Combination, including property owners and operators introduced by Sponsor and its affiliates;
●	assumptions related to subscription revenue, which are primarily based on Brivo’s channel partners, historically low revenue and device attrition and new product introductions, result in the expectation that subscription revenues will increase from 42% of total revenues for the nine months ended September 30, 2021 to 58% for the year ended December 31, 2025; Brivo estimates approximately 5% subscribed device annual attrition based on historical rates and growth in its channel partners from approximately 1,500 as of September 30, 2021 to greater than 7,500 globally as of December 31, 2025;
●	assumptions related to incremental increases in the monthly average revenue per account (“ARPA (monthly)”) are estimated on Brivo’s ability to introduce new subscription services into its cloud-based SaaS platform and the growth in average number of subscription devices per subscriber’s account; due to the increase in enterprise subscriber accounts, ARPA (monthly) is estimated to increase from approximately $60 as of September 30, 2021 to $137 as of December 31, 2025;

●	assumptions related to Brivo’s market position vis-à-vis its existing competitors and new market entrants, which are based on management’s current expectation that the property technology market will remain fragmented and that Brivo will expand its market share through investment in research and development, including investments in the development of innovative new software services and hardware products, integration with third-party products and services, mobile applications and other new offerings;
●	assumptions related to cost of sales and gross profit margins are based on Brivo’s estimated leverage utilizing its core SaaS platform to provide new revenue producing products and services, thus gaining greater platform cost efficiencies to improve upon Brivo’s subscription revenue gross margins of 70% for the nine months ended September 30, 2021 to approximately 79% for the year ended December 31, 2025; the increase in subscription revenue gross margins contributes to the estimated total gross profit margin growing from 58% for the nine months ended September 30, 2021 to approximately 69% for the year ended December 31, 2025;
●	assumptions related to operating expenses and other costs and expenses, which are based on management’s current expectations for long term scale efficiencies in operating costs, accelerated hiring plans across Brivo, new international locations of operations and estimated general and administrative expenses in support of the anticipated growth resulting in an overall increase in absolute operating expenses and as a percentage of revenue; for the nine months ended September 30, 2021, Brivo’s operating expenses as a percentage of revenue was 55%, which is expected to increase to approximately 67% for the year ended December 31, 2022 and then decrease to historical rates of 52% and then to 42% in the year ended December 31, 2025 due to revenues increasing as a result of the upfront investment in operating infrastructure and costs;
●	assumptions related to Brivo’s cash available for investment, including a minimum of $95.0 million provided by the Business Combination that is expected to be available to deploy on specified growth initiatives, including substantially increasing New Brivo’s salesforce and marketing initiatives to drive new customer growth and additional sales to existing customers, and funding new product development and introductions;
●	assumptions related to Brivo’s accelerated investment in its subscription services and hardware product offerings are estimated to increase capital expenditures as a percentage of total revenues from 7% for the nine months ended September 30, 2021 to approximately 11% for the year ended December 31, 2022 and then leveling off in the range of 5% to 7% of total revenues after the initial accelerated investment in new products and expanding operations; and
●	the assumption that Brivo will grow organically, not have any material divestitures or make any other material changes in its business or operations.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by Crown have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Brivo generally used to approve the transaction, the Crown Board determined that this requirement was met. The Crown Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was in the best interests of Crown and Crown shareholders and appropriately reflected Brivo’s value. In reaching this determination, the Crown Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Brivo’s historical growth rate and its potential for future growth in revenue and profits. The Crown Board believes that the financial skills and background of its members qualify it to conclude that the business combination with Brivo met this requirement.

Interests of Crown’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Crown Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, Crown’s directors, and executive officers, have interests in such proposal that are different from, or in addition to, those of Crown shareholders and Crown warrantholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor has agreed not to redeem any Class A ordinary shares, if any, held by it in connection with a shareholder vote to approve a proposed initial business combination;
●	the fact that the Sponsor paid approximately $21,594 for the 5,960,000 Class B ordinary shares it currently owns and such securities will have a significantly higher value at the time of the Business Combination;
●	the fact that the Sponsor and Crown’s officers and directors will lose their entire investment in Crown and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents). For example, in addition to the purchase of the private placement warrants by the Sponsor, Crown issued an up to $1,500,000 convertible note to its Chief Executive Officer and Director, Richard Chera on November 30, 2021, which Crown may not be able to repay if a business combination does not occur;
●	the fact that Sponsor paid approximately $6,016,000 for its private placement warrants, and such securities would be worthless if a business combination is not consummated by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents);
●	the fact that even if the price of shares of New Brivo Class A Common Stock significantly declines after the Closing (whether because of a substantial amount of redemptions of Class A ordinary shares or for any other reason), the Sponsor will stand to make a significant profit on its investment in Crown. The Sponsor could potentially recoup its entire investment in us even if the trading price of New Brivo Class A Common Stock’s shares were as low as $1.01 per share of New Brivo Class A Common Stock and even if the private placement warrants are worthless;
●	the fact that the Sponsor transferred 50,000 Class B ordinary shares to each of Crown’s four independent directors, prior to Crown’s initial public offering, and such securities would be worthless if a business combination is not consummated by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents);
●	the fact that the Sponsor and Crown’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any Crown’s ordinary shares (other than public shares) held by them if Crown fails to complete an initial business combination by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents);
●	the fact that the Amended and Restated Registration Rights Agreement has been entered into by the Sponsor and its directors and officers and will be effective only if the Business Combination is consummated;
●	the fact that the Sponsor will own 5,960,000 shares of New Brivo Class A Common Stock, including the Crown Earn-Out Shares, which collectively will represent approximately 6.7% of outstanding shares of New Brivo Common Stock and approximately 1.0% of the voting power of New Brivo Common Stock and have a value of approximately $59.6 million based on an implied value of $10.00 per share of New Brivo Class A Common Stock and assuming that the maximum number of Crown Class A ordinary shares are redeemed while still satisfying the Minimum Unrestricted Cash Condition.
●	the fact that each of Mr. Chera, Mr. Sprenger and Mr. Siegel invested $2,271,000, $1,530,000 and $230,000 in the Sponsor, respectively and hold interests in the Sponsor, or directly in Crown, that collectively represents an interest in 3,404,288 Class B ordinary shares and 2,257,203 private placement warrants. All of such securities would be worthless if a business combination is not consummated by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents);
●	the continued indemnification of Crown’s directors and officers and the continuation of Crown’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”); and

●	the fact that if the trust account is liquidated, including in the event Crown is unable to complete an initial business combination by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify Crown to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Crown has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Crown, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive all anti-dilution rights with respect to the Class B ordinary shares in connection with the consummation of the Business Combination. The Sponsor’s shares and all other Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. In addition, officers and directors of Crown have agreed to vote their founder shares and any public shares purchased during or after this offering (including in open market and privately negotiated transactions) in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor and the four independent directors own approximately 17.9% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Agreement.”

Approval of each of the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal, requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting (and, in the case of the Director Election Proposal, only the holders of Class B ordinary shares will be entitled to vote), vote at the extraordinary general meeting of Crown. As a result, in addition to Crown’s initial shareholders’ founder shares, approval of the foregoing proposals would require 10,350,001, or 37.5%, of the 27,600,000 public shares sold in the initial public offering to be voted in favor of each of the foregoing proposals in addition to the founder shares held by the Sponsor and the independent directors (assuming all outstanding shares are voted), or 8,062,897, or 29.2% if taking into account Class A ordinary shares held by the Anchor Investor as of September 30, 2021, assuming all outstanding shares are voted and the Anchor Investor voted to approve each of the foregoing proposals.

Approval of each of the Domestication Proposal and the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting of Crown. As a result, in addition to Crown’s initial shareholders’ founder shares, approval of each of the foregoing proposals would require 16,090,800, or 58.3%, of the 27,600,000 public shares sold in the initial public offering to be voted in favor of each of the foregoing proposals (assuming all outstanding shares are voted), or 13,803,696, or 50% if taking into account Class A ordinary shares held by the Anchor Investor as of September 30, 2021, assuming all outstanding shares are voted and the Anchor Investor voted to approve each of the foregoing proposals.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Crown or its securities, the Sponsor, Brivo, Anchor Investor and/or their directors, officers, advisors, or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to (i) acquire public shares, (ii) vote their public shares in favor of the Condition Precedent Proposals and/or (iii) waive their redemption rights. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Crown shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Brivo, and/or their directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfying the requirements that (i) the Business Combination Proposal, the NYSE Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal are approved by the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting (and, in the case of the Director Election Proposal, only the holders of Class B ordinary shares will be entitled to vote), vote at the extraordinary general meeting, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of holders of a majority of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, (iii) the Minimum Available Cash Condition is met and/or otherwise limit the number of public shares electing to redeem, (iv) New Brivo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Convertible Debt Financing and (v) as a condition to the Convertible Debt Investors’ obligation to consummate the Convertible Debt Financing, Crown has at Closing, after giving effect to the transactions to occur on or prior to Closing, satisfied the Minimum Unrestricted Cash Condition.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. Crown will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is in the best interests of Crown and Crown shareholders and what he or she or they may believe is best for himself or herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with U.S. GAAP. Under this method of accounting, Crown has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) the business of Brivo will comprise the ongoing operations of New Brivo; (ii) Brivo’s senior management will comprise the senior management of New Brivo; (iii) the pre-Business Combination stockholders of Brivo will have the largest ownership of New Brivo and the right to appoint the board members; and (iv) the headquarters of Brivo will be that of New Brivo. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Brivo with the Business Combination being treated as the equivalent of Brivo issuing stock for the net assets of Crown, accompanied by a recapitalization. The net assets of Crown will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Brivo portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Crown and Brivo filed the required forms under the HSR Act with the Antitrust Division and the FTC within ten business days following the date of the Business Combination Agreement.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities, the United States, or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Brivo’s assets, subjecting the completion of the Business Combination to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Crown cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Crown cannot assure you as to its result.

Neither Crown nor Brivo are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Business Combination Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Crown’s entry into that certain Business Combination Agreement, dated as of November 10, 2021 (the “Business Combination Agreement”), by and among Crown, Crown PropTech Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), Crown PropTech Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), and Brivo, Inc., a Nevada corporation (“Brivo”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of Crown as an exempted company in the Cayman Islands and the continuation and domestication of Crown as a corporation in the State of Delaware with the name “Brivo, Inc.” (“New Brivo”) and the conversion of each share of Brivo Series A-1 preferred stock and Brivo Series A-2 preferred stock, respectively, into an equal number of shares of Brivo Class B common stock or Brivo Class A common stock, respectively, (i) Merger Sub I will merge with and into Brivo, whereupon the separate corporate existence of Merger Sub I will cease and Brivo will continue as a wholly owned subsidiary of New Brivo and (ii) following the first merger, Brivo will merge with and into Merger Sub II, whereupon the separate corporate existence of Brivo will cease and Merger Sub II will continue as a wholly owned subsidiary of New Brivo, in each case, on the terms and subject to the conditions set forth therein, be confirmed, ratified, adopted and approved in all respects.”

Recommendation of the Crown Board

THE CROWN BOARD UNANIMOUSLY RECOMMENDS THAT THE CROWN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and Crown shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Crown is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the Crown Board has unanimously approved, and Crown shareholders are being asked to consider and vote upon a proposal to approve a change of Crown’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Crown will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Crown will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the First Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of Crown will convert automatically, on a one-for-one basis, into shares of New Brivo Class A Common Stock, (ii) each issued and outstanding warrant to purchase Class A ordinary shares of Crown will convert automatically into a warrant to acquire New Brivo Class A Common Stock in the same form and on the same terms and conditions as the converted Crown warrant, and (iii) each issued and outstanding unit of Crown that has not been previously separated into the underlying Class A ordinary share of Crown and underlying Crown warrant upon the request of the holder thereof prior to the Domestication will be canceled and will entitle the holder thereof to one share of New Brivo Class A Common Stock and one-third of one warrant representing the right to purchase one share of New Brivo Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Crown Warrant Agreement.

The Domestication Proposal, if approved, will approve a change of Crown’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Crown is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Brivo will be governed by the DGCL. Crown encourages shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, Crown notes that if the Domestication Proposal is approved, then Crown will also ask its shareholders to approve the Charter Amendment Proposal (discussed below), which, if approved, will replace the Existing Governing Documents with the Proposed Certificate of Incorporation and the Proposed Bylaws of New Brivo under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and Crown encourages shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Existing Governing Documents of Crown, attached hereto as Annex D and the Proposed Governing Documents of New Brivo, attached hereto as Annex E and Annex F.

Reasons for the Domestication

The Crown Board believes that there are significant advantages to Crown that will arise as a result of a change of Crown’s domicile to Delaware. Further, the Crown Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Crown Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Crown and Crown shareholders. As explained in more detail below, these reasons can be summarized as follows:

●	Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as Crown.

●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Crown believes, such clarity would be advantageous to New Brivo, the New Brivo Board, and New Brivo management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Brivo’s stockholders from possible abuses by directors and officers.
●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Brivo’s incorporation in Delaware may make New Brivo more attractive to future candidates for the New Brivo Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, Crown has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. The Crown Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Brivo to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Crown shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, Crown believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, Crown believes that the corporate environment afforded by Delaware will enable New Brivo to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Crown as a result of the Domestication. The business, capitalization, assets and liabilities, and financial statements of New Brivo immediately following the Domestication will be the same as those of Crown immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Crown be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Crown be continued and domesticated as a corporation under the laws of the state of Delaware and, conditioned upon, and with effect from, the registration of Crown as a corporation in the State of Delaware, the name of Crown be changed from “Crown PropTech Acquisitions” to “Brivo, Inc.” and the registered office of the Company be changed to 3500 South DuPont Highway, City of Dover, County of Kent, Delaware 19901.”

Recommendation of the Crown Board

THE CROWN BOARD UNANIMOUSLY RECOMMENDS THAT CROWN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and Crown shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CHARTER AMENDMENT PROPOSAL

Overview

If and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Crown will replace the Existing Governing Documents, with the Proposed Governing Documents of New Brivo, in each case, under the DGCL.

Reasons for the Charter Amendment

The Proposed Certificate of Incorporation, as well as the Proposed Bylaws, was negotiated as part of the Business Combination. Crown Board’s specific reasons for each of the Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth in the section “Governing Documents Proposals.”

Vote Required for Approval

The approval of Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.

The Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the certificate of incorporation and bylaws of Crown, a copy of which is attached to the proxy statement/prospectus as Annex C and Annex D, be approved as the certificate of incorporation and bylaws, respectively, of Brivo, Inc., effective upon the effectiveness of the Domestication.”

Recommendation of the Crown Board

THE CROWN BOARD UNANIMOUSLY RECOMMENDS THAT CROWN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and its shareholders and what he, she, or they may believe is best for himself, himself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS

If the Charter Amendment Proposal and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Crown will replace the Existing Governing Documents, with a proposed new certificate of incorporation and proposed new bylaws of New Brivo, in each case, under the DGCL.

Crown will ask its shareholders to consider and to vote to approve by non-binding, advisory resolution four separate proposals in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. Because the votes on the Governing Documents Proposals are advisory only, they will not be binding on the Crown Board or New Brivo.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New Brivo. This summary is qualified by reference to the complete text of the Existing Governing Documents of Crown, attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents are governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, Crown encourages shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)

The share capital under the Existing Governing Documents is US$22,100 divided into 200,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share, and 1,000,000 preference shares of par value US$0.0001 per share.

The Proposed Governing Documents authorize 500,000,000 shares of New Brivo Class A Common Stock, 60,000,000 shares of New Brivo Class B Common Stock, and 10,000,000 shares of New Brivo Preferred Stock.

	See paragraph 5 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights, and preferences as may be determined from time to time by the Crown Board. Accordingly, the Crown Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting, or other rights, provided that the issuance of such preference shares does not materially adversely affect the rights attached to the other shareholders of Crown.

The Proposed Governing Documents authorize the New Brivo Board to issue any or all authorized shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof, as the New Brivo Board may determine.

	See paragraph 5 of the Memorandum of Association and Articles 3 and 10 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Voting Rights of Common Stock (Governing Documents Proposal C)

The Existing Governing Documents provide that the holders of each ordinary share of Crown is entitled to one vote for each share on each matter properly submitted to the Crown shareholders entitled to vote (other than the appointment or removal of directors, in which case, only the holders of Class B ordinary shares of Crown will be entitled to vote).

The Proposed Governing Documents provide that holders of shares of New Brivo Class A Common Stock will be entitled to cast one vote per share of New Brivo Class A Common Stock, and holders of shares of New Brivo Class B Common Stock will be entitled to cast ten votes per share of New Brivo Class B Common Stock on each matter properly submitted to the stockholders entitled to vote.

	See Article 23 of Crown’s Articles of Association.	See Article IV subsection C of the Proposed Certificate of Incorporation.
Corporate Name (Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “Crown PropTech Acquisitions”.	The Proposed Governing Documents will provide that the name of the corporation will be “Brivo, Inc.”
	See paragraph 1 of Crown’s Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Governing Documents Proposal D)

The Existing Governing Documents provide that if Crown does not consummate a business combination (as defined in the Existing Governing Documents) by February 11, 2023 (twenty-four months after the closing of the initial public offering), Crown will cease all operations except for the purposes of winding up and will redeem the shares issued in the initial public offering and liquidate its trust account.

The Proposed Governing Documents do not include any provisions relating to New Brivo’s ongoing existence; the default under the DGCL will make New Brivo’s existence perpetual.
	See Article 49 of Crown’s Articles of Association.	This is the default rule under the DGCL.
Exclusive Forum (Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act.

See Article VIII of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to Crown’s status as a blank check company prior to the consummation of a business combination.

The Proposed Governing Documents do not include such provisions related to Crown’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as Crown will cease to be a blank check company at such time.

Existing Governing Documents	Proposed Governing Documents
See Article 49 of Crown’s Amended and Restated Articles of Association.

GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal A—to approve the change in the authorized share capital of Crown from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Brivo Class A Common Stock, 60,000,000 shares of New Brivo Class B Common Stock, and 10,000,000 shares of New Brivo Preferred Stock.

As of the date of this proxy statement/prospectus, there are 34,500,000 ordinary shares issued and outstanding, which includes an aggregate of 5,960,000 Class B ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there are 14,213,333 warrants to acquire ordinary shares outstanding, comprised of 5,013,333 private placement warrants held by Sponsor and 9,200,000 public warrants.

In connection with the Domestication, on the Closing Date prior to the First Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of Crown will convert automatically, on a one-for-one basis, into shares of New Brivo Class A Common Stock, (ii) each issued and outstanding warrant to purchase Class A ordinary shares of Crown will convert automatically into a warrant to acquire New Brivo Class A Common Stock in the same form and on the same terms and conditions as the converted Crown warrant, and (iii) each issued and outstanding unit of Crown that has not been previously separated into the underlying Class A ordinary share of Crown and underlying Crown warrant upon the request of the holder thereof prior to the Domestication will be canceled and will entitle the holder thereof to one share of New Brivo Class A Common Stock and one-third of one warrant representing the right to purchase one share of New Brivo Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Crown Warrant Agreement. See “Domestication Proposal.”

In order to ensure that New Brivo has sufficient authorized capital for future issuances, the Crown Board has approved, subject to stockholder approval, the Proposed Governing Documents of New Brivo change the authorized share of Crown from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preference shares of Crown to (ii) 500,000,000 shares of New Brivo Class A Common Stock, 60,000,000 shares of New Brivo Class B Common Stock, and 10,000,000 shares of New Brivo Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Brivo, copies of which are attached to this proxy statement/prospectus as Annex E and Annex F. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New Brivo that will enable it to continue as an operating company governed by the DGCL. The Crown Board believes that it is important for New Brivo to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support New Brivo’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of the Governing Documents Proposal A by an ordinary resolution is being sought at the extraordinary general meeting, being the affirmative vote of the holders of a majority of the ordinary shares who, being represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Because the vote on the Governing Documents Proposal A is advisory only, it will not be binding on the Crown Board or New Brivo.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding, advisory resolution, that the change in the authorized share capital of Crown from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preferred shares, par value $0.0001 per share, to (ii) 500,000,000 shares of Class A common stock, par value $0.0001 per share, of New Brivo, 60,000,000 shares of Class B common stock, par value $0.0001 per share, of New Brivo, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Brivo be approved.”

Recommendation of the Crown Board

THE CROWN BOARD UNANIMOUSLY RECOMMENDS THAT CROWN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and Crown shareholders and what he, she, or they may believe is best for himself, himself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW BRIVO AT THE NEW BRIVO BOARD’S SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal B—to authorize the New Brivo Board to issue any or all shares of New Brivo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Brivo Board and as may be permitted by the DGCL.

Crown shareholders are also being asked to approve Governing Documents Proposal B, which is, in the judgment of the Crown Board, necessary to adequately address the needs of New Brivo after the Business Combination.

If the Charter Amendment Proposal is approved, the number of authorized shares of preferred stock of New Brivo will be 10,000,000 shares. Approval of this Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the New Brivo Board, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends, or issuances under current and any future stock incentive plans, pursuant to which New Brivo may provide equity incentives to employees, officers, and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Brivo, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The Crown Board believes that these additional shares will provide New Brivo with needed flexibility to issue shares in the future in a timely manner and under circumstances Crown considers favorable without incurring the risk, delay, and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the New Brivo Board to render it more difficult or to discourage an attempt to obtain control of New Brivo and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Brivo. If, in the due exercise of its fiduciary obligations, for example, the New Brivo Board was to determine that a takeover proposal was not in the best interests of New Brivo, such preferred stock could be issued by the New Brivo Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the New Brivo Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Brivo Board to issue the authorized preferred stock on its own volition will enable New Brivo to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances, and for stock dividends and stock splits. New Brivo currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Governing Documents Proposal B by an ordinary resolution is being sought at the extraordinary general meeting the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Because the vote on the Governing Documents Proposal B is advisory only, it will not be binding on the Crown Board or New Brivo.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding, advisory resolution, that the authorization to the New Brivo Board to issue any or all shares of New Brivo Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Brivo Board and as may be permitted by the DGCL be approved.”

Recommendation of the Crown Board

THE CROWN BOARD UNANIMOUSLY RECOMMENDS THAT CROWN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and Crown shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF DUAL-CLASS STRUCTURE

Overview

Governing Documents Proposal C—to authorize the issuance of shares of New Brivo Class B Common Stock, which will allow holders of New Brivo Class B Common Stock to cast ten votes per share of New Brivo Class B Common Stock.

Crown shareholders are also being asked to approve Governing Documents Proposal C, which is, in the judgment of the Crown Board, necessary to adequately address the needs of New Brivo after the Business Combination.

All Brivo equityholders who own less than 20% of New Brivo’s outstanding common stock and all Brivo awardholders will hold shares of New Brivo Class A Common Stock, which will have one vote per share. All Brivo equityholders who own 20% or more of Brivo’s outstanding common stock will hold shares of New Brivo Class B Common Stock, which will have ten votes per share and is convertible on a one-for-one basis into New Brivo Class A Common Stock. The only Brivo equityholder that owns 20% or more Brivo’s common stock is an entity owned by Dean Drako. The New Brivo Class B Common Stock will be subject to, among other things, (i) automatic conversion to New Brivo Class A Common Stock upon any transfer of given shares of New Brivo Class B Common Stock (except for certain permitted transfers), (ii) automatic conversion of all New Brivo Class B Common Stock upon the New Brivo Class B Common Stock Term (provided, that the New Brivo Class B Common Stock Term shall be extended by an additional five years and expire on the 15th anniversary of the Closing Date in the event that the stock price of New Brivo Class A Common Stock equals or exceeds $15.00 per share on any 20 trading days (which may be consecutive or not consecutive) within any consecutive 30 trading day period that begins at any time after 180 days after the Closing Date and ends on or prior to the five year anniversary of the Closing Date) and (iii) automatic conversion of all New Brivo Class B Common Stock if Dean Drako and certain related persons cease to own at least 20% in the aggregate of the New Brivo Common Stock. The New Brivo Class B Common Stock will be entitled to the same dividends as and will rank equally to the New Brivo Class B Common Stock upon any liquidation.

Reasons for the Amendments

The Proposed Governing Documents provide that holders of shares of New Brivo Class B Common Stock will have ten votes on each matter properly submitted to the stockholders entitled to vote. Because, upon consummation of the Business Combination, the former holders of Brivo Class B Common Stock and Brivo Series A-1 Preferred Stock will collectively have majority voting power, and these shares are generally restricted from transfers, except in limited circumstances, this dual-class stock structure provides such stockholders, including Dean Drako, who will beneficially own approximately 59,006,052 shares of New Brivo Class B Common Stock, including the Brivo Earn-Out Shares, with the ability to control the outcome of matters requiring stockholder approval. We believe that our success rests on our ability to undertake a long-term view and the controlling interest of such former stockholders of Brivo, including Dean Drako, will enhance New Brivo’s ability to focus on long-term value creation and help insulate New Brivo from short-term outside influences.

Vote Required for Approval

The approval of Governing Documents Proposal C by an ordinary resolution is being sought at the extraordinary general meeting the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Because the vote on the Governing Documents Proposal C is advisory only, it will not be binding on the Crown Board or New Brivo.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding, advisory resolution, that the issuance of shares of New Brivo Class B Common Stock, which will allow holders of New Brivo Class B Common Stock to cast ten votes per share of New Brivo Class B Common Stock be approved.”

Recommendation of the Crown Board

THE CROWN BOARD UNANIMOUSLY RECOMMENDS THAT CROWN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and Crown shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal D—to amend and restate the Existing Governing Documents and to authorize all other immaterial changes in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Crown PropTech Acquisitions” to “Brivo, Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New Brivo’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act and (iv) removing certain provisions related to Crown’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Crown Board believes are necessary to adequately address the needs of New Brivo after the Business Combination. All material changes in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication are being presented to Crown shareholders as part of Governing Documents Proposal A, Governing Documents Proposal B, and Governing Documents Proposal D.

Crown shareholders are also being asked to approve Governing Documents Proposal D, which is, in the judgment of the Crown Board, necessary to adequately address the needs of New Brivo after the Business Combination.

The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Brivo, Inc.” In addition, the Proposed Governing Documents will make New Brivo’s corporate existence perpetual.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Brivo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of New Brivo, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or New Brivo stockholder to New Brivo or New Brivo’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws (as either may be amended from time to time), or (iv) any action, suit or proceeding asserting a claim against New Brivo governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Securities Act and, unless New Brivo consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of Crown’s operations should Crown not complete a business combination by a specified date, and other such blank check-specific provisions that are in the Existing Governing Documents) because following the consummation of the Business Combination, New Brivo will not be a blank check company.

Making the changes addressed in the Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of the Existing Governing Documents with New Brivo’s Proposed Governing Documents. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Governing Documents Proposals or otherwise identified in this Governing Documents Proposal D, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if Crown shareholders approve this Governing Documents Proposal D. Accordingly, Crown encourages shareholders to carefully review the terms of the Proposed Governing Documents of New Brivo, attached hereto as Annex E and Annex F, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

The Crown Board believes that changing the post-Business Combination corporate name from “Crown PropTech Acquisitions” to “Brivo, Inc.” is desirable to reflect the Business Combination with Brivo and to clearly identify New Brivo as the publicly traded entity.

Perpetual Existence

The Crown Board believes that making New Brivo’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and the Crown Board believes that it is the most appropriate period for New Brivo following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Brivo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolutions of such claims. The Crown Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Brivo will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost, and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and New Brivo with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Brivo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting U.S. federal district courts as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act is intended to assist New Brivo in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to assure consistent consideration of the issues and encourage consistent application of a relatively known body of case law and perceived level of expertise. The Crown Board believes that the U.S. federal district courts are best suited to address disputes involving actions arising under the Securities Act given that the Securities Act is promulgated by the federal government. This provides New Brivo and its stockholders with more predictability regarding the outcome of disputes arising under the Securities Act.

The portion of the exclusive forum provision in the Proposed Certificate of Incorporation requiring the Court of Chancery of the State of Delaware or the state courts of the State of Delaware be the exclusive forum for certain suits would not be enforceable with respect to any suits brought to enforce any liability or duty created by the Exchange Act or the Securities Act. To the extent the exclusive forum provision restricts the venue in which holders of New Brivo common stock may bring claims arising under the federal securities laws, there is uncertainty as to whether a court would enforce such provisions. The exclusive forum provision in the Proposed Certificate of Incorporation shall not relieve New Brivo of its duties to comply with the federal securities laws and the rules and regulations thereunder, and New Brivo’s stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to Crown’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain other provisions in the Existing Governing

Documents require that proceeds from the initial public offering be held in the trust account until a business combination or liquidation of Crown has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The approval of Governing Documents Proposal D by an ordinary resolution is being sought at the extraordinary general meeting the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Because the vote on the Governing Documents Proposal D is advisory only, it will not be binding on the Crown Board or New Brivo.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding, advisory resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other immaterial changes necessary or, as mutually agreed in good faith by Crown and Brivo, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Crown PropTech Acquisitions” to “Brivo, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Brivo’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended and (iv) removing certain provisions related to Crown’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”

Recommendation of the Crown Board

THE CROWN BOARD UNANIMOUSLY RECOMMENDS THAT CROWN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and Crown shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NYSE PROPOSAL

Overview

The NYSE Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03, the issuance of shares of New Brivo Class A Common Stock and shares of New Brivo Class B Common Stock in connection with the Business Combination and the Convertible Debt Financing, to the extent such issuance would require shareholder approval under the NYSE Listing Rule 312.03.

Reasons for the Approval for Purposes of the NYSE Listing Rule 312.03

Under the NYSE Listing Rule 312.03(c), a company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Business Combination Agreement, Crown currently expects to issue an estimated 50,727,291 shares of New Brivo Class A Common Stock and 59,006,052 shares of New Brivo Class B Common Stock (assuming that none of Crown’s outstanding public shares are redeemed), including the Brivo Earn-Out Consideration, in connection with the Business Combination and the Convertible Debt Financing. In addition, New Brivo may issue up to 5,957,909 shares of New Brivo Class A Common Stock upon the exercise of stock options assumed in the Business Combination. For further details, see “Business Combination Proposal—Consideration to Brivo Equityholders in the Business Combination,” and “Incentive Award Plan Proposal.”

Additionally, pursuant to the NYSE Listing Rule 312.03(b), a NYSE-listed company is required to seek shareholder approval when such company proposes to issue securities to a substantial security holder, or an affiliate of a substantial security holder, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. The NYSE Listing Rule 312.04(e) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. As Sponsor currently owns greater than 5% of Crown’s ordinary shares, Sponsor is considered a substantial security holder of Crown under the NYSE Listing Rule 312.04(e).

In the event that this proposal is not approved by Crown shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Crown shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Brivo Class A Common Stock and New Brivo Class B Common Stock pursuant to the Business Combination Agreement, New Brivo will not issue such shares of New Brivo Class A Common Stock or New Brivo Class B Common Stock.

Vote Required for Approval

The approval of the NYSE Proposal by an ordinary resolution is being sought at the extraordinary general meeting an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03, the issuance of 50,727,291 shares of New Brivo Class A Common Stock and 59,006,052 shares of New Brivo Class B Common Stock be approved.”

Recommendation of the Crown Board

THE CROWN BOARD UNANIMOUSLY RECOMMENDS THAT CROWN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and Crown shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL

Overview

At the Crown extraordinary general meeting, Crown’s shareholders will be asked to approve the Incentive Award Plan. On [ ⚫ ], the Crown Board approved the Incentive Award Plan, subject to Crown shareholder approval. The Incentive Award Plan will become effective, if at all, upon the Closing of the Business Combination, subject to consummation of the Business Combination and subject to Crown shareholder approval. If the Incentive Award Plan is not approved by Crown’s shareholders, or if the Business Combination Agreement is terminated prior to the consummation of the Business Combination, the Incentive Award Plan will not become effective.

Brivo currently maintains the Brivo, Inc. 2015 Equity Incentive Plan (the “Brivo 2015 Plan”) and Crown does not maintain any incentive plans. In connection with the Business Combination, Crown will assume the Brivo 2015 Plan and all awards outstanding under the Brivo 2015 Plan. If the Incentive Award Plan becomes effective, Crown will not grant any future awards under the Brivo 2015 Plan, but all awards under the Brivo 2015 Plan that are outstanding as of the effectiveness of the Incentive Award Plan will continue to be governed by the terms, conditions and procedures set forth in the Brivo 2015 Plan and any applicable award agreement, as those terms may be equitably adjusted in connection with the Business Combination, as described in this proxy statement/prospectus under the heading “The Business Combination Agreement—Conversion of Securities” beginning on page 33.

The Incentive Award Plan is described in more detail below. A copy of the Incentive Award Plan is attached to this proxy statement/prospectus as Annex I.

The Incentive Award Plan

The purpose of the Incentive Award Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders of New Brivo by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in New Brivo and providing a means of recognizing their contributions to our success. The Crown Board believes that equity awards are necessary for New Brivo to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees.

Summary of the Incentive Award Plan

This section summarizes certain principal features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan, a copy of which is attached to this proxy statement/prospectus as Annex I. We urge our shareholders to carefully read the entire Incentive Award Plan before voting on this proposal.

Eligibility and Administration

New Brivo’s employees, consultants and directors, and employees and consultants of New Brivo’s subsidiaries, may be eligible to receive awards under the Incentive Award Plan. Following the Closing, New Brivo is expected to have approximately [ ⚫ ] employees, [ ⚫ ] non-employee directors and [ ⚫ ] other individual service providers who may be eligible to receive awards under the Incentive Award Plan. The basis for participation in the Incentive Award Plan is the plan administrator’s decision, in its sole discretion, that an award to an eligible participant will further the Incentive Award Plan’s purposes. In exercising its discretion, the plan administrator will consider the recommendations of management and the purposes of the Incentive Award Plan.

The Incentive Award Plan provides that it will be administered by the New Brivo Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers of New Brivo (collectively, the “plan administrator”), subject to the limitations imposed under the Incentive Award Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. Following the Closing, we expect the compensation committee of the New Brivo Board to be appointed by the New Brivo Board to administer the Incentive Award Plan.

The plan administrator will have the authority to take all actions and make all determinations under the Incentive Award Plan, to interpret the Incentive Award Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Award Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Incentive Award Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Award Plan.

Shares Available for Awards

The aggregate number of shares of New Brivo Class A Common Stock that will be available for issuance under the Incentive Award Plan will initially be equal to [ ⚫ ] shares of New Brivo Class A Common Stock. The maximum number of shares of New Brivo Class A Common Stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Award Plan will be [ ⚫ ] shares.

If an award under the Incentive Award Plan or Brivo 2015 Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Incentive Award Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Incentive Award Plan or Brivo 2015 Plan will not reduce the shares available for grant under the Incentive Award Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will again be available for awards under the Incentive Award Plan.

Awards granted under the Incentive Award Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which New Brivo enters into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Award Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Incentive Award Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $750,000, increased to $1,000,000 in the fiscal year in which the Incentive Award Plan’s effective date occurs or in the fiscal year of a non-employee director’s initial service as a non-employee director. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards

The Incentive Award Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, New Brivo RSUs and other stock or cash based awards. Certain awards under the Incentive Award Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Award Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of New Brivo Class A Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

Stock Options and SARs. Stock options provide for the purchase of shares of New Brivo Class A Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders) .

Restricted Stock. Restricted stock is an award of nontransferable shares of New Brivo Class A Common Stock that are subject to certain vesting conditions and other restrictions.

New Brivo RSUs. New Brivo RSUs are contractual promises to deliver shares of New Brivo Class A Common Stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of New Brivo Class A Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying New Brivo RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to New Brivo RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Award Plan.

Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of New Brivo Class A Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of New Brivo Class A Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of New Brivo Class A Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to take action under the Incentive Award Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting New Brivo Class A Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with stockholders of New Brivo known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Award Plan and outstanding awards. In the event of a change in control (as defined in the Incentive Award Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

No Repricing

Except in connection with certain changes in our capital structure, New Brivo stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

The New Brivo Board may amend or terminate the Incentive Award Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Incentive Award Plan, may materially and adversely affect an award outstanding under the Incentive Award Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws or to increase the director limit. The Incentive Award Plan will remain in effect until the tenth anniversary of the earlier of the date of the adoption of the Incentive Award Plan or the date of the approval of the Incentive Award Plan by the stockholders, unless earlier terminated. No awards may be granted under the Incentive Award Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the Incentive Award Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Award Plan, the plan administrator may, in its discretion, accept cash or check, shares of our Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Award Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. If an optionee is granted an NSO under the Incentive Award Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the New Brivo Class A Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of the New Brivo Class A Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. New Brivo or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of New Brivo Class A Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a capital gain or loss, and New Brivo will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. New Brivo or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards. The current federal income tax consequences of other awards authorized under the Incentive Award Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); New Brivo RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. New Brivo or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Incentive Award Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Award Plan and awards granted under the Incentive Award Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Award Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Grants under the Incentive Award Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the Incentive Award Plan will depend on a number of factors, including the fair market value of the New Brivo Class A Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Securities Authorized for Issuance Under the Brivo 2015 Plan

As of December 31, 2021, Crown had no equity compensation plans or outstanding equity awards. Crown will not assume the Brivo 2015 Plan and all awards outstanding thereunder until the consummation of the Business Combination, which is not expected to occur until after December 31, 2021. The following table is presented as of December 31, 2021 in accordance with SEC requirements:

	Number of		Number of
	Securities		Securities
	to be Issued	Weighted	Remaining
	Upon	Average	Available
	Exercise of	Exercise Price of	for Future
	Outstanding	Outstanding	Issuance
	Options,	Options,	Under Equity
	Warrants and	Warrants	Compensation
Plan Category	Rights	and Rights	Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

Registration with the SEC

If the Incentive Award Plan is approved by Crown shareholders and becomes effective, New Brivo intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Award Plan as soon as reasonably practicable after New Brivo becomes eligible to use such form.

Vote Required for Approval

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The Business Combination is conditioned upon the approval of the Incentive Award Plan Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Incentive Award Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Award Plan Proposal will not be effected.

The Sponsor has agreed to vote all of its ordinary shares in favor of the Incentive Award Plan Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Brivo, Inc. 2022 Incentive Award Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be adopted and approved.”

Recommendation of the Crown Board

THE CROWN BOARD UNANIMOUSLY RECOMMENDS THAT CROWN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE ESPP PROPOSAL

Overview

At the extraordinary general meeting, Crown’s shareholders will be asked to approve the ESPP. On, [ ⚫ ], the Crown Board approved the ESPP, subject to Crown shareholder approval. The ESPP will become effective, if at all, upon the closing of the Business Combination, subject to consummation of the Business Combination and subject to Crown shareholder approval. If the ESPP is not approved by Crown’s shareholders, or if the Business Combination Agreement is terminated prior to the consummation of the Business Combination, the ESPP will not become effective. The ESPP is described in more detail below. A copy of the ESPP is attached as Annex J to this proxy statement/prospectus.

The ESPP

The ESPP is comprised of two distinct components in order to provide increased flexibility to grant options to purchase shares under the ESPP. Specifically, the ESPP authorizes (1) the grant of options that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”), and (2) the grant of options that are not intended to be tax-qualified under Section 423 of the Code (the “Non-Section 423 Component”). Where permitted under local law and custom, we expect that the Non-Section 423 Component will generally be operated and administered on terms and conditions similar to the Section 423 Component.

Summary of the ESPP

This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached as Annex J to this proxy statement/prospectus. We urge Crown shareholders to carefully read the entire ESPP before voting on this proposal.

Eligibility and Administration

We expect that all of New Brivo’s employees will be eligible to participate in the ESPP. Participation in the ESPP is voluntary. However, with respect to the Section 423 Component, an employee may not be granted rights to purchase stock under the ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of New Brivo Class A Common Stock. Immediately following the Closing, New Brivo is expected to have approximately [ ⚫ ] employees who may be eligible to participate in the ESPP.

The ESPP will be administered by the New Brivo Board, which may delegate its duties and responsibilities to one or more committees of its directors (collectively, the “ESPP administrator”). Among other things, the ESPP administrator will have authority to interpret the terms of the ESPP, determine eligibility of participants and impose a mandatory holding period pursuant to which employees may not dispose of or transfer shares purchased under the ESPP for a period of time determined by the ESPP administrator in its discretion. Following the Closing, we expect the compensation committee of the New Brivo Board to administer the ESPP.

Shares Available for Awards

A total of [ ⚫ ] shares of New Brivo Class A Common Stock will initially be reserved for issuance under the ESPP. In addition, the number of shares available for issuance under the ESPP will increase annually for ten years on the first day of each calendar year beginning January 1, 2023 by an amount equal to the lesser of (A) 1% of the aggregate number of shares of New Brivo Class A Common Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the New Brivo Board, provided that no more than [ ⚫ ] shares may be issued under the Section 423 Component.

Awards

New Brivo Class A Common Stock will be offered under the ESPP during offering periods. Additionally, the ESPP administrator may designate one or more purchase periods within an offering period. The length of the offering periods and purchase periods under the ESPP will be determined by the ESPP administrator and the offering period may be up to twenty-seven months long.

Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day in the purchase period. Offering periods and purchase periods under the ESPP will commence when determined by the ESPP administrator. The ESPP administrator may, in its discretion, modify the terms of future offering periods or purchase periods. In non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the ESPP administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the ESPP administrator in lieu of or in addition to payroll deductions.

The ESPP permits participants to purchase New Brivo Class A Common Stock through payroll deductions of up to a specified percentage of their eligible compensation. The ESPP administrator will establish a maximum number of shares that may be purchased by a participant during any offering period, which will be 100,000 shares of New Brivo Class A Common Stock in the absence of such designation by the ESPP administrator. In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of New Brivo Class A Common Stock as of the last trading day prior to the first day of the offering period).

On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of New Brivo Class A Common Stock. The option will expire at the end of the applicable offering period (or, if earlier, the last trading day of the purchase period, or such other date as determined by the ESPP administrator) and will be exercised at that time to the extent of the payroll deductions accumulated during the purchase period. The purchase price of the shares, in the absence of a contrary designation, will be 85% of the lower of the fair market value of New Brivo Class A Common Stock on the first trading day of the offering period or on the purchase date. Participants may voluntarily end their participation in the ESPP at any time during a specified period prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of New Brivo Class A Common Stock. Participation ends automatically upon a participant’s termination of employment.

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and rights granted under the ESPP are generally exercisable only by the participant.

Certain Transactions

In the event of certain non-reciprocal transactions or events affecting New Brivo Class A Common Stock, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In the event of certain unusual or non-recurring events or transactions, including a change in control, the ESPP administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

ESPP Amendment and Termination

The ESPP administrator may amend, suspend or terminate the ESPP at any time. However, New Brivo stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP or if stockholder approval is otherwise required by applicable law.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

As described above, the ESPP has a Section 423 Component and a Non-Section 423 Component. The tax consequences for a participant will depend on whether the participant participates in the Section 423 Component or the Non-Section 423 Component.

Tax Consequences to U.S. Participants in the Section 423 Component

The Section 423 Component, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. This means that participant will not recognize taxable income on the date the participant is granted an option under the ESPP. In addition, the participant will not recognize taxable income upon the purchase of shares.

Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased), or if the participant dies while holding the shares, then the participant (or the participant’s estate) generally will recognize ordinary income measured as the lesser of:

(i)	the excess of the fair market value of the New Brivo Class A Common Stock at the time of such sale or disposition (or death) over the purchase price of such shares, or
(ii)	an amount equal to the applicable discount from the fair market value of the New Brivo Class A Common Stock as of the first day of the applicable offering period.

Any additional gain should be treated as long-term capital gain. If the shares are held for at least the holding periods described above but are sold for a price that is less than the purchase price, there will be no ordinary income and the difference will be a long-term capital loss. New Brivo will not be entitled to an income tax deduction with respect to the grant or exercise of a right to purchase shares, or the sale of such shares by a participant, where such participant holds such shares for at least the holding periods described above.

Any sale or other disposition of shares before the expiration of the holding periods described above will be a “disqualifying disposition,” and the participant will recognize ordinary income at the time of such disposition generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price, and New Brivo will be entitled to an income tax deduction for such ordinary income. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period following the date the shares were purchased by the participant prior to such sale or disposition, and New Brivo will not be entitled to an income tax deduction for any such capital gain.

Tax Consequences to U.S. Participants in the Non-Section 423 Component

A participant in the Non-Section 423 Component will have compensation income equal to the value of the New Brivo Class A Common Stock on the day the participant purchased such stock less the purchase price.

When a participant sells the New Brivo Class A Common Stock the participant purchased under the Non-Section 423 Component, the participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the common stock on the day it was purchased. This capital gain or loss will be long-term if the participant held the New Brivo Class A Common Stock for more than one year and otherwise will be short-term.

With respect to U.S. participants, New Brivo is generally entitled to a deduction for amounts taxed as ordinary income to a participant to the extent of ordinary income recognized upon a purchase made under the Non-Section 423 Component

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Additionally, benefits under the ESPP will depend on the participants’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESPP.

Registration with the SEC

If the ESPP is approved by Crown shareholders and becomes effective, New Brivo intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after New Brivo becomes eligible to use such form.

Vote Required for Approval

The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the ESPP Proposal.

The ESPP Proposal is conditioned on the approval of and adoption of each of the other Condition Precedent Proposals.

The Business Combination is conditioned upon the approval of the ESPP, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the ESPP, if the Business Combination is not consummated for any reason, the actions contemplated by the ESPP will not be effected.

The Sponsor has agreed to vote all of its ordinary shares in favor of the ESPP Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Brivo, Inc. Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.”

Recommendation of the Crown Board

THE CROWN BOARD UNANIMOUSLY RECOMMENDS THAT CROWN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

Overview

The Director Election Proposal—to consider and vote upon a proposal to (i) reelect Richard Chera and (ii) elect Dean Drako, Steve Van Till, [ ⚫ ], [ ⚫ ], [ ⚫ ] and [ ⚫ ], to serve as directors of the New Brivo Board until their respective successors are duly elected and qualified, or until their earlier death, disqualification, resignation or removal. Each of the director nominees meets the director qualification and eligibility criteria of the New Brivo Board. The New Brivo Board has determined that each of [ ⚫ ], [ ⚫ ], [ ⚫ ] and [ ⚫ ] qualify as independent directors such that if each of the nominated individuals are elected to the New Brivo Board, a majority of the directors as of immediately following the Closing will qualify as independent directors. Following the Domestication, the Crown Board will be divided into three classes, with only one class of directors being elected in each year. Each class of directors will generally serve for a three-year term. In addition, if each of the director nominees is elected to the New Brivo Board, the classes of the New Brivo Board will be composed as follows: Class I — [ ⚫ ]; Class II — Steve Van Till; and Class III — Dean Drako and Richard Chera. For more information on the experience of each of the director nominees, please see the section entitled “Management After the Business Combination” of this proxy statement/prospectus.

Nominees for Election to the Board of Directors

Richard Chera, Dean Drako, Steve Van Till, [ ⚫ ], [ ⚫ ], [ ⚫ ] and [ ⚫ ].

Vote Required for Approval

Pursuant to the Existing Governing Documents, until the Closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Class B ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Director Election Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the election of the director nominees.

The Director Election Proposal is conditioned on the approval and adoption of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the election of Richard Chera, Dean Drako, Steve Van Till, [ ⚫ ], [ ⚫ ], [ ⚫ ] and [ ⚫ ] to the board of directors of New Brivo at the extraordinary general meeting be approved.”

Name of Director	Class of Director
[ ˜ ]	Class [ ˜ ]
[ ˜ ]	Class [ ˜ ]
[ ˜ ]	Class [ ˜ ]
[ ˜ ]	Class [ ˜ ]
Steve Van Till	Class II
Dean Drako	Class III
Richard Chera	Class III

Recommendation of the Crown Board

THE CROWN BOARD UNANIMOUSLY RECOMMENDS THAT CROWN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and Crown shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Crown Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Crown shareholders, (ii) in order to solicit additional proxies from Crown shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iii) if Crown shareholders redeem an amount of public shares such that the Minimum Unrestricted Cash Condition would not be satisfied. See “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Crown Board may not be able to adjourn the extraordinary general meeting to a later date or dates in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Crown shareholders, (B) in order to solicit additional proxies from Crown shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (C) if Crown shareholders redeem an amount of the public shares such that the condition to consummation of the Convertible Debt Financing that Crown hold at least $95.0 million of unrestricted cash and, to the extent a revolving credit facility exists at the closing of the business combination, the unrestricted cash together with the undrawn availability under that facility being at least $115.0 million would not be satisfied, be approved.”

Recommendation of the Crown Board

THE CROWN BOARD UNANIMOUSLY RECOMMENDS THAT CROWN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Crown’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Crown and Crown shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Crown’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Crown’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following are the material U.S. federal income tax consequences of (i) the ownership and disposition of Class A ordinary shares and public warrants in the event that the Domestication Proposal is not approved and the Domestication does not occur, (ii) the Domestication, (iii) an exercise of redemption rights generally applicable to holders of Class A ordinary shares or public warrants or shares of New Brivo Class A Common Stock or New Brivo warrants and (iv) the ownership and disposition of New Brivo Class A Common Stock following the Domestication and the Business Combination. This section applies only to beneficial owners that hold their Class A ordinary shares and public warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of such beneficial owner’s circumstances or status, including:

•	our sponsor;
•	financial institutions or financial services entities;
•	broker-dealers;
•	taxpayers that are subject to the mark-to-market tax accounting rules;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	expatriates or former long-term residents of the United States;
•	“controlled foreign corporations,” PFICs, and corporations that accumulate earnings to avoid U.S. federal income tax;
•	foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulations Section 1.367(b)-3(b)(1)(ii);
•	persons that actually or constructively own 10 percent or more of Crown shares, by vote or value;
•	persons that acquired Crown securities as compensation;
•	persons that hold Crown securities as part of a straddle, constructive sale, hedge, conversion or other integrated or similar transaction; or
•	U.S. Holders whose functional currency is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address alternative minimum tax considerations, special tax accounting rules under Section 451(b) of the

Code, or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Domestication, an exercise of redemption rights or the Business Combination. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of Class A ordinary shares or public warrants or shares of New Brivo Class A Common Stock or New Brivo warrants, as the case may be, who or that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia), (iii) an estate or trust the income of which is subject to U.S. federal income tax regardless of its source.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of Class A ordinary shares or public warrants or shares of New Brivo Class A Common Stock or New Brivo warrants who is or that is for U.S. federal income tax purposes: (i) a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates), (ii) a foreign corporation or (iii) an estate or trust that is not a U.S. Holder. The term Non-U.S. Holder generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Crown’s securities.

If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds Class A ordinary shares or public warrants or shares of New Brivo Class A Common Stock or New Brivo warrants, the tax treatment of such partnership, and of a person treated as a partner of such partnership, will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Class A ordinary shares or public warrants or shares of New Brivo Class A Common Stock or New Brivo warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication, an exercise of redemption rights and the Business Combination to them.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLASS A ORDINARY SHARES OR PUBLIC WARRANTS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur

U.S. Holders

Taxation of Distributions

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on Class A ordinary shares to the extent the distribution is paid out of Crown’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class A ordinary shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A ordinary shares.

With respect to non-corporate U.S. Holders, under tax laws currently in effect, but subject to the PFIC rules discussed below, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” below) only if the Class A ordinary shares are readily tradable on an established securities market in the United States and certain other requirements are met.

U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to Class A ordinary shares. In addition, it is unclear whether certain redemption rights described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of Class A ordinary shares or warrants (including on Crown’s dissolution and liquidation if Crown does not consummate an initial business combination within the required time period). Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A ordinary shares or warrants exceeds one year at the time of such disposition.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A ordinary shares or warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A ordinary shares or warrants generally will equal the U.S. Holder’s acquisition cost reduced (in the case of Class A ordinary shares) by any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “Exercise or Lapse of a Warrant” below for a discussion regarding a U.S. Holder’s basis in a Class A ordinary share acquired pursuant to the exercise of a warrant. The deduction of capital losses is subject to certain limitations.

Redemption of Class A Ordinary Shares

Subject to the PFIC rules discussed below, in the event that a U.S. Holder’s Class A ordinary shares are redeemed (including pursuant to the exercise of its redemption right in connection with the shareholder vote regarding the Business Combination Proposal) or if Crown purchases a U.S. Holder’s Class A ordinary shares in an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A ordinary shares under Section 302 of the Code. If the redemption or purchase by us qualifies as a sale of Class A ordinary shares, the U.S. Holder will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” above. If the redemption or purchase by Crown does not qualify as a sale of Class A ordinary shares, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described above under “Taxation of Distributions.” Whether a redemption or purchase by Crown qualifies for sale treatment will depend largely on the total number of Class A ordinary shares treated as held by the U.S. Holder (including any Class A ordinary shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all of Crown shares outstanding both before and after such redemption or purchase. The redemption or purchase by Crown of Class A ordinary shares generally will be treated as a sale of the Class A ordinary shares (rather than as a corporate distribution) if such redemption or purchase (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Crown or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (collectively, the “302 tests”). These tests are explained more fully below.

In determining whether any of the 302 tests is satisfied, a U.S. Holder takes into account not only Crown shares actually owned by the U.S. Holder, but also Crown shares that are constructively owned by such U.S. Holder under the relevant rules. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A ordinary shares which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of Crown outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of Class A ordinary shares must, among other requirements, be less than 80 percent of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of Crown shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of Crown shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other Crown shares. The redemption of Class A ordinary shares will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Crown. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Crown will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the 302 tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “Taxation of Distributions” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Crown shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other shares constructively owned by such U.S. Holder.

Exercise or Lapse of a Warrant

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Class A ordinary share on the exercise of a warrant for cash. A U.S. Holder’s tax basis in a Class A ordinary share received upon exercise of the warrant generally will equal the sum of the U.S. Holder’s tax basis in the warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Class A ordinary shares received generally would equal the U.S. Holder’s tax basis in the warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A ordinary shares will commence on the date of exercise of the warrants or the day following the date of exercise of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A ordinary shares would include the holding period of the warrants.

It is also possible that a cashless exercise may be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the Class A ordinary shares received would equal the sum of the U.S. Holder’s tax basis in the warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary share would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of cashless exercise of warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of Class A ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from Crown if, for example, the adjustment increases the warrantholders’ proportionate interest in Crown’s assets or earnings and profits (e.g., through an increase in the number of Class A ordinary shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Class A ordinary shares which is taxable to the U.S. Holders of such Class A ordinary shares as described under “Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from Crown equal to the fair market value of the increase in the interest. For certain information reporting purposes, Crown is required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which Crown may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.

Passive Foreign Investment Company Rules

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because Crown is a blank check company, with no current active business, we have assumed that the Crown (i) will be a PFIC for the current year (which would end with the Domestication) if the Domestication occurs, and (ii) will be a PFIC for the current year if the Domestication does not occur.

Although Crown’s PFIC status is determined annually, an initial determination that Crown is a PFIC will generally apply for subsequent years to a U.S. Holder who held Class A ordinary shares or warrants while Crown was a PFIC, whether or not Crown meets the test for PFIC status in those subsequent years. If Crown is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A ordinary shares or warrants and, in the case of Class A ordinary shares, the U.S. Holder did not make either a timely qualified electing fund (“QEF”) election or “mark-to-market” election for Crown’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A ordinary shares, in each case as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A ordinary shares or warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A ordinary shares). Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A ordinary shares or warrants;
•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Crown’s first taxable year in which Crown is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

A U.S. Holder will avoid the PFIC tax consequences described above in respect of Class A ordinary shares (but not Crown warrants) by making a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of Crown’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Crown’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

It is not entirely clear how various aspects of the PFIC rules apply to the warrants. However, a U.S. Holder may not make a QEF election with respect to its warrants to acquire Class A ordinary shares. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and Crown was a PFIC at any time during the U.S. Holder’s holding period of such warrants, proposed Treasury Regulations would provide that any gain generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired Class A ordinary shares (or has previously made a QEF election with respect to Class A ordinary shares), the QEF election will apply to the newly acquired Class A ordinary shares. Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Class A ordinary shares (which may be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under the purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the Class A ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election (and a purging election, if applicable) by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from Crown. There is no assurance that Crown will timely provide such required information.

If a U.S. Holder has made a QEF election with respect to its Class A ordinary shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for Crown’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Class A ordinary shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if Crown is a PFIC for any taxable year, a U.S. Holder of Class A ordinary shares that has made a QEF election will be currently taxed on its pro rata share of Crown’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Crown is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to Class A ordinary shares for such taxable year.

If the Class A ordinary shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) Class A ordinary shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A ordinary shares at the end of such year over its adjusted basis in its Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of the adjusted basis of its Class A ordinary shares over the fair market value of its Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Class A ordinary shares under their particular circumstances.

If Crown is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Crown receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that Crown will have timely knowledge of the status of any such lower-tier PFIC. In addition, Crown may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance Crown will be able to cause the lower-tier PFIC to provide any required information. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Class A ordinary shares and warrants should consult their own tax advisors concerning the application of the PFIC rules to Crown securities under their particular circumstances.

Tax Reporting

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to Crown. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in Crown constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. Holders are urged to consult their tax advisers regarding the foreign financial asset and other reporting obligations and their application to an investment in Class A ordinary shares and warrants.

Non-U.S. Holders

Dividends (including constructive distributions and amounts paid in connection with a redemption that is treated as a distribution, as discussed under “U.S. Holders—Redemption of Class A Ordinary Shares” above) paid or deemed paid to a Non-U.S. Holder in respect of Class A ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Class A ordinary shares or warrants (including a redemption treated as a sale or exchange transaction as discussed above) unless such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States).

Dividends (including constructive distributions) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “U.S. Holders—Exercise or Lapse of a Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of Class A ordinary shares and warrants.

Information Reporting and Backup Withholding

Dividend payments with respect to Class A ordinary shares and proceeds from the sale, exchange or redemption of Class A ordinary shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

The Domestication

Effects of the Domestication

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is defined to include a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, Crown will change its jurisdiction of incorporation from the Cayman Islands to Delaware and will change its name to New Brivo. The Domestication should qualify as an F Reorganization for U.S. federal income tax purposes. However, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. The remainder of this disclosure assumes that the Domestication qualifies as an F Reorganization.

Except as provided below under “Section 367” and “PFIC Considerations”:

•	U.S. Holders generally will not recognize taxable gain or loss as a result of the Domestication for U.S. federal income tax purposes,
•

the tax basis of a share of New Brivo Class A Common Stock or warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Crown share or warrant, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and

•

the holding period for a share of New Brivo Class A Common Stock or a warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Crown share or warrant surrendered in exchange therefor.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders and Non-U.S. Holders exercising such redemption rights will (if the Domestication occurs) be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights are urged to consult with their tax advisors with respect to the potential tax consequences of the Domestication and an exercise of redemption rights to them.

Section 367

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a Domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Crown at the time of the Domestication. Because the Domestication will occur prior to the redemption of holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

U.S. Holders of Crown that Own More Than 10% of Crown Shares

A U.S. Holder who on the date of the Domestication is a 10% shareholder must include in income as a dividend the “all earnings and profits amount” attributable to the Crown shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder is a 10% shareholder, and complex attribution rules apply in determining whether a U.S. Holder owns 10% or more (by vote or value) of Crown’s shares.

A 10% shareholder’s all earnings and profits amount with respect to its Crown shares is the net positive earnings and profits of Crown (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulation Section 1.367(b)-2(d)(3) provides that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a 10% shareholder should be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Crown shares. If Crown’s cumulative earnings and profits through the date of the Domestication are not greater than zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its Crown shares. However, if Crown’s earnings and profits are greater than zero through the date of the Domestication, depending upon the period in which a U.S. Holder held its Crown shares, such U.S. Holder could be required to include its earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication. The determination of Crown’s earnings and profits is complex and may be impacted by numerous factors.

U.S. Holders of Crown that Own Less Than 10% of Crown Shares

A U.S. Holder who on the date of the Domestication actually and constructively owns Crown shares with a fair market value of $50,000 or more but who is not a 10% shareholder will recognize gain (but not loss) with respect to the deemed receipt of shares of New Brivo Class A Common Stock in the Domestication unless such holder elects to recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to the deemed receipt of shares of New Brivo Class A Common Stock in the Domestication. Any such gain should be equal to the excess of the fair market value of the share of New Brivo Class A Common Stock received over the U.S. Holder’s adjusted basis in the Crown shares deemed to be surrendered in exchange therefor. Such gain should be capital gain, and should be long-term capital gain if the U.S. Holder held the Crown shares for longer than one year. Long-term capital gains of non-corporate taxpayers are generally subject to tax at preferential rates under current law.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Crown shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things: (i) a statement that the Domestication is a Section 367(b) exchange; (ii) a complete description of the Domestication; (iii) a description of any stock, securities, or other consideration transferred or received in the Domestication; (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes; (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Crown establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Crown shares and (B) a representation that the U.S. Holder has notified New Brivo that such U.S. Holder is making the election; and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Domestication and the U.S. Holder must send notice to New Brivo of the election no later than the date such tax return is filed. There is no assurance that Crown will timely provide the required information for making this election.

If Crown’s cumulative earnings and profits are not greater than zero through the date of the Domestication, a U.S. Holder who makes this election should generally not have an income inclusion under Section 367(b) of the Code provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. If Crown had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.

U.S. Holders that Own Class A Ordinary Shares with a Fair Market Value Less Than $50,000

Subject to the discussion below under “PFIC Considerations,” a U.S. Holder who on the date of the Domestication owns (or is considered to own) Crown shares with a fair market value less than $50,000 and is not a 10% shareholder should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TIMING OF THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(B) IN THE CASE OF THE DOMESTICATION.

Tax Consequences for U.S. Holders of Crown Public Warrants

Subject to the considerations described above relating to Section 367(b) and below relating to PFIC considerations, a U.S. Holder of Crown public warrants should not recognize gain or loss for U.S. federal income tax purposes with respect to the exchange of Crown public warrants for New Brivo warrants in the Domestication.

PFIC Considerations

As discussed under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur—U.S. Holders—Passive Foreign Investment Company Rules” above, Crown believes that it is (and has been) treated as a PFIC for U.S. federal income tax purposes for the taxable year 2021. In addition to the discussion under the heading “Section 367,” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

Even if the Domestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a U.S. Holder with respect to its exchange of Crown securities for New Brivo securities in the Domestication if Crown were classified as a PFIC at any time during such U.S. Holder’s holding period in the Crown securities unless such U.S. Holder made a timely and effective QEF election for Crown’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A ordinary shares, or made a QEF election along with a purging election, or made a mark-to-market election (a U.S. Holder that has not made such a QEF or mark-to-market election, a “Non-Electing Shareholder” and any U.S. Holder that has made such a QEF election (or QEF election along with a purging election, or mark-to-market election), an “Electing Shareholder”). Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above under “Passive Foreign Investment Company Rules.” In addition, such regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of Code requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “Section 367.” The proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) should not apply to an Electing Shareholder with respect to its Class A ordinary shares for which a timely QEF election (or a QEF election along with a purging election, or mark-to-market election) is made. An Electing Shareholder may, however, be subject to the rules discussed above under the section entitled “Section 367.” The application of the PFIC rules to the warrants is unclear. A proposed regulation issued under the PFIC rules generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, while a final regulation issued under the PFIC rules provides that the holder of an option is not entitled make a QEF election with respect to the option. It is possible that the proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) may apply to cause gain recognition under the PFIC rules on the exchange of public warrants for New Brivo warrants pursuant to the Domestication.

The rules dealing with PFICs and with the QEF election, purging election and mark-to-market election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Class A ordinary shares or warrants should consult its own tax advisor concerning the application of the PFIC rules to such Class A ordinary shares or public warrants under such U.S. Holder’s particular circumstances.

Tax Consequences of a Redemption of Class A Common Stock

If the Domestication Proposal is approved and the Domestication is consummated, Crown will become New Brivo prior to any redemption of equity held by holders that elect to redeem their equity interests in Crown in connection with the vote regarding the Business Combination Proposal. Accordingly, at the time of any such redemption, such holders will hold shares of New Brivo Class A Common Stock. The treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the common stock under the 302 tests discussed under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur —U.S. Holders—Redemption of Class A Ordinary Shares” above. Whether a redemption by New Brivo meets one of the 302 tests will, in turn, depend largely on the total number of New Brivo shares treated as held by the holder (including any shares constructively owned by the holder as a result of owning warrants) relative to all New Brivo shares outstanding both before and after such redemption or purchase.

If the redemption or purchase by New Brivo qualifies as a sale of New Brivo Class A Common Stock, the U.S. Holder will be treated as described under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” above (other than with respect to the consequences described under “Passive Foreign Investment Company Rules”) and Non-U.S. Holders will be treated as described under “Tax Consequences of the Ownership and Disposition of New Brivo Class A Common Stock and New Brivo Warrants Post-Domestication—Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of New Brivo Class A Common Stock and New Brivo Warrants” below. If the redemption or purchase by New Brivo does not qualify as a sale of New Brivo Class A Common Stock, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to U.S. Holders described above under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur—U.S. Holders—Taxation of Distributions” (other than with respect to the consequences described under “Passive Foreign Investment Company Rules”) and the tax consequences to Non-U.S. Holders described below under “Tax Consequences of the Ownership and Disposition of New Brivo Class A Common Stock and New Brivo Warrants Post-Domestication—Non-U.S. Holders—Taxation of Distributions on Class A Common Stock.”

Because the satisfaction of the 302 tests described above is dependent on matters of fact, the withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of their shares. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to a redemption at a rate of 30% unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Each holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its New Brivo Class A Common Stock.

See “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur—U.S. Holders—Redemption of Class A Ordinary Shares” and “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur—Non-U.S. Holders” above for a discussion of the consequences of a redemption of Class A ordinary shares in the event that the Domestication does not occur.

Tax Consequences of the Ownership and Disposition of New Brivo Class A Common Stock and New Brivo Warrants Post-Domestication

U.S. Holders

Taxation of Distributions on New Brivo Class A Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on New Brivo Class A Common Stock to the extent the distribution is paid out of New Brivo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates but will be eligible (subject to applicable requirements and limitations) for the dividends-received deduction.

Distributions in excess of current and accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its stock (but not below zero) and, to the extent in excess of basis, will be treated as gain from the sale or exchange of such stock as described below under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Brivo Class A Common Stock and New Brivo Warrants.”

With respect to non-corporate U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Brivo Class A Common Stock and New Brivo Warrants” below), subject to applicable requirements and limitations. It is unclear, however, whether the redemption rights with respect to the New Brivo Class A Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Brivo Class A Common Stock and New Brivo Warrants

A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of New Brivo Class A Common Stock or New Brivo warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for New Brivo Class A Common Stock or New Brivo warrants so disposed of exceeds one year at the time of disposition. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to tax at preferential rates under current law. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New Brivo Class A Common Stock or New Brivo warrants so disposed of.

Exercise or Lapse of a New Brivo Warrant

Except with respect to the application of the PFIC rules, the tax consequences of the exercise or lapse of a New Brivo warrant will generally be the same as the tax consequences of the exercise or lapse of a public warrant, as discussed above under “Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur—U.S. Holders—Exercise or Lapse of a Warrant.”

Possible Constructive Distributions

The terms of each New Brivo warrant provide for an adjustment to the number of shares of New Brivo Class A Common Stock for which a New Brivo warrant may be exercised or to the exercise price of a New Brivo warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of New Brivo Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of New Brivo warrants would, however, be treated as receiving a constructive distribution from New Brivo if, for example, the adjustment increases the warrantholders’ proportionate interest in New Brivo’s assets or earnings and profits (e.g., through an increase in the number of shares of New Brivo Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of New Brivo Class A Common Stock which is taxable to the U.S. Holders of such stock as described under “Taxation of Distributions on New Brivo Class A Common Stock” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the New Brivo warrants received a cash distribution from New Brivo equal to the fair market value of such increased interest.

Non-U.S. Holders

Taxation of Distributions on New Brivo Class A Common Stock

Any cash distribution (or a constructive distribution) New Brivo makes to a Non-U.S. Holder of New Brivo securities, to the extent paid out of New Brivo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a Non-U.S. Holder in respect of New Brivo Class A Common Stock (or New Brivo warrants) that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution New Brivo projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in such securities (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such securities, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of New Brivo Class A Common Stock and New Brivo Warrants” below.

Dividends (including constructive dividends) New Brivo pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to the foregoing U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, such Non-U.S. Holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of New Brivo Class A Common Stock and New Brivo Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of New Brivo Class A Common Stock or New Brivo warrants unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States; or
•

New Brivo is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (i) the New Brivo Class A Common Stock and New Brivo warrants have ceased to be regularly traded on an established securities market or (ii) the Non-U.S. Holder has owned, actually or constructively, more than five percent (5%) of such securities, as applicable, at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the security disposed of.

Unless an applicable tax treaty provides otherwise, any gain described in the first or third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in addition, a Non-U.S. Holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such Non-U.S. Holder’s effectively connected earnings and profits (subject to adjustments). Any gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S.-source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

Information Reporting and Backup Withholding

Dividend payments with respect to shares of New Brivo Class A Common Stock and proceeds from the sale, exchange or redemption of shares of New Brivo Class A Common Stock or New Brivo warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. Holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose 30% withholding on payments of dividends on and the gross proceeds of dispositions of common stock or warrants of a U.S. issuer paid to “foreign financial institutions” (broadly defined for this purpose, and in general including investment vehicles) and certain other non-U.S. entities, unless various U.S. information reporting and due diligence requirements, generally relating to ownership by U.S. persons of interests in or accounts with those entities, have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the relevant foreign jurisdiction may modify these requirements. While existing Treasury regulations would also require withholding on payments of gross proceeds of the sale or other disposition of common stock or warrants, the Treasury Department has indicated in proposed regulations its intent to eliminate this requirement. Taxpayers may rely on these proposed regulations pending their finalization. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld, which can be claimed by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. holders should consult your tax advisor regarding the effects of FATCA on their shares of New Brivo Class A Common Stock or New Brivo warrants. New Brivo Class A Common Stock

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and present the historical financial statements of Crown and Brivo, adjusted to reflect the Business Combination. Crown and Brivo shall collectively be referred to herein as the “Companies.”

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the Business Combination as if it had occurred on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and year ended December 31, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2021 and January 1, 2020, respectively.

The historical financial information of Crown was derived from the unaudited and audited condensed financial statements of Crown as of and for the nine months ended September 30, 2021 and for the period from September 24, 2020 (inception) to December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of Brivo was derived from the unaudited and audited consolidated financial statements of Brivo as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. This information should be read together with Crown and Brivo’s unaudited and audited financial statements and related notes, the sections titled “Crown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Brivo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Brivo’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Brivo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Business Combination

On November 10, 2021, Crown, a Cayman Islands exempted company, entered into the Business Combination Agreement, which provides for, among other things, the following transactions on the closing date:

(i)Pursuant to the Domestication, Crown will become a Delaware corporation and, in connection with the Domestication,

(A)Crown’s name will be changed to “Brivo, Inc.”,

(B)each then-issued and outstanding Class A ordinary share of Crown will convert automatically into one share of New Brivo Class A Common Stock,

(C)each then-issued and outstanding Class B ordinary share of Crown will convert automatically into one share of New Brivo Class A Common Stock, and

(D)each then-issued and outstanding common warrant of Crown will convert automatically into one warrant to purchase one share of New Brivo Class A Common Stock;

(ii)Immediately prior to the Closing, (i) each share of Brivo Series A-1 Preferred Stock will be canceled and converted into one share of Brivo Class B Common Stock and (ii) each share of Brivo Series A-2 Preferred Stock will be canceled and converted into one share of Brivo Class A Common Stock; and

(iii)At the Closing, promptly following the consummation of the Domestication and the Conversion, (a) Merger Sub I will merge with and into Brivo, with Brivo as the surviving corporation of the First Merger, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity of the Second Merger and, after giving effect to the Second Merger, Merger Sub II will be a wholly owned direct subsidiary of New Brivo. The Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.”

In connection with the Business Combination, Crown will adopt a dual-class stock structure pursuant to which:

(i)all shareholders of Crown, (other than the holders of Brivo Class B Common Stock outstanding immediately prior to the Closing) will hold shares of New Brivo Class A Common Stock, which will have one vote per share; and

(ii)the holders of Brivo Class B Common Stock outstanding immediately prior to the Closing will hold shares of New Brivo Class B Common Stock, which will have 10 votes per share. The New Brivo Class B Common Stock will be subject to automatic conversion to New Brivo Class A Common Stock upon any transfers of New Brivo Class B Common Stock (except for certain permitted transfers).

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Crown is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Brivo will represent a continuation of the financial statements of Brivo with the Business Combination treated as the equivalent of Brivo issuing stock for the net assets of Crown, accompanied by a recapitalization. The net assets of Crown will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Brivo in future reports of New Brivo.

Brivo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•	Current Brivo Stockholders will have a relative majority of the voting power of New Brivo;
•	The New Brivo Board will have seven members of whom one individual shall be designated by Crown and of whom six individuals shall be designated by Brivo;
•	Brivo’s senior management will comprise the senior management roles of New Brivo and be responsible for the day-to-day operations;
•	New Brivo will assume the Brivo name; and
•	The intended strategy and operations of New Brivo will continue Brivo’s current strategy.

Basis of Pro Forma Presentation

The pro forma condensed combined information contained herein assumes Crown’s shareholders approve the proposed Business Combination. Crown’s public shareholders may elect to redeem their shares of Crown Class A ordinary shares even if they approve the proposed Business Combination. Crown cannot predict how many of its public shareholders will elect to redeem their shares of Crown Class A ordinary shares for cash. As a result, Crown has provided pro forma condensed combined financial statements under three different redemption scenarios:

•

Assuming No Redemptions: This presentation assumes that no Crown public shareholders exercise redemption rights with respect to their Class A ordinary shares for a pro rata share of the funds in the trust account.

•

Assuming 50% Redemptions: This presentation assumes that Crown public shareholders holding 13,800,000 shares of Crown Class A ordinary shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the trust account. This scenario gives effect to public share redemptions of 13,800,000 shares of Crown Class A ordinary shares for aggregate redemption payments of $138.0 million using a per share redemption price slightly higher than $10.00 per share (due to investment related gains in the trust account), along with the balance in the trust account, and shares outstanding and subject to redemption.

•

Assuming Maximum Redemptions: This presentation assumes that Crown’s public shareholders holding 20,700,000 shares of Crown Class A ordinary shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the trust account. The Subscription Agreements provide that as a condition to the Convertible Debt Investors’ obligation to consummate the Convertible Debt Financing, at Closing, Crown must have at least $95.0 million in Available Cash (which is inclusive of the aggregate proceeds received from the Convertible Debt Financing) and, if a revolving credit facility exists at Closing, the Available Cash together with the undrawn availability under that facility must be at least $115.0 million after giving effect to Crown share redemptions. This scenario gives effect to public share redemptions of 20,700,000 shares of Crown Class A ordinary shares for aggregate redemption payments of $207.0 million using a per share redemption price slightly higher than $10.00 per share (due to investment related gains in the trust account), along with the balance in the trust account, and shares outstanding and subject to redemption.

The actual redemptions will likely be within the scenarios described above; however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Brivo is considered the accounting acquirer, as further discussed in “—Basis of the Pro Forma Presentation.”

The following summarizes the pro forma New Brivo Class A and Class B Common Stock issued and outstanding immediately after the Business Combination, after giving effect to the Share Conversion Ratio, presented under the three redemption scenarios:

	Share Ownership in New Brivo(1)
	No Redemptions	50% Redemptions(2)	Maximum Redemptions(3)
	Percentage of	Percentage of	Percentage of
	Outstanding Shares	Outstanding Shares	Outstanding Shares

Crown Shareholders (other than the Sponsor and the Other Initial Crown Shareholders)	25.2%	14.4%	7.7%
Sponsor and the Other Initial Crown Shareholders (4)	6.3%	7.2%	7.7%
Brivo Class A Shareholders	14.8%	16.9%	18.2%
Brivo Class B Shareholders	53.8%	61.5%	66.3%
(1)

Estimated as of December 31, 2021. Percentages may not add to 100% due to rounding. Based on shares that would be outstanding at the time and therefore (i) includes all Earn-Out Shares, (ii) assumes that all currently unvested New Brivo RSUs have vested or been terminated and the shares of New Brivo Common Stock underlying such New Brivo RSUs will have been issued and (iii) does not include (a) shares issuable on exercise of New Brivo Public Warrants, New Brivo Private Warrants or Promissory Note Warrants or on conversion of Convertible Debt Notes or (b) shares issuable under New Brivo Options or Brivo Earn-Out RSUs.

(2)

Assumes that 13,800,000 outstanding public shares (being 50% of the maximum number of public shares that could be redeemed in connection with the Business Combination) are redeemed in connection with the Business Combination.

(3)

Assumes that 20,700,000 outstanding public shares (being 75% as our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination while still satisfying the Minimum Unrestricted Cash Condition based on a per share redemption price of $10.00 per share) are redeemed in connection with the Business Combination. For purposes of determining the satisfaction of the Minimum Unrestricted Cash Condition, assumes that Brivo’s cash immediately prior to Closing is approximately $1.7 million, the net proceeds from the Convertible Debt Financing is $69.7 million, the Brivo debt that will be repaid at Closing is $12.0 million and the transaction fees and expenses paid at Closing will be $33.4 million (which does not include the approximately $5.4 million of fees and expenses in connection with the Convertible Debt Financing, including $2.3 million in original issue discount on the Convertible Debt Notes, as that $5.4 million amount is taken into account in the calculation of the net proceeds from the Convertible Debt Financing referenced above).

(4)

Total of 6,900,000 outstanding founder shares includes 5,960,000 founder shares held by the Sponsor, 690,000 founder shares held by the Anchor Investor, an aggregate of 200,000 founder shares held by Crown’s four independent directors and an aggregate of 50,000 founder shares held by two of Crown’s advisors.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

(in thousands)

			Assuming No Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions(K)
			Pro Forma		As of September 30,	Pro Forma		As of September	Pro Forma		As of September 30,
	As of September 30, 2021		Adjustments		2021	Adjustments		30, 2021	Adjustments		2021
	Crown	Brivo			Pro Forma			Pro Forma			Pro Forma
	(Historical)	(Historical)			Combined			Combined			Combined
Assets
Current assets:
Cash	$278	$1,445	$276,008	(A)	$302,027	$138,004	(I)	$164,023	$69,002	(J)	$95,021
			75,000	(B)		75,000	(B)		75,000	(B)
			(5,350)	(C)		(5,350)	(C)		(5,350)	(C)
			(9,774)	(D)		(9,774)	(D)		(9,774)	(D)
			(12,000)	(E)		(12,000)	(E)		(12,000)	(E)
			(23,580)	(F)		(23,580)	(F)		(23,580)	(F)
Accounts receivable, net	—	9,590	—		9,590	—		9,590	—		9,590
Inventory, net	—	5,485	—		5,485	—		5,485	—		5,485
Prepaid expenses and other current assets	255	4,366	—		4,621	—		4,621	—		4,621

Total current assets	533	20,886	300,304		321,723	162,300		183,719	93,298		114,717

Cash held in Trust Account	276,008		(276,008)	(A)		(276,008)	(I)	—	(276,008)	(J)	—
Property and equipment, net	—	10,890	—		10,890	—		10,890	—		10,890
Intangible assets, net	—	9,153	—		9,153	—		9,153	—		9,153
Goodwill	—	12,236	—		12,236	—		12,236	—		12,236
Other assets	—	615	—		615	—		615	—		615
Total assets	$276,541	$53,780	$24,296		$354,617	$(113,708)		$216,613	$(182,710)		$147,611

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$51	$4,644	$—		$4,695	$—		$4,695	$—		$4,695
Due to related parties	114	3,186	(114)	(D)	3,186	(114)	(D)	3,186	(114)	(D)	3,186
Accrued liabilities	—	3,250	—		3,250	—		3,250	—		3,250
Deferred revenue	—	502	—		502	—		502	—		502
Current portion of long term debt	—	11,928	(11,928)	(E)	—	(11,928)	(E)	—	(11,928)	(E)	—
Total current liabilities	165	23,510	(12,042)		11,633	(12,042)		11,633	(12,042)		11,633

Warrant liabilities	7,249	—	—		7,249	—		7,249	—		7,249
Deferred underwriters' discount	9,660	—	(9,660)	(D)	—	(9,660)	(D)	—	(9,660)	(D)	—
Convertible notes	—	—	75,000	(B)	69,650	75,000	(B)	69,650	75,000	(B)	69,650
			(5,350)	(C)		(5,350)	(C)		(5,350)	(C)
Deferred tax liabilities	—	103	—		103	—		103	—		103
Other liabilities	—	411	—		411	—		411	—		411
Total liabilities	17,074	24,024	47,948		89,046	47,948		89,046	47,948		89,046

Class A ordinary shares subject to redemption - Crown	276,000	—	(276,000)	(A)	—	(276,000)	(I)	—	(276,000)	(J)	—
Redeemable Common Stock - Brivo	—	1,923	—		1,923	—		1,923	—		1,923

Stockholders' equity:
Common and Preferred Stock – Brivo	—	66	(66)	(G)	—	(66)	(G)	—	(66)	(G)	—
Class B Ordinary Shares - Crown	1	—	(1)	(G)	—	(1)	(G)	—	(1)	(G)	—
Class A Common Stock - New Brivo	—	—	3	(A)	5	1	(I)	3	1	(J)	3
			2	(G)		2	(G)		2	(G)
Class B Common Stock - New Brivo	—	—	5	(G)	5	5	(G)	5	5	(G)	5
Additional paid-in capital	—	49,866	275,997	(A)	285,809	137,995	(I)	147,806	68,994	(J)	78,805
			(16,534)	(H)		(16,534)	(H)		(16,534)	(H)
			(23,580)	(F)		(23,580)	(F)		(23,580)	(F)
			59	(G)		59	(G)		59	(G)
Accumulated deficit	(16,534)	(22,122)	16,534	(H)	(22,194)	16,534	(H)	(22,194)	16,534	(H)	(22,194)
			(72)	(E)		(72)	(E)		(72)	(E)
Accumulated other comprehensive income/(loss)	—	23	—		23	—		23	—		23
Total stockholders' equity	(16,533)	27,833	252,348		263,648	114,344		125,644	45,342		56,642
Total liabilities, mezzanine equity and stockholders' equity	$276,541	$53,780	$24,296		$354,617	$(113,708)		$216,613	$(182,710)		$147,611

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands, except share and per share data)

			Assuming No Redemptions, 50%
			Redemptions and Maximum
			Redemptions
					For the Nine
					Months Ended
	For the Nine Months Ended				September 30,
	September 30, 2021				2021
	Crown	Brivo	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined

Revenue	$—	$53,688	$—		$53,688
Cost of revenue	—	22,375	—	—	22,375

Formation and operating costs	1,121	—	(1,121)	(AA)
Sales and marketing	—	15,448	—	—	15,448
Research and development	—	7,973	—	—	7,973
General and administrative	—	5,747	1,121	(AA)	6,868
Depreciation and amortization	—	5,368	—		5,368
Operating loss	(1,121)	(3,223)	—	—	(4,344)

Trust dividend income	8	—	—	—	8
Change in fair value of warrant liabilities	13,929	—	—	—	13,929
Offering expenses related to warrant liabilities	(780)	—	—	—	(780)
Interest expense	—	(692)	692	(BB)	(7,149)
			(7,149)	(CC)
Loss on extinguishment of long-term debt	—	—	(66)	(DD)	(66)
Other expense	—	(3)	—		(3)
Income/(loss) before income taxes	12,036	(3,918)	(6,523)		1,595
Income tax provision	—	—	—		—
Net income/(loss)	$12,036	$(3,918)	$(6,523)		$1,595

Assuming No
Redemptions

Net earnings per share attributable to common stockholders – basic and diluted	$0.01
Weighted average shares outstanding – basic	109,591,273
Weighted average shares outstanding – diluted	109,821,842

Assuming
50%
Redemptions

Net earnings per share attributable to common stockholders – basic and diluted	$0.02
Weighted average shares outstanding – basic	95,791,273
Weighted average shares outstanding – diluted	96,021,842

Assuming
Maximum
Redemptions

Net earnings per share attributable to common stockholders – basic and diluted	$0.02
Weighted average shares outstanding – basic	88,891,273
Weighted average shares outstanding – diluted	89,121,842

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

			Assuming No Redemptions, 50%
			Redemptions and Maximum
			Redemptions
	For the Period
	From September 24,	For the Year			For the Year
	2020 to	Ended			Ended
	December 31,	December 31,			December 31,
	2020	2020			2020
	Crown	Brivo	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined

Revenue	$—	$57,421	$—		$57,421
Cost of revenue	—	23,246	—		23,246

Formation and operating costs	6		(6)	(EE)	—
Sales and marketing	—	15,064	—		15,064
Research and development	—	6,972	—		6,972
General and administrative	—	7,476	6	(EE)	7,482
Depreciation and amortization	—	5,920	—		5,920
Operating loss	(6)	(1,257)	—		(1,263)

Interest expense	—	(1,161)	1,161	(FF)	(8,740)
			(8,740)	(GG)
Loss on extinguishment of long-term debt	—	—	(66)	(HH)	(66)
Other expense	—	3,483	—		3,483
Income/(loss) before income taxes	(6)	1,065	(7,645)		(6,586)
Income tax provision	—	24	—		24
Net income/(loss)	$(6)	$1,041	$(7,645)		$(6,610)

Assuming No
Redemptions

Net loss per share attributable to common stockholders – basic and diluted	$(0.06)
Weighted average shares outstanding – basic and diluted	$109,439,475

Assuming
50%
Redemptions

Net loss per share attributable to common stockholders – basic and diluted	$(0.07)
Weighted average shares outstanding – basic and diluted	$95,639,475

Assuming
Maximum
Redemptions

Net loss per share attributable to common stockholders – basic and diluted	$(0.07)
Weighted average shares outstanding – basic and diluted	$88,739,475

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP as Brivo has been determined to be the accounting acquirer, primarily due to the fact that Brivo Stockholders will continue to control New Brivo. Under this method of accounting, although Crown will acquire all of the outstanding equity interests of Brivo in the Business Combination, Crown will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Brivo issuing stock for the net assets of Crown, accompanied by a recapitalization. The net assets of Crown will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Brivo.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Business Combination occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2021 and January 1, 2020, respectively.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

●	Crown’s unaudited balance sheet as of September 30, 2021 and the related notes as of September 30, 2021, included elsewhere in this proxy statement/prospectus;
●	Brivo’s unaudited balance sheet as of September 30, 2021 and the related notes as of September 30, 2021, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

●	Crown’s unaudited statement of operations for the nine months ended September 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and
●	Brivo’s unaudited statement of operations for the nine months ended September 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

●	Crown’s audited statement of operations for the period from September 24, 2020 (inception) to December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and
●	Brivo’s audited statement of operations for the twelve months ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Crown believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Crown believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Brivo. They should be read in conjunction with the historical financial statements and notes thereto of Crown and Brivo.

2.Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Brivo. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Crown has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under U.S. GAAP. Brivo and Crown have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the Companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Brivo filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New Brivo’s shares outstanding, assuming the Business Combination occurred on January 1, 2021 and January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

(A)Reflects the reclassification of $276.0 million of cash and cash equivalents held in Crown’s trust account at the balance sheet date that becomes available to fund the Business Combination assuming that no Crown public shareholders exercise redemptions rights with respect to their Class A ordinary shares for a pro rata share of the funds in the trust account. This also reflects the reclassification of 27.6 million Crown ordinary shares subject to possible redemption to New Brivo Class A Common Stock assuming no redemptions.

(B)Represents the gross proceeds from the Convertible Debt Financing for aggregate gross proceeds of $75.0 million and accounts for the Convertible Debt Notes as a single debt instrument, no separable derivative, in this unaudited pro forma condensed combined balance sheet.

(C)Reflects the 3% discount on the Convertible Debt Notes and related deferred Convertible Debt Financing expenses due upon completion of the Business Combination.

(D)Reflects the settlement of deferred underwriters fees incurred during the initial public offering and historical accrued liabilities that will be settled upon completion of the Business Combination.

(E)Reflects the settlement of $12.0 million in outstanding principal under Brivo’s revolving credit facility upon the completion of the Business Combination and the write-off of $0.072 million in related deferred financing expenses.

(F)Represents preliminary estimated transaction costs incurred as part of the Business Combination totaling $23.6 million to be paid at Closing, consisting of (i) financial and transaction advisory fees of approximately $10.6 million payable upon consummation of the Business Combination, and (ii) printing, legal, accounting, due diligence and other fees of $13.0 million.

(G)Reflects the conversion of the Brivo and Crown equity instruments into New Brivo Common Stock in accordance with the Business Combination Agreement. Represents recapitalization of Brivo equity and issuance of New Brivo’s common stock to Brivo Equityholders as consideration for the reverse recapitalization.

(H)Reflects the reclassification of Crown’s historical accumulated deficit.

(I)Reflects the reclassification of $276.0 million of cash and cash equivalents held in Crown’s trust account at the balance sheet date that becomes available to fund the Business Combination assuming Crown public shareholders holding 50% of the Crown Class A ordinary shares will exercise their redemption rights for their pro rata share of the funds in the trust account. Also reflects the reclassification of 27.6 million shares of Crown Class A ordinary shares subject to possible redemption to New Brivo Class A Common Stock 50% redemptions. Retaining approximately $138.0 million in cash and 13.8 million Crown ordinary shares prior to the redemptions.

(J)Reflects the reclassification of $276.0 million of cash and cash equivalents held in Crown’s trust account at the balance sheet date that becomes available to fund the Business Combination assuming Crown’s public shareholders holding 20,700,000 shares of Crown Class A ordinary shares, being the maximum number of redemptions and still satisfy the Minimum Unrestricted Cash Condition, will exercise their redemption rights for their pro rata share of the funds in the trust account. Also reflects the reclassification of 27.6 million shares of Crown ordinary shares subject to possible redemption to permanent equity assuming maximum redemptions. Retaining approximately $69.0 million in cash and 6.9 million of Crown ordinary shares prior to the redemption.

(K)Reflects the maximum amount of redemptions to achieve the condition pursuant to the Subscription Agreements that at Closing, Crown must have at least $95.0 million in Available Cash.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 are as follows:

(AA)Reclassification of formation and operating expenses incurred by Crown to general and administrative expenses.

(BB)Reflects the adjustment for interest expenses on the revolving credit facility assuming the debt of Brivo was paid off on January 1, 2021.

(CC)Reflect the adjustment for the interest expenses on $75.0 million Convertible Debt Financing debt assuming the Convertible Debt Financing debt is issued on January 1, 2021.

(DD)Reflects the unamortized interest expenses on the revolving credit facility of Brivo assuming the debt of Brivo was paid off on January 1, 2021.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are as follows:

(EE)Reclassification of formation and operating expenses incurred by Crown to general and administrative expenses.

(FF)Reflects the adjustment for the interest expenses on the revolving credit facility assuming the debt of Brivo was paid off on January 1, 2020.

(GG)Reflect the adjustment for the interest expenses on $75.0 million Convertible Debt Financing debt assuming the Convertible Debt Financing debt is issued on January 1, 2020.

(HH)Reflects the unamortized interest expenses on the revolving credit facility of Brivo assuming the debt of Brivo was paid off on January 1, 2020.

4.Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021 and January 1, 2020. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are converted, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption into cash of Crown ordinary shares for the nine months ended September 30, 2021 and for the year ended December 31, 2020:

	For the nine months ended September 30, 2021			For the year ended December 31, 2020
			Assuming			Assuming
	Assuming No	Assuming 50%	Maximum	Assuming No	Assuming 50%	Maximum
	Redemptions	Redemptions	Redemptions	Redemptions	Redemptions	Redemptions
(in thousands, except share and per share data)
Pro forma net income/(loss)	$1,595	$1,595	$1,595	$(6,610)	$(6,610)	$(6,610)
Weighted average shares outstanding - basic	109,591,273	95,791,273	88,891,273	109,439,475	95,639,475	88,739,475
Weighted average shares outstanding - diluted	109,821,842	96,021,842	89,121,842	109,439,475	95,639,475	88,739,475
Net gain/(loss) per share (Basic and Diluted) attributable to common shareholders(1)	$0.01	$0.02	$0.02	$(0.06)	$(0.07)	$(0.07)
(1)

At September 30, 2021, Crown had outstanding warrants to purchase up to 14,213,333 shares of New Brivo Class A Common Stock. One whole warrant entitles the holder thereof to purchase one share of New Brivo Class A Common Stock at a price of $11.50 per share. New Brivo’s warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of the New Brivo’s shares outstanding.

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for Crown and Brivo and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming three redemption scenarios as follows:

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if they had occurred on January 1, 2021 and January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Crown and Brivo and related notes. The unaudited pro forma condensed combined per share information of Crown and Brivo is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of Crown and Brivo would have been had the companies been combined during the periods presented.

•

Assuming No Redemptions: This presentation assumes that no Crown public shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming 50% Redemptions: This presentation assumes that Crown public shareholders holding 13,800,000 shares of Crown Class A ordinary shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the trust account. This scenario gives effect to public share redemptions of 13,800,000 shares of Crown Class A ordinary shares for aggregate redemption payments of $138.0 million using a per share redemption price slightly higher than $10.00 per share (due to investment related gains in the trust account), along with the balance in the trust account, and shares outstanding and subject to redemption.

•

Assuming Maximum Redemptions: This presentation assumes that Crown’s public shareholders holding 20,700,000 shares of Crown Class A ordinary shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the trust account. The Subscription Agreements provide that as a condition to the Convertible Debt Investors’ obligation to consummate the Convertible Debt Financing, at Closing, Crown must have at least $95.0 million in Available Cash (which is inclusive of the aggregate proceeds received from the Convertible Debt Financing) and, if a revolving credit facility exists at Closing, the Available Cash together with the undrawn availability under that facility must be at least $115.0 million after giving effect to Crown share redemptions. This scenario gives effect to public share redemptions of 20,700,000 shares of Crown Class A ordinary shares for aggregate redemption payments of $207.0 million using a per share redemption price slightly higher than $10.00 per share (due to investment related gains in the trust account), along with the balance in the trust account, and shares outstanding and subject to redemption.

			Combined Pro Forma
			Assuming	Assuming	Assuming
	Crown	Brivo	No	50%	Maximum
	(Historical)	(Historical)	Redemptions	Redemptions	Redemptions

As of and for the nine months ended September 30, 2021(1)(4)
Book Value per share(2)	$(2.40)	$2.34	$2.40	$1.31	$0.64
Weighted average shares outstanding – basic	30,354,945(5)	12,250,900	109,591,273	95,791,273	88,891,273
Net gain/(loss) per share – basic(3)	$0.40	$(0.32)	$0.01	$0.02	$0.02
Weighted average shares outstanding diluted	30,354,945(5)	12,250,900	109,821,842	96,021,842	89,121,842
Net gain/(loss) per share of common share – diluted(3)	$0.40	$(0.32)	$0.01	$0.02	$0.02

As of and for the Year ended December 31, 2020(1)
Weighted average shares outstanding – basic	6,000,000	11,992,127	109,439,475	95,639,475	88,739,475
Net gain/(loss) per share – basic(3)	$(0.00)	$0.02	$(0.06)	$(0.07)	$(0.07)
Weighted average shares outstanding diluted	6,000,000	69,243,298	109,439,475	95,639,475	88,739,475
Net gain/(loss) per share of common share – diluted(3)	$(0.00)	$0.02	$(0.06)	$(0.07)	$(0.07)
(1)

The book value per share and net loss per share for (a) Crown Class A ordinary shares and (b) Crown Class B ordinary shares and (x) Brivo Class A Common Stock and (y) Brivo Class B Common Stock is the same for the respective periods. Thus, the book value per share and net loss per share are not presented separately for the different classes of Crown ordinary shares and Brivo common stock in the table above.

(2)	Book value per share is calculated as (a) total permanent equity divided by (b) the total number of shares of common stock outstanding classified in permanent equity.
(3)	No cash dividends were declared during the periods presented.
(4)

At September 30, 2021, Crown had outstanding warrants to purchase up to 14,213,333 shares of Crown ordinary shares. One whole warrant entitles the holder thereof to purchase one share of Crown ordinary shares at a price of $11.50 per share. Crown’s warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of the New Brivo’s shares outstanding.

(5)	For the nine months ended September 30, 2021, total weighted averages shares consists of common stock redeemable shares and non-redeemable shares outstanding of 23,454,945 and 6,900,000, respectively.

INFORMATION ABOUT CROWN

Crown is a blank check company incorporated on September 24, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Crown has neither engaged in any operations nor generated any revenue to date. Based on Crown’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

In October 2020, Crown issued an aggregate of 5,750,000 Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share, to the Sponsor. In October 2020, the Sponsor transferred 25,000 of its Class B ordinary shares to each of Anusha Kukreja and Maurice Zeitouni Allen, two of Crown’s advisors, 50,000 of its Class B ordinary shares to each of Melissa Holladay, Martin Enderle, Stephen Siegel and Frits van Paasschen, the four independent directors and 690,000 of its Class B ordinary shares to certain funds and accounts managed by the Anchor Investor. In February 2021, Crown effected a dividend of 0.2 Class B ordinary shares for each Class B ordinary share, resulting in there being an aggregate of 6,900,000 Class B ordinary shares outstanding.

On February 11, 2021, Crown consummated the initial public offering of 27,600,000 units. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole redeemable warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $276,000,000.

Simultaneously with the consummation of the initial public offering, Crown consummated the private placement of 5,013,333 private placement warrants at a price of $1.50 per private placement warrant, generating gross proceeds of $7,520,000. The private placement warrants were sold to the Sponsor and the Anchor Investor. The private placement warrants are identical to the warrants underlying the units sold in the initial public offering, except that the private placement warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

Crown’s units, public shares, and public warrants are currently listed on NYSE under the symbols “CPTK.U,” “CPTK,” and “CPTK WS,” respectively.

Crown’s principal executive office is located at 667 Madison Avenue, 12th Floor, New York, New York 10065, and its telephone number is (212) 563-6400. Crown’s corporate website address is https://www.crownproptech.com. Crown’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. The website address is included as an inactive textual reference only.

Financial Position

As of September 30, 2021, Crown had $276,008,112 held in the trust account, not taking into account payment of $9,660,000 of deferred underwriting fees. As a result, Crown offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because Crown is able to complete an initial business combination using Crown’s cash, debt, or equity securities, or a combination of the foregoing, Crown has the flexibility to use the most efficient combination that will allow Crown to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting the Business Combination

Fair Market Value of Target Business

The rules of the NYSE require and the Existing Governing Documents provide that Crown must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting commission held in trust) at the time of Crown’s signing a definitive agreement in connection with an initial business combination. The Crown Board made the determination as to the fair market value of an initial business combination upon standards generally accepted by the financial community. The Crown Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of an initial business combination, the prospects for Crown’s success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that Crown will not have the resources to diversify Crown’s operations and mitigate the risks of being in a single line of business. By completing an initial business combination with only a single entity, Crown’s lack of diversification may:

•

subject Crown to negative economic, competitive, and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which Crown operates after an initial business combination; and

•	cause Crown to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

Crown will provide the public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of an initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to Crown to pay its taxes, divided by the number of then-outstanding public shares, subject to the limitations and on the conditions described herein. As of September 30, 2021, the amount in the trust account was approximately $10.00 per public share. The per-share amount Crown will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Crown will pay to the underwriters. The Sponsor, officers, and directors have entered into a letter agreement with Crown, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they may hold in connection with the completion of an initial business combination.

Limitations on Redemption Rights

The Existing Governing Documents provide that in no event will Crown redeem the public shares in an amount that would cause Crown’s net tangible assets to be less than $5,000,001. However, the proposed Business Combination requires the retention of cash to satisfy certain conditions in accordance with the terms of the proposed Business Combination. In the event the aggregate cash consideration Crown would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, Crown will not complete the proposed Business Combination or redeem any shares, and all Class A ordinary shares submitted for redemption will be returned to the holders thereof. Crown has the option, however, to raise funds through the issuance of equity-linked securities or through loans, advances, or other indebtedness in connection with an initial business combination, including pursuant to forward purchase agreements or backstop arrangements Crown may enter into following consummation of this offering, in order to, among other reasons, satisfy such net tangible assets or minimum cash requirements. Crown does not expect to need to exercise this option in connection with the Business Combination. However, Crown’s expectation depends, among others, on the redemption levels in connection with the Business Combination, which may depend on future market’s conditions that are not in the control of Crown or its management. The Convertible Debt Financing is contingent upon, among other things, Crown satisfying the Minimum Unrestricted Cash Condition at Closing.

Redemption of Public Shares and Liquidation if No Business Combination

The Existing Governing Documents provide that Crown has only 24 months from the closing of Crown’s initial public offering to complete an initial business combination. If Crown has not completed an initial business combination within such 24-month period, Crown will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Crown’s remaining shareholders and the Crown Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to Crown’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to Crown warrants, which will expire worthless if Crown fails to complete an initial business combination within the 24-month time period.

The Sponsor, officers, and directors have entered into a letter agreement with Crown, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if Crown fails to complete an initial business combination within 24 months from the closing of Crown’s initial public offering. However, if the Sponsor, Crown’s management team or the Anchor Investor acquired public shares in or after Crown’s initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if Crown fails to complete an initial business combination within the allotted 24-month time period. The Sponsor, officers, and directors have agreed, pursuant to a written agreement with Crown, that they will not propose any amendment to the Existing Governing Documents (A) to modify the substance or timing of Crown’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of the public shares if Crown does not complete an initial business combination within 24 months from the closing of Crown’s initial public offering or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless Crown provides the public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Crown to pay Crown’s taxes, divided by the number of then-outstanding public shares. However, Crown may not redeem the public shares in an amount that would cause Crown’s net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of public shares such that Crown cannot satisfy the net tangible asset requirement, Crown would not proceed with the amendment or the related redemption of the public shares at such time.

Crown expects that all costs and expenses associated with implementing Crown’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $277,719 of proceeds held outside the trust account, although Crown cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Crown’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay income taxes on interest income earned on the trust account balance, Crown may request the trustee to release to Crown an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If Crown were to expend all of the net proceeds of Crown’s initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon Crown’s dissolution would be approximately $10.00. The funds deposited in the trust account could, however, become subject to the claims of Crown’s creditors which would have higher priority than the claims of the public shareholders. Crown cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While Crown intends to pay such amounts, if any, Crown cannot assure you that Crown will have funds sufficient to pay or provide for all creditors’ claims.

Although Crown has sought to have all vendors, service providers, prospective target businesses, and other entities with which Crown does business execute agreements with Crown waiving any right, title, interest, or claim of any kind in or to any monies held in the trust account for the benefit of the public shareholders, there is no guarantee that any future vendors, service providers, or other entities with which Crown does business will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility, or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Crown’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Crown’s management will consider whether competitive alternatives are reasonably available to Crown and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Crown under the circumstances. Examples of possible instances where Crown may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, Crown’s independent registered public accounting firm, and the underwriters of Crown’s initial public offer have not executed agreements with Crown waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with Crown and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to Crown if and to the extent any claims by a third party (other than Marcum LLP, Crown’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which Crown has entered into a written letter of intent, confidentiality, or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under Crown’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, Crown has not asked the Sponsor to reserve for such indemnification obligations, nor has Crown independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and Crown believes that the Sponsor’s only assets are securities of Crown. Therefore, Crown cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for an initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Crown may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Crown’s officers or directors will indemnify Crown for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the funds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Crown’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Crown currently expects that Crown’s independent directors would take legal action on Crown’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that Crown’s independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, Crown cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

Crown has sought to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses, or other entities with which Crown does business execute agreements with Crown waiving any right, title, interest, or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under Crown’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. As of September 30, 2021, Crown has access to up to approximately $277,719 from the proceeds of Crown’s initial public offering with which to pay any such potential claims (including costs and expenses incurred in connection with Crown’s liquidation, currently estimated to be no more than approximately $100,000). In addition, Crown may borrow up to $1,500,000 pursuant to the Promissory Note (as defined below). See “Certain Relationships and Related Person Transactions-Crown — Related Party Loans.” In the event that Crown liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from Crown’s trust account could be liable for claims made by creditors. In the event that Crown’s offering expenses exceed Crown’s estimate of $1,000,000, Crown may fund such excess with funds from the funds not to be held in the trust account. In such case, the amount of funds Crown intends to be held outside the trust account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than Crown’s estimate of $1,000,000, the amount of funds Crown intends to be held outside the trust account would increase by a corresponding amount. If Crown files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Crown that is not dismissed, the funds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in Crown’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Crown shareholders. To the extent any bankruptcy claims deplete the trust account, Crown cannot assure you Crown will be able to return $10.00 per share to the public shareholders. Additionally, if Crown files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Crown that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by Crown shareholders.

Furthermore, the Crown Board may be viewed as having breached its fiduciary duty to Crown’s creditors and/or may have acted in bad faith, and thereby exposing itself and Crown to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Crown cannot assure you that claims will not be brought against Crown for these reasons. Crown’s public shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of the public shares if Crown does not complete an initial business combination within 24 months from the closing of Crown’s initial public offering, (ii) in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of Crown’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of the public shares if Crown does not complete an initial business combination within 24 months from the closing of Crown’s initial public offering or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, or (iii) if they redeem their respective shares for cash upon the completion of an initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event Crown seeks shareholder approval in connection with an initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to Crown for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of the Existing Governing Documents, like all provisions of the Existing Governing Documents, may be amended with a shareholder vote.

See “Risk Factors — Risks Related to the Business Combination and Being a Public Company — If, after Crown distributes the proceeds in the trust account to the public shareholders, Crown files a bankruptcy petition or an involuntary bankruptcy petition is filed against Crown that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Crown and the Crown Board may be exposed to claims of punitive damages.”

Employees and Human Capital Resources

We currently have two officers: Richard Chera and Pius Sprenger. These individuals are not obligated to devote any specific number of hours to Crown’s matters, but they intend to devote as much of their time as they deem necessary to Crown’s affairs until Crown has completed an initial business combination. Crown currently does not have and Crown does not intend to have any full-time employees prior to the completion of an initial business combination.

Directors and Executive Officers

Crown’s current officers and directors are as follows:

Name	Age	Position
Richard Chera	47	Chief Executive Officer and Director
Pius Sprenger, Ph.D.	54	Chief Financial Officer and Director
Dr. Martin Enderle	56	Director
Melissa “Lisa” Holladay	54	Director
Stephen Siegel	77	Director
Frits van Paasschen	60	Director

Richard Chera, Chief Executive Officer and Director

Richard Chera has served as Crown’s Chief Executive Officer and has been a member of the Crown Board since Crown’s inception. He is a co-founder and has served as Senior Managing Director of Crown Acquisitions Inc. since 2004. Mr. Chera is also a co-founder of ReWyre®, a technology aggregator and intelligent city master planner based in New York City. Mr. Chera also serves on the boards of various nonprofit organizations that focus on public health, children’s and seniors’ services, as well as business growth opportunities for entrepreneurs. Mr. Chera has attended The Santo Institute in Tokyo, Japan in 1992 and New York University’s Stern School of Business from 1992-1995. Crown believes Mr. Chera’s experience in leading large real estate transactions in the U.S., Canada and UK and numerous retail developments make him well qualified to serve on the Crown Board.

Pius Sprenger, Ph.D., Chief Financial Officer and Director

Dr. Pius Sprenger has served as Crown’s Chief Financial Officer and has been a member of the Crown Board since Crown’s inception. Since November 2020, Dr. Sprenger has served on the Advisory Board of Bitpanda GmbH. From 2018 to 2020, Dr. Sprenger was Head of Structuring of Cantor Fitzgerald and served on the Executive Committee of Cantor Fitzgerald’s investment bank. From 2004 to 2018, Dr. Sprenger served as Senior Trader and Global Head of Non-Core Operations Unit of Deutsche Bank. Prior to joining Deutsche Bank, Dr. Sprenger was a Credit Structurer/Trader at Lehman Brothers and Morgan Stanley. Dr. Sprenger also served on the board of Maher Terminals in New Jersey from 2013 to 2016 and Sal. Oppenheim in Cologne, Germany from 2013 to 2016. Dr. Sprenger has a diploma in Mathematics from the University of Konstanz, Germany and a Ph.D. in Mathematics from the University of Hanover, Germany. Crown believes that Dr. Sprenger’s broad experience in investment and management expertise in large financial institutions makes him well qualified to serve on the Crown Board.

Dr. Martin Enderle, Director

Dr. Martin Enderle has been a member of the Crown Board since February 2021. From 2017 until today, Dr. Enderle has served as the Chairman of the Supervisory Board of Delivery Hero SE, a DAX-listed company (DHER). From May 2021 until today, Dr. Enderle has also served as the Chairman of the Supervisory Board of MeinAuto Group AG, Oberhaching. From 2016 to 2020, Dr. Enderle founded and worked as a managing director of allmyhomes GmbH, a Berlin-based real estate company and is now a shareholder and board member. Currently, he is also working as a board advisor to private equity-owned atHome Group in Luxembourg. Prior to founding allmyhomes GmbH, Dr. Enderle has been a managing director of digi.me GmbH, his private wealth holding company, since 2015, managing director of Chaconne GmbH since 2016, and was managing director of feegoo invest UG until 2016. Dr. Enderle also served on the board of Rocket Internet SE (RKET) from 2015 to 2017 and CEWE Stiftung & Co. KGAA from 2016 to 2018 and has served on the board of Egmont Foundation since 2015. Before 2015, Dr. Enderle was the Chief Executive Officer of Scout24 Group, now a publicly listed company in Germany, from 2005 to 2014. Dr. Enderle holds a Ph.D. in Mathematics from University of Hanover as well as a diploma from University of Hanover and King’s College London. Crown believes Dr. Enderle’s experience in the real estate industry, leading high growth digital companies as Chief Executive Officer and as a board member, makes him well qualified to serve on the Crown Board.

Lisa Holladay, Director

Lisa Holladay has been a member of the Crown Board since February 2021. From 2020 to present, Ms. Holladay is Chief Experience Officer of TIGER 21, a peer-to-peer learning company. From 2012 to 2020, Ms. Holladay served as Vice President and Global Brand Leader of Marriott International, a hospitality company, for the brands The Ritz-Carlton Hotel and The St. Regis Hotels & Resorts. Prior to joining Marriott, Ms. Holladay was National Manager of Experiential Marketing of Mercedes-Benz USA, an automotive company. Ms. Holladay also serves on the board of the Erwin Center for Brand Communications at Clemson University. Ms. Holladay has an M.A. from Georgetown University and a B.A. from Clemson University. Crown believes Ms. Holladay’s experience in customer experience, hospitality and marketing makes her well qualified to serve on the Crown Board.

Stephen Siegel, Director

Stephen Siegel has been a member of the Crown Board since February 2021. Currently, Mr. Siegel is the Chairman, Global Brokerage at CBRE, Inc. Prior to the merger with CBRE, Mr. Siegel was Chairman and Chief Executive Officer of Insignia/ESG. Before that, he became President and Chief Executive Officer of Cushman & Wakefield at the age of 37. Mr. Siegel has arranged multi-million-dollar transactions for some of the nation’s most prominent corporate clients over the years. More recently, Mr. Siegel closed major deals with the Headquarters of HBC (400,000 ft2), Headquarters of Apollo (300,000 ft2), Estee Lauder, Corp. Headquarters (300,000 ft2) and the Headquarters for L’Oreal (400,000 ft2). He sits on numerous nonprofit boards, such as Gift of Life and National Jewish Health. He has honorary doctorates from Baruch College, Yeshiva University, Monmouth University and St. Thomas Aquinas University. Crown believes Mr. Siegel’s experience as an industry leader and benefactor makes him well qualified to serve on the Crown Board.

Frits van Paasschen, Director

Mr. van Paasschen has been a member of the Crown Board since February 2021. His 30 years as an executive in global companies began at The Boston Consulting Group and McKinsey & Company. After working in finance at Disney’s Consumer

Products Division, he joined Nike, ultimately becoming the President of Europe, Middle East and Africa Division. Mr. van Paasschen’s first chief executive officer role was at Coors Brewing Company, and most recently he was Chief Executive Officer of Starwood Hotels and Resorts. He serves as a director at Royal DSM (in the Netherlands) and Williams Sonoma and has recently joined the board of J.Crew Group, Inc. Previously, he was on the boards of Barclays (in the United Kingdom), Jones Apparel and Oakley. Mr. van Paasschen is Chair of Convene, a real-estate-as-a-service company and is also an investor/board member of citizenM Hotels and Sonder. Mr. van Paasschen is a Senior Advisor to TPG Capital focusing on retail, consumer and hospitality, and he serves on advisory boards of The Red Sea Project, The Indian School of Hospitality, and Russell Reynolds. Mr. van Paasschen holds a B.A. in economics and biology from Amherst College and an M.B.A. from Harvard Business School, where he was also a Teaching Fellow in economics. Crown believes Mr. van Paasschen’s international experience in the real estate industry makes him well qualified to serve on the Crown Board.

Number and Terms of Office of Officers and Directors

The Crown Board consists of six members, divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to Crown’s first general meeting) serving a three-year term. In accordance with NYSE corporate governance requirements, Crown not required to hold an annual general meeting until one year after Crown’s first fiscal year end following Crown’s listing on the NYSE. The term of office of the first class of directors, consisting of Frits van Paasschen and Martin Enderle, will expire at Crown’s first annual general meeting. The term of office of the second class of directors, consisting of Lisa Holladay and Stephen Siegel, will expire at Crown’s second annual general meeting. The term of office of the third class of directors, consisting of Richard Chera and Pius Sprenger, will expire at Crown’s third annual general meeting.

Only holders of Class B ordinary shares have the right to appoint directors in any general meeting held prior to or in connection with the completion of an initial business combination. Holders of the Class A ordinary shares are not be entitled to vote on the appointment of directors during such time. These provisions of Crown’s amended and restated memorandum and articles of association relating to the rights of Crown’s holders of Class B ordinary shares to appoint directors may be amended by a special resolution passed by a majority of at least 90% of the ordinary shares voting in a general meeting.

Crown’s officers are appointed by Crown Board and serve at the discretion of the Crown Board, rather than for specific terms of office. Crown Board is authorized to appoint officers as it deems appropriate pursuant to Crown’s amended and restated memorandum and articles of association.

Director Independence

The rules of the NYSE require that a majority of the Crown Board be independent within one year of Crown’s initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder, stockholder or officer of an organization that has a relationship with the company). Crown currently has four “independent directors” as defined in the NYSE rules and applicable SEC rules. The Crown Board has determined that Dr. Enderle, Ms. Holladay, Mr. Siegel and Mr. van Paasschen are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Crown’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

The Crown Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both Crown’s audit committee and Crown’s compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by the Crown Board and has the composition and responsibilities described below. The charter of each committee is available on Crown’s website (https://www.crownproptech.com/). Information contained on Crown’s website is not part of this proxy statement/prospectus, and the inclusion of Crown’s website address in this proxy statement/prospectus is an inactive textual reference only.

Audit Committee

Martin Enderle, Frits van Paasschen and Stephen Siegel serve as the members of the audit committee and Mr. Enderle serves as chair of the audit committee. Mr. van Paasschen, Mr. Siegel and Enderle are independent of and unaffiliated with the Sponsor. Under the NYSE listing standards and applicable SEC rules, all the directors on the audit committee must be independent.

Martin Enderle, Frits van Paasschen and Stephen Siegel are financially literate and Crown Board has determined that Mr. Enderle qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. Crown has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of Crown’s financial statements, (2) Crown’s compliance with legal and regulatory requirements, (3) Crown’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of Crown’s internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Crown;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Crown, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with Crown in order to evaluate their continued independence;
•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss Crown’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing Crown’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Crown entering into such transaction; and
•

reviewing with management, the independent auditors, and Crown’s legal advisors, as appropriate, any legal, regulatory, or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Crown’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC, or other regulatory authorities.

Nominating and Corporate Governance Committee

The members of Crown’s nominating and corporate governance are Frits van Paasschen, Lisa Holladay and Stephen Siegel. Frits van Paasschen serves as chair of the nominating and corporate governance committee. Under the NYSE listing standards, all the directors on the nominating and corporate governance committee must be independent. Crown has adopted a nominating and corporate governance committee charter, which will detail the purpose and responsibilities of the nominating and corporate governance committee, including:

•

identifying, screening, and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Crown Board, and recommending to the Crown Board candidates for nomination for appointment at the annual general meeting or to fill vacancies on the Crown Board;

•	developing and recommending to the Crown Board and overseeing implementation of Crown’s corporate governance guidelines;
•	coordinating and overseeing the annual self-evaluation of the Crown Board, its committees, individual directors, and management in the governance of Crown; and
•	reviewing on a regular basis Crown’s overall corporate governance and recommending improvements as and when necessary.

The charter of the nominating and corporate governance committee also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and has been directly responsible for approving the search firm’s fees and other retention terms.

Crown has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Crown Board considers educational background, diversity of professional experience, knowledge of Crown’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Crown shareholders. Prior to an initial business combination, holders of Crown’s public shares will not have the right to recommend director candidates for nomination to the Crown Board.

Compensation Committee

Lisa Holladay, Martin Enderle and Stephen Siegel serve as the members and Lisa Holladay serves as chair of the compensation committee. Under the NYSE listing standards, all the directors on the compensation committee must be independent. Crown has adopted a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to Crown’s chief executive officer’s compensation;
•

evaluating Crown’s chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Crown’s chief executive officer’s based on such evaluation;

•

reviewing and making recommendations to the Crown Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to Crown Board approval of all of Crown’s other officers;

•	reviewing Crown’s executive compensation policies and plans;
•	implementing and administering Crown’s incentive compensation equity-based remuneration plans;
•	assisting management in complying with Crown’s proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments, and other special compensation and benefit arrangements for Crown’s officers and employees;
•	producing a report on executive compensation to be included in Crown’s annual proxy statement; and
•	reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of the Sponsor of up to $15,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Crown’s existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.

Code of Business Conduct and Ethics

Crown adopted a Code of Business Conduct and Ethics applicable to Crown directors, officers, and employees. You will be able to review this document by accessing Crown’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of the Crown Board will be provided without charge upon request from us. See the section of this prospectus entitled “Where You Can Find Additional Information.” If Crown makes any amendments to Crown’s Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to Crown’s principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, Crown will disclose the nature of such amendment or waiver on Crown’s website. The information included on Crown’s website is not incorporated by reference into this proxy statement/prospectus or in any other report or document Crown files with the SEC, and any references to Crown‘s website are intended to be inactive textual references only.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•directors should not improperly fetter the exercise of future discretion;

•duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill, and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings.

Each of Crown’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of Crown’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Crown’s amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) Crown renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and Crown, on the other. Crown does not believe, however, that the fiduciary duties or contractual obligations of Crown’s officers or directors have materially affected or will materially affect Crown‘s ability to complete an initial business combination.

Below is a table summarizing the Crown-related and other entities to which Crown’s executive officers and directors currently have fiduciary duties, contractual obligations, or other material management relationships:

Individual	Entity/Organization	Entity’s Business	Affiliation
Richard Chera	Crown Acquisitions	Real Estate Holding Company	Senior Managing Director
Pius Sprenger	Bitpanda GmbH	Cryptocurrency Trading Platform	Advisory Board Member
Martin Enderle	Delivery Hero SE atHome Group Allmyhomes GmbH Egmont Foundation digi.me GmbH Chaconne GmbH	Food Delivery Service Classifieds Company Real Estate Platform Media Company Private Wealth Holding Business Holding	Chairman of Supervisory Board Board Advisor Board Member Board Member Managing Director Managing Director
Lisa Holladay	TIGER 21 Clemson University (Erwin Center for Brand Communications)	Peer-to-Peer Lending Education	Chief Experience Officer Board Member
Stephen Siegel	CBRE, Inc.	Real Estate and Investment Firm	Chairman, Global Brokerage
Frits van Paasschen	Royal DSM N.V. Williams Sonoma, Inc. J.Crew Group, Inc. Convene citizenM Hotels Sonder Corp. TPG Capital Red Sea Project Indian School of Hospitality Russel Reynolds	Health, nutrition and Materials Consumer Retail Consumer Retail Real Estate Hotel Apartment/Hotel Investment Company Land and Property Development Education Management Consulting	Director Director Board Member Board Chair Board Member Board Member Senior Advisor Board Advisor Board Advisor Board Advisor

Potential investors should also be aware of the following other potential conflicts of interest:

•

Crown’s officers and directors are not required to, and will not, commit their full time to Crown’s affairs, which may result in a conflict of interest in allocating their time between Crown’s operations and Crown’s search for a business combination and their other businesses. Crown currently does not have and does not intend to have any full-time employees prior to the completion of an initial business combination. Each of Crown’s officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and Crown’s officers are not obligated to contribute any specific number of hours per week to Crown’s affairs.

•

Crown’s initial shareholders purchased founder shares prior to the date of Crown’s initial public offering and purchased private placement warrants in a transaction that closed simultaneously with the closing of Crown’s initial public offering. The Sponsor transferred 50,000 founder shares to each of Crown’s four independent directors prior to Crown’s initial public offering. The Sponsor, officers, and directors have entered into a letter agreement with Crown, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of an initial business combination. Additionally, the Sponsor, officers, and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if Crown fails to complete an initial business combination within the prescribed time frame. If Crown not complete an initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Furthermore, the Sponsor, the Anchor Investor and Crown’s officers and directors have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of an initial business combination or (ii) the date following the completion of an initial business combination on which Crown completes a liquidation, merger, share exchange or other similar transaction that results in all of Crown shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Crown Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, the founder shares will be released from the lockup.

•

The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable until 30 days following the completion of an initial business combination. Because each of Crown’s officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination.

•

Each of Mr. Chera, Mr. Sprenger and Mr. Siegel invested $2,271,000, $1,530,000 and $230,000 in the Sponsor, respectively and hold interests in the Sponsor, or directly in Crown, that represent an interest in 3,404,288 Class B ordinary shares and 2,257,203 private placement warrants. All of such securities would be worthless if a business combination is not consummated by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents).

•

On November 30, 2021, Crown entered into a convertible note with Richard Chera, Crown’s Chief Executive Officer and Director, pursuant to which the Mr. Chera agreed to loan us up to an aggregate principal amount of $1,500,000. The Promissory Note is non-interest bearing and due on the earlier of: (i) 12 months from the date thereof or (ii) the date on which we consummate a business combination. If Crown does not consummate a business combination, we may use a portion of any funds held outside the trust account to repay the Promissory Note; however, no proceeds from the trust account may be used for such repayment if we do not consume the Business Combination. Up to $1,500,000 of the Promissory Note may be converted into warrants at a price of $1.50 per warrant at the option of Mr. Chera. The warrants would be identical to the private placement warrants. As of December 21, 2021, the outstanding balance under the Promissory Note amounted to an aggregate of $100,000.

•

The Sponsor will own 5,960,000 shares of New Brivo Class A Common Stock, including the Crown Earn-Out Shares, which collectively will represent approximately 6.7% of outstanding shares of New Brivo Common Stock and approximately 1.0% of the voting power of New Brivo Common Stock and have a value of approximately $59,600,000 based on an implied value of $10.00 per share of New Brivo Class A Common Stock and assuming that the maximum number of Crown Class A ordinary shares are redeemed while still satisfying the Minimum Unrestricted Cash Condition.

•

The Anchor Investor may vote in favor of the Business Combination Proposal despite requesting Crown to redeem all of its Class A ordinary shares. The Anchor investor, the Sponsor and Crown agreed to allow the Anchor Investor to keep 25% of its Class B ordinary shares even if the Anchor Investor is requesting Crown to redeem all of its Class A ordinary shares. Thus, the Anchor Investor would recoup its entire investment in Crown even if the trading price of New Brivo Class A Common Stock’s shares were as low as $0.0001 per share of New Brivo Class A Common Stock and even if the private placement warrants are worthless. See “Business Combination Proposal — Related Agreements — Pre-IPO Transactions with Certain Directors, Officers, Advisors and the Anchor Investor.”

•

Crown’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to Crown’s initial business combination.

In no event will the Sponsor or any of Crown’s existing officers or directors, or any of their respective affiliates, be paid by the Crown any finder’s fee, consulting fee, or other compensation prior to, or for any services they render in order to effectuate, the completion of an initial business combination. Further, commencing on the date that the Crown securities were first listed on the NYSE through the earlier of consummation of an initial business combination and Crown’s liquidation, Crown agreed to pay the Sponsor or an affiliate thereof up to $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of Crown’s management team. As of September 30, 2021, Crown has not made any payments pursuant to the administrative agreement and does not expect to incur any related expenses in the near future.

Crown cannot assure you that any of the above mentioned conflicts will be resolved in Crown’s favor.

The Sponsor, officers, and directors have agreed to vote their founder shares and any shares purchased during or after the offering in favor of an initial Business Combination. See also “Business Combination Proposal — Related Agreements — Pre-IPO Transactions with Certain Directors, Officers, Advisors and the Anchor Investor.”

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Crown’s amended and restated memorandum and articles of association provide for indemnification of Crown’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Crown purchased a policy of directors’ and officers’ liability insurance that insures Crown’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Crown against Crown’s obligations to indemnify Crown’s officers and directors. Crown also entered into indemnity agreements with them.

Crown’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to Crown and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by Crown if (i) Crown has sufficient funds outside of the trust account or (ii) Crown consummates an initial business combination. Crown’s indemnification obligations may discourage shareholders from bringing a lawsuit against Crown’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Crown’s officers and directors, even though such an action, if successful, might otherwise benefit Crown and Crown shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Crown pays the costs of settlement and damage awards against Crown’s officers and directors pursuant to these indemnification provisions. Crown believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation and Director Compensation and Other Interests

None of Crown’s officers or directors have received any cash compensation from Crown for services rendered to Crown prior to Crown’s initial public offering, the Sponsor transferred 50,000 founder shares to each of Crown’s four independent directors. Commencing on the date that Crown’s securities were first listed on the NYSE through the earlier of consummation of an initial business combination and Crown’s liquidation, Crown will pay the Sponsor or an affiliate thereof up to $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of Crown’s management team. In addition, the Sponsor, officers, and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Crown’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Crown’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or Crown’s or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, Crown do not have, and do not expect to have, any additional controls in place governing Crown’s reimbursement payments to Crown directors and officers for their out-of-pocket expenses incurred in connection with Crown’s activities on Crown’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, has or will be paid by Crown to the Sponsor, officers, and directors, or any of their respective affiliates, prior to completion of an initial business combination.

After the completion of an initial business combination, directors or members of Crown’s management team who remain with Crown may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to Crown shareholders in connection with a proposed initial business combination. Crown has not established any limit on the amount of such fees that may be paid by the combined company to Crown directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to Crown’s officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Crown Board.

Crown does not intend to take any action to ensure that members of Crown’s management team maintain their positions with Crown after the consummation of an initial business combination, although it is possible that some or all of Crown officers and directors may negotiate employment or consulting arrangements to remain with Crown after an initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with Crown may influence Crown’s management’s motivation in identifying or selecting a target business but Crown does not believe that the ability of Crown’s management to remain with Crown after the consummation of an initial business combination will be a determining factor in Crown’s decision to proceed with any potential business combination. Crown is not party to any agreements with Crown’s officers and directors that provide for benefits upon termination of employment.

Legal Proceedings

To the knowledge of Crown’s management, there is no litigation currently pending or contemplated against Crown or any of Crown’s officers or directors in their capacity as such or against any of Crown’s property.

Properties

Crown currently utilizes office space at 667 Madison Avenue, 12th Floor, New York, New York 10065 from the Sponsor and members of Crown’s management team. Crown considers its current office space adequate for its current operations.

Periodic Reporting and Audited Financial Statements

Crown registered Crown’s units, Class A ordinary shares and warrants under the Exchange Act and have reporting obligations, including the requirement that Crown files annual, quarterly, and current reports with the SEC. In accordance with the requirements of the Exchange Act, Crown’s annual reports contain financial statements audited and reported on by Crown’s independent registered public accountants.

Crown is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, Crown received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Amended) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to Crown or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of Crown’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by Crown to Crown shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

Crown is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Crown is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in Crown’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Crown’s securities less attractive as a result, there may be a less active trading market for Crown’s securities and the prices of Crown’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Crown intends to take advantage of the benefits of this extended transition period.

Crown will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of Crown’s initial public offering, (b) in which Crown has total annual gross revenue of at least $1.07 billion, or (c) in which Crown is deemed to be a large accelerated filer, which means the market value of Crown Class A ordinary shares that are held by non-affiliates equal or exceeds $700 million as of the prior June 30th, and (2) the date on which Crown has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, Crown is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Following the Business Combination, Crown expects that New Brivo will no longer be a smaller reporting company.

CROWN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Crown’s management believes is relevant to an assessment and understanding of Crown’s consolidated results of operations and financial condition. This discussion and analysis should be read together with Crown’s audited consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Crown.” In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions, as described under the heading “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Crown.

Overview

We are a blank check company incorporated on September 24, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our Business Combination using cash from the proceeds of our initial public offering and the private placement of the private placement warrants, the proceeds of the sale of our Convertible Debt Notes in connection with our Business Combination, shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Developments

On November 10, 2021 we entered into the Business Combination Agreement, which provides for our acquisition of Brivo pursuant to the Business Combination. See “The Business Combination Proposal” for additional information.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities, those necessary to prepare for our initial public offering and identifying a target company for our initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the nine months ended September 30, 2021, we had a net income of $12,035,627. We incurred $1,121,283 of formation and operating costs consisting mostly of general and administrative expenses, generated income on out trust account for $8,112, expensed a portion of the offering costs associated with the initial public offering in the amount of $780,268 based on a relative fair value basis, and had a change in fair value of warrant liability of approximately $13,929,066.

For the three months ended September 30, 2021, we had a net income of $3,896,635. We incurred $513,738 of formation and operating costs consisting mostly of general and administrative expenses, generated income on out trust account for $4,240, and had a change in fair value of warrant liability of approximately $4,406,133.

For the period from September 24, 2020 (inception) through December 31, 2020, we had a net loss of $5,894 which consisted of formation costs.

Liquidity and Capital Resources

On February 11, 2021, we consummated our initial public offering of 27,600,000 units, at a price of $10.00 per unit, which included the exercise of the underwriters’ option to purchase an additional 3,600,000 units at the initial public offering price to cover over-allotments. The units were sold generating gross proceeds of $276,000,000. Substantially concurrently with the closing of the initial public offering, we completed the private sale of 5,013,333 private placement warrants to our Sponsor and the Anchor Investor at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $7,520,000.

Following the initial public offering, the sale of the private placement warrants, and the underwriters election to fully exercise their over-allotment option, a total of $270,480,000 was placed in the trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee, and we had $704,492 of cash held outside of the trust account, after payment of costs related to the initial public offering, and available for working capital purposes. We incurred $15,710,090 in transaction costs, including $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $530,090 of other offering costs.

For the nine months ended September 30, 2021, cash used in operating activities was $1,391,297, resulting primarily from the net income of $12,035,627 which was impacted by unrealized gain on change in fair value of warrant liabilities of $13,929,066, trust dividend income of $8,112 and offset by offering costs allocated to warrants of $780,268, and changes in operating assets and liabilities used $270,014 of cash from operating activities.

For the period from September 24, 2020 (inception) through December 31, 2020, net cash used in operating activities was $5,894.

As of September 30, 2021, we had cash outside the trust account of $277,719 available for working capital needs and working capital of $367,733. All remaining cash held in the trust account are generally unavailable for the our use, prior to an initial business combination, and is restricted for use either in a business combination or to redeem ordinary shares. As of September 30, 2021, none of the amount in the trust account was available to be withdrawn as described above.

Through September 30, 2021, the our liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares, and the remaining net proceeds from the initial public offering and the sale of private placement warrants.

On November 30, 2021, we entered into a convertible note with Richard Chera our Chief Executive Officer and Director, pursuant to which the Mr. Chera agreed to loan us up to an aggregate principal amount of $1,500,000. The Promissory Note is non-interest bearing and due on the earlier of: (i) 12 months from the date thereof or (ii) the date on which we consummate a business combination. If we do not consummate a business combination, we may use a portion of any funds held outside the trust account to repay the Promissory Note; however, no proceeds from the trust account may be used for such repayment if we do not consume the Business Combination. Up to $1,500,000 of the Promissory Note may be converted into warrants at a price of $1.50 per warrant at the option of Mr. Chera. The warrants would be identical to the private placement warrants. As of December 21, 2021, the outstanding balance under the Promissory Note amounted to an aggregate of $100,000. We anticipate that the $277,719 outside of the trust account as of September 30, 2021 and the cash available under the promissory note as of December 21, 2021, will be sufficient to allow us to operate for at least the next 12 months, assuming that a business combination is not consummated during that time. Until consummation of our business combination, we will be using the funds not held in the trust account, and any additional working capital loans from the initial shareholders, our officers and directors, or their respective affiliates (including the cash available under the Promissory Note), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

We do not believe that we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if the our estimates of the costs of undertaking in-depth due diligence and negotiating business combination is less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the business combination. Moreover, we will need to raise additional capital through loans from our sponsor, officers, directors, or third parties. None of the sponsor, officers or directors are under any obligation to advance funds to, or to invest in, us. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of our business plan, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

Off-Balance Sheet Arrangements

As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities other than described below.

We have an agreement to pay the Sponsor a total of up to $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. As of September 30, 2021, we have not made any payments pursuant to the administrative agreement and do not expect to incur any related expenses in the near future.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We account for our 14,213,333 ordinary share warrants issued in connection with our Initial Public Offering (9,200,000) and Private Placement (5,013,333) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued by us in connection with the Public Offering and Private Placement has been estimated using binomial lattice model at each measurement date.

Recent Accounting Standards

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these unaudited condensed financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. There have been no significant changes in our critical accounting policies as discussed in the Form 8-K and the final prospectus filed by Crown with the SEC on March 25, 2021 and February 18, 2021, respectively.

Correction of an Error in Previously Furnished Financial Statements

In our previously issued financial statements, a portion of the public shares were classified as permanent equity to maintain stockholders’ equity greater than $5,000,000 on the basis that we will consummate an initial business combination only if the Company has net tangible assets of at least $5,000,001. Thus, we can only complete a merger and continue to exist as a public company if there is sufficient public shares that do not redeem at the merger and so it is appropriate to classify the portion of its public shares required to keep stockholders’ equity above the $5,000,000 threshold as “shares not subject to redemption.”

However, in light of recent comment letters issued by the Securities & Exchange Commission (“SEC”) to several special purpose acquisition companies, we re-evaluated our application of ASC 480-10-99 to accounting classification of public shares. Upon re-evaluation, we determined that the public shares include certain provisions that require classification of the public shares as temporary equity regardless of the minimum net tangible asset required by the Company to complete its initial business combination.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” we evaluated the changes and have determined that the related impacts were not material to any previously presented financial statements. Therefore, we, in consultation with our Audit Committee, concluded that our previously issued financial statements impacted should be restated to report all public shares as temporary equity. As such we are restating those periods in this Quarterly Report.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as stockholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021, 27,600,000 shares of Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Income (Loss) per Ordinary Share

Net loss per Class A ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of Class A ordinary shares subject to possible redemption at September 30, 2021, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per Class A ordinary shares since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of Warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate 14,213,333 Class A ordinary shares in the calculation of diluted loss per share, since the exercise of the Warrants into Class A ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per Class A ordinary share is the same as basic net loss per Class A ordinary share for the period presented.

Recent Accounting Pronouncements

August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt —  Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the unaudited condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

We determined that we had initially recorded our public and private warrants as equity instruments instead of as liabilities in our balance sheet as of March 26, 2021, which we filed on Form 8-K on April 1, 2021.

On June 1, 2021, we filed Amendment No. 1 on Form 8-K/A with the SEC to amend and restate our audited balance sheet to reflect the classification of the our warrants as a liability, in accordance with the April 12, 2021 statement by the SEC.

In addition, as part of a subsequent review of our accounting for more complex equity situations, we also changed our accounting methodology for our Class A ordinary shares subject to possible redemption to be in accordance with guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Redeemable equity instruments (including equity instruments that feature redemption rights that are either with the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Accordingly, we have determined that all of our outstanding Class A ordinary shares should be presented as temporary equity.

On December 10, 2021, we filed Amendment No. 2 on Form 8-K/A with the SEC to amend and restate our audited balance sheet to reflect the changes resulted from our determination to that all of our outstanding Class A ordinary shares should be presented as temporary equity.

Due to the impact of these errors in the classification of our warrants and Class A ordinary shares subject to possible redemption, we determined that a material weakness exists in our internal control over financial reporting.

As required by Rules 13a-15f and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2021. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures relating to financial instruments(as defined in Rules 13a-15 (e) and 15d-15 (e) under the Exchange Act) were not effective as of September 30, 2021.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds from the initial public offering and the sale of the private placement warrants held in the trust account are, or may be, invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

INFORMATION ABOUT BRIVO

Unless otherwise indicated or the context otherwise requires, references in this section to “Brivo,” “we,” “us,” “our,” and other similar terms refer to Brivo and its subsidiary prior to the Business Combination and to New Brivo and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

We are an enterprise software services company that provides a comprehensive cloud-based digital platform for smart space applications that improve security, tenant experience, owner economics, and data insights for large enterprise, commercial, and multifamily properties operating at scale. Launched in 2001, our Software as a Service (“SaaS”) platform is now the digital foundation for subscriber facilities occupying over 300 million square feet of real estate at over 72,000 business locations in 42 countries. With its simple installation, high-reliability backbone and extensive network of connections to third-party applications, our SaaS platform has been unifying the security experience across physical access control, mobile credentials, video surveillance, identity federation, visitor management, intercoms, and elevator control for over 20 years.

We serve a large, diversified global subscriber base of more than 41,000 commercial accounts, 750 enterprise accounts, and 2,500 multifamily accounts as of September 30, 2021 through a team of more than 255 employees and the support of approximately 1,500 channel partners who provide local sales, service and installation services. We believe that our robust SaaS platform, 20 years of operating experience, innovative hardware products, and extensive network of channel partners position us as a leader in the connected property industry.

The full Brivo product ecosystem consists of our own SaaS services, mobile applications and connected hardware devices, plus a complementary selection of fully integrated third-party offerings such as video surveillance, smart locks, intercoms and numerous vertical software services that extend our subscriber solutions into multiple business domains. We design and build our own Brivo-branded access controllers, smart readers, touchless mobile credentials, visitor management kiosk, occupancy monitor, health and safety protocols and data analytics dashboard. All of these products and services — both ours and third-party — are delivered as a unified user experience in our SaaS platform and mobile applications.

We primarily generate revenue from two sources: (1) recurring SaaS subscription revenue from our cloud-based services, and (2) the sale of hardware products, including access control panels and readers, locks, physical credentials, cellular modules, digital video bridges, video cameras, and other security-related peripherals. We sell both our SaaS services and hardware products to our channel partners at the wholesale level, who then resell them at retail levels to subscribers, along with their own systems integration labor, other third-party equipment, and maintenance contracts. Evergreen master resale contracts with our channel partners establish our pricing and terms for the sale of our hardware products and SaaS subscription services. Channel partners typically purchase hardware in advance of activating a subscription to our SaaS services because it must be installed and commissioned before the subscription can take effect. Hardware products are invoiced to the channel partner at the time of shipment from Brivo, while SaaS services are invoiced monthly in the aggregate for all of the channel partner’s subscriber accounts.

Standard industry practice is for channel partners to enter into multi-year contracts with subscribers that include our services as per the terms of the master reseller agreement. Under the terms of our reseller agreement, all the connected devices added to a subscriber account have an initial subscription term of one year and automatically renew monthly thereafter unless terminated by either party. SaaS revenue is determined by the subscriber’s connected device count plus any additional line-item subscriptions a subscriber may have added to their accounts (e.g., identity connectors, analytics, API services, cellular backhaul) and their service level (i.e., Enterprise, Professional, or Standard). Monthly subscription fees to the reseller are calculated as the aggregate of the subscription fees for their entire subscriber population.

We believe our smart spaces platform is poised for future growth by expanding our product portfolio and by taking advantage of the full market opportunity in the commercial, enterprise, and multifamily real estate sectors in domestic and international markets. On February 26, 2020, we expanded our capabilities for the multifamily market by completing the Parakeet Acquisition, thereby adding smart apartment technology to our growing product portfolio. In addition, through our land-and-expand strategy, we believe that we can grow into new markets, and further expand in our existing markets.

Market Overview

Our business is focused on multiple business markets for smart space solutions, including businesses using commercial real estate, enterprises with multiple locations and over 1,000 employees, and multifamily dwellings. Our SaaS services and hardware products for these markets include access control, smart readers, touchless mobile credentials, occupancy monitoring, artificial intelligence (“AI”)-based analytics, COVID-19-related health and safety features, visitor management, and fully integrated video surveillance, smart locks, and intercoms. This translates to a broad product-market fit across major vertical markets, including large multi-site enterprises, professional offices, retail, multitenant commercial facilities, healthcare, supply chain and logistics, manufacturing, consumer goods, restaurants, schools, education, and agriculture. We also provide extensive services to the multifamily market, with products and services such as our smart apartment platform, Z-wave gateways, self-guided tours, cellular connectivity and sensor networks.

We believe there are four major secular trends accelerating smart space market adoption across all market segments, adding to the already growing momentum of connected solutions in commercial property:

•

the increased use of property technology, which has helped drive the value proposition for connected real estate and transformed SaaS and Internet of Things (“IoT”) infrastructure services into must-have features for tenant satisfaction, space utilization, and energy optimization;

•

a market inflection in favor of cloud-based SaaS solutions, which are displacing licensed on-premise servers in both the property management and security markets, with a marked shift to the higher adoption rates that have prevailed in the enterprise application space as well as small and medium size businesses and consumer markets;

•

a heightened emphasis on access control for the “new normal,” hybrid work models, and co-working, which are driving a need for more access control per square foot of office space due to subdividing managed spaces into smaller and smaller components to facilitate re-use across multiple clients and tenants; and

•

a Covid-driven focus on health and safety protocols that can be enabled by mobile applications, perimeter checks, and occupancy management, as evidenced by the uptake of healthy building certifications now adding over one million square feet of WELL certified space per day in the US alone according to the International WELL Building Institute.

These major market trends build on earlier technology trends of SaaS, mobile access, the IoT, big data, and cloud technology to continue to create opportunities to connect people with their properties in new ways. With these powerful tailwinds, we believe we can significantly increase the penetration of our solutions as both owners and tenants alike continue to accelerate their adoption of connected property solutions.

The overall market for cloud-based access control is forecast to grow at a compound annual growth rate (“CAGR”) of 21.5% through 2025 according to a report published by Memoori. We believe we are a market leader in cloud-based access control with better positioning, competitive advantages and application of growth and that our expansion rate has the potential to be higher for these services. As a backdrop to the recent increases in adoption rates, access control has always been a resilient business because it is an essential service that commercial buildings require for tenants to make use of lobbies, elevators, parking facilities, and other common areas. For example, we have not had a year-over-year decrease in 15 years. In addition to steady consumption in the form of owner-installed access control for the building at large, commercial tenants also typically install private systems inside and around the perimeter of their own demised premises within multitenant properties. These factors have produced a consistent base level of growth across the industry — averaging older legacy as well as newer cloud- and mobile-based systems — of 8.7% CAGR in the 2020-2027 period according to Fortune Business Insights.

The unit volume of phone-based mobile credentials — the app-based replacement for traditional plastic access cards that we introduced in 2015 — are forecast to grow at a CAGR of 223%, from 9.3 million mobile credential downloads in 2019 to over 150 million downloads by 2024 according to a report published by Omdia. The recent acceleration in mobile credential uptake is in many respects an outgrowth of COVID-19-related health and safety protocols enforced through a rush to contactless access control systems, which have grown significantly since the onset of the pandemic, resulting in over 15 million credentials downloaded in 2020, a 61% increase over 2019 according to Omdia. Even before the recent focus on avoiding pathogen transmission, however, it was clear that the convenience, superior user experience, cybersecurity, and additional features that only a mobile platform can provide would be decisive in the eventual replacement of physical access cards by secure digital credentials.

The market for occupancy analytics — one of the key features added to the Brivo Access platform in 2020 as a response to COVID-19-driven demand — is estimated to be a $5.73 billion market by 2024, growing at a CAGR of over 20% according to Memoori. Originally rolled out to satisfy subscriber needs for capping the maximum number of people in a given space for health reasons, occupancy analytics are enjoying a thriving post-COVID-19 transformation beyond personnel safety to being a tool for evaluating the efficiency of space utilization as a factor in future leasing needs. As more and more businesses migrate to flex working policies, the need for accurate, real-time occupancy data has become an important tool for the rebirth of the office as well as shared spaces and amenities.

Within the multifamily smart apartment market, growth of connected services is predicted to continue its rapid rise with a vigorous CAGR of 59.5% through 2025 according to Omdia as these services are increasingly viewed as essential for attracting and retaining tenants, as well as reducing operating expenses and increasing revenue. Omdia also anticipates that the number of smart devices shipped for smart apartments will rise from 2.4 million in 2020 to over 64 million in 2025 at a CAGR of 93%. Hastened by pandemic conditions in 2020-2021, certain aspects of the smart apartment revolution have introduced structural change in how the multifamily industry operates. The introduction of self-guided tours — one of many uses of the Brivo Smart Apartment platform — has been transformational for both renters and owner-operators by increasing lease rates and decreasing the amount of time spent searching.

Tenant Experience (“TeX”) applications are a new type of service that have created a flourishing market for foundational access control services that can be consumed via the Brivo’s API (along with the attendant hardware to connect buildings to the cloud in the first place). TeX providers typically offer tenants a user interface for the building itself, with the tools to manage amenities, room reservations, payments, branding, transactions with nearby retail service providers, and community interactions across building occupiers as a group. They also complement our access control products because every property needs to manage the authentication and authorization of tenants, guests, and visitors as a precondition to all other people management functions.

Like Tenant Experience, Workplace Management is a new type of application that provides access control services that can be consumed via the Brivo’s API. According to market research firm Verdantix, space and workplace management solutions will see the most significant increase in spending across the smart building landscape with a CAGR of 13% from 2021-2026. As with TeX apps, access control serves as one of the foundational technologies for workspace management and creates new demand for the Brivo platform. This fact explains why Brivo’s API partnerships with workplace management software providers have become a source of new revenue as channel partners can include access control with their own deals with subscribers.

Visitor Management as an application category is another product segment that has been transformed from being a modest on-premise security function — mostly used for registering guests and printing temporary badges — to an almost unrecognizable cloud- and mobile-enabled guest experience and tenant productivity tool. The benefits that connectivity have bestowed on this once minor corner of the security application space cannot be overstated, and it was a natural step for us to add this capability as a feature of our own platform in the form of the Brivo Visitor add-on module. Visitor Management is expected to outpace the security market from 2021-2026, growing at a CAGR of more than 16% from $1.1 billion to $2.3 billion over this period according to Markets and Markets. While not as large a market as the other segments detailed above, our ability to provide this capability intrinsically as part of the Brivo Access platform makes it a favorable selection discriminator for the entire suite of Brivo products.

In summary, across the board in all our primary and adjacent product markets, we see compelling evidence of high growth rates for access control, mobile credentials, occupancy analytics, smart building, tenant experience, resident experience, and visitor management adjacencies, which represent the broader appeal of Brivo’s comprehensive platform strategy where all of these services become available from a single vendor, in a single app, for a single monthly subscription.

Our Value Proposition and Competitive Advantage

As a leader in the cloud-based access control category, Brivo has been able to build competitive product and channel characteristics, having invested more than $100 million in research and development (“R&D”) and channel development over the past two decades. As a result, we believe that our principal competitive factors in the connected property or smart spaces market include the following:

•	depth and breadth of features and functionality across multiple market segments;
•

scale advantage that demonstrates the product maturity and infrastructure management capabilities required for enterprise subscribers who may have hundreds or thousands of locations and tens of thousands of employees, guests, and visitors;

•	mature AI, machine learning, and neural network algorithms that provide subscribers with labor savings, faster response to security threats, and analytical insights into their data;
•

a comprehensive mobile strategy that delivers four unique mobile applications tailored to four distinct stakeholder groups: commercial tenants, multifamily residents, security administrators, and system integrators;

•

the reach of our extensive channel partner network of approximately 1,500 systems integrators who provide local sales, service, and installation in all 50 states and in 42 countries worldwide with over 5,000 sales professionals and 7,000 certified technicians collectively;

•	the third-party ecosystem of complementary hardware and software solutions that extend our core platform capabilities while providing user choice;
•	the simplicity and ease of use of our fourth-generation user interface, which has been built on many years of refinement and a deep understanding of subscriber needs and preferences; and
•	an established brand providing broad brand awareness and reputation among over 44,500 subscribers in over 42 countries (including the U.S.).

We believe that we compete favorably with respect to each of these factors. Taken together, we believe that our cloud-based, data-driven platform architecture, intelligently connected property solutions, robust network of channel partners, and proven scalability help further differentiate us from our competitors.

Growth Strategy and Opportunities

We plan to maintain our leadership position by expanding our sales team, our network of channel partners, and the breadth and depth of our product offerings. Our sales teams add to growth through two primary mechanisms: the recruiting and support of additional systems integrators who can sell and install Brivo technologies, and finding and cultivating subscriber opportunities that can be jointly pursued with our channel partners. The growth of our technology platform is similarly comprised of two components: increasing the number of available SaaS services to which subscribers can subscribe, and adding to the physical touchpoints that are supported by Brivo hardware products. Both of these dimensions serve our main objectives of increasing the number of subscribers of our SaaS solutions and hardware products, and increasing our existing subscribers’ utilization of our solutions. These product strategies pay off by increasing our win rates with new channel partners who are attracted by the growing capabilities of our platform, and increasing the number of individual subscription services used by each subscriber, thereby growing the average revenue per account. Once subscribers are on board with us, many soon realize that they need to scale up beyond their initial purchase. Through our “land and expand” support, we help subscribers scale their systems across new use cases and properties. Our key growth strategies include:

•

Sales expansion. We have been growing our sales team for many years according to a well-calibrated set of metrics that allow us to calculate the cost, break-even point, and productivity gains due to adding new field salespeople. In terms of geography, this strategy works by subdividing territories when their production exceeds the capacity of a single salesperson, and adding localized salespeople focused on the largest metro areas. This geographic strategy is complemented by a vertical market strategy based on direct business development in the enterprise, commercial real estate, and multifamily markets with a dedicated sales team for each that works directly with subscribers to cultivate opportunities that are then fulfilled via our systems integration channel partners.

•

Channel expansion. Channel expansion is a direct outcome of sales expansion, given that scouting and enrolling new systems integration channel partners is a primary mission of our field sales teams. We will continue to focus on helping our channel partners succeed in driving the adoption of our products and services. We offer sales and marketing resources to help our channel partners become more effective in selling our solutions and we will continue to make investments to support and grow our channel partner network.

•

Upgrade traditional security customers to our solutions. We believe there is a significant opportunity for our channel partners to expand the adoption of our connected solutions within their respective customer bases that are still operating on legacy pre-cloud platforms. We intend to leverage our status as a trusted provider to drive consumer interest in our offerings and enable our channel partners to upgrade their legacy security customers to our connected property solutions.

•

Continue to invest in our platforms. As a pioneer in cloud-based access control solutions, we have made significant investments in developing our platforms for over 20 years. We intend to continue to invest heavily to add additional innovative offerings and broaden our solutions. As the market for IoT grows and more devices become connected, we are building new technology to connect these devices to our platform.

•

Product introductions and expansion of existing product portfolio. We will plan to continue introducing new products, features and functionality to enhance the value of our SaaS solutions and other products. These new products are expected to broaden our portfolio by adding new touchpoints or use cases, and deepen our portfolio with more subscription services that can be layered onto the foundational platform-level repertoire. We expect these new products and enhancements to our core services will positively impact our operating results.

•

Expand international presence. We are investing in international expansion because we believe there is a significant global market opportunity for our products and services. We have already established an early beachhead in Europe with our subsidiary Brivo Systems B.V., through which we have been able to establish product-market fit and an appetite for cloud-based smart building solutions. We intend to continue to grow our number of international subscribers by strengthening our presence in existing markets and expanding into additional markets. To do this, we plan to follow the same strategy that has proven successful in the U.S.: deploy a regional sales team that recruits new systems integrator channel partners and develops subscriber opportunities that are then fulfilled through this network.

•

Pursue selective strategic acquisitions. We may selectively pursue future acquisitions of businesses, technologies, or products that complement our platforms or align with our overall growth strategy. For example, on February 26, 2020, we completed the Parakeet Acquisition, a provider of smart apartment solutions such as sensors, thermostats, wireless locks, and lighting controls. We believe that, through the successful integration of Parakeet, we unlocked the potential of Parakeet’s products and achieved 99% year-over-year revenue growth in respect of Parakeet’s products in 2020. Strategic acquisitions such as the Parakeet transaction could further expand our team and/or technology portfolio to help us add new features to our platforms, accelerate the pace of our innovation and help us access attractive markets.

Products and Platform

Our internal engineering teams have designed and developed our core technology, including cloud and mobile applications as well as our electronics hardware. Our flagship product, Brivo Access, is a cloud-based application that serves as a central platform for interactions between all other components of the system. At the most foundational level, Brivo Access manages communication with an array of connected devices installed at each subscriber’s property, providing provisioning, configuration management and permissions for locally authenticating credentialed users. Once provisioned, these connected devices send digital messages to Brivo Access whenever there are events detected at access readers, elevators, sensors, cameras and other peripheral devices. Brivo Access then analyzes the data stream from the connected devices and creates alerts and notifications, learns patterns, identifies anomalies and manages video processing and storage. Additionally, the platform enables device integrations through API that support third party software and hardware systems.

We have always used a multitenant SaaS platform architecture to enable scalability, availability, reliability, rapid deployment of new features and the economies of scale that are only possible with a unified system that supports all customers on a single global platform. This approach also provides a means of re-using core infrastructure services such as identity, authentication, storage and analytics across a multitude of individual subscription products. This enables straightforward addition of new hardware devices, third party integrations and new subscription line items that are a part of driving higher average recurring revenue per account.

The Brivo Access platform is now in its fourth generation as of November 2020. This latest generation reflects 20 years of product and feature development continuously enhanced by as many years of understanding customer needs and market trends. The main customer-facing advances of the fourth generation platform are an all-new user interface, new capabilities such as mapping and data visualization and a tiered subscription program that provides Standard, Professional and Enterprise Editions of the product. Beneath the surface, the major advance of the fourth generation platform is an all-new data layer that provides a basis for advanced analytics and machine learning. This layer supports features such as our recently released Anomaly Detection, which uses neural networks to build a model of typical or normal behavioral patterns for building users at subscriber locations, and then alerts the subscriber in the event of abnormal events that are outside the bounds of normal patterns.

SaaS Solutions and IoT devices

Brivo Access is our flagship product and constitutes the platform on which all of our other SaaS offerings are built. Brivo Access delivers a smart and powerful way to manage building security. With robust data analytics, streamlined workflows, identity management integrations, and powerful security features, property owners can protect their people, property and reputation.

The Brivo Access product is available in three different Editions or Service levels: Standard, Professional, and Enterprise.

•

Brivo Access Standard Edition provides core access control and smart spaces features that are common to all three levels and are generally sufficient on their own for the general commercial market consisting of small and midsize businesses, office suites, and many other entry-level subscribers. Our base edition includes the essential tools to secure facility access including event tracking, user and credential management, facility lockdown, and video surveillance. The Standard Edition provides a great entry-level solution with core functionality and add-on capabilities to augment the core package. The core components of this edition include web and mobile access for real-time remote account management, event and device management, facility lockdown, role-based permissions for administrators, video surveillance capabilities, user authentication and authorization, user and credential management, as well as configurable alerts and notifications.

•

Brivo Access Professional Edition builds on the core components of our Standard Edition with features like trend analysis, identity connector, occupancy tracking, extended data retention, visitor management, Brivo Snapshot, API integrations, and more to enhance security management across multiple facilities and locations. This popular edition empowers organizations with all of the core components of the Standard Edition with additional features like trending analysis, extended data retention, occupancy tracking, visitor management, Brivo Snapshot, and more to enhance security management across all facilities and locations.

•

Brivo Access Enterprise Edition provides enterprise-grade access control and related features that enable our subscribers to manage security and personnel across thousands of individual locations for millions of employees, visitors, guests, and other stakeholder roles. Built for enterprises that manage many access points across multiple locations, this edition delivers a complete solution to scale quickly and simplify security across all facilities. Administrators gain visibility across their facility footprint with Global View and proactively take action with insights from Data Explorer. It builds on the feature set of the Professional Edition with a global map-based view of an entire portfolio of properties and assets, open-ended data exploration with business intelligence tools, single sign-on, additional mobile credentials, and longer data retention.

Brivo Smart Apartment is a vertical offering for the multifamily market built on the Brivo Access platform. Brivo Smart Apartment adds in-unit “smart home” features (e.g., control of thermostat and lighting) for the resident as well as sensor alerts (e.g., flooding), energy management, self-guided tours, and other vacant unit controls for the property manager.

Brivo Data Explorer is an enterprise-level business intelligence tool that allows subscribers to interact with their security, user, and traffic data through visualization and analytics.

Brivo Mobile Pass is a Bluetooth-enabled credential solution that allows subscribers to use mobile phones to replace traditional physical “access cards” and thereby provision users remotely and digitally rather than in person. Brivo Mobile Pass also supports biometrics such as fingerprint and facial recognition functionality to protect high-security areas with optional two-factor authentication.

Brivo Visitor automates the sign-in experience registering arriving visitors at a digital kiosk and notifying their host of their arrival. Brivo Visitor also provides support for health and safety protocols, and the printing of temporary badges to provide visual verification of visitor status during their time on-premise.

Brivo API offers API services for third-party integrations. The Brivo API provides a mechanism for other software companies to incorporate access control features into their own products, thereby providing channels to market for Brivo products and services. Brivo API uses OAuth2 three-legged authorization code workflow for account access. Account administrators are provided the ability to selectively enable/disable API connections to their Brivo Access account.

Connectivity Services provides a managed cellular connectivity service that can be used as either a primary or backup connectivity solution for subscribers to connect their control panels to the Brivo Access platform. These managed services support both the Cellular Network Module and Gateway devices described below.

Brivo Access Cam is a cloud-based video surveillance service that can be used as either a stand-alone video solution or embedded within the Brivo Access platform.

Brivo Hardware

Brivo Control Panels are the IoT brains behind the Brivo Access solution, enabling communication with your locks, readers, and sensors. Brivo manufactures multiple types of control panels (ACS100, ACS300, ACS6000) that are the electronic component that provides in situ authentication and authorization of users requesting access to a door or building. As such, they link subscriber buildings to the Brivo Access platform and are the hub of the on-premise access control infrastructure at each subscriber site.

Brivo Readers are the access control readers we manufacture in mullion, single-gang, and keypad styles. These readers interact (either by being hard-wired or via built-in wireless technology) with traditional access cards and mobile credentials on cell phones to acquire the user’s digital credentials and send them to the control panel for authentication and authorization. Owing to the progressive insecurity around non-encrypted proximity cards, newer Brivo reader models no longer support 125KHz cards and instead provide more robust security through 13.56MHz encrypted formats as well as mobile credentials.

Brivo Gateway is its own Z-wave gateway that we manufacture for the Brivo Smart Apartment offering. The Brivo Gateway acts as a bridge between the Brivo Smart Apartment SaaS application and local Z-wave compatible smart home devices such as smart locks and smart sensors. The Brivo Gateway uses both Wi-Fi and optional cellular service to provide connectivity.

Brivo Cellular Network Module can be used as either a primary or backup connectivity solution for subscribers to connect their control panels to the Brivo Access platform.

Channel Partner Network

Our trusted channel partner network is key in driving the adoption of our commercial and multifamily solutions. Our channel partner network consists of approximately 1,500 channel partners, including small local providers, larger regional providers and national service providers with thousands of employees. We have a strong API partner network of software providers that have embedded Brivo’s access control capabilities into their own product suites. As of September 30, 2021, our channel partners collectively have over 7,000 Brivo certified technicians and a salesforce comprised of over 5,000 people.

We believe that our network of highly trusted, established channel partners is a core strength and differentiator that enables an efficient and scalable subscriber acquisition model, allowing us to focus primarily on technology innovation.

Subscribers

In 2021, our platform supported over 44,500 subscriber accounts comprising over 72,000 facility locations across enterprise, commercial and multifamily verticals throughout 42 countries around the world. These accounts collectively contain over 330,000 managed entry points such as doors, turnstiles, elevators, garages, gates, and other types of physical entry mechanisms to gain access to these facilities. As of September 30, 2021, enterprise users of the Brivo platform include Whole Foods, Plains Capital Bank, NTT, Docusign, Okta, HomeAdvisor, Realogy and many others comprising a total of more than 750 enterprise accounts. As of September 30, 2021, multifamily property owners and managers include Greystar, Mill Creek, Midwood, Michaels and many others comprising a total of more than 2,750 accounts.

One of Brivo’s strengths is that our subscriber base is as rich and varied as the economy itself, with representation across nearly every kind of commercial structure and nearly every type of business catalogued in the North American Industry Classification System (“NAICS”). Our more than 41,000 commercial accounts include customers in commercial real estate, manufacturing, agriculture, education, professional offices, retail, transportation, trucking, airports, logistics, broadcasting, finance, insurance, warehouses, printing, waste management, healthcare, performing arts, food services and public administration spanning federal, state, and local governments. The diversity of this subscriber base provides resilience against economic changes in any one vertical market.

Intellectual Property

Our success and ability to compete effectively depends in part on our ability to adequately obtain, maintain, enforce and protect our proprietary technology, other intellectual property and proprietary rights. To accomplish these objectives, we rely on a combination of patent, trademark, copyright, and trade secret laws in the United States, as well as license agreements, confidentiality agreements and other contractual protections.

We also seek to protect our intellectual property and proprietary rights by requiring our employees and independent contractors involved in intellectual property development to enter into agreements assigning to us all inventions, trade secrets, works of authorship, developments, concepts, processes, improvements and other works developed by such employees and independent contractors on our behalf.

We currently have 13 issued United States patents and six pending United States patent applications, as well as 15 United States registered trademarks and one pending United States trademark application.

The efforts we take to protect our intellectual property and proprietary rights may not be sufficient or effective, and failure to adequately protect our intellectual property and proprietary rights could significantly harm our competitive position and business, financial condition and results of operations. Intellectual property rights may also not address all potential threats to our competitive advantage. See “Risk Factors — Risks Related to Intellectual Property and Information Technology.”

Competition

The market in which we participate for connected property solutions is fragmented, highly competitive, and constantly evolving. We expect competition to continue from existing competitors as well as potential new market entrants in smart building products and services, including commercial access control, visitor management, mobile credentials, visual intelligence, process automation, and energy management.

Competition in the access control and smart space market is specific to each market segment in which we participate — enterprise, commercial, and multifamily — with generally little crossover among them. We serve all three of these segments whereas most other companies are focused on one niche or another in a single segment. We began our market penetration starting in 2002 in the broad commercial landscape with businesses ranging from professional offices and retail chains to distribution centers and universities. Illustrating our broad product-market fit and the evenly distributed business demographics of our subscriber base, we boast a 90% correlation coefficient between the distribution of NAICS codes that the US Bureau of Labor Statistics provides for the U.S. economy as a whole and the distribution of NAICS codes of our own subscriber population.

Competition within and across each of these three market segments is further bifurcated by a technological split between modern cloud-based architectures and legacy on-premise systems. Brivo pioneered a cloud-based access control application, or SaaS access control, in the smart spaces category in 2002 when we learned that the on-premise PC or server was the number one pain point for subscribers and systems integrators alike when it came to installing and maintaining a commercial access control system. Using cloud-based applications in place of on-premise PCs provided subscribers with browser-based access from any location, lower installation costs, higher reliability, ongoing software updates, and better cyber security.

The business models for these two technological approaches evince a parallel split between a subscription (recurring revenue) model for cloud-based SaaS companies, and traditional one-time licensing fees for legacy providers of on-premise, server-based products. According to Omdia, in 2019, the relative market share for these two architectures and business models is approximately 10% cloud-based SaaS and 90% legacy licensing. However, the relative growth rates of these two technologies point clearly to the emerging dominance of the SaaS model, which has a CAGR of over 20% according to Omdia, while the market as a whole has a CAGR of only 8% according to Memoori. We believe that the cloud-based SaaS model becomes dominant within the next five years and eventually supplants the vast majority of licensed software entirely, as cloud applications have done for enterprise applications in finance, marketing, customer relationship management (“CRM”), enterprise resource planning (“ERP”), human resources (“HR”), and virtually every other sphere of corporate IT.

Within the enterprise access control market, legacy providers of licensed on-premise software are the predominant incumbents, although market analysts firmly believe that this market is transitioning to the cloud alongside nearly every other category of enterprise application software (e.g., financial, HR, CRM, ERP, etc). There a number of large non-cloud providers in this market. Some of these software producers and other competitors have longer operating histories, greater name recognition, larger subscriber bases, and significantly greater financial, technical, sales, marketing and distribution resources than we have. While these companies have an installed base of subscribers built over decades that continues to provide repeat and expansion business, management has not seen any evidence that these companies have made a successful transition to cloud-based software. We believe that our ability to provide an enterprise-class SaaS solution will continue for the foreseeable future due to the enterprise requirements for depth of feature set, demonstrated ability to scale, richness of partner ecosystem for hardware products and API integrations, and our over ten-year history of favorable cybersecurity and compliance audits by accredited third-party auditors.

Within the highly fragmented general commercial market, there is a mix of several dozen PC- and cloud-based solutions with whom we compete from time to time. One of the primary reasons that the PC- server and server based products continue to hold onto market share is inertia in the systems integrator channel. Integrators who have sales technical staff that are already trained on these products are generally inclined to continue quoting the same types of systems for new and old subscribers alike. While many systems integrators continue to recommend server-based systems to their subscribers because they have staff who are trained in the installation and maintenance of these solutions, a recent survey indicates that integrator sentiment is changing in favor of cloud-based offerings. In that regard, one of our accomplishments in overcoming this inertia is to convince integrators of both the financial and operational benefits of migrating to cloud technology. On the financial side, integrators are drawn to the recurring revenue model, which provides long-term incentives and stability for their businesses. On the operational side, the built-in remote manageability of cloud-based systems means that they can perform more maintenance and subscriber service requests without expensive “truck rolls” and costly on-site technician hours.

The cloud-based segment of the commercial market has witnessed the launch of several start-ups in the past five to seven years that are adding to the visibility of the segment as a whole. Recent cloud-based entrants against whom we compete from time to time include OpenPath (recently acquired by Motorola), Feenics, Kisi, Swiftlane, and BluB0x. While we believe these recent entrants are still well below our aggregate investment in technology and market presence, these and other smart space startups have been better financed in the past five years than in the previous fifteen. With over 40,000 subscriber accounts in this market segment, however, we are the leader by an order of magnitude versus our next nearest cloud-based competitors.

The multifamily market is the most cloud-oriented of the three markets in which we compete. The primary reasons for this are that the multifamily market developed later than the core access control market; it is a more consumer- or resident-oriented market and therefore more inclined to use the types of solutions with which the general public is already comfortable (i.e., mobile, web); and we believe it is a market where systems tend to be more interconnected with other cloud systems such as property management software systems that are themselves cloud-based. Startups in this market have been fueled by the overall growth in Proptech funding at both the venture and M&A levels, resulting in a wave of new entrants that are presently being sorted out. The most conspicuous competitors that have recently gone public through the SPAC process in the multifamily market are two smart apartment companies: Latch (LTCH) and SmartRent (SMRT).

In international markets, Brivo is an early multi-national player, with subscriber locations in 42 countries and channel partners in as many countries. We established a European subsidiary, Brivo Systems B.V. in Amsterdam in 2018 to serve the EU market.

In addition, our channel partners compete with security solutions sold by managed service providers, such as cable television, telephone, and broadband companies and providers of point products, particularly in the multifamily market where smart home products arrive into the market through a greater number of channels. We also may compete with other large and small technology companies that offer access control capabilities among their products, applications, and services, and have ongoing development efforts to address the broader connected property market.

We expect to encounter new competitors as we enter new markets as well as increased competition, both domestically and internationally, from other established and emerging home automation, security monitoring, video monitoring and automation, and energy management companies as well as large technology companies. In addition, there may be new technologies that are introduced that reduce demand for our solutions or make them obsolete. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties and rapidly acquire significant market share. Increased competition could also result in price reductions and loss of market share, any of which could result in lower revenue and negatively affect our ability to grow our business.

Research and Development

We invest substantial resources in research and development to enhance our platforms and applications, support our technology infrastructure, develop new capabilities and conduct quality assurance testing. We expect to invest significantly in continued research and development efforts to expand the capabilities of our technology. Our research and development of new products and services is a multidisciplinary effort across our product management, program management, engineering teams and network operations teams. It is broadly focused across both software and connected devices.

In the software domain, the bulk of our R&D activity is concentrated in three areas: cloud applications, mobile applications, and integration with third party products and service in order to extend our ecosystem. Cloud applications include our flagship Brivo Access applications, the 4th generation of which was released in November 2020. We have recently augmented our cloud applications group with a focused AI and data analytics team that focuses on the application of machine learning techniques to security data. Brivo has developed and continues to enhance four mobile applications for different subscriber stakeholders, including commercial real estate tenants, multifamily property residents, security administrators and property managers, and installation technicians. Finally, our integrations with third-party applications are accomplished by continually expanding our Application Programming Interface to support a wider set of use cases to solve channel partner workflow needs.

In the hardware domain, our R&D includes industrial and circuit design for new products as well as the necessary firmware to make those hardware platforms support their intended feature sets. Brivo has a history of innovating new hardware products, including our industry-first introduction of internet-connected control panels in the early 2000’s. Developing our own hardware and firmware gives us the ability to deliver an optimal user experience, as well as provide a unified approach to the cyber security of our offerings. The hardware engineering team will continue to develop solutions for additional touchpoints in the built environment to support our continued growth within each subscriber’s facilities.

Sales and Marketing

The goal of our global sales team is to help our channel partners succeed in selling, deploying and expanding our solutions for subscribers. We use a multidimensional sales approach starting with local field sales and technical resources backed by centralized service teams including inside sales, sales support and channel partner success. Our vertical sales team delivers critical expertise to our channel partners by building subscriber relationships and driving channel partner success in select vertical markets. We broaden our sales opportunities through focused business development initiatives with our technical ecosystem partners that extend the value of our solution. We believe that our sales process with multiple touch-points optimizes the success of our channel partners and increases the value of our solutions for subscribers.

Our marketing team is focused on empowering our channel partners to effectively promote and sell our solutions. We design, develop and provide end-to-end marketing services including tools and content for lifecycle marketing to help our service providers build awareness, create interest, activate subscribers, develop and maintain the ongoing subscriber relationship, increase subscriber engagement, and generate upsell and referral opportunities. While we offer tools and services to assist our channel partners when they are marketing to potential subscribers, we do not control or influence the marketing activities performed by our channel partners, as they are free to select the marketing tools they believe will be the most effective. Our contracts with our channel partners require that they comply with all applicable rules and laws when engaging in marketing activities. We also offer comprehensive training opportunities, including in-person training courses and an online learning management system.

We believe our sales and marketing approach enables us to expand our breadth of service providers, provide highly customized services and scale quickly.

Cybersecurity

The solutions we provide rely on technology and data, and cybersecurity is a crucial part of our business. We conduct our business primarily in the United States and are expanding internationally in various other countries. Expanding our international operations exposes us to additional risks, including increased exposure to cyber-attacks and additional stringent and evolving data privacy and security legislative regimes. We dedicate substantial resources to the protection of our data, systems, and infrastructure. We have implemented and continue to maintain a comprehensive information security program consisting of policies, procedures, and technology designed to maintain the privacy, security, and integrity of our data, confidential information, systems, and networks. Among other things, the program includes controls designed to limit and monitor access to our systems, networks, and data to prevent inappropriate or unauthorized access or modification, and monitor for threats or vulnerability. However, as cybersecurity threats continue to evolve and become more sophisticated, it is virtually impossible to entirely mitigate these risks and our information security measures may not be sufficient to prevent such security incidents. See “Risk Factors — If our or our third-party service providers’ security controls are breached, or if unauthorized or inadvertent access to customer or residential information or other data or to control or view systems is otherwise obtained, our products and solutions may be perceived as insecure, our business may be harmed, and we may incur significant liabilities.”

Controls

We have used accredited auditors to conduct internal control and information security audits (SAS 70, SSAE-16, SOC 2 Type 2) since at least 2009. These audits cover a wide variety of information security topics spanning, people, processes, and technology. The objectives of internal controls are to provide reasonable, but not absolute, assurance that controls are suitably designed and operating effectively to meet the AICPA Trust Services Criteria, that assets are protected from unauthorized use or disposition, and that processes and procedures are executed in accordance with management’s authorization and subscriber instructions. We have established and maintain controls designed to monitor compliance with established policies and procedures.

Product Security

Brivo uses encryption for “data in motion” across communications pathways between our SaaS solutions, hardware products, and subscriber browsers and mobile devices. We also encrypt “data at rest” in our application databases. In both cases, we aim to use the most recent versions of industry-standard Advanced Encryption Standard algorithms. For authentication of hardware devices, we also use digital certificates described by the ANSI X.509 specification for Public Key Infrastructure systems. Communications with subscriber browsers and mobile applications support TLS 1.3.

For data at rest in our databases, we use automated backups, read replicas, and snapshots. Formal data retention and disposal procedures are in place to guide the secure disposal of our and subscriber’s data.

We believe that secure software development practices are just as important as formal security audits and encryption technologies — if not more so. Our engineers are provided a secure development training curriculum specific to the programming language they use. This program trains on the Open Web Application Security Project Top 10 vulnerabilities and how to mitigate them through secure coding practices. Engineers have a plugin in their integrated development environment (“IDE”) to highlight security best practices or vulnerabilities that need to be remediated inline as they are writing code. Our security team and management tracks the progress of training and results of pre-production code scans.

We also believe that security measures must continually be put to the test in order to ensure that they are effective. Our testing consists of both penetration testing and static analysis of source code. We have contracted well-established third-party providers to conduct annual penetration tests of our applications and hardware. These tests aim to discover vulnerabilities through automated and manual testing and attempts to exploit these vulnerabilities to gain unauthorized access to data or systems. We also use static analysis, source component analysis, and dynamic analysis to identify any vulnerabilities within our products and services. Static analysis scans are done automatically with every build of our applications.

Policies

We maintain formal IT policies and procedures that describe acceptable use, access management, backups, disaster recovery, incident response, change management, and system security standards. All Brivo personnel are trained to adhere to the Brivo policies and procedures that define how services should be delivered.

Training

We provide security training for all employees during onboarding and once per calendar year thereafter. The program includes, but is not limited to, physical security, safety, account management, social engineering attacks, data classification and information handling, security policies, and how to report security events. The training is updated and delivered to employees and contractors once per calendar year via a training system with a test to assess comprehension.

Government Regulations

Our business, operations, and channel partners are subject to various U.S. federal, state and local data privacy laws and regulations, consumer protection laws, licensing regulations, and other laws and regulations, and to similar laws and regulations in the other countries in which we operate. Compliance with these laws, rules, and regulations has not had a material effect upon our capital expenditures, results of operations or competitive position. Nevertheless, compliance with existing or future governmental regulations, including those pertaining to global trade, business acquisitions, consumer protection and taxes, could have a material impact on our business in subsequent periods.

Employees and Human Capital Resources

As of September 30, 2021, we had 259 full-time employees, across our Bethesda, Maryland headquarters and Provo, Utah and Amsterdam, Netherlands offices. We also engage consultants and temporary employees from time to time.

A majority of our employees are engaged in engineering, software and product development, sales and related functions. To date, we have not experienced any work stoppages and consider our relationship with our employees to be strong. None of our domestic or international employees are subject to a collective bargaining agreement or represented by a labor union.

Properties

Our principal executive offices are located in Bethesda, Maryland, where we occupy facilities totaling approximately 23,000 square feet under a lease that expires on June 30, 2026. We use this facility for administration, sales and marketing, technology and development and professional services. We also lease two other offices in Provo, Utah and Amsterdam, Netherlands.

We intend to procure additional space as we add team members and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, are believed to, either individually or taken together, have a material adverse effect on our business, operating results, cash flows or financial condition. Regardless of the outcome, litigation has the potential to have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

BRIVO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Brivo believes is relevant to an assessment and understanding of Brivo’s results of operations and financial condition. The discussion should be read together with the historical audited annual financial statements as of and for the years ended December 31, 2020 and 2019 and unaudited interim condensed financial statements as of September 30, 2021 and the nine-month periods ended September 30, 2021 and 2020, and the related respective notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with Brivo’s unaudited pro forma financial information for the year ended December 31, 2020 and the nine months ended September 30, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Brivo’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or “Brivo” refer to the business of Brivo, Inc., a Nevada corporation, and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Brivo and its subsidiaries following the consummation of the Business Combination.

Overview

We are an enterprise software company that provides a comprehensive cloud-based digital platform for smart space applications that improve security, tenant experience, owner economics, and data insights for large enterprise, commercial, and multifamily properties operating at scale. Launched in 2001, our SaaS platform is now the digital foundation for subscriber facilities occupying over 300 million square feet of real estate at over 72,000 business locations in 42 countries. With its simple installation, high-reliability backbone and extensive network of connections to third-party applications, our SaaS platform has been unifying the security experience across physical access control, mobile credentials, video surveillance, identity federation, visitor management, intercoms, and elevator control for over 20 years.

We serve a large, diversified global subscriber base of more than 41,000 commercial accounts, 750 enterprise accounts, and 2,500 multifamily accounts as of September 30, 2021 through a team of more than 255 employees and the support of approximately 1,500 channel partners who provide local sales, service and installation services. We believe that our robust SaaS platform, 20 years of operating experience, innovative hardware products, and extensive network of channel partners position us as a leader in the connected property industry.

The full Brivo product ecosystem consists of our own SaaS services, mobile applications and connected hardware devices, plus a complementary selection of fully integrated third-party offerings such as video surveillance, smart locks, intercoms and numerous vertical software services that extend our subscriber solutions into multiple business domains. We design and build our own Brivo-branded access controllers, smart readers, touchless mobile credentials, visitor management kiosk, occupancy monitor, health and safety protocols and data analytics dashboard. All of these products and services — both ours and third-party — are delivered as a unified user experience in our SaaS platform and mobile applications.

We derive revenue from two primary sources (i) subscription agreements for our cloud-based SaaS platform services and (ii) the sale of hardware products. We principally sell our services and products to our channel partners who then resell such services and products principally to commercial and enterprise entities, which are the channel partners’ customers and whom we refer to as subscribers. We enter into master resale contracts with our channel patterns, authorized security services installers and providers that establish our pricing and terms for the sale of our subscription services and hardware products. These master resale contracts typically have an initial term of one year and automatically renew thereafter unless terminated by either party. Our channel partners typically enter into separate contracts with subscribers to resell our services and hardware products along with installation and maintenance services provided by the channel partners themselves.

The Business Combination

On November 10, 2021, Crown entered into the Business Combination Agreement with Brivo. The Business Combination Agreement provides for, among other things, (i) the merger of Merger Sub I with and into Brivo, with Brivo as the Surviving Corporation of the First Merger, and (ii) immediately following the First Merger and as part of the same overall transaction as the First

Merger, the Surviving Corporation will merge with an into Merger Sub II, with Merger Sub II continuing as the surviving entity of the Second Merger and, after giving effect to the Second Merger, Merger Sub II will be a wholly owned direct subsidiary of New Brivo.

Upon the Domestication, Crown will be renamed as Brivo, Inc. and upon Closing, the New Brivo Class A Common Stock and warrants will be listed on NYSE and trade under the ticker symbols “BRVS” and “BRVS WS,” respectively.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Brivo will be treated as the “acquiror” for accounting purposes and the Business Combination will be treated as the equivalent of Brivo issuing stock for the net assets of Crown, accompanied by a recapitalization. The net assets of Crown will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Brivo. The most significant changes in New Brivo’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at September 30, 2021) of between approximately $95.0 million, assuming maximum redemptions by Crown’s public shareholders while satisfying the minimum cash condition of $95.0 million being available for use by New Brivo after the Closing and approximately $302.0 million, assuming no redemptions by Crown public shareholders. Each redemption scenario includes $75.0 million in gross proceeds from the Convertible Debt Financing to be consummated substantially simultaneously with the closing of the Business Combination, offset by additional transaction costs for the Business Combination. The total estimated transaction costs for the Business Combination are to be paid on or about Closing approximate $38.7 million, inclusive of deferred underwriter fees related to Crown’s initial public offering of approximately $9.7 million that will be paid at the close of the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.” New Brivo’s cash on hand after giving effect to these transactions will be used for general corporate purposes, including investments in sales and marketing efforts, expansion of Brivo’s channel partner network, advancement of research and development efforts, general and administrative matters, and capital expenditures. New Brivo may also use the proceeds for the acquisition of, or investment in, technologies, solutions, or businesses that complement its business.

Public Company Costs

Subsequent to the Business Combination, New Brivo is expected to continue as an SEC-registered and NYSE-listed company. We expect to hire additional staff and implement new processes and procedures to address public company requirements. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external costs for investor relations, accounting, audit, legal and other functions.

Impact of COVID-19

The ongoing COVID-19 pandemic and resulting social distancing, shelter-in-place, quarantine and similar governmental orders put in place around the world have caused widespread disruption in global economies, productivity and financial markets and have materially altered the way in which we conduct our day-to-day business. We have followed U.S. guidance to protect our employees and operations during the pandemic and have implemented a remote environment for our business. We are currently deploying remote working environments and hybrid work models in our offices and sales locations. We will continue to consider all local governments' guidelines in reopening our offices, with the health and safety of our employees, customers and partners being our top priority. Given the uncertainty regarding the spread and severity of COVID-19 (including its novel variants) and the adverse effects on the global economy, the related long term financial impact on our business cannot be accurately predicted at this time, but the pandemic and actions taken in response to the pandemic could materially adversely impact our business, results of operations and financial results. For example, in addition to the negative effect of the COVID-19 pandemic on our business describe below, negative economic conditions may cause customers generally to reduce their spending, delay or cancel projects, choose to focus on in-house development efforts or seek to lower their costs by renegotiating or terminating existing agreements. We continue to monitor the rapidly evolving situation and guidance from the authorities and local public health officials and as a result may take additional action.

The timing of channel partner orders for both hardware products and subscription services and our ability to fulfil hardware orders has been impacted by various COVID-19 related government mandates in the U.S. and globally. We have also witnessed certain current and prospective channel partners delaying purchases based on budget constraints or project delays related to COVID-19. In addition, we experienced certain production delays as a result of the effects on COVID-19 on our sourcing, manufacturing and logistics channels as well as the availability of third-party products that we resell in addition to or own manufactured products.

Demand for our products in the year ended December 31, 2020 was less than we had anticipated.

In addition, our revenue projections for the Parakeet Acquisition were less than we had anticipated at the time of acquisition, as we did not anticipate the COVID-19 pandemic and the significant adverse impact COVID-19 would have on the vacation rental market. Parakeet’s then existing customer base and potential new customers were comprised primarily of vacation rental customers.

We believe that this slowing in demand was, in part, the result of our channel partners and their end-users being impacted by COVID-19.

In addition to the potential direct impacts to our business, the national economy has been, and is likely to continue to be, significantly weakened as a result of the actions taken in response to COVID-19, and future government intervention remains uncertain. A weakened national economy may result in decreased demand for our products.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the existence of any additional waves of the COVID-19 pandemic, the extent and effectiveness of containment actions, progress towards widespread rapid testing, effective treatment alternatives and the success and timing of vaccination efforts, and the impact of these and other factors on our employees, players and business partners. If we are not able to respond to and manage the impact of such events effectively, our business may be harmed.

Key Factors Affecting our Performance

We believe that our future success will be dependent on many factors, including those further discussed below. Our future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including our ability to expand our channel partner network in a cost-effective manner, broaden the suite of our products and services to generate increased revenue and provide high quality SaaS solutions and hardware products to maximize revenue. We seek to provide SaaS solutions and hardware products through the following:

Investing in R&D. Our performance is significantly dependent on the investments we make in research and development, including our ability to attract and retain highly skilled research and development personnel. We must continually develop and introduce innovative new software services and hardware products, integrate with third-party products and services, mobile applications and other new offerings. If we fail to innovate and enhance our products, our market position and revenue may be adversely affected.

Product introductions and expansion of existing product portfolio. We will need to expend additional resources to continue introducing new products, features and functionality to enhance the value of our SaaS solutions and other products. In the future, we intend to continue to release new products and solutions and enhance our existing products and solutions, and we expect that our operating results will be impacted by these releases.

Category adoption, expansion of total addressable market and market growth. Our future growth depends in part on the continued adoption of connected property solutions and expansion into new international markets. We believe there is an opportunity to significantly increase the adoption of our solutions as more residential and commercial property owners adopt intelligently connected property solutions and as the major technology trends of mobile access, the IoT, big data and cloud technology continue to create opportunities to connect people with their properties in new ways. However, if we are unable to increase market-wide awareness and adoption of our connected property solutions and expand internationally, our market position and revenue may be adversely affected.

Key Business Metrics

In addition to our GAAP financial information, we review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. The tables below reflect certain key metrics for the periods indicated:

	As of: September 30,		As of: December 31,
	2021	2020	2020	2019
Channel Partners	1,477	1,204	1,272	977
Subscribers	44,786	39,198	40,395	36,544
Doors / Readers	337,503	281,844	293,764	249,208
ARPA (monthly)	$60	$56	$57	$52

	Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2020	2019
	(in thousands)		(in thousands)
Annual Recurring Revenue	$32,397	$26,224	$27,676	$22,953
Adjusted EBITDA	$2,342	$6,915	$8,473	$4,527

Channel Partners. We principally sell our SaaS services and hardware products to our channel partners at the wholesale level, who then resell them at retail levels to end-users and whom we refer to as subscribers. Our channel partners provide local sales, service and installation services and are key in driving the adoption of our connected home and commercial solutions. We also sell direct to certain subscribers and include them in our channel partner counts. As a result, the number of channel partners is an important operating metric that we use in connection with evaluating and managing our business.

Subscribers. Our platforms currently support thousands of subscription accounts across enterprise, commercial and multifamily verticals. We define the number of subscribers as the number of activated revenue generating accounts to which we are delivering at least one of our solutions. We believe that the number of subscribers is an indicator of our market penetration and the growth of our business.

Doors / Readers. Our primary subscription service is based upon the managed entry points such as doors, turnstiles, elevators, garages, gates and other types of physical entry mechanisms to gain entry access to a given facility. We have historically called these units collectively doors or readers. We believe that the number of doors / readers is an indicator of our product and services adoption and the growth of our business.

Annual recurring revenue. We use Annual Recurring Revenue (“ARR”), to assess the general health and trajectory of our subscription services revenue. ARR is defined as the annualized value of our period ending monthly subscription services revenue. ARR is not a forecast of future revenue as it represents a historical single point in time metric.

ARPA (monthly). We use Average Revenue Per Account (“ARPA”), to assess the general health and trajectory of our subscription services revenue at the subscriber level. ARPA (monthly) is defined as our monthly subscription services revenue divided by the total number of our subscribers for the month.

Adjusted EBITDA. We define adjusted EBITDA as net income (loss) excluding, interest and income tax expense, depreciation and amortization, and stock-based compensation. We include adjusted EBITDA because it is an important measure upon which our management assesses our operating performance. We also consider adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. Adjusted EBITDA is a non-U.S. GAAP financial measure and is not prepared in accordance with, and is not an alternative for, generally accepted accounting principles and may be different from a measure of profit or cash flow as determined under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Non-U.S. GAAP Financial Measures

We utilize financial measures that are not calculated based on U.S. GAAP. Some of these financial measures are considered “non-U.S. GAAP” financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC. We believe that non-U.S. GAAP financial measures provide an additional way of viewing aspects of our operations that, when viewed with the U.S. GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business. These non-U.S. GAAP financial measures are also used by our management to evaluate financial results and to plan and forecast future periods. However, non-U.S. GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with U.S. GAAP. Non-U.S. GAAP financial measures used by us may differ from the non-U.S. GAAP measures used by other companies, including our competitors.

To supplement our consolidated financial statements presented on a U.S. GAAP basis, we disclose Adjusted EBITDA as this is a performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes and investment decision support.

Our definition of Adjusted EBITDA may differ from the definition used by other companies and therefore comparability may be limited. In addition, other companies may not publish this or similar metrics. Thus, our non-U.S. GAAP financial measures should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with U.S. GAAP, such as net loss and loss from operations.

The following table provides a reconciliation of net (loss)/income, the most closely comparable U.S. GAAP financial measure, to Adjusted EBITDA for the nine months ended September 30, 2021 and 2020, and fiscal years ended December 31, 2020 and 2019:

	Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2020	2019

	(in thousands)		(in thousands)
Net (loss)/income	$(3,918)	$1,702	1,041	(1,248)
Interest expense	692	803	1,161	764
Income tax provision	—	2	24	16
Depreciation and amortization	5,368	4,177	5,920	4,770
Stock-based compensation expense	200	231	327	225
Adjusted EBITDA	$2,342	$6,915	$8,473	$4,527

Components of Results of Operations

Revenue.

We derive revenue from two primary sources (i) subscription agreements for our cloud-based SaaS platform services and (ii) the sale of hardware products. We principally sell our services and products to our channel partners who then resell such services and products principally to commercial and enterprise entities, which are the channel partners’ customers and whom we refer to as subscribers. We enter into master resale contracts with our channel patterns, authorized security services installers and providers that establish our pricing and terms for the sale of our subscription services and hardware products. These master resale contracts typically have an initial term of one year and automatically renew thereafter unless terminated by either party. Our channel partners typically enter into separate contracts with subscribers to resell our services and hardware products along with installation and maintenance services provided by the channel partners themselves.

The sale of our cloud-based subscription services and the sale of hardware and other revenues are separate transactions and are considered separate performance obligations. Revenue is recognized when control of the promised goods or services are transferred to our channel partners or subscribers, in an amount that reflects the consideration that we expect to receive in exchange for those goods and/or services. Revenue is recognized at an amount that corresponds directly with the value of the performance completed to date.

To determine the transaction price, we analyze the performance obligations included in the applicable contract. We consider the terms of the contract and our customary business practices, which typically do not include financing components or non-cash consideration.

Subscription revenue

Our channel partners transact with us to purchase our subscription services for resale to subscribers. Our channel partners establish each subscriber’s account within our cloud-based platform, enabling the subscriber to access, administer and utilize the subscribed services commencing upon registration. The purchase of subscription services commences upon the channel partner’s registration and/or activation of the subscriber accounts and the underlying devices within each account. Our performance obligation related to providing our cloud-based solutions is satisfied on a daily basis over the service period as the subscribers receive and consume benefits provided by our performance of the services as such services are rendered.

SaaS revenue is generated from monthly fees invoiced to our channel partners based on subscriber account activity. Monthly fees are fixed based on the service plan, features and number of devices within each subscriber account charged to the channel partner. As a result, we recognize revenue from SaaS services on a monthly basis as we satisfy our performance obligations. We have demonstrated that we can sell our SaaS offering on a stand-alone basis, as it is sold separately from hardware and other services.

Subscription revenue recognized in a period is based on the aggregate subscriber base SaaS services and fees in place. Incremental subscription revenues from new subscriber accounts and the net changes within existing subscriber accounts contribute to the cumulative growth in the aggregate subscriber base and the resultant revenues and ARR over time.

Hardware and other revenue

Hardware products we sell include access control panels and readers, locks, physical credentials, cellular radio modules, video surveillance bridges, video cameras and other security related peripherals. Our channel partners typically purchase our hardware in advance of reselling to subscribers and then install the hardware in a commercial or enterprise property for either a new subscriber account or for use in existing subscriber property. The purchase of hardware occurs in a transaction that is separate and independent from any potential subscription of our cloud-based services. The hardware sale performance obligation is satisfied when the hardware is shipped to our channel partners or subscribers, at which time our channel partners or subscribers obtain control of the hardware. Shipment of hardware products is free on board shipping point and we have elected to account for shipping and handling costs as a fulfilment cost rather than as a promised service, and accordingly, we do not treat shipment as a distinct performance obligation.

Amounts due from the sale of hardware are payable in accordance with the terms of our agreements with our channel partners and are not contingent upon resale to subscribers. Payment for hardware sales is typically due within 30 days from shipment. When determining the amount of consideration we expect to be entitled to for the sale of our hardware, we estimate the variable consideration associated with potential returns. Additionally, the consideration received from hardware sales corresponds directly with the stand-alone selling price of the hardware.

Hardware and other revenue is recognized in the period the sales and fulfilment take place and is comprised primarily of sales of hardware associated with new subscriber accounts. Accordingly, hardware revenue from individual channel partners may vary widely period to period as new subscriber accounts are originated while the aggregate volume of hardware and other revenue across the entire channel partner base diversifies the impact of any one channel partner or subscriber.

Cost of Revenues

Subscription revenue. Cost of subscription revenue consists primarily of direct costs of third-party hosting of our cloud-based services platform and associated costs including security and event management services and applications. We also incur costs of revenues for third-party software applications including video surveillance that we have integrated into our platform and resale to our channel partners and subscribers. We expect cost of subscription revenue to increase in absolute dollars in future periods as we serve an increasing number of subscribers, as subscribers upgrade their service levels and/or quantity of subscribed devices and the introduction of new services into our platform.

Hardware and other revenue. Cost of hardware and other revenue consists primarily of direct costs of proprietary products we have manufactured for us and additional hardware products and supplies purchased from third-party providers that we resale to our channel partners and subscribers. Also included are shipping and customs expenses and personnel costs (including salaries, bonuses, benefits and payroll taxes) for the personnel providing other revenue generating professional services to our channel partners and subscribers. We expect cost of hardware and other revenue to increase in absolute dollars in future periods as we serve an increasing number of new subscribers and as existing subscribers upgrade their service levels and upgrade their underlying hardware to enable added features and security measures we plan to develop.

Operating Expenses

Sales and Marketing Expense. Sales and marketing expense consists primarily of personnel and related expenses for our sales and marketing teams, including salaries, bonuses, commissions, payroll taxes, benefits, stock-based compensation and travel. Our sales and marketing teams engage in sales, acquisition of new channel partners and subscribers, account management, channel partner success and support, advertising, promotion of our products and services, lead generation and marketing. Also included are costs for training, trade shows and partner events, conferences, advertising, professional fees, rent and software applications. We expect our sales and marketing expense to increase in absolute dollars as we continue to expand our sales team and marketing activities both domestically and internationally. Additionally, we anticipate increasing sales and channel partner support, vertical sales expansion, subscriber upgrade promotions and further development of our growing channel partners and subscribers.

Research and Development Expense. Research and development expense consists primarily of personnel and related expenses for our product development, software and hardware engineering, and product management teams, including salaries, bonuses, payroll taxes, benefits and stock-based compensation. Also included are costs for consulting and professional fees for third-party development resources, rent, cloud-based development environments and software application tools. Our research and product development efforts are focused on innovating new products, features and expansion of our service platform and to integrate new products and services we may not build ourselves. We expect research and development expenses to increase in absolute dollars as we increase our investment in product and service development to broaden the capabilities of our solutions and introduce new products, services and features.

General and Administrative Expenses. General and administrative expense consists primarily of personnel and related expenses for our administrative, human resources, enterprise technology, accounting and finance teams, including salaries, bonuses, payroll taxes, benefits and stock-based compensation. Also included are various professional fees such as legal fees, audit and tax services and enterprise software applications, rent and insurance expenses. We expect general and administrative expenses to increase in absolute dollars in support of our company-wide expansion in personnel and operations both domestically and internationally. Further incremental expenses will be incurred as we plan to operate as a public company with the additional legal, finance, accounting, insurance, regulatory and reporting requirements.

Depreciation and Amortization. Depreciation and amortization expense consists primarily of amortization of acquired intangible assets recorded in connection with the purchase accounting of our acquisition by Brivo, Inc. in May 2015 as well as from our capitalized internal-use software development expense. We expect depreciation and amortization expense to increase in absolute dollars as we continue to build out our platform and amortize the capital expenditures we incur to develop and introduce new products and significant new features.

Results of Operations

The following table sets forth our consolidated statements of operations data for the nine months ended September 30, 2021 and 2020 and the years ended December 31, 2020 and 2019. The results of operations presented below should be read together with the consolidated financial statements and related notes included elsewhere in this prospectus. The period-to-period comparisons of operating results is not necessarily indicative of results that may be expected in the future.

	Nine Months Ended September 30,		% of Total Revenues		Years Ended December 31,		% of Total Revenues
	2021	2020	2021	2020	2020	2019	2020	2019

	(in thousands)				(in thousands)
Revenues
Subscription revenue	$22,639	$18,679	42%	44%	$25,489	$20,975	44%	41%
Hardware and other revenue	31,049	23,318	58%	56%	31,932	30,230	56%	59%
Total revenues	53,688	41,997	100%	100%	57,421	51,205	100%	100%
Cost of revenues
Subscription revenue	6,977	5,066	13%	12%	7,118	5,342	12%	10%
Hardware and other revenue	15,398	11,309	29%	27%	16,128	13,270	28%	26%
Total cost of revenues	22,375	16,375	42%	39%	23,246	18,612	40%	36%
Operating expenses
Sales and marketing	15,448	11,429	29%	27%	15,064	14,609	26%	29%
Research and development	7,973	5,409	15%	13%	6,972	7,341	12%	14%
General and administrative	5,747	5,583	11%	13%	7,476	6,329	13%	12%
Depreciation and amortization	5,368	4,177	10%	10%	5,920	4,770	10%	9%
Total operating expenses	34,536	26,598	64%	63%	35,432	33,049	62%	65%
Loss from operations	(3,223)	(976)	-6%	-2%	(1,257)	(456)	-2%	-1%
Other income (expense), net
Interest expense	(692)	(803)	-1%	-2%	(1,161)	(764)	-2%	-1%
Foreign exchange transaction loss	(3)	(2)	0%	0%	(2)	(12)	0%	0%
Other income	—	3,485	0%	8%	3,485	—	6%	0%
(Loss)/income before income taxes	(3,918)	1,704	-7%	4%	1,065	(1,232)	2%	-2%
Income tax provision	—	2	0%	0%	24	16	0%	0%
Net (loss)/income	$(3,918)	$1,702	-7%	4%	$1,041	$(1,248)	2%	-2%

Comparison of the Nine Months Ended September 30, 2021 and 2020 and the Years Ended December 31, 2020 and 2019

Revenue

	Nine Months Ended September 30,				Years Ended December 31,
	2021	2020	Change $	Change %	2020	2019	Change $	Change %

	(in thousands)				(in thousands)
Revenues
Subscription revenue	$22,639	$18,679	$3,960	21%	$25,489	$20,975	$4,514	22%
Hardware and other revenue	31,049	23,318	7,731	33%	31,932	30,230	1,702	6%
Total revenues	$53,688	$41,997	$11,691	28%	$57,421	$51,205	$6,216	12%

Comparison of nine months ended September 30, 2021 and September 30, 2020

The increase in subscription revenues resulted primarily from the increased number of cumulative subscriber accounts to 44,786 as of September 30, 2021 compared to 39,198 as of September 30, 2020, representing an increase of approximately 5,600 subscribers, or 14%, during these periods. ARR from subscription services increased to $32.4 million as of September 30, 2021 from $26.2 million, or 24%, as of September 30, 2020. ARR is not a forecast of future revenue as it represents a historical single point in time metric.

The increase in hardware and other revenue was primarily due to the increased hardware sales in support of the increased cumulative subscriber base and new subscriber accounts activated during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. As a result of a larger hardware and other revenue increase as compared to subscription revenue, hardware and other revenues increased to 58% of total revenues for the nine months ended September 30, 2021, from 56% of total revenues for the nine months ended September 30, 2020.

Comparison of years ended December 31, 2020 and December 31, 2019

The increase in subscription revenues resulted primarily from the increased number of cumulative subscriber accounts to 40,395 as of December 31, 2020 compared to 36,544 as of December 31, 2019, representing an increase of approximately 3,900 subscribers, or 11%, during these periods. The Parakeet Acquisition contributed $0.4 million of subscription revenues in the year ended December 31, 2020. As a result of larger subscription revenues as compared to hardware and other revenues, subscription revenues increased to 44% of total revenues for the year ended December 31, 2020, from 41% of total revenues for the year ended December 31, 2019. ARR from subscription services increased to $27.7 million for the year ended December 31, 2020, from $23.0 million, or 21%, for the year ended December 31, 2019.

The increase in hardware and other revenue was primarily due to the increased hardware sales in support of the increased cumulative subscriber base and new subscriber accounts activated during 2020 compared to 2019, including $0.9 million in hardware sales attributable to the Parakeet Acquisition during 2020.

Cost of Revenues

	Nine Months Ended September 30,				Years Ended December 31,
	2021	2020	Change $	Change %	2020	2019	Change $	Change %

	(in thousands)				(in thousands)
Cost of revenues(1)
Subscription revenue	$6,977	$5,066	$1,911	38%	$7,118	$5,342	$1,776	33%
Hardware and other revenue	15,398	11,309	4,089	36%	16,128	13,270	2,858	22%
Total cost of revenues	$22,375	$16,375	$6,000	37%	$23,246	$18,612	$4,634	25%
% of total revenue	42%	39%			40%	36%
(1)	Excludes amortization and depreciation shown in operating expenses.

Comparison of nine months ended September 30, 2021 and September 30, 2020

As a percentage of total revenue, our total costs of revenue increased to 42% for the nine months ended September 30, 2021, from 39% for the nine months ended September 30, 2020.

The increase in cost of subscription revenue is due to the growth in the number of cumulative subscriber accounts and aggregate number of devices subscribed to Brivo’s services for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020.

The increase in cost of hardware and other revenue was primarily due to an increase in the volume of hardware product shipped and the mix of hardware products sold, including an increase in sales of third-party hardware products during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020.

Comparison of years ended December 31, 2020 and December 31, 2019

As a percentage of total revenue, our total costs of revenue increased to 40% for the year ended December 31, 2020, from 36% for the year ended September 30, 2019. The increase in cost of revenue resulted primarily from an increase in the costs of subscription services and hardware and other revenue costs in 2020.

The increase in cost of subscription revenue is due to the growth in the number of cumulative subscriber accounts and aggregate number of devices subscribed to Brivo’s services in 2020.

The increase in cost of hardware and other revenue was primarily due to an increase in the volume of hardware product shipped and the mix of hardware products sold, including an increase in third-party hardware products in 2020.

Operating Expenses

	Nine Months Ended September 30,				Years Ended December 31,
	2021	2020	Change $	Change %	2020	2019	Change $	Change %

	(in thousands)				(in thousands)
Operating expenses:
Sales and marketing	$15,448	$11,429	$4,019	35%	$15,064	$14,609	$455	3%
Research and development	7,973	5,409	2,564	47%	6,972	7,341	(369)	-5%
General and administrative	5,747	5,583	164	3%	7,476	6,329	1,147	18%
Depreciation and amortization	5,368	4,177	1,191	29%	5,920	4,770	1,150	24%
Total operating expenses	$34,536	$26,598	$7,938	30%	$35,432	$33,049	$2,383	7%

Comparison of nine months ended September 30, 2021 and September 30, 2020

Sales and marketing expenses increased primarily from $1.3 million in higher personnel-related expenses due to an increase of 53 employees in our sales and marketing employee headcount, an increase in the tradeshows and conferences attended and travel expenses incurred during the nine months ended September 30, 2021.

Research and development expenses increased primarily from $1.7 million in higher personnel-related expenses due to an increase in engineering headcount and external development teams as we invested in our subscription services, hardware products and security protocols, including the integration of Parakeet’s research and development personnel and service offerings into our own during the nine months ended September 30, 2021.

General and administrative expenses increased primarily from $0.3 million in higher recruiting, human resources and training and development personnel-related expenses in support of our overall growth during the nine months ended September 30, 2021. We expect these expenses to continue increasing as we become a public company.

Depreciation and amortization expenses increased primarily from the amortization of increased capitalized software development costs placed into service during the nine months ended September 30, 2021.

Comparison of years ended December 31, 2020 and December 31, 2019

Sales and marketing expenses increased primarily from $0.8 million in higher personnel-related expenses due to increases in our sales and marketing headcount which were partially offset by a decrease in tradeshows and conferences attended and travel expenses incurred in 2020.

Research and development expenses decreased primarily from $0.2 million in lower personnel-related expenses due to a decrease in our engineering headcount in 2020.

General and administrative expenses increased primarily from $1.1 million in higher personnel-related expenses due to an increase in employees and consultants in our administrative teams, acquisition related costs of $0.2 million attributable to the Parakeet Acquisition and increased employee technology support to enable company-wide remote work in 2020. We expect these expenses to continue increasing as we become a public company.

Depreciation and amortization expenses increased primarily from the amortization of increased capitalized software development costs placed into service in 2020.

Other Income (Expenses)

	Nine Months Ended September 30,				Years Ended December 31,
	2021	2020	Change $	Change %	2020	2019	Change $	Change %

	(in thousands)				(in thousands)
Other income (expense):
Interest expense	$(692)	$(803)	$111	-14%	(1,161)	(764)	$(397)	52%
Foreign exchange transaction loss	(3)	(2)	(1)	50%	(2)	(12)	10	-83%
Other income	—	3,485	(3,485)	-100%	3,485	—	3,485	N/A
Income tax provision	—	(2)	2	-100%	(24)	(16)	(8)	50%
Total other (expense) income	$(695)	$2,678	$(3,373)	-126%	$2,298	$(792)	$3,090	-390%

Comparison of nine months ended September 30, 2021 and September 30, 2020

Interest expense decreased by $0.1 million, or 14%, to $0.7 million for the nine months ended September 30, 2021, from $0.8 million for the nine months ended September 30, 2020, due to decreased standby letter of credit expenses.

Foreign exchange losses and income tax provision expenses are immaterial and remained essentially unchanged for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020.

Other income decreased by $3.5 million, or 100%, to $0 for the nine months ended September 30, 2021, from $3.5 million for the nine months ended September 30, 2020, due to the non-recurring nature of the $3.5 million PPP Funds we received in April 2020 under the U.S. Small Business Administration Paycheck Protection Program.

Comparison of years ended December 31, 2020 and December 31, 2019

Interest expense increased by $0.4 million, or 52%, to $1.2 million in 2020, from $0.8 million in 2019, due to the increase in principal outstanding under our credit facility.

Foreign exchange losses and income tax provision expenses are immaterial and remained essentially unchanged in 2020 as compared to 2019.

Other income increased to $3.5 million, or 100%, for the year ended December 31, 2020, from $0 in 2019, due to the non-recurring nature of the $3.5 million of PPP Funds we received in April 2020, and ultimately 100% forgiven in August 2021.

Liquidity and Capital Resources

General

As of September 30, 2021, we had $1.4 million of available cash on hand. We have historically financed our operations through cash generated by operating activities and, to a lesser extent, through debt financings under our revolving credit facilities. We have primarily reinvested in developing our subscription services platform and hardware products and firmware, while using the Parakeet Acquisition to complement our own subscription products and services.

Indebtedness

On May 7, 2020, we refinanced our then existing $15.0 million credit facility by entering into a new $15.0 million revolving loan agreement (the “Loan Agreement”) with a maturity date of May 7, 2022. The Loan Agreement is secured by substantially all of our assets and requires us to maintain certain financial covenants. Advances may be drawn on the Loan Agreement up to the lesser of $15.0 million, or the borrowing limit based on accounts receivable and eligible recurring subscription services revenue. Interest on outstanding balances accrues based on the Wall Street Journal Prime Rate plus a margin of 1.75% and is payable monthly in arrears.

We amended our Loan Agreement in April 2021 to increase our total credit limit to $20.0 million, and in October 2021, we amended the Loan Agreement financial covenants to accommodate our planned increase in operating and capital expenditures in anticipation of entering into the Business Combination Agreement. As of September 30, 2021, the outstanding principal balance under the Loan Agreement was $12.0 million. Prior to the closing of the Business Combination we expect to pay any outstanding balance under the Loan Agreement and terminate such agreement.

On April 10, 2020, we received $3.5 million in PPP Funds and utilized those funds in full towards eligible payroll costs to retain employees in accordance with the program guidelines. The PPP Funds were ultimately 100% forgiven by the U.S. Small Business Administration in August 2021.

Cash Flows

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the periods presented.

	Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2020	2019

	(in thousands)		(in thousands)
Net cash provided by operating activities	$1,412	$3,176	$5,182	$2,101
Net cash used in investing activities	(3,844)	(4,860)	(6,119)	(4,900)
Net cash provided by financing activities	2,069	836	808	3,010
Net decrease in cash	$(363)	$(848)	$(129)	$211

Operating Activities

Cash flows provided by operating activities are derived from our net income or loss and the changes in our operating assets and liabilities, principally from accounts receivable, inventory and accounts payable and adjustments for non-cash expenses primarily from depreciation and amortization.

Nine months ended September 30, 2021 and 2020

For the nine months ended September 30, 2021, the net cash provided by operating activities was $1.4 million. The net loss for the nine months ended September 30, 2021, was $3.9 million, and included $5.5 million of depreciation and amortization as the primary non-cash adjustment for the period. Total changes in assets and liabilities for the nine months ended September 30, 2021, was a net use of $0.3 million principally from increases in accounts receivable of $2.6 million and in prepaid expenses and other current assets of $2.5 million, partially offset by a decrease in inventory of $1.6 million and an increase in accounts payable and accrued liabilities of $3.0 million. The accounts receivable increase was due to increased revenue and the increase in prepaid expense and other current assets was principally due to $0.9 million of deferred financing costs related to the Business Combination and $1.0 million in increased deposits for placed inventory manufacturing orders. During the nine months ended September 30, 2021, we utilized our built-up inventory balances as of December 31, 2020 before placing additional orders.

For the nine months ended September 30, 2020, the net cash provided by operating activities was $3.2 million. The net income for the nine months ended September 30, 2020 of $1.7 million included $4.2 million of depreciation and amortization as the primary non-cash adjustment for the period. Total changes in assets and liabilities for the nine months ended September 30, 2020, was a net use of $3.2 million principally from increases in inventory of $3.3 million and in accounts receivable of $1.0 million, partially offset by a decrease in accounts payable and accrued liabilities of $0.7 million. During the nine months ended September 30, 2020, we invested in higher levels of inventory than historically maintained to minimize the risk of running out of stock due to parts shortages or shipping delays. During the nine months ended September 30, 2020, we received $3.5 million from the PPP Funds and used those funds for operating expenses to cover payroll costs to retain employees in accordance with the program guidelines.

Years ended December 31, 2020 and 2019

In 2020, the net cash provided by operating activities was $5.2 million. In 2020, net income was $1.0 million, and included $6.0 million of depreciation and amortization as the primary non-cash adjustment for the period. Total changes in assets and liabilities in 2020 was a net use of $2.6 million principally from increases in accounts receivable of $1.2 million and in inventory of $4.8 million, partially offset by an increase in accounts payable and accrued liabilities of $2.8 million. During 2020, we invested in higher levels of inventory than historically maintained to minimize the risk of running out of stock due to parts shortages or shipping delays. During 2020, we received $3.5 million in PPP Funds and used those funds for operating expenses to cover payroll costs to retain employees in accordance with the program guidelines.

In 2019, the net cash provided by operating activities was $2.1 million. In 2019, net loss was $1.2 million, and included $4.8 million of depreciation and amortization as the primary non-cash adjustment for the period. Total changes in assets and liabilities in 2019, was a net use of $1.9 million principally from increases in accounts receivable of $1.6 million and in inventory of $0.7 million, partially offset by an increase in accounts payable and accrued liabilities of $0.9 million.

Investing Activities

Nine months ended September 30, 2021 and 2020

For the nine months ended September 30, 2021, the net cash used in investing activities was $3.9 million and is principally comprised of $3.1 million of capitalized costs directly related to the development of our internal-use software pertaining to our subscription services platform and $0.8 million in office and facility equipment purchases.

For the nine months ended September 30, 2020, the net cash used in investing activities was $4.9 million and is principally comprised of $3.8 million of capitalized costs directly related to the development of our internal-use software pertaining to our subscription services platform. During the nine months ended September 30, 2020, we invested $0.3 million cash in the Parakeet Acquisition and $0.7 million in office and facility equipment purchases.

Years ended December 31, 2020 and 2019

In 2020, the net cash used in investing activities was $6.1 million and is principally comprised of $4.9 million of capitalized costs directly related to the development of our internal-use software pertaining to our subscription services platform. During 2020, we invested $0.3 million cash in the Parakeet Acquisition and $0.9 million in office and facility equipment purchases.

In 2019, the net cash used in investing activities was $4.9 million and is principally comprised of $4.4 million of capitalized costs directly related to the development of our internal-use software pertaining to our subscription services platform and $0.5 million in office and facility equipment purchases.

Financing Activities

Nine months ended September 30, 2021 and 2020

For the nine months ended September 30, 2021, the net cash provided by financing activities was $2.1 million and is principally the result of $2.0 million of borrowings from our credit facility to meet working capital needs.

For the nine months ended September 30, 2020, the net cash provided by financing activities was $0.8 million and is primarily the result of $3.0 million of net borrowings from our refinanced credit facilities, partially offset by the use of $2.0 million under the refinanced credit facility to buy back Brivo Class A Common Stock issued in the Parakeet Acquisition to the founder and seller of Parakeet.

Years ended December 31, 2020 and 2019

In 2020, the net cash provided by financing activities was $0.8 million and is primarily the result of $3.0 million of net borrowings from our refinanced credit facilities, partially offset by the use of $2.0 million under the refinanced credit facility to buy back Brivo Class A Common Stock issued in the Parakeet Acquisition to the founder and seller of Parakeet.

In 2019, the net cash provided by financing activities was $3.0 million and is principally the result of a $3.0 million of borrowings from our credit facility to meet working capital needs.

Foreign Currency Exchange Risk

Our consolidated results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue and operating expenses are transacted in U.S. dollars. Approximately 2% of our revenues are from customers located outside the United States and whose revenue may be denominated in a currency other than the U.S. dollar. Brivo’s European sales subsidiary has its local currency as its functional currency. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign currency exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any currency hedging strategies and we will continue to reassess our approach to manage our currency risk relating to fluctuations in currency exchange rates.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2021.

JOBS Act

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. For as long we are an emerging growth company, we intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

Critical Accounting Policies

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP and the rules and regulations of the SEC. The consolidated financial statements include the accounts of Brivo and its wholly owned subsidiaries and all intercompany balances and transactions have been eliminated in consolidation. The preparation of our consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying disclosures. We consider an accounting policy and estimates to be critical if: (1) we must make assumptions that were uncertain when the estimate was made: and (2) changes in the estimate, or selection of a different estimate methodology could have a material effect on our consolidated results of operations or financial condition.

While we believe that our estimates, assumptions and judgments are reasonable, they are based on information available when the estimate or assumption was made. Actual results may differ significantly. Additionally, changes in assumptions, estimates or assessments due to unforeseen events or otherwise could have a material impact on our financial position or results of operations.

The critical accounting estimates, assumptions and judgments we believe to have the most significant impact on the audited annual consolidated financial statements are described below. See Note 2 to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to critical accounting estimates and significant accounting policies.

Revenue Recognition.

We derive revenue from two primary sources (i) subscription agreements for our cloud-based SaaS platform services and (ii) sale of hardware products. We principally sell our services and products to channel partners who then resell such services and products to commercial and enterprise entities, which are the channel partners’ customers and whom we refer to as subscribers. We enter into master resale contracts with our channel partners, authorized security services installers and providers that establish our pricing terms for the sale of our subscription services and hardware products. These master resale contracts typically have an initial term of one year and are automatically renewed annually thereafter unless terminated by either party. Our channel partners  typically enter into separate contracts with subscribers to resell our services and hardware products along with installation and maintenance services provided by the resellers themselves.

As we sell our SaaS subscription offering on a stand-alone basis separate from hardware and other services, the purchase of our cloud-based solutions and the purchase of hardware are separate transactions and are considered separate performance obligations. Revenue is recognized when control of the promised goods or services are transferred to our channel partners or subscribers, in an amount that reflects the consideration that we expect to receive in exchange for those goods and/or services. Revenue is recognized at an amount that corresponds directly with the value of the performance completed to date.

To determine the transaction price, we analyze the performance obligations included in the applicable contract. We consider the terms of the contract and our customary business practices, which typically do not include financing components or non-cash consideration.

Subscription Revenue

Our channel partners transact with us to purchase our subscription services for resale to subscribers. Our channel partners establish each subscriber’s account within our cloud-based platform, enabling the subscriber to access, administer and utilize the subscribed services commencing upon registration. The purchase of subscription services commences upon the channel partner’s registration and/or activation of the subscription accounts and the underlying devices within each account. Our performance obligation related to providing our cloud-based solutions is satisfied on a daily basis over the service period as the subscribers receive and consume benefits provided by our performance of the services as such services are rendered.

SaaS revenue from subscription services is invoiced to our channel partners monthly based on subscriber account activity. Payment for subscription services is typically due within 30 days from the date of the invoice. Monthly fees are fixed based on the service plan, features and number of devices within each subscriber’s account charged to the channel partner. Therefore, we recognize revenue from SaaS services on a monthly basis based on the aggregate base SaaS services and fees in place as it corresponds directly to the value of the performance obligations completed to date.

Hardware and Other Revenue

Hardware products include access control panels and readers, locks, physical credentials, cellular radio modules, video surveillance bridges, video cameras and other security related peripherals. Our channel partners typically purchase hardware in advance of reselling to subscribers and then install the hardware in a commercial or enterprise property for either a new subscriber account or for use in an existing subscriber property. The purchase of hardware occurs in a transaction that is separate and independent from any potential subscription of our cloud-based services. The hardware sale performance obligation is satisfied when the hardware is shipped to our channel partners or subscribers, at which time our channel partners or subscribers obtain control of the hardware.

Shipment of hardware products is free on board shipping point and we have elected to account for shipping and handling costs as a fulfilment cost rather than as a promised service and, accordingly, we do not treat shipment as a distinct performance obligation.

Amounts due from the sale of hardware are payable in accordance with the terms of our agreements with our channel partners and are not contingent upon resale to subscribers. Payment for hardware sales is typically due within 30 days from shipment. Hardware and other revenue is recognized in the period the sales and fulfilment take place and is comprised primarily of sales of hardware associated with new subscriber accounts. When determining the amount of consideration we expect to be entitled to for the sale of our hardware, we estimate the variable consideration associated with potential returns. Additionally, the consideration received from hardware sales corresponds directly with the stand-alone selling price of the hardware.

Software Development Costs

Brivo capitalizes the costs directly related to the development of internal-use software pertaining to its services platform and internally utilized operational tools during the application development phase of the projects when the project is considered to add significant functionality to its platform. Maintenance activities and minor upgrades are expensed in the period performed. Capitalized software development costs are reported at cost less accumulated amortization. Amortization commences once a project is ready for its intended use, generally when the project goes into production. Amortization is calculated on a straight-line basis over the estimated useful life of three years.

Segment Reporting

Brivo has one operating and reportable segment as our chief executive officer, who is our chief operating decision maker, reviews financial information presented on an aggregate, consolidated basis.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, of our condensed consolidated financial statements for information related to recently issued accounting standards

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Inflation Risk

Based on our analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition.

EXECUTIVE AND DIRECTOR COMPENSATION OF BRIVO

This section discusses the material components of the executive compensation program for Brivo’s named executive officers, as defined below. As an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, Brivo complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act.

In 2021, Brivo’s “named executive officers” and their positions were as follows:

•	Steve Van Till, President and Chief Executive Officer;
•	John Szczygiel, Chief Operating Officer and Executive Vice President; and
•	Michael Voslow, Chief Financial Officer.

This discussion may contain forward-looking statements that are based on Brivo’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Brivo adopts following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of Brivo’s named executive officers for the year ended December 31, 2021.

			Non-Equity	All Other
			Incentive Plan	Compensation	Total
Name and Principal Position	Year	Salary ($)	Compensation(1)	($)(2)	($)
Steve Van Till, President and Chief Executive Officer	2021	390,000		—	—

John Szczygiel, Chief Operating Officer and Executive Vice President	2021	300,000		—	—

Michael Voslow, Chief Financial Officer	2021	300,000		—	—

(1)

Annual Bonus amounts for 2021 have not yet been determined by the Brivo Board and therefore are not presently known.  Brivo will supplement this disclosure with appropriate filings with the SEC at such time as the annual bonus determinations are made.

(2)

Total annual amounts for 2021 are not yet determined as of the date of this filing. Brivo will supplement this disclosure with appropriate filings with the SEC at such time the amounts are known. Amount to be shown will reflect Brivo matching 401(k) contributions.

NARRATIVE TO SUMMARY COMPENSATION TABLE

2021 Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2021 annual base salaries for Brivo’s named executive officers were:

2021 Annual Base
Name	Salary ($)
Steve Van Till	390,000
John Szczygiel	300,000
Michael Voslow	300,000

2021 Bonuses

Brivo has a cash incentive plan as a component of its 2021 executive compensation program. Brivo expects to award annual bonuses to its named executive officers in the first quarter of calendar year 2022. Brivo expects that annual bonuses for 2021 will be based on achievement of Brivo’s goals and milestones that contribute to Brivo’s revenue growth, profitability, and increased shareholder value. The annual bonus amounts for 2021 have not yet been determined by the Brivo Board and therefore are not presently known. Brivo will supplement this disclosure with appropriate filings with the SEC at such time as the annual bonus determinations are made.

Equity Compensation

Brivo has offered the Brivo Options to certain eligible Brivo employees, including Brivo’s named executive officers, as the long-term incentive component of Brivo’s compensation program. Brivo Options generally allow employees to purchase shares of Brivo Class A Common Stock at a price equal to the fair market value of Brivo Class A Common Stock on the date of grant, as determined by the Brivo Board. Brivo Options typically vest as to 20% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following four years, subject to the holder’s continued employment with Brivo. The Brivo Options have been intended to qualify as ISOs to the extent permitted under the Code.

Awards of Brivo Options were made under the Brivo 2015 Plan. The Brivo 2015 Plan is administered by the Brivo Board. Brivo Options granted under the Brivo 2015 Plan have an exercise price that the Brivo 2015 Plan administrator determined is not less than the fair market value of the underlying stock on the date of grant. Brivo Options generally expire ten years from the date of grant. Following the consummation of the Business Combination, and provided that the Incentive Award Plan is approved as described under “The Incentive Award Plan Proposal,” no new awards will be granted under the Brivo 2015 Plan.

No Brivo Stock Options were granted to Brivo’s named executive officers during 2021. Brivo Options granted under the Brivo 2015 Plan do not provide for accelerated vesting upon the closing of the Business Combination.

Other Elements of Compensation

Retirement Plan

Brivo maintains a 401(k) defined contribution retirement savings plan for its employees, including Brivo’s named executive officers, who satisfy certain eligibility requirements. Brivo’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Brivo currently provides an employer matching contribution under the 401(k) plan of 100% of an employee’s contributions up to 3% of his or her base salary. Brivo reinstated employer matching contributions in April 2021 after suspending the discretionary matching contribution in July 2020 in response to the COVID-19 pandemic. Brivo believes that providing a vehicle for tax-deferred retirement savings though Brivo’s 401(k) plan adds to the overall desirability of Brivo’s executive compensation package and further incentivizes Brivo’s employees, including Brivo’s named executive officers, in accordance with Brivo’s compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans.  During their employment, Brivo’s named executive officers are eligible to participate in Brivo’s employee benefit plans and programs, including medical and dental benefits, to the same extent as Brivo’s other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards

The following table summarizes the number of shares of Brivo Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of September 30, 2021.

		Option Awards
			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised	Option
		Vesting	Options (#)	Options (#)	Exercise	Option
Name	Grant Date	Start Date	Exercisable	Unexercisable	Price ($)	Expiration Date
Steve Van Till, President and Chief Executive Officer	8/4/2015	8/1/2015	900,000	—	0.35	8/4/2025
	1/29/2018	1/29/2018	295,533	107,467	0.43	1/29/2028
	8/28/2019	8/28/2019	83,333	116,667	1.02	8/28/2029

John Szczygiel, Chief Operating Officer and Executive Vice President	8/4/2015	8/1/2015	600,000	—	0.35	8/4/2025
	1/29/2018	1/29/2018	212,667	77,333	0.43	1/29/2028
	8/28/2019	8/28/2019	41,667	58,333	1.02	8/28/2029

Michael Voslow, Chief Financial Officer	11/23/2016	7/6/2016	150,000	—	0.35	11/23/2026
	11/23/2016	11/23/2016	193,333	6,667	0.35	11/23/2026
	1/29/2018	1/29/2018	111,467	40,533	0.43	1/29/2028
	8/28/2019	8/28/2019	41,667	58,333	1.02	1/28/2029

All options vest (subject to continued service) as to 20% upon the first-year anniversary of the vesting commencement date and then in 48 equal monthly installments thereafter.

Executive Employment Agreements

Brivo’s Chief Executive Officer, Steve Van Till, has entered into an employment agreement dated March 1, 2017 (the “Employment Agreement”). The Employment Agreement calls for continuous employment until terminated by either party, with or without cause and contains certain severance and post-employment payments. Specifically, if Brivo terminates Mr. Van Till without “cause” or he resigns for “good reason” (as such terms are defined in the Employment Agreement), subject to his execution of a release, Brivo will pay him continued base salary for one year following such termination of employment.

Each of the two other named executive officers has entered into an employment offer letter agreement with Brivo. The employment of each officer is “at will” and each agreement may be terminated by either party, with or without cause. In the event Messrs. Szczygiel’s or Voslow’s employment is terminated without cause or Brivo undergoes a significant change, such that either of the executive’s role, responsibilities and incentive compensation goals can no longer reasonably be achieved, subject to the executive’s execution of a severance agreement, Messrs. Szczygiel and Voslow, would be entitled to three months’ continued base salary, respectively.

New Brivo intends on negotiating new employment agreements with the named executive officers to be entered into upon Closing of the Business Combination. The terms of any such agreements will not be known prior to the Closing and such agreements will be entered into only with the approval of the New Brivo Board’s compensation committee.

Brivo 2015 Plan

The Brivo Board and stockholders of Brivo have approved the Brivo 2015 Plan, under which Brivo may grant stock options, stock appreciation rights, restricted stock and restricted stock units to employees, directors and consultants of the Company. Brivo has reserved a total of 10,000,000 shares of Brivo Class A Common Stock for issuance under the Brivo 2015 Plan.

Following the effectiveness of the Incentive Award Plan, Brivo will not make any further grants under the Brivo 2015 Plan. However, the Brivo 2015 Plan will continue to govern the terms and conditions of the outstanding awards granted under it. Expected as of December 31, 2021, a total of 5,250,500 shares of Brivo Class A Common Stock were subject to outstanding stock options issued under the Brivo 2015 Plan and 78,125 shares of Brivo Class A Common Stock were subject to outstanding Brivo RSUs issued under the Brivo 2015 Plan.

Administration

The Brivo Board administers the Brivo 2015 Plan. Subject to the express terms and conditions of the Brivo 2015 Plan, the plan administrator has the authority to make all determinations and interpretations under the plan, establish, amend, suspend or waive rules and regulations used to administer the Brivo 2015 Plan and make any other determination and take any other action that the administrator deems necessary or desirable to administer the Brivo 2015 Plan.

Certain Transactions

The plan administrator has broad discretion to adjust the provisions of the Brivo 2015 Plan and the terms and conditions of existing and future awards, in the event of a change in control or certain transactions and events affecting our common stock. In the event of a change in control, the administrator may provide for the assumption of awards, accelerate the vesting, terminate awards in exchange for consideration equal to the amount that would have been attained upon the exercise of such awards or the replacement of awards with other rights or property selected by the administrator or elect any combination of the foregoing. In the event a successor corporation does not assume or substitute outstanding awards, such awards will fully vest.

Amendment

The Brivo Board may amend the Brivo 2015 Plan at any time and from time to time; provided that an amendment may not impair the rights of any participant without the consent of the affected participant.

Director Compensation

The Brivo Board’s sole director, Dean Drako, is a non-employee director and did not receive any cash or equity compensation for his service in such capacity during 2021.

MANAGEMENT OF NEW BRIVO FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Brivo following the consummation of the Business Combination.

Executive Officers, Significant Employees, and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Brivo will be managed by or under the New Brivo Board. The directors, executive officers, and significant employees of New Brivo upon consummation of the Business Combination will include the following:

Name	Age	Position
Executive Officers
Steve Van Till	62	Chief Executive Officer and Director
John Szczygiel	59	Chief Operating Officer and Executive Vice President
Michael Voslow	62	Chief Financial Officer
Jeff Nielsen	52	Chief Technology Officer
Non-Employee Directors
Dean Drako	56	Chairman of the Board
Richard Chera	47	Director
[ ● ]	[ ● ]	Director
[ ● ]	[ ● ]	Director
[ ● ]	[ ● ]	Director
[ ● ]	[ ● ]	Director

Executive Officers of New Brivo

Steve Van Till. Mr. Van Till is the Founder of Brivo and has served as Brivo’s Chief Executive Officer since 2008. Mr. Van Till currently serves as Chairman of the Standards Committee for the Security Industry Association (SIA) and holds numerous patents in the field of physical security. Prior to founding Brivo, Mr. Van Till served as Director of Internet Consulting at Publicis Sapient, led Internet strategy at healthcare analytics provider HCIA and developed satellite communications products at Comsat and Geostar. Mr. Van Till holds a B.A. from Calvin University.

John Szczygiel. Mr. Szczygiel has served as Brivo’s Chief Operating Officer and Executive Vice President since 2009. Prior to joining Brivo, Mr. Szczygiel served as President of MATE Intelligent Video from 2006 to 2009. Prior to that, Mr. Szczygiel served as President of the Security Systems Division of Siemens Building Technologies from 2003 to 2004. Prior to that, Mr. Szczygiel served as Vice President of Sales and Marketing for Security Technologies Group from 1997 to 2000. Mr. Szczygiel holds a B.A. from the Maxwell School of Syracuse University.

Michael Voslow. Mr. Voslow has served as Brivo’s Chief Financial Officer since 2016. Before joining Brivo, Mr. Voslow served as the Chief Accounting Officer and Senior Vice President of Finance and Treasurer at GlobalLogic Inc. from 2011 to 2014. Prior to that, Mr. Voslow was the Chief Financial Officer of Network Solutions, LLC from 2003 to 2009. Prior to that Mr. Voslow held a number of senior financial executive positions within Network Solutions and its former parent company, VeriSign, Inc. from 1997 to 2003. Mr. Voslow began his career at Price Waterhouse LLP (now PricewaterhouseCoopers LLP) followed by MAXM Systems Corporation. Mr. Voslow is a Certified Public Accountant (inactive) and received his M.B.A. from Duke University and a B.S. B.A. from Miami University (Oxford, Ohio).

Jeff Nielsen. Mr. Nielsen has served as Brivo’s Chief Technology Officer since 2018. Prior to joining Brivo, Mr. Nielsen was the Chief Product & Technology Officer at The Common Application from 2017 to 2018. Prior to that Mr. Nielson served as Senior Vice President of Engineering at 3Pillar Global from 2014 to 2017. Mr. Nielsen holds an M.A. Ed in Instructional Technology and a M.S. in Computer Science from Virginia Tech.

Non-Employee Directors

Dean Drako. Upon the consummation of the Business Combination, Mr. Drako, will serve on the New Brivo Board as Chairman. Mr. Drako acquired Brivo in 2015 and has served as Brivo’s Chairman since 2015. A serial entrepreneur, he founded his first company to fund his college education and went on to launch nine other companies. Mr. Drako founded Eagle Eye Networks in 2012 and led it to be the first cloud-based video surveillance company to provide both cloud and on-premise recording. Previously, as Founder, President and Chief Executive Officer of Barracuda Networks, Mr. Drako created the industry’s first email security appliance in 2003. Prior to that, Mr. Drako founded Boldfish, an enterprise messaging solutions provider. Prior to that, Mr. Drako was the Founder, President and Chief Executive Officer of Design Acceleration, Inc., a design analysis and verification tools provider. Mr. Drako received his B.S.E.E. from the University of Michigan, Ann Arbor, and his M.S.E.E. from the University of California, Berkeley. Brivo and Crown believe Mr. Drako’s experience in high technology startups, cyber security and providing products and services to the physical security market make him well qualified to serve on the New Brivo Board.

Richard Chera. Upon the consummation of the Business Combination, Mr. Chera, will serve on the New Brivo Board. Mr. Chera has served as Crown’s Chief Executive Officer and has been a member of the Crown Board since Crown’s inception. He is a co-founder and has served as Senior Managing Director of Crown Acquisitions Inc. since 2004. Mr. Chera is also a co-founder of ReWyre®, a technology aggregator and intelligent city master planner based in New York City. Mr. Chera also serves on the boards of various nonprofit organizations that focus on public health, children’s and seniors’ services, as well as business growth opportunities for entrepreneurs. Mr. Chera has attended The Santo Institute in Tokyo, Japan in 1992 and New York University’s Stern School of Business from 1992-1995. Brivo and Crown believe Mr. Chera’s experience in leading large real estate transactions in the U.S., Canada and UK and numerous retail developments make him well qualified to serve on the New Brivo Board.

[ ● ]

[ ● ]

[ ● ]

[ ● ]

Family Relationships

There are no other family relationships among any of the individuals who shall serve as directors or executive officers of New Brivo following the consummation of the Business Combination.

Board Composition

Upon the consummation of the Business Combination, the New Brivo Board will be composed as follows: Class I — [•]; Class II — Steve Van Till; and Class III — Dean Drako and Richard Chera.

Controlled Company Status

Following the Closing, Dean Drako and certain of his affiliated entities will own all of the outstanding New Brivo Class B Common Stock and, therefore, will control a majority of the voting power of the outstanding New Brivo Common Stock. As a result, New Brivo will be a “controlled company” within the meaning of the corporate governance standards of the NYSE, which status permits New Brivo to elect not to comply with certain corporate governance requirements as further described herein.

Director Independence

Upon the consummation of the Business Combination, the New Brivo Board is expected to determine that [ ● ], [ ● ], [ ● ] and [ ● ] will qualify as independent directors, as defined under the NYSE listing rules. In addition, New Brivo will be subject to the rules of the SEC and the NYSE relating to the memberships, qualifications, and operations of the audit committee, as discussed below.

Board Oversight of Risk

Upon the consummation of the Business Combination, one of the key functions of the New Brivo Board will be informed oversight of New Brivo’s risk management process. The New Brivo Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Brivo Board as a whole, as well as through various standing committees of the New Brivo Board that address risks inherent in their respective areas of oversight. For example, the audit committee of the New Brivo Board will be responsible for overseeing the management of risks associated with New Brivo’s financial reporting, accounting, and auditing matters and the compensation committee of the New Brivo Board will oversee the management of risks associated with compensation policies and programs.

Board Committees

Upon the consummation of the Business Combination, the New Brivo Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The New Brivo Board may establish other committees to facilitate the management of New Brivo’s business. The New Brivo Board and its committees will set schedules for meetings throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The New Brivo Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full New Brivo Board. Each member of the audit, compensation and nominating and corporate governance committees of the New Brivo Board is expected to qualify as an independent director in accordance with the NYSE listing standards. Each committee of the New Brivo Board will have a written charter approved by the New Brivo Board. Upon the consummation of the Business Combination, copies of each committee charter will be posted on New Brivo’s website at www.brivo.com under the Investor Relations section. The inclusion of New Brivo’s website address in this proxy statement does not include or incorporate by reference the information on the website of Brivo (or its affiliates) into this proxy statement/prospectus. Members will serve on these committees until their resignation or until otherwise determined by the New Brivo Board.

Audit Committee

The audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing New Brivo’s independent registered public accounting firm;
•	discussing with New Brivo’s independent registered public accounting firm their independence from management;
•	reviewing, with New Brivo’s independent registered public accounting firm, the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by New Brivo’s independent registered public accounting firm;
•

overseeing the financial reporting process and discussing with management and New Brivo’s independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•	overseeing New Brivo’s financial and accounting controls and compliance with legal and regulatory requirements;
•	reviewing New Brivo’s policies on risk assessment and risk management;
•	reviewing related person transactions; and
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon the completion of the Business Combination, the audit committee will consist of [ ● ], [ ● ] and [ ● ], with [ ● ] serving as chair. The New Brivo Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Each member of the Company’s audit committee meets the requirements for financial literacy under the applicable the NYSE rules. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. In addition, the New Brivo Board has determined that [ ● ] will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee will be responsible for, among other things:

•

reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of New Brivo’s Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to New Brivo’s board of directors regarding the compensation of New Brivo’s other executive officers;
•	reviewing and approving or making recommendations to New Brivo’s board of directors regarding New Brivo’s incentive compensation and equity-based plans, policies and programs;
•	reviewing and approving all employment agreement and severance arrangements for New Brivo’s executive officers;
•	making recommendations to New Brivo’s board of directors regarding the compensation of New Brivo’s directors; and
•	retaining and overseeing any compensation consultants.

Upon the completion of the Business Combination, the compensation committee will consist of [ ● ], [ ● ] and [ ● ], with [ ● ] serving as chair. The New Brivo Board has affirmatively determined that [ ● ], [ ● ] and [ ● ] each meet the definition of “independent director” for purposes of serving on the compensation committee under the NYSE rules, including the heightened independence standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for, among other things:

•	identifying individuals qualified to become members of New Brivo’s board of directors, consistent with criteria approved by New Brivo’s board of directors;
•	overseeing succession planning for New Brivo’s Chief Executive Officer and other executive officers;
•	periodically reviewing New Brivo’s board of directors’ leadership structure and recommending any proposed changes to New Brivo’s board of directors;
•	overseeing an annual evaluation of the effectiveness of New Brivo’s board of directors and its committees; and
•	developing and recommending to New Brivo’s board of directors a set of corporate governance guidelines.

Upon completion of the Business Combination, the nominating and corporate governance committee will consist of [ ● ], [ ● ] and[ ● ], with [ ● ] serving as chair. The New Brivo Board has affirmatively determined that [ ● ], [ ● ] and [ ● ] each meet the definition of “independent director” under the NYSE rules.

Code of Conduct

Upon the consummation of the Business Combination, the New Brivo Board will adopt a Code of Conduct. The Code of Conduct will apply to all of New Brivo’s employees, officers, and directors, as well as all of its contractors, consultants, suppliers, and agents in connection with their work for New Brivo. Upon the consummation of the Business Combination, the full text of New Brivo’s Code of Conduct will be posted on New Brivo’s website at www.brivo.com under the Investor Relations section. New Brivo intends to disclose future amendments to, or waivers of, New Brivo’s Code of Conduct, as and to the extent required by SEC regulations, at the same location on New Brivo’s website identified above or in public filings. Information contained on New Brivo’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on New Brivo’s website to be part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Brivo’s compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the board of directors of New Brivo or the compensation committee thereof. Certain members of the compensation committee may be deemed to have an interest in certain transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act that are disclosed in “Certain Relationships and Related Person Transactions—Brivo” which disclosure is hereby incorporated by reference in this section.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the expected beneficial ownership of Crown ordinary shares as of December 31, 2021 and (ii) expected beneficial ownership of New Brivo Common Stock immediately following the Closing, assuming that no public shares are redeemed, 13,800,000 public shares are redeemed and 20,700,000 public shares are redeemed, by:

•

each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Crown ordinary shares or of New Brivo Common Stock upon the completion of the Business Combination;

•	each of Brivo’s current executive officers and directors;
•	each person who will become an executive officer or director of New Brivo post-Business Combination; and
•	all executive officers and directors of Crown as a group pre-Business Combination and all executive officers and directors of New Brivo post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, Crown believes that all persons named in the table have sole voting and investment power with respect to all shares of Crown ordinary shares beneficially owned by them.

The beneficial ownership of Crown ordinary shares pre-Business Combination is based on an expected 34,500,000 Crown Class A ordinary shares (including 27,600,000 public shares and 6,900,000 founder shares) being issued and outstanding as of December 31, 2021.

The expected beneficial ownership of New Brivo immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing occurs on December 31, 2021, is based on (A) 50,727,291 shares of New Brivo Class A Common Stock outstanding as of such date, and consists of (i) 27,600,000 Class A ordinary shares and 6,900,000 Class B ordinary shares that will convert into a like number of shares of New Brivo Class A Common and (ii) 14,300,552 shares of Brivo Class A Common Stock (which includes 12,924,450 shares of Brivo Class A Common Stock that will be issued on conversion of an equal number of shares of Brivo Series A-2 Preferred Stock immediately prior to Closing pursuant to the Conversion) that will be exchanged for a number of shares of New Brivo Class A Common Stock, including the Brivo Earn-Out Consideration, as determined pursuant to the Share Conversion Ratio and (B) 52,000,000 shares of Brivo Class B Common Stock (which includes 41,000,000 shares of Brivo Class B Common Stock that will be issued on conversion of an equal number of shares of Brivo Series A-1 Preferred Stock immediately prior to Closing pursuant to the Conversion) that will be exchanged for a number of shares of New Brivo Class B Common Stock, including the Brivo Earn-Out Consideration, as determined pursuant to the Share Conversion Ratio. For purposes of this table, the exchange ratio has been estimated at 1.1347.

The expected beneficial ownership of New Brivo immediately upon consummation of the Business Combination, assuming 50% of the maximum redemptions among holders of Crown’s public shares exercise their redemption rights in connection therewith and the Closing occurs on December 31 2021, is based on (A) 36,927,291 shares of New Brivo Class A Common Stock outstanding as of such date, and consists of (i) 13,800,000 Class A ordinary shares and 6,900,000 Class B ordinary shares that will convert into a like number of shares of New Brivo Class A Common Stock and (ii) 14,300,552 shares of Brivo Class A Common Stock (which includes 12,924,450 shares of Brivo Class A Common Stock that will be issued on conversion of an equal number of shares of Brivo Series A-2 Preferred Stock immediately prior to Closing pursuant to the Conversion) that will be exchanged for a number of shares of New Brivo Class A Common Stock, including the Brivo Earn-Out Consideration, as determined pursuant to the Share Conversion Ratio and (B) 52,000,000 shares of Brivo Class B Common Stock (which includes 41,000,000 shares of Brivo Class B Common Stock that will be issued on conversion of an equal number of shares of Brivo Series A-1 Preferred Stock immediately prior to Closing pursuant to the Conversion) that will be exchanged for a number of shares of New Brivo Class B Common Stock, including the Brivo Earn-Out Consideration, as determined pursuant to the Share Conversion Ratio. For purposes of this table, the exchange ratio has been estimated at 1.1347.

The expected beneficial ownership of New Brivo immediately upon consummation of the Business Combination, assuming maximum redemptions among holders of Crown’s public shares exercise their redemption rights in connection therewith and the Closing occurs on December 31, 2021, is based on (A) 30,027,291 shares of New Brivo Class A Common Stock outstanding as of such date, and consists of (i) 6,900,000 Class A ordinary shares and 6,900,000 Class B ordinary shares that will convert into a like number of shares of New Brivo Class A Common Stock and (ii) 14,300,552 shares of Brivo Class A Common Stock (which includes 12,924,450 shares of Brivo Class A Common Stock that will be issued on conversion of an equal number of shares of Brivo Series A-2 Preferred Stock immediately prior to Closing pursuant to the Conversion) that will be exchanged for a number of shares of New Brivo Class A Common Stock, including the Brivo Earn-Out Consideration, as determined pursuant to the Share Conversion Ratio and (B) 52,000,000 shares of Brivo Class B Common Stock (which includes 41,000,000 shares of Brivo Class B Common Stock that will be issued on conversion of an equal number of shares of Brivo Series A-1 Preferred Stock immediately prior to Closing pursuant to the Conversion) that will be exchanged for a number of shares of New Brivo Class B Common Stock, including the Brivo Earn-Out Consideration, as determined pursuant to the Share Conversion Ratio. For purposes of this table, the exchange ratio has been estimated at 1.1347.

			After the Business Combination
	Before the Business
	Combination(2)		Assuming No Redemptions				Assuming 50% Redemptions				Assuming Maximum Redemptions
(1)			Number								Number		Number
			of shares		Number of		Number of		Number of		of shares		of shares
	Number		of New		Shares of		shares of		shares of		of New		of New
	of shares		Brivo		New Brivo		New Brivo		New Brivo		Brivo		Brivo
	of Crown		Class A		Class B		Class A		Class B		Class A		Class B
	Ordinary		Common		Common		Common		Common		Common		Common
Name and Address of Beneficial Owner(1)	Shares	%	Stock	%	Stock	%	Stock	%	Stock	%	Stock	%	Stock	%
Crown PropTech Sponsor, LLC	5,960,000	17.3%	5,960,000	11.7%	—	—	5,960,000	16.1%	—	—	5,960,000	19.8%	—	—
Richard Chera(3)	—	—	—		—	—	—	—	—	—	—	—	—	—
Pius Sprenger(3)	—	—	—		—	—	—	—	—	—	—	—	—	—
Stephen Siegel(3)	50,000	*	50,000	*	—	—	50,000	*	—	—	50,000	*	—	—
Martin Enderle	50,000	*	50,000	*	—	—	50,000	*	—	—	50,000	*	—	—
Lisa Holladay	50,000	*	50,000	*	—	—	50,000	*	—	—	50,000	*	—	—
Frits van Paasschen	50,000	*	50,000	*	—	—	50,000	*	—	—	50,000	*	—	—
All Directors and Executive Officers of Crown as a Group (seven individuals(4))	6,160,000	17.9%	6,160,000	12.1%	—	—	6,160,000	16.4%	—	—	6,160,000	20.5%	—	—

Directors and Executive Officers of New Brivo Post‑Business Combination
Dean Drako	—	—	—	—	59,006,052	100%	—	—	59,006,052	100%	—	—	59,006,052	100%
Steve Van Till(4)	—	—	1,500,569	2.9%	—	—	1,500,569	3.9%	—	—	1,500,569	4.8%	—	—
Richard Chera(3)	—	—	—		—	—			—	—	—	—	—	—
John Szczygiel(4)	—	—	1,000,833	1.9%	—	—	1,000,833	2.6%	—	—	1,000,833	3.2%	—	—
Michael Voslow(4)	—	—	591,876	1.2%	—	—	591,876	1.6%	—	—	591,876	1.9%	—	—
Jeff Nielsen(4)	—	—	113,473	* %	—	—	113,473	*	—	—	113,473	*	—	—
[ ● ]	—	—	—	—	—	—	—	—	—	—	—	—	—	—
[ ● ]	—	—	—	—	—	—	—	—	—	—	—	—	—	—
[ ● ]	—	—	—	—	—	—	—	—	—	—	—	—	—	—
[ ● ]	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers of New Brivo as a Group ([ ● ] individuals)	—	—	3,206,752	5.9%	59,006,052	100%	3,206,752	8.0%	59,006,052	100%	3,206,752	9.6%	59,006,052	100%

Five Percent Holders:
DBV Investments, L.P.	—	—	10,666,025	21.0%	—	—	10,666,025	28.9%	—	—	10,666,025	35.5%	—	—
*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the individuals prior to the Business Combination is 667 Madison Avenue of the Americas, 12th Floor, New York, New York 10065.
(2)

Prior to the Business Combination, the percentage of beneficial ownership of Crown on the record date is calculated based on (i) 27,600,000 Class A ordinary shares and (ii) 6,900,000 Class B ordinary shares, in each case, outstanding as of such date.

(3)	Does not include any securities held by the Sponsor in which each individual has an economic interest.
(4)	Includes the shares of New Brivo Common Stock issuable under the New Brivo Options and the Brivo Earn-Out RSUs.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—Crown

Class B Ordinary Shares

On October 13, 2020, Crown issued to its Sponsor an aggregate of 5,750,000 Class B ordinary shares in exchange for a capital contribution of $25,000, or approximately $0.004 per share. Due to an up-sized Crown’s initial public offering of 20%, on February 9, 2021, Crown issued to the Sponsor and the Anchor Investor 1,150,000 Class B ordinary shares, pursuant to a dividend of 0.2 share of Class B ordinary shares for each share of Class B ordinary shares, resulting in there being an aggregate of 6,900,000 Class B ordinary shares outstanding upon the consummation of Crown’s initial public offering.

Pre-IPO Transactions with Certain Directors, Officers, Advisors and the Anchor Investor

Prior consummation of Crown’s initial public offering, the Sponsor transferred 50,000 of the Class B ordinary shares to each of Crown’s four independent directors. In addition, the Sponsor transferred 25,000 of the Class B ordinary shares to each of two of Crown’s outside advisors. Immediately before the consummation of the public offering, the Sponsor sold 575,000 Class B ordinary shares to the Anchor Investor for the same price originally paid for such Class B ordinary shares by the Sponsor. The number of Class B ordinary shares held by the Anchor Investor may be subject to certain levels of forfeitures of up to 431,250 Class B ordinary shares if, as of the date of the vote by Crown’s shareholders to approve, if applicable, the Business Combination or the business day immediately prior to the Closing of the Business Combination, the Anchor Investor either (i) does not own at least 7.5% of the total Class A ordinary shares included in the units offered in Crown’s initial public offering (“Forfeiture Threshold”), but excluding such Class A ordinary shares issued due to the underwriters’ exercise of the over-allotment option, or (ii) redeems all or portion of such Class A ordinary shares, if any, in connection with the Business Combination and the result of such redemption is that the Anchor Investor holds less than the Forfeiture Threshold.

The Sponsor and the Anchor Investor, pursuant to a written agreement, purchased an aggregate of 5,013,333 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per warrant, or $7,520,000 in the aggregate, in a private placement that was closed simultaneously with the closing of Crown’s initial public offering. The private placement warrants are identical to the warrants sold in Crown’s initial public offering except that the private placement warrants, so long as they are held by the Sponsor, the Anchor Investor or their respective permitted transferees, (i) will not be redeemable by Crown, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of Crown’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights (including the Class A Ordinary Shares issuable upon exercise of these warrants) . The private placement warrants (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. The Anchor Investor has agreed that if, in connection with an initial business combination, the Sponsor decides to forfeit, transfer to a third person, exchange, subject to transfer, vesting or conditional forfeiture provisions or amend the terms of all or any portion of the Class B ordinary shares or to enter into any other arrangements with respect to the Class B ordinary shares (including, without limitation, a transfer of the Sponsor’s membership interests representing an interest in any of the foregoing), including voting in favor of any amendment to the terms of the Class B ordinary shares (each, a “Change in Founder Shares”), such Change in Founder Shares shall apply pro rata to the Anchor Investor and the Sponsor based on the relative number of Class B ordinary shares to be held by each on the closing of an initial business combination; provided, however that in no event shall a Change in Founder Shares result in the Anchor investor having to forfeit or transfer more than 75% of the Class B ordinary shares that the Anchor Investor purchased from the Sponsor (inclusive of any Class B ordinary shares forfeited by the Anchor Investor due to a failure of the Anchor Investor to maintain certain levels of ownership of the Class A ordinary shares).

Prior to Crown’s initial public offering, Crown entered into an agreement with the Anchor Investor that provides the Anchor Investor the option, but not the obligation, to purchase an aggregate of up to 30% of Class A ordinary shares, for a purchase price of $10.00 per Class A ordinary share, in any financing transaction Crown may conduct in connection with the initial business combination. The agreement also provides that the Anchor Investor is entitled to registration rights with respect to Class A ordinary shares, and any other Class A ordinary shares or warrants acquired by the Anchor Investor, including any time after Crown completes an initial business combination. The Anchor Investor is not affiliated with Crown, the Sponsor or any of their officers or directors. On November 8, 2021 the Anchor Investor waived its right to purchase any Convertible Debt Notes.

Private Placement Warrants

Simultaneous with the consummation of Crown’s initial public offering, Crown consummated a private placement, pursuant to which Sponsor purchased 5,013,333 private placement warrants at a price of $1.50 per private placement warrant, generating total proceeds of $7,520,000. The private placement warrants are identical to the warrants sold as part of the units in Crown’s initial public offering except that, so long as they are held by the Sponsor, the Anchor Investor or their permitted transferees: (i) will not be redeemable by Crown, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of Crown’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights (including the Class A Ordinary Shares issuable upon exercise of these warrants).

Sponsor Agreement

In connection with the Business Combination, the Sponsor and certain shareholders of Crown that collectively with the Sponsor own 6,210,000 Class B ordinary shares of Crown agreed pursuant to that certain Sponsor Agreement to, among other things, (i) with limited exceptions, vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers) and (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to all Class B ordinary shares of Crown, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. As of the date of this proxy statement/prospectus, the Sponsor and the other Crown shareholders subject to the voting obligations under the Sponsor Agreement collectively own approximately 17.9% of the issued and outstanding ordinary shares. In addition, the Sponsor has agreed that the 2,384,000 Crown Earn-Out Shares will be subject to vesting requirements. The Crown Earn-Out Shares will vest in two equal 1,192,000 tranches based on the achievement of post-Closing share price targets of New Brivo Class A Common Stock of $13.00 and $15.00, respectively, in each case, for any 20 trading days within any 30 trading day period commencing at any time after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given achievement metric described above is also achieved if there is a transaction during the relevant period that results in the shares of New Brivo Common Stock being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by the New Brivo board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. The Crown Earn-Out Shares that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on the part of New Brivo or any holder thereof, be forfeited and cancelled for no consideration. Prior to vesting or forfeiture the Crown Earn-Out Shares will, with limited exceptions, be entitled to all rights of other shares of New Brivo Common Stock.

Director Investments in the Sponsor

Each of Mr. Chera, Mr. Sprenger and Mr. Siegel invested $2,271,000, $1,530,000 and $230,000 in the Sponsor, respectively and hold interests in the Sponsor, or directly in Crown, that represent an interest in 3,404,288 Class B ordinary shares and 2,257,203 private placement warrants. All of such securities would be worthless if a business combination is not consummated by February 11, 2023 (unless such date is extended in accordance with the Existing Governing Documents).

Related Party Loans

On October 13, 2020, Crown issued the a promissory note to the Sponsor, pursuant to which Crown may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the completion of Crown’s initial public offering. Upon the consummation of the public offering the promissory note was fully paid and terminated.

On November 30, 2021, we entered into a convertible note with Richard Chera our Chief Executive Officer and Director, pursuant to which the Mr. Chera agreed to loan us up to an aggregate principal amount of $1,500,000. The Promissory Note is non-interest bearing and due on the earlier of: (i) 12 months from the date thereof or (ii) the date on which we consummate a business combination. If we do not consummate a business combination, we may use a portion of any funds held outside the trust account to repay the Promissory Note; however, no proceeds from the trust account may be used for such repayment if we do not consume the Business Combination. Up to $1,500,000 of the Promissory Note may be converted into warrants at a price of $1.50 per warrant at the option of Mr. Chera. The warrants would be identical to the private placement warrants. As of December 21, 2021, the outstanding balance under the Promissory Note amounted to an aggregate of $100,000.

Administrative Services Agreement

Effective February 8, 2021, Crown entered into an agreement to pay monthly expenses of $15,000 for office space, utilities, secretarial, and administrative services to an affiliate of the Sponsor. The agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of Crown. As of September 30, 2021, Crown has not made any payments pursuant to the administrative agreement and does not expect to incur any related expenses in the near future.

Original Crown Registration Rights Agreement

Crown has previously entered into a registration rights agreement pursuant to which its initial shareholders, Anchor Investor and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any), and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares.

Amended and Restated Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement (but effective as of the closing of the Business Combination) New Brivo, the Sponsor, Anchor Investor and certain other stockholders and directors and officers of Crown and Brivo entered into an Amended and Restated Registration Rights Agreement, which will terminate and replace the existing registration rights agreement, pursuant to which, among other matters, (i) subject to certain limited exceptions, certain stockholders of Crown and Brivo will be granted certain customary demand and “piggy-back” registration rights with respect to their shares of New Brivo Class A Common Stock, (ii) Sponsor will be subject to a one-year lock up period for its shares of New Brivo Class A Common Stock, which lockup period will terminate early in the event that the closing price of New Brivo Class A Common Stock on the New York Stock Exchange equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days following the closing of the Business Combination and (iii) certain stockholders of Brivo will be subject to a 270-day lock up of their shares of New Brivo Class A Common Stock.

The Amended and Restated Registration Rights Agreement provides that New Brivo will file with the SEC within 45 days following the Closing Date, as defined in the Business Combination Agreement, a shelf registration statement pursuant to Rule 415 under the Securities Act registering the resale covering the resale of all the Registrable Securities, as defined in the Amended and Restated Registration Rights Agreement, and will use its commercially reasonably efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later Effectiveness Deadline; provided, that the Effectiveness Deadline shall be extended to 90 days after the filing deadline if the Registration Statement is reviewed by, and the Company receives comments from, the SEC.

The parties to the Amended and Restated Registration Rights Agreement will be entitled to make demand registrations in connection with an underwritten shelf takedown offering, in each case subject to certain offering thresholds. The Amended and Restated Registration Rights Agreement includes customary indemnification and confidentiality provisions. New Brivo will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Amended and Restated Registration Rights Agreement.

Crown Affiliate Investment in Brivo

The Sponsor will own 5,960,000 shares of New Brivo Class A Common Stock, including the Crown Earn-Out Shares, which collectively will represent approximately 6.7% of outstanding shares of New Brivo Common Stock and approximately 1.0% of the voting power of New Brivo Common Stock and have a value of approximately $59.6 million based on an implied value of $10.00 per share of New Brivo Class A Common Stock and assuming that the maximum number of Crown Class A ordinary shares are redeemed while still satisfying the Minimum Unrestricted Cash Condition.

Convertible Debt Financing — Affiliate Investment

An affiliate of Dean Drako is a Convertible Debt Investor and has subscribed for an aggregate of $2.0 million in principal amount of Convertible Debt Notes.

In connection with the signing of the Business Combination Agreement, Crown entered into Subscription Agreements with the Convertible Debt Investors, pursuant to which the Convertible Debt Investors agreed to subscribe for and purchase, and Crown agreed to issue and sell to the Convertible Debt Investors, following the Domestication, an aggregate of $75.0 million in principal amount of convertible notes to be issued pursuant to the Indenture, or the Convertible Debt Notes, for aggregate gross proceeds of $75.0 million. The Convertible Debt Notes are convertible at the option of holders into New Brivo Class A Common Stock at a conversion price of $11.50 per share. One of the Convertible Debt Investors is an affiliate of Brivo that has agreed to subscribe for $2.0 million in principal amount of Convertible Debt Notes. Neither the Convertible Debt Notes nor the New Brivo Class A Common Stock to be issued upon conversion of the Convertible Debt Notes have been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

The Convertible Debt Notes will have a 5-year term and will bear interest in the first two years at SOFR+9.25% if paid in cash and SOFR+9.50% if paid in kind. The interest rate under the Convertible Debt Notes will increase by 1.0% per annum after the first two years. The Convertible Debt Notes will be issued with an original issue discount of 3.0% of the aggregate principal amount of the Convertible Debt Notes. The Convertible Debt Notes are convertible at the option of holders into New Brivo Class A Common Stock at a conversion price of $11.50 per share.

The obligation of the subscribers to close the purchase of the Convertible Debt Notes is subject to certain closing conditions, including Crown satisfying the Minimum Unrestricted Cash Condition at Closing.

The Indenture includes certain covenants, including the requirement that New Brivo maintain at all times after Closing, at least $35.0 million of unrestricted cash and, to the extent a revolving credit facility exists at least $50.0 million of unrestricted cash on hand together with any unused revolver availability, if any. In addition, the maximum debt-to-recurring revenue ratio shall be 3.00x starting the first full quarter after Closing, then declining 0.20x per quarter until reaching 1.50x, and remaining flat thereafter.

In connection with the offering of the Convertible Debt Notes, Crown agreed that following the closing of the Business Combination, an affiliate of Golub, a Convertible Debt Investor, will be entitled to designate one person to attend all meetings of the Board and its committees as an observer, subject to certain customary exceptions. Such right shall exist until the date Golub holds less than $36.5 million aggregate principal amount of Convertible Debt Notes.

The Subscription Agreements provide Convertible Debt Investors with certain registration rights. In particular, Crown is required to, no later than 45 calendar days after the consummation of the Business Combination, submit to or file with the SEC a registration statement registering the resale of the shares of New Brivo Class A Common Stock issuable upon conversion of the Convertible Debt Notes. Additionally, Crown is required to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Crown that it will “review” the registration statement) following the Closing Date and (ii) the 10th business day after the date Crown is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. The registration rights under the Subscription Agreements are separate and distinct from those provided for in the Registration Rights Agreement. The Convertible Debt Financing is contingent upon, among other things, the closing of the Business Combination.

Certain Relationships and Related Person Transactions—Brivo

Convertible Debt Financing

In connection with the Business Combination, Crown entered into Subscription Agreements with the Convertible Debt Investors to consummate the Convertible Debt Financing, pursuant to which the Convertible Debt Investors agreed to subscribe for and purchase, and Crown agreed to issue and sell to the Convertible Debt Investors, following the Domestication, an aggregate of $75.0 million in principal amount of the Convertible Debt Notes convertible into New Brivo Class A common stock for aggregate gross proceeds of $75.0 million. One of the Convertible Debt Investors is an affiliate of Brivo. Eagle Eye Networks, Inc. (“Eagle

Eye”) is affiliated with Dean Drako and entered into a Subscription Agreement for $2.0 million in principal amount of Convertible Debt Notes.

The Subscription Agreements provide for certain registration rights. In particular, Crown is required to, no later than 45 calendar days after the Closing Date, file with the SEC a registration statement registering the resale of the shares of New Brivo Class A Common Stock underlying the Convertible Debt Notes. Additionally, Crown is required to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Crown that it will “review” the registration statement) following the Closing Date and (ii) the 10th business day after the date Crown is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. The registration rights under the Subscription Agreements are separate and distinct from those provided for in the Amended and Restated Registration Rights Agreement.

Stockholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, certain stockholders of Brivo entered into the Stockholder Support Agreement with Crown, pursuant to which such stockholders have agreed to, among other things, (i) subject to the applicable Brivo Stockholders having previously delivered the Written Consent, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, and (ii) be bound by certain other covenants and agreements related to the Business Combination. Shortly after the Business Combination Agreement was entered into certain Brivo Stockholders delivered the Written Consent approving certain matters in connection with the Business Combination. No further approvals of any Brivo Stockholders are required in connection with the Business Combination.

Indemnification Agreements

New Brivo intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Proposed Certificate of Incorporation and the Proposed Bylaws. These agreements, among other things, will require New Brivo to indemnify New Brivo’s directors and executive officers for certain expenses, including attorneys; fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New Brivo’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at New Brivo’s request. New Brivo believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit New Brivo and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Brivo Investors’ Rights Agreement

Brivo entered into an investors’ rights agreement dated May 20, 2015 (the “Brivo Investors’ Rights Agreement”), which granted rights to certain holders of its stock, including entities affiliated with Dean Drako, a member of the Brivo Board. Pursuant to the Brivo Investors’ Rights Agreement, certain holders of Brivo’s stock, including entities affiliated with Dean Drako, agreed to vote in a certain way on certain matters, and provides the parties thereto with certain registration rights, information and inspection rights, tag-along rights, drag-along rights and right of first refusal, among other rights. The Brivo Investors’ Rights Agreement will terminate upon the consummation of the Business Combination.

Eagle Eye Networks Agreements

Brivo’s controlling shareholder, Dean Drako, is the founder and Chief Executive Officer of Eagle Eye, which is a service provider to Brivo. Brivo entered into a resale agreement dated April 5, 2021, with Eagle Eye whereby Eagle Eye appointed Brivo as a non-exclusive reseller of its products and agreed to sell and/or license certain products to Brivo at a predetermined price based on the quantity of products ordered by Brivo. Additionally, Brivo Systems B.V., Brivo’s wholly owned Dutch subsidiary, entered into a service agreement dated January 1, 2020, with Eagle Eye Networks B.V., a wholly owned subsidiary of Eagle Eye, whereby Brivo purchased certain services, including management and offices services, in connection with Brivo’s international expansion at a monthly cost of €4,937.50.

Swift Sensors Agreements

Brivo’s controlling shareholder, Dean Drako, has an interest in Swift Sensors, Inc. (“Swift”), which both supplies and is a customer of Brivo. Brivo entered into a partnership agreement dated September 15, 2017, whereby Swift appointed Brivo as a non-exclusive reseller of its products and agreed to sell and/or license certain products to Brivo at a predetermined price based on the quantity of products ordered by Brivo. In addition, Brivo entered into a supply agreement dated September 29, 2020, with Swift, whereby Brivo supplies certain products and services to Swift at a predetermined price based on the quantity of products ordered by Swift.

Employment Agreements

Brivo has entered into the Employment Agreement with Steve Van Till and offer letter agreements with each of Michael Voslow and John Szczygiel, each of which is further described above. See “Brivo’s Executive and Director Compensation — Executive Employment Agreements”.

Related Party Policy

Brivo, as a private company, does not have a formal written related party transaction policy. New Brivo will implement policies and procedures with respect to the approval of related party transactions in connection with the Closing of the Business Combination.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Crown is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Brivo, your rights will differ in some regards as compared to when you were a shareholder of Crown.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Crown and New Brivo according to applicable law and/or the organizational documents of Crown and New Brivo. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Brivo attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Crown and New Brivo.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote of at least a majority of shareholders present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter).

Appraisal Rights

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a Business Combination Agreement to accept for

Pursuant to the Cayman Islands Companies Act, shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

	Delaware	Cayman Islands

their shares: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b), and (c) above.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Governing Documents Proposal D).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty, and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence, and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud, dishonesty, or willful default or to protect from the consequences of committing a crime.
Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Liability of directors may be limited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW BRIVO SECURITIES

The following summary of certain provisions of New Brivo securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws, and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

General

The total amount of Crown’s authorized share capital consists of 200,000,000 shares of New Brivo Class A Common Stock, 20,000,000 shares of New Brivo Class B Common Stock, and 1,000,000 shares of New Brivo Preferred Stock. Crown expects to have approximately (i) 50,727,291 shares of New Brivo Class A Common Stock and 59,006,052 shares of New Brivo Class B Common Stock outstanding immediately after the consummation of the Business Combination, including the Brivo Earn-Out Consideration, assuming that none of Crown’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, (ii) 36,927,291 shares of New Brivo Class A Common Stock and 59,006,052 shares of New Brivo Class B Common Stock outstanding immediately after the consummation of the Business Combination, including the Brivo Earn-Out Consideration, assuming 13,800,000 of Crown’s outstanding public shares (being 50% of the maximum number of public shares that could be redeemed in connection with the Business Combination based on a per share redemption price of $10.00 per share) are redeemed in connection with the Business Combination and (iii) 30,027,291 shares of New Brivo Class A Common Stock and 59,006,052 shares of New Brivo Class B Common Stock outstanding immediately after the consummation of the Business Combination, including the Brivo Earn-Out Consideration, assuming 20,700,000 of Crown’s outstanding public shares (being Crown’s estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination and still satisfy the Minimum Unrestricted Cash Condition based on a per share redemption price of $10.00 per share) are redeemed in connection with the Business Combination.

The following summary describes all material provisions of Crown’s capital stock. Crown urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

Common Stock

New Brivo Class A Common Stock

Voting rights. Each holder of New Brivo Class A Common Stock will be entitled to one vote for each share of New Brivo Class A Common Stock held of record by such holder on all matters voted upon by New Brivo stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any New Brivo Preferred Stock, the holders of New Brivo Class A Common Stock will not be entitled to vote on any amendment to New Brivo’s Proposed Certificate of Incorporation (or any certificate of designation providing for the issue of any New Brivo Preferred Stock) that relates solely to the terms of one or more outstanding series of New Brivo Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to New Brivo’s Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New Brivo Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to applicable law and the rights of holders of New Brivo Preferred Stock, holders of shares of New Brivo Class A Common Stock and New Brivo Class B Common Stock will be entitled to receive, when, as and if declared by the New Brivo Board, out of the assets of New Brivo which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock, which dividends will be equal for each share of New Brivo Common Stock without regard to class.

Rights upon liquidation. Subject to applicable law and the rights of holders of New Brivo Preferred Stock, holders of shares of New Brivo Class A Common Stock and New Brivo Class B Common Stock shall be entitled to receive all of the assets and funds of New Brivo available for distribution in the event of any liquidation, dissolution, or winding up of New Brivo, whether voluntary or involuntary, ratably in proportion to the number of shares of the New Brivo Common Stock held by them.

Other rights. If there shall be any merger, consolidation, recapitalization, reorganization, share exchange or other transaction in which New Brivo participates or is otherwise a constituent party and in which shares of either class of New Brivo Common Stock are converted into, exchanged for or other otherwise acquired in consideration of, cash, securities, property or any other asset or right, the shares of New Brivo Class A Common Stock and the shares of New Brivo Class B Common Stock will each be treated the same without regard to class. Furthermore, holders of New Brivo Common Stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of New Brivo’s securities.

New Brivo Class B Common Stock

Voting rights. Each holder of New Brivo Class B Common Stock will be entitled to ten votes for each share of New Brivo Class B Common Stock held of record by such holder on all matters voted upon by New Brivo’s stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any New Brivo Preferred Stock, the holders of New Brivo Class B Common Stock will not be entitled to vote on any amendment to New Brivo’s Proposed Certificate of Incorporation (or any certificate of designation providing for the issue of any New Brivo Preferred Stock) that relates solely to the terms of one or more outstanding series of New Brivo Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to New Brivo’s Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New Brivo Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to applicable law and the rights of holders of New Brivo Preferred Stock, the holders of shares of New Brivo Class A Common Stock and New Brivo Class B Common Stock will be entitled to receive, when, as and if declared by the New Brivo Board, out of the assets of New Brivo which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock, which dividends will be equal for each share of New Brivo Common Stock without regard to class.

Rights upon liquidation. Subject applicable law and to the rights of holders of New Brivo Preferred Stock, holders of shares of New Brivo Class A Common Stock and New Brivo Class B Common Stock shall be entitled to receive all of the assets and funds of New Brivo available for distribution in the event of any liquidation, dissolution, or winding up of New Brivo, whether voluntary or involuntary, ratably in proportion to the number of shares of the New Brivo Common Stock held by them.

Transfers. Pursuant to the Proposed Certificate of Incorporation, holders of New Brivo Class B Common Stock are generally restricted from transferring such shares, other than to a Permitted Transferee (as defined in the Proposed Certificate of Incorporation).

Mandatory Conversion. Each share of New Brivo Class B Common Stock shall automatically converted into an equal number of fully paid and nonassessable shares of New Brivo Class A Common Stock upon any Transfer (as defined in the Proposed Certificate of Incorporation) of such shares of New Brivo Class B Common Stock, except for a Transfer to a Permitted Transferee (as defined in the Proposed Certificate of Incorporation). In addition, each share of New Brivo Class B Common Stock, where held by a natural person or Permitted Transferee shall automatically convert into an equal number of fully paid and nonassessable shares of new Brivo Class A Common Stock upon the date which is nine months after the date of death or disability of such holder. In addition, each share of New Brivo Class B Common Stock shall automatically convert into one share of New Brivo Class A Common Stock if (i) the Founder Group (as defined in the Proposed Certificate of Incorporation) at any point owns less than 20% of New Brivo Common Stock outstanding, or (ii) upon the 10th anniversary of the Closing Date; provided, that the New Brivo Class B Common Stock Term shall be extended by an additional five years and expire on the 15th anniversary of the Closing Date in the event that the stock price of New Brivo Class A Common Stock equals or exceeds $15.00 per share on any 20 trading days (which may be consecutive or not consecutive) within any consecutive 30 day trading day period that begins at any time after 180 days after the Closing Date and ends on or prior to the five year anniversary of the Closing Date. Holders of New Brivo Class B Common Stock may also elect to convert into an equal number of fully paid and nonassesable shares of New Brivo Class A Common Stock at their option, upon written notice to the transfer agent of New Brivo.

Other rights. If there shall be any merger, consolidation, recapitalization, reorganization, share exchange or other transaction in which New Brivo participates or is otherwise a constituent party and in which shares of either class of New Brivo Common Stock are converted into, exchanged for or other otherwise acquired in consideration of, cash, securities, property or any other asset or right, the shares of New Brivo Class A Common Stock and the shares of New Brivo Class B Common Stock will each be treated the same without regard to class. Furthermore, holders of New Brivo Common Stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of New Brivo’s securities.

Preferred Stock

The New Brivo Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series, and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The terms of such issuance must be stated in a Preferred Stock Designation (as defined in the Proposed Certificate of Incorporation). The New Brivo Board has the authority, unless prohibited in the applicable Preferred Stock Designation, to increase or decrease (but not below the number of shares thereof then outstanding), the number of shares of any series subsequent to the issuance of shares of that series. The issuance of New Brivo Preferred Stock could have the effect of decreasing the trading price of New Brivo Class A Common Stock, restricting dividends on the capital stock of New Brivo, diluting the voting power of the New Brivo Class A Common Stock, impairing the liquidation rights of the capital stock of New Brivo, or delaying or preventing a change in control of New Brivo.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of New Brivo Preferred Stock to elect additional directors under specified circumstances, the number of directors of the New Brivo Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New Brivo Board, but shall initially consist of [seven] directors. Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors for which a quorum is present, a plurality of the votes properly cast will be sufficient to elect such directors to the New Brivo Board.

The New Brivo Board will be divided into three classes of directors designated as Class I, Class II, and Class III, respectively. Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of New Brivo Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships, and any vacancies on the New Brivo Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation, retirement, disqualification, or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of New Brivo Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of New Brivo entitled to vote at an election of directors, voting together as a single class.

Except as otherwise expressly provided by the DGCL or the Certificate of Incorporation, the business and affairs of New Brivo shall be managed by or under the direction of the New Brivo Board.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New Brivo Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation or Proposed Bylaws. If, however, such quorum will not be present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Proposed Certificate of Incorporation provides that the New Brivo Board will be classified into three classes of directors, each of which will hold office for a three-year term; provided, however, that the initial Class I directors shall serve one-year terms and the initial Class II directors shall serve two-year terms. As a result, approximately one-third of the New Brivo Board will be elected each year. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of New Brivo at a time when there is a classified board as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Authorized but Unissued Shares

The authorized but unissued shares of New Brivo Common Stock and New Brivo Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New Brivo Common Stock and New Brivo Preferred Stock could make more difficult or discourage an attempt to obtain control of New Brivo by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Proposed Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of New Brivo capital stock would not be able to amend the Proposed Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Proposed Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of New Brivo to the extent expressly provided in the applicable Preferred Stock Designation. Further, the Proposed Certificate of Incorporation provides that, subject to any special rights of the holders of New Brivo Preferred Stock, only the New Brivo Board, the chairperson of the New Brivo Board or the chief executive officer of New Brivo may call special meetings of stockholders, thus prohibiting a holder of New Brivo Common Stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of New Brivo capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Proposed Bylaws provide that stockholders seeking to bring business before New Brivo’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, New Brivo’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting, except in the case of a special meeting to nominate candidates for election as directors, timely notice shall not less than the later of 90 days prior to the special meeting or the 10th day following the day on which public disclosure of the date of the special meeting is first made by New Brivo). In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by New Brivo. The Proposed Bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude New Brivo’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, New Brivo’s Proposed Bylaws may be amended or repealed by the New Brivo Board or by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the capital stock of New Brivo entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of New Brivo entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Proposed Certificate of Incorporation.

Board Vacancies

Any vacancy on the New Brivo Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of New Brivo. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law or the Proposed Bylaws, in the event of a vacancy in the New Brivo Board, the remaining directors may exercise the powers of the New Brivo Board until the vacancy is filled.

Exclusive Forum Selection

The Proposed Certificate of Incorporation provides that unless New Brivo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of New Brivo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the New Brivo’s directors, officers or stockholders, (iii) any action arising under the Proposed Certificate of Incorporation, the Proposed Bylaws or the DGCL or (iv) any action asserting a claim against New Brivo governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of New Brivo’s capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Proposed Certificate of Incorporation. In addition, the Proposed Certificate of Incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although Crown believes these provisions benefit Crown by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although New Brivo stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

New Brivo will be, subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring New Brivo to negotiate in advance with the New Brivo Board because the stockholder approval requirement would be avoided if the New Brivo Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the New Brivo Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the New Brivo Class A Common Stock (or units or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of New Brivo Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New Brivo Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Brivo by means of a merger, tender offer, proxy contest, or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Brivo Class A Common Stock at prices higher than prevailing market prices.

Dual-Class Stock

As described above in “—Common Stock — New Brivo Class A Common Stock — Voting Rights” and “—Common Stock — New Brivo Class B Common Stock — Voting Rights,” the Proposed Certificate of Incorporation will provide for a dual-class common stock structure.

Special Meeting, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New Brivo Preferred Stock, special meetings of the stockholders of New Brivo, for any purpose or purposes, may be called only by a majority of the New Brivo Board, the Chairperson of the New Brivo Board, or the Chief Executive Officer of New Brivo. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Brivo Board or of any committee thereof may be taken without a meeting, if all members of the New Brivo Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Brivo Board or committee. In addition, meetings of the New Brivo Board may be held by means of conference telephone or voice communication as permitted by Section 141 of the DGCL.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the New Brivo Board, or by a stockholder of record both at the time of giving the notice and at the time of the meeting who is entitled to vote at the meeting and who has either complied with the notice provision in the Proposed Bylaws or properly made such proposal in accordance with Rule 14a-8 of the Exchange Act.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of New Brivo’s outstanding voting securities.

Stockholder Action by Written Consent

Under the Proposed Certificate of Incorporation, New Brivo stockholders will be required to take action at an annual or special meeting of New Brivo stockholders; provided, however, that any action required or permitted to be taken by the holders of any series of New Brivo Preferred Stock, voting separately as a series or separately as a class with one or more such other series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of New Brivo Preferred Stock. This provision may have the effect of delaying or preventing hostile stockholder action designed to effect a change in control of New Brivo.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation provides that New Brivo’s directors and officers will be indemnified and advanced expenses by New Brivo to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Proposed Certificate of Incorporation provides that New Brivo’s directors will not be personally liable to New Brivo or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

The Proposed Certificate of Incorporation also permits New Brivo to purchase and maintain insurance on behalf of any officer, director, employee or agent of New Brivo for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against New Brivo directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Brivo and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent New Brivo pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Crown believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Brivo directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Warrants

Each New Brivo whole warrant entitles the registered holder to purchase one share of New Brivo Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of Crown’s initial public offering and 30 days after the completion of an initial business combination, provided in each case that New Brivo has an effective registration statement under the Securities Act covering the New Brivo Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or New Brivo permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such New Brivo Class A Common Stock shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of New Brivo Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrantholder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New Brivo will not be obligated to deliver any shares of New Brivo Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New Brivo Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New Brivo satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “—Redemption of Warrants for New Brivo Class A Common Stock Equals or Exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and New Brivo will not be obligated to issue a share of New Brivo Class A Common Stock upon exercise of a warrant unless the share of New Brivo Class A Common Stock issuable upon such warrant exercise has been registered or qualified under the securities laws of the state of residence of the registered holder of the warrants, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Brivo be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Brivo Class A Common Stock underlying such unit.

Crown has agreed that as soon as practicable, but in no event later than 15 business days after the Closing, New Brivo will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of New Brivo Class A Common Stock issuable upon exercise of the warrants. New Brivo will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of New Brivo Class A Common Stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the Closing warrantholders may, until such time as there is an effective registration statement and during any period when Crown will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if shares of New Brivo Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Brivo may, at New Brivo’s option, require holders of New Brivo public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Brivo so elects, New Brivo will not be required to file or maintain in effect a registration statement, and in the event New Brivo does not so elect, New Brivo will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering each such warrant for that number of New Brivo Class A Common Stock shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of New Brivo Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 New Brivo Class A Common Stock shares per warrant (subject to adjustments). The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the New Brivo Class A Common Stock shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $18.00

Once the warrants become exercisable, Crown may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the last reported sale price of the New Brivo Class A Common Stock for any 20 trading days within a 30-trading-day period ending three business days before New Brivo sends the notice of redemption to the warrantholders (which is referred to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”).

If and when the warrants become redeemable by New Brivo, New Brivo may exercise its redemption right even if New Brivo is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, New Brivo will not redeem the warrants unless an effective registration statement under the Securities Act covering the New Brivo Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those New Brivo Class A Common Stock is available throughout the 30-day redemption period.

Crown has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Brivo issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her, or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of New Brivo Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants for New Brivo Class A Common Stock Equals or Exceeds $10.00

Once the warrants become exercisable, Crown may redeem the outstanding warrants:

•	in whole and not in part;
•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of New Brivo Class A Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the Reference Value (as defined above under the heading “—Redemption of Warrants When the Price per New Brivo Class A Common Stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”); and

•

if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Brivo Class A Common Stock that a warrantholder will receive upon exercise in connection with a redemption by New Brivo pursuant to this redemption feature, based on the “fair market value” of the New Brivo Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume-weighted average price of the New Brivo Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. New Brivo will provide its warrantholders with the final fair market value no later than one business day after the 10-trading-day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of New Brivo Class A Common Stock issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	$Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≥$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.377	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Brivo Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume-weighted average price of the shares of New Brivo Class A Common Stock as reported during the 10 trading days immediately following the date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Brivo Class A Common Stock for each whole warrant.

For an example, where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the shares of New Brivo Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Brivo Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of New Brivo Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by New Brivo pursuant to this redemption feature, since they will not be exercisable for any shared of New Brivo Class A Common Stock.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Brivo Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of New Brivo Class A Common Stock is below the exercise price of the warrants. Crown has established this redemption feature to provide New Brivo with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants When the Price per New Brivo Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides New Brivo with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to New Brivo’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. New Brivo will be required to pay the applicable redemption price to warrantholders if New Brivo chooses to exercise this redemption right and it will allow New Brivo to quickly proceed with a redemption of the warrants if New Brivo determines it is in New Brivo’s best interest to do so. As such, New Brivo would redeem the warrants in this manner when it believes it is in New Brivo’s best interest to update New Brivo’s capital structure to remove the warrants and pay the redemption price to the warrantholders.

As stated above, New Brivo can redeem the warrants when the shares of New Brivo Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to New Brivo’s capital structure and cash position while providing warrantholders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New Brivo chooses to redeem the warrants when the shares of New Brivo Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrantholders receiving fewer shares of New Brivo Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Brivo Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of New Brivo Class A Common Stock will be issued upon exercise or redemption. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Crown will round down to the nearest whole number of the number of shares of New Brivo Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Brivo Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Brivo Class A Common Stock, New Brivo will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures

A holder of a warrant may notify New Brivo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as specified by the holder) of the shares of New Brivo Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of issued and outstanding shares of New Brivo Class A Common Stock is increased by a share capitalization payable in shares of New Brivo Class A Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of New Brivo Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of common stock. A rights offering to holders of ordinary shares entitling holders to purchase shares of New Brivo Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of New Brivo Class A Common Stock equal to the product of (i) the number of shares of New Brivo Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Brivo Class A Common Stock) and (ii) one minus the quotient of (x) the price per New Brivo Class A Common Stock share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for shares of New Brivo

Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of New Brivo Class A Common Stock shares as reported during the 10-trading-day period ending on the trading day prior to the first date on which the shares of New Brivo Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Brivo Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any ordinary cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Brivo Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share subdivisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of New Brivo Class A Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of shared of New Brivo Class A Common Stock in connection with a shareholder vote to amend Crown’s amended and restated memorandum and articles of association, among others, with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of the public shares upon Crown’s failure to complete a business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Brivo Class A Common Stock in respect of such event.

If the number of issued and outstanding shares of New Brivo Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of New Brivo Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification, or similar event, the number of shares of New Brivo Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of New Brivo Class A Common Stock.

Whenever the number of shares of New Brivo Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of share of New Brivo Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Brivo Class A Common Stock so purchasable immediately thereafter.

In addition, if (x) New Brivo issue additional New Brivo Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per share of New Brivo Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the New Brivo Board and, in the case of any such issuance to Crown’s initial shareholders sponsor, anchor investor or their affiliates, without taking into account any founder shares held by Crown’s initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the completion of an initial business combination (net of redemptions), and (z) the volume-weighted average trading price of Crown Class A ordinary shares during the 20-trading-day period starting on the trading day prior to the day on which New Brivo completes an initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price referred to above under “—Redemption of warrants when the price per New Brivo Class A Common Stock equals or exceeds $10.00” and “—Redemption of warrants when the price per New Brivo Class A Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price referred to above under “—Redemption of warrants when the price per New Brivo Class A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New Brivo Class A Common Stock (other than those described above or that solely affects the par value of such shares of New Brivo Class A Common Stock), or in the case of any merger or consolidation of New Brivo with or into another corporation (other than a consolidation or merger in which New Brivo is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of New Brivo Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Brivo as an entirety or substantially as an entirety in connection with which New Brivo is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Brivo Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Brivo Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share of Class A Common Stock by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than as a result of the redemption of shares of New Brivo Class A Common Stock by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Brivo Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Brivo Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement.

Additionally, if less than 70% of the consideration receivable by the holders of shares of New Brivo Class A Common Stock in such a transaction is payable in the form of shares of New Brivo Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms and conditions applicable to the warrants and the warrant agreement set forth in the prospectus of Crown’s initial public offering, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants under the warrant agreement and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants; provided that any amendment that solely affects the terms of the private placement warrants or any provision of the warrant agreement solely with respect to the private placement warrants will also require at least 65% of the then outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Crown will, upon exercise, round down to the nearest whole number the number of shares of New Brivo Class A Common Stock to be issued to the warrantholder.

Private Placement Warrants

The private placement warrants (including the shares of New Brivo Class A Common Stock issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of an initial business combination (except, among other limited exceptions, to Crown’s officers and directors and other persons or entities affiliated with the Sponsor or in the case of the Anchor Investor, among others, to such investor’s affiliates, or any investment fund or other entity controlled or managed by such investor, or to any investment manager or investment advisor of the anchor investor or an affiliate of any such investment manager or investment advisor) and they will not be redeemable by New Brivo or Crown, as applicable, so long as they are held by the Sponsor, members of the Sponsor, or their respective permitted transferees. The Sponsor, Anchor Investor or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor, the Anchor Investor or their permitted transferees, the private placement warrants will be redeemable by New Brivo and exercisable by the holders on the same basis as the public warrants included in Crown’s units.

Except as described under “—Redemption of Warrants When the Price per New Brivo Class A Common Stock Equals or Exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Brivo Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Brivo Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” of the New Brivo Class A Common Stock over the exercise price of the warrants by (y) the fair market value. For these purposes, the “historical fair market value” will mean the average reported closing price of the shares of New Brivo Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that Crown has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, the Anchor Investor or their permitted transferees is because it is not known at this time whether they will be affiliated with New Brivo following a business combination. If they remain affiliated with New Brivo, their ability to sell New Brivo securities in the open market will be significantly limited. New Brivo expects to have policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell New Brivo securities, an insider cannot trade in New Brivo securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the New Brivo Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Crown believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Transfer Agent and Warrant Agent

The transfer agent for New Brivo Class A Common Stock and warrant agent for the New Brivo Public Warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

Listing of Common Stock and Warrants

Application will be made for the shares of New Brivo Class A Common Stock and the warrants of New Brivo to be approved for continued listing on the NYSE under the symbols “BRVS” and “BRVS WS,” respectively.

Convertible Debt Notes

For description of the Convertible Debt Notes see “Business Combination Proposal — Related Agreements — Convertible Debt Financing”.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW BRIVO CLASS A COMMON STOCK

Subject to the limitations described below applicable to shell companies, pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Brivo Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Brivo at the time of, or at any time during the three months preceding, a sale and (ii) New Brivo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as New Brivo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Brivo Class A Common Stock shares for at least six months but who are affiliates of New Brivo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New Brivo Class A Common Stock then-outstanding; or
•	the average weekly reported trading volume of the New Brivo Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Brivo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Brivo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the holders of the Class B ordinary shares, including but not limited to, the Sponsor and the Anchor Investor, will be able to sell their New Brivo Class A Common Stock issuable upon conversion of their Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after Crown has completed the Business Combination. Absent registration under the Securities Act, other stockholders who receive restricted securities will not be permitted to sell their restricted securities under Rule 144 earlier than one year after Crown has completed the Business Combination.

Crown anticipates that following the consummation of the Business Combination, New Brivo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New Brivo’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper written form to the Secretary of New Brivo, and (ii) provide any updates or supplements to such notice at the times and in the forms required by New Brivo’s Proposed Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of New Brivo not less 90 nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that, if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by New Brivo; provided, further, that, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by New Brivo (such notice within such time periods, “Timely Notice”).

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the annual general meeting pursuant to Rule 14a-8 must be received at New Brivo’s principal office a reasonable time before New Brivo begins to print and send out its proxy materials for such annual meeting (and New Brivo will publicly disclose such date when it is known).

Stockholder Director Nominees

New Brivo’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New Brivo’s Proposed Bylaws. In addition, the stockholder must give Timely Notice to New Brivo’s secretary in accordance with New Brivo’s Proposed Bylaws, which, in general, require that the notice be received by New Brivo’s secretary within the time periods described above under “Stockholder Proposals and Nominations — Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Crown Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Crown PropTech Acquisitions, 667 Madison Avenue, 12th Floor, New York, New York 10065. Following the Business Combination, such communications should be sent in care of New Brivo, 7700 Old Georgetown Road #300, Bethesda, Maryland 20814. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson, or all non-management directors.

LEGAL MATTERS

Davis Polk & Wardwell LLP have passed upon the validity of the securities of New Brivo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Crown Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of Crown PropTech Acquisitions included in this proxy statement/prospectus have been so included in reliance upon the report of Marcum LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Brivo, Inc. included in this proxy statement/prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

HOUSEHOLDING; DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Crown and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Crown’s annual report to shareholders and Crown’s proxy statement. Upon written or oral request, Crown will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Crown delivers single copies of such documents in the future. Shareholders may notify Crown of their requests by calling or writing Crown at its principal executive offices at 667 Madison Avenue, 12th Floor, New York, New York 10065.

ENFORCEABILITY OF CIVIL LIABILITY

Crown is a Cayman Islands exempted company. If Crown does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Crown. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Crown in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Crown may be served with process in the United States with respect to actions against Crown arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Crown’s securities by serving Crown’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Crown’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

Crown has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Crown files reports, proxy statements, and other information with the SEC as required by the Exchange Act. You may access information on Crown at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Crown’s corporate website at https://www.crownproptech.com/. Crown’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Crown has been supplied by Crown, and all such information relating to Brivo has been supplied by Brivo. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

[ ● ]

[ ● ]

Individuals call toll-free: [ ● ]

Banks and brokers call collect: [ ● ]

E-mail: [ ● ]

To obtain timely delivery of the documents, you must request them by [ ● ] (five business days before the date of the meetings).

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors of

Crown PropTech Acquisitions

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Crown PropTech Acquisitions (the “Company”) as of December 31, 2020, the related statements of operations, Shareholder’s equity and cash flows for the period from September 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 24 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company had a working capital deficiency as of December 31, 2020, and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

January 15, 2021, except for the first paragraph of Note 7 as to which the date is February 10, 2021

CROWN PROPTECH ACQUISITIONS

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Current asset – cash	$72,550
Deferred offering costs	201,556
TOTAL ASSETS	$274,106

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accrued offering costs and expenses	$180,000
Promissory Note – Related Party	75,000
Total Current Liabilities	255,000

Commitments

Shareholder’s Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding (1)	690
Additional paid in capital	24,310
Accumulated deficit	(5,894)
Total Shareholder’s Equity	19,106
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$274,106
(1)	Includes an aggregate of up to 900,000 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4). On February 8, 2021, the Company effected a dividend of 0.2 of a share of Class B ordinary shares for each share of Class B ordinary shares, resulting in 6,900,000 shares of Class B ordinary shares being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the share capitalizations (see Notes 4 and 7).

The accompanying notes are an integral part of these financial statements.

CROWN PROPTECH ACQUISITIONS

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation costs	$5,894
Net Loss	$(5,894)

Weighted average shares outstanding, basic and diluted (1)	6,000,000

Basic and diluted net loss per ordinary share	$(0.00)
(1)	Excludes an aggregate of up to 900,000 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4). On February 8, 2021, the Company effected a dividend of 0.2 of a share of Class B ordinary shares for each share of Class B ordinary shares, resulting in 6,900,000 shares of Class B ordinary shares being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the share capitalizations (see Notes 4 and 7).

The accompanying notes are an integral part of these financial statements.

CROWN PROPTECH ACQUISITIONS

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

FOR THE PERIOD FROM SEPTEMBER 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Ordinary		Additional		Total
	Shares (1)		Paid in	Accumulated	Shareholder’s
	Shares	Amount	Capital	Deficit	Equity
Balance – September 24, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor (1)	6,900,000	690	24,310	—	25,000
Net loss	—	—	(5,894)	(5,894)
Balance – December 31, 2020	6,900,000	$690	$24,310	$(5,894)	$19,106
(1)	Includes an aggregate of up to 900,000 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4). On February 8, 2021, the Company effected a dividend of 0.2 of a share of Class B ordinary shares for each share of Class B ordinary shares, resulting in 6,900,000 shares of Class B ordinary shares being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the share capitalizations (see Notes 4 and 7).

The accompanying notes are an integral part of these financial statements.

CROWN PROPTECH ACQUISITIONS

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(5,894)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	—
Net cash used in operating activities	(5,894)

Cash Flows from Financing Activities:
Proceeds from sale of Class B ordinary shares to Sponsor	25,000
Proceeds from issuance of promissory note to related party	75,000
Payment of deferred offering costs	(21,556)
Net cash provided by financing activities	78,444

Net Change in Cash	72,550
Cash – Beginning of period	—
Cash – End of period	$72,550

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs and expenses	$180,000

The accompanying notes are an integral part of these financial statements.

CROWN PROPTECH ACQUISITIONS

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Crown Proptech Acquisitions (the “Company”) was incorporated in the Cayman Islands on September 24, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (the “Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 24,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 27,600,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 4,533,333 warrants (or 5,013,333 warrants if the underwriters’ over-allotment option is exercised in full) (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Crown Proptech Sponsor, LLC (the “Sponsor”) and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “Anchor Investor”), that will close simultaneously with the Proposed Public Offering, which is discussed in Note 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the stock exchange that the Company will list its securities on will require that the Company’s initial Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully. Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including proceeds from the sale of the Private Placement Warrants, will be held in a trust account (the “Trust Account”), located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide the holders of its issued and outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations), calculated as of two business days prior to the completion of the Business Combination. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 4) and Public Shares held by it in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed to waive: (i) its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to their Founder Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Proposed Public Offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity.

The Company will have until 24 months from the closing of the Proposed Public Offering to complete a Business Combination (the “Combination Period”). If the Company has not completed complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

At December 31, 2020, the Company had $72,550 in cash and a working capital deficit of $182,450. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering and one year from the date of issuance of these financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Loss Per Ordinary Share

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares issued and outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 900,000 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted.

NOTE 3 — PROPOSED PUBLIC OFFERING

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 24,000,000 Units (or 27,600,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

On October 13, 2020, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,000 (the “Founder Shares”). On February 8, 2021, the Company effected a dividend of 0.2 of a share of Class B ordinary shares for each share of Class B ordinary shares, resulting in 6,900,000 shares of Class B ordinary shares being issued and outstanding (see Note 7). All share and per-share amounts have been retroactively restated to reflect the share capitalizations. The Founder Shares include an aggregate of up to 900,000 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

The Sponsor and the Anchor Investor have agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of a Business Combination or (ii) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lockup.

Private Placement

The Sponsor has agreed to purchase 4,533,333 Private Placement Warrants (or 5,013,333 Private Placement Warrants if the over-allotment option is exercised in full) at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $6,800,000 (or $7,520,000 if the over-allotment option is exercised in full), in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6). A portion of the proceeds from the Private Placement Warrants will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Promissory Note — Related Party

On October 13, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the completion of the Proposed Public Offering. As of December 31, 2020, the outstanding balance under the Promissory Note is $75,000.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post- Business Combination entity at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no outstanding borrowings under the Working Capital Loans.

Administrative Support Agreement

The Company will enter into an agreement, commencing on the effective date of the Proposed Public Offering, pursuant to which it will pay the Sponsor up to $15,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.

NOTE 5 — COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of the Proposed Public Offering to purchase up to 3,600,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $4,800,000 in the aggregate (or $5,520,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $8,400,000 in the aggregate (or $9,660,000 in the aggregate if the underwriters’ over- allotment option to purchase additional Units is exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 6 — SHAREHOLDER’S EQUITY

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A ordinary shares issued and outstanding.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 6,900,000 Class B ordinary shares issued and outstanding, of which an aggregate of up to 900,000 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Class B ordinary shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Company’s Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption;
●	to each warrant holder; and
●	if, and only if, the reported closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination, and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 7 — SUBSEQUENT EVENTS

On February 8, 2021, the Company effected a dividend of 0.2 of a share of Class B ordinary shares for each share of Class B ordinary shares, resulting in 6,900,000 shares of Class B ordinary shares being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the share capitalizations (see Note 4).

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to January 15, 2021, the date that the financial statements were available to be issued. Based upon this review, other than disclosed above the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

CROWN PROPTECH ACQUISITIONS

CONDENSED BALANCE SHEETS

	September 30,
	2021	December 31,
	(Unaudited)	2020
Assets
Current assets:
Cash	$277,719	$72,550
Prepaid expenses	254,940	—
Deferred offering costs associated with IPO	—	201,556
Total current assets	532,659	274,106
Cash held in Trust account	276,008,112	—
Total assets	$276,540,771	$274,106

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$50,819	$180,000
Due to related party	114,107	—
Sponsor loans	—	75,000
Total current liabilities	164,926	255,000
Warrant Liabilities	7,248,800
Deferred underwriters’ discount	9,660,000	—
Total liabilities	17,073,726	255,000

Commitments
Class A ordinary shares subject to possible redemption, 27,600,000 shares at redemption value	276,000,000	—

Shareholders’deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding	690	690
Additional paid-in capital	—	24,310
Retained earnings	(16,533,645)	(5,894)
Total shareholders’ equity	(16,532,955)	19,106
Total liabilities and shareholders’ deficit	$276,540,771	$274,106

The accompanying notes are an integral part of these unaudited condensed financial statements.

CROWN PROPTECH ACQUISITIONS

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

(Unaudited)

	For the three months ended,	For the nine months ended,
	September 30, 2021	September 30, 2021
Formation and operating costs	$513,738	$1,121,283
Loss from operations	(513,738)	(1,121,283)

Other Income (Loss)
Trust dividend income	4,240	8,112
Change in fair value of warrant liabilities	4,406,133	13,929,066
Offering expenses related to warrant issuance	—	(780,268)
Total other income	4,410,373	13,156,910

Net income	$3,896,635	$12,035,627

Weighted average redeemable shares outstanding	27,600,000	23,454,945
Basic and diluted net income per redeemable share	$0.11	$0.40
Weighted average non-redeemable shares outstanding	6,900,000	6,900,000
Basic and diluted net income per common share	$0.11	$0.40

The accompanying notes are an integral part of these unaudited condensed financial statements.

CROWN PROPTECH ACQUISITIONS

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

(Unaudited)

	Ordinary Shares		Additional		Total
	Class B		Paid-in	Retained	Shareholders’
	Shares	Amount	Capital	Earnings	Equity (Deficit)
Balance as of December 31, 2020	6,900,000	$690	$24,310	$(5,894)	$19,106
Sale of Units in Initial Public Offering	—	—	275,997,240	—	275,997,240
Underwriters’ discount	—	—	(5,520,000)	—	(5,520,000)
Sale of private placement	—	—	7,520,000	—	7,520,000
Fair value of warrants	—	—	(21,177,866)	—	(21,177,866)
Deferred underwriting discount	—	—	(9,660,000)	—	(9,660,000)
Other offering cost charged to Stockholders’ equity	—	—	(530,090)	—	(530,090)
Reclassification of offering cost related to warrant issuance	—	—	780,268	—	780,268
Class A ordinary shares subject to possible redemption	—	—	(247,433,862)	(28,563,378)	(275,997,240)
Net income	—	—	—	9,611,289	9,611,289
Balance as of March 31, 2021	6,900,000	$690	$—	$(18,957,983)	$(18,957,293)

Balance as of March 31, 2021	6,900,000	$690	$—	$(18,957,983)	$(18,957,293)
Net loss	—	—	—	(1,472,297)	(1,472,297)
Balance as of June 30, 2021	6,900,000	$690	$—	$(20,430,280)	$(20,429,590)

Balance as of June 30, 2021	6,900,000	$690	$—	$(20,430,280)	$(20,429,590)
Net income	—	—	—	3,896,635	3,896,635
Balance as of September 30, 2021	6,900,000	$690	$—	$(16,533,645)	$(16,532,955)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CROWN PROPTECH ACQUISITIONS

CONDENSED STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(Unaudited)

For the nine months ended
September 30, 2021
Cash Flows from Operating Activities:
Net income	$12,035,627
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(13,929,066)
Trust dividend income	(8,112)
Offering costs allocated to warrants	780,268
Changes in current assets and current liabilities:
Prepaid assets	(254,940)
Due to related party	114,107
Accounts payable	(129,181)
Net cash used in operating activities	(1,391,297)

Cash Flows from Investing Activities:
Investment of cash into trust account	(276,000,000)
Net cash used in investing activities	(276,000,000)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ discount	270,480,000
Proceeds from issuance of Private Placement Warrants	7,520,000
Repayment of promissory note to related party	(75,000)
Payments of offering costs	(328,534)
Net cash provided by financing activities	277,596,466

Net Change in Cash	205,169
Cash - Beginning of period	72,550
Cash - Ending of period	$277,719

Supplemental Disclosure of Non-cash Financing Activities:
Initial value of Class A ordinary shares subject to possible redemption	$276,000,000
Initial value of warrant liabilities	$21,177,866
Deferred underwriters’ discount payable charged to additional paid-in capital	$9,660,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

CROWN PROPTECH ACQUISITIONS

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Organization and General

Crown Proptech Acquisitions (the “Company”) was incorporated in the Cayman Islands on September 24, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has selected December 31 as its fiscal year end.

As of September 30, 2021, the Company had not yet commenced any operations. All activity through September 30, 2021, relates to the Company’s formation and the Initial Public Offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

Financing

The registration statement for the Company’s IPO was declared effective on February 9, 2021 (the “Effective Date”). On February 11, 2021, the Company consummated the IPO of 27,600,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “public share”), at $10.00 per Unit, generating gross proceeds of $276,000,000, which is discussed in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,013,333 warrants (the “Private Placement Warrant”), at a price of $1.50 per Private Placement Warrant, which is discussed in Note 5.

Transaction costs amounted to $15,710,090 consisting of $5,520,000 of underwriting fee, $9,660,000 of deferred underwriting fee and $530,090 of other offering costs. Of the total transaction costs $780,268 was charged to expense as non-operating expense in the statement of operations with the rest of the offering costs charged to stockholders’ equity. The transaction costs were allocated based on the relative fair value basis, compared to the total offering proceeds, between the fair value of the public warrant liabilities and the Class A ordinary shares.

Trust Account

Following the closing of the IPO on February 11, 2021, an amount of $276,000,000 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which is invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. Except with respect to interest earned on the funds held in the trust account that may be released to the Company to pay its tax obligations, the proceeds from the IPO and the sale of the private placement units will not be released from the trust account until the earliest of (a) the completion of the Company’s initial business combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s public shares if the Company is unable to complete the initial business combination within 24 months from the closing of the IPO, subject to applicable law. The proceeds deposited in the trust account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds are intended to be generally applied toward consummating a business combination.

The Company’s business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (net of taxes payable) at the time of the signing an agreement to enter into a business combination. However, the Company will only complete a business combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a business combination.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Class A ordinary shares subject to redemption is recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a business combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of a business combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the business combination.

The Company will have 24 months from the closing of the IPO (with the ability to extend with stockholder approval) to consummate a business combination (the “Combination Period”). However, if the Company is unable to complete a business combination within the Combination Period, the Company will redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company, divided by the number of then outstanding public shares, subject to applicable law and as further described in the registration statement, and then seek to dissolve and liquidate.

The Company’s sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if the Company fails to complete the initial business combination within the Combination Period.

The Company’s sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its sponsor would be able to satisfy those obligations.

Liquidity

As of September 30, 2021, the Company had cash outside the Trust Account of $277,719 available for working capital needs and working capital of $367,733. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a Business Combination or to redeem Class A ordinary shares. As of September 30, 2021, none of the amount in the Trust Account was available to be withdrawn as described above.

Through September 30, 2021, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares and the remaining net proceeds from the IPO and the sale of Private Placement Units.

The Company anticipates that the $277,719 outside of the Trust Account as of September 30, 2021, will be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 6) from the initial stockholders, the Company’s officers and directors, or their respective affiliates (which is described in Note 6), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due diligence and negotiating business combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the business combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Furnished Financial Statements

In the Company’s previously issued financial statements, a portion of the public shares were classified as permanent equity to maintain stockholders’ equity greater than $5,000,000 on the basis that the Company will consummate its initial business combination only if the Company has net tangible assets of at least $5,000,001. Thus, the Company can only complete a merger and continue to exist as a public company if there is sufficient Public Shares that do not redeem at the merger and so it is appropriate to classify the portion of its public shares required to keep its stockholders’ equity above the $5,000,000 threshold as “shares not subject to redemption.”

However, in light of recent comment letters issued by the Securities & Exchange Commission (“SEC”) to several special purpose acquisition companies, management re-evaluated the Company’s application of ASC 480-10-99 to its accounting classification of public shares. Upon re-evaluation, management determined that the public shares include certain provisions that require classification of the public shares as temporary equity regardless of the minimum net tangible asset required by the Company to complete its initial business combination.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the changes and has determined that the related impacts were material to previously presented financial statements. Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued financial statements impacted should be restated to report all public shares as temporary equity. As such the Company is restating those periods in this Quarterly Report.

Impact of the Restatement

The impact to the balance sheet as of March 31, 2021 and June 30, 2021 is presented below:

	As Previously Reported	Restatement Adjustment	As Restated

Unaudited Balance Sheet as of March 31, 2021 (per form 10-Q filed on May 24, 2021)
Class A ordinary shares, $0.0001 par value; stock subject to possible redemption at redemption value ($)	$252,042,700	$23,957,300	$276,000,000

Stockholders’ equity (deficit)
Class A ordinary shares - $0.0001 par value	$240	$(240)	$—
Class B ordinary shares - $0.0001 par value	690	—	690
Additional paid-in capital	—	—	—
Retained Earnings (Accumulated Deficit)	4,999,077	(23,957,060)	(18,957,983)
Total stockholders’ equity (deficit)	$5,000,007	$(23,957,300)	$(18,957,293)

Shares subject to possible redemption	25,204,270	2,395,730	27,600,000

Unaudited Statement of Operations for the three months ended March 31, 2021
Basic and diluted weighted average shares, redeemable shares	15,026,667	—	15,026,667
Basic and diluted net income per share, redeemable shares	—	0.44	0.44
Basic and diluted weighted average shares, non-redeemable shares	6,900,000	—	6,900,000
Basic and diluted net income per share, non-redeemable shares	$1.39	$(0.96)	$0.43
Net Income	$9,611,289	$—	$9,611,289
Unaudited Balance Sheet as of June 30, 2021 (per form 10-Q filed on August 16, 2021)
Class A ordinary shares, $0.0001 par value; stock subject to possible redemption at redemption value ($)	$250,570,400	$25,429,600	$276,000,000

Stockholders’ equity (deficit)
Class A ordinary shares - $0.0001 par value	$255	$(255)	$—
Class B ordinary shares - $0.0001 par value	690	—	690
Additional paid-in-capital	—	—	—
Retained Earnings (Accumulated Deficit)	4,999,065	(25,429,345)	(20,430,280)
Total stockholders’ equity (deficit)	$5,000,010	$(25,429,600)	$(20,429,590)

Shares subject to possible redemption	25,057,040	2,542,960	27,600,000

Unaudited Statement of Operations for the three months ended June 30, 2021
Basic and diluted weighted average shares, redeemable shares	21,348,066	6,251,934	27,600,000
Basic and diluted net income per share, redeemable shares	—	(0.04)	(0.04)
Basic and diluted weighted average shares, non-redeemable shares	6,900,000	—	6,900,000
Basic and diluted net income per share, non-redeemable shares	$(0.21)	$0.17	$(0.04)
Net Income	$(1,472,297)	$—	$(1,472,297)

Unaudited Statement of Operations for the six months ended June 30, 2021
Basic and diluted weighted average shares, redeemable shares	25,057,040	(2,542,960)	27,600,000
Basic and diluted net income per share, redeemable shares	—	0.29	0.29
Basic and diluted weighted average shares, non-redeemable shares	6,900,000	—	6,900,000
Basic and diluted net income per share, non-redeemable shares	$1.18	$(0.90)	$0.28
Net Income	$8,138,992	$—	$8,138,992

Note 3 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on March 5, 2021, as well as the Company’s Current Reports on Form 8-K. The interim results for the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Marketable Securities Held in Trust Account

At September 30, 2021, the Trust Account had $276,008,112 held in marketable securities. During period January 1, 2021 to September 30, 2021, the Company did not withdraw any of interest income from the Trust Account to pay its tax obligations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At September 30, 2021, the Company has not experienced losses on this account.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as stockholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021, 27,600,000 shares of Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Income (Loss) per Ordinary Shares

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. Private and public warrants to purchase 14,213,333 Class A ordinary shares at $11.50 per share were issued on February 11, 2021. No warrants were exercised during the three or nine months ended September 30, 2021. The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment, and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net income per common share is the same as basic net income per common share for the period.

	For the three months ended		For the nine months ended
	September 30, 2021		September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income including accretion of temporary equity	$3,117,308	$779,327	$9,267,433	$2,768,194

Denominator
Weighted-average shares outstanding	27,600,000	6,900,000	23,454,945	6,900,000
Basic and diluted net income per share	$0.11	$0.11	$0.40	$0.40

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to stockholders’ equity upon the completion of the IPO. Accordingly, on September 30, 2021, offering costs totaling $15,710,090 have been charged to stockholders’ equity (consisting of $5,520,000 of underwriting fee, $9,660,000 of deferred underwriting fee and $530,090 of other offering costs). Of the total transaction cost, $780,268 were charged to expense as a non-operating expense in the statement of operations with the rest of the offering cost charged to stockholders’ equity. The transaction costs were allocated based on the relative fair value basis, compared to the total offering proceeds, between the fair value of the public warrant liabilities and the Class A ordinary shares.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 14,213,333 ordinary share warrants issued in connection with its Initial Public Offering (9,200,000) and Private Placement (5,013,333) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement has been estimated using binomial lattice model at each measurement date.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Recent Accounting Standards

During August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units, (at a price of $10.00 per Unit. Each Unit consists of one share of Class A Ordinary shares, par value $0.0001 per share one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A Ordinary shares at a price of $11.50 per share.

Note 5 — Private Placement Warrants

Simultaneously with the closing of the IPO, the Sponsor and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “Anchor Investor”) purchased an aggregate of 5,013,333 Private Placement Warrants at a price of $1.50 per warrant ($7,520,000 in the aggregate), each Private Placement Warrant is exercisable to purchase one share of Class A ordinary shares at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from this offering to be held in the Trust Account.

Note 6 — Related Party Transactions

Founder Shares

On October 13, 2020, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,000 (the “Founder Shares”). On February 9, 2021, the Company effected a dividend of 0.2 of a share of Class B ordinary shares for each share of Class B ordinary shares, resulting in 6,900,000 shares of Class B ordinary shares being issued and outstanding.

The Sponsor and the Anchor Investor have agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of a Business Combination or (ii) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lockup.

Promissory Note — Related Party

On October 13, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the completion of the IPO. As of September 30, 2021, the Company had repaid the Sponsor note in full.

Administrative Support Agreement

Commencing on the date of the IPO, the Company has agreed to pay the Sponsor a total of $15,000 per month for office space and administrative support services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Working Capital Loans

In addition, In order to finance transaction costs in connection with a Business Combination, the initial stockholders or an affiliate of the initial stockholders or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021, the Company had not outstanding borrowings under the Working Capital Loans.

Note 7 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

On February 11, 2021, the Company paid a fixed underwriting discount of $0.20 per Unit, or $5,520,000 in the aggregate. Additionally, a deferred underwriting discount of $0.35 per Unit, or $9,660,000 in the aggregate, will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement.

Note 8 — Stockholders’ Equity

Preference Shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. At September 30, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. At September 30, 2021, there were no shares issued and outstanding (excluding 27,600,000 shares subject to possible redemption)

Class B Ordinary Shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. At September 30, 2021, there were 6,900,000 Class B ordinary shares issued or outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 9 — Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Company’s Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption;
●	to each warrant holder; and
●	if, and only if, the reported closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination, and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the IPO, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 10 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Recurring Fair Value Measurements

The Company’s permitted investments consist of U.S. Money Market funds. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

The Company’s warrant liability for the Public Warrants is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liability is classified within Level 1 of the fair value hierarchy.

The Company’s management believes the Private Warrants are economically equivalent to the Public warrants. As such, the valuation of the Private Warrants are based on the valuation of the Public Warrants. The fair value of the Private Warrant liability classified within Level 2 of the fair value hierarchy due to the Company using quoted prices for similar instruments in active markets.

The following table presents fair value information as of September 30, 2021 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	Level 1	Level 2	Level 3
Description
Assets:
Cash held in Trust Account	$276,008,112	$—	$—
Liabilities:
Public Warrants	$(4,692,000)	$—	$—
Private Warrants	—	(2,556,800)	—
Fair Value of warrants as of September 30, 2021	$(4,692,000)	$(2,556,800)	$—

The following table provides a reconciliation of changes in the Level 3 fair value classification:

Fair value at December 31, 2020	$—
Initial value at February 11, 2021	21,177,866
Change in fair value	(10,517,866)
Fair Value at March 31, 2021	10,660,000
Reclassification of Private Warrants to Level 2(1)	(4,110,933)
Reclassification of Public Warrants to Level 1(1)	(7,544,000)
Change in fair value	994,933
Fair Value at June 30, 2021	—
Change in fair value	—
Fair Value at September 30, 2021	$—
(1)	Assumes the warrants were reclassified on June 30, 2021

Note 11 — Subsequent Events

On November 10, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Crown PropTech Merger Sub I Corp., a Delaware corporation, Crown PropTech Merger Sub II LLC, a Delaware limited liability company, and Brivo, Inc., a Nevada corporation (“Brivo”). The Business Combination is expected to close in mid-2022, following the receipt of the required approval by the Company’s shareholders and the fulfillment of other customary closing conditions. All required approvals of the Brivo shareholders have previously been obtained. The Business Combination Agreement provides for, among other things, that the Company’s name will be changed to Brivo, Inc. (“New Brivo”).

In connection with the Business Combination, the Company entered on November 10, 2021 into subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the PIPE Investors an aggregate of $75,000,000 in principal amount of the convertible notes of New Brivo (the “PIPE Notes”). The PIPE Notes are convertible into New Brivo Class A common stock for aggregate gross proceeds of $75,000,000.

The Subscription Agreements provide for certain registration rights. In particular, the Company is required to, no later than 45 calendar days after the closing date, file with the SEC a registration statement registering the resale of the shares of New Brivo Class A Common Stock underlying the PIPE Notes. Additionally, the Company is required to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the registration statement) following the closing date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. The registration rights under the Subscription Agreements are separate and distinct from those provided for in the Amended and Restated Registration Rights Agreement.

In addition, concurrently with the execution of the Business Combination Agreement (but effective as of the closing of the Business Combination) New Brivo, the Sponsor, Anchor Investor and certain other stockholders and directors and officers of the Company and Brivo entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), which will terminate and replace the existing registration rights agreement among the Company, Sponsor and the Anchor Investor dated February 8, 2021, pursuant to which, among other matters, (i) subject to certain limited exceptions, certain stockholders of the Company and Brivo will be granted certain customary demand and “piggy-back” registration rights with respect to their shares of New Brivo Class A Common Stock, (ii) Sponsor will be subject to a one-year lock up period for its shares of New Brivo Class A Common Stock, which lockup period will terminate early in the event that the closing price of New Brivo Class A Common Stock on the NYSE equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days following the closing of the Business Combination and (iii) certain stockholders of Brivo will be subject to a 270-day lock up of their shares of New Brivo Class A Common Stock.

Also concurrently with the execution of the Business Combination Agreement, the Sponsor and certain shareholders of the Company that collectively with the Sponsor own 6,210,000 Class B ordinary shares of the Company agreed pursuant to that certain Sponsor Agreement to, among other things, (i) with limited exceptions, vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (ii) waive any adjustment to the conversion ratio set forth in the Company’s amended and restated memorandum and articles of association with respect to all Class B ordinary shares of the Company held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. In addition, the Sponsor has agreed that 2,384,000 of the Company’s Class B ordinary shares of Crown held by the Sponsor as of the date of the Sponsor Agreement will be subject to vesting requirements.

On November 30, 2021, the Company entered into a convertible note with Richard Chera the Company’s Chief Executive Officer and Director, pursuant to which Mr. Chera agreed to loan us up to an aggregate principal amount of $1,500,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and due on the earlier of: (i) 12 months from the date thereof or (ii) the date on which the Company consummates a business combination. If the Company does not consummate a business combination, the Company may use a portion of any funds held outside the trust account to repay the Promissory Note; however, no proceeds from the trust account may be used for such repayment if the Company does not consummate the Business Combination. Up to $1,500,000 of the Promissory Note may be converted into warrants at a price of $1.50 per warrant at the option of Mr. Chera. The warrants would be identical to the private placement warrants. As of December 21, 2021, the outstanding balance under the Promissory Note amounted to an aggregate of $100,000.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Brivo, Inc. and subsidiaries

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Brivo, Inc. (a Nevada corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income(loss), mezzanine equity and stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2015.

Arlington, Virginia
December 22, 2021

BRIVO, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share data)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash	$1,863	$1,911
Accounts receivable, net	7,203	6,216
Inventory	7,058	2,189
Prepaid expenses and other current assets	1,753	1,990
Total current assets	17,877	12,306
Property and equipment, net	9,935	6,492
Intangible assets, net	11,860	12,485
Goodwill	12,236	10,319
Other assets	548	351
Total assets	$52,456	$41,953
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,963	$2,105
Due to related parties	2,194	544
Accrued liabilities	907	2,166
Deferred revenue	553	132
Total current liabilities	8,617	4,947
Long term debt	9,866	6,934
Deferred tax liabilities	103	108
Other liabilities	427	406
Total liabilities	19,013	12,395
Commitments and contingencies (Note 12)
Mezzanine equity:
Redeemable Class A common stock, 480,730 shares	1,923	—
Stockholders’ equity:
Series A-1 preferred stock, par value $0.001; 41,000,000 shares authorized, issued and outstanding	41	41
Series A-2 preferred stock, par value $0.001; 18,799,200 shares authorized; 12,924,450 shares issued and outstanding	13	13
Class A common stock, par value $0.001; 100,000,000 shares authorized; 532,705 and 37,050 shares issued and outstanding, respectively	1	—
Class B common stock, par value $0.001; 52,000,000 shares authorized; 11,000,000 shares issued and outstanding	11	11
Additional paid-in capital	49,580	48,741
Accumulated deficit	(18,204)	(19,245)
Accumulated other comprehensive income/(loss)	78	(3)
Total stockholders’ equity	31,520	29,558
Total liabilities, mezzanine equity and stockholders’ equity	$52,456	$41,953

The accompanying notes are an integral part of these Consolidated Financial Statements.

BRIVO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share data)

	Years Ended December 31,
	2020	2019
Revenues
Subscription revenue	$25,489	$20,975
Hardware and other revenue	31,932	30,230
Total revenues	57,421	51,205
Cost of revenues(1)
Subscription revenue	7,118	5,342
Hardware and other revenue	16,128	13,270
Total cost of revenues	23,246	18,612
Operating expenses
Sales and marketing	15,064	14,609
Research and development	6,972	7,341
General and administrative	7,476	6,329
Depreciation and amortization	5,920	4,770
Total operating expenses	35,432	33,049
Loss from operations	(1,257)	(456)
Other income (expense), net
Interest expense	(1,161)	(764)
Foreign exchange transaction loss	(2)	(12)
Other income	3,485	—
Income/(loss) before income taxes	1,065	(1,232)
Income tax provision	24	16
Net income/(loss)	$1,041	$(1,248)
Per share information:
Earnings (loss) per common share:
Basic	$0.02	$(0.11)
Diluted	$0.02	$(0.11)
Weighted average common shares outstanding:
Basic	11,992,127	11,035,419
Diluted	69,243,298	11,035,419
(1)Exclusive of amortization and depreciation shown in operating expenses below.

The accompanying notes are an integral part of these Consolidated Financial Statements.

BRIVO, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

(In thousands)

	Year Ended December 31,
	2020	2019
Net income/(loss)	1,041	(1,248)
Other comprehensive income/(loss)
Foreign currency translation adjustment	81	(4)
Comprehensive income/(loss)	$1,122	$(1,252)

The accompanying notes are an integral part of these Consolidated Financial Statements.

BRIVO, INC.

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

(In thousands, except share data)

													Accumulated
	Redeemable Class A		Series A-1		Series A-2		Class A		Class B		Additional		Other	Total
	Common Stock		Preferred Stock		Preferred Stock		Common Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income/(Loss)	Equity
Balance at January 1, 2019	—	$—	41,000,000	$41	12,924,450	$13	9,750	$—	11,000,000	$11	$48,506	$(17,997)	$1	$30,575
Exercise of stock options	—	—	—	—	—	—	27,300	—	—	—	10	—	—	10
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	225	—	—	225
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,248)	—	(1,248)
Translation adjustments	—	—	—	—	—	—	—	—	—	—	—	—	(4)	(4)
Balance at December 31, 2019	—	—	41,000,000	41	12,924,450	13	37,050	—	11,000,000	11	48,741	(19,245)	(3)	29,558
Exercise of stock options	—	—	—	—	—	—	15,000	—	—	—	15	—	—	15
Issuance of stock for acquisition	980,730	3,923	—	—	—	—	500,000	1	—	—	499	—	—	500
Repurchase of Class A common stock	(500,000)	(2,000)	—	—	—	—	(19,345)	—	—	—	(2)	—	—	(2)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	327	—	—	327
Net income	—	—	—	—	—	—	—	—	—	—	—	1,041	—	1,041
Translation adjustments	—	—	—	—	—	—	—	—	—	—	—	—	81	81
Balance at December 31, 2020	480,730	$1,923	41,000,000	$41	12,924,450	$13	532,705	$1	11,000,000	$11	$49,580	$(18,204)	$78	$31,520

The accompanying notes are an integral part of these Consolidated Financial Statements.

BRIVO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income/(loss)	$1,041	$(1,248)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	2,283	1,290
Amortization of acquired intangible assets	3,695	3,480
Amortization of deferred financing	139	79
Deferred tax liabilities	(5)	(5)
Stock-based compensation expense	327	225
Provision for bad debt	310	153
Changes in assets and liabilities:
Accounts receivable	(1,243)	(1,648)
Inventories	(4,815)	(732)
Prepaid expenses and other current assets	237	(245)
Other assets	(25)	(141)
Accounts payable	2,700	(137)
Due to related parties	1,650	351
Accrued liabilities	(1,553)	640
Deferred revenue	421	17
Other liabilities	20	22
Net cash provided by operating activities	5,182	2,101
Cash flows from investing activities:
Capital expenditures	(5,858)	(4,900)
Acquisition consideration	(261)	—
Net cash used in investing activities	(6,119)	(4,900)
Cash flows from financing activities:
Loan principal proceeds	19,500	3,000
Loan principal repayments	(16,500)	—
Debt financing costs	(207)	—
Proceeds from exercise of stock options	15	10
Redemption of Class A common stock	(2,000)	—
Net cash provided by financing activities	808	3,010
(Decrease) increase in cash	(129)	211
Cash, beginning of period	1,911	1,704
Effect of exchange rate changes	81	(4)
Cash, end of period	$1,863	$1,911
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,022	$667
Cash paid for income taxes	$23	$17
Supplemental disclosure of non-cash investing activities:
Acquisition of business through issuance of common stock	$4,421	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS DESCRIPTION

Brivo, Inc. (“Brivo”, the “Company”, “we”, or “our”) is a global leader in cloud-based access control and smart building technologies serving commercial real estate, multifamily residential and large distributed enterprises. Our comprehensive product ecosystem and open API provide businesses with powerful digital tools to increase security automation, elevate employee and tenant experience, and improve the safety of all people and assets in the built environment. Our software as a service (“SaaS”) product suite includes access control, smart readers, touchless mobile credentials, visitor management, occupancy monitoring, health and safety features, and integrated video surveillance, smart locks, and intercoms.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of Brivo, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is either not an emerging growth company or, an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying disclosures. Estimates and assumptions are primarily utilized in accounting for revenue recognition, allowance for doubtful accounts, goodwill and intangible assets, capitalization of internally developed software, stock-based compensation and income taxes. Actual results could differ from these estimates and any such differences may be material to the accompanying consolidated financial statements.

Cash and Cash Equivalents

We consider all highly liquid investments with an initial maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated net of an estimated allowance for doubtful accounts. The allowance for doubtful accounts is determined by evaluating the credit worthiness of each customer, historical collections experience and other information, including the aging of the receivables. The allowance for doubtful accounts was $0.3 million and $0.2 million as of December 31, 2020 and 2019, respectively.

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventory

Inventory, which is comprised of raw materials and finished goods, is stated at the lower of cost or net realizable value. Cost is determined using the specific unit method for Brivo manufactured products and on a weighted average method for purchased third-party products. The Company periodically reviews its inventory and makes provisions as necessary for damaged, obsolete, excess, and slow-moving inventory based on assumptions regarding future demand, selling prices, market conditions, and other relevant factors.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives of the assets:

Estimated Useful Life
Leasehold improvements	Shorter of asset life or lease term
Office furniture and equipment	3 – 7 years
Computers and accessories	3 – 5 years
Software	3 years

Software Development Costs

The Company capitalizes the costs directly related to the development of internal-use software pertaining to its services platform and internally utilized operational tools during the application development phase of the projects when the project is considered to add significant functionality to its platform. Maintenance activities and minor upgrades are expensed in the period performed. Capitalized software development costs are reported at cost less accumulated amortization. Amortization commences once a project is ready for its intended use, generally when the project goes into production. Amortization is calculated on a straight-line basis over the estimated useful life of three years. The Company capitalized $5.1 million and $4.4 million of internal-use software development costs during the years ended December 31, 2020 and 2019, respectively and related amortization expense for the years ended December 31, 2020 and 2019 was $1.8 million and $0.9 million, respectively. Total capitalized software development costs net of accumulated amortization was $8.9 million and $5.5 million as of December 31, 2020 and 2019, respectively.

Goodwill and Intangible Assets

Goodwill represents the excess of (a) the aggregate of the fair value of consideration transferred in a business combination, over (b) the fair value of assets acquired, net of liabilities assumed. Goodwill is not amortized but is subject to annual impairment tests. The Company performs its annual impairment test of goodwill on October 1st and when a triggering event occurs between annual impairment tests. The Company tests its goodwill at the reporting unit level. The Company has concluded that it operates in a single reporting unit. The Company performs either a qualitative analysis or a quantitative analysis every year depending on the changes to its goodwill balance as well as changes in the business and economy. Qualitative factors considered include, but are not limited to, macroeconomic conditions, industry and market conditions, company specific events, changes in circumstances and changes in the reporting units estimated fair value. The amount of goodwill impairment is calculated as the amount by which the reporting unit’s carrying value exceeds its estimated fair value, not to exceed the carrying amount of goodwill.

For the Company’s 2020 annual impairment test, the Company performed a qualitative assessment. Based on the results of the qualitative assessment, management determined it was not more likely than not that the fair value of the reporting unit was less than its carrying amount. Therefore, the Company concluded that there was no goodwill impairment as of October 1, 2020. The Company has determined there have been no triggering events from its assessment date through December 31, 2020.

Intangible assets are initially valued at fair value using appropriate generally accepted valuation methods. Intangible assets with definite lives are amortized ratably over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. If the fair value of the intangible asset is less than its carrying value, an impairment loss would be recognized for the amount by which the carrying value exceeds the fair value of the impaired asset. For the years ended December 31, 2020 and 2019, the Company determined that there were no indicators of impairment to its intangible assets and no impairments were recorded in any of the periods presented herein.

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When indicators of impairment are present, the Company compares the carrying value of the long-lived asset with the undiscounted cash flows expected to be generated from the asset. If the estimated future undiscounted cash flows are lower than the carrying value, an impairment loss would be calculated based on the excess of the carrying value over the fair value of the long-lived asset. No impairments have been recognized in any of the periods presented herein.

Revenue Recognition

The Company derives revenue from two primary sources (a) subscription agreements for its cloud-based SaaS platform services and (b) sale of hardware products. The Company principally sells its services and products to authorized channel partners (its customers) who then resell its services and products to commercial and enterprise entities, which are its authorized channel partners’ customers and whom the Company refers to as its subscribers. The Company enters into master resale contracts with its customers, authorized security services installers and providers. These master resale contracts establish the Company’s pricing and terms for the sale of its subscription services and hardware products, and typically have an initial term of one year and are automatically renewed annually thereafter unless terminated by either party. The Company’s customer base of channel partners typically enters into separate contracts with subscribers to resell our services and hardware products along with installation and maintenance services provided by the resellers themselves.

In accounting for the Company’s standard master resale contracts, the Company has used a portfolio approach for purposes of revenue recognition as these agreements have similar characteristics and the Company does not expect the effects of applying this approach would have a material impact on its consolidated financial statements as compared to assessing each agreement individually.

The Company has demonstrated that it sells its SaaS offering on a stand-alone basis, as it is sold separately from hardware and other services. Thus, the purchase of cloud-based solutions and the purchase of hardware are separate transactions as well as separate performance obligations and revenue is recognized when control of the promised goods or services are transferred to the Company’s customers, in an amount that reflects the consideration that it expects to receive in exchange for those goods or services. Revenue is recognized at an amount that corresponds directly with the value of the performance completed to date. As a result, the Company has elected to use the practical expedient related to the amount of transaction price allocated to the unsatisfied performance obligations and, therefore, it has not disclosed the total remaining revenue expected to be recognized on all contracts or the expected period over which the remaining revenue would be recognized other than deferred revenue for payments received in advance of satisfaction of performance obligations.

To determine the transaction price, the Company analyzes all the performance obligations included in the contract. The Company considers the terms of the contract and its customary business practices, which typically do not include financing components or non-cash consideration.

Subscription Revenue

Authorized channel partners transact with us to purchase our subscription services for resale to subscribers. The Company’s authorized channel partners establish each subscriber’s account within our cloud-based platform, enabling the subscriber to access, administer and utilize the subscribed services commencing upon registration. The purchase of subscription services commences upon our channel partners’ registration and activation of their subscriber accounts and the underlying devices within each account. The Company’s performance obligation related to providing its cloud-based solutions is satisfied on a daily basis over the service period as our channel partners and subscribers receive and consume the benefits as such services are provided.

SaaS revenue from subscription services is invoiced to authorized channel partners monthly based on subscriber account activity. Payment for subscription services is typically due within 30 days from the date of the invoice. Monthly fees are fixed based on the service plan, features and number of devices within each subscriber account charged to the Company’s customer. The Company thus recognizes revenue from SaaS services on a monthly basis as it corresponds directly to the value of the performance obligations completed to date.

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hardware and Other Revenue

Hardware products include access control panels and readers, locks, physical credentials, cellular radio modules, video surveillance bridges, video cameras and other security related peripherals. The Company’s authorized channel partners typically purchase hardware in advance of reselling and then install the hardware in a commercial or enterprise property for either a new subscriber account or for use in an existing subscriber property. The purchase of hardware occurs in a transaction that is separate and independent from any potential subscription of the Company’s cloud-based services. The hardware sale performance obligation is satisfied when the hardware is shipped to the Company’s customers, at which time our customers obtain control of the hardware. Shipment of hardware products is FOB Shipping Point and the Company has elected to account for shipping and handling costs as a fulfillment cost rather than as a promised service and, accordingly, the Company is not treating shipment as a distinct performance obligation.

Amounts due from the sale of hardware are payable in accordance with the terms of the Company’s agreements with its authorized channel partners and are not contingent upon resale to subscribers. Payment for hardware sales is typically due within 30 days from shipment. In determining the amount of consideration that the Company is entitled to for the sale of its hardware, the Company estimates the variable consideration associated with potential customer returns. Additionally, the consideration received from hardware sales corresponds directly with the stand-alone selling price of the hardware.

Cost of Revenues

Our cost of revenues for subscription services consists primarily of direct costs of third-party hosting of our cloud-based services platform and associated costs including security and event management services and applications, and the labor costs of the personnel dedicated to providing maintenance and support of the hosted platform. We also incur costs of revenues for third-party software applications including video surveillance that we have integrated into our platform and resale to our channel partners and subscribers.

Our cost of revenues for hardware and other revenue consists primarily of direct costs of proprietary products we have manufactured for us and additional hardware products and supplies purchased from third-party providers that we resale to our channel partners and subscribers. Also included are shipping and customs expenses and the labor costs for the personnel providing other revenue generating professional services to our channel partners and subscribers.

We record the cost of revenues for subscription services as expenses are incurred, which corresponds to the delivery period of our services to our subscribers. We record the cost of revenues for hardware and other revenue primarily when the hardware is delivered, which occurs when control of the hardware is transferred to our customers, and when the professional services are performed. Our cost of revenue excludes amortization and depreciation shown in operating expenses.

Product Warranty

Certain products are warranted against defects in design, materials, and workmanship. Estimated future warranty costs are accrued and charged to cost of sales in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and costs of repairing and replacing defective products. Warranty claims were $0.1 million for both the years ended December 31, 2020 and 2019.

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract Liabilities (Deferred Revenues)

Contract liabilities consist of deferred revenue and include payments received in advance of satisfaction of performance obligations. Deferred revenue is recognized as revenue when the revenue recognition criteria are met. Deferred revenue that will be recognized within 12 months is recorded as current and any remaining deferred revenue is recorded as non-current. The changes in our contract liabilities are as follows at December 31 (in thousands):

	2020	2019
Beginning of period balance	$132	$115
Revenue deferred and acquired in current period	568	127
Revenue recognized from amounts included in contract liabilities	(147)	(110)
End of period balance	$553	$132

For the years ended December 31, 2020 and 2019 we recognized $114 and $95, respectively of revenue that was included in the deferred revenue balance at the beginning of the year.

Advertising Costs

We expense advertising costs as incurred. Total advertising costs were $1.1 million and $1.0 million for the years ended December 31, 2020 and 2019, respectively.

401(k) Defined Contribution Plan

The Company sponsors a 401(k) plan to provide retirement benefits for its employees. Employees, who are 21 years or older, are eligible to participate in the 401(k) plan following one month of employment. The Company provides for a discretionary 100% matching contribution of employee’s contributions up to 3% of their salary. The Company recognized compensation expense on its matching contributions of $0.2 million and $0.3 million for the years ended December 31, 2020 and 2019, respectively.

Income Taxes

The Company applies the asset and liability method of accounting for income taxes in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of the differences between the financial statement carrying amounts of assets and liabilities compared to the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided for the net deferred tax assets when it is more likely than not that such assets will not be realized.

ASC 740-10 requires the recognition of the financial statement benefit of an income tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant taxing authority.

Management evaluates the level of uncertainty related to whether tax positions taken will be sustained upon examination. Any positions taken that do not meet the more-likely-than-not threshold must be quantified and recorded as a liability for unrecognized tax benefits in the accompanying consolidated balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company does not have any such uncertain tax positions. Interest and penalties related to income taxes are included within general and administrative expenses.

Foreign Currency Translation and Transactions

The Company’s foreign subsidiary has its local currency as its functional currency. The assets and liabilities of the foreign subsidiary are translated into U.S. dollars at the exchange rate in effect at the consolidated balance sheet date. Results of operations are

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

translated into U.S. dollars using average rate of exchange for the period. Translation adjustments are recognized as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

Transactions denominated in currencies other than the functional currency are recorded based on the exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains or losses, which are included within foreign exchange loss in the accompanying consolidated statements of operations as a component of other income (expense), net.

Earnings Per Share

The Company calculates basic earnings per share (“basic EPS”) using the two-class method in periods it has net income. The two-class method is utilized because the Company’s shares of Series A-1 and Series A-2 preferred stock have the right to receive dividends or dividend equivalents should the Company declare dividends on its common stock. Under the two-class method, earnings for the period are allocated on a pro-rata basis to the common and preferred stockholders. The weighted-average number of common and preferred shares outstanding during the period is then used to calculate basic EPS for each class of shares.

Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of Class A and Class B common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding during the period adjusted for potentially dilutive common shares.

Potential common shares include Class A common stock issuable upon exercise of outstanding stock option awards, restricted stock units, and common shares issuable upon conversion of preferred stock. Dilutive potential common shares are computed using the treasury stock method, or the more dilutive of the if-converted method or the two-class method assuming no conversions, as applicable.

Segment Reporting

The Company has one operating and reportable segment as our chief executive officer, who is the chief operating decision maker, reviews financial information presented on an aggregate, consolidated basis.

Concentration of Credit Risk

The financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash in demand deposit accounts at financial institutions, which, at times, may exceed federally insured amounts. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash balances.

To manage our accounts receivable credit risk, we perform credit valuation and account monitoring procedures to minimize the risk of loss from customers and maintain an allowance for doubtful accounts. Two customers represented a combined 31% or $17.6 million and 35% or $17.8 million of our total revenues for the years ended December 31, 2020 and 2019, respectively. These same customers accounted for 30% or $2.2 million and 27% or $1.7 million of the Company’s accounts receivable balances as of December 31, 2020 and 2019, respectively. No other customers represented more than 10% of total revenues or accounts receivables during the periods presented. Approximately 2% of our total revenues are derived from customers located outside of the United States of America.

Fair Value of Financial Instruments

Fair value is the price that is expected to be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework, which prioritizes fair value measurements based on the types of inputs used for the various valuation techniques. The three levels of fair value hierarchy include:

Level 1 — Quoted prices (unadjusted) for identical instruments in active markets.

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant value drivers are observable.

Level 3 — Valuation derived from valuation techniques in which significant value drivers are unobservable, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity.

An instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company evaluates assets and liabilities subject to fair value measurements on a recurring and nonrecurring basis to determine the appropriate level at which to classify them for each reporting period.

The carrying amounts reflected in the consolidated balance sheets for cash, accounts receivable, and accounts payable approximate fair value due to the short maturities of these instruments. The carrying amounts of the Company’s long-term debt approximate fair value given market interest rates available to the Company for similar debt instruments assigned to companies with similar credit ratings.

Recently Adopted Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04, Intangibles-Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which eliminates Step 2 of the goodwill impairment test that required a hypothetical purchase price allocation. Goodwill impairment will be the amount by which the reporting unit’s carrying amount exceeds its fair value, limited to the carrying amount of the goodwill. ASU 2017-04 is effective for the Company beginning January 1, 2022 with early adoption permitted. The Company adopted this ASU on January 1, 2020. The adoption of this ASU did not have any material impact on its consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”) requiring lessees to recognize the right-of-use assets and lease liabilities on the balance sheet and to disclose qualitative and quantitative information about lease transactions. The effective date of ASU 2016-02 for the Company is January 1, 2022, with early adoption permitted. The ASU is expected to impact the Company’s consolidated financial statements and related disclosures as it has certain operating lease arrangements for which it is the lessee. The Company is currently in the process of evaluating the impact that the adoption of ASU 2016-02, as amended, will have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which amends the requirement on the measurement and recognition of expected credit losses for financial assets held. This guidance is effective for the Company beginning January 1, 2023 with early adoption permitted. The Company is currently assessing the impact this ASU may have on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which aligns the requirements for capitalizing implementation costs in cloud computing arrangements with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This guidance is effective for the Company beginning January 1, 2022. The Company is currently assessing the impact of this ASU may have on its consolidated financial statements.

NOTE 3 — ACQUISITION

On February 26, 2020, the Company acquired 100% of the outstanding equity interests of Parakeet Technologies, Inc. (“Parakeet”), a provider of smart home automation solutions for multifamily properties and vacation rental property managers. The acquisition accelerates our ongoing push to enhance our in-building capabilities beyond our current access control, video, and security features. Total purchase consideration of $4.9 million included the Company’s issuance of 480,655 shares of Class A common stock, 980,730 shares of redeemable Class A common stock and $0.5 million in cash. Purchase consideration paid in the form of equity approximates fair value. The acquisition agreement also provided for an earnout of $1.0 million if Parakeet met certain calendar year

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2020 revenue targets. At the date of acquisition, the fair value of the contingent consideration for the revenue earnout was deemed immaterial and thus not recorded. Actual Parakeet 2020 revenue subsequently did not meet the earnout target. Parakeet was a wholly owned subsidiary of the Company from the date of acquisition until dissolved through a merger into the Company on December 31, 2020.

The acquisition was accounted for using the acquisition method per ASC 805, Business Combinations, and the purchase price was allocated to the underlying net tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder allocated to goodwill. Goodwill reflects the value of acquired workforce and other intangible assets that do not qualify for separate recognition. None of the goodwill recognized is expected to be deductible for income tax purposes.

The following table summarizes the allocation of the purchase price (in thousands):

Current assets	$376
Property and equipment	37
Intangible assets	3,070
Goodwill	1,917
Total assets acquired	5,400
Current liabilities assumed	(453)
Total purchase consideration	$4,947

Total transaction costs incurred in relation to the acquisition were $0.2 million and were recorded as general and administrative expenses in the accompanying consolidated statements of operations. There was no change to our one reportable segment as a result of the acquisition.

In estimating the value of the acquired customer relationships, we utilized a distributor method, an income-based approach. In estimating the value of the acquired developed technology, we utilized a multi-period excess earning method, an income-based approach. The valuations estimated the cash flows attributed to the respective intangible assets and then discounted them to present value using an appropriate rate of return.

The identifiable intangible assets (in thousands) and estimated useful life is as follows:

	Amount	Useful Life
Customer relationships	$170	10 years
Developed technologies	2,900	5 years
Total intangible assets	$3,070

NOTE 4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following at December 31(in thousands):

	2020	2019
Prepaid expenses	$1,209	$882
Deposits on inventory orders	544	1,108
Total prepaid expenses and other current assets	$1,753	$1,990

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — INVENTORY

Inventory consists of the following at December 31(in thousands):

	2020	2019
Finished goods	$6,074	$1,732
Raw materials	984	457
Total inventory	$7,058	$2,189

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31 (in thousands):

	2020	2019
Computer equipment	$2,239	$1,905
Software purchased	249	249
Internally developed software	12,001	6,856
Leasehold improvements	684	642
Office furniture and equipment	376	229
Less accumulated depreciation and amortization	(5,614)	(3,389)
Property and equipment, net	$9,935	$6,492

Depreciation and amortization expense on property and equipment for the years ended December 31, 2020 and 2019 was $2.2 million and $1.3 million, respectively.

NOTE 7 — GOODWILL AND INTANGIBLE ASSETS, NET

The changes in goodwill (in thousands) are outlined below:

Balance as of January 1, 2019	$10,319
Goodwill acquired	—
Balance as of December 31, 2019	10,319
Goodwill acquired	1,917
Balance as of December 31, 2020	$12,236

The changes in the net carrying value of the components of intangible assets (in thousands):

			Trademarks
	Customer	Developed	and Trade
	Relationships	Technology	Names	Total
Balance as of January 1, 2019	$10,840	$4,472	$653	$15,965
Intangible assets acquired	—	—	—	—
Amortization	(1,695)	(1,317)	(468)	(3,480)
Balance as of December 31, 2019	9,145	3,155	185	12,485
Intangible assets acquired	170	2,900	—	3,070
Amortization	(1,709)	(1,801)	(185)	(3,695)
Balance as of December 31, 2020	$7,606	$4,254	$—	$11,860

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets (in thousands) and weighted-average life consist of the following at December 31, 2020:

	Historical	Accumulated	2020 Net	Weighted-Average
	Cost	Amortization	Balance	Life
Customer relationships	$17,120	$9,514	$7,606	10 years
Developed technology	12,120	7,866	4,254	7 years
Trademarks and trade names	2,340	2,340	—	5 years
Total	$31,580	$19,720	$11,860

Intangible assets (in thousands) and weighted-average life consist of the following at December 31, 2019:

	Historical	Accumulated	2019 Net	Weighted-Average
	Cost	Amortization	Balance	Life
Customer relationships	$16,950	$7,805	$9,145	10 years
Developed technology	9,220	6,065	3,155	7 years
Trademarks and trade names	2,340	2,155	185	5 years
Total	$28,510	$16,025	$12,485

Amortization expense was $3.7 million and $3.5 million for the years ended December 31, 2020 and 2019, respectively.

The table below shows estimated future amortization expense for definite-lived intangible assets (in thousands):

Year	Amount
2021	$3,609
2022	2,812
2023	2,292
2024	2,292
2025	783
Thereafter	72
Total	$11,860

NOTE 8 — ACCRUED LIABILITIES

Accrued liabilities (in thousands) consist of the following at December 31:

	2020	2019
Bonuses and commissions	$371	$1,600
Accrued warranty expense	125	110
Accrued interest expense	48	47
Other accrued expenses	363	409
Total accrued liabilities	$907	$2,166

NOTE 9 — DEBT

On December 9, 2016, we entered into a $15.0 million revolving loan facility (the “Revolving Loan Facility”) with a maturity date of December 9, 2020. The Revolving Loan Facility was secured by substantially all of the assets of the Company and required the Company to maintain certain financial covenants. Advances were drawn on the Revolving Loan Facility up to the greater of $15.0 million or the borrowing limit based on eligible recurring subscription services revenue. Interest on outstanding balances accrued based on the one-month London Interbank Offered Rate with a minimum floor of 1.00% plus a margin of 5.50% and was payable monthly in arrears.

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On May 7, 2020, the Company refinanced the Revolving Loan Facility by entering into a $15.0 million revolving loan agreement (the “Loan Agreement”) with a new financial institution and a maturity date of May 7, 2022. The Company borrowed $12.7 million under the Loan Agreement upon close, paid off the existing Revolving Loan Facility in full. Borrowings under the Loan Agreement are secured by substantially all of the assets of the Company and requires the Company to maintain certain financial covenants. Advances may be drawn on the Loan Agreement up to the greater of $15.0 million or the borrowing limit based on hardware receivables and eligible recurring subscription services revenue. Interest on outstanding balances accrues based on the Wall Street Journal Prime Rate plus a margin of 1.75%, and is payable monthly in arrears.

During the years ended December 31, 2020 and 2019, the effective interest rate averages were 5.60% and 7.68%, respectively. The Company incurred $0.2 million of debt issuance costs in connection with the 2020 refinancing which is capitalized and amortized to interest expense on a straight-line basis over the life of the Loan Agreement. The balance of the terminated Revolving Loan Facility debt issuance costs of $35,900 was recorded as debt extinguishment expenses in the accompanying consolidated statements of operations. As of December 31, 2020 and 2019, debt issuance costs balances of $0.1 million and $0.1 million are reported as a reduction to the outstanding loan balances of $10.0 million and $7.0 million, respectively, in the consolidated balance sheets. As of December 31, 2020, the Company was in compliance with its loan covenants and had $4.3 million availability under its borrowing limit.

NOTE 10 — INCOME TAXES

Amounts for current and deferred tax expense for the years ended December 31, 2020 and 2019, are as follows (in thousands):

	2020	2019
Current:
Federal	$—	$—
State	29	21
Total current	29	21
Deferred:
Federal	7	(10)
State	(12)	5
Total deferred	(5)	(5)
Total provision for income taxes	$24	$16

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company’s effective tax rate for financial statement purposes for the years ended December 31, 2020 and 2019 (in thousands):

	2020	2019
Tax at statutory federal rate	$224	$(258)
State tax, net of federal benefit	(1)	—
Paycheck Protection Program funding	(732)	—
Stock compensation	69	47
Other nondeductible expenses	63	77
Change in valuation allowance	396	104
Other differences	5	46
Provision for income taxes	$24	$16

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the net deferred tax liability are as follows at December 31 (in thousands):

	2020	2019
Deferred Tax Assets:
Allowance for bad debts	$47	$40
Amortization of intangibles	1,364	1,775
Deferred rent	99	94
Deferred revenue	2	2
Inventory allowance	37	14
UNICAP	361	100
Accrued warranty	29	26
Accrued commissions	21	—
Transaction costs	71	—
Interest expense limitation	240	173
Net operating loss	5,212	3,719
	7,483	5,943
Valuation allowance	(4,663)	(4,049)
Total deferred tax assets	2,820	1,894

Deferred Tax Liabilities:
Goodwill amortization	(891)	(731)
Depreciation	(23)	(4)
Capitalized software	(2,009)	(1,267)
Total deferred tax liabilities	(2,923)	(2,002)
Net deferred tax liability	$(103)	$(108)

The Company has recorded a deferred tax liability in the amount of $0.1 million and $0.1 million as of December 31, 2020 and 2019, respectively, relating to the amortization of an indefinite lived intangible (goodwill) net of suspended interest expense offset by the indefinite-lived net operating losses. Analysis shows that the Company should not record a valuation allowance against a portion of its indefinite-lived net operating losses as their application would not be limited, under current rules, in the event the indefinite-lived asset related to goodwill would reverse. The resulting net deferred tax liability cannot be used to support the realization of the deferred tax assets that do not have indefinite lives.

Valuation allowances are established against the Company’s deferred tax assets based on consideration of all available evidence, both positive and negative, using a more likely than not threshold. Based on this threshold, valuation allowances have been recorded against deferred tax assets in the amount of $4.7 million and $4.0 million as of December 31, 2020 and 2019, respectively, as management does not believe, that it is more likely than not, that the deferred tax assets will be realized.

The Company has net operating loss carryovers of $23.3 million at December 31, 2020, of which $7.0 million was generated after December 31, 2017 and $16.4 million was generated before January 1, 2018. Net operating losses arising after December 31, 2017 can be carried forward indefinitely, while carryback is prohibited and can be used to offset 80% of taxable income each year. Net operating losses generated in tax years that began before January 1, 2018 will not be subject to the taxable income limitation and will continue to have a two year carryback and 20 year carryforward period. The Company’s ability to utilize acquired net operating losses may be limited under Section 382 of the Internal Revenue Code, for which an analysis has not yet been performed.

NOTE 11 — RELATED PARTY TRANSACTIONS

The Company is a reseller of Eagle Eye Networks, Inc. (“Eagle Eye”) video security services and products. The Company and Eagle Eye are commonly owned by the Company’s majority shareholder who is also the founder and CEO of Eagle Eye. The Company entered into a resale agreement with Eagle Eye in April 2016, renewed in April 2021, to facilitate the resale of Eagle Eye services and products to our customers. Each party is responsible for all their respective costs and obligations, including sales and marketing expenditures and commissions.

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2020 and 2019, the Company purchased $8.1 million and $6.0 million, respectively, of subscription services and products from Eagle Eye that are included in the cost of revenues in the accompanying consolidated statements of comprehensive income/(loss). The Company acts as principal in the resale of these services and products since the Company is free to set pricing, bears the inventory and credit risk of hardware resales, controls the transfer and support of services and goods resold, and the video services are integrated into our software and subscription service offerings for a combined, value-added solution to our customers. As principal, revenues from the resale of these products and services were reported in gross revenue in the accompanying consolidated statements of comprehensive income/(loss).

The Company and Eagle Eye jointly participate and host certain promotional events including tradeshows and partner events. The Company incurred $0.1 million and $0.3 million for its even split of the third-party shared marketing expenses included in the sales and marketing expenses in the accompanying consolidated statements of comprehensive income/(loss) for the years ended December 31, 2020 and 2019, respectively.

The Company has a management services agreement with Eagle Eye to support our sales office located in Amsterdam. The agreement includes rent, administrative and support expenses. For the years ended December 31, 2020 and 2019, $0.2 million and $0.1 million was incurred under the agreement and is included in sales and marketing expenses in the accompanying consolidated statements of comprehensive income/(loss), respectively.

As of December 31, 2020 and 2019, the total amount due to Eagle Eye was $2.2 million and $0.6 million, respectively, and is reported in due to related parties in the accompanying consolidated balance sheets.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space, manufacturing and warehouse facilities under operating leases that are renewable on a periodic basis at the option of both the lessors and lessee. Certain lease agreements contain escalation clauses. Rent expense under operating leases is recognized on a straight-line basis over the noncancelable lease term, taking into consideration any scheduled rent escalation and incentives.

Rent expense under operating leases for the years ended December 31, 2020 and 2019 was $1.2 million in each year.

Future minimum lease payments under operating leases that have an initial or remaining noncancelable lease term as of December 31, 2020 are as follows (in thousands):

Year	Amount
2021	$1,276
2022	1,311
2023	1,346
2024	1,382
2025	772
Thereafter	263
Total	$6,350

Litigation

The Company is involved, from time to time, in lawsuits arising in the normal course of business. The Company believes any pending lawsuits will not have a material adverse impact on the Company’s consolidated financial statements.

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — REDEEMABLE COMMON STOCK

On February 26, 2020, in connection with the Parakeet acquisition (Note 3), the Company issued 980,730 shares of Class A common stock to the majority shareholder of Parakeet subject to a Put and Call Agreement. The agreement provides i) the stockholder the right to sell the shares to the Company at $4.00 per share, subject to certain requirements including the refinancing of the Revolving Loan Facility (Note 9) and expiring January 20, 2021, and ii) the Company the right to purchase the shares at $4.00 per share expiring February 19, 2021. The agreement was amended on May 7, 2020 to permit the stockholder’s exercise of put rights of up to 500,000 shares through December 31, 2020 and to permit the exercise of put rights on all remaining eligible shares January 1, 2021 through November 7, 2021. The Company’s call rights were extended until November 7, 2021.

Upon the February 26, 2020 issuance, the shares of redeemable Class A common stock were recorded at fair value and were classified as temporary equity under ASC 480, Distinguishing Liabilities from Equity, as these shares were contingently redeemable at the option of the stockholder. The fair value of the redeemable shares was considered by management equal to the redemption value of the shares at the time of issuance. In May 2020, the stockholder exercised the put right to sell 500,000 eligible shares and the Company purchased the shares for $2.0 million in cash.

As of December 31, 2020, 480,730 eligible put shares were outstanding and reported as temporary equity redeemable Class A common stock in the accompanying consolidated balance sheets.

NOTE 14 — STOCKHOLDERS’ EQUITY

The Company has two classes of common stock and two classes of preferred stock. One owner, who is also the sole board director, controls approximately 97% of the voting interests of the Company.

Common Stock

The Company has reserved 10,000,000 shares of its Class A common stock for issuance of shares pursuant to the 2015 Equity Incentive Plan (Note 15). Each share of Class A common stock is entitled to one vote for each share on matters submitted to a stockholders vote.

Class B common stockholders are entitled to ten (10) votes for each share on matters submitted to a stockholders vote. The Class B common stock contains a protective provision requiring approval of more than fifty percent (50%) of the outstanding shares of Class B common stock on certain corporate matters, including amending the articles of incorporation, revising the number of authorized shares of capital stock, increasing the size of the board of directors, and the declaration or payment of any dividends. Each share of Class B common stock is convertible into one share of Class A common stock.

Preferred Stock

Series A-1 preferred stockholders are entitled to ten (10) votes for each share on matters submitted to a stockholders vote. Each share of Series A-1 preferred stock is convertible into Class B common stock at the applicable conversion rate, currently one to one for the issued and outstanding Series A-1 preferred stock.

Series A-2 preferred stockholders are entitled to one vote for each share on matters submitted to a stockholders vote. Each share of Series A-2 preferred stock is convertible into Class A common stock at the applicable conversion rate, currently one to one for the issued and outstanding Series A-2 preferred stock. The Series A-2 preferred stock contains a protective provision requiring approval of more than fifty-one percent (51%) of the outstanding shares of Series A-2 preferred stock, subject to a minimum of 9,000,000 shares of Series A-2 preferred stock is issued and outstanding, on certain corporate matters, including amending the articles of incorporation, revising the number of authorized shares of Series A-2 preferred stock and entering into material contracts with the majority stockholder or affiliates.

The Series A-1 preferred stock and Series A-2 preferred stock are entitled to receive dividends before the declaration or payment of any dividends to the common stock. The Series A-1 preferred stock and Series A-2 preferred stock have liquidation preferences

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

equal to their respective purchase price per share. The Class A common stock and Class B common stock have reserved shares equal to the potential conversion of all classes of capital stock.

Treasury Stock

During the year ended December 31, 2020, the Company reacquired 500,000 shares of redeemable Class A common stock and 19,345 shares of Class A common stock originally issued as part of the Parakeet acquisition. These shares were subsequently retired and reauthorized for issuance. No shares of treasury stock are outstanding as of December 31, 2020.

NOTE 15 — STOCK-BASED COMPENSATION

The 2015 Equity Incentive Plan (“2015 Plan”) has 10,000,000 shares of Class A common stock reserved for issuance. Under the 2015 Plan, the Company may make various equity awards to present and future employees, officers, directors and consultants providing services to the Company. The 2015 Plan is administered by the board in its sole discretion.

Stock Option Awards

Stock option awards generally vest over a period of five years in which twenty percent (20%) of the option shares vest on the first anniversary of the vesting commencement date and then one-sixtieth (1/60th) of the option shares vest monthly thereafter. Option exercise prices are to be no less than the fair market value of the underlying shares on the date of grant.

A summary of the 2015 Plan stock option activities is presented below:

				Weighted
		Weighted-	Aggregate	Average
		Average	Intrinsic	Contractual
	Number of	Exercise	Value (in	Term
	Shares	Price	thousands)	(years)
Outstanding at January 31, 2019	4,483,500	$0.37
Granted	1,237,000	1.02
Cancelled	(109,200)	0.36
Exercised	(27,300)	0.35	$19
Outstanding at December 31, 2019	5,584,500	0.51
Granted	362,500	1.02
Cancelled	(200,000)	0.69
Exercised	(15,000)	1.12	$2
Outstanding at December 31, 2020	5,731,500	$0.54
Exercisable at December 31, 2020	4,135,133	$0.42	$3,023	5.4
Expected to vest at December 31, 2020	1,596,367	0.84	487	8.3
Total	5,731,500	$0.54	$3,510	6.2

The weighted-average fair value of options issued during the years ended December 31, 2020 and 2019 was $0.50, and the weighted-average remaining contractual term of options outstanding and exercisable at December 31, 2020 and 2019 was 5.4 and 6.1 years, respectively. Unvested options as of December 31, 2020 and 2019 were 1,596,367 and 2,256,717, respectively, with weighted-average fair values of $0.41 and $0.35, respectively. During the year ended December 31, 2020, 925,733 options vested and 200,000 options were forfeited, with weighted-average fair values of $0.29 and $0.34, respectively.

Stock-based compensation expense related to stock option awards is based on the fair value of the stock options on the date of grant. We recognize stock-based compensation expense using the straight-line method over the award’s requisite service period. Stock-based compensation for the years ended December 31, 2020 and 2019 was $0.5 million and $0.2 million, respectively. The unrecognized compensation cost for unvested options as of December 31, 2020 is $0.9 million which is to be expensed over a weighted average period of 3.4 years.

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company estimates the fair value of each option on the date of grant using the Black-Scholes option pricing model. The following table presents a weighted average summary of the assumptions used to determine the fair value of each option on the date of grant during the period:

	Year ended December 31,
	2020	2019
Dividend yield	0%	0%
Expected term (years)	6.32	6.32
Risk-free interest rate	0.40%	1.40%
Volatility	52.80%	48.90%

The Company uses the simplified method in estimating the expected term of options granted to employees, which is the midpoint between the vesting date and the end of the contractual term, since the Company does not have the sufficient historical data to provide a reasonable basis upon which to estimate its options’ expected term. Given the absence of historical stock volatility, expected volatilities used in the Black-Scholes option pricing model are based on the historical volatility of stocks of comparable publicly traded companies. The risk-free interest rate is based on U.S. Treasury zero-coupon bonds with a term similar to the expected term of the options. The Company does not anticipate any cash dividends on its common stock and, therefore, uses an expected dividend yield of zero.

Restricted Stock Units

In connection with the Parakeet acquisition, the Company awarded a total of 250,000 restricted stock units (“RSUs”) under the 2015 Plan to the founder and CEO of Parakeet as part of his employment agreement with us post-acquisition. Vesting of the RSUs are contingent on continued employment and, therefore, are accounted for as stock-based compensation per ASC 718, Compensation — Stock Compensation. 125,000 of the RSUs are subject solely to time-based vesting over a two-year service period (“Service-Based RSUs”). Fifty percent (50%) of these Service-Based RSUs cliff vest on the anniversary date of February 26, 2021 and then one-twenty-fourth (1/24th) of the Service-Based RSUs vest monthly thereafter. 125,000 of the RSUs are subject to both service-based and performance-based vesting (“Performance-Based RSUs”). The Performance-Based RSUs vest as follows: i) 62,500 RSUs vest upon Parakeet target revenue attainment in calendar year 2020, ii) 62,500 RSUs vest upon Parakeet target revenue attainment in calendar year 2021, provided continuous employment by the Company through February 26, 2021 and February 26, 2022, respectively.

Stock-based compensation expense is recognized based on the grant date fair value of the Service-Based RSUs on a straight-line basis over the two-year vesting period, as long as continuous employment is maintained. The probability of achieving the performance targets is considered in recording the underlying stock-based compensation expense for the Performance-Based RSUs. At the grant date of the Performance-Based RSUs, management did not consider achievement of the 2020 and 2021 revenue targets as probable and accordingly, has not recognized any stock-based compensation expense related to the Performance-Based RSUs for the year ended December 31, 2020. Actual Parakeet 2020 revenue did not meet the performance target. As of December 31, 2020, none of the RSUs have vested and the Company has expensed $60,000 during the year ended December 31, 2020 in relation to the Service-Based RSUs.

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — EARNINGS (LOSS) PER SHARE

The following table sets forth the allocation of net income/(loss) for the years ended December 31, 2020 and 2019 for the computation of basic and diluted earnings/(loss) per share (“EPS”) (in thousands except for share and per share data):

	2020	2019
Numerator:
Net income/(loss)	$1,041	$(1,248)
Allocation of earnings to Series A-1 and A-2 preferred stock	(852)	—
Numerator for basic EPS – net income/(loss) available to common shares	$189	$(1,248)
Effect of dilutive securities:
Add back allocation of earnings to Series A-1 and A-2 preferred stock	852	—
Numerator for diluted EPS – net income/(loss) available to common shares after assumed conversions	$1,041	$(1,248)
Denominator:
Weighted average shares of Class A common	457,849	35,419
Weighted average shares of Class B common	11,000,000	11,000,000
Weighted average shares of redeemable Class A common	534,278	—
Denominator for basic EPS – weighted average shares	11,992,127	11,035,419
Effect of dilutive securities:
Series A-1 and A-2 preferred stock	53,924,450	—
Stock options – Class A common	3,227,763	—
Restricted stock units – Class A common	98,958	—
Denominator for diluted EPS – adjusted weighted average shares	69,243,298	11,035,419
Earnings per share:
Net earnings (loss) per share, basic	$0.02	$(0.11)
Net earnings (loss) per share, diluted	$0.02	$(0.11)

For the year ended December 31, 2019, 5,584,500 outstanding stock options, 41,000,000 Series A-1 preferred stock, and 12,924,450 Series A-2 preferred stock were not included in the computation of diluted loss per share because they were antidilutive.

NOTE 17 — PAYCHECK PROTECTION PROGRAM

On April 10, 2020, the Company received $3.5 million in funding under the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”). As there is no definitive guidance under U.S. GAAP for this program, the Company has applied the guidance under International Accounting Standards (“IAS”) 20, Accounting for Government Grants, and accounted for the PPP funding as a government grant. Under IAS 20, government grant income is recognized when there is reasonable assurance that the Company has complied with the provisions of the grant.

The Company’s PPP proceeds were solely used in full towards covered payroll costs during 2020 and management believes it met all the requirements in obtaining and qualifying for full forgiveness of its PPP funding in compliance with the program. Accordingly, we elected to follow the income approach under IAS 20 and recognize income as funds are applied to covered expenses and classify the application of the funds as other income in the consolidated statements of operations.

The Company subsequently received confirmation of 100% forgiveness of its PPP funding from the SBA in August 2021.

BRIVO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through December 22, 2021, the date these consolidated financial statements were available to be issued. The Company is aware of the following subsequent events:

The Loan Agreement

The Company amended its Loan Agreement (Note 9) in April 2021 to increase its total credit limit from $15.0 million to $20.0 million and to increase the borrowing rate on eligible recurring subscription services revenue. In October 2021, the Company further amended its Loan Agreement and its covenants to accommodate the Company’s planned operations. Total principal outstanding under the Loan Agreement is currently $14.0 million.

Lease Commitments

In May 2021, the Company extended its headquarters office lease for one year until June 2026 and issued a standby letter of credit in the amount of $1.2 million under the Loan Agreement to guarantee the lease.

Redeemable Common Stock

The Put and Call Agreement (Note 13) terminated as of November 7, 2021 and the underlying 480,730 shares of Class A common stock reported as mezzanine equity in the consolidated balance sheet as of September 30, 2021 will be reclassified as stockholders’ equity in future reporting periods.

Risks and Uncertainties

The COVID-19 pandemic continues to impact the U.S. and global economies. As of the date of this registration statement, we are not experiencing any material financial distress resulting from the COVID-19 pandemic. The duration and extent of the impact from the COVID-19 pandemic depends on future developments that are highly uncertain and cannot be accurately predicted at this time. As such, it is not possible at this time to estimate the future impact that COVID-19 will ultimately have on our business. We will continue to evaluate the impact of the COVID-19 pandemic on our operations and the safety of our employees.

Merger Agreement

On November 10, 2021, the Company entered into a Business Combination Agreement with Crown PropTech Acquisitions (“Crown”), a Special Purpose Acquisition Company, registered in the Cayman Islands and listed on the New York Stock Exchange under the trade symbol CPTK. The aggregate transaction consideration to be paid in the Business Combination Agreement will be the number of shares of Crown common stock equal to $800 million plus the aggregate exercise price of outstanding vested Brivo stock options, divided by $10.00. The boards of directors of both Crown and the Company have approved the proposed merger. Completion of the merger is subject to approval of Crown’s shareholders and certain other customary closing conditions and is expected to close in the first half of 2022.

BRIVO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(In thousands, except per share and share data)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash	$1,445	$1,863
Accounts receivable, net	9,590	7,203
Inventory	5,485	7,058
Prepaid expenses and other current assets	4,366	1,753
Total current assets	20,886	17,877
Property and equipment, net	10,890	9,935
Intangible assets, net	9,153	11,860
Goodwill	12,236	12,236
Other assets	615	548
Total assets	$53,780	$52,456
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,644	$4,963
Due to related parties	3,186	2,194
Accrued liabilities	3,250	907
Deferred revenue	502	553
Current portion of long term debt	11,928	—
Total current liabilities	23,510	8,617
Long term debt	—	9,866
Deferred tax liabilities	103	103
Other liabilities	411	427
Total liabilities	24,024	19,013
Commitments and contingencies (Note 12)
Mezzanine equity:
Redeemable Class A common stock, 480,730 shares	1,923	1,923
Stockholders’ equity:
Series A-1 preferred stock, par value $0.001; 41,000,000 shares authorized, issued and outstanding	41	41
Series A-2 preferred stock, par value $0.001; 18,799,200 shares authorized; 12,924,450 shares issued and outstanding	13	13
Class A common stock, par value $0.001; 100,000,000 shares authorized; 869,330 and 532,705 shares issued and outstanding, respectively	1	1
Class B common stock, par value $0.001; 52,000,000 shares authorized; 11,000,000 shares issued and outstanding	11	11
Additional paid-in capital	49,866	49,580
Accumulated deficit	(22,122)	(18,204)
Accumulated other comprehensive income	23	78
Total stockholders’ equity	27,833	31,520
Total liabilities, mezzanine equity and stockholders’ equity	$53,780	$52,456

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIVO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(In thousands except share and per share data)

	Nine Months Ended September 30,
	2021	2020
Revenues
Subscription revenue	$22,639	$18,679
Hardware and other revenue	31,049	23,318
Total revenues	53,688	41,997
Cost of revenues (1)
Subscription revenue	6,977	5,066
Hardware and other revenue	15,398	11,309
Total cost of revenues	22,375	16,375
Operating expenses
Sales and marketing	15,448	11,429
Research and development	7,973	5,409
General and administrative	5,747	5,583
Depreciation and amortization	5,368	4,177
Total operating expenses	34,536	26,598
Loss from operations	(3,223)	(976)
Other income (expense), net
Interest expense	(692)	(803)
Foreign exchange transaction loss	(3)	(2)
Other income	—	3,485
(Loss)/income before income taxes	(3,918)	1,704
Income tax provision	—	2
Net (loss)/income	$(3,918)	$1,702
Per share information:
Earnings (loss) per common share:
Basic	$(0.32)	$0.03
Diluted	$(0.32)	$0.02
Weighted average common shares outstanding:
Basic	12,250,900	11,973,499
Diluted	12,250,900	69,229,207
(1)Exclusive of amortization and depreciation shown in operating expenses below.

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIVO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME (unaudited)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Net (loss)/income	$(3,918)	$1,702
Other comprehensive income/(loss)
Foreign currency translation adjustment	(55)	(4)
Comprehensive (loss)/income	$(3,973)	$1,698

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIVO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (unaudited)

(In thousands, except share data)

															Accumulated
	Redeemable Class A		Series A-1		Series A-2		Class A		Class B				Additional		Other	Total
	Common Stock		Preferred Stock		Preferred Stock		Common Stock		Common Stock		Treasury Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income/(Loss)	Equity
Balance at January 1, 2020	—	$—	41,000,000	$41	12,924,450	$13	37,050	$—	11,000,000	$11	—	$—	$48,741	$(19,245)	$(3)	$29,558
Issuance of stock for acquisition	980,730	3,923	—	—	—	—	500,000	1	—	—	—	—	2,574	—	—	2,575
Repurchase of Class A common stock	(500,000)	(2,000)	—	—	—	—	(19,345)	—	—	—	519,345	(2,077)	—	—	—	(2,077)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	231	—	—	231
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	1,702	—	1,702
Translation adjustments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4	4
Balance at September 30, 2020	480,730	$1,923	41,000,000	$41	12,924,450	$13	517,705	$1	11,000,000	$11	519,345	$(2,077)	$51,546	$(17,543)	$1	$31,993

Balance at January 1, 2021	480,730	$1,923	41,000,000	$41	12,924,450	$13	532,705	$1	11,000,000	$11	—	$—	$49,580	$(18,204)	$78	$31,520
Exercise of stock options	—	—	—	—	—	—	237,667	—	—	—	—	—	86	—	—	86
Stock-based compensation expense	—	—	—	—	—	—	98,958	—	—	—	—	—	200	—	—	200
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,918)	—	(3,918)
Translation adjustments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(55)	(55)
Balance at September 30, 2021	480,730	$1,923	41,000,000	$41	12,924,450	$13	869,330	$1	11,000,000	$11	—	$—	$49,866	$(22,122)	$23	$27,833

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIVO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net (loss)/income	$(3,918)	$1,702
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation and amortization	2,746	1,428
Amortization of acquired intangible assets	2,707	2,792
Amortization of deferred financing	80	73
Deferred tax liabilities	—	—
Stock-based compensation expense	200	231
Provision for bad debt	180	110
Changes in assets and liabilities:
Accounts receivable	(2,567)	(1,005)
Inventories	1,573	(3,282)
Prepaid expenses and other current assets	(2,613)	315
Other assets	76	61
Accounts payable	(319)	1,721
Due to related parties	992	560
Accrued liabilities	2,343	(1,567)
Deferred revenue	(51)	34
Other liabilities	(17)	3
Net cash provided by operating activities	1,412	3,176
Cash flows from investing activities:
Capital expenditures	(3,844)	(4,599)
Acquisition consideration	—	(261)
Net cash used in investing activities	(3,844)	(4,860)
Cash flows from financing activities:
Loan principal proceeds	2,000	19,500
Loan principal repayments	—	(16,500)
Debt financing costs	(17)	(164)
Proceeds from exercise of stock options	86	—
Redemption of Class A common stock	—	(2,000)
Net cash provided by financing activities	2,069	836
Decrease in cash	(363)	(848)
Cash, beginning of period	1,863	1,911
Effect of exchange rate changes	(55)	(4)
Cash, end of period	$1,445	$1,059
Supplemental disclosure of cash flow information:
Cash paid for interest	$612	$730
Cash paid for income taxes	$23	$21
Supplemental disclosure of non-cash investing activities:
Acquisition of business through issuance of common stock	$—	$4,421

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIVO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 1 — BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

Brivo, Inc. (“Brivo”, the “Company”, “we”, or “our”) is a global leader in cloud-based access control and smart building technologies serving commercial real estate, multifamily residential and large distributed enterprises. Our comprehensive product ecosystem and open API provide businesses with powerful digital tools to increase security automation, elevate employee and tenant experience, and improve the safety of all people and assets in the built environment. Our software as a service (“SaaS”) product suite includes access control, smart readers, touchless mobile credentials, visitor management, occupancy monitoring, health and safety features, and integrated video surveillance, smart locks, and intercoms.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The condensed consolidated financial statements include the accounts of Brivo, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. As permitted for interim reporting, certain footnotes or other financial information that are normally required by U.S. GAAP may be condensed or omitted, unless otherwise required by U.S. GAAP or SEC rules and regulations. The consolidated balance sheet as of December 31, 2020 has been derived from the audited consolidated financial statements of the Company. These condensed consolidated financial statements should be read in conjunction with the December 31, 2020 consolidated financial statements and footnotes. The financial data and other information disclosed in these Notes to Condensed Consolidated Financial Statements (unaudited) related to the nine months ended September 30, 2021 and 2020 are unaudited. These unaudited interim financial statements have been prepared on the same basis as the annual consolidated statements and, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the Company’s financial condition and results of operations and cash flows for the interim period presented. The results of the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any future period.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Deferred Transaction Costs

The transaction between Crown PropTech Acquisition and Brivo (as described in Note 18) will be treated as a reverse recapitalization. Accordingly, management has concluded that any direct and incremental costs associated with the Business Combination Agreement, including legal costs, financial advisor and accounting (other than those costs related to the required audit of Brivo) would be deferred as assets and reclassified as a reduction to additional paid in capital in connection with the completion of the Business Combination. In the event the Business Combination is not consummated, deferred transaction costs will be expensed. Deferred transaction costs were $0.9 million as of September 30, 2021. There were not any deferred transaction costs as of December 31, 2020.

Use of Estimates

The preparation of our condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in these condensed consolidated financial statements and accompanying disclosures. Estimates and assumptions are primarily utilized in accounting for revenue recognition, allowance for doubtful accounts, goodwill and intangible assets, capitalization of internally developed software, stock-based compensation and income taxes. Actual results could differ from these estimates and any such differences may be material to the accompanying consolidated financial statements.

BRIVO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Software Development Costs

The Company capitalizes the costs directly related to the development of internal-use software pertaining to its services platform and internally utilized operational tools during the application development phase of the projects when the project is considered to add significant functionality to its platform. Maintenance activities and minor upgrades are expensed in the period performed. Capitalized software development costs are reported at cost less accumulated amortization. Amortization commences once a project is ready for its intended use, generally when the project goes into production. Amortization is calculated on a straight-line basis over the estimated useful life of three years. The Company capitalized $3.1 million and $5.4 million of internal-use software development costs during the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively and related amortization expense for the nine months ended September 30, 2021 and 2020 was $2.4 million and $1.1 million, respectively. Total capitalized software development costs net of accumulated amortization was $9.5 million and $8.9 million as of September 30, 2021 and December 31, 2020, respectively.

Contract Liabilities (Deferred Revenues)

Contract liabilities consist of deferred revenue and include payments received in advance of satisfaction of performance obligations. Deferred revenue is recognized as revenue when the revenue recognition criteria are met. Deferred revenue that will be recognized within 12 months is recorded as current and any remaining deferred revenue is recorded as non-current. The changes in our contract liabilities are as follows for the nine months ended September 30, 2021 and the year ended December 31, 2020 (in thousands):

	September 30,	December 31,
	2021	2020
Beginning of period balance	$553	$132
Revenue deferred and acquired in current period	1,133	568
Revenue recognized from amounts included in contract liabilities	(1,184)	(147)
End of period balance	$502	$553

For the nine months ended September 30, 2021 and 2020 we recognized $0.4 million and $0.1 million, respectively of revenue that was included in the deferred revenue balance at the beginning of the year.

Concentration of Credit Risk

The financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash in demand deposit accounts at financial institutions, which, at times, may exceed federally insured amounts. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash and cash equivalents.

To manage our accounts receivable credit risk, we perform credit valuation and account monitoring procedures to minimize the risk of loss from customers and maintain an allowance for doubtful accounts. Two customers represented a combined 26% or $13.8 million and 30% or $12.8 million of our total revenues for the nine months ended September 30, 2021 and 2020, respectively. These same customers accounted for 23% or $2.2 million and 30% or $2.2 million of the Company’s accounts receivable balances as of September 30, 2021 and December 31, 2020, respectively. No other customers represented more than 10% of total revenues or accounts receivables during the periods presented. Approximately 2% of our total revenues are derived from customers located outside of the United States of America.

Recently Adopted Accounting Pronouncements

As an “emerging growth company,” the Jumpstart Our Business Startups Act, or the JOBS Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use the adoption dates applicable to private companies. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

BRIVO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”) requiring lessees to recognize the right-of-use assets and lease liabilities on the balance sheet and to disclose qualitative and quantitative information about lease transactions. The effective date of ASU 2016-02 for the Company is January 1, 2022, with early adoption permitted. The ASU is expected to impact the Company’s consolidated financial statements and related disclosures as it has certain operating lease arrangements for which it is the lessee. The Company is currently in the process of evaluating the impact that the adoption of ASU 2016-02, as amended, will have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326):    Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which amends the requirement on the measurement and recognition of expected credit losses for financial assets held. This guidance is effective for the Company beginning January 1, 2023 with early adoption permitted. The Company is currently assessing the impact this ASU may have on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40):   Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which aligns the requirements for capitalizing implementation costs in cloud computing arrangements with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This guidance is effective for the Company beginning January 1, 2022. The Company is currently assessing the impact of this ASU may have on its consolidated financial statements.

NOTE 3 — ACQUISITION

On February 26, 2020, the Company acquired 100% of the outstanding equity interests of Parakeet Technologies, Inc. (“Parakeet”), a provider of smart home automation solutions for multifamily properties and vacation rental property managers. The acquisition accelerates our ongoing push to enhance our in-building capabilities beyond our current access control, video, and security features. Total purchase consideration of $4.9 million included the Company’s issuance of 480,655 shares of Class A common stock, 980,730 shares of redeemable Class A common stock and $0.5 million in cash. Purchase consideration paid in the form of equity approximates fair value. The acquisition agreement also provided for an earnout of $1.0 million if Parakeet met certain calendar year 2020 revenue targets. At the date of acquisition, the fair value of the contingent consideration for the revenue earnout was deemed immaterial and thus not recorded. Actual Parakeet 2020 revenue subsequently did not meet the earnout target. Parakeet was a wholly owned subsidiary of the Company from the date of acquisition until dissolved through a merger into the Company on December 31, 2020.

The acquisition was accounted for using the acquisition method per ASC 805, Business Combinations, and the purchase price was allocated to the underlying net tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder allocated to goodwill. Goodwill reflects the value of acquired workforce and other intangible assets that do not qualify for separate recognition. None of the goodwill recognized is expected to be deductible for income tax purposes. The pro forma revenue and earnings impact of the acquisition for the nine months ended September 30, 2020 was determined to be immaterial.

The following table summarizes the allocation of the purchase price (in thousands):

Current assets	$376
Property and equipment	37
Intangible assets	3,070
Goodwill	1,917
Total assets acquired	5,400
Current liabilities assumed	(453)
Total purchase consideration	$4,947

BRIVO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The identifiable intangible assets (in thousands) and estimated useful life is as follows:

	Amount	Useful Life
Customer relationships	$170	10 years
Developed technologies	2,900	5 years
Total intangible assets	$3,070

NOTE 4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (in thousands):

	September 30,	December 31,
	2021	2020
Prepaid expenses	$1,758	$1,209
Deposits on inventory orders	1,673	544
Deferred transaction costs	935	—
Total prepaid expenses and other current assets	$4,366	$1,753

NOTE 5 — INVENTORY

Inventory consists of the following (in thousands):

	September 30,	December 31,
	2021	2020
Finished goods	$4,609	$6,074
Raw materials	876	984
Total inventory	$5,485	$7,058

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	September 30,	December 31,
	2021	2020
Computer equipment	$2,696	$2,239
Software purchased	249	249
Internally developed software	15,142	12,001
Leasehold improvements	697	684
Office furniture and equipment	383	376
Less accumulated depreciation	(8,277)	(5,614)
Property and equipment, net	$10,890	$9,935

Depreciation and amortization expense on property and equipment for the nine months ended September 30, 2021 and 2020 was $2.7 million and $1.4 million, respectively.

NOTE 7 — GOODWILL AND INTANGIBLE ASSETS, NET

There were no changes to the recorded goodwill balance during the nine months ended September 30, 2021. No triggering events occurred during the nine months ended September 30, 2021 requiring an interim impairment test for goodwill or intangible assets.

BRIVO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The changes in the net carrying value of the components of intangible assets (in thousands):

	Customer	Developed
	Relationships	Technology	Total
Balance as of December 31, 2020	$7,606	$4,254	$11,860
Amortization	(1,284)	(1,432)	(2,707)
Balance as of September 30, 2021	$6,322	$2,831	$9,153

Intangible assets (in thousands) and weighted-average life consist of the following at September 30, 2021:

				Weighted-
	Historical	Accumulated	Net	Average
	Cost	Amortization	Balance	Life
Customer relationships	$17,120	$10,798	$6,322	10 years
Developed technology	12,120	9,289	2,831	7 years
Total	$29,240	$20,087	$9,153

Intangible assets (in thousands) and weighted-average life consist of the following at December 31, 2020:

				Weighted-
	Historical	Accumulated	Net	Average
	Cost	Amortization	Balance	Life
Customer relationships	$17,120	$9,514	$7,606	10 years
Developed technology	12,120	7,866	4,254	7 years
Trademarks and trade names	2,340	2,340	—	5 years
Total	$31,580	$19,720	$11,860

Amortization expense was $2.7 million and $2.8 million for the nine months ended September 30, 2021 and 2020, respectively.

The table below shows estimated future amortization expense for definite-lived intangible assets as of September 30, 2021(in thousands):

Year	Amount
Remainder of 2021	$902
2022	2,812
2023	2,292
2024	2,292
2025	783
Thereafter	72
Total	$9,153

NOTE 8 — ACCRUED LIABILITIES

Accrued liabilities (in thousands) consist of the following (in thousands):

	September 30	December 31,
	2021	2020
Bonuses and commissions	$1,757	$371
Accrued warranty expense	146	125
Accrued interest expense	51	48
Deferred financing costs	635	—
Other accrued expenses	661	363
Total accrued liabilities	$3,250	$907

BRIVO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 9 — DEBT

On December 9, 2016, we entered into a $15.0 million revolving loan facility (the “Revolving Loan Facility”) with a maturity date of December 9, 2020. The Revolving Loan Facility was secured by substantially all of the assets of the Company and required the Company to maintain certain financial covenants. Advances were drawn on the Revolving Loan Facility up to the greater of $15.0 million or the borrowing limit based on eligible recurring subscription services revenue. Interest on outstanding balances accrued based on the one-month London Interbank Offered Rate with a minimum floor of 1.00% plus a margin of 5.50% and was payable monthly in arrears.

On May 7, 2020, the Company refinanced the Revolving Loan Facility by entering into a $15.0 million revolving loan agreement (the “Loan Agreement”) with a new financial institution and a maturity date of May 7, 2022. The Company borrowed $12.7 million under the Loan Agreement upon close, paid off the existing Revolving Loan Facility in full. Borrowings under the Loan Agreement are secured by substantially all of the assets of the Company and requires the Company to maintain certain financial covenants. The Company amended its Loan Agreement in April 2021 to increase its total credit limit from $15.0 million to $20.0 million and to increase the borrowing rate on eligible recurring subscription services revenue. Advances may be drawn on the Loan Agreement up to the lesser of $20.0 million or the borrowing limit based on hardware receivables and eligible recurring subscription services revenue. Interest on outstanding balances accrues based on the Wall Street Journal Prime Rate plus a margin of 1.75%, and is payable monthly in arrears.

During the nine months ended September 30, 2021 and 2020, the effective interest rate averages were 5.13% and 5.78%, respectively. The Company incurred $0.2 million of debt issuance costs in connection with the 2020 refinancing which is capitalized and amortized to interest expense on a straight-line basis over the life of the Loan Agreement. The balance of the terminated Revolving Loan Facility debt issuance costs of $35,900 was expensed in the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2020. As of September 30, 2021 and December 31, 2020, debt issuance costs balances of $0.1 million and $0.1 million are reported as a reduction to the outstanding loan balances of $12.0 million and $10.0 million, respectively, in the condensed consolidated balance sheets. As of September 30, 2021, the Company was in compliance with its loan covenants and had $6.8 million availability under its borrowing limit.

NOTE 10 — INCOME TAXES

We did not record a provision for corporate income taxes for the nine months ended September 30, 2021 and 2020 as the Company was in a net taxable loss position. Deferred tax assets resulting from such losses are fully reserved as of September 30, 2021 and 2020 since, at present, the Company has no history of taxable income and its more likely than not that such assets will not be realized. The Company’s balance sheet of September 30, 2021 and December 31, 2020 reflects a deferred tax liability associated with certain indefinite lived assets and liabilities. Any changes in our net deferred tax liability during the reporting periods are not significant.

NOTE 11 — RELATED PARTY TRANSACTIONS

The Company is a reseller of Eagle Eye Networks, Inc. (“Eagle Eye”) video security services and products. The Company and Eagle Eye are commonly owned by the Company’s majority shareholder who is also the founder and CEO of Eagle Eye. The Company entered into a resale agreement with Eagle Eye in April 2016, renewed in April 2021, to facilitate the resale of Eagle Eye services and products to our customers. Each party is responsible for all their respective costs and obligations, including sales and marketing expenditures and commissions.

During the nine months ended September 30, 2021 and 2020, the Company purchased $8.0 million and $5.7 million, respectively, of subscription services and products from Eagle Eye which is included in the cost of revenues in the accompanying condensed consolidated statements of operations. The Company acts as principal in the resale of these services and products since the Company is free to set pricing, bears the inventory and credit risk of hardware resales, controls the transfer and support of services and goods resold, and the video services are integrated into our software and subscription service offerings for a combined, value-added solution to our customers. As principal, revenues from the resale of these products and services were reported in gross revenue in the accompanying condensed consolidated statements of operations.

BRIVO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The Company and Eagle Eye jointly participate and host certain promotional events including tradeshows and partner events. The Company incurred $0.1 million and $0.2 million for its even split of the third-party shared marketing expenses included in sales and marketing expenses in the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2021 and 2020, respectively.

The Company has a management services agreement with Eagle Eye to support our sales office located in Amsterdam. The agreement includes rent, administrative and support expenses. For the nine months ended September 30, 2021 and 2020, $0.05 million and $0.1 million was incurred under the agreement and is included in sales and marketing expenses in the accompanying condensed consolidated statements of operations, respectively.

As of September 30, 2021 and December 31, 2020, the total amount due to Eagle Eye was $3.2 million and $0.6 million, respectively, and is reported in due to related parties in the accompanying condensed consolidated balance sheets.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space, manufacturing and warehouse facilities under operating leases that are renewable on a periodic basis at the option of both the lessors and lessee. Certain lease agreements contain escalation clauses. Rent expense under operating leases is recognized on a straight-line basis over the noncancelable lease term, taking into consideration any scheduled rent escalation and incentives.

In May 2021, the Company extended its headquarters office lease for one year until June 2026 and issued a standby letter of credit in the amount of $1.2 million under the Loan Agreement to guarantee the lease.

Rent expense under operating leases for the nine months ended September 30, 2021 and 2020 was $1.0 million and $0.9 million, respectively.

Future minimum lease payments under operating leases that have an initial or remaining noncancelable lease term as of September 30, 2021 are as follows (in thousands):

Year	Amount
Remainder of 2021	$324
2022	1,311
2023	1,346
2024	1,382
2025	1,421
Thereafter	912
Total	$6,696

Litigation

The Company is involved, from time to time, in lawsuits arising in the normal course of business. The Company believes any pending lawsuits will not have a material adverse impact on the Company’s condensed consolidated financial statements.

NOTE 13 — REDEEMABLE COMMON STOCK

On February 26, 2020, in connection with the Parakeet acquisition (Note 3), the Company issued 980,730 shares of Class A common stock to the majority shareholder of Parakeet subject to a Put and Call Agreement. The agreement provides i) the stockholder the right to sell the shares to the Company at $4.00 per share, subject to certain requirements including the refinancing of the Revolving Loan Facility (Note 8) and expiring January 20, 2021, and ii) the Company the right to purchase the shares at $4.00 per share expiring February 19, 2021. The agreement was amended on May 7, 2020 to permit the stockholder’s exercise of put rights of

BRIVO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

up to 500,000 shares through December 31, 2020 and to permit the exercise of put rights on all remaining eligible shares from January 1, 2021 through November 7, 2021. The Company’s call rights were extended until November 7, 2021.

Upon the February 26, 2020 issuance, the shares of redeemable Class A common stock were recorded at fair value and were classified as temporary equity under ASC 480, Distinguishing Liabilities from Equity, as these shares were contingently redeemable at the option of the stockholder. The fair value of the redeemable shares was considered by management to be equal to the redemption value of the shares at the time of issuance. In May 2020, the stockholder exercised the put right to sell 500,000 eligible shares and the Company purchased the shares for $2.0 million in cash.

As of September 30, 2021 and December 31, 2020, 480,730 eligible put shares were outstanding and reported as mezzanine equity in the accompanying condensed consolidated balance sheets.

NOTE 14 — STOCKHOLDERS’ EQUITY

The Company has two classes of common stock and two classes of preferred stock. One owner, who is also the sole board director, controls approximately 97% of the voting interests of the Company.

Common Stock

The Company has reserved 10,000,000 shares of its Class A common stock for issuance of shares pursuant to the 2015 Equity Incentive Plan (Note 15). Each share of Class A common stock is entitled to one vote for each share on matters submitted to a stockholders vote.

Class B common stockholders are entitled to ten (10) votes for each share on matters submitted to a stockholders vote. The Class B common stock contains a protective provision requiring approval of more than fifty percent (50%) of the outstanding shares of Class B common stock on certain corporate matters, including amending the articles of incorporation, revising the number of authorized shares of capital stock, increasing the size of the board of directors, and the declaration or payment of any dividends. Each share of Class B common stock is convertible into one share of Class A common stock.

Preferred Stock

Series A-1 preferred stockholders are entitled to ten (10) votes for each share on matters submitted to a stockholders vote. Each share of Series A-1 preferred stock is convertible into Class B common stock at the applicable conversion rate, currently one to one for the issued and outstanding Series A-1 preferred stock.

Series A-2 preferred stockholders are entitled to one vote for each share on matters submitted to a stockholders vote. Each share of Series A-2 preferred stock is convertible into Class A common stock at the applicable conversion rate, currently one to one for the issued and outstanding Series A-2 preferred stock. The Series A-2 preferred stock contains a protective provision requiring approval of more than fifty-one percent (51%) of the outstanding shares of Series A-2 preferred stock, subject to a minimum of 9,000,000 shares of Series A-2 preferred stock is issued and outstanding, on certain corporate matters, including amending the articles of incorporation, revising the number of authorized shares of Series A-2 preferred stock and entering into material contracts with the majority stockholder or affiliates.

The Series A-1 preferred stock and Series A-2 preferred stock are entitled to receive dividends before the declaration or payment of any dividends to the common stock. The Series A-1 preferred stock and Series A-2 preferred stock have liquidation preferences equal to their respective purchase price per share. The Class A common stock and Class B common stock have reserved shares equal to the potential conversion of all classes of capital stock.

BRIVO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Treasury Stock

During the year ended December 31, 2020, the Company reacquired 500,000 shares of redeemable Class A common stock and 19,345 shares of Class A common stock originally issued as part of the Parakeet acquisition. These shares were subsequently retired and reauthorized for issuance. No shares of treasury stock are outstanding as of September 30, 2021.

NOTE 15 — STOCK-BASED COMPENSATION

The 2015 Equity Incentive Plan (“2015 Plan”) has 10,000,000 shares of Class A common stock reserved for issuance. Under the 2015 Plan, the Company may make various equity awards to present and future employees, officers, directors and consultants providing services to the Company. The 2015 Plan is administered by the board in its sole discretion.

Stock Option Awards

Stock option awards generally vest over a period of five years in which twenty percent (20%) of the option shares vest on the first anniversary of the vesting commencement date and then one-sixtieth (1/60th) of the option shares vest monthly thereafter. Option exercise prices are to be no less than the fair market value of the underlying shares on the date of grant.

A summary of the 2015 Plan stock option activities is presented below:

		Weighted-
		Average
	Number	Exercise
	of Shares	Price
Outstanding at December 31, 2019	5,584,500	$0.51
Granted	362,500	1.02
Cancelled	(140,000)	0.83
Exercised	(15,000)	1.02
Outstanding at September 30, 2020	5,791,500	$0.54

Outstanding at December 31, 2020	5,731,500	$0.54
Granted	—	—
Cancelled	(243,333)	0.91
Exercised	(237,667)	0.37
Outstanding at September 30, 2021	5,250,500	$0.53
Exercisable at September 30, 2021	4,197,475	$0.44
Expected to vest as of September 30, 2021	1,053,025	$0.87
Total	5,250,500	$0.53

No options were granted during the nine months ended September 30, 2021. The weighted-average fair value of options issued during the nine months ended September 30, 2020 was $0.50.

Stock-based compensation expense related to stock option awards is based on the fair value of the stock options on the date of grant. We recognize stock-based compensation expense using the straight-line method over the award’s requisite service period. Stock-based compensation for the nine months ended September 30, 2021 and 2020 was $0.1 million and $0.2 million, respectively. The unrecognized compensation cost for unvested options as of September 30, 2021 is $0.5 million which is to be expensed over a weighted average period of 2.61 years.

BRIVO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The Company estimates the fair value of each option on the date of grant using the Black-Scholes option pricing model. The following table presents a weighted average summary of the assumptions used to determine the fair value of each option on the date of grant during the period:

Nine Months
Ended
September 30,
2020
Dividend yield	0%
Expected term (years)	6.32
Risk-free interest rate	0.40%
Volatility	52.80%

The Company uses the simplified method in estimating the expected term of options granted to employees, which is the midpoint between the vesting date and the end of the contractual term, since the Company does not have the sufficient historical data to provide a reasonable basis upon which to estimate its options’ expected term. Given the absence of historical stock volatility, expected volatilities used in the Black-Scholes option pricing model are based on the historical volatility of stocks of comparable publicly traded companies. The risk-free interest rate is based on U.S. Treasury zero-coupon bonds with a term similar to the expected term of the options. The Company does not anticipate any cash dividends on its common stock and, therefore, uses an expected dividend yield of zero.

Restricted Stock Units

In connection with the Parakeet acquisition in February 2020, the Company awarded a total of 250,000 restricted stock units (“RSUs”) under the 2015 Plan to the founder and CEO of Parakeet as part of his employment agreement with us post-acquisition. 125,000 of the RSUs are subject solely to time-based vesting over a two-year service period (“Service-Based RSUs”) and 125,000 of the RSUs are subject to both service-based and performance-based vesting (“Performance-Based RSUs”).

Stock-based compensation expense is recognized based on the grant date fair value of the Service-Based RSUs on a straight-line basis over the two-year vesting period, as long as continuous employment is maintained. The probability of achieving the performance targets is considered in recording the underlying stock-based compensation expense for the Performance-Based RSUs. At the grant date of the Performance-Based RSUs, management did not consider achievement of the 2020 and 2021 revenue targets as probable and accordingly, has not recognized any stock-based compensation expense related to the Performance-Based RSUs to date through September 30, 2021. Actual Parakeet 2020 revenue did not meet the performance target. The Company expensed $53,000 and $42,000 during the nine months ended September 30, 2021 and 2020, respectively, in relation to the Service-Based RSUs.

The Following table summarizes the restricted stock units activity for the periods indicated:

Number of
Units
Outstanding at December 31, 2019	—
Granted	250,000
Vested	—
Forfeited	—
Outstanding at September 30, 2020	250,000

Outstanding at December 31, 2020	187,500
Granted	—
Vested	(98,958)
Forfeited	—
Outstanding at September 30, 2021	88,542

BRIVO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 16 — EARNINGS PER SHARE

The following table sets forth the allocation of net income (loss) for the nine months ended September 30, 2021 and 2020 for the computation of basic and diluted earnings per share (“EPS”) (in thousands except for share and per share data):

	2021	2020
Numerator:
Net (loss)/earnings	$(3,918)	$1,702
Allocation of earnings to Series A-1 and A-2 preferred stock	—	(1,394)
Numerator for basic EPS – net income/(loss) available to common shares	$(3,918)	$308
Effect of dilutive securities:
Add back allocation of earnings to Series A-1 and A-2 preferred stock	—	1,394
Numerator for diluted EPS – net income/(loss) available to common shares after assumed conversions	$(3,918)	$1,702
Denominator:
Weighted average shares of Class A common	770,170	419,219
Weighted average shares of Class B common	11,000,000	11,000,000
Weighted average shares of redeemable Class A common	480,730	554,280
Denominator for basic EPS – weighted average shares	12,250,900	11,973,499
Effect of dilutive securities:
Series A-1 and A-2 preferred stock	—	53,924,450
Stock options – Class A common	—	3,287,487
Restricted stock units – Class A common	—	106,771
Denominator for diluted EPS – adjusted weighted average shares	12,250,900	69,229,207
Earnings per share:
Net (loss) earnings per share, basic	$(0.32)	$0.03
Net (loss) earnings per share, diluted	$(0.32)	$0.02

For the nine months ended September 30, 2021, 5,250,500 outstanding stock options, 26,042 restricted stock units, 41,000,000 Series A-1 preferred stock, and 12,924,450 Series A-2 preferred stock were not included in the computation of diluted loss per share because they were antidilutive.

NOTE 17 — PAYCHECK PROTECTION PROGRAM

On April 10, 2020, the Company received $3.5 million in funding under the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”). As there is no definitive guidance under U.S. GAAP for this program, the Company has applied the guidance under International Accounting Standards (“IAS”) 20, Accounting for Government Grants, and accounted for the PPP funding as a government grant. Under IAS 20, government grant income is recognized when there is reasonable assurance that the Company has complied with the provisions of the grant.

The Company’s PPP proceeds were solely used in full towards covered payroll costs during 2020 and management believes it met all the requirements in obtaining and qualifying for full forgiveness of its PPP funding in compliance with the program. Accordingly, we elected to follow the income approach under IAS 20 and recognize income as funds are applied to covered expenses and classify the application of the funds as other income in the condensed consolidated statements of operations.

The Company received confirmation of 100% forgiveness of its PPP funding from the SBA in August 2021.

NOTE 18 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through December 22, 2021, the date these condensed consolidated financial statements were available to be issued.

BRIVO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The Loan Agreement

In October 2021, the Company further amended its Loan Agreement (Note 9) and its covenants to accommodate the Company’s planned operations. Total principal outstanding under the Loan Agreement is currently $14.0 million.

Redeemable Common Stock

The Put and Call Agreement (Note 13) terminated as of November 7, 2021 and the underlying 480,730 shares of Class A common stock reported as mezzanine equity in the consolidated balance sheet as of September 30, 2021 will be reclassified as stockholders’ equity in future reporting periods.

Risks and Uncertainties

The COVID-19 pandemic continues to impact the U.S. and global economies. As of the date of this registration statement, we are not experiencing any material financial distress resulting from the COVID-19 pandemic. The duration and extent of the impact from the COVID-19 pandemic depends on future developments that are highly uncertain and cannot be accurately predicted at this time. As such, it is not possible at this time to estimate the future impact that COVID-19 will ultimately have on our business. We will continue to evaluate the impact of the COVID-19 pandemic on our operations and the safety of our employees.

Merger Agreement

On November 10, 2021, the Company entered into a Business Combination Agreement with Crown PropTech Acquisitions (“Crown”), a Special Purpose Acquisition Company, registered in the Cayman Islands and listed on the New York Stock Exchange under the trade symbol CPTK. The aggregate transaction consideration to be paid in the Business Combination Agreement will be the number of shares of Crown common stock equal to $800 million plus the aggregate exercise price of outstanding vested Brivo stock options, divided by $10.00. The boards of directors of both Crown and the Company have approved the proposed merger. Completion of the merger is subject to approval of Crown’s shareholders and certain other customary closing conditions and is expected to close in the first half of 2022.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

CROWN PROPTECH ACQUISITIONS,

CROWN PROPTECH MERGER SUB I CORP.,

CROWN PROPTECH MERGER SUB II LLC,

and

BRIVO, INC.

Dated as of November 10, 2021

A-i

A-ii

Annexes

Annex I	Earn-Out Merger Consideration

Exhibits

Exhibit A	Form of Surviving Pubco Certificate of Incorporation
Exhibit B	Form of Surviving Pubco Bylaws

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of November 10, 2021, is entered into by and among Crown PropTech Acquisitions, a Cayman Islands exempted company (“SPAC”), Crown PropTech Merger Sub I Corp., a Delaware corporation (“Merger Sub I”), Crown PropTech Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), and Brivo, Inc., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement shall have the meanings set forth in Article I.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company on September 24, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub I and Merger Sub II are newly formed, wholly owned, direct subsidiaries of SPAC formed for the sole purpose of the Mergers;

WHEREAS, prior to the Closing Date, upon the terms and subject to the conditions of this Agreement, SPAC will domesticate as a Delaware corporation (“Surviving Pubco”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Companies Act (the “Domestication”);

WHEREAS, concurrently with the Domestication, SPAC will file a certificate of incorporation (the “Surviving Pubco Certificate of Incorporation”) with the Secretary of State of Delaware substantially in the form attached hereto as Exhibit A and adopt bylaws (the “Surviving Pubco Bylaws”) substantially in the form attached hereto as Exhibit B;

WHEREAS, following the Domestication, upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”), the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), SPAC and the Company will enter into a business combination transaction pursuant to which (i) Merger Sub I will merge with and into the Company pursuant to the First Merger, with the Company surviving the First Merger as the Surviving Corporation, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II pursuant to the Second Merger, with Merger Sub II surviving as the Surviving Entity;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Mergers are advisable to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and approved the Mergers and the other Transactions to which it is a party, and (b) has recommended the approval and adoption of this Agreement and the Mergers by the stockholders of the Company;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) approved and adopted this Agreement and approved the payment of the Merger Consideration to shareholders of the Company pursuant to this Agreement and approved the other Transactions to which it is a party, including the Domestication, the Mergers, the Private Placements and the other SPAC Proposals, and (b) has recommended the approval and adoption of this Agreement and the Transactions by the shareholders of SPAC;

WHEREAS, the board of directors of Merger Sub I (the “Merger Sub I Board”) has unanimously (a) determined that the Mergers are fair to, and in the best interests of, Merger Sub I and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other Transactions to which it is a party, and (b) has recommended the approval and adoption of this Agreement and the Mergers by the sole stockholder of Merger Sub I;

WHEREAS, the sole member of Merger Sub II (the “Merger Sub II Member”) has unanimously (a) determined that the Mergers are fair to, and in the best interests of, Merger Sub II and its sole member and (b) has approved and adopted this Agreement and approved the Mergers and the other Transactions to which Merger Sub II is a party;

WHEREAS, the Sponsor, the Company, SPAC, and the other persons named therein and party thereto, concurrently with the execution and delivery of this Agreement, and as an inducement for the Company to enter into the

Transactions, are entering into the Sponsor Letter Agreement, dated as of the date hereof (the “Sponsor Letter Agreement”), pursuant to which the Sponsor has agreed to (a) vote all of its equity interests in SPAC in favor of the Transactions and the SPAC Proposals, (b) abstain from exercising any redemption rights in connection with the Redemption Rights, (c) subject forty percent (40%) of its founder shares to certain forfeiture and vesting conditions and (d) irrevocably waive any anti-dilution right or other protection with respect to the shares of SPAC Common Stock held by the Sponsor that would result in such shares converting into shares of SPAC Common Stock in connection with any of the transactions contemplated by this Agreement at a ratio of greater than one-for-one;

WHEREAS, SPAC, the Company and certain stockholders of the Company (including the Key Company Stockholder), concurrently with the execution and delivery of this Agreement, and as an inducement for SPAC to enter into the Transactions, are entering into a Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), pursuant to which such stockholders have agreed not to (a) transfer any shares of Company Capital Stock owned by it, or (b) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries with respect to, or the making of, any Company Acquisition Proposal;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and certain stockholders of the Company and certain shareholders of SPAC (including the Sponsor) are entering into a Registration Rights and Lock-Up Agreement dated as of the date hereof but effective only as of the Closing (the “Registration Rights and Lock-Up Agreement”);

WHEREAS, contemporaneously with the execution of this Agreement, SPAC has entered into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase convertible promissory notes of Surviving Pubco that are convertible into Surviving Pubco Class A Common Stock on the terms and subject to the conditions set forth therein (the “Private Placements”), with such purchases to be consummated immediately prior to the consummation of the Transactions; and

WHEREAS, for United States federal income Tax purposes, it is intended that (i) the Domestication qualify as a transaction treated as a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the First Merger and the Second Merger, taken together, constitute an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, that the Company, Merger Sub I, Merger Sub II and SPAC are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization (clauses (i) and (ii), collectively, the “Intended U.S. Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01         Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Transaction Consideration” means a number of shares of Surviving Pubco Class A Common Stock and Surviving Pubco Class B Common Stock, as applicable in accordance with Section 4.01, equal to the quotient of (a) the Equity Value plus the aggregate exercise price of all outstanding Company Options that are vested as of the Closing Date and are “in the money” based on a $10.00 value of each share of Surviving Pubco Class A Common Stock divided by (b) $10.00.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement, the Subscription Agreements and all documents and agreements entered into in connection with the Private Placements, the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws, the Stock Incentive Plan and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub I, Merger Sub II or the Company in connection with the Transactions.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act and all other applicable anti-corruption laws.

“Business Data” means any and all business information and data, including Confidential Information and Personal Information (whether of employees, contractors, consultants, customers, consumers, vendors, suppliers, service providers or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company or any Company Subsidiary.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY or the Cayman Islands.

“Business Systems” means any and all Software, firmware, middleware, workstations, routers, hubs, switches, computer hardware (whether general or special purpose), electronic data processors, databases, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, computer systems and all other information technology equipment, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” and all documentation related to the foregoing, that are owned by, leased or licensed to, or otherwise used in the conduct of the business of, the Company or any Company Subsidiary.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than SPAC, Merger Sub I, Merger Sub II or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of assets that constitute 20% or more of the assets of the Company or any Company Subsidiary, taken as a whole (based on the fair market value thereof, as determined by the Company Board in good faith), or (b) acquisition of beneficial ownership of 20% or more of the total voting power of the equity securities of the Company or any Company Subsidiary, whether by way of merger, asset purchase, equity purchase or otherwise.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the second amended and restated articles of incorporation of the Company, dated December 8, 2016, as such may have been amended, supplemented or modified from time to time.

“Company Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company in connection with, and prior to the execution of, this Agreement.

“Company Equity Plan” means the Brivo, Inc. 2015 Equity Incentive Plan, adopted by the Company Board and approved by the Company’s stockholders as of April 7, 2015, as such may have been amended, supplemented or modified from time to time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means any and all Intellectual Property rights owned or purported to be owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use or for which the Company or any Company Subsidiary has obtained a covenant not to be sued.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God; (vi) any actions taken or not taken by the Company or the Company Subsidiaries as expressly required by this Agreement or any Ancillary Agreement; (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), provided that this clause (vii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has expressly requested or to which it has expressly consented or which actions are explicitly contemplated by this Agreement, except in the cases of clauses (i) through (v), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which the Company and the Company Subsidiaries operate; provided, further, that for the avoidance of doubt, any change, modification, amendment or termination of any of the Material Contracts set forth in Section 5.16(a)(i)-(v), (viii) or (xvi) of the Company Disclosure Schedule may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur as a result thereof.

“Company Options” means all outstanding options to purchase shares of Company Class A Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing, granted under the Company Equity Plan.

“Company-Owned IP” means any and all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the shares of preferred stock of the Company, including the Company Series A-1 Preferred Stock and Company Series A-2 Preferred Stock.

“Company RSUs” means all outstanding restricted stock units relating to shares of Company Class A Common Stock immediately prior to the Closing, granted under the Company Equity Plan.

“Company Series A-1 Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company designated as Series A-1 Preferred Stock in the Company Certificate of Incorporation.

“Company Series A-2 Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company designated as Series A-2 Preferred Stock in the Company Certificate of Incorporation.

“Confidential Information” means any information, knowledge or data concerning (a) the businesses and affairs of the Company, any Company Subsidiaries, SPAC or any Subsidiaries of SPAC or (b) any Suppliers or customers of the Company, any Company Subsidiaries, SPAC or any subsidiaries of SPAC (as applicable) that is not already generally available to the public, including any trade secrets.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to the coronavirus COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Customers/Resellers” means persons that purchase or license Products directly from the Company or any Company Subsidiary, including resellers, distributors and dealers that purchase such Products for resale and end users that purchase such Products for their own direct use.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, disabling codes, instructions or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system, data, software, network or other device, or any component of such computer system, data, software, network or other device, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Equity Value” means an amount equal to $800,000,000.

“GAAP” means the United States generally accepted accounting principles.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all (a) patents, patent applications (including provisional and non-provisional applications), statutory invention registrations and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, renewals, extensions or reexaminations thereof and all improvements to the inventions disclosed in each such registration, patent, patent application and disclosure (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, certifications, corporate names and any and all other source identifiers, together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights (whether or not registered), and all registrations and applications for registration, renewals, reversions, restorations, derivative works and extensions thereof (regardless of the medium of fixation or means of expression) (“Copyrights”) and other works of authorship (whether or not copyrightable), mask work rights and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), confidential information, customer and supplier lists (including lists of prospects), improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and related information; (e) Internet domain names and social media accounts and identifiers; (f) intellectual property rights in Software, (g) rights of publicity, (h) all other intellectual property or proprietary rights of any kind or description in any jurisdiction throughout the world; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past, present or future infringement, misappropriation or other violation, if any, in connection with any of the foregoing.

“Key Company Stockholder” means EMBUIA, LLC.

“knowledge” or “to the knowledge” of a person shall mean (i) in the case of the Company, the actual knowledge of the persons listed on Section 1.01(b) of the Company Disclosure Schedule after reasonable inquiry, and (ii) in the case of SPAC, the actual knowledge of Richard Chera and Pius Sprenger, after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or any Company Subsidiary as tenant, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any Company Subsidiary relating to the foregoing.

“Lien” means any lien, security interest, mortgage, license, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub I Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub I, as amended, modified or supplemented from time to time.

“Merger Sub II Organizational Documents” means the certificate of formation and limited liability company agreement of Merger Sub II, as amended, modified or supplemented from time to time.

“NYSE” means The New York Stock Exchange.

“Open Source Software” means (a) any Software that is licensed pursuant to any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses or any successor website thereof, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any Software that is distributed as “free” or “open source” or “copyleft” Software or under similar licensing or distribution models; or (c) any Software that requires as a condition of use, modification or distribution of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, in each case, arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith and for which reasonable reserves have been established; (d) zoning, entitlement, conservation restriction and other land use promulgated by Governmental Authorities; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or any Company Subsidiary granted to any licensee or sublicensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest; and (h) the Liens set forth on Section 1.01(c) of the Company Disclosure Schedule.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual and (b) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Plan” means (i) any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (iii) the Service Agreements and (iii) all other compensation, bonus, equity or equity-based compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, pension, retirement, severance, change in control, fringe benefit, health, welfare, sick paid and vacation and other employee benefit plans, programs or arrangements (whether or not written), in each case, which are maintained, contributed to or sponsored (or required to be maintain, contributed to or sponsored) by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise).

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or other Business Data, including the following laws and their implementing regulations: the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act, the E.U. General Data Protection Regulation 2016/679, the United Kingdom General Data Protection Regulation, state, federal, local and foreign data security and breach laws, and state, federal, local and foreign consumer protection laws.

“Products” mean any products or services, designed, developed, performed, licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary (including any Software or Technology that interoperates with or is bundled or made available as part of any such product or service), from which the Company or any Company Subsidiary has derived previously, is currently deriving or expect to derive, revenue from the sale or provision thereof, including products or services currently under development by the Company or any Company Subsidiary.

“Redemption Rights” means the redemption rights provided for in Article 49.5 of the SPAC Memorandum and Articles of Association.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite Approval” means the affirmative vote of the holders of at least (i) a majority of (a) the outstanding voting power of Company Common Stock and Company Preferred Stock voting together on an as-converted basis, (b) the outstanding shares of Company Series A-1 Preferred Stock, voting as a separate class and (ii) 51% of the outstanding shares of Company Series A-2 Preferred Stock, voting as a separate class.

“Software” means any and all computer software (in object code or source code format), including firmware, operation systems and specifications, data and databases, and related documentation and materials.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Designee” means the individual designated by SPAC to serve on the Initial Surviving Pubco Board immediately following the Closing.

“SPAC Disclosure Schedule” means the disclosure schedule delivered by SPAC, Merger Sub I and Merger Sub II in connection with, and prior to the execution of, this Agreement.

“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC; or (b) would prevent, materially delay or materially impede the performance by SPAC, Merger Sub I or Merger Sub II of their respective obligations under this Agreement or the consummation of the Mergers and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (i) any change or proposed change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by SPAC as expressly required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions, provided that this clause (vii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions, (viii) any redemption of SPAC Class A Ordinary Shares, (ix) any breach of any covenants, agreements or obligations of an investor under a Subscription Agreement (including any breach of such investor’s obligations to fund its commitment thereunder when required), (x) any change, event, effect or occurrence that is generally applicable to “SPACs”; or (xi) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has expressly requested or to which it has expressly consented or which actions are explicitly contemplated by this Agreement, except in the cases of clauses (i) through (v) and (x), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.

“SPAC Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of SPAC, effective February 5, 2021.

“SPAC Ordinary Shares” means, collectively, the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Organizational Documents” means the SPAC Memorandum and Articles of Association and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Shareholder Approval” means (i) the approval and adoption of this Agreement by the holders of a majority of the SPAC Ordinary Shares who, being entitled to do so, attend and vote at an extraordinary general meeting of SPAC, (ii) the approval and adoption of the Surviving Pubco Certificate of Incorporation and Surviving Pubco Bylaws by the holders of a majority of not less than two-thirds of the SPAC Ordinary Shares who, being entitled to do so, attend and vote at an extraordinary general meeting of SPAC, (iii) the approval of the Domestication by the holders of a majority of not less than two-thirds of the SPAC Ordinary Shares who, being entitled to do so, attend and vote at an extraordinary general meeting of SPAC and (iv) the approval of the other SPAC Proposals by a majority of the votes cast by the holders of SPAC Ordinary Shares at the SPAC Shareholder Meeting, or such other standard as may be applicable to a specific SPAC Proposal in accordance with the Proxy Statement, the SPAC Organizational Documents, Law or the rules or requirements of the NYSE.

“SPAC Units” means one SPAC Class A Ordinary Share and one-third of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated as of February 8, 2021, by and between SPAC and the Trustee.

“SPAC Warrants” means warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“Sponsor” means Crown PropTech Sponsor LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, the Surviving Entity, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in, used to produce or comprise the Products of the Company or any of the Company Subsidiaries.

“Surviving Pubco” has the meaning set forth in the Recitals.

“Surviving Pubco Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Surviving Pubco as contemplated by the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of Surviving Pubco as contemplated by the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Common Stock” means, collectively, the Surviving Pubco Class A Common Stock and the Surviving Pubco Class B Common Stock.

“Surviving Pubco Warrant Agreement” means that certain warrant agreement, dated as of February 8, 2021, by and between SPAC and the Trustee.

“Surviving Pubco Warrants” means warrants to purchase shares of Surviving Pubco Class A Common Stock as contemplated under the Surviving Pubco Warrant Agreement, with each warrant exercisable for one share of Surviving Pubco Class A Common Stock at an exercise price of $11.50.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub I, Merger Sub II or the Company in connection with the Transactions and any and all other documents or agreements the parties deem necessary or advisable to effectuate this Agreement or the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Domestication, the Mergers, the Private Placements and the issuance of shares of Surviving Pubco Class A Common Stock and Surviving Pubco Class B Common Stock pursuant to this Agreement.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” means the account established by SPAC for the benefit of its public shareholders pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of February 8, 2021, by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

Section 1.02         Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 5.09
Agreement	Preamble
Alternative Transaction Structure	§ 8.11(e)
Antitrust Laws	§ 8.13(a)
Blue Sky Laws	§ 5.05(b)
Business Combination Proposal	§ 8.05(b)
Claims	§ 8.20
Closing	§ 3.02
Closing Date	§ 3.02
Code	Recitals

Defined Term	Location of Definition
Company	Preamble
Company Board	Recitals
Company Minority Stockholders	§ 8.01(a)
Company Permits	§ 5.06
Company Share Award	§ 5.03(c)
Company Stockholder Approval	§ 5.18
Company Subsidiary	§ 5.01(a)
Company Waiving Parties	§ 11.12
Confidentiality Agreement	§ 8.04(b)
Continuing Employees	§ 8.06(a)
Conversion	§ 4.01(b)
D&O Tail	§ Section 8.07(c)
Data Security Requirements	§ 5.13(h)
DGCL	Recitals
Dissenting Shares	§ 4.05(a)
DLLCA	Recitals
Domestication	Recitals
Domestication Effective Time	§ 2.01
Earn-Out Portion	§ Section 4.06(a)
Earn-Out RSUs	§ Section 4.06(a)
Earn-Out Shares	§ Section 4.06(a)
Employment Matters	§ 5.11(b)
Environmental Permits	§ 5.15
ERISA Affiliate	§ 5.10(c)
ESPP	§ 8.17
Exchange Act	§ 5.23
Exchange Agent	§ 4.02(a)
Exchange Fund	§ 4.02(a)
Exchanged Options	§ 4.01(c)(iv)
Exchanged RSUs	§ 4.01(c)(v)
Financial Statements	§ 5.07(a)
First Articles of Merger	§ 3.01(a)
First Effective Time	§ 3.01(a)
First Merger	§ 3.01(a)
Governmental Authority	§ 5.05(b)
Health Plan	§ 5.10(k)
Initial Surviving Pubco Board	§ Section 8.19
Intended U.S. Tax Treatment	Recitals
Interested Party Contract	§ 5.20
Interested Party Transaction	§ 5.20
Interim Balance Sheet	§ 5.07(b)
Interim Financial Statements	§ 5.07(b)
IRS	§ 5.10(b)
Law	§ 5.05(a)

Defined Term	Location of Definition
Lease	§ 5.12(b)
Lease Documents	§ 5.12(b)
Lookback Date	§ Section 5.07(d)
Material Contracts	§ 5.16(a)
Mergers	§ 3.01(b)
Merger Consideration	§ 4.01(c)(i)
Merger Sub I	Preamble
Merger Sub I Board	Recitals
Merger Sub I Common Stock	§ 6.03(b)
Merger Sub II	Preamble
Merger Sub II Member	Recitals
NRS	Recitals
Outside Date	§ 10.01(b)
Outstanding Company Transaction Expenses	§ 4.04(a)
Outstanding SPAC Transaction Expenses	§ 4.04(b)
Payment Spreadsheet	§ 4.01(a)
Payoff Amount	§ Section 8.21
Payoff Letter	§ Section 8.21
PCAOB Audited Financials	§ 8.14(b)
PPACA	§ 5.10(k)
Private Placements	Recitals
Prospectus	§ Section 8.20
Proxy Statement	§ 8.01(a)
Registered IP	§ 5.13(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 8.01(a)
Remedies Exceptions	§ 5.04
Representatives	§ 8.04(a)
SEC	§ 6.07(a)
Second Articles of Merger	§ 3.01(b)
Second Certificate of Merger	§ 3.01(b)
Second Effective Time	§ 3.01(b)
Second Merger	§ 3.01(b)
Securities Act	§ 6.07(a)
Service Agreements	§ 5.10(a)
SPAC	Preamble
SPAC Board	Recitals
SPAC Affiliate Agreement	§ 6.22
SPAC Convertible Securities	§ 8.01(a)
SPAC Preference Shares	6.03(a)
SPAC Proposals	§ 8.01(a)
SPAC SEC Reports	§ 6.07(a)
SPAC Shareholder Approval	§ 6.04
SPAC Shareholders’ Meeting	§ 8.01(a)

Defined Term	Location of Definition
Sponsor Letter Agreement	Recitals
Stock Incentive Plan	§ 8.17
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§ 3.01(a)
Surviving Entity	§ 3.01(b)
Surviving Pubco	Recitals
Surviving Pubco Certificate of Incorporation	Recitals
Surviving Pubco Bylaws	Recitals
Tax	§ 5.14(r)
Tax Return	§ 5.14(r)
Terminating Company Breach	§ 10.01(f)
Terminating SPAC Breach	§ 10.01(g)
Top 10 Customers/Resellers	§ 5.21(b)
Top 10 Suppliers	§ 5.21(a)
Trust Fund	§ 6.13
WARN	§ 5.11(b)
Written Consent	§ 8.03

Section 1.03         Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be deemed to read “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (x) the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (xi) references to “dollar,” “dollars” or “$” shall be to the lawful currency on the United States.

(b)            All Annexes or Schedules (including the Company Disclosure Schedule and the SPAC Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term(s) used in any Annex or Schedule (including the Company Disclosure Schedule and the SPAC Disclosure Schedule) annexed hereto or referred to herein but not otherwise defined therein shall have the meaning ascribed to such term(s) in this Agreement.

(c)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(d)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(e)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)            Whenever this Agreement states that documents or other information have been “made available” or “provided to” SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room managed by or on behalf of the Company or shall have been transmitted to SPAC, Merger Sub I, Merger Sub II or one or more of their respective Representatives in writing or by electronic transmission, in each case, at least two (2) Business Days prior to the date hereof.

(g)            No summary of this Agreement prepared by a party hereto shall affect the meaning or interpretation of this Agreement.

ARTICLE II.

DOMESTICATION

Section 2.01Domestication. Subject to receipt of the SPAC Shareholder Approval, one Business Day prior to the First Effective Time, SPAC shall (subject to SPAC being reasonably satisfied that the Closing will occur on a consecutive day) cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Certificate of Incorporation of SPAC in substantially the form attached hereto as Exhibit A, in each case, in accordance with the provisions thereof and applicable Law and (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”). Any reference in this Agreement to “SPAC” with respect to any period after the Domestication will be deemed to be a reference to Surviving Pubco.

Section 2.02Bylaws of SPAC. SPAC shall take all actions necessary so that, at the Domestication Effective Time, the bylaws of SPAC shall be substantially in the form attached hereto as Exhibit B.

Section 2.03Effects of the Domestication on the Capital Stock of SPAC. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of the SPAC or any holder of SPAC Ordinary Shares or SPAC Warrants:

(a)            each then issued and outstanding SPAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving Pubco Class A Common Stock;

(b)            each then issued and outstanding SPAC Class B Ordinary Share will (i) first convert automatically, on a one-for-one basis into one share of SPAC Class A Ordinary Shares, and (ii) each such SPAC Class A Ordinary Share shall then immediately convert automatically, on a one-for-one basis, into one share of Surviving Pubco Class A Common Stock as part of the same overall transaction; and

(c)            each then issued and outstanding SPAC Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving Pubco Class A Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted SPAC Warrant.

ARTICLE III.

AGREEMENT AND PLAN OF MERGER

Section 3.01The Mergers; Effective Times.

(a)            Upon the terms and subject to the conditions set forth in Article IX, at the First Effective Time, Merger Sub I shall be merged with and into the Company (the “First Merger”), with the Company being the surviving corporation (which, in its capacity as the surviving corporation of the First Merger, is sometimes hereinafter referred to as the

“Surviving Corporation”) following the First Merger, and the separate corporate existence of Merger Sub I shall cease. The First Merger shall be consummated in accordance with this Agreement and the NRS and evidenced by articles of merger between Merger Sub I and the Company and containing such information as is required by Chapter 78 and Chapter 92A of the NRS (the “First Articles of Merger”), such First Merger to be consummated at such time the First Articles of Merger have been duly filed with the Secretary of State of the State of Nevada, or at such later time as may be agreed by SPAC and the Company in writing and specified in the First Articles of Merger in accordance with the relevant provisions of the NRS (the “First Effective Time”).

(b)            Upon the terms and subject to the conditions set forth in Article IX, at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II being the surviving company (which, in its capacity as the surviving company of the Second Merger, is sometimes hereinafter referred to as the “Surviving Entity”) following the Second Merger, and the separate corporate existence of the Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement, the NRS and the DLLCA and evidenced by (i) articles of merger between Merger Sub II and the Surviving Corporation and containing such information as is required by Chapter 78 and Chapter 92A of the NRS (the “Second Articles of Merger”) and (ii) a certificate of merger between Merger Sub II and the Surviving Corporation (the “Second Certificate of Merger”), such Second Merger to be consummated at such time the Second Articles of Merger have been duly filed with the Secretary of State of the State of Nevada and the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by SPAC and the Company in writing and specified in the Second Articles of Merger and the Second Certificate of Merger in accordance with the relevant provisions of the NRS and the DLLCA (the “Second Effective Time”).

Section 3.02Closing. Pursuant to the terms and subject to the conditions set forth in this Agreement, the closing of the First Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof; provided that for this purpose, the completion of the Domestication will be treated as a condition to be satisfied at Closing) or such other time and place as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (a) the Company and Merger Sub I shall cause the First Articles of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Nevada as provided in the relevant provisions of the NRS and (b) as soon as practicable following the First Effective Time, the Surviving Corporation and Merger Sub II shall cause the Second Articles of Merger and the Second Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, respectively, as provided in the relevant provisions of the NRS and the DLLCA.

Section 3.03Effect of the Mergers.

(a)            At the First Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, (a) all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Company and Merger Sub I shall vest in the Surviving Corporation, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b)            At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the NRS and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, (a) all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Merger Sub II shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 3.04Governing Documents.

(a)            At the First Effective Time, the Company Certificate of Incorporation and bylaws of the Company, in each case as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and the bylaws of the Surviving Corporation.

(b)            At the Second Effective Time, the certificate of formation and limited liability company agreement of Merger Sub II, in each case as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity.

Section 3.05Directors and Officers of the Surviving Corporation and the Surviving Entity.

(a)            From and after the First Effective Time, the directors and officers of the Surviving Corporation shall be the individuals set forth on Section 3.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of his or her death, resignation or removal.

(b)            From and after the Second Effective Time, the officers of the Surviving Entity shall be the officers of the Surviving Corporation immediately prior to the Second Effective Time and the managers of the Surviving Entity shall be the directors of the Surviving Corporation immediately prior to the Second Effective Time, each to hold office in accordance with the certificate of formation and the limited liability company agreement of the Surviving Entity until such manager’s or officer’s successor is duly appointed and qualified, or until the earlier of his or her death, resignation or removal.

ARTICLE IV.

CONVERSION OF SECURITIES; EXCHANGE OF SHARES

Section 4.01Conversion of Securities.

(a)            Payment Spreadsheet. Not less than two (2) Business Days prior to the First Effective Time, the Company shall deliver to SPAC a schedule (the “Payment Spreadsheet”) setting forth the Company’s good faith and reasonable calculation of (or, in the case of the amount of the Aggregate Transaction Value, the amount mutually agreed by the Company and SPAC) the following: (i) the Aggregate Transaction Consideration, (ii) the allocation of the Aggregate Transaction Consideration among the holders of Company Capital Stock, the holders of Company Options and the holders of Company RSUs, (iii) the number of shares of Surviving Pubco Common Stock payable to each holder of Company Common Stock, including for each holder, whether such shares will be issued as shares of Surviving Pubco Class A Common Stock or shares of Surviving Pubco Class B Common Stock (it being understood that the Surviving Pubco Class B Common Stock will be issued only to Persons who immediately prior to the First Effective Time (and after giving effect to the Conversion) own 20% or more of the Company Common Stock outstanding at that time (and after giving effect to the Conversion)), (iv) the number of shares of Surviving Pubco Common Stock that constitute, for each holder of Company Common Stock, Company Options or Company RSUs (as applicable), such holder’s Earn-out Portion to be issued as Earn-out Shares or Earn-out RSUs as described in Section 4.06, (v) the number of shares of Surviving Pubco Class A Common Stock that can be purchased under the Exchanged Options, (vi) the number of shares of Surviving Pubco Class A Common Stock subject to the Exchanged RSUs and (vii) the number of shares of Company Common Stock (and whether Company Class A Common Stock or Company Class B Common Stock) to be received by each holder of Company Preferred Stock in the Conversion. Provided that the Payment Spreadsheet is reasonably acceptable to SPAC (particularly insofar as it relates to (A) the total number of shares of Surviving Pubco Class A Common Stock to be issued as consideration (and the portion thereof that will be issued in the form of Earn-Out Shares), (B) the total number of shares of Surviving Pubco Class B Common Stock to be issued as consideration (and the portion thereof that will be issued in the form of Earn-Out Shares), (C) the total number of shares of Surviving Pubco Class A Common Stock that will underlie the Exchanged Options (and the portion thereof that relate to unvested Company Options), (D) the total number of shares of Surviving Pubco Class A Common Stock that will underlie the Exchanged RSUs (and the portion thereof that relate to Unvested Company RSUs) and (E) the total number of shares of Surviving Pubco Class A Common Stock that will underlie the Earn-Out RSUs (and the portion of the Earn-Out RSUs that relate to unvested Company Options and unvested Company RSUs), the allocation of the Aggregate Transaction Consideration and the information with respect to the conversion of Company Options into Exchanged Options and Company RSUs into Exchanged RSUs set forth in the Payment Spreadsheet shall be binding on all parties (and all holders of Company Common Stock, Company Options and Company RSUs) and shall be used by SPAC and Merger Sub I for purposes of issuing the Merger Consideration to the holders of Company Capital Stock and conversion of the Company Options into the Exchanged Options and the Company RSUs into Exchanged RSUs pursuant to this Article IV. In issuing the Merger Consideration and converting the Company Options into Exchanged Options and the Company RSUs into Exchanged RSUs pursuant to this Article IV, SPAC and Merger Sub I shall be entitled to rely fully on, and will have no obligation to investigate or verify the accuracy or completeness of, the information set forth in the Payment Spreadsheet and no holder of Company Capital Stock, Company Options or Company RSUs will be entitled to receive any amount in excess of the applicable amount to be paid as set forth in the Payment Spreadsheet (or in the case of a holder of Company Option, Exchanged Options with a number of shares of Surviving Pubco Class A Common Stock that can be purchased thereunder in excess of the applicable amount set forth in the Payment Spreadsheet). In no event will the aggregate number of shares referenced in clauses (A), (B), (C), (D) and (E) of the proviso to the second sentence of this Section 4.01(a) exceed the Aggregate Transaction Consideration except to the extent payable in respect of unvested (for the avoidance of doubt, after taking into account the Transactions) Company Options and unvested (for the avoidance of doubt, after taking into account the Transactions) Company RSUs.

(b)            Prior to the First Effective Time, the Company shall seek the written consents of the holders of at least (i) a majority of the then-outstanding shares of Company Series A-1 Preferred Stock, and (ii) 51% of the then-outstanding shares of Company Series A-2 Preferred Stock, in each case voting as a separate class, to provide that, immediately prior to the First Effective Time, each share of Company Series A-1 Preferred Stock and Company Series A-2 Preferred Stock, respectively, that is issued and outstanding immediately prior to the First Effective Time will be automatically converted into a number of shares of Company Class B Common Stock and shares of Company Class A Common Stock, respectively, in each case in accordance with Article V, Section 4(B)(ii) or (iii), as applicable, of the Company Certificate of Incorporation (and with the number of shares of Company Common Stock to be received by each holder of Company Preferred Stock in such conversion to be set forth in the Payment Spreadsheet) (the “Conversion”). For the avoidance of doubt, no cash will be paid in the Conversion. All of the shares of Company Preferred Stock converted into shares of Company Common Stock pursuant to this Section 4.01(b) shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock.

(c)            At the First Effective Time, by virtue of the First Merger and without any action on the part of SPAC, Merger Sub I, the Company or the holders of any of the following securities:

(i)            each share of Company Class A Common Stock and Company Class B Common Stock issued and outstanding immediately prior to the First Effective Time (excluding Dissenting Shares and taking into account the Conversion) shall be converted into and become the right to receive, in accordance with the Payment Spreadsheet, the number of shares of Surviving Pubco Class A Common Stock or Surviving Pubco Class B Common Stock, respectively, determined by dividing the Aggregate Transaction Consideration by the sum of (A) the number of outstanding shares of Company Common Stock immediately prior to the First Effective Time (including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon the Conversion), plus (B) the number of shares of Company Class A Common Stock underlying (x) the outstanding Company Options that are vested as of the Closing Date (including, for the avoidance of doubt, as a result of the Transactions) and (y) the outstanding Company RSUs that are vested as of the Closing Date (including, for the avoidance of doubt, as a result of the Transactions), in each case immediately prior to the First Effective Time, in each case under clauses (A) and (B) as set forth in the Payment Spreadsheet (and subject to the last sentence of Section 4.01(a)) (the “Merger Consideration”), with each holder of Company Capital Stock to receive the right to receive the number of shares of Surviving Pubco Class A Common Stock or Surviving Pubco Class B Common Stock set forth opposite such holder’s name as set forth in the Payment Spreadsheet and with the applicable portion of such shares being issued as Earn-Out Shares in accordance with Section 4.06 and Annex I;

(ii)            all shares of Company Capital Stock held in the treasury of the Company immediately prior to the First Effective Time, shall be automatically canceled without any conversion thereof and cease to exist and no payment or distribution shall be made with respect thereto;

(iii)            each share of Merger Sub I Common Stock issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of Class A common stock, par value $0.001 per share, of the Surviving Corporation;

(iv)            the Company Options that are outstanding immediately prior to the First Effective Time, whether vested or unvested, shall be converted into options to purchase shares of Surviving Pubco Class A Common Stock (such options, the “Exchanged Options”) and/or Earn-Out RSUs, in each case, in accordance with the Payment Spreadsheet, with each holder of Company Options to receive options to purchase the number of shares of Surviving Pubco Class A Common Stock and/or Earn-Out RSUs, in each case, as set forth opposite such holder’s name on the Payment Spreadsheet; provided that the exercise price and the number of shares of Surviving Pubco Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Pubco Class A Common Stock purchasable pursuant to the Exchanged Options shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a). Except as specifically provided above, following the First Effective Time, the Exchanged Options shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Options immediately prior to the First Effective Time. At or prior to the First Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection; and

(v)            the Company RSUs that are outstanding immediately prior to the First Effective Time shall be converted into restricted stock units relating to shares of Surviving Pubco Class A Common Stock (such restricted stock units, the “Exchanged RSUs”) and/or Earn-Out RSUs, in each case, in accordance with the Payment Spreadsheet, with each holder of Company RSUs to receive a number of Exchanged RSUs and/or Earn-Out RSUs, in each case, as set forth opposite such holder’s name on the Payment Spreadsheet. Except as specifically provided above, following the First Effective Time, the Exchanged RSUs shall continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to the corresponding former Company RSUs immediately prior to the First Effective Time. At or prior to the First Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company RSUs pursuant to this subsection.

(d)            At the Second Effective Time, by virtue of the Second Merger and without any action on the part of SPAC, Merger Sub I, the Company or any holder of any shares of capital stock or other equity interests of the Surviving Corporation or Merger Sub II: (a) each share of common stock of the Surviving Corporation issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Surviving Entity, which shall constitute 100% of the outstanding equity interests of the Surviving Entity. From and after the Second Effective Time, the membership interests of Merger Sub II shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 4.02Exchange of Shares.

(a)            Exchange Agent. On the Closing Date, SPAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all parties, for the benefit of the holders of Company Capital Stock, for exchange in accordance with this Article IV, the number of shares of Surviving Pubco Class A Common Stock and Surviving Pubco Class B Common Stock sufficient to deliver the aggregate Merger Consideration payable pursuant to this Agreement (such shares of Surviving Pubco Class A Common Stock and Surviving Pubco Class B Common Stock being hereinafter referred to as the “Exchange Fund”). SPAC shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 4.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)            Exchange Procedures. As promptly as practicable after the First Effective Time, Surviving Pubco shall cause the Exchange Agent to deliver to each record holder of Company Common Stock (after taking into account the Conversion) immediately prior to the First Effective Time, whose Company Common Stock was converted pursuant to Section 4.01 into the right to receive Surviving Pubco Common Stock, the applicable Merger Consideration via book-entry issuance in accordance with the Payment Spreadsheet pursuant to the provisions of Section 4.01, subject to any adjustments pursuant to Section 4.02(e) and any Tax withholdings pursuant to Section 4.02(h) and subject to Section 4.06.

(c)            Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of Surviving Pubco Common Stock (whether in the case of shares that are Earn-Out Shares or in the case of shares that are not) shall be issued upon the delivery for exchange of shares of Company Common Stock and such fractional share interests shall not entitle the owner thereof to additional compensation or to any other rights of a shareholder of Surviving Pubco or the Surviving Corporation.

(d)            No Further Rights in Company Capital Stock. The Merger Consideration payable upon conversion of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e)            Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any share or stock split, reverse share or stock split, share or stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Ordinary Shares, Surviving Pubco Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the First Effective Time.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the First Effective Time shall be delivered to SPAC, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 4.02 shall thereafter look only to SPAC for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of SPAC free and clear of any claims or interest of any person previously entitled thereto.

(g)            No Liability. None of the Exchange Agent, SPAC or the Surviving Corporation shall be liable to any holder of Company Capital Stock for any portion of the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 4.02.

(h)            Withholding Rights. Each of the Surviving Corporation, SPAC and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Tax Law. The party proposing to deduct and withhold any amounts pursuant to this Agreement shall use commercially reasonable efforts to provide at least five (5) days prior written notice to the applicable other party that it intends to withhold from amounts deliverable in respect of Company Capital Stock hereunder, and agrees to reasonably cooperate to minimize or eliminate any such withholding. To the extent that amounts are so withheld by the Surviving Corporation, SPAC or the Exchange Agent, as the case may be, and remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or SPAC, as the case may be.

Section 4.03Stock Transfer Books. At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company.

Section 4.04Payment of Expenses.

(a)            No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, concurrently with the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b)            No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, SPAC shall provide to the Company a written report setting forth a list of all unpaid fees, expenses and disbursements incurred by or on behalf of SPAC, Merger Sub I or Merger Sub II for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of SPAC, Merger Sub I or Merger Sub II in connection with the Transactions or otherwise in connection with SPAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding SPAC Transaction Expenses”). On the Closing Date, concurrently with the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SPAC Transaction Expenses.

(c)            SPAC shall not pay or cause to be paid any Outstanding SPAC Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 4.04 (and the parties agree that SPAC, and not the Surviving Corporation, shall pay all such expenses if the Closing occurs).

Section 4.05Dissenters’ Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary and to the extent available under the NRS, shares of Company Capital Stock that are issued and outstanding immediately prior to the First Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Mergers nor consented thereto in writing, and who shall have demanded properly in writing payment of fair value (as defined in NRS 92A.320) for such shares of Company Capital Stock in accordance with the requirements of NRS 92A.300 through 92A.500, inclusive (collectively, the “Dissenting Shares”), shall not be converted into or become the right to receive, and such stockholders shall have no right to receive, the Merger Consideration, and the holders of Dissenting Shares shall be entitled to only such rights as are granted by NRS 92A.300 through 92A.500, inclusive. At the First Effective Time, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent only those rights provided under NRS 92A.300 through 92A.500, inclusive. If, after the First Effective Time, any holder of Dissenting Shares fails to perfect or effectively withdraws or otherwise loses his, her or its rights to demand payment of fair value in respect of such shares of Company Capital Stock pursuant to NRS 92A.300 through 92A.500, inclusive, such shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the Merger Consideration, without any interest thereon, in the manner provided in Section 4.02(b).

(b)            Prior to the Closing, the Company shall give SPAC (i) prompt notice of any demands for payment of fair value received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of fair value under the NRS. The Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands.

Section 4.06Earn-Out Shares.

(a)            A portion (with respect to each holder, its Earn-Out Portion) of the consideration to be paid to each holder of Company Common Stock (after giving effect to the Conversion), Company Options and Company RSUs will be in the form of restricted Surviving Pubco Common Stock subject to the vesting, forfeiture and other provisions set forth in this Section 4.06 and Annex I; provided, however, that in lieu of restricted Surviving Pubco Common Stock, the holders of Company Options and Company RSUs will receive, in lieu of the applicable portion of Exchanged Options or Exchanged RSUs, as applicable, restricted stock units relating to Surviving Pubco Class A Common Stock (“Earn-Out RSUs”) and each Earn-Out RSU will have one share of Surviving Pubco Class A Common Stock underlying it. Such shares of restricted Surviving Pubco Common Stock and Earn-Out RSUs are referred to as “Earn-Out Shares” and the total number of Earn-Out Shares is 8,500,000 in the aggregate, and will be payable as set forth in the Payment Spreadsheet. For the avoidance of doubt, the Payment Spreadsheet shall expressly provide that each Earn-Out Share to be issued to the Key Company Stockholder will be in the form of Surviving Pubco Class B Common Stock. As used herein, the term “Earn-Out Portion” means, with respect to any given holder of Company Common Stock (after giving effect to the Conversion), Company Options, or Company RSUs a number of shares of Surviving Pubco Common Stock (specifically, Surviving Pubco Class B Common Stock, with respect to the Key Company Stockholder), or Earn-Out RSUs, as applicable (rounded down to the nearest whole number divisible by two) equal to 8,500,000 multiplied by a fraction, (i) the numerator of which is the number of shares of Company Common Stock, shares of Company Class A Common Stock underlying Company Options and shares of Company Class A Common Stock underlying Company RSUs held by such holder immediately prior to the First Effective Time (and giving effect to the Conversion) and (ii) the denominator of which is the number of shares of Company Common stock, shares of Company Class A Common Stock underlying Company Options and shares of Company Class A Common Stock underlying Company RSUs outstanding immediately prior to the First Effective Time (and after giving effect to the Conversion).

(b)            At the First Effective Time, Surviving Pubco will issue to each holder of Company Common Stock, Company Options and Company RSUs as of immediately prior to the First Effective Time each such holder’s Earn-Out Portion of the Earn-Out Shares (in the form of Earn-Out RSUs, as applicable) which shall be subject to the vesting and forfeiture provisions provided for in Annex I, which Earn-Out Shares and Earn-Out RSUs shall otherwise be fully paid and free and clear of all Liens other than applicable securities Law restrictions or as set forth in any Ancillary Agreement. Notwithstanding the foregoing, the issuance of the Earn-Out Shares shall be subject to withholding pursuant to Section 4.02(h).

(c)            Prior to the Closing, the Company shall have adopted appropriate resolutions and shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan (and the underlying grant, award or similar agreements) to give effect to the provisions of this Article IV with respect to Company Options and Company RSUs.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to SPAC, Merger Sub I and Merger Sub II as follows:

Section 5.01Organization and Qualification; Subsidiaries.

(a)            The Company and each subsidiary of the Company (each, a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (insofar as such concept exists in such jurisdiction) and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction (insofar as such concept exists in such jurisdiction) where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)            A true and complete list of all Company Subsidiaries, together with the jurisdiction of incorporation or other organization of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.01(b) of the Company Disclosure Schedule. Except for the Company Subsidiaries set forth in Section 5.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 5.02Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws, or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 5.03Capitalization.

(a)            As of the date hereof, the authorized capital stock of the Company consists of 152,000,000 shares of Company Common Stock consisting of 100,000,000 shares of Company Class A Common Stock and 52,000,000 shares of Company Class B Common Stock, and 59,799,200 shares of Company Preferred Stock consisting of 41,000,000 shares of Company Series A-1 Preferred Stock and 18,799,200 shares of Company Series A-2 Preferred Stock. As of the date hereof, (i) 1,313,602 shares of Company Class A Common Stock are issued and outstanding, (ii) 11,000,000 shares of Company Class B Common Stock are issued and outstanding, (iii) 41,000,000 shares of Company Series A-1 Preferred Stock are issued and outstanding, (iv) 12,924,450 shares of Company Series A-2 Preferred Stock are issued and outstanding, (v) 5,250,500 shares of Company Class A Common Stock are reserved for issuance upon the exercise of the outstanding Company Options, (vi) 125,000 shares of Company Class A Common Stock are reserved for the issuance upon the settlement of the outstanding Company RSUs, and (vii) 3,982,566 shares of Company Class A Common Stock are reserved for future grants under the Company Equity Plan.

(b)            Except as set forth in Section 5.03(b) of the Company Disclosure Schedule, (i) other than the Company Options and Company RSUs, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Capital Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries.

(c)            As of the date of this Agreement, the Company has made available to SPAC the following information with respect to each outstanding Company Option and Company RSU (each, a “Company Share Award”): (i) the name of the Company Share Award recipient; (ii) the number of shares of Company Class A Common Stock subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, if applicable; (iv) the date on which such Company Share Award was granted; (v) the vesting schedule applicable to such Company Share Award (including any accelerated vesting); and (vi) the date on which such Company Share Award expires, if applicable. The Company has made available to SPAC accurate and complete copies of the Company Equity Plan pursuant to which the Company has granted the Company Share Awards that are currently outstanding, all forms of award agreements evidencing such Company Share Awards and any award agreements evidencing such Company Share Awards which differ materially from such forms of award agreements.  No Company Option was granted to an employee who is a US taxpayer with an exercise price per share less than the fair market value of the underlying Company Class A Common Stock as of the date such Company Option or has any feature for the deferral of compensation within the meaning of Section 409A of the Code. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)            There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person other than a Company Subsidiary.

(e)            (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award as a result of the Transactions, and (ii) all outstanding shares of Company Capital Stock, all outstanding Company Share Awards under the Company Equity Plan and all outstanding shares of capital stock of each Company Subsidiary, have been issued and granted in compliance with (A) all applicable securities laws and other applicable Laws, and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(f)            Each outstanding share of Company Capital Stock (i) is duly authorized, validly issued, fully paid and nonassessable, and (ii) was issued free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting rights, other than transfer restrictions under applicable securities laws and the Company Certificate of Incorporation.

(g)            Each outstanding share of capital stock or other security of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be limited by Sections 18-607 and 18-804 of the DLLCA), and each such share or security is owned by the Company or another Company Subsidiary free and clear of all Liens (other than Liens arising under this Agreement), options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(h)            The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which is represented by the issued and outstanding shares of Company Capital Stock). Except for the shares of Company Capital Stock held by the stockholders of the Company and the Company Share Awards granted under the Company Equity Plan, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(i)            Subject to Section 4.01(b) and the applicable terms and conditions set forth in the Company Certificate of Incorporation, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents for the Conversion will have been obtained by the Company. By way of example, (x) the 41,000,000 shares of Company Series A-1 Preferred Stock outstanding as of the date hereof would convert into 41,000,000 shares of Company Class B Common Stock, and (y) the 12,924,450 shares of Company Series A-2 Preferred Stock outstanding as of the date hereof would convert into 12,924,450 shares of Company Class A Common Stock.

Section 5.04Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval (including the approval of the holders of at least (i) a majority of the then-outstanding shares of Company Series A-1 Preferred Stock and (ii) 51% of the then-outstanding shares of Company Series A-2 Preferred Stock, in each case voting as a separate class, with respect to the Conversion, as set forth in Section 4.01(b)), to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is or will be a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents to which it is or will be a party, or to consummate the Transactions (other than, (a) with respect to the Mergers, the Company Stockholder Approval, (b) with respect to the Conversion, the approval of the holders of at least (i) a majority of the then-outstanding shares of Company Series A-1 Preferred Stock and (ii) 51% of the then-outstanding shares of Company Series A-2 Preferred Stock, as set forth in Section 4.01(b), and (c) the filing and recordation of appropriate merger documents as required by the NRS and the DLLCA). Each of this Agreement and the other Transaction Documents to which the Company is or will be a party has been, or will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Merger Sub I and Merger Sub II, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Sections 78.378 to 78.3793, inclusive, and Sections 78.411 to 78.444, inclusive, of the NRS shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.

Section 5.05No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the NRS and the DLLCA and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 5.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States supra-national, national, federal, state, county, local, municipal or other statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, clearance, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, supra-national, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”), the pre-merger notification and waiting period requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the NRS and the DLLCA, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.06Permits; Compliance. Section 5.06 of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by the Company or any Company Subsidiary and necessary for the Company or any applicable Company Subsidiary to own, lease and operate its or their properties or to carry on its or their business as it is now being conducted (the “Company Permits”). The Company or a Company Subsidiary is in possession of all Company Permits, except where the failure to have such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or has been since the Lookback Date, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations, individually or in the aggregate, that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.07Financial Statements.

(a)            The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of comprehensive loss, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Financial Statements”), which are attached as Section 5.07(a) of the Company Disclosure Schedule. Each of the Financial Statements fairly presents, in all material respects, the financial position, results of operations, stockholders equity and cash flows of the Company and the Company Subsidiaries as at the dates thereof and for the periods indicated therein in conformity with GAAP consistently applied.

(b)            The Company has made available to SPAC a true and complete copy of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2021 (the “Interim Balance Sheet”), and the related unaudited consolidated statements of comprehensive loss, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the nine-month period then ended (collectively, the “Interim Financial Statements”), which are attached as Section 5.07(b) of the Company Disclosure Schedule. Such unaudited financial statements fairly present, in all material respects, the financial position, results of operations, stockholders equity and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein in conformity with GAAP consistently applied, except for the absence of footnotes and other presentation items required by GAAP and for normal and recurring year-end adjustments that are not material.

(c)            Except as and to the extent set forth on the Interim Balance Sheet, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Interim Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party (and not for a breach of any such contract), or (iii) liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d)            Since January 1, 2019 (the “Lookback Date”) (i) neither the Company nor any Company Subsidiary or, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)            To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)            The PCAOB Audited Financials, when delivered by the Company, shall (i) be true and complete, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (iii) have been prepared in accordance with Regulation S-X and audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act and (iv) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the dates thereof and for the periods indicated therein, except as otherwise noted therein. The PCAOB Audited Financials shall be the same as the Financial Statements, subject to de minimis differences.

(g)            The Company and the Company Subsidiaries maintain, on a consolidated basis, systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements for the Company and the Company Subsidiaries for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company and the Company Subsidiaries maintain records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements of the Company and the Company Subsidiaries on a consolidated basis in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and their respective board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on the financial statements of the Company and the Company Subsidiaries on a consolidated basis. The Company has delivered to SPAC a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Company and the Company Subsidiaries to the Company’s and the Company Subsidiaries’ independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company and the Company Subsidiaries to record, process, summarize and report financial data. The Company and the Company Subsidiaries have no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company or the Company Subsidiaries. Since February 1, 2020, there have been no material changes in the Company’s or the Company Subsidiaries’ internal control over financial reporting.

(h)            Except as set forth in Section 5.07(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any material (i) indebtedness, whether or not contingent, for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument or (iii) off-balance sheet arrangements that are not disclosed in the Financial Statements.

Section 5.08Absence of Certain Changes or Events. Since the date of the Interim Balance Sheet, except as set forth in Section 5.08 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred, licensed, sublicensed, terminated, encumbered, failed to take any action necessary to maintain, enforce or protect, permitted to lapse, abandoned or otherwise disposed of any right, title, or interest in or to any of their material assets (including any material Company-Owned IP, other than non-exclusive licenses in the ordinary course of business) or agreed to do any of the foregoing, (c) the Company and the Company Subsidiaries have not taken any action (or failed to take any action) that would violate Section 7.01 if such action had been taken (or failed to be taken) after the date of this Agreement and (d) there has not been any Company Material Adverse Effect.

Section 5.09Absence of Litigation. Since the Lookback Date, there has been no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Since the Lookback Date, neither the Company nor any Company Subsidiary, nor any material property or asset of the Company or any Company Subsidiary, has been subject to any order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.10Employee Benefit Plans.

(a)            All employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any severance obligation (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and contracts or agreements that can be terminated at any time without severance or termination pay or upon notice of not more than 60 days) (collectively, the “Service Agreements”) , have been made available to SPAC in the virtual data room and set forth on Section 5.10(a) of the Company Disclosure Schedule. In addition, Section 5.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans.

(b)            With respect to each Plan, the Company has made available in the virtual data room to SPAC, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding. Neither the Company nor any Company Subsidiary has any express, legally-binding commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)            Neither the Company nor any Company Subsidiary nor any of their ERISA Affiliates currently sponsors, maintains, contributes to or is required to contribute to, nor has, within the past six (6) years, sponsored, maintained, contributed to or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) or (m) of the Code.

(d)            Except as set forth in Section 5.10(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is, nor will be, obligated, whether under any Plan or otherwise, to pay separation, severance or termination to any current or former employee, director or independent contractor directly as a result of the execution and delivery of this Agreement nor the consummation of any of the Transactions (either alone or in connection with any other event, contingent or otherwise), nor will any such action (i) result in any forgiveness of indebtedness to any current or former employee, director or contractor of the Company, (ii)  accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual or (iii) limit or restrict the right of the Company or any Company Subsidiary or, after the Closing, SPAC, to merge, amend or terminate any Plan. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e)            None of the Plans provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)            Each Plan is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(g)            Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.

(h)            There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any Company Subsidiary. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)            All contributions, premiums or payments required to be made by the Company or any Company Subsidiary with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j)            The Company, each Company Subsidiary and each of their ERISA Affiliates have complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)            The Company, each Company Subsidiary and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)            Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. There is no agreement, plan arrangement, or other contract by which the Company or any Company Subsidiary is bound to compensate any Person for excise or additional Taxes, penalties or interest, whether pursuant to Section 4999 or Section 409A of the Code.

Section 5.11Labor and Employment Matters.

(a)            (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor has been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii)  there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (iv) during the past three (3) years, there has not been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute against the Company or any Company Subsidiary.

(b)            Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, the Company and all Company Subsidiaries are, and have been since January 1, 2018, in compliance with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, redundancies, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), information and consultation, furloughs, immigration, meal and rest breaks, working time, pay equity, workers’ compensation, family and medical leave and all other employee leave, holiday pay, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements (“Employment Matters”), and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to result in material liability for the Company and the Company Subsidiaries, taken as a whole. Each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date, except where the failure to make such payments would not reasonably be expected to result in material liability for the Company. Neither the Company nor any of the Company Subsidiaries has (x) taken any action which would constitute a “plant closing” or “mass lay-off” or “mass termination” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or similar law (collectively, “WARN”) or issued any notification of a plant closing or mass lay-off or mass termination required by WARN or similar law, or (y) incurred any liability or obligation under WARN that remains unsatisfied.

(c)            Except as would not reasonably be expected to result in material liability for the Company and the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

Section 5.12Real Property; Title to Assets.

(a)            Neither the Company nor any Company Subsidiary owns any land, buildings or other real property.

(b)            Section 5.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than the Company or the Company Subsidiaries the right to use or occupy the real property subject to the Leases, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not and, since the Lookback Date, has not been, under any of such Leases, any material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c)            There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)            Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and leased assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. The tangible assets of the Company and the Company Subsidiaries constitute all material tangible assets used or held for use by the Company and its Affiliates in, and, except as would not be material to the Company and the Company Subsidiaries taken as a whole, are sufficient for, the operation of the businesses of the Company and the Company Subsidiaries as presently operated.

Section 5.13Intellectual Property.

(a)            Section 5.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of (i) all registered Patents, registered Trademarks, domain names and registered Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority and that are included in the Company-Owned IP (“Registered IP”) (showing in each, as applicable, the owner, jurisdiction to which such registration or application applies, filing date, date of issuance, expiration date, registration or application number, and registrar) and (ii) any Software constituting Company-Owned IP that is material to the business of the Company or any Company Subsidiary as currently conducted. The Company and the Company Subsidiaries own or have a valid and enforceable license to use any and all Intellectual Property rights used, held for use in, or otherwise necessary for, the operation of the business of the Company and the Company Subsidiaries as currently conducted.

(b)            The Company or a Company Subsidiary solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a valid and enforceable written license, all Company-Licensed IP. No material Registered IP has been adjudged invalid or unenforceable in whole or in part and all Registered IP that is material to the business of the Company and the Company Subsidiaries as currently conducted is subsisting and, to the knowledge of the Company, valid and enforceable.

(c)            The Company and each applicable Company Subsidiary have taken and take commercially reasonable actions in accordance with normal industry practice to maintain, protect and enforce the confidentiality of its trade secrets and other Confidential Information. To the knowledge of the Company, neither the Company nor any Company Subsidiary has disclosed any trade secrets or Confidential Information that is material to the business of the Company and the Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality of and protect such trade secrets or Confidential Information.

(d)            There are no pending, and since January 1, 2018, there have been no claims, actions, suits, investigations, or proceedings filed or threatened in writing (including email) against the Company or any Company Subsidiary by any person (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any Company-Owned IP (other than ordinary course office actions received from the U.S. Patent and Trademark Office and similar Governmental Authorities in the course of registering any Company-Owned IP), or (ii) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person). To the knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as currently conducted (including the Products) has not, since January 1, 2018, infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property rights of any other persons. To the Company’s knowledge, no other person has infringed, misappropriated or otherwise violated any of the Company-Owned IP. Since January 1, 2018, neither the Company nor any Company Subsidiary has received any formal written opinions of counsel regarding any of the foregoing.

(e)            All current and past founders, officers, employees and contractors who have contributed, developed or conceived any material Company-Owned IP have executed valid and, to the Company’s knowledge, enforceable written agreements with the Company or a Company Subsidiary pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company or a Company Subsidiary and assigned to the Company or a Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or a Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.

(f)            The use of Open Source Software by the Company and the Company Subsidiaries is in compliance with the terms and conditions of all applicable licenses for such Open Source Software. The Company and the Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any material Company-Owned IP, or (ii) under any license or in a manner that would require the Company or any Company Subsidiary to license, make available, disclose or distribute the source code to any material Company-Owned IP, Product components or Business Systems owned or purported to be owned by the Company or any Company Subsidiary.

(g)            The Company or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems operate and perform in all material respects in a manner that permits the Company and the Company Subsidiaries to conduct, the business of the Company and the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, data backup and business continuity plans, procedures and facilities, and encryption and other security protocol technology, in each case consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Business Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Since January 1, 2018, there has not been any material failure, interruption or corruption with respect to any of the Products or Business Systems that has not been remedied or replaced in all material respects.

(h)            The Company and each of the Company Subsidiaries currently comply, and since January 1, 2018, have complied, in all material respects with all (i) applicable Privacy/Data Security Laws, (ii) industry standards to which the Company and the Company Subsidiaries are legally bound, (iii) contractual commitments that the Company or any Company Subsidiary have entered into or are otherwise bound by with respect to the privacy or data security of Personal Information or other Business Data held or processed by or on behalf of the Company or any Company Subsidiary and (iv) applicable privacy or other policies of the Company or any Company Subsidiary, including internal policies and policies that are published on a Company website or otherwise made publicly available by the Company or any Company Subsidiary concerning data protection, security or privacy or the collection, dissemination, storage or use of Personal Information or other Business Data (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Personal Information or other Business Data held or processed by, or on behalf of, the Company or any Company Subsidiary. To the knowledge of the Company, since January 1, 2018, no person has inserted or is alleged to have inserted any Disabling Device in any of the Business Systems, Software that is included in the Company-Owned IP or Product components. Since January 1, 2018, neither the Company nor any Company Subsidiary has (x) to the Knowledge of the Company, experienced any material data security breaches, unauthorized access or use of any of the Business Systems (or any information or transactions stored or contained therein or transmitted thereby) or any material unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption or use of any Personal Information or Business Data or (y) been subject to or received written notice of any audits, proceedings, litigations, actions or investigations by any Governmental Authority or any third party, or received, in writing, any material claims or complaints regarding its collection, dissemination, storage or use of Personal Information or its violation of any applicable Data Security Requirements.

(i)            The Company and the Company Subsidiaries have rights to use all Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data as of immediately prior to the Closing Date. Neither the Company nor any Company Subsidiary is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Data Security Requirements or in connection with the Transactions, that would (i) prohibit SPAC, the Surviving Entity or their respective subsidiaries from receiving or using Personal Information or other Business Data held or processed by or on behalf of the Company or any Company Subsidiary, in a materially similar manner to which the Company or such Company Subsidiary receives and uses such

Personal Information and other Business Data as of immediately prior to the Closing Date or (ii) result in any material violations of, or material liabilities in connection with, the Data Security Requirements.

Section 5.14Taxes.

(a)            The Company and the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any Company Subsidiary is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in of the Company Disclosure Schedule, and with respect to which adequate reserves have been made in accordance with GAAP, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii)  have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)            Neither the Company nor any Company Subsidiary is a party to, is bound by, or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has any material potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than, in each case, an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c)            None of the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including as a result of the use of an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction made on or prior to the Closing Date; or (iv) prepaid amount or deferred revenue received on or prior to the Closing Date other than in the ordinary course of business.

(d)            Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(e)            Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent or that involves only the Company and Company Subsidiaries).

(f)            Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract, or otherwise (except, in each case, for liabilities pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(g)            Neither the Company nor any Company Subsidiary has any request for a private letter ruling, administrative relief, technical advice or a change of any method of accounting pending with any Governmental Authority.

(h)            Neither the Company nor any Company Subsidiary has within the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)            Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)            Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing any deficiency or claim for any material Taxes of the Company or any Company Subsidiary that has not been resolved.

(k)            There are no material Tax Liens upon any assets of the Company or any Company Subsidiary except for Permitted Liens.

(l)            Neither the Company nor any Company Subsidiary has taken any action nor, to the knowledge of the Company, are there any facts or circumstances, that would reasonably be expected to prevent the Intended U.S. Tax Treatment.

(m)            No material written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not pay particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax.

(n)            Neither the Company nor any Company Subsidiary has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(o)            Neither the Company nor any Company Subsidiary has made an election described in Section 965(h) of the Code.

(p)            Neither the Company nor any Company Subsidiary has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(q)            Each of the Company and the Company Subsidiaries at all times since its formation has been properly classified for U.S. federal income tax purposes as the type of entity set forth opposite its name on Section 5.14(q) of the Company Disclosure Schedule.

(r)            As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes (A) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, escheat, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments in the nature of a tax imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions (B) any liability for, or in respect of, any item described in clause (A) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, affiliated group including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law) and (C) any liability for, or in respect of, any item described in clauses (A) or (B) of this definition as a transferee or successor, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

Section 5.15Environmental Matters. Except as set forth in Section 5.15 of the Company Disclosure Schedule, (a) none of the Company nor any Company Subsidiary is, or has been since January 1, 2018, in violation in any material respect of any applicable Environmental Law; (b) to the knowledge of the Company, there has been no release of

Hazardous Substances on or from any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary, or any of their respective predecessors, (including, without limitation, soils and surface and ground waters) in violation in any material respect of any Environmental Law or in a manner or quantity which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) none of the Company nor any Company Subsidiary has transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances at any real property not owned, operated or leased by the Company or any Company Subsidiary, in violation in any material respect of any Environmental Law or otherwise in a manner or quantity that has resulted or would reasonably be expected to result in a material liability to the Company or any Company Subsidiary under any Environmental Law; (d) the Company and the Company Subsidiaries have all material permits, licenses and other authorizations required of the Company or any Company Subsidiary under applicable Environmental Law (“Environmental Permits”); (e)  the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of their Environmental Permits; and (f) the Company has delivered to SPAC true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or any Company Subsidiary (or by a third-party of which the Company has knowledge) in relation to the current or prior business of the Company or any of the Company Subsidiaries or any real property presently or formerly owned, leased, or operated by the Company or any Company Subsidiary (or their predecessors) that are in possession, custody or control of the Company or any Company Subsidiary.

Section 5.16Material Contracts.

(a)            Section 5.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (excluding for this purpose, any purchase orders submitted by Customers/Resellers in the ordinary course of business consistent with past practices) (such contracts and agreements as are set forth on Section 5.16(a) of the Company Disclosure Schedule, and all contracts or agreements that would be required to be so set forth as of the Closing Date, being the “Material Contracts”):

(i)            each contract and agreement with consideration paid or expressly payable to or by the Company and the Company Subsidiaries (x) of more than $400,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020 or the twelve (12)-month period ending September 30, 2021 or (y) of more than $750,000 in aggregate over the remaining term thereof;

(ii)            each contract and agreement with Suppliers to the Company and the Company Subsidiaries for expenditures paid or expressly payable by the Company and the Company Subsidiaries (x) of more than $400,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020 or the twelve (12)-month period ending September 30, 2021 or (y) of more than $750,000 in aggregate over the remaining term thereof;

(iii)            each contract and agreement with Customers/Resellers of the Company or any Company Subsidiary that involves consideration expressly payable to the Company or any Company Subsidiary (x) of more than $400,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020 or the twelve (12)-month period ending September 30, 2021 or (y) of more than $600,000 in aggregate over the remaining term thereof;

(iv)            all contracts with a Top 10 Supplier or Top 10 Customer/Reseller (excluding purchase or sale orders entered into in the ordinary course of business consistent with past practice that do not contain outstanding payment obligations in excess of $750,000 in the aggregate);

(v)            all broker, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company and the Company Subsidiaries;

(vi)            all Service Agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any

Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vii)            all contracts and agreements evidencing indebtedness (or any guaranty therefor) in an amount greater than $200,000;

(viii)            each contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that contains material indemnities or other material contingent payment obligations (including “earn-outs”) that would reasonably be expected to result in the making of payments by the Company or any Company Subsidiary after the Closing Date;

(ix)            all partnership, joint venture or similar agreements that are material to the business of the Company and the Company Subsidiaries;

(x)            all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(xi)            all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete with any person or entity in any line of business in which the Company or any Company Subsidiary currently engages or in any geographic area or during any period of time;

(xii)            all contracts which (i) grant any person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of the Company Subsidiaries that are material to the Company and the Company Subsidiaries on a consolidated basis, (ii) grants material exclusive or preferential rights or “most favored nations” status by the Company or any Company Subsidiary to any person, or (iii) obligates the Company or any Company Subsidiary to purchase or obtain a minimum or specified amount of any product or service in excess of $100,000 in the aggregate during any calendar year;

(xiii)            all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xiv)            all leases or master leases of personal property reasonably likely to result in annual payments (x) of $500,000 or more over the twelve (12)-month period ending December 31, 2020 or the twelve (12)-month period ending September 30, 2021 or (y) of more than $600,000 in aggregate over the remaining term thereof;

(xv)            all contracts pursuant to which (A) the Company or any Company Subsidiary grants any right, license or covenant not to sue with respect to material Company-Owned IP, but excluding (x) non-disclosure agreements entered into in the ordinary course of business and (y) non-exclusive licenses (or sublicenses) of Company-Owned IP granted: (1) to Customers/Resellers in the ordinary course of business consistent with past practice or (2) to vendors, employees and service providers for the purpose of providing the applicable work or services to the Company or any Company Subsidiary; or (B) the Company or any Company Subsidiary obtains any right, license or covenant not to be sued with respect to any material Company-Licensed IP, excluding licenses for commercially available, “off-the-shelf” Software which are generally available on non-discriminatory pricing terms;

(xvi)            any Interested Party Contract;

(xvii)            any material agreement with a reseller of any of the Company’s Products that is not substantially consistent with the applicable standard form of reseller agreement made available to SPAC involving consideration payable to the Company or any Company Subsidiary (x) in excess of $400,000 for the twelve (12)-month period ended December 31, 2020 or the twelve (12)-month period ending September 30, 2021 or (y) of more than $600,000 in aggregate over the remaining term thereof; and

(xviii)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company or any Company Subsidiary, taken as a whole.

(b)            (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) since December 31, 2019, neither the Company nor any Company Subsidiary has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has made available to SPAC or its legal advisors true and complete copies of all Material Contracts without redaction, including amendments thereto that are material in nature.

Section 5.17Insurance.

(a)            Section 5.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage, and (iv) the premium most recently charged.

(b)            With respect to each such insurance policy, except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii)  neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation or has threatened in writing to cancel or not renew such policy.

Section 5.18Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Mergers are advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Mergers, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered to the Company, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and consummate the Transactions.

Section 5.19Certain Business Practices. Since January 1, 2018, none of the Company, any Company Subsidiary or, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Company Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 5.20Interested Party Transactions. Except as set forth in Section 5.20 of the Company Disclosure Schedule, and except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary or any affiliate or “associate” or “immediate family” member (as such terms are defined in

Section 6.22) of any of the foregoing, to the Company’s knowledge, has or has had, directly or indirectly (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell, (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services, (c) a beneficial interest in any contract or agreement disclosed in Section 5.16(a) of the Company Disclosure Schedule; (d) any contractual or other arrangement with the Company or any Company Subsidiary (other than customary indemnity arrangements and customary employment-related agreements and arrangements) (an “Interested Party Contract”) or (e) any economic interest in any asset being utilized by the Company or any Company Subsidiary (any such transaction in clauses (a) through (e) being hereinafter referred to as an “Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 5.20. The Company and the Company Subsidiaries have not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 5.21Customers/Resellers; Suppliers.

(a)            Section 5.21(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the 10 most significant Suppliers of the Company, together with the Company Subsidiaries, as measured by amounts paid by the Company and the Company Subsidiaries on a consolidated basis for the 12 month period ended September 30, 2021 (the “Top 10 Suppliers”), and the amount of consideration paid to such suppliers for such period. Since September 30, 2020, no Top 10 Supplier has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of the Company Subsidiaries, and the Company has not received written or, to the knowledge of the Company as of the date hereof, oral notice from any of the Top 10 Suppliers stating the intention of such Person to do so.

(b)            Section 5.21(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the 10 most significant Customers/Resellers of the Company, together with the Company Subsidiaries, as measured by amounts received by the Company and the Company Subsidiaries on a consolidated basis for the 12 month period ended September 30, 2021 (the “Top 10 Customers/Resellers”), and the amount of consideration received from such customers for such period. Since September 30, 2020, no Top 10 Customer/Reseller has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of the Company Subsidiaries, and the Company has not received written or, to the knowledge of the Company as of the date hereof, oral notice from any of the Top 10 Customers/Resellers stating the intention of such Person to do so.

Section 5.22Certain Business Practices; Anti-Corruption.

(a)            The Company and the Company Subsidiaries, and to the knowledge of the Company each of the Company’s and the Company Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf, have complied with and are in compliance in all material respects with Anti-Corruption Laws.

(b)            The Company and each of the Company Subsidiaries has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(c)            Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any of the Company’s Affiliates or its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).

(d)            The operations of the Company and each of the Company Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and the Company Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”).

Section 5.23Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 5.24Brokers. Except for Imperial Capital, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 5.25Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule) or any Ancillary Agreement, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or any Ancillary Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Company Subsidiary (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed. Notwithstanding the foregoing, nothing in this Section 5.25 will limit remedies in the event of knowing and intentional fraud.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF SPAC,

MERGER SUB I AND MERGER SUB II

Except as set forth (i) the SPAC Disclosure Schedule or (ii) in the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a general predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.03 (Capitalization) and Section 6.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the Company as follows:

Section 6.01Corporate Organization.

(a)            Each of SPAC and Merger Sub I is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)            Merger Sub I and Merger Sub II are the only subsidiaries of SPAC. Except for Merger Sub I and Merger Sub II, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 6.02Organizational Documents. Each of SPAC, Merger Sub I and Merger Sub II has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents, the Merger Sub I Organizational Documents and the Merger Sub II Organizational Documents. The SPAC Organizational Documents (as they may be changed pursuant to the Domestication), the Merger Sub I Organizational Documents and the Merger Sub II Organizational Documents are in full force and effect. None of SPAC, Merger Sub I or Merger Sub II is in material violation of any of the provisions of the SPAC Organizational Documents, the Merger Sub I Organizational Documents or the Merger Sub II Organizational Documents.

Section 6.03Capitalization.

(a)            The authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares and (ii) 20,000,000 SPAC Class B Ordinary Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preference Shares”). As of the date of this Agreement (A) 27,600,000 SPAC Class A Ordinary Shares and 6,900,000 SPAC Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) no SPAC Ordinary Shares are held in the treasury of SPAC, and (C) 14,213,333 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preference Shares issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

(b)            The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub I Common Stock”). As of the date hereof, 100 shares of Merger Sub I Common Stock are issued and outstanding. All outstanding shares of Merger Sub I Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub I Organizational Documents.

(c)            All of the issued and outstanding limited liability company interests of Merger Sub II are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA) and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub II Organizational Documents.

(d)            All outstanding SPAC Units, SPAC Ordinary Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws, the SPAC Organizational Documents and documents filed with the SPAC SEC Reports.

(e)            The Merger Consideration being delivered by SPAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents and any Ancillary Agreement. The Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(f)            Except for securities issued pursuant to the Subscription Agreements, securities issued by SPAC as permitted by this Agreement and the SPAC Warrants, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of SPAC or obligating SPAC to issue or sell any shares, or other equity interests in, SPAC. All

SPAC Class A Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC or any of its subsidiaries. Except for the Redemption Right, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Class A Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 6.04Authority Relative to This Agreement. Each of SPAC, Merger Sub I and Merger Sub II has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC, Merger Sub I and Merger Sub II and the consummation by each of SPAC, Merger Sub I and Merger Sub II of the Transactions, have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of SPAC, Merger Sub I or Merger Sub II are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the First Merger and Second Merger, SPAC’s adoption of this Agreement (as the sole stockholder of Merger Sub I and sole member of Merger Sub II, respectfully) after the execution hereof, (b) the SPAC Shareholder Approval and (c) the filing and recordation of appropriate domestication and merger documents as required by the Companies Act, the DGCL, the NRS and the DLLCA). This Agreement has been duly and validly executed and delivered by SPAC, Merger Sub I and Merger Sub II and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of SPAC, Merger Sub I or Merger Sub II, enforceable against SPAC, Merger Sub I or Merger Sub II in accordance with its terms, subject to the Remedies Exceptions.

Section 6.05No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by each of SPAC, Merger Sub I and Merger Sub II do not, and the performance of this Agreement by each of SPAC, Merger Sub I and Merger Sub II will not, (i) conflict with or violate the SPAC Organizational Documents, the Merger Sub I Organizational Documents or the Merger Sub II Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of SPAC, Merger Sub I or Merger Sub II or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC, Merger Sub I or Merger Sub II pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC, Merger Sub I or Merger Sub II is a party or by which each of SPAC, Merger Sub I or Merger Sub II or any of their properties or assets is bound or affected, except, (x) the Redemption Rights and (y) with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b)            The execution and delivery of this Agreement by each of SPAC, Merger Sub I and Merger Sub II do not, and the performance of this Agreement by each of SPAC, Merger Sub I and Merger Sub II will not, require any consent, approval, clearance, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification and waiting period requirements of the HSR Act, and filing and recordation of appropriate domestication and merger documents as required by the Companies Act, the DGCL, the NRS and the DLLCA, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC, Merger Sub I or Merger Sub II from performing its material obligations under this Agreement and (iii) approval for listing the Surviving Pubco Common Shares to be issued pursuant to this Agreement on the NYSE.

Section 6.06Compliance. None of SPAC, Merger Sub I or Merger Sub II is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC, Merger Sub I or Merger Sub II or by which any property or asset of SPAC, Merger Sub I or Merger Sub II is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC, Merger Sub I or Merger Sub II is a party or by which SPAC, Merger Sub I or Merger Sub II or any property or asset of SPAC, Merger Sub I or Merger Sub II is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC, Merger Sub I and Merger Sub II is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC, Merger Sub I or Merger Sub II to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 6.07SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)            SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with or to the Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed or furnished by SPAC with or to the SEC to all agreements, documents and other instruments that previously had been filed or furnished by SPAC with or to the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To SPAC’s knowledge, each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)            Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments which have not been, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c)            Except as and to the extent set forth in the SPAC SEC Reports, none of SPAC, Merger Sub I or Merger Sub II has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of SPAC’s, Merger Sub I’s and Merger Sub II’s business.

(d)            SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(e)            SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are designed to be effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f)            SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since September 24, 2020, there have been no material changes in SPAC internal control over financial reporting.

(g)            There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)            Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC as of the date hereof, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.08Absence of Certain Changes or Events. Since September 24, 2020, except as expressly contemplated by this Agreement, (a) SPAC has not conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination (including the investigation of the Company and the Company Subsidiaries and the negotiation and execution of this Agreement), raising financing in connection with a Business Combination and activities related to the foregoing, and (b) there has not been any SPAC Material Adverse Effect.

Section 6.09Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the SPAC’s ability to consummate the transactions contemplated hereby. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the SPAC’s ability to consummate the transactions contemplated hereby.

Section 6.10Board Approval; Vote Required.

(a)            The SPAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that the terms of and SPAC’s entry into this Agreement and consummation of the transactions contemplated by this Agreement are in the best interests of SPAC, (ii) adopted and approved this Agreement and the Transactions and declared their advisability, and

(iii) recommended that the shareholders of SPAC vote to approve and adopt this Agreement, the Transaction Documents, the Domestication and the issuance of shares of Surviving Pubco and vote for any adjournment or postponement, if necessary, of the SPAC Shareholders’ Meeting to solicit additional proxies to approve this Agreement, the Transaction Documents, the Domestication and the issuance of shares of Surviving Pubco.

(b)            Subject to Section 6.04, the only vote of the holders of any class or series of shares of SPAC necessary to approve the Transactions is the SPAC Shareholder Approval.

(c)            The Merger Sub I Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of Merger Sub I and its sole stockholder, (ii) approved this Agreement and the Mergers and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub I approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub I.

(d)            The only vote of the holders of any class or series of capital stock of Merger Sub I necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub I Common Stock.

(e)            The Merger Sub II Member, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of Merger Sub II and its sole member and (ii) has approved and adopted this Agreement and approved the Mergers and the other Transactions to which Merger Sub II is a party.

(f)            The only vote of the holders of any membership interests of Merger Sub II that may be necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of the holders of a majority of the outstanding limited liability company interests of Merger Sub II.

Section 6.11No Prior Operations of Merger Sub I and Merger Sub II. Merger Sub I and Merger Sub II were formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub I and Merger Sub II will have no material assets, liabilities or obligations at all times prior to the First Effective Time and the Second Effective Time, as applicable.

Section 6.12Brokers. Except for RBC Capital Markets, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Merger Sub I or Merger Sub II.

Section 6.13SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $276,000,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) maintained in the Trust Account. The monies of the Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the First Effective Time shall be paid as and when due, including all amounts payable (a) to shareholders of SPAC who shall have exercised their Redemption Rights, (b)  with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Mergers or in connection with any business combination transactions previously considered by SPAC. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the First Effective Time.

Section 6.14Employees. Other than any officers as described in the SPAC SEC Reports, SPAC, Merger Sub I and Merger Sub II have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC, Merger Sub I and Merger Sub II have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC, Merger Sub I, Merger Sub II or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which SPAC, Merger Sub I or Merger Sub II is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 6.15Taxes.

(a)            SPAC, Merger Sub I and Merger Sub II (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that SPAC, Merger Sub I or Merger Sub II are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and that are disclosed on Section 6.15(a) of the SPAC Disclosure Schedule and with respect to which adequate reserves have been made in accordance with GAAP, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii)  have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)           None of SPAC , Merger Sub I or Merger Sub II is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has any material potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than, in each case, an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c)           None of SPAC, Merger Sub I or Merger Sub II will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including as a result of the use of an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction made on or prior to the Closing Date; or (iv) prepaid amount or deferred revenue received on or prior to the Closing Date other than in the ordinary course of business.

(d)          Each of SPAC, Merger Sub I and Merger Sub II has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(e)          None of SPAC, Merger Sub I or Merger Sub II has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which SPAC was the common parent and that involves only SPAC, Merger Sub I and Merger Sub II).

(f)          None of SPAC, Merger Sub I or Merger Sub II has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (except, in each case, for liabilities pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(g)         None of SPAC, Merger Sub I or Merger Sub II has any request for a private letter ruling, administrative relief, technical advice or a change of any method of accounting pending with any Governmental Authority.

(h)         None of SPAC, Merger Sub I or Merger Sub II has within the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)          None of SPAC, Merger Sub I or Merger Sub II has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)          Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing any deficiency or claim for any material Taxes of SPAC, Merger Sub I or Merger Sub II that has not been resolved.

(k)         There are no material Tax Liens upon any assets of SPAC, Merger Sub I or Merger Sub II except for Permitted Liens.

(l)           None of SPAC, Merger Sub I or Merger Sub II has taken any action nor, to the knowledge of SPAC, are there any facts or circumstances, that would reasonably be expected to prevent the Intended U.S. Tax Treatment.

(m)          No material written claim has been made by any Governmental Authority in a jurisdiction where SPAC, Merger Sub I or Merger Sub II does not pay particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax.

(n)           None of SPAC, Merger Sub I or Merger Sub II has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(o)           None of SPAC, Merger Sub I or Merger Sub II has made an election described in Section 965(h) of the Code.

(p)           None of SPAC, Merger Sub I or Merger Sub II has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(q)           SPAC and Merger Sub I at all times since their formation have each been (and at all times through the Closing Date will be), properly classified for U.S. federal income tax purposes as a corporation. Merger Sub II has not made any entity classification election for U.S. federal income tax purposes and at all times since its formation has been (and at all times through the Closing Date will be), properly classified for U.S. federal income tax purposes as a disregarded entity.

Section 6.16Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CPTK.U.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CPTK”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CPTK.WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or SPAC Warrants or terminate the listing of SPAC on the NYSE. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants under the Exchange Act.

Section 6.17SPAC’s, Merger Sub I’s and Merger Sub II’s Investigation and Reliance. Each of SPAC, Merger Sub I and Merger Sub II is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by SPAC, Merger Sub I and Merger Sub II together with expert advisors, including legal counsel, that they have engaged for such purpose. To SPAC’s knowledge, SPAC, Merger Sub I, Merger Sub II and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. None of SPAC, Merger Sub I or Merger Sub II is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article V (as modified by the Company Disclosure Schedule) or in any Ancillary Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, Merger Sub I, Merger Sub II or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, Merger Sub I or Merger Sub II or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company. Nothing in this Section 6.17 will limit remedies in the event of knowing and intentional fraud.

Section 6.18Certain Business Practices. Since their respective date of formation, none of SPAC, Merger Sub I, Merger Sub II, nor, to the knowledge of SPAC, any directors or officers, agents or employees of SPAC, Merger Sub I or Merger Sub II has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 6.19Investment Company Act. None of SPAC, Merger Sub I or Merger Sub II is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.20Takeover Statutes and Charter Provisions. The SPAC Board has taken all action necessary so that the restrictions on business combination set forth in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions, including the Mergers and the issuance of shares of Surviving Pubco Class A Common Stock. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to SPAC, Merger Sub I or Merger Sub II in connection with this Agreement, the Mergers, the issuance of shares of Surviving Pubco Class A Common Stock or any of the other Transactions. As of the date of this Agreement, there is no shareholder or stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which SPAC, Merger Sub I or Merger Sub II is subject, party or otherwise bound.

Section 6.21PIPE Investment Amount; Subscription Agreements. SPAC has delivered to the Company true, correct and complete copies of each of the Subscription Agreements that have been executed as of the date hereof pursuant to which the subscribers party thereto have committed, subject to the terms and conditions therein, to purchase an aggregate of $75,000,000 in principal amount of convertible promissory notes at a price equal to the stated principal amount (but subject to a fee of 3% of the stated principal amount). Each of the Subscription Agreements executed as of the date hereof are in full force and effect and are legal, valid and binding upon SPAC, enforceable against SPAC in accordance with their terms (subject to the Remedies Exceptions). None of the Subscription Agreements executed as of the date hereof have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of SPAC, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement, to the knowledge of SPAC, the commitments contained in the Subscription Agreements executed as of the date hereof have not been withdrawn, terminated or rescinded by the subscribers party thereto in any respect. SPAC has, as of the date hereof, complied in all material respects with all of its obligations under the Subscription Agreements executed as of the date hereof. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements executed as of the date hereof, other than as expressly set forth in such Subscription Agreements.

Section 6.22Affiliate Agreements. Except as set forth on Section 6.22 of the SPAC Disclosure Schedule, none of SPAC, Merger Sub I or Merger Sub II is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former officer, director or employee of any of SPAC, Merger Sub I or Merger Sub II; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of SPAC, Merger Sub I or Merger Sub II; or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “SPAC Affiliate Agreement”).

ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE MERGERS

Section 7.01Conduct of Business by the Company Pending the Mergers.

(a)            The Company agrees that, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01 of the Company Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority, and (y) COVID-19 Measures), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)            the Company shall, and shall cause the Company Subsidiaries to, conduct their businesses in the ordinary course of business and in a manner consistent with past practice; and

(ii)            the Company shall use its commercially reasonable efforts to preserve substantially intact the current business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with Customers/Resellers, Suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b)            By way of amplification and not limitation, except as (1) contemplated by this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01 of the Company Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)            amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)            form or create any subsidiaries;

(iii)            issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities, equity- or equity-based or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, except for (x) transactions between the Company and any Company Subsidiaries or between Company Subsidiaries, or (y) the issuance of Company Capital Stock upon the exercise or settlement of Company Options or Company RSUs (to the extent such Company Options or Company RSUs were granted prior to the date of or without violation of this Agreement), or upon the conversion of Company Capital Stock issued prior to the date of this Agreement in accordance with the Company Certificate of Incorporation, including pursuant to the Conversion; or (B) any material assets of the Company;

(iv)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for any such dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary;

(v)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the current terms set forth in the underlying agreements governing such equity securities;

(vi)            (A) acquire (including, without limitation, by merger, amalgamation, consolidation, or acquisition of stock or assets or any other business combination) (x) any corporation, partnership, other business organization or any division thereof or (y) other than in the ordinary course of business consistent with past practice, any assets in an amount in excess of $250,000; (B) incur any indebtedness for borrowed money in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person; or (C) make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except, in the case of this clause (C), in the ordinary course of business and consistent with past practice;

(vii)            (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or individual independent contractor of the Company as of the date of this Agreement, other than increases in base compensation for and grants of bonuses to employees who are not officers of the Company in the ordinary course of business consistent with past practice, (B) enter into any new, or materially amend any existing, Service Agreement or severance or termination agreement with any current or former director, officer, employee or consultant whose annual base salary or annual wage rate exceeds $200,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, or (D) hire, or otherwise enter into any new Service Agreement or similar arrangement with, any person or terminate any current or former director, officer, employee or consultant provider whose base salary would exceed, on an annualized basis, $200,000;

(viii)            make any commitments for capital expenditures, that would reasonably be expected to require payments in excess of $1,000,000 in the aggregate for any given year or $1,000,000 in the aggregate for the full term of the commitment period;

(ix)            other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 5.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary;

(x)            adopt, materially amend or terminate any Plan except (x) as may be required by applicable Law or as necessary in order to consummate the Transactions or (y) in the event of annual renewals of health and welfare programs;

(xi)            except in the ordinary course of business, make, change or revoke any material Tax election, amend a Tax Return in a manner that is material, file a material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material United States federal, state, local or non-United States income tax liability, enter into any closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period with respect to Taxes, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any Contracts entered into in the ordinary course of business and not primarily relating to Taxes), in each case, that could reasonably be expected to have an adverse effect on the Company or a Company Subsidiary;

(xii)            take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment;

(xiii)            enter into, or materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of, any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business consistent with past practices;

(xiv)            intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Company-Owned IP, except for Company-Owned IP deemed by the Company in its good faith reasonable business judgment to be obsolete or no longer be material to the business of the Company and the Company Subsidiaries taken as a whole;

(xv)            make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xvi)            (A) commence, waive, release, assign, settle, satisfy or compromise any pending or threatened Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not involve an admission of wrongdoing, do not result in any material restriction on the Company or any Company Subsidiary and do not exceed $1,000,000.00 individually or in the aggregate or (B) other than in the ordinary course of business and consistent with past practice, waive, release or assign any material claims or rights of the Company or any Company Subsidiary;

(xvii)            liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Company or any Company Subsidiary; or

(xviii)            enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02Conduct of Business by SPAC, Merger Sub I and Merger Sub II Pending the Mergers. Except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including the Domestication, entering into various Subscription Agreements and consummating the Private Placements), (2) set forth in Section 7.02 of the SPAC Disclosure Schedule or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority, and (y) COVID-19 Measures), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the First Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC, Merger Sub I and Merger Sub II shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or (B) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority, and (y) COVID-19 Measures), none of SPAC, Merger Sub I or Merger Sub II shall, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)            amend or otherwise change the SPAC Organizational Documents, the Merger Sub I Organizational Documents or the Merger Sub II Organizational Documents or form any subsidiary;

(b)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Ordinary Shares or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d)            issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any share capital or shares of any class of capital stock or other securities of SPAC, Merger Sub I or Merger Sub II, or any options, warrants, convertible securities or other rights of any kind to acquire any share capital or shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC, Merger Sub I or Merger Sub II;

(e)            acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)            enter into, or permit any of the assets owned or used by it to become bound by, any contract, other than as reasonably required or advisable in connection with the Transactions;

(g)            make any material capital expenditures;

(h)            incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(i)            make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(j)            except in ordinary course of business, make, change or revoke any material Tax election, amend a Tax Return in a manner that is material, file any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material United States federal, state, local or non-United States income tax liability, enter into any closing agreement with respect to Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period with respect to Taxes, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any Contracts entered into in the ordinary course of business and not primarily relating to Taxes), in each case, that could reasonably be expected to have an adverse effect on SPAC, Merger Sub I or Merger Sub II;

(k)            take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment;

(l)            liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC, Merger Sub I or Merger Sub II;

(m)            amend the Trust Agreement or any other agreement related to the Trust Account;

(n)            other than as set forth in Section 7.02(n) of the SPAC Disclosure Schedule, enter into, renew or amend in any material respect any SPAC Affiliate Agreement; or

(o)            enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

Section 8.01Proxy Statement; Registration Statement.

(a)            As promptly as practicable after the execution of this Agreement, (i) SPAC and the Company shall prepare and file with the SEC a joint proxy statement/information statement (as amended or supplemented, the “Proxy Statement”) to be sent to the shareholders of SPAC and to the stockholders of the Company who are not signatories to the Written Consent (the “Company Minority Stockholders”) relating to (A) with respect to the Company Minority Stockholders, information required to be provided to the Company Minority Stockholders under Nevada law, and (B) with respect to SPAC’s shareholders, the extraordinary general meeting of SPAC’s shareholders (the “SPAC Shareholders’ Meeting”) to be held to consider approval and/or adoption of (1) this Agreement and the Mergers, (2) the issuance of shares of Surviving Pubco Class A Common Stock and Surviving Pubco Class B Common Stock pursuant to this Agreement, (3) the issuance of the Exchanged Options and the Exchanged RSUs pursuant to this Agreement (collectively, the “SPAC Convertible Securities”) and the shares of Surviving Pubco Class A Common Stock issuable under the SPAC Convertible Securities, (4) the issuance of shares of Surviving Pubco Class A Common Stock pursuant to the Private Placement and the Subscription Agreements, (5) the Domestication, (6) in connection with the Domestication, the approval of the Surviving Pubco Certificate of Incorporation and Surviving Pubco Bylaws, (7) the Stock Incentive Plan, (8) the election of the directors constituting the Initial Surviving Pubco Board, (9) the adjournment of the SPAC Shareholders’ Meeting to a later date or dates if it is determined by SPAC and the Company that additional time is necessary to consummate the Transactions for any reason, (10) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, and (11) any other proposals the parties deem necessary or advisable to effectuate the Transactions (collectively, the “SPAC Proposals”), and (ii) SPAC shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of (A) the SPAC Class A Ordinary Shares to be issued to the Company Minority Stockholders pursuant to this Agreement, (B) the SPAC Convertible Securities and the shares of Surviving Pubco Class A Common Stock issuable under the SPAC Convertible Securities and (C) such other securities as SPAC should reasonably determine. SPAC and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall use reasonable best efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Surviving Pubco Class A Common Stock and the SPAC Convertible Securities pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, SPAC shall mail the Proxy Statement to its stockholders and the Company shall provide the Proxy Statement to the Company Minority Stockholders. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)            No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by SPAC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). SPAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the SPAC Class A Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c)            SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC and the Company, (iii) the time of the SPAC Shareholders’ Meeting, and (iv) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the First Effective Time, any event or circumstance relating to SPAC, Merger Sub I or Merger Sub II, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)            The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC and provided to the Company Minority Stockholders, (iii) the time of the SPAC Shareholders’ Meeting, and (iv) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the First Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform SPAC. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 8.02SPAC Shareholders’ Meetings; Merger Sub I Stockholder’s Approval; and Merger Sub II Sole Member’s Approval.

(a)            SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of SPAC). SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the SPAC Proposals, and shall use reasonable best efforts to take all other action necessary or advisable to secure the required vote or consent of its shareholders. The SPAC Board shall recommend to its shareholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing two sentences, SPAC and the SPAC Board will not be required to comply with the obligations set forth therein to the extent the SPAC Board determines in good faith, after consultation with legal counsel and upon reasonable advance, written notice to the Company, that to do so would be inconsistent with the fiduciary duties of the SPAC Board under Law.

(b)            Notwithstanding the foregoing provisions of Section 8.02(a), SPAC shall have the right to (and in the case of the following clauses (ii) and (iii), at the request of the Company, SPAC shall) make one or more successive postponements or adjournments of the SPAC Shareholders’ Meeting, in each case, to the extent required (i) to ensure that any supplement or amendment is made to the Proxy Statement that SPAC, after reasonable consultation with the Company, has determined in good faith is required to satisfy the conditions of Section 8.01 or any other applicable Law, (ii) if on a date for which the SPAC Shareholders’ Meeting is scheduled, SPAC has not received proxies representing a sufficient number of SPAC Ordinary Shares to obtain the SPAC Shareholder Approval, whether or not a quorum is present, (iii) if, as of the time for which the SPAC Shareholders’ Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Shareholders’ Meeting or (iv) if, as of the deadline for electing redemption by holders of SPAC Class A Ordinary Shares in accordance with the SPAC Governing Document, the number of shares being redeemed would cause the condition to Closing set forth in Section 9.03(h) to not be satisfied; provided that (x) SPAC shall not be permitted or required to postpone or adjourn the meeting for more than 30 days in aggregate without the mutual agreement of SPAC and the Company, (y) SPAC shall reconvene such SPAC Shareholders’ Meeting as promptly as practicable following such time as the matters described in clauses (i), (ii), (iii) and (iv) have been resolved, and (z) in no event shall the SPAC Shareholders’ Meeting be reconvened on a date that is later than five (5) Business Days prior to the Outside Date.

(c)            Promptly following the execution of this Agreement, SPAC shall approve and adopt this Agreement and approve the Mergers and the other Transactions, as (i) the sole stockholder of Merger Sub I and (ii) the sole member of Merger Sub II.

Section 8.03Company Stockholders’ Written Consent. Within eight (8) hours following the execution and delivery of this Agreement, the Company shall deliver to SPAC an irrevocable written consent, in form and substance reasonably acceptable to SPAC, containing (a) the Requisite Approval in favor of the approval and adoption of this Agreement, the Mergers and all other Transactions, and (b) the approval of holders of at least (i) a majority of the then-outstanding shares of Company Series A-1 Preferred Stock, and (ii) 51% of the then-outstanding shares of Company Series A-2 Preferred Stock, voting as a separate class, as set forth in Section 4.01(b), in favor of the approval and adoption of the Conversion (the “Written Consent”).

Section 8.04Access to Information; Confidentiality.

(a)            From the date of this Agreement until the First Effective Time or the earlier termination of this Agreement in accordance with Section 10.01, the Company and SPAC shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”)) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries, and to the books and records thereof; provided, however, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company, and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 8.08, neither the Company nor SPAC shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that such access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege, or (z) contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such violation, jeopardy or contravention).

(b)            All information obtained by the parties pursuant to this Section 8.04 shall be kept confidential in accordance with the confidentiality agreement, dated March 11, 2021 (the “Confidentiality Agreement”), between SPAC and the Company.

(c)            Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.05No Solicitation.

(a)            From and after the date hereof until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company and each Company Subsidiary shall not and the Company shall use its reasonable best efforts to cause its and their respective Representatives not to: (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal; (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal; (iii) enter into, engage in or maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations; (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiary; (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal; (vi) approve, endorse, recommend, execute or enter into any agreement in principal, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal; or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause each Company Subsidiary and shall use its reasonable best efforts to cause its and their respective Representatives to, (x) cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Company Acquisition Proposal and (y) terminate access to any physical or electronic data room maintained by or on behalf of the Company or any Company Subsidiary and within three (3) Business Days of the execution of this Agreement, instruct each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with such person’s consideration of acquiring the Company or any Company Subsidiary (or the respective businesses thereof) to return or destroy all Confidential Information furnished to such person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Company Acquisition Proposal by indicating that the Company has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to the Company or any Company Subsidiary or engage in any negotiations or discussions concerning a Company Acquisition Proposal.

(b)            From and after the date hereof until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, SPAC and its subsidiaries shall not and SPAC shall use its reasonable best efforts to cause its and their respective Representatives not to: (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction between SPAC and any Person other than the Company, its stockholders and their respective affiliates and Representatives (a “Business Combination Proposal”); (ii) engage in any negotiations or discussions concerning, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Business Combination Proposal; (iii) enter into, engage in or maintain discussions or negotiations with respect to any Business Combination Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Business Combination Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations; (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal; (v) approve, endorse, recommend, execute or enter into any agreement in principal, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Business Combination Proposal or any proposal or offer that would reasonably be expected to lead to a Business Combination Proposal; or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. SPAC shall, and shall instruct and cause each of its subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease any and all solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the foregoing, SPAC may respond to any unsolicited proposal regarding a Business Combination Proposal by indicating that SPAC has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to SPAC or any of its subsidiaries or engage in any negotiations or discussions concerning a Business Combination Proposal.

Section 8.06Employee Benefits Matters.

(a)            SPAC shall, or shall cause the Surviving Entity and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the First Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Entity, SPAC or any of their respective subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy, but excluding any equity compensation plans, deferred compensation plans, defined benefit pension plans and retiree-medical benefits) for service accrued or deemed accrued prior to the First Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, SPAC shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Entity, SPAC or any of their respective subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Entity will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing to the extent applicable.

(b)            SPAC shall, or shall cause the Surviving Entity to, assume, honor and fulfill all of the Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Plans may be modified or terminated from time to time in accordance with their terms.

(c)            The provisions of this Section 8.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, SPAC, the Surviving Entity and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 8.07Directors’ and Officers’ Indemnification; D&O Tail.

(a)            The certificate of formation and limited liability company agreement of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the First Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the First Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.

(b)            The certificate of incorporation and bylaws of the Surviving Pubco shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Surviving Pubco Certificate of Incorporation and the Surviving Pubco Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the First Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the First Effective Time, were directors, officers, employees, fiduciaries or agents of SPAC, unless such modification shall be required by applicable Law.

(c)            Each of SPAC and the Surviving Entity shall purchase (which shall be paid for in full by the Surviving Entity) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by SPAC or the Company, respectively, as of the Closing with respect to matters occurring prior to the First Effective Time. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the First Effective Time for the benefit of SPAC’s and the Company’s directors and officers, and shall remain in effect for the six (6)-year period following the Closing.

(d)            On the Closing Date, to the extent not already entered into, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of Surviving Pubco, which indemnification agreements shall continue to be effective following the Closing. Prior to the Closing, SPAC and the Company shall use their commercially reasonable efforts to ensure that SPAC shall, with effectiveness from and after the Closing, obtain directors’ and officers’ liability insurance covering the persons who will be directors and officers of SPAC and its subsidiaries from and after the Closing and thereafter on terms that are consistent with market standards.

(e)            If SPAC or, after the Closing, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of SPAC or the Surviving Entity, as applicable, assume the obligations set forth in this Section 8.07.

Section 8.08Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of: (a) any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Section 10.01), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail; (b) any Action or investigation that would have been required to be disclosed to the other party under this

Agreement if such party had knowledge of it as of the date hereof; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other Transactions; (d) without limiting Section 8.13, any regulatory notice or report from a Governmental Authority in respect of the Transactions; and (e) in the case of the Company, any information or knowledge obtained by the Company or any of the Company Subsidiaries that could reasonably be expected to materially affect the Company’s or any of the Company Subsidiary’s current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period, in each case of clauses (b) through (e), solely to the extent such event or occurrence is reasonably likely to cause any of the conditions set forth in Article IX to fail, or is otherwise required to be disclosed in the Proxy Statement pursuant to applicable securities Laws.

Section 8.09Further Action; Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (and shall cause each of its affiliates to) use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, clearances, waiting period expirations and terminations, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)            Each of the parties shall (and shall cause each of its affiliates to) keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement nor any of its affiliates shall agree to participate in any meeting, videoconference or teleconference with any Governmental Authority in respect of any filings, investigation or other inquiry in connection with the Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, videoconference or teleconference. Subject to the terms of the Confidentiality Agreement, the parties will (and will cause their affiliates to) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their respective Representatives or affiliates, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party nor any of its affiliates shall take or cause to be taken any action before any Governmental Authority that is inconsistent with, or intended to delay, the consummation of the Transactions.

Section 8.10Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Section 10.01) unless otherwise prohibited by applicable Law or the requirements of the NYSE, each of SPAC and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 8.10 shall prevent SPAC, the Company or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 8.11Tax Matters.

(a)            SPAC and the Company intend that, for United States federal income Tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) the First

Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the Treasury Regulations to which each of SPAC and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). In addition, SPAC and Company intend the Earn-Out Shares issued to the holders of Company Common Stock in connection with the Mergers to qualify as consideration eligible to be received on a tax-deferred basis for U.S. federal income tax purposes in connection with the reorganization described in Section 368(a)(1)(A) of the Code described above, consistent with the principles in Revenue Procedure 84-42. Each of the parties shall (and shall cause its affiliates to) cooperate to cause the Domestication and the Mergers and the issuance of the Earn-Out Shares to so qualify, and none of the Company or SPAC knows of any fact or circumstance, or has taken or will take any action (or fail to take any action), if such fact, circumstance or action (or failure to act) would reasonably be expected to cause the Domestication to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations, to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations to which SPAC and the Company are parties as provided in Section 368(b) of the Code, or for Earn-Out Shares issued to the holders of Company Common Stock to fail to be treated as described above. The Domestication and the Mergers and the issuance of the Earn-Out Shares shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a tax opinion be prepared and submitted in connection with such Registration Statement, (x) Davis Polk & Wardwell LLP shall use commercially reasonable efforts to furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to tax matters pertaining to the holders of securities of SPAC, and (y) Latham & Watkins LLP shall use commercially reasonable efforts to furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to tax matters pertaining to the tax consequences to the holders of securities of the Company of the First Merger and the Second Merger. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, including by providing customary factual support letters upon request of another party.

(b)            Each party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing or amendment of Tax Returns and any audit or other proceeding with respect to Taxes or Tax Returns of the Surviving Corporation, SPAC, the Company and each Company Subsidiary. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)            All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement shall be borne by the Surviving Corporation and paid when due. The Surviving Corporation shall timely file all necessary Tax Returns and other documentation with respect to all such Tax Returns and, if required by applicable Law, the holders will join in the execution of any such Tax Return or documentation.

(d)            On the Closing Date, (i) the Company shall deliver to the Surviving Corporation a properly executed certification that no interest in the Company is, or has been during the relevant period specified in Code Section 897(c)(1)(A)(ii), a “U.S. real property interest,” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by the Surviving Corporation with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and (ii) Surviving Pubco shall deliver to the Company a properly executed certification that no interest in Surviving Pubco is, or has been during the relevant period specified in Code Section 897(c)(1)(A)(ii), a “U.S. real property interest” in accordance with the Treasury Regulations under Section 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by the Surviving Corporation with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(e)            Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the Closing, the Company and SPAC mutually determine (acting reasonably and in good faith) that the Mergers, taken together, are not expected to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, the parties to this Agreement shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify.

Section 8.12Stock Exchange Listing. SPAC will use its reasonable best efforts to cause shares of Surviving Pubco Class A Common Stock comprising the Merger Consideration issued in connection with the Transactions and to be issued in connection with the Private Placement to be approved for listing on the NYSE at Closing. During the period from the date hereof until the Closing, SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Ordinary Shares and SPAC Warrants listed for trading on the NYSE.

Section 8.13Antitrust.

(a)            To the extent required under any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition, including the HSR Act (“Antitrust Laws”), each party hereto agrees to (and, as applicable, shall cause its affiliates to) promptly (and in connection with any required filings under the HSR Act, no later than ten (10) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to (and agree to cause their affiliates to) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under the HSR Act and other Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)            Each party shall (and shall cause each of its affiliates to), in connection with its efforts to obtain all requisite clearances, waiting period expirations or terminations, approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person, regarding the Transactions; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives or affiliates from, or given by such party or its Representatives or affiliates to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit Representatives of the other parties and their respective outside counsel to review in advance, and to provide comments on, any communication proposed to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority, give Representatives and outside counsel of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representatives or outside counsel are prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority.

(c)            No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications, the clearance of the Transactions, or the expiration or termination of any waiting period applicable to any of the Transactions, under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. SPAC, Merger Sub I, Merger Sub II and the Company shall not (and shall cause their affiliates not to), in connection with eliminating any impediment to the consummation of the Transactions under the HSR Act or any other Antitrust Law, offer, propose, negotiate, commit to or effect any condition, commitment, restriction or remedy of any kind, including any divestiture, license or conduct restriction, without each of the other parties’ prior written consent.

Section 8.14          Financial Statements.

(a)            Prior to the Closing, the Company shall deliver to SPAC true and complete copies of the required pro forma financial statements and the historical financial statements of the Company and the Company Subsidiaries prepared by the Company and its accountant to be included in the Form 8-K announcing the Closing.

(b)            The Company shall deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified audit report thereon from the auditor (collectively, the “PCAOB Audited Financials”) on the date of the filing of the Registration Statement.

Section 8.15         Private Placements.

(a)            SPAC shall use reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate on the Closing Date and immediately prior to or concurrently with the Closing the transactions contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the subscribers parties thereto to pay to (or as directed by) SPAC the applicable purchase price under each such subscriber’s applicable Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), SPAC shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements.

(b)            The Company shall cooperate with SPAC in connection with the transactions contemplated by the Subscription Agreements, including using its reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary on the part of the Company, to satisfy the conditions to the obligations of the subscribers under the Subscription Agreements.

Section 8.16      Trust Account. Upon the consummation of the Transactions, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in SPAC’s Memorandum and Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Mergers or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account (other than pursuant to the Redemption Rights). At least forty-eight (48) hours prior to the First Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the First Effective Time, and the Trustee shall thereupon be obligated, to transfer all funds held in the Trust Account (other than funds necessary to pay the holders of SPAC Class A Ordinary Shares who have exercised Redemption Rights) to be paid as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.17         Stock Incentive Plan. SPAC shall include a proposal in the Proxy Statement to approve a new equity incentive plan (the “Stock Incentive Plan”), which shall be in such form as the Company and SPAC mutually determine, and which shall provide for an aggregate initial share reserve (including the shares underlying the Exchanged Options and Exchanged RSUs and the Earnout RSUs) thereunder equal to 8% of the number of shares of Surviving Pubco Common Stock on a fully diluted basis at the Closing, along with a customary “evergreen” provision for annual increases of up to 4% thereto. In addition, SPAC shall include a proposal in the Proxy Statement to approve a new employee stock purchase plan (the “ESPP”), which shall be in such form as the Company and SPAC mutually determine, and which shall provide for an aggregate initial share reserve thereunder equal to 2% of the number of shares of Surviving Pubco Class A Common Stock on a fully diluted basis at the Closing, along with a customary “evergreen” provision for annual increases of up to 1% thereto.

Section 8.18        Section 16 Matters. Prior to the Closing, the SPAC Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of shares of Surviving Pubco Common Stock pursuant to this Agreement and the Transaction Documents, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of SPAC following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.19        Director and Officer Appointments. Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, SPAC shall take all actions necessary or appropriate to cause (a) the individuals set forth on Section 8.19(a) of the Company Disclosure Schedule to be elected as members of the SPAC Board (the “Initial Surviving Pubco Board”) and (b) the individuals set forth on Section 8.19(b) of the Company Disclosure Schedule to be appointed as officers of SPAC, in each case effective as of the Closing. On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Section 8.19 of the Company Disclosure Schedule, which indemnification agreements shall continue to be effective following the Closing. Following the Closing, Surviving Pubco shall use reasonable best efforts to cause Richard Chera to be appointed to the Initial Surviving Pubco Board for a period of no less than two years from the Closing Date. In addition, for as long as Mr. Chera is a director of the Initial Surviving Pubco Board, Mohammad Rasheq Zarif shall be invited by the Initial Surviving Pubco Board to attend meetings of the Initial Surviving Pubco Board (and any committees thereof) in a nonvoting observer capacity. The Initial Surviving Pubco Board shall give the Mr. Zarif copies of all notices, minutes, consents, and other materials that it provides to the members of the Initial Surviving Pubco Boards; provided that Mr. Zarif shall be subject to the same confidentiality obligations as the members of the Initial Surviving Pubco Board and shall not be entitled to receive any notices, minutes, consents, and other materials to the extent providing such notices, minutes, consents, and other materials, as applicable, would result in the waiver of any applicable privilege. Mr. Chera is an intended third party beneficiary of the prior three sentences of this Section 8.19 and shall have the right to enforce the provisions of such three sentences directly.

Section 8.20       Claims Against Trust Account. The Company acknowledges that, as described in the prospectus dated February 10, 2021 (the “Prospectus”), substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s initial public offering. The Company further acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the First Effective Time have, any claim to, or make any claim against, the Trust Fund or the funds therein, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 8.20 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future, and will not seek recourse against the Trust Fund or the funds therein for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Merger Sub I, Merger Sub II or any other person (a) for legal relief against monies or other assets of SPAC, Merger Sub I or Merger Sub II held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions, or (b) for damages for breach of this Agreement against SPAC (or any successor entity), Merger Sub I or Merger Sub II in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party, in each case, so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any Redemption Rights or otherwise comply with the terms of the Trust Agreement. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Section 8.21       Payment of Existing Indebtedness. Except as provided in Section 8.21 of the Company Disclosure Schedule, the Company shall, at least three (3) Business Days prior to the Closing Date, deliver to SPAC copies of (x) a fully executed payoff letter in customary form and substance from the lenders or applicable agent with respect to any outstanding indebtedness for borrowed money of the Company or any of the Company Subsidiaries (each, a “Payoff Letter”), which shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any obligations thereunder as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount, the Company shall have paid in full all amounts arising under or owing or payable thereunder and (iii) state that all Liens (other than Permitted Liens unrelated to indebtedness), guaranties, and security interests or other obligations in connection therewith relating to the Company and the Company Subsidiaries securing such obligations thereunder shall be automatically, upon the payment of the Payoff Amount on the Closing Date in the manner set forth therein, fully and unconditionally released, satisfied, discharged and terminated, other than those obligations that survive payment in full in accordance with the terms of the applicable agreement), (y) any related UCC-3 termination statements and (z) other terminations or releases requested by SPAC and reasonably necessary to terminate or release any further related obligations under each related agreement, and all Liens (other than Permitted Liens unrelated to indebtedness) on the Company’s and the Company Subsidiaries’ properties, assets and equity interests. At the Closing, the Company shall deliver or cause to be delivered by wire transfer of immediately available funds to accounts of the respective parties set forth on the Payoff Letters in the respective amounts set forth thereon.

Section 8.22        Termination of Contracts. The Company shall take all such actions as shall be necessary to cause the agreements and contracts set forth on Section 8.22 of the Company Disclosure Schedule to be terminated on or before the Closing with no further liability in respect thereof to the Company or any Subsidiary (other than customary provisions that expressly survive the termination of such agreements and contracts), and the Company shall not make any payment or give any consideration in order to so terminate such agreements and contracts.

ARTICLE IX.

CONDITIONS TO THE MERGERS

Section 9.01      Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, Merger Sub I and Merger Sub II to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)            Written Consent. The Written Consent shall have been delivered to SPAC.

(b)         SPAC Shareholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the Companies Act, the DGCL, the SPAC Organizational Documents and the rules and regulations of the NYSE.

(c)            No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d)            HSR. All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e)            Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)            Ancillary Agreements. The material Ancillary Agreements entered into in connection with the Transaction shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

(g)            Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the consummation of the Private Placements, the payment of deferred underwriting commission that SPAC is required to pay, and after giving effect to all payments to be made as a result of shareholders of SPAC exercising their Redemption Rights.

(h)            The Domestication shall have been completed.

Section 9.02Conditions to the Obligations of SPAC, Merger Sub I and Merger Sub II. The obligations of SPAC, Merger Sub I and Merger Sub II to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of the Company contained in Section 5.01(a) (Organization and Qualification; Subsidiaries), Section 5.04 (Authority Relative to this Agreement), Section 5.08(d) (Absence of Certain Changes or Events) and Section 5.24 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 5.03 (Capitalization) and Section 5.20 (Interested Party Transactions) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date. Disregarding any “materiality” qualifiers set forth therein, the representations and warranties of the Company contained in Section 5.08(a)-(c) (Absence of Certain Changes or Events) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)            Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time.

(c)            Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

(d)            Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing.

Section 9.03       Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of SPAC, Merger Sub I and Merger Sub II contained in Section 6.01 (Corporation Organization), Section 6.04 (Authority Relative to this Agreement) and Section 6.08(b) (Absence of Certain Changes or Events) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of SPAC, Merger Sub I and Merger Sub II contained in Section 6.03 (Capitalization) and

Section 6.22 (Affiliate Agreements) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date. All other representations and warranties of SPAC, Merger Sub I and Merger Sub II contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.

(b)            Agreements and Covenants. SPAC, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time.

(c)            Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

(d)            Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing.

(e)            Stock Exchange Listing. The shares of Surviving Pubco Class A Common Stock comprising the Merger Consideration to be issued pursuant to this Agreement, including the shares of Surviving Pubco Class A Common Stock issuable upon conversion of shares of Surviving Pubco Class B Common Stock in accordance with the Surviving Pubco Certificate of Incorporation shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof.

(f)            Resignations. The officers of SPAC and the members of the SPAC Board set forth on Section 9.03(f) of the Company Disclosure Schedule shall have executed written resignations effective as of the Second Effective Time.

(g)            Surviving Pubco Certificate of Incorporation. The SPAC Memorandum and Articles of Association shall be amended and restated in the form of the Surviving Pubco Certificate of Incorporation.

(h)            Available Cash. After giving effect to (i) the exercise of Redemption Rights by holders of SPAC Class A Ordinary Shares and (ii) the amount of proceeds received by SPAC pursuant to the Private Placements, the amount of cash held by SPAC in the aggregate, including in the Trust Account, shall be equal to at least $75,000,000, and SPAC shall have made appropriate arrangements for any funds in the Trust Account to be released upon Closing.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

Section 10.01        Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the First Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or shareholders of SPAC, as follows:

(a)            by mutual written consent of SPAC and the Company;

(b)            by either SPAC or the Company if the First Effective Time shall not have occurred prior to July 10, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c)            by either SPAC or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Mergers; provided, however, that this Agreement may not be terminated under this Section 10.01(c) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the enactment, issuance, promulgation, enforcement or entry of such final and non-appealable Law, injunction, order, decree or ruling;

(d)            by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting or any adjournment thereof;

(e)            by SPAC if the Company shall have failed to deliver the Written Consent to SPAC within eight (8) hours after the execution and delivery of this Agreement, pursuant to Section 8.03;

(f)            by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC, Merger Sub I and Merger Sub II are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 10.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured prior to the earlier of (i) the Outside Date and (ii) thirty (30) days after written notice of such breach is provided by SPAC to the Company;

(g)            by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC, Merger Sub I or Merger Sub II set forth in this Agreement, or if any representation or warranty of SPAC, Merger Sub I or Merger Sub II shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating SPAC Breach is curable by SPAC, Merger Sub I or Merger Sub II, the Company may not terminate this Agreement under this Section 10.01(g) for so long as SPAC, Merger Sub I or Merger Sub II, as applicable, continues to exercise reasonable efforts to cure such breach, unless such breach is not cured prior to the earlier of (i) the Outside Date and (ii) thirty (30) days after written notice of such breach is provided by the Company to SPAC;

(h)            by the Company if the SPAC Board shall have publicly withdrawn, modified or changed, in a manner that is adverse to the Company, its approval or recommendation to the shareholders of SPAC with respect to any of the SPAC Proposals; or

(i)            by SPAC if the Company Board shall have publicly withdrawn, modified or changed, in a manner that is adverse to SPAC, its approval or recommendation to the stockholders of the Company with respect to any matter requiring the approval of the Company’s stockholders in connection with the Transactions.

Section 10.02       Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall, to the fullest extent permitted by applicable Law, forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, other than liability of any party for any fraud or any willful breach of this Agreement prior to such termination or except as set forth in this Section 10.02, Article XI (but in the case of Section 11.10, only in respect of any covenant surviving termination) and any corresponding definitions set forth in Article I.

Section 10.03       Expenses. Except as set forth in this Section 10.03 or elsewhere in this Agreement, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated, except that (a) SPAC shall be solely responsible for all (i) SEC filing fees incurred in connection with the Transactions and (ii) NYSE filing fees incurred in connection with the Transactions, (b) SPAC and the Company shall each pay one-half of the filing fee for the Notification and Report Forms filed under the HSR Act for the Mergers, and (c) if the Closing occurs, SPAC shall pay all Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses.

Section 10.04       Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the First Effective Time, so long as no amendment that requires stockholder approval under applicable Law shall be made without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 10.05       Waiver. At any time prior to the First Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein, and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, Merger Sub I or Merger Sub II, (ii) waive any inaccuracy in the representations and warranties of SPAC or Merger Sub contained herein or in any document delivered by SPAC, Merger Sub I or Merger Sub II pursuant hereto, and (iii) waive compliance with any agreement of SPAC, Merger Sub I or Merger Sub II or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.01       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC, Merger Sub I or Merger Sub II:

Crown PropTech Acquisitions
667 Madison Avenue, 12th Floor
New York, NY 10065
Attention: Richard Chera, Chief Executive Officer
Email: rc@crownproptech.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	William L. Taylor
Pedro J. Bermeo
Email:	william.taylor@davispolk.com
pedro.bermeo@davispolk.com

if to the Company:

Brivo, Inc.
7700 Old Georgetown Road, Suite 300
Bethesda, MD 20814
Attention: Mike Voslow
Email: Mike.Voslow@brivo.com

with a copy to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk, Ryan J. Maierson
Email: Steven.Stokdyk@lw.com; Ryan.Maierson@lw.com

Section 11.02      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article XI, and (c) any corresponding definitions set forth in Article I.

Section 11.03      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04      Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 11.05      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 8.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and (ii) the last four sentences of Section 8.19.

Section 11.06      Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except that, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) of the transactions contemplated by this Agreement that are expressly or otherwise required to be governed by the NRS shall be governed by the Laws of the State of Nevada. All Actions arising out of, under or in connection with this Agreement or the Transactions shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.07      Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver, and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

Section 11.08      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09      Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.10      Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 11.11      Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, Merger Sub I or Merger Sub II under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.12      Legal Representation. The Company hereby agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including Davis Polk & Wardwell LLP) that represented SPAC, the Sponsor and/or the SPAC Designee prior to the Closing may represent the SPAC Designee, the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees, in each case, after the Closing in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation of SPAC prior to the Closing, and each of SPAC and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of SPAC and the Company on behalf of itself and the Company Waiving Parties hereby further agrees that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Davis Polk & Wardwell LLP) that represented the SPAC Designee, the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the SPAC Designee and the Sponsor and may be controlled by the SPAC Designee and the Sponsor, and shall not pass to or be claimed or controlled by SPAC (after giving effect to the Closing), the Surviving Corporation, the Surviving Entity or any other Company Waiving Party; provided that the SPAC Designee and the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by the Company or any Company Waiving Party prior to the Closing with SPAC, the Sponsor or the SPAC Designee (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CROWN PROPTECH ACQUISITIONS

By	/s/ Richard Chera
Name:	Richard Chera
Title:	Chief Executive Officer

CROWN PROPTECH MERGER SUB I CORP.

By	/s/ Richard Chera
Name:	Richard Chera
Title:	Chief Executive Officer

CROWN PROPTECH MERGER SUB II LLC,
By: Crown PropTech Acquisitions, its sole member

By	/s/ Richard Chera
Name:	Richard Chera
Title:	Chief Executive Officer

BRIVO, INC.

By	/s/ Steven Van Till
Name:	Steven Van Till
Title:	President and Chief Executive officer

[Signature Page to Business Combination Agreement]

Annex B

THE COMPANIES ACT (2021 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CROWN PROPTECH ACQUISITIONS

(ADOPTED BY SPECIAL RESOLUTION DATED FEBRUARY 2, 2021 AND EFFECTIVE ON FEBRUARY 8, 2021)

THE COMPANIES ACT (2021 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CROWN PROPTECH ACQUISITIONS

(ADOPTED BY SPECIAL RESOLUTION DATED FEBRUARY 2, 2021 AND EFFECTIVE ON FEBRUARY 8, 2021)

1	The name of the Company is Crown PropTech Acquisitions
2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
4	The liability of each Member is limited to the amount unpaid on such Member's shares.
5

The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (2021 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CROWN PROPTECH ACQUISITIONS

(ADOPTED BY SPECIAL RESOLUTION DATED FEBRUARY 2, 2021 AND EFFECTIVE ON FEBRUARY 8, 2021)

1	Interpretation
1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:
“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”

means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to the Company's management for working capital purposes and excluding the amount of deferred underwriting commission held in the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company's initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Crown PropTech Sponsor, LLC, a Delaware limited liability company, and its successors or assigns.
“Statute”	means the Companies Act (2021 Revision) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”

means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:
(a)	words importing the singular number include the plural number and vice versa;
(b)	words importing the masculine gender include the feminine gender;
(c)	words importing persons include corporations as well as any other legal or natural person;
(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;
(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;
(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;
(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2	Commencement of Business
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3	Issue of Shares and other Securities
3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.
4	Register of Members
4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date
5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by Electronic Communication or by any other means in accordance with the rules and regulations of the Designated

Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares
6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares
7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares
8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;
(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company's issued Shares after the IPO; and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.
8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
8.4	The Directors may accept the surrender for no consideration of any fully paid Share.
9	Treasury Shares
9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares
10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares
13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares
14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares
15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares
16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion
17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, Officers or Directors upon conversion of working capital loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.
18	Amendments of Memorandum and Articles of Association and Alteration of Capital
18.1	The Company may by Ordinary Resolution:
(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to the Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings
20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members' requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5

The Members' requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6

If there are no Directors as at the date of the deposit of the Members' requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members' requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
20.8

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year's annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings
21.1

At least five clear days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings
22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.
22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.
23	Votes of Members
23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies
24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members
25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors
27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining

Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28	Powers of Directors
28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors
29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.
29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d)	the Director is found to be or becomes of unsound mind; or
(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors
31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.
31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors' Interests
33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors' Powers
35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors
37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal
38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve
39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.
39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account
41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit
42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices
43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock

Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:
(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up
44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance
45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination
49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:
(a)	submit such Business Combination to its Members for approval; or
(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company's net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;
(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members' rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:
(a)

to modify the substance or timing of the Company's obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)	with respect to any other material provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or
(b)	vote as a class with Public Shares on a Business Combination.
49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to the Company's management for working capital purposes and excluding the amount of deferred underwriting commission held in the Trust Account) at the time of the Company's signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities
50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C

CERTIFICATE OF INCORPORATION

OF

BRIVO, INC.

ARTICLE I

NAME

The name of the corporation is Brivo, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV

CAPITALIZATION

A.Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is five hundred fifty million (550,000,000), of which [] ([]) shares shall be Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), [] ([]) shares shall be Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and fifty million (50,000,000) shares shall be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the provisions established by the Board of Directors of the Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

B.Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock and to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”), all to the fullest extent now or hereafter permitted by the DGCL. The Board of Directors is also expressly authorized (unless forbidden in the applicable Preferred Stock Designation) to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as otherwise expressly provided in any Preferred Stock Designation, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

C.Common Stock.

1.Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2.Voting Rights. Except as otherwise provided herein or expressly required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power, and each holder of Class A Common Stock, as such, shall have one (1) vote in respect of each share of Class A Common Stock held by such holder of record on the books of the Corporation, and each holder of Class B Common Stock, as such, shall have ten (10) votes in respect of each share of Class B Common Stock held by such holder of record on the books of the Corporation, for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. The holders of the Class A Common Stock and the holders of the Class B Common Stock shall vote together as a single class for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or by any Preferred Stock Designation, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

3.Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock, which dividends will be equal for each share of Common Stock without regard to class.

4.Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of outstanding Preferred Stock, holders of the Common Stock shall be entitled, unless otherwise provided by law, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively without regard to class.

5.Merger, Consolidation or Reorganization. If there shall be any merger, consolidation, recapitalization, reorganization, share exchange or other transaction in which the Company participates or is otherwise a constituent party and in which shares of either class of Common Stock are converted into, exchanged for or other otherwise acquired in consideration of, cash, securities, property or any other asset or right, the shares of Class A Common Stock and the shares of Class B Common Stock will each be treated the same without regard to class.

6.Equal Status. Except as expressly provided in this Paragraph C of Article IV, Class B Common Stock and Class A Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

7.Transfer Rights of Founder Group.

a.Permitted Owners. Subject to Section 8 of this Paragraph C of Article IV, shares of Class B Common Stock may be issued only to, registered only in the name of, and beneficially owned (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) solely by (a) EMBUIA, LLC and, (b) Permitted Transferees (collectively, the “Founder Group”).

b.Transfer of Class B Common Stock. EMBUIA, LLC and members of the Founder Group may at any time Transfer any number of shares of Class B Common Stock held by such holder of Class B Common Stock to a Permitted Transferee.  Immediately prior to any Transfer of shares of Class B Common Stock to a person other than a Permitted Transferee, each share of Class B Common Stock being transferred shall automatically, without any further action by the Corporation, the transferor, the transferee or any other person, convert into one (1) fully paid and nonassessable share of Class A Common Stock.

“Permitted Transferee” means, with respect to a holder of Class B Common Stock, (i) Dean Drako; (ii) Relatives of Dean Drako; (iii) any trust, corporation, family partnership or limited liability company, the sole beneficiaries, stockholders, partners or members, respectively, of which are Dean Drako and/or Relatives of Dean Drako and/or any other entities referenced in this clause (iii); and (iv) upon the death of Dean Drako or any Relative of Dean Drako, the heirs of such deceased holder, whether by will or intestacy (but only with respect to the Class B Common Stock held by such deceased holder).

“Relative” means, with respect to any holder of Class B Common Stock that is an individual: (i) such individual’s spouse; (ii) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (iii) the spouse of an individual described in clause (a)(ii) of this definition.

“Transfer” means the direct or indirect (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

8.Conversion Rights of Class B Common Stock.

a.Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this paragraph shall be retired and may not be reissued.

b.Conversion Upon Death or Disability. Each share of Class B Common Stock, where held of record by a natural person, or by such person’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is nine (9) months after the date of death or disability of such holder.

c.Automatic Conversion of All Class B Common Stock. Each one (1) share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock (i) if the Founder Group at any point owns less than twenty percent (20%) of the total shares of Common Stock outstanding; or (ii) upon the tenth (10th) anniversary of the date of this Certificate of Incorporation (the “Class B Common Stock Term”); provided, that the Class B Common Stock Term shall be extended by an additional five (5) years and expire on the fifteenth (15th) anniversary of the date of this Certificate of Incorporation in the event the $15.00 Share Price Milestone (as defined in that certain Business Combination Agreement, dated as of November 10, 2021, by and among Crown Proptech Acquisitions, Crown Proptech Merger Sub I Corp., Crown Proptech Merger Sub II LLC and Brivo, Inc.), is achieved.

d.Automatic Conversion for Specific Holders. Each one (1) share of Class B Common Stock held by a given Permitted Transferee shall automatically convert into one (1) share of Class A Common Stock if such Permitted Transferee ceases to be a Permitted Transferee. Each one (1) share of Class B Common Stock held by EMBUIA, LLC shall automatically convert into one (1) share  of Class A Common Stock if there shall be any direct or indirect Transfer of any interest in EMBUIA, LLC other than to a Permitted Transferee or if EMBUIA, LLC ceases to be beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) solely by one or more Permitted Transferees.

e.Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable (but without adversely affecting the rights of the holders of Class A Common Stock relative to the rights of the holders of Class B Common Stock or vice versa), and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

f.Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 8 of Paragraph C of Article IV, such conversion(s) shall be deemed to have been made at the time that the transfer of shares or other relevant event occurred. Upon any conversion of Class B Common Stock to Class A Common Stock pursuant to this Section 8 of Paragraph C of Article IV, all rights of the former holder of such shares of Class B Common Stock with respect to such shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

g.Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion(s) of the shares of Class B Common Stock pursuant to this Section 8 of Paragraph C of Article IV, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

ARTICLE V

BOARD OF DIRECTORS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.Election of directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) so provide.

B.The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, without any action on the part of the stockholders, by the vote of at least a majority of the directors of the Corporation then in office. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or this Certificate of Incorporation (including any Preferred Stock Designation), the Bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class; provided that if such change to the Bylaws has a disproportionate effect on the Class A Common Stock relative to the Class B Common Stock, then such change shall require the affirmative vote of holders of a majority of the voting power of all outstanding shares of the Class A Common Stock voting as a single class, but disregarding any shares of Class A Common Stock held by any holder of Class B Common Stock, any Permitted Transferee or any Affiliate of any such holder of Class B Common Stock or any such Permitted Transferee.

C.The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws may provide or as may be designated from time to time by the Board of Directors.

D.Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Other than those directors elected by the holders of any series of Preferred Stock, which shall be as provided for or fixed pursuant to a Preferred Stock Designation, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three (3) classes, designated as Class I directors, Class II directors and Class III directors, respectively (the “Classified Board”). The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Certificate of Incorporation; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Certificate of Incorporation; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Certificate of Incorporation. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Certificate of Incorporation, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, which shall be as provided for or fixed pursuant to a Preferred Stock Designation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until the annual meeting at which such director’s term expires and until his or her successor shall be duly elected and qualified at an annual meeting of stockholders in accordance with the terms of this Certificate of Incorporation and the Bylaws or until his or her earlier resignation, removal from office, death or incapacity.

E.Subject to the special rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until the expiration of the term of the class for which elected and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law or the Bylaws, may exercise the powers of the full Board of Directors until the vacancy is filled.

F.Subject to the special rights, if any, of the holders of any series of Preferred Stock then outstanding, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors, voting as a single class.

ARTICLE VI

STOCKHOLDERS

A.Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more such other series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B.Subject to the special rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, and shall not be called by any other person or persons.

C.Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

A.Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to, Section 102(b)(7) of the DGCL), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Paragraph A of Article VII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.Indemnification. Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified and advanced expenses by the Corporation, in accordance with the Bylaws, to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or any other applicable laws as presently or hereinafter in effect.

C.Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such expense, liability or loss under the DGCL.

D.Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE VIII

FORUM SELECTION

A.Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B.Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII. Notwithstanding the foregoing, the provisions of this Article VIII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE IX

AMENDMENTS

A.The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but (i) in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of

Incorporation or by any Preferred Stock Designation and (ii) the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that (x) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal Paragraph B of Article IV, Article V, Article VI, Article VII, Article VIII or this Article IX and (y) any amendment to Paragraph C of Article IV shall require, in addition to the vote set forth in clause (x) above, the affirmative vote of holders of a majority of the voting power of all outstanding shares of the Class A Common Stock voting as a single class, but disregarding any shares of Class A Common Stock held by any holder of Class B Common Stock, any Permitted Transferee or any Affiliate of any such holder of Class B Common Stock or any such Permitted Transferee. Any amendment, repeal or modification of any of Paragraph B of Article IV, Article V, Article VI, Article VII, Article VIII or this Article IX shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

B.If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

BRIVO, INC.

By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

Annex D

FORM OF

BYLAWS

OF

BRIVO, INC.

Adopted as of [                           ]

ARTICLE I.

MEETINGS OF STOCKHOLDERS

1.1Place of Meetings.  All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the board of directors of the Corporation (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (the “DGCL”).  In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

1.2Annual Meetings.  The Board of Directors shall designate the date and time of the annual meeting of stockholders.  At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 1.4 of these Bylaws (as the same may be amended, these “Bylaws”) may be transacted.  The Board of Directors may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3Special Meetings.  Special meetings of the stockholders may be called only by such person or persons as authorized by the Corporation’s Certificate of Incorporation (as the same may be amended or amended and restated from time to time, the “Certificate of Incorporation”).  No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.  The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

1.4Notice of Business to be Brought before a Meeting.

(a)At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting in accordance with this Section 1.4.  To be properly brought before the annual meeting, such business must be either (i) specified in a notice of meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting (or any supplement or amendment thereto), otherwise brought before the meeting by the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder present in person (as defined below) who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 1.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 1.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”).  The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders.  The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 1.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders.  For purposes of this Section 1.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting.  A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.  Notwithstanding anything in this Section 1.4 to the contrary, Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.3, and this Section 1.4 shall not be applicable to nominations except as expressly provided in Section 2.3.

(b)For business to be properly brought before an annual meeting by a stockholder pursuant to this Section 1.4, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.4.  To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that, if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that, if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”).  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)To be in proper form for purposes of this Section 1.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)As to each Proposing Person (as defined below): (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (a “Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the

Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii)As to each item of business the stockholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person; (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment); (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 1.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(d)For purposes of this Section 1.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(i)A Proposing Person shall update and supplement its notice to the Secretary of the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).  For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 1.4(d)(i) or any other provision of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under this Section 1.4 or enable or be deemed to permit a stockholder who has previously submitted notice under this Section 1.4 to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(ii)Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 1.4.  The officer of the Corporation presiding over an annual meeting shall, if the facts warrant, determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.4, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

(iii)This Section 1.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement.  In addition to the requirements of this Section 1.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business.  Nothing in this Section 1.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(iv)For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, Section 14 or Section 15(d) of the Exchange Act.

1.5Notice of Stockholders’ Meetings.  Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Article V of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.  The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

1.6Quorum.  The holders of a majority of the shares of the Corporation issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by the DGCL or by the Certificate of Incorporation.  If, however, such quorum shall not be present or represented at any meeting of stockholders, then either (i) the person presiding over the meeting or (ii) the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

1.7Adjourned Meeting; Notice.  When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.  At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 4.4 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

1.8Conduct of Business.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting.  The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants.  The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.  Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

1.9Voting.  Unless otherwise required by the DGCL, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders at which a quorum is present shall be decided by the vote of the holders of a majority of the shares of the Corporation present in person or represented by proxy and entitled to vote thereon.  At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect.  Except as may be otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, each stockholder shall be entitled to cast one vote for each share of the Corporation held by such stockholder.  Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy.  No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.  The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

1.10Voting List.  The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Nothing contained in this Section 1.10 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business.  In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.  If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder of the Corporation who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

1.11Stock Ledger.  The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 1.10 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

1.12Inspectors.  The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. Such inspector or inspectors shall be appointed by the Board of Directors in advance of the meeting.  If the inspector so appointed shall refuse to serve or shall not be present, an inspector or inspectors shall be appointed by the officer presiding over the meeting.

Such inspectors shall:

(a)ascertain the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(b)count all votes or ballots;

(c)count and tabulate all votes;

(d)determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(e)certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability.  The inspectors of election may appoint or retain such other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

1.13   Delivery to the Corporation.  Whenever this Article I requires one or more persons (including a record or beneficial owner of shares of the Corporation) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), except as otherwise requested or consented to by the Corporation, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

ARTICLE II.

DIRECTORS

2.1Powers; Number; Qualifications.  Except as otherwise expressly provided by the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  Subject to the Certificate of Incorporation, the total number of directors constituting the Board of Directors shall be determined from time to time by resolution of the Board of Directors.  No reduction of the authorized number of directors shall have the effect of removing any director.  Directors need not be stockholders of the Corporation.  A majority of the members of the Board of Directors shall meet the independence requirements under the listing rules of the New York Stock Exchange (“NYSE”) and at least three (3) members of the Board of Directors shall also meet the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the Board of Directors.

2.2Election; Term of Office; Resignation; Removal; Vacancies.  Subject to the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.  Newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation or removal shall, unless otherwise provided in the Certificate of Incorporation, be filled solely by a majority vote of the directors then in office, although less than a quorum, or by the sole remaining director and each director so chosen shall hold office until the expiration of the term of the class, if any, for which elected and until his or her successor shall be elected and qualified, or until such director’s earlier death, resignation or removal.

2.3Notice of Nominations for Election to the Board of Directors.

(a)Nominations of any individual for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these Bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.3 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.3 as to such notice and nomination.  For purposes of this Section 2.3, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting.  A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.  The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of an individual or individuals for election to the Board of Directors at an annual meeting or special meeting.

(b)

(i)Without qualification, for a stockholder to make any nomination of an individual or individuals for election to the Board of Directors at an annual meeting, the stockholder must (A) provide Timely Notice (as defined in Section 1.4 of these Bylaws, except in the case of a Special Meeting, Timely Notice shall not less than the later of ninety (90) days prior to the special meeting or the tenth (10th) day following the day on which public disclosure of the date of the special meeting is first made by the Corporation) thereof in writing and in proper form to the Secretary of the Corporation, (B) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.3 and (C) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.3.

(ii)Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of an individual or individuals for election to the Board of Directors at a special meeting, the stockholder must (A) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (B) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.3 and (C) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.3.

(iii)In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv)In no event may a Nominating Person (as defined below) provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting.  If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (A) the conclusion of the time period for Timely Notice, (B) the date set forth in Section 2.3(b)(ii) or (C) the tenth (10th) day following the date of public disclosure (as defined in Section 1.4 of these Bylaws) of such increase.

(c)To be in proper form for purposes of this Section 2.3, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)As to each Nominating Person, the Stockholder Information (as defined in Section 1.4(c)(i) of these Bylaws, except that for purposes of this Section 2.3, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.4(c)(i) of these Bylaws);

(ii)As to each Nominating Person, any Disclosable Interests (as defined in Section 1.4(c)(ii) of these Bylaws, except that for purposes of this Section 2.3, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.4(c)(ii) of these Bylaws and the disclosure with respect to the business to be brought before the meeting in Section 1.4(c)(ii) of these Bylaws shall be made with respect to the election of directors at the meeting); and

(iii)As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.3 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.3(f).

For purposes of this Section 2.3, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).  For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.3(d) or any other provision of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under this Section 2.3 or enable or be deemed to permit a stockholder who has previously submitted notice under this Section 2.3 to amend or update any nomination or to submit any new nomination.

(e)In addition to the requirements of this Section 2.3 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f)To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in this Section 2.3 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such individual’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h)A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.3, if necessary, so that the information provided or required to be provided pursuant to this Section 2.3 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).  For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.3(h) or any other provision of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under this Section 2.3 or enable or be deemed to permit a stockholder who has previously submitted notice under this Section 2.3 to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i)No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.3.  The officer of the Corporation presiding over the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.3, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall, to the fullest extent permitted by law, be void and of no force or effect.

(j)No candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.3.

2.4Meetings.  The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.  The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present.  Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined from time to time by resolution of the Board of Directors.  Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, Chief Executive Officer or a majority of the whole Board of Directors.  Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

2.5Quorum; Vote Required for Action.  Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, the directors entitled to cast a majority of the votes of the whole Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business.  Except in cases in which the Certificate of Incorporation, these Bylaws or law otherwise provides, the vote of directors having a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, the directors entitled to cast a majority of the votes of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

2.6Organization of Meetings.  The Board of Directors shall elect one of its members to be Chairperson of the Board of Directors.  The Chairperson of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in his or her absence, by the President, or in the absence of the Chairperson of the Board of Directors, the Chief Executive Officer and the President, by such other person as the Board of Directors may designate or the members present may select.

2.7Actions of Board of Directors Without Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission.  After an action is taken, the consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.  In addition, meetings of the Board of Directors may be held by means of conference telephone or voice communication as permitted by Section 141 of the DGCL.

2.8Resignations.  Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.  A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable.

2.9Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, one of which committees shall be (a) a Nominating and Corporate Governance Committee consisting of directors of the Corporation who meet the independence requirements under the listing rules of the NYSE, (b) a Compensation Committee consisting of directors of the Corporation who meet the independence requirements under the listing rules of the NYSE and (c) an Audit Committee consisting of directors of the Corporation who meet the independence requirements under the listing rules of the NYSE and who also meet the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the Board of Directors.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of any committee, the member or members of such committee present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

2.10Compensation.  Unless otherwise provided in the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors. No such compensation shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

2.11Interested Directors.  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

2.12Meetings by Means of Conference Telephone.  Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.12 shall constitute presence in person at such meeting.

ARTICLE III.

OFFICERS

3.1General.  Except as may be otherwise provided in these Bylaws, the officers of the Corporation shall be elected by the Board of Directors and may consist of a Chairperson of the Board of Directors, Vice Chairperson of the Board of Directors, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer.  The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable.  Any number of offices may be held by the same individual and more than one individual may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws.  The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

3.2Election.  The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal.  Except as otherwise provided in this Article III, any officer elected by the Board of Directors may be removed at any time by the Board of Directors.  Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.  The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

3.3Voting Securities Owned by the Corporation.  Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed for, in the name of and on behalf of the Corporation by the Chief Executive Officer, President or any Vice President, and any such officer may, for, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present.  The Board of Directors may, by resolution, from time to time confer like powers upon any other individual or individuals.

3.4Chief Executive Officer.  Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

3.5President.  At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.  The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

3.6Chief Financial Officer.  The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors, the Chief Executive Officer or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.  In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

3.7Vice Presidents.  At the request of the Chief Executive Officer, the President or in the absence of the President, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.  Each Vice President shall perform such other duties and have such other powers as the Chief Executive Officer, the President or the Board of Directors from time to time may prescribe.  If there be no Vice President, the Chief Executive Officer, the President or the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

3.8Secretary.  The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required.  The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or the President, under whose supervision the Secretary shall be.  If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions.  If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given.  The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.  The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

3.9Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.  The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.  If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

3.10Assistant Secretaries.  Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

3.11Assistant Treasurers.  Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.  If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

3.12Controller.  The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the President or any Vice President of the Corporation may prescribe.

3.13Other Officers.  Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors.  The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

3.14Vacancies.  The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

3.15Resignations.  Any officer may resign at any time by submitting his or her written resignation to the Corporation.  Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed.  The acceptance of a resignation shall not be required to make it effective.

3.16Removal.  Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE IV.

CAPITAL STOCK

4.1Form of Certificates.  The shares of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares.  Every holder of shares of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the corporation representing the number of shares registered in certificate form.  Each of the Chairperson of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, any Assistant Secretary, the Chief Financial Officer and the Treasurer, in addition to any other officers of the corporation authorized by the Board of Directors or these Bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation.

4.2Signatures.  Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar.  In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

4.3Lost Certificates.  The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

4.4Fixing Record Date.  In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date:  (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; and (b) in the case of a determination of stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, shall not be more than sixty (60) days prior to such other action.  If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 4.4 at the adjourned meeting.

ARTICLE V.

NOTICES

5.1Form of Notice.  Except as otherwise specifically required in these Bylaws or by law, all notices required to be given pursuant to these Bylaws may in every instance in connection with any delivery to a member of the Board of Directors, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever notice is required to be given to any stockholder under the Certificate of Incorporation, these Bylaws or applicable law, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder.  A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given as required by Section 232 of the DGCL, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission, when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation.  A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two consecutive notices and (y) such inability becomes known to the Secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.  Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.  Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the Corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

5.2Waiver of Notice.  Whenever any notice is required to be given under the Certificate of Incorporation, these Bylaws or applicable law, a written waiver of notice, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, the Board of Directors, or any committee of the Board of Directors need be specified in a waiver of notice.

ARTICLE VI.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

6.1The Corporation shall indemnify any individual who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the

Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the individual did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.  Notwithstanding the foregoing, but subject to Section 6.6, the Corporation shall not be required to indemnify any individual seeking indemnification in connection with any action, suit or proceeding (or part thereof) initiated by such individual unless such action, suit or proceeding (or part thereof) was authorized in the first instance by the Board of Directors.

6.2The Corporation shall indemnify any individual who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such individual shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such individual is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.  Notwithstanding the foregoing, but subject to Section 6.6, the Corporation shall not be required to indemnify any individual seeking indemnification in connection with any action, suit or proceeding (or part thereof) initiated by such individual unless such action, suit or proceeding (or part thereof) was authorized in the first instance by the Board of Directors.

6.3To the extent that a current or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.1 or Section 6.2, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

6.4Any indemnification under Section 6.1 or Section 6.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the individual seeking indemnification is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section.  Such determination shall be made:

(a)By the Board of Directors by a majority vote of the directors who were not parties to such action, suit or proceeding, or

(b)By a committee of such directors designated by a majority vote of such directors even though less than a quorum; or

(c)If there are no such directors, or if such disinterested directors so direct, by independent legal counsel in a written opinion, or

(d)By the stockholders.

6.5Expenses (including attorneys’ fees) incurred by a current or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VI.  Such expenses (including attorneys’ fees) incurred by other employees and agents of the Corporation or by individuals serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

6.6The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.  If a claim under Section 6.1 or Section 6.2 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation or a claim under Section 6.5 for an advancement of expenses is not paid within ten (10) business days after a written claim therefor has been received by the Corporation, the individual seeking indemnification or advancement may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If the individual seeking indemnification or an advancement of expenses is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, such individual also shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit.  The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancements, to the fullest extent not prohibited by the DGCL, or by any other applicable law.  Without the necessity of entering into an express contract, all rights to indemnification and advancements provided to individuals under this Article VI shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and such individual.

6.7The Corporation shall have power to purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

6.8For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any individual who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation of its separate existence had continued.

6.9For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and an individual who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.  Any reference to an officer of the Corporation in this Article VI shall be deemed to refer exclusively to the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary, the Chief Financial Officer, and the Treasurer of the Corporation and any other officer appointed by the Board of Directors pursuant to Article III of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  The fact that any individual who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such individual is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such individual being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VI.

6.10The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to an individual who has ceased to be a director, officer, employee or agent of the Corporation or has ceased to serve at the request of the Corporation as an officer, director, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such an individual.  Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.  If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee or agent to the fullest extent not prohibited by any applicable portion of this Article VI that shall not have been invalidated, or by any other applicable law.

ARTICLE VII.

GENERAL PROVISIONS

7.1Reliance on Books and Records.  A member of the Board of Directors or a member of any committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

7.2Checks.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

7.3Fiscal Year.  The fiscal year of the Corporation shall be as determined by the Board of Directors.  If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

7.4Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

7.5Amendments.  These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but, subject to the Certificate of Incorporation, the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

7.6Interpretation of Bylaws.  All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the DGCL.

ARTICLE VIII.

DEFINITIONS

As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Annex E

AMENDED AND RESTATED SPONSOR LETTER AGREEMENT

This AMENDED AND RESTATED SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of December 21, 2021, is made and entered into by and among Brivo, Inc., a Nevada corporation (the “Company”), Crown PropTech Acquisitions, a Cayman Islands exempted company (“Crown”), RBC Capital Markets, LLC (“RBC”), on its own behalf and as representative of the several Underwriters, Crown PropTech Sponsor, LLC (“Sponsor”), the Insiders and the Holders (as each such term is defined below, together, each individually a “Party” and collectively the “Parties”), in respect of and in reference to:

(A)            that certain Underwriting Agreement dated February 8, 2021 (the “Underwriting Agreement”), between Crown, and RBC, on its own behalf and as representative of the several Underwriters named in Schedule I thereto (the “Underwriters”);

(B)            that certain Letter Agreement dated February 8, 2021 (the “Insider Letter”) among Crown, Sponsor and each of the Insiders (as such term is defined therein, the “Insiders”); and

(C)            that certain Warrant Agreement dated February 8, 2021 (the “Warrant Agreement”), between Crown and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Warrant Agent”); and

(D)            that certain Registration Rights Agreement dated February 8, 2021 (the “Registration Rights Agreement”) by and among Crown. Sponsor and each of the other Holders (as such term is defined therein, together with Sponsor, the “Holders”).

RECITALS

WHEREAS, the Company, Crown, RBC, Sponsor, the Insiders and the Holders are parties to that certain Sponsor Letter Agreement dated as of November 10, 2021 (the “Original Sponsor Letter Agreement”);

WHEREAS, Crown, the Company, and certain other persons party thereto, have entered into a Business Combination Agreement dated as of November 10, 2021 (as amended or modified from time to time, the “Transaction Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Transaction Agreement) whereby the parties thereto intend to effect a business combination between Crown and the Company, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”), including the domestication (the “Domestication”) of Crown into a Delaware corporation (the “Post-Domestication Company”);

WHEREAS, as of the date hereof, Sponsor, each Insider and each Holder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) warrants (the “Warrants”) to purchase an aggregate number of Class A Ordinary Shares set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit, and (ii) the number of Class B ordinary shares, par value $0.0001, of Crown (“Class B Ordinary Shares”) set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit;

WHEREAS, as a result of the Domestication, each of the Class A ordinary shares, par value $0.0001, of Crown (“Class A Ordinary Shares” and together with the Class B Ordinary Shares, the “Ordinary Shares”) and Class B Ordinary Shares will be converted, by operation of law, into shares of Class A Common Stock, par value $0.0001 per share, of the Post-Domestication Company (the “Post-Domestication Company Class A Common Stock”) on the terms set forth in the Transaction Agreement; and

WHEREAS, each of the Parties desires to enter into and deliver this Agreement (i) to amend and restate the Original Sponsor Letter Agreement in its entirety with this Agreement, (ii) to facilitate the Transactions and the business combination to be effected thereby, and (iii) to clarify and to the extent applicable waive or amend certain provisions of each of the Underwriting Agreement, the Warrant Agreement, the Insider Letter and the Registration Rights Agreement (together, the “Affected Agreements”), in each case on the terms and subject to the conditions herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree (as applicable to such Party) as follows:

1.            Underwriting Agreement. Crown and RBC, on its own behalf and as representative of the several Underwriters, hereby agree as follows:

(a)            The Underwriting Agreement provides for certain representations and warranties and agreements in relation to Ordinary Shares, Founders Shares and the Amended and Restated Memorandum and Articles of Association (as such terms are defined in the Underwriting Agreement). From and after the time and date of the Domestication, such terms shall be deemed to refer to the Post-Domestication Company Class A Common Stock and the Certificate of Domestication and the Certificate of Incorporation of the Post-Domestication Company. In furtherance thereof, the Domestication, the conversion of the Class A Ordinary Shares and Class B Ordinary Shares into shares of Post-Domestication Company Class A Common Stock, and the listing and registration of the Post-Domestication Company Class A Common Stock in connection therewith, is hereby expressly permitted and agreed to by the parties to the Underwriting Agreement, including for purposes of Sections 4(h), 4(o) and 4(dd) of the Underwriting Agreement. For the avoidance of doubt, the representations and warranties and agreements of Crown set forth in the Underwriting Agreement shall survive the Domestication and consummation of the Transactions, and continue to be binding upon the Post-Domestication Company, provided that the veracity of any representations and warranties shall be measured only as of the date of consummation of the Offering (or, if made as of a specified date, as of such specified date), and are not continuing representations and warranties.

(b)            From and after the Second Effective Time, all communications under the Underwriting Agreement sent to Crown (as “the Company” thereunder) shall be delivered to:

Crown PropTech Acquisitions

c/o Brivo, Inc.

7700 Old Georgetown Road, Suite 300

Bethesda, MD 20814

Attention: Mike Voslow

Email: Mike.Voslow@brivo.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attention: Steven B. Stokdyk, Ryan J. Maierson

Email: Steven.Stokdyk@lw.com; Ryan.Maierson@lw.com

2.            Insider Letter. Crown, Sponsor and each Insider hereby agree that (and RBC, on its own behalf and as representative of the several Underwriters, hereby consents and agrees that) the Insider Letter provides in Section 1 thereof for certain requirements of Sponsor and the Insiders in respect of Business Combinations (as defined therein), including in respect of voting in favor thereof and forgoing redemption rights in respect thereof. The Transactions constitute a Business Combination and Sponsor and each Insider will comply with its, his or her respective obligations under such Section 1.

3.            Working Capital Loans. The Prospectus (as such term is defined in the Underwriting Agreement) permits loans made by the Sponsor or an affiliate of the Sponsor or any of the Company’s officers or directors (each, a “Lender”), on such terms as to be determined by Crown from time to time, to finance transaction costs in connection with an intended initial Business Combination (“Working Capital Loans”). Each of the Insider Letter, the Warrant Agreement and the Registration Rights Agreement contemplates that up to $1,500,000 of Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant, at the option of the Lender.

4.            Registration Rights Agreement. Each of Crown, Sponsor, and each Holder hereby agrees that the Registration Rights Agreement is being amended and restated in its entirety, and superseded, in connection with the Closing (such Registration Rights Agreement as amended and restated, the “Amended and Restated Registration Rights Agreement”), and until such time as the Closing occurs (or this Agreement is terminated in accordance with its terms), all references in the Registration Rights Agreement to the Founder Shares Lock-Up Period shall mean the period of restriction on Transfer of the Founder Shares set forth in Section 4.1 of the Amended and Restated Registration Rights Agreement. Sponsor and each Holder agrees to execute and deliver the Amended and Restated Registration Rights Agreement no later than the Closing. Upon the effectiveness of the Amended and Restated Registration Rights Agreement, Section 7(a) of the Insider Letter will terminate.

5.            Anti-Dilution Adjustment Waiver. Sponsor, who is the holder of at least a majority of the outstanding Class B Ordinary Shares, hereby waives on behalf of the holders of all Class B Ordinary Shares, pursuant to and in compliance with the provisions of the Amended and Restated Memorandum and Articles of Association of Crown (the “Articles”), any adjustment to the conversion ratio set forth in Section 17 of the Articles, and any rights to other anti-dilution protections with respect to the Class B Ordinary Shares (or the shares of Post-Domestication Company Class A Common Stock issued upon conversion thereof in connection with the Domestication), that may result from the Private Placements (as such term is defined in the Transaction Agreement) and/or the consummation of the Transactions.

6.            Voting. The following provisions will apply until the First Effective Time:

(a)            Solely with respect to itself and not any other person, each of Sponsor, each Insider and each Holder (each, a “Shareholder”) (provided that Anusha Kukreja and Maurice Zeitouni shall not be bound by this Section 6(a)) hereby covenants, undertakes and agrees, from time to time, until the termination of this Agreement in accordance with its terms:

(i)            to cause to be counted as present for purposes of establishing a quorum all shares of Crown then owned by such person (the “Subject Securities”) at any meeting of any of the securityholders of Crown at which the Shareholder is entitled to vote, or in any action by written consent of the securityholders of Crown, in favor of the approval, consent, ratification and adoption of the Transaction Agreement, the Transactions and the matters related thereto;

(ii)            to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable or as otherwise may be required under Crown’s Amended and Restated Memorandum and Articles of Association) all the Subject Securities, in favor of the Transaction Agreement, the Transactions and the matters related thereto;

(iii)            to vote (in person, by proxy or by action by written consent, as applicable) all the Subject Securities in opposition to (A) any proposal with respect to any other transaction offered as an alternative to the Transaction Agreement or the Transactions; and (B) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of Crown under the Transaction Agreement if such breach requires securityholder approval and is communicated as being such a breach in a notice in writing delivered by the Company to the Shareholder;

(iv)            (a) not to sell, assign, transfer (including by operation of law), impose liens on, pledge, dispose of or otherwise encumber any of the Subject Securities or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Transaction Agreement or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) not to enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein, (c) not to deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to the Subject Securities that is inconsistent with this Agreement or (d) not to enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Subject Securities; provided that the foregoing shall not prohibit the transfer of the Subject Securities by a Shareholder to an affiliate of such Shareholder, but only if (i) such affiliate will transfer such Subject Securities back to the transferor if it shall cease to be an affiliate, (ii) such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement and (iii) the transferor shall be responsible for any breach of this Agreement by such affiliate; and

(v)            not to (x) exercise any dissent rights in respect of any transaction contemplated by the Transaction Agreement, (y) exercise any rights at redemption in respect of any Ordinary Shares in connection with any transaction contemplated by the Transaction Agreement or (z) commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Transaction Agreement or the consummation of the Transactions, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the Transaction Agreement or the Transactions.

(b)            If the Shareholder acquires any additional Subject Securities following the date hereof, the Shareholder acknowledges that such additional Subject Securities shall be deemed to be Subject Securities for the purposes of this Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of Crown or the board of directors of Crown (or any committee thereof) or any officers, directors (in their capacity as such), employees or professional advisors of any of the foregoing (the “Crown Parties”), and (ii) the Shareholder is not making any representations or warranties with respect to the actions of any of the Company Parties.

7.            Unvested Shares. Sponsor hereby agrees as follows:

(a)            A total of 2,384,000 of the shares of the Post-Domestication Company Class A Common Stock to be issued to Sponsor will be subject to vesting and forfeiture as set forth in this Section 5 (such shares, the “Unvested Shares”).

(b)            1,192,000 of the Unvested Shares (such number of shares being referred to as the “$13.00 Unvested Shares”) will automatically vest if the Stock Price equals or exceeds $13.00 per share on any twenty (20) Trading Days (which may be consecutive or not consecutive) within any consecutive thirty (30) Trading Day period that begins at any time after the Closing Date and ends on or prior to the five (5) year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$13.00 Share Price Milestone” and the five (5) year period following the Closing Date is referred to herein as the “Vesting Period”).

(c)            1,192,000 of the Unvested Shares (such number of shares being referred to as the “$15.00 Unvested Shares”), and if not previously vested, all of the $13.00 Unvested Shares, will automatically vest if the Stock Price equals or exceeds $15.00 per share on any twenty (20) Trading Days (which may be consecutive or not consecutive) within any consecutive thirty (30) Trading Day period that begins at any time after the Closing Date and ends on or prior to the expiration of the Vesting Period (the first occurrence of the foregoing is referred to herein as the “$15.00 Share Price Milestone” and, each of the $15.00 Share Price Milestone and the $13.00 Share Price Milestone, a “Milestone”).

(d)            Sponsor shall have all of the rights of a stockholder with respect to the Unvested Shares, including the right to receive dividends and to vote such shares; provided that, subject to the vesting provisions of this Section 7, the Unvested Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction, other than as set forth below in clause

(g) of this Section 7, and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by such holder or be subject to execution, attachment or similar process without the consent of the Post-Domestication Company, and shall bear a customary legend with respect to such transfer restrictions; provided, further, that transfers are permitted (i) to Permitted Transferees who shall (A) be subject to the restrictions in this clause (d) as if they were the original holders of such Unvested Shares (and the original holder will also be responsible for any breach of such restrictions by such Permitted Transferee) and (B) promptly transfer such Unvested Shares back to the original holder thereof if they cease to be a Permitted Transferee for any reason prior to the date such Unvested Shares become freely transferable in accordance herewith; (ii) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, further, that, in the case of clauses (ii) to (iv), such transferee executes and delivers to the Post-Domestication Company a written agreement, in form and substance reasonably acceptable to the Post-Domestication Company, agreeing to be bound by the restrictions in this clause (d) and the transferor will be responsible for any breach by the transferee. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Unvested Shares shall be null and void.

(e)            If, upon the expiration of the Vesting Period, the $13.00 Share Price Milestone and/or the $15.00 Share Price Milestone have not occurred, then all Unvested Shares which would vest in connection with such relevant Milestone shall be automatically forfeited and deemed transferred to the Post-Domestication Company and shall be automatically cancelled by the Post-Domestication Company and cease to exist. For the avoidance of doubt, prior to such forfeiture, all Unvested Shares shall be entitled to currently receive any dividends or distributions made to the holders of the Post-Domestication Company Class A Common Stock and the holders thereof shall be entitled to currently exercise the voting rights generally granted to holders of Post-Domestication Company Class A Common Stock, and all Unvested Shares shall appear as issued and outstanding on the balance sheet of the Post-Domestication Company and such shares shall be treated as legally outstanding under applicable state law.

(f)            In the event of occurrence of any Milestone, as soon as practicable (but in any event within five (5) Business Days), the Post-Domestication Company shall (i) deliver written notice to the holders of the Unvested Shares as of any such date regarding the vesting of the applicable Unvested Shares, (ii) release the applicable Unvested Shares from the transfer restrictions and other restrictions in this Section 5 and (iii) remove any related legends applicable to such Unvested Shares.

(g)            If, during the Vesting Period, (i) there is a transaction that results in the shares of the Post-Domestication Company Class A Common Stock being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the board of directors of the Post-Domestication Company in good faith) in excess of the Stock Price threshold set forth in a Milestone, then the Unvested Shares subject to the applicable Milestone shall become vested immediately prior to the consummation of such transaction, or otherwise treated as so vested in connection therewith, so as to ensure that the recipients of such Unvested Shares shall receive all proceeds in respect of such Unvested Shares in connection with such transaction, and (ii) there is a transaction that will result in the shares of the Post-Domestication Company Class A Common Stock being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, provided in the definitive transactions documents for such transaction, or if not so provided, as determined by the current board of directors of the Post-Domestication Company in good faith) less than the Stock Price threshold set forth in a Milestone, then the Unvested Shares that remain subject to the applicable Milestones shall automatically be cancelled and the Sponsor shall have no further right to receive such Unvested Shares.

(h)            If the Post-Domestication Company shall, at any time or from time to time, after the date hereof effect a subdivision, share or stock split, share or stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding Ordinary Shares or Post-Domestication Company Class A Common Stock, as applicable, the number of Unvested Shares subject to vesting pursuant to, and the stock price targets set forth in, clauses (a) and (b) of this paragraph 5, shall be equitably adjusted for such subdivision, share or stock split, share or stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective or such other date as is appropriate to achieve the intent of this clause (h).

8.            Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Shareholder makes any agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and beneficial owner of the Subject Securities, and, without limiting the generality of the foregoing, no Shareholder makes any agreement or understanding herein in the Shareholder’s capacity as a director, officer or employee of Crown or any of Crown’s Subsidiaries, as applicable, and (b) nothing herein will be construed to limit or affect any action or inaction by a Shareholder in its capacity as a member of the board of directors of Crown or as an officer, employee or fiduciary of Crown, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Crown.

9.            Acknowledgment. Each Party understands and acknowledges that each of the other Parties is entering into the Transaction Agreement in reliance upon such Party’s execution and delivery of this Agreement. Each Party has had the opportunity to read the Transaction Agreement, this Agreement and the Affected Agreements and has had the opportunity to consult with its tax and legal advisors in respect thereof.

10.            Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Transaction Agreement in accordance with its terms; provided that, with respect to any given Shareholder, in the event of the amendment or modification of the Transaction Agreement, without such Shareholder’s prior written consent, to change adversely to the Shareholder the amount or form of the consideration payable under the Transactions, this Agreement and all of its provisions shall, with respect to such Shareholder, automatically terminate and be of no further force or effect. Upon full termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any person in respect hereof or the transactions contemplated hereby (other than liability of any Party for any fraud or any willful breach of this Agreement prior to such termination), and in the event of any termination of this Agreement with respect only to one or more Shareholders as set forth in the proviso to the preceding sentence, all rights and obligations of the Parties under this Agreement with respect to such Shareholder or Shareholders shall terminate, without any liability or obligation on the part of any person in respect hereof or the transactions contemplated hereby, but such termination will not affect this Agreement as it relates to the other Parties.

11.            Governing Law. This Agreement, the rights and duties of the Parties, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. All actions arising out of, under or in connection with this Agreement or the Transactions shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action may be brought in any state or federal court located in the State of Delaware. To the fullest extent permitted by applicable Law, the parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each Party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 17 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

12.            Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the Parties irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any Party related thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each Party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the Parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

13.            Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Parties.

14.            Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching Party shall be entitled to injunctive relief, in addition to any other remedy that such Party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any state or federal court located in the State of Delaware and the non-breaching Party will not be required to post any bond or other security in connection therewith. Without limiting the foregoing, each of the Parties acknowledges and agrees that the Company is a beneficiary of each of the provisions of this Agreement and has the right to enforce the same it its own name.

15.            Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the Parties.

16.            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

17.            Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient Party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient Party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a Party may designate by notice to the other Parties in accordance with this Section 17):

(a)            If to Crown, to its address of record under the Transaction Agreement;

(b)            If to RBC as representative of the several Underwriters, to its address of record under the Underwriting Agreement;

(c)            If to Sponsor or to the Insiders, to their respective addresses of record under the Insider Letter; and

(d)            If to the Holders, to their respective addresses of record under the Registration Rights Agreement.

18.            Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument

19.            Entire Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Affected Agreement, this Agreement shall control with respect to the subject matter thereof. This Agreement, the Affected Agreements (as modified hereby) and the Transaction Agreement constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

20.            Non-Recourse. This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement may only be brought against the Persons that are expressly named as parties to this Agreement or as expressly contemplated hereby. Except to the extent named as a party to this Agreement or as expressly contemplated hereby, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to this Agreement will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

BRIVO, INC.

By:	/s/ Steve Van Till
Name (Printed): Steve Van Till
Title: President and Chief Executive Officer

[Signature Page to the Amended and Restated Sponsor Letter Agreement]

CROWN:

CROWN PROPTECH ACQUISITIONS

By:	/s/ Richard Chera
Name (Printed): Richard Chera
Title: CEO

[Signature Page to the Amended and Restated Sponsor Letter Agreement]

RBC:

RBC CAPITAL MARKETS, LLC

By:	/s/ Venkat Badinehal
Name (Printed): Venkat Badinehal
Title: Managing Director

[Signature Page to the Amended and Restated Sponsor Letter Agreement]

SPONSOR:

CROWN PROPTECH SPONSOR, LLC

By:	/s/ Richard Chera
Name (Printed): Richard Chera
Title: CEO

[Signature Page to the Amended and Restated Sponsor Letter Agreement]

INSIDERS:

/s/ Richard Chera
Name: Richard Chera

/s/ Pius Springer
Name: Pius Springer

/s/ Mohammad Rasheq Zarif
Name: Mohammad Rasheq Zarif

/s/ Martin Enderle
Name: Martin Enderle

/s/ Melissa Holladay
Name: Melissa Holladay

/s/ Stephen Siegel
Name: Stephen Siegel

/s/ Frits van Paasschen
Name: Frits van Paasschen

/s/ Maurice Zeitouni
Name: Maurice Zeitouni

/s/ Anusha Kukreja
Name: Anusha Kukreja

[Signature Page to the Amended and Restated Sponsor Letter Agreement]

Exhibit A

Beneficial Ownership

Name and Address	Class B Ordinary Shares	Warrants
Sponsor:
Crown PropTech Sponsor, LLC	5,960,000	4,010,667
Insiders:
Anusha Kukreja	25,000	—
Maurice Zeitouni	25,000	—
Melissa Holladay	50,000	—
Martin Enderle	50,000	—
Stephen Siegel	50,000	—
Frits van Paasschen	50,000	—

Annex F

SUBSCRIPTION AGREEMENT

This subscription agreement (this “Subscription Agreement”) is entered into this November 10, 2021, by and among Crown PropTech Acquisitions., a Cayman Islands exempted company (the “Issuer” or “SPAC”; for the avoidance of doubt, references to the “Issuer” or “SPAC” will include the “Post-Domestication Corporation” as defined below, except as the context may otherwise require), and the undersigned subscriber (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, the Issuer, Brivo Inc., a Nevada corporation (“Brivo”), Crown PropTech Merger Sub I Corp., a Delaware corporation and a wholly owned subsidiary of the Issuer (“Merger Sub I”), and Crown PropTech Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of the Issuer (“Merger Sub II”), will contemporaneously with the execution of this Subscription Agreement, enter into that certain Business Combination Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, (i) on the day prior to the Closing, the Issuer will domesticate as a Delaware corporation (the “Domestication,” and the Issuer after the Domestication is sometimes referred to as the “Post-Domestication Corporation”), (ii) on the day after the Domestication, certain investors will purchase Convertible Notes (as defined below) (the “PIPE Financing”), (iii) immediately following the purchase of the Convertible Notes, Merger Sub I will merge with and into Brivo with Brivo (the “First Merger”) surviving the First Merger as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub I shall cease and the Surviving Corporation will become a wholly owned subsidiary of the Issuer, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the surviving entity (the “Surviving Entity”) and the separate corporate existence of the Surviving Corporation shall cease, and the Surviving Entity will be a wholly owned subsidiary of the Issuer (steps (iii) and (iv) herein together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer $73.0 million aggregate principal amount of convertible notes of the Issuer (the “Convertible Notes”) (the “Subscribed Notes”) that will be issued pursuant to the indenture attached as Exhibit A hereto (the “Indenture”) and convertible into shares (the “Note Equity Securities”) of Class A common stock, par value of $0.0001 per share, of the Post-Domestication Corporation (the “Class A Common Stock”). The aggregate purchase price to be paid by Subscriber for the Subscribed Notes (as set forth on the signature page hereto) is referred to herein as the “Purchase Price,” and the fee, equal to 3.0% of the Purchase Price to be paid by the Issuer to the Subscriber at Closing is referred to herein as the “Purchase Fee,” and the Issuer desires to issue and sell Subscriber the Subscribed Notes in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and subject to the conditions set forth herein; and

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “Other Subscriber”) have, severally and not jointly, entered into one or more separate subscription agreements with the Issuer that are substantially similar to this Subscription Agreement (the “Other Subscription Agreements”), pursuant to which such Other Subscribers have agreed to purchase Convertible Notes on the Closing Date (as defined below) that will form a single series with the Subscribed Notes under the Indenture and shall be fungible for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

The parties hereto agree that (i) the Issuer will enter into separate Other Subscription Agreements with respect to each Other Subscriber and (ii) the Subscriber listed on the signature page hereto shall not have any liability under this Subscription Agreement or any Other Subscription Agreement for the obligations of any Other Subscriber under any Other

F-1

Subscription Agreement. The decision of Subscriber to purchase the Subscribed Notes pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, Brivo or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the formation by or existence among, Subscriber and Other Subscribers or any other investors, of a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or any other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Notes or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

1.Subscription. Subject to the terms and conditions hereof, at the Closing Date (as defined below), immediately prior to the expected consummation of the Transactions, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Notes. Each of the parties hereto acknowledges and agrees that the Note Equity Securities that will be issued upon conversion of the Convertible Notes shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Island exempted company). At the Closing Date, upon the issue and sale to Subscriber of the Subscribed Notes, Issuer shall deliver the Purchase Fee to Subscriber. Such subscription and issuance is hereinafter referred to as the “Subscription”.

2.Representations, Warranties and Agreements.

2.1.            Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Subscribed Notes, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:

2.1.1.            Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2.            This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3.            The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) constitute or result in any violation of the provisions of the organizational or formation documents of Subscriber or any of its subsidiaries or (ii) constitute or result in any violation of any (a) statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or (b) agreement or other undertaking to which Subscriber is a party or by which Subscriber is bound that would reasonably be expected to have a material adverse effect on the legal authority or ability of Subscriber to enter into or timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”).

F-2

2.1.4.            Subscriber (i) is (a) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, (b) an Institutional Account as defined in FINRA Rule 4512(c) and/or (c) a sophisticated institutional investor, experienced in investing in transactions of the type contemplated by this Subscription Agreement and has such knowledge and experience in financial and business matters to be capable of evaluating merits and investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including Subscriber’s participation in the purchase of the Subscribed Notes, in each case, satisfying the applicable requirements set forth on Schedule I, and has the ability to bear the economic risks of an investment in the Subscribed Notes and can afford a complete loss of such investment, (ii) is acquiring the Subscribed Notes only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Notes as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or accredited investor, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution of the Subscribed Notes or the Note Equity Securities in any manner that would violate the securities laws of the United States or any other applicable jurisdiction and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Notes and is not acquiring the Subscribed Notes or the Note Equity Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Notes.

2.1.5.            Subscriber understands that the Subscribed Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Subscribed Notes and the Note Equity Securities have not been registered under the Securities Act and that the Subscribed Notes are being offered in reliance on a private placement exemption from registration under the Securities Act. Subscriber understands that the Subscribed Notes and the Note Equity Securities may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the Subscribed Notes and the Note Equity Securities shall be subject to a legend to such effect (provided that such legends will be eligible for removal upon compliance with the relevant resale provisions of Rule 144). Subscriber understands and agrees that the Subscribed Notes and, upon conversion, the Note Equity Securities will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily resell the Subscribed Notes and the Note Equity Securities and may be required to bear the financial risk of an investment in the Subscribed Notes and/or the Note Equity Securities for an indefinite period of time. Subscriber understands that it has been advised to consult independent legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Notes and the Note Equity Securities. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that the Subscribed Notes and the Note Equity Securities are a suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Notes and, upon conversion, the Note Equity Securities.

2.1.6.            Subscriber understands and agrees that Subscriber is purchasing the Subscribed Notes directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.

2.1.7.            If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Subscriber represents and warrants that its acquisition and holding of the Subscribed Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the

F-3

“Code”), or any applicable other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”).

2.1.8.            In making its decision to purchase the Subscribed Notes, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the representations, warranties and covenants of the Issuer contained in this Subscription Agreement. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone (including RBC Capital Markets, LLC and its respective directors, officers, employees, representatives and controlling persons (collectively, the “Placement Agent”)), other than the Issuer, Brivo and their respective representatives or the Subscribed Notes or the offer and sale of the Subscribed Notes, and Subscriber further acknowledges that the Placement Agent has made no independent investigation with respect to the Issuer, Brivo, the Subscribed Notes or the Note Equity Securities or the accuracy, completeness or adequacy of any information supplied to each Placement Agent by, or on behalf of, the Issuer or Brivo. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review such information, as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Notes and the Note Equity Securities upon conversion, including with respect to the Issuer, Brivo and the Transactions. Subscriber understands that the financial statements and other financial information (whether historical or in the form of financial forecasts or projections) of the Issuer and Brivo, respectively, have been prepared and reviewed solely by the Issuer, Brivo and their respective officers and employees, as the case may be, and have not been reviewed by the Placement Agent or any outside party or, except as expressly set forth therein, certified or audited by an independent third-party auditor or audit firm. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Notes. Subscriber represents and warrants it is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transactions, the Subscribed Notes, the Note Equity Securities and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer and Brivo, including all business, legal, regulatory, accounting, credit and tax matters, and Subscriber has satisfied itself concerning such matters relevant to its investment in the Subscribed Notes, including the Note Equity Securities upon conversion. Subscriber further acknowledges that Subscriber has not relied upon the Placement Agent in connection with Subscriber’s due diligence review of the offering of the Subscribed Notes and the Issuer and Brivo.

2.1.9.            Subscriber acknowledges and agrees that (i) it has been informed that the Placement Agent is acting solely as placement agent in connection with the Transactions and is not acting as an underwriter or in any other capacity in connection with the transactions contemplated by this Subscription Agreement and is not and shall not be construed as a fiduciary or financial advisor for Subscriber in connection with the Transactions, (ii) the Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transactions, in each case, to Subscriber, (iii) the Placement Agent will have no responsibility to Subscriber with respect to (a) any representations, warranties or agreements made by any person or entity under or in connection with the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (b) the business, condition (financial and otherwise), management, operations, properties or prospects of, the Issuer, Brivo or the Transactions, and (iv) the Placement Agent shall have no liability or obligation (including for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber), whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber, in respect of the Transactions or the transactions contemplated by this Subscription Agreement. The Placement Agent may rely upon these representations and warranties of Subscriber. Subscriber further acknowledges that RBC Capital Markets, LLC is acting as financial advisor to the Issuer in connection with the Transactions and that Imperial Capital, LLC is acting as financial advisor to Brivo in connection with the Transactions.

F-4

2.1.10.            Subscriber became aware of this offering of the Subscribed Notes solely by means of direct contact between Subscriber and the Issuer or one of their respective representatives, including the Placement Agent. Subscriber did not become aware of this offering of the Subscribed Notes, nor were the Subscribed Notes or the Note Equity Securities offered to Subscriber, by any general solicitation or other means. Subscriber acknowledges that the Issuer represents and warrants that the Subscribed Notes or the Note Equity Securities were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, or any manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state or non-U.S. securities laws.

2.1.11.            Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Notes or made any findings or determination as to the fairness of an investment in the Subscribed Notes.

2.1.12.            Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law; provided, that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber represents that it, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Notes were legally derived.

2.1.13.            If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other Similar Laws or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”), Subscriber represents and warrants that none of the Issuer, Brivo or any of their respective affiliates (the “Transaction Parties”) or the Placement Agent has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Notes, and none of the Transaction Parties or the Placement Agent shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Notes or, upon conversion, the Note Equity Securities.

2.1.14.            [Reserved].

2.1.15.            Subscriber is not a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and that will acquire a substantial interest in the Issuer as a result of the purchase and sale of Subscribed Notes or, upon conversion, the Note Equity Securities hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of the Subscribed Notes hereunder.

F-5

2.1.16.            On each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3, Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.

2.1.17.            No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.

2.1.18.            Subscriber agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, it will not, nor will any person acting at Subscriber’s direction or pursuant to any understanding with Subscriber, directly or indirectly, engage in any Short Sales with respect to securities of the Issuer. For the purposes hereof, “Short Sales” shall include all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. For the avoidance of doubt, this Section 2.1.18 shall not apply to any sale (including the exercise of any redemption right) of securities of the Issuer (i) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the subscription (including Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Class A Common Stock covered by this Subscription Agreement. Notwithstanding the foregoing, Issuer acknowledges and agrees that, notwithstanding anything in this Subscription Agreement to the contrary, the Subscribed Notes and/or the shares of Class A Common Stock may be pledged by Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Subscribed Notes and/or the shares of Class A Common Stock hereunder, and Issuer effecting a pledge of the Subscribed Notes and/or the shares of Class A Common Stock shall not be required to provide Issuer with any notice thereof or otherwise make any delivery to Issuer pursuant to this Subscription Agreement. Issuer hereby agrees to execute and deliver such documentation as a pledgee of the Subscribed Notes and/or the shares of Class A Common Stock may reasonably request in connection with a pledge of the Subscribed Notes and/or the shares of Class A Common Stock to such pledgee by Subscriber.

2.1.19.            [Reserved].

2.1.20.            Subscriber acknowledges the Commission’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, made on April 12, 2021 and the SEC recent comment to several special purpose acquisition companies, regarding the application of ASC 480-10-99 to its accounting classification of public shares (the “Statements”), and Subscriber agrees that any actions taken by the Issuer in connection with, or as may be necessary or advisable to address the potential implications of, such Statements or review shall not be deemed to constitute a breach of any of the acknowledgements, understandings, agreements, representations, warranties or covenants set forth in this Subscription Agreement; provided, however, that any such actions may not materially and adversely affect the rights of Subscriber (in its capacity as such) under this Subscription Agreement. For the avoidance of doubt, any restatements or the financial statements of the Issuer and any amendments to reports previously filed with the Commission, or delays in filing reports with the Commission, in connection with the Statements or any subsequent related agreements or other guidance from the Commission with respect to the Statements shall not

F-6

be considered to materially and adversely affect the rights of Subscriber (in its capacity as such) under this Subscription Agreement.

2.2.            The Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Subscribed Notes, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

2.2.1.            The Issuer has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands, with all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, the Issuer will have been duly domesticated and be validly existing and in good standing under the laws of Delaware, with all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2.            The Subscribed Notes will be duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by Subscriber in accordance with the terms of this Agreement, will be valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Subscribed Notes are to be issued.

2.2.3.            Upon issuance and delivery of the Subscribed Notes in accordance with this Agreement and in accordance with the Indenture, the Subscribed Notes will be convertible at the option of the holder thereof into Note Equity Securities in accordance the terms of such Subscribed Notes; the Note Equity Securities reserved for issuance upon conversion of the Subscribed Notes have been duly authorized and reserved and, when issued upon conversion of the Subscribed Notes in accordance with their terms, will be validly issued, fully paid and non-assessable, and the issuance of the Subscribed Notes will not be subject to any preemptive or similar rights.

2.2.4.            This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer, and is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.5.            The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), the issuance and sale of the Subscribed Notes and, upon conversion, the Note Equity Securities and the consummation of the other transactions contemplated herein, including the Transactions, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer, Brivo or their respective subsidiaries taken as a whole and including the combined company after giving effect to the Transactions, or materially affects the validity or enforceability of the Subscribed Notes or the Note Equity Securities or the legal authority or other ability of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (collectively, an “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer

F-7

or any of its subsidiaries or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.

2.2.6.            Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security of the Issuer nor solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Subscribed Notes or, upon conversion, the Note Equity Securities under the Securities Act.

2.2.7.            Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Subscribed Notes or the Note Equity Securities, and neither the Issuer nor any person acting on its behalf has offered any of the Subscribed Notes or the Note Equity Securities in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state or applicable non-U.S. securities laws.

2.2.8.            Concurrently with the execution and delivery of this Subscription Agreement the Issuer is entering into the Other Subscription Agreements providing for the sale of an aggregate of $75 million principal amount of Convertible Notes (including the Subscribed Notes purchased and sold under this Subscription Agreement and the purchase price for such Subscribed Notes). Except for the Other Subscription Agreements, as of the date of this Subscription Agreement, there are no other subscription agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any other subscriber (except for the Other Subscribers) or any other investor or potential investor with respect to the purchase of securities of the Issuer which include terms and conditions (economic or otherwise) that are materially more advantageous to any such Other Subscriber, investor or potential investor (as compared to Subscriber).

2.2.9.            As of the date of this Subscription Agreement and as of immediately prior to the consummation of the Transactions, the authorized share capital of the Issuer consists of 200,000,000 Class A shares, 20,000,000 Class B shares and 1,000,000 preference shares, $0.0001 par value each. All issued and outstanding shares of the Issuer have been duly authorized and validly issued, are fully paid, non-assessable and are not subject to preemptive or similar rights. Except as set forth above and pursuant to the Other Subscription Agreements and the Business Combination Agreement, and as disclosed in, or in the exhibits included in, the current report on Form 8-K to be filed with the Commission promptly following execution of the Business Combination Agreement (the “Signing 8-K”), there are no outstanding, and between the date hereof and the Closing, the Issuer will not issue, sell or cause to be outstanding any (i) shares, equity interests or voting securities of the Issuer, (ii) securities of the Issuer convertible into or exchangeable for shares or other equity interests or voting securities of the Issuer, (iii) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of the Issuer to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of the Issuer to issue, any ordinary shares of the Issuer, or any other equity interests or voting securities in the Issuer or any securities convertible into or exchangeable or exercisable for such shares or other equity interests or voting securities, (iv) equity equivalents or other similar rights of or with respect to the Issuer, or (v) obligations of the Issuer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than as contemplated by the Business Combination Agreement and the Ancillary Agreements (as defined in the Business Combination Agreement) and in the Signing 8-K. There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (a) the Subscribed Notes, (b) the Convertible Notes to be issued pursuant to any Other Subscription Agreement or (c) the Note Equity Securities issuable by the Issuer upon conversion of any Convertible Notes, that have not been or will not be validly waived on or prior to the closing of the Transactions.

F-8

2.2.10.            The Class A ordinary shares of the Issuer are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “CPTK” (it being understood that the trading symbol will be changed in connection with the consummation of the Transactions). Except as disclosed in the Issuer’s filings with the Commission, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission, respectively, to prohibit or terminate the listing of the Class A ordinary shares on the NYSE or to deregister the Class A ordinary shares under the Exchange Act. The Issuer has taken no action that is designed to terminate the registration of the Class A ordinary shares under the Exchange Act.

2.2.11.            Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (i) no registration under the Securities Act is required for the offer and sale of the Subscribed Notes or Note Equity securities by the Issuer to Subscriber and (ii) no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for filings pursuant to applicable state securities laws and filings required to consummate the Transactions as provided under the Business Combination Agreement.

2.2.12.            There are no pending or, to the knowledge of the Issuer, threatened, suits, claims, actions or proceedings which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. There is no unsatisfied judgment or any open injunction, decree, ruling or order binding upon the Issuer, which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect; provided, that the Issuer’s ongoing review of the implications of the Commission’s issuance of the Statement, and any actions taken by the Issuer in connection with such review or statement, shall be deemed not to be an Issuer Material Adverse Effect within the meaning of the foregoing definition. For the avoidance of doubt, any restatement of the financial statements of the Issuer and any amendments to reports previously filed with the Commission, or any delays in filing reports with the Commission, insofar as related to the Statement or any subsequent related agreements or other guidance from the Commission with respect to the Statement, shall not be considered to constitute or result in an Issuer Material Adverse Effect.

2.2.13.            The Issuer is in compliance with all applicable laws, except where such non-compliance, individually or in the aggregate, would not reasonably be expected to have an Issuer Material Adverse Effect. The Issuer has not received any written communication from a governmental entity, exchange or self-regulatory organization that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have an Issuer Material Adverse Effect.

2.2.14.            The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including the issuance of the Subscribed Notes and the issue of the Note Equity Securities), other than (i) filings with the Commission, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 4, (iv) those required by the NYSE, and (v) filings, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

2.2.15.            At the Closing, the Issuer will be classified as a domestic corporation for U.S. federal income tax purposes.

2.2.16.            The Issuer, Merger Sub I and Merger Sub II (i) have duly and timely filed (taking into account any extension of time within which to file) all material tax returns required to be filed by any of them as of the date hereof and all such filed tax returns are complete and accurate in all material respects; (ii) have timely paid all material taxes that are shown as due on such filed tax returns and any other material taxes that the Issuer, Merger Sub I or Merger Sub II are otherwise obligated to pay, except with respect to taxes not yet due and

F-9

payable that are being contested in good faith and with respect to which adequate reserves have been made in accordance with GAAP, and no material penalties or charges are due with respect to the late filing of any tax return required to be filed by or with respect to any of them on or before the Closing Date; (iii)  have not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of material taxes or material tax matters pending or proposed or threatened in writing, for a tax period which the statute of limitations for assessments remains open.

2.2.17.            The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, except in the case of the accounting treatment of the warrants and the reclassification of certain equity securities of the Issuer as temporary equity, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder and applicable to the SEC Documents. Except in the case of the accounting treatment of the warrants and the reclassification of certain equity securities of the Issuer as temporary equity in certain financial statements contained in the SEC Documents, each of the financial statements (including, in each case, any notes thereto) contained in the SEC Documents was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission and/or subject to the Statements) and each fairly presents, in all material respects, subject to the Statements, the financial position, results of operations and cash flows of the Issuer as at the respective dates thereof and for the respective periods indicated therein. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to the registration statement on Form S-4 to be filed by the Issuer with respect to the Transactions or any other information relating to Brivo or any of its affiliates included in any SEC Document or filed as an exhibit thereto, such representation and warranty is made to the Issuer’s knowledge. The Issuer has timely filed, which for the avoidance of doubt includes complying with the provision of Rule 12b-25 under the Exchange Act, each report, statement, schedule, prospectus and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

2.2.18.            No broker, finder or other financial consultant has acted on behalf of the Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber. Except for the Placement Agent, the Issuer has not paid, and is not obliged to pay, any brokerage, finder or other commission or similar fee in connection with the issuance and sale of the Subscribed Notes.

2.2.19.            The Issuer is not, and immediately after receipt of payment for the Subscribed Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.2.20.            The Issuer and Brivo are solely responsible for paying any fees or other commission owed to the Placement Agent in connection with the Transactions or the transactions contemplated by this Subscription Agreement.

2.2.21.            Neither the Issuer nor any of its subsidiaries nor, to the knowledge of the Issuer, any director, officer, agent, employee or affiliate of the Issuer or any of its subsidiaries is an individual or entity (a “Person”) that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the OFAC or the U.S.

F-10

Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Issuer or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Crimea and Syria (each, a “Sanctioned Country”). Since the Issuer’s inception, the Issuer and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

2.2.22.            The operations of the Issuer and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where the Issuer or any of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened.

3.            Settlement Date and Delivery.

3.1.            Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur immediately prior to the consummation of the Transactions (the date of the Closing, the “Closing Date”); provided, however, that such Closing Date shall not occur until the day after the Domestication.

3.2.            Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least seven (7) Business Days prior to the date that the Issuer reasonably expects all conditions to the consummation of the Transactions under the Business Combination Agreement to be satisfied or waived, as applicable, (the “Expected Closing Date”), upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions, provided that, for this purpose, the completion of the Domestication will be treated as a condition to be satisfied at the Closing) Subscriber shall deliver to the Issuer, the Purchase Price for the Subscribed Notes, (i) no later than two (2) Business Days prior to the Expected Closing Date by wire transfer of U.S. dollars in immediately available funds to an escrow account established by the Issuer with a third party financial institution pursuant to an escrow agreement (the “Escrow Agreement”), as specified by the Issuer in the Closing Notice, with such funds to be held in a segregated escrow account until the Closing, or (ii) to an account specified by the Issuer and as otherwise mutually agreed by Subscriber and the Issuer (“Alternative Settlement Procedures”). If Subscriber is a QIB, Subscriber shall also deliver to the Issuer such information as is reasonably requested in the Closing Notice in order for the Issuer to issue and deliver the Subscribed Convertible Notes through the facilities of The Depository Trust Company (“DTC”) to Subscriber or its nominee, including, without limitation, a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. For the avoidance of doubt, Alternative Settlement Procedures pursuant to clause (ii) of this Section 3.2 shall include Subscriber delivering to the Issuer on the Closing Date the Purchase Price for the Subscribed Notes by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice against delivery to the undersigned of the Subscribed Notes. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, at the Closing, (i) the Purchase Price shall be released from escrow automatically, and without further action by the Subscriber, upon notice by the Issuer to the escrow agent according to the Escrow Agreement that Closing is going to occur imminently; (ii) the Issuer shall deliver the Purchase Fee to Subscriber to an account specified by the Subscriber and (iii) the Issuer shall use reasonable best efforts to deliver to Subscriber or its nominee the Convertible Notes in book entry form through the facilities of DTC (or, if settlement through DTC is not reasonably feasible at such time, or as otherwise agreed by Subscriber, the Convertible Notes in definitive, certificated form). In the event that the consummation of the Transaction does not occur within two (2) Business Days after the Expected Closing Date specified in the Closing Notice (the “Closing Outside Date”), unless otherwise agreed to in writing by the Issuer and Subscriber, and the Issuer gives notice to the escrow agent that the Closing will not occur, the Escrow Agreement will provide for a prompt release (but in no event later than two (2) Business Days after the Closing Outside Date) of the funds so delivered by Subscriber to the

F-11

escrow account by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) unless and until this Subscription Agreement is terminated in accordance with Section 5 hereof, Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. For purposes of this Subscription Agreement, “Business Day” means any day that, in New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.

3.3.            Conditions to Closing of the Issuer.

The Issuer’s obligations to sell and issue the Subscribed Notes at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Issuer, on or prior to the Closing Date, of each of the following conditions:

3.3.1.            Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.

3.3.2.            Compliance with Covenants. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by Issuer to Subscriber, and Subscriber fails to cure such non-compliance in all material respects within five (5) Business Days of receipt of such notice.

3.3.3.            Delivery of Tax Forms. Subscriber has delivered the tax forms or other documentation as required by Section 12.16 (Withholding Taxes) of the Indenture.

3.3.4.            Closing of the Transactions. All conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived in writing by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions which, by their nature, may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated immediately following the Closing.

3.3.5.            Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

3.4.            Conditions to Closing of Subscriber.

Subscriber’s obligation to purchase the Subscribed Notes at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:

F-12

3.4.1.            Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (in each case, other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.

3.4.2.            Compliance with Covenants. The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing.

3.4.3.            Closing of the Transactions. (i) All conditions precedent to the consummation of the mergers set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the mergers, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the mergers); (ii) no amendment or modification of, or waiver under the Business Combination Agreement shall have occurred that would reasonably be expected to materially and adversely affect the Issuer and/or the economic benefits to Subscriber under this Subscription Agreement without having received Subscriber’s prior written consent; (iii) the mergers will be consummated immediately following the Closing; and (iv) there shall not have occurred and be continuing any Company Material Adverse Effect (as described in the Business Combination Agreement) or Issuer Material Adverse Effect (as defined herein).

3.4.4.            Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting consummation of the transactions contemplated by this Subscription Agreement or the Transactions and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

3.4.5.            Listing. No suspension of the qualification of the Class A Common Stock for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Class A Common Stock on the NYSE, and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred.

3.4.6.            Other Conditions.

(a)            Within 30 days of the date of this Subscription Agreement (the “Collateral Effectiveness Date”), the Issuer shall have provided (i) final drafts of one or more security agreements, which would provide for first lien security interests on substantially all the assets of the Company and its Subsidiaries (the “Security Interest”) for the benefit of the Holders in the event the springing first lien provision contained in the Indenture were triggered, substantially in the form of the security agreement securing Brivo’s credit agreement with CIBC (the “CIBC Agreement”) as of the date hereof (or such other form as may be agreed among the Issuer and the Investor), together with the forms of any other agreements reasonably necessary to perfect the Security Interest for the benefit of the Holders (such documents outlined in this 3.4.6(a), collectively, being the “Collateral Documents”) and (ii) to the extent a Revolving Credit Facility (as defined in the Indenture) exists on the Collateral Effectiveness Date, a customary form of an intercreditor agreement, which shall provide for customary rights and agreements among the pari passu first lien creditors of the Company and its Subsidiaries, including the lender under such Revolving Credit Facility and the Holders, which agreement, for the avoidance of doubt, shall provide the Holders with a “buyout” right in respect of the Revolving Credit Facility, among other rights (the “Form Intercreditor Agreement”), and with respect to any documents provided under

F-13

this Section 3.4.6 (a), which drafts and forms shall be in form and substance acceptable to Subscriber and its counsel;

(b)            The Indenture, in form and substance as attached as Exhibit A hereto, shall have been executed by the applicable parties thereto;

(c)            Each of (i) the Collateral Documents and (ii) the Form Intercreditor Agreement, in the event a Revolving Credit Facility exists on the Closing Date, shall have been executed by the applicable parties thereto;

(d)            The Issuer shall not have entered into any Other Subscription Agreement with a lower purchase price per $1,000 principal amount of the Notes or other terms (economic or otherwise) substantially more favorable to such Other Subscriber or investor than as set forth in this Subscription Agreement;

(e)            After giving pro forma effect to the Transactions, (i) a minimum of $95,000,000.00 of unrestricted cash shall be held by the Issuer and its Subsidiaries (the “Minimum Cash Liquidity”) and (ii) to the extent a Revolving Credit Facility exists on the Closing Date, the Minimum Cash Liquidity, when taken together with the undrawn but available commitments of the Issuer under the Revolving Credit Facility shall be not less than $115,000,000.00;

(f)            All the amounts outstanding under the CIBC Agreement shall have been repaid and the CIBC Agreement shall have been terminated unless it is the Revolving Credit Facility that exists on the Closing Date;

(g)            the Subscriber shall have received an opinion of either Davis Polk & Wardwell LLP or Latham & Watkins LLP, as counsel to the Issuer, dated the Closing Date and addressed to the Subscriber, in form and substance reasonably satisfactory to Subscriber and its counsel, with respect to:

(i)            due authorization, execution, delivery and enforceability of the Indenture, the Subscribed Notes and the Collateral Documents and the Form Intercreditor Agreement (if any) (collectively, the “Opinion Documents”) by each of the Issuer, the Company or any of Subsidiaries of any of the foregoing (each, an “Opinion Party” and collectively, the “Opinion Parties”);

(ii)            the execution and delivery by the each Opinion Party of the Opinion Documents to which such Opinion Party is a party and the performance by each Opinion Party of the Opinion Documents to which it is a party will not breach or result in a breach of such Opinion Party’s organizational documents or a default under any material agreement to which such Opinion Party or any of its subsidiaries is a party;

(iii)            the absence of defaults or violations of New York law, the Delaware General Corporation Law (the “DGCL”) or federal law or regulation, or any order known to such counsel issued by any court or governmental authority acting pursuant to federal or New York statute or the DGCL, resulting from the execution and delivery of the Opinion Documents by each Opinion Party and the issuance of the Subscribed Notes by the Issuer in accordance with the terms of the Indenture;

(iv)            the absence of required consents, approvals, authorizations, orders, filings, registrations or qualifications of or with any federal, New York State or Delaware governmental agency or body in connection with the execution and delivery by any Opinion Party of the Opinion Documents, the issuance of the Subscribed Notes by the Issuer in

F-14

accordance with the terms of the Indenture or the performance by any Opinion Party of its payment obligations under the Opinion Documents;

(h)            the Issuer shall have paid all fees and expenses due to the Subscriber pursuant to Section 6.14 as well as the Purchase Fee; and

(i)            the Subscriber shall have received a certificate or certificates signed by any two officers of the Issuer, dated the Closing Date, in which each such officer shall state that the conditions set forth in this Section 3.4 are satisfied as of the Closing Date.

4.            Registration Rights.

4.1.            The Issuer agrees that, as soon as reasonably practicable (but in any case no later than forty-five (45) calendar days after the Closing Date (the “Filing Date”)), it will file with the SEC (at its sole cost and expense) a registration statement (the “Registration Statement”) registering such resale of the Registrable Securities (as defined below), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies the Issuer that it will “review” the Registration Statement) following the Closing Date and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, as permitted hereunder; and provided further, that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4. For purposes of this Section 4, “Registrable Securities” shall mean, as of any date of determination, the Note Equity Securities and any other equity security issued or issuable with respect to the Note Equity Securities by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. The Issuer will provide a draft of the Registration Statement to Subscriber for review at least five (5) business days in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement, unless requested by the Commission and consented to, in writing, by Subscriber. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the Note Equity Securities proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Note Equity Securities by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Note Equity Securities, which is equal to the maximum number of Note Equity Securities as is permitted by the Commission and (ii) the number of Issuer’s Securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders; and as promptly as practicable after being permitted to register additional Note Equity Securities under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such Note Equity Securities not included in the initial Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable.

4.2.            In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its sole cost and expense, the Issuer shall:

F-15

4.2.1.            except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities and (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable);

4.2.2.            advise Subscriber, as promptly as practicable but in any event within five (5) Business Days:

(a)            of when a Registration Statement or any post-effective amendment thereto has become effective;

(b)            of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c)            of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(d)            subject to the provisions in this Subscription Agreement, of the Issuer becoming aware of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, non-public information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, non-public information regarding the Issuer.

4.2.3.            use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4.            upon the occurrence of any Suspension Event (as defined below), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

4.2.5.            use its commercially reasonable efforts to cause all Note Equity Securities to be listed on each securities exchange or market, if any, on which the Issuer’s common stock is then listed; and

4.2.6.            (i) use its commercially reasonable efforts to cause the removal of the restrictive legends from any Note Equity Securities (x) being sold under the Registration Statement at the time of sale of such Registrable Securities or (y) being sold pursuant to Rule 144 at the time of sale of such Securities, and

F-16

(ii) request its legal counsel to deliver an opinion, if necessary, to the transfer agent to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by the Issuer, its legal counsel or the transfer agent, establishing that restrictive legends are no longer required. “Holder” shall mean Subscriber or any affiliate of Subscriber to which the rights under this Section 4 shall have been assigned.

4.3.            If any of the following events shall occur as a result of the Issuer’s failure to satisfy its obligations under this Section 4 (each, a “Registration Default”), then the Issuer shall pay additional interest on the Subscribed Notes (“Additional Interest”) to the Subscriber as follows:

4.3.1.            if the Registration Statement has not been declared effective on or prior to the date that is twelve (12) full calendar months after the Closing Date (“Additional Interest Date”), then commencing on the Additional Interest Date, Additional Interest shall accrue on the aggregate outstanding principal amount of the Subscribed Notes at a rate of 0.25% per annum for the first ninety (90) days from and including the Additional Interest Date and 0.50% per annum thereafter;

4.3.2.            if the Issuer through its omission fails to name the Subscriber as a selling securityholder and such selling securityholder had complied timely with its obligations hereunder in a manner to entitle such selling securityholder to be so named in (i) the Registration Statement at the time it first became effective or (ii) any prospectus at the later of time of filing thereof or the time the Registration Statement of which such prospectus forms a part becomes effective, then Additional Interest shall accrue, on the aggregate outstanding principal amount of the Subscribed Notes held by such Subscriber, at a rate of 0.25% per annum for the first ninety (90) days from and including the effective date of such Registration Statement or the time of filing of such prospectus, as the case may be, and 0.50% per annum thereafter, until such selling securityholder is so named; or

4.3.3.            if the Registration Statement has been declared or becomes effective but ceases on or after the Additional Interest Date to be effective or usable for the offer and sale of the Underlying Securities, other than a Suspension Event as described in paragraph (a) or as a result of a requirement to file a post-effective amendment for purposes of Section 10(a)(3) of the Securities Act or to file a post-effective amendment or supplement to a prospectus to make changes to the information regarding selling securityholders or the plan of distribution provided for therein, at any time following the Effectiveness Deadline and the Company does not cure the lapse of effectiveness or usability within ten (10) Business Days, then Additional Interest shall accrue on the aggregate outstanding principal amount of the Subscribed Notes at a rate of 0.25% per annum for the first ninety (90) days from and including the day following such tenth (10th) Business Day and 0.50% per annum thereafter.

4.3.4.            If a Registration Default occurs, the Additional Interest will accrue on the Subscribed Notes of the Subscriber from, and including, the date set forth in Sections 4.3.1 through 4.3.3, respectively, for such Registration Default, until the earlier of (1) the day on which such Registration Default is cured and (2) the date on which the Registration Statement is no longer required to be kept effective. Any amounts of Additional Interest due pursuant to this Section 4 will be payable in cash on the date for payment of the stated interest on the Subscribed Notes to the Subscriber who is a holder of the Subscribed Notes of record as of the close of business on the relevant record dates for the payment of stated interest.

4.3.5.            The Additional Interest rate on any Subscribed Notes (together with any Special Interest (as defined in the Indenture)) shall not accrue on any day at a combined rate in excess of 0.50% per annum and shall not be payable under more than one clause above for any given period of time, except that if Additional Interest would be payable because of more than one Registration Default, but at a rate of 0.25% per annum under one Registration Default and at a rate of 0.50% per annum under the other, then the Additional Interest rate shall be the higher rate of 0.50% per annum.

F-17

4.3.6.            Notwithstanding any provision in this Agreement or in the Indenture to the contrary, in no event shall interest, including Additional Interest, accrue to holders of shares of Note Equity Securities issued upon conversion of some or all Subscribed Notes of the Subscriber, except in the case of Subscribed Notes that are surrendered for conversion after 5:00 p.m., New York City time, on the regular Interest Record Date (as defined in the Indenture) immediately preceding the maturity date of the Subscribed Notes or, if the Company has specified a Fundamental Change Purchase Date (as defined in the Indenture) that is after a regular Interest Record Date and on or prior to the corresponding Interest Payment Date (as defined in the Indenture) and such Subscribed Notes are surrendered for conversion after such regular Interest Record Date and on or prior to such Interest Payment Date.

4.4.            Piggyback Registration for Underwritten Offerings.

4.4.1.            If (but without any obligation to do so) the Issuer proposes to register any of its Class A Common Stock under the Securities Act in connection with an underwritten offering of such securities solely for cash, then the Issuer shall give written notice of such proposed offering to the Subscriber as soon as practicable but not less than ten (10) days before the anticipated filing date of the “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering and the name of the proposed managing underwriter or underwriters in such offering, and (B) offer to the Subscriber the opportunity to include in such underwritten offering such number of Note Equity Securities as the Subscriber may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 5(h)(ii), the Issuer shall, in good faith, cause such Note Equity Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Note Equity Securities requested by the Subscriber pursuant to this Section 5(h)(i) to be included therein on the same terms and conditions as any similar securities of the Issuer included in such registered offering and to permit the sale of such Note Equity Securities in accordance with the intended method of distribution thereof. The inclusion of any of the Subscriber’s Note Equity Securities in a Piggyback Registration shall be subject to Subscriber agreeing to enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering.

4.4.2.            If the total amount of securities, including Note Equity Securities of the Subscriber, requested to be included in such offering exceeds the amount of securities sold other than by the Issuer that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Issuer shall be required to include in the offering only that number of such securities, Note Equity Securities, which the underwriters determine in their reasonable discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders).

4.4.3.            Subscriber shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Issuer (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or otherwise abandon such offering. Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be responsible for all registration and filing fees, national securities exchange fees, blue sky fees and expenses, printing expenses and fees and disbursement of the Issuer’s counsel and accountants incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 4.4.3.

4.4.4.            Subscriber shall have the right to irrevocably waive its rights under this Section 4.4 (without prejudicing or altering its other rights under this Section 4) by providing written notice to

F-18

the Issuer in accordance with this Subscription Agreement, in which case the Issuer will not provide any notice contemplated by this Section 4.4.

4.5.            Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of a Registration Statement and, from time to time, to require Subscriber not to sell under a Registration Statement or to suspend the effectiveness thereof (i) as may be necessary in connection with the preparation and filing of a post-effective amendment to such Registration Statement following the filing of the Issuer’s Annual Report on Form 10-K or (ii) if the filing, effectiveness or continued use of any such Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of the Issuer, after consultation with legal counsel to the Issuer, (a) would be required to be made in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than forty-five (45) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event (which notice shall not contain material nonpublic information, unless consented to in writing by Subscriber) during the period that the Registration Statement is effective, or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (1) it will immediately discontinue offers and sales of the Note Equity Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or, unless otherwise notified by the Issuer, that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Note Equity Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Note Equity Securities shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4.6.            Subscriber may deliver written notice (including via email in accordance with Section 6.3) (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by Section 4.5; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.6) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

4.7.            The parties hereto agree that:

4.7.1.            The Issuer shall, notwithstanding any termination of this Subscription Agreement, indemnify and hold harmless, to the extent permitted by law, Subscriber (to the extent Subscriber is named as a seller under the Registration Statement), its officers, directors, agents, partners, members, managers,

F-19

shareholders, affiliates, employees and investment advisers and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and its officers, directors, partners, members, managers, shareholders, agents, affiliates, employees and investment advisers, from and against any and all losses, claims, damages, liabilities, costs and expenses (including any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”), as incurred, that arise out of or are based upon any (i) untrue or alleged untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (ii) any violation or alleged violation, except insofar as the same are caused by or contained in any information regarding Subscriber furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 4.7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of Subscriber to deliver or cause to be delivered a prospectus made available to Subscriber by the Issuer in a timely manner, (B) as a result of offers or sales effected by or on behalf of Subscriber by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized by the Issuer, or (C) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 4.7 hereof. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Issuer is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party.

4.7.2.            Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements or any other selling stockholder named in the Registration Statement, to indemnify and hold harmless, to the extent permitted by law, the Issuer, its directors, officers, employees and agents and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any and all Losses, as incurred, that arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing to the Issuer by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4.7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Notes purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation. Subscriber shall notify the Issuer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which Subscriber is aware.

4.7.3.            Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgement a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with legal counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who elects not to assume the defense of

F-20

a claim shall not be obligated to pay the fees and expenses of more than one legal counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include (x) a statement or admission of fault and culpability on the part of such indemnified party, and (y) which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.7.4.            The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of the Subscribed Notes purchased pursuant to this Subscription Agreement.

4.7.5.            If the indemnification provided under this Section 4.7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 4, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.7 from any person who was not found guilty of such fraudulent misrepresentation. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Note Equity Securities received pursuant to this Subscription Agreement giving rise to such contribution obligation.

5.            Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereto hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms without the Transactions being consummated, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (iii) at the election of Subscriber after July 9, 2022 if the Closing shall not have occurred; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement. If this Subscription Agreement terminates following the delivery by Subscriber of the Purchase Price, the Issuer shall promptly (but not later than one (1) business day thereafter) return or direct its escrow agent to return the Purchase Price to Subscriber, whether or not the consummation of the Transactions shall have occurred.

6.            Miscellaneous.

6.1.            Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

F-21

6.1.1.            Subscriber acknowledges that the Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. The Issuer acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Issuer contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer if any of the acknowledgments, understandings, agreements, representations and warranties made by Subscriber set forth herein are no longer accurate in all material respects (except with respect to representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects). Prior to the Closing, Issuer agrees to promptly notify the Subscriber if it becomes aware of any of the acknowledgments, understandings, representations and warranties made by Issuer set forth herein are no longer accurate in all material respects (except with respect to representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects).

6.1.2.            Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3.            The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Notes, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber and to the extent consistent with Subscriber’s internal policies and procedures, provided that the Issuer agrees to keep confidential any such information provided by Subscriber except (i) as necessary to include in any registration statement required to be filed hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of any national securities exchange on which the Issuer’s securities, as the case may be, are listed for trading. Subscriber acknowledges and agrees that if it does not provide the Issuer with such requested information, Subscriber’s Note Equity Securities upon conversion from the Subscribed Notes may not be registered for resale pursuant to Section 4 hereof. Subscriber acknowledges that the Issuer may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the Commission as an exhibit to a periodic report or a registration statement of the Issuer.

6.1.4.            Other than as set forth in Section 6.14 each of Subscriber and the Issuer shall pay all of its own respective expenses in connection with this Subscription Agreement and the transactions contemplated herein (it being agreed that all expenses related to the Registration Statement are for the account of the Issuer to the extent provided in Section 4). The Issuer shall be responsible for the fees of the Trustee, Transfer Agent, the escrow agent, stamp taxes and all of DTC’s fees associated with the issuance of the Subscribed Notes or Note Equity Securities (other than any tax or duty that is due because the holder of the Subscribed Notes requested such Note Equity Securities to be registered in a name other than such holder’s name).

6.1.5.            The Issuer shall apply the net proceeds received pursuant to this Subscription Agreement and the Other Subscription Agreements in compliance with all applicable laws including, but not limited to, Anti-Money Laundering Laws. The Issuer will not directly or indirectly use the proceeds received pursuant to this Subscription Agreement or the Other Subscription Agreements, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund or facilitate any activities of or business with any Person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities or business in any Sanctioned Country or (iii) in any other manner that would reasonably be expected to result in a violation by any Person of Sanctions.

6.2.            [Reserved].

F-22

6.3.            Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

Crown PropTech Acquisitions.
667 Madison Avenue, 12th Floor
New York, NY 10065
Attention:	Richard Chera
Email:	rchera@cacq.com

with a required copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	William L. Taylor, Pedro J. Bermeo
Email:	william.taylor@davispolk.com
pedro.bermeo@davispolk.com

6.4.            Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.5.            Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought (and in the case where the Issuer’s consent is required, also signed by Brivo).

6.6.            Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereto hereunder (including Subscriber’s rights to purchase the Subscribed Notes) may be transferred or assigned without the prior written consent of the Issuer (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by (x) the same investment manager that manages the Subscriber or (y) an investment manager that is an affiliate of the investment manager that manages the Subscriber (a “Subscriber Affiliate”), in each case without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; and provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.

6.7.            Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns, except that Brivo and the Placement Agent

F-23

(as third-party beneficiaries with respect to Section 2, Section 6 and Section 9 hereof) may and will rely on the acknowledgements, understandings, agreements, representations and warranties made by the Issuer and Subscriber in this Subscription Agreement.

6.8.            Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York.

6.9.            Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the New York state courts in the Borough of Manhattan in the City of New York; provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the Southern District of New York (together with the New York state courts in the Borough of Manhattan in the City of New York, the “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereto hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.3 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.9, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.10.            Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.11.            No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.12.            Remedies.

6.12.1.            The parties agree that irreparable damage would occur if this Subscription Agreement is not performed or the Closing is not consummated in accordance with its specific terms or is

F-24

otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.9, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.12 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.12.2.            The parties acknowledge and agree that this Section 6.12 is an integral part of the transactions contemplated hereby and without the rights granted in this Section 6.12, the parties hereto would not have entered into this Subscription Agreement.

6.13.            Survival of Representations and Warranties and Covenants. All representations and warranties made by the parties hereto, and all covenants and other agreements of the parties hereto, in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

6.14.            Expenses. The Issuer shall reimburse the Subscriber, promptly upon request, which shall not be made until the earliest of: (i) one business day after the Closing or (ii) upon the termination of the Business Combination Agreement, for the reasonable, documented out-of-pocket costs and expenses of the Subscriber, not exceeding $400,000 in the aggregate (without the prior written consent of the Issuer, which consent shall not be unreasonably withheld), whether or not the contemplated transactions herein have been closed. If the Subscribed Notes are in the future secured by liens, the Issuer shall reimburse the Subscriber, promptly upon request, for the reasonable documented out-of-pocket costs and expenses relating to the negotiation and documentation of any related intercreditor agreements with such future lenders and the perfection of such security interest.

6.15.            Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.16.            Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.17.            Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty or covenant. All references in this Subscription Agreement to

F-25

numbers of shares, per share amounts and purchase prices, or otherwise, shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof, as applicable.

6.18.            Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto by virtue of the authorship of any of the provisions of this Subscription Agreement.

6.19.            USRPHC Status. The Issuer is not now and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the Closing Date.

7.            Cleansing Statement; Disclosure.

7.1.            The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions and any other material non-public information that the Issuer or any of its officers, directors, employees or agents has provided to Subscriber prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, the Issuer represents to Subscriber that Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors, employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer or Brivo, the Placement Agent or any of their respective subsidiaries and/or affiliates, relating to the transactions contemplated by this Subscription Agreement.

7.2.            The Issuer shall not (and shall cause its officers, directors, employees and agents not to) publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber without the prior written consent (including by e-mail) of Subscriber (i) in any press release or marketing materials, or (ii) in any filing with the Commission or any regulatory agency or trading market, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under regulations of the NYSE, in which case the Issuer shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

8.            Trust Account Waiver. In addition to the waiver of the Issuer pursuant to Section 8.19 of the Business Combination Agreement, and notwithstanding anything to the contrary set forth herein, each of the Issuer and Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 (x) shall serve to limit or prohibit the Subscriber’s right to pursue a claim against Issuer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) shall serve to limit or prohibit any claims that the Subscriber may have in the future against Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (z) shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the

F-26

Issuer to induce the Issuer to enter into this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law.

9.            Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the representations, warranties, covenants and agreements of the Issuer expressly set forth in this Subscription Agreement, the Indenture or in the SEC Documents, in making its investment or decision to invest in the Issuer. Subscriber agrees that no Other Subscriber pursuant to this Subscription Agreement, any Other Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock or notes of the Issuer (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) shall be liable to any Other Subscriber pursuant to this Subscription Agreement, any Other Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Notes hereunder.

10.            Rule 144.

10.1.1.            From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration may be available to holders of the Issuer’s common stock and until the earlier of (x) the date on which Subscriber no longer owns any Note Equity Securities and (y) the time Subscriber can sell the Note Equity Securities under Rule 144 without any condition or limitation, the Issuer agrees to use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other materials required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, other than Form 8-K reports, and, upon request, will confirm to the Subscriber, if true, that it has complied with the reporting requirements under Section 13 or 15(d) of the Exchange Act, as applicable, other than Form 8-K reports, during the preceding 12 months.

10.1.2.            If the Note Equity Securities are eligible to be sold by the Subscriber without restriction under Rule 144 under the Securities Act, then at Subscriber’s request in connection with a sale of such Note Equity Securities by the Subscriber, the Issuer shall use reasonable best efforts to cause its transfer agent (or DTC, if applicable) to remove any applicable restricted legend upon receipt from the Subscriber of customary representations, warranties and certificates reasonably satisfactory to the Issuer.

[Signature Pages Follow]

F-27

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

CROWN PROPTECH ACQUISITIONS

By:
Name:
Title:

[Signature Page to Subscription Agreement]

F-28

Accepted and agreed this 9th day of November, 2021.

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and	(Please print. Please indicate name and
Capacity of person signing above)	Capacity of person signing above)

Name in which securities are to be registered	Name in which securities are to be registered
(if different from the name of Subscriber listed directly above):	(if different from the name of Joint Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

[Signature Page to Subscription Agreement]

F-29

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Aggregate Number of Subscribed Notes subscribed for:

               [$73,000,000]

Aggregate Purchase Price: $  [73,000,000]

Purchase Fee: $  [2,190,000]

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing Date, to the account specified by the Issuer in the Closing Notice.

Issuer shall pay, on the Closing Date, the Purchase Fee by wire transfer of U.S. dollars in immediately available funds to the account specified by the Subscriber to the Issuer in writing prior to the Closing Date.

[Signature Page to Subscription Agreement]

F-30

Annex G

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into as of November 10, 2021 by and among: (i) Brivo, Inc., a Delaware corporation f/k/a Crown PropTech Acquisitions (the “Company”); (ii) the equityholders designated as Sponsor Equityholders on Schedule A hereto (collectively, the “Sponsor Equityholders”); and (iii) the equityholders designated as Legacy Brivo Equityholders on Schedule B hereto (collectively, the “Legacy Brivo Equityholders” and, together with the Sponsor Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, the “Holders” and each individually a “Holder”). This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Closing Date as defined in the Business Combination Agreement (as defined below) (the “Effective Date”).

RECITALS

WHEREAS, the Company, certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “Anchor Investor”), Crown PropTech Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Martin Enderle, Melissa Holladay, Anusha Kukreja, Frits Van Paasschen, Stephen Siegel and Maurice Zeitouni are parties to that certain Registration Rights Agreement, dated as of February 8, 2021 (the “Prior Agreement”);

WHEREAS, the Company, Crown PropTech Merger Sub I Corp., a Delaware corporation (“Merger Sub I”), Crown PropTech Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), and Brivo, Inc., a Nevada corporation (“Legacy Brivo”), are parties to that certain Business Combination Agreement, dated as of November 10, 2021 (the “Business Combination Agreement”), pursuant to which, on the Effective Date, (i) Merger Sub I will merge with and into Legacy Brivo (the “First Merger”), with Legacy Brivo surviving the First Merger as a wholly owned subsidiary of the Company and (ii) immediately after the First Merger and as part of the same overall transaction as the First Merger, Legacy Brivo will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company;

WHEREAS, the Legacy Brivo Equityholders are receiving shares of Common Stock (the “Business Combination Shares”) on or about the Effective Date, pursuant to the Business Combination Agreement; and

WHEREAS, in connection with the consummation of the Mergers, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Definitions. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” is defined in the preamble to this Agreement.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of the Company.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Business Combination Shares” is defined in the recitals to this Agreement.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means Class A Common Stock and Class B Common Stock.

“Company” is defined in the preamble to this Agreement.

“Convertible Notes” means the $75,000,000.00 aggregate principal amount of senior unsecured convertible notes issued by the Company in the private placement consummated in connection with the Closing (as defined in the Business Combination Agreement).

“Demanding Holder” is defined in Section 2.1.4.

“Effective Date” is defined in the preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority Inc.

“First Merger” is defined in the recitals to this Agreement.

“Form S-1 Shelf” is defined in Section 2.1.1.

“Form S-3 Shelf” is defined in Section 2.1.1.

“Founder Shares” means, collectively, the (i) 5,750,000 shares of Class B Common Stock initially purchased by the Sponsor in a private placement in October 2020 and (ii) 1,150,000 shares of Class B Common Stock issued to certain stockholders of the Company pursuant to a share capitalization effected February 8, 2021, which, in each case (and for the avoidance of doubt), automatically converted to an equal number of shares of Class A Common Stock at the Closing.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder” is defined in the preamble to this Agreement.

“Holder Indemnified Party” is defined in Section 5.1.

“Indemnified Party” is defined in Section 5.3.

“Indemnifying Party” is defined in Section 5.3.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Legacy Brivo” is defined in the recitals to this Agreement.

“Legacy Brivo Equityholders” is defined in the preamble to this Agreement.

“Lock-up Period” is defined in Section 4.1.1.

“Maximum Number of Securities” is defined in Section 2.1.5.

“Mergers” is defined in the recitals to this Agreement.

“Merger Sub I” is defined in the recitals to this Agreement.

“Merger Sub II” is defined in the recitals to this Agreement.

“Minimum Takedown Threshold” is defined in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” is defined in Section 2.1.7.

“Notices” is defined in Section 6.3.

“Piggyback Registration” is defined in Section 2.2.1.

“Prior Agreement” is defined in the recitals to this Agreement.

“Private Placement Warrants” means the Warrants that certain of the Sponsor Equityholders privately purchased in connection with the Company’s initial public offering.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Qualified Independent Underwriter” means a “qualified independent underwriter” within the meaning of FINRA Rule 5121.

“Register,” “Registered” and “Registration” mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) the Private Placement Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of Private Placement Warrants) and the Working Capital Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of the Working Capital Warrants) (as defined below), (b) any outstanding shares of Class A Common Stock or Warrants held by a Holder as of the Effective Date (including the Business Combination Shares and the Founder Shares), (c) any shares of Class A Common Stock that may be acquired by Holders upon the exercise of a Warrant or other right to acquire Class A Common Stock held by a Holder as of the Effective Date (including any shares of Class A Common Stock issued or issuable upon the conversion or exchange of shares of Class B Common Stock in accordance with the Company’s Certificate of Incorporation), (d) any shares of Class A Common Stock or Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of any such Warrant) of the Company otherwise acquired or owned by a Holder following the Effective Date to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:

(i) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Class A Common Stock is then listed;

(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(iii) word processing, printing, messenger, telephone and delivery expenses;

(iv) reasonable fees and disbursements of counsel for the Company;

(v) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any audit and/or comfort letter and updates thereof);

(vi) reasonable fees and expenses of one legal counsel selected by the majority of the Holders holding more than 50% of the Registrable Securities proposed to be included in such Registration effected pursuant to Section 2.1 or Section 2.2;

(vii) fees and expenses of any transfer agent or custodian;

(vii) fees and expenses payable to any Qualified Independent Underwriter;

(viii) expenses incurred in connection with any road show;

(ix) fees and disbursements of counsel for the Company;

(x) all internal expenses of the Company; and

(xi) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities, including reasonable fees and expenses of counsel for the underwriters in connection with any filing with or review by FINRA (excluding, for the avoidance of doubt, any underwriting discount, commissions, or spread).

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.1.5.

“SEC Guidance” is defined in Section 2.1.7.

“Second Merger” is defined in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” means the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown, Underwritten Demand Offering or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor Equityholders” is defined in the preamble to this Agreement.

“Sponsor Equityholder Lock-up Period” is defined in Section 4.1.2.

“Subscription Agreements” means those certain subscription agreements the Company entered into with certain investors pursuant to which such investors purchased the Convertible Notes in connection with the consummation of the transactions contemplated by the Business Combination Agreement.

“Subsequent Shelf Registration” is defined in Section 2.1.2.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Demand Offering” is defined in Section 2.1.4.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” is defined in Section 2.1.4.

“Warrants” means the warrants of the Company with each whole warrant entitling the holder to purchase one share of Class A Common Stock.

“Withdrawal Notice” is defined in Section 2.1.6.

“Working Capital Warrants” means any Warrants held by the Sponsor, the other shareholders of the Company, the directors or officers of the Company or any of their respective affiliates, which may be issued in payment of working capital loans made to the Company.

2. REGISTRATION RIGHTS.

2.1 Shelf Registration.

2.1.1 Filing. The Company shall file within forty five (45) days after the Effective Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. The Company shall use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as possible after filing, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and the Company receives comments from, the Commission. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf

Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Legacy Brivo Equityholder or a Sponsor Equityholder that holds at least five (5.0%) percent of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for the Legacy Brivo Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand.

2.1.4 Demand Registration Rights. (A) At any time and from time to time when an effective Shelf is on file with the Commission, any one or more Legacy Brivo Equityholders or one or more Sponsor Equityholders (any of the Legacy Brivo Equityholders or the Sponsor Equityholders being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities (and in the case of the Sponsor Equityholders including, without limitation, all or a portion of the Working Capital Warrants, or any shares of Class A Common Stock issued or issuable upon the exercise of the Working Capital Warrants, then held by the Sponsor, the other shareholders of the Company, the directors or officers of the Company or any of their respective affiliates) in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”) and (B) to the extent the Company is not eligible to use a Registration Statement on Form S-3 after twelve months after the Effective Date, a Demanding Holder may require the Company file a Registration Statement on Form S-1 to effect an Underwritten Offering of all or any portion of its Registrable Securities (“Underwritten Demand Offering”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $30,000,000.00 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns or Underwritten Demand Offerings shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering. Subject to Section 2.3.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Legacy Brivo Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand, may each demand not more than two (2) Underwritten Offerings pursuant to this Section 2.1.4 in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown or Underwritten Demand Offering, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Offering (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company desires to sell and all other shares of Class A Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Class A Common Stock or other equity securities proposed to be sold by Company or by other holders of Class A Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Offering unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

2.1.6 Withdrawal. Prior to the pricing of an Underwritten Shelf Takedown or Underwritten Demand Offering, a majority-in-interest of the Demanding Holders initiating such Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that any Legacy Brivo Equityholder or Sponsor Equityholder may elect to have the Company continue an Underwritten Offering if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Legacy Brivo Equityholders and the Sponsor Equityholders. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering for purposes of Section 2.1.4, unless either (i) the Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering; provided that, if a Legacy Brivo Equityholder or a Sponsor Equityholder elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Legacy Brivo Equityholders or the Sponsor Equityholders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.1.7 New Registration Statements. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

2.1.8 Effective Registration. Notwithstanding the provisions of Section 2.1.3 or Section 2.1.4 above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a request from a Demanding Holder in accordance with Section 2.1.4 becomes effective or is subsequently terminated.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.3.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown and an Underwritten Demand Offering pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Class A Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

2.2.3 Piggyback Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown or Underwritten Demand Offering, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown or Underwritten Demand Offering under Section 2.1.4 hereof.

2.3 Block Trades.

2.3.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in a Block Trade, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $30,000,000.00 or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder need only to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.3.2.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.3.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

3. REGISTRATION PROCEDURES

3.1 Filings; Information. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection therewith:

3.1.1 Filing Registration Statement. The Company shall prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the period required by Section 3.1.3.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the

Prospectus used in connection therewith as may be reasonably requested by the Holders of Registrable Securities as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5 State Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to general service of process or taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9 Opinions and Comfort Letters. The Company shall use commercially reasonable efforts to obtain (i) a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter and (ii) an opinion and negative assurance letter, to be delivered on the date the Registrable Securities are delivered for sale pursuant to such Registration Statement, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sale agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a Prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such Prospectus has been declared effective and that no stop order is in effect.

3.1.10 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.12 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $30,000,000.00, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts and brokerage fees, other than as set forth in the definition of “Registration Expenses.”

3.3 Information. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose; provided, however, that the Company shall not defer its obligation in this manner for more than 60 days in any 12 month period; In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the suspension notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under Section 3.4; provided, however, that such notification shall not be later than 60 days from the date of the suspension notice referred to above.

3.4.3 [reserved].

3.4.4 The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

3.5 As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

3.6 As long as any Holder shall own Registrable Securities, the Company will not file any Registration Statement or Prospectus included therein with the Commission which refers to any Holder of Registrable Securities by name as a selling shareholder without the prior written approval of such Holder, which may not be unreasonably withheld, except for (i) any Registration where such Holder has requested its Registrable Securities be included and (ii) the Company’s filing of any Shelf Registration pursuant to Section 2.1.1 or 2.1.2.

4. LOCK-UP

4.1 Lock-up.

4.1.1 Except as permitted by Section 4.2, for a period of 270 days from the Effective Date (the “Lock-up Period”), the equityholders designated on Schedule B hereto shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Holder.

4.1.2 Except as permitted by Section 4.2, the Sponsor shall not Transfer any Founder Shares beneficially owned or owned of record by the Sponsor until the earlier of (A) one year after the Closing (as defined in the Business Combination Agreement) and (B) subsequent to the Closing (as defined in the Business Combination Agreement), (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date following the completion of the Closing (as defined in the Business Combination Agreement) on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s Class A Common Stock having the right to exchange their Class A Common Stock for cash, securities or other property

4.2 Exceptions. The provisions of Section 4.1 shall not apply to:

4.2.1 transactions relating to shares of Class A Common Stock or Warrants acquired in open market transactions;

4.2.2 Transfers of shares of Class A Common Stock or any security convertible into or exercisable or exchangeable for Class A Common Stock as a bona fide gift;

4.2.3 Transfers of shares of Class A Common Stock or any security convertible into or exercisable or exchangeable for Class A Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of a Holder or any other person with whom a Holder has a relationship by blood, marriage or adoption not more remote than first cousin;

4.2.4 Transfers by will or intestate succession upon the death of a Holder;

4.2.5 the Transfer of shares of Class A Common Stock or any security convertible into or exercisable or exchangeable for Class A Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

4.2.6 if a Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with a Holder (including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (ii) as part of a distribution, transfer or other disposition of shares of Class A Common Stock to partners, limited liability company members or stockholders of a Holder;

4.2.7 Transfers to the Company’s or the Holder’s officers, directors, consultants or their affiliates;

4.2.8 pledges of shares of Class A Common Stock or other Registrable Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

4.2.9 pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Class A Common Stock subject to this Agreement shall remain subject to this Agreement; and

4.2.10 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock during the Lock-Up Period or the Sponsor Equityholder Lock-Up Period, as applicable;

PROVIDED, THAT IN THE CASE OF ANY TRANSFER OR DISTRIBUTION PURSUANT TO SECTIONS 4.2.2 THROUGH 4.2.7 (EXCLUDING SECTION 4.2.4) , EACH DONEE, DISTRIBUTEE OR OTHER TRANSFEREE SHALL AGREE IN WRITING, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO BE BOUND BY THE PROVISIONS OF THIS AGREEMENT.

5. INDEMNIFICATION AND CONTRIBUTION.

5.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against all losses, judgments, claims, damages, liabilities and out-of-pocket expenses, whether joint or several, arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, damages, liabilities or out-of-pocket expenses whether or not any such person is a party to any such claim or action and including any and all legal and other expenses incurred in giving testimony or furnishing documents in response to a subpoena or otherwise; provided, however, that the Company will not be liable in any such case to the extent that any such losses, judgments, claims, damages, liabilities or out-of-pocket expenses arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by a Holder of Registrable Securities, or a Holder Indemnified Party on behalf of a Holder of Registrable Securities, expressly for use therein.

5.2 Indemnification by Holders of Registrable Securities. Subject to the limitations set forth in Section 5.4.3 hereof, each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company and each of its directors and officers, and each other selling Holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages, liabilities and out-of-pocket expenses, whether joint or several, insofar as such losses, judgments, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

5.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 5.1 or 5.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

5.4 Contribution.

5.4.1 If the indemnification provided for in the foregoing Sections 5.1, 5.2 and 5.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

5.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 5.4.1.

5.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) with respect to any action shall be entitled to contribution in such action from any person who was not guilty of such fraudulent misrepresentation.

6. MISCELLANEOUS.

6.1 Other Registration Rights. Except as provided in the Subscription Agreements, the Company represents and warrants that no person, other than the holders of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or holder of Registrable Securities or of any assignee of the Holders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, electronic transmission with receipt verified by electronic confirmation, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by electronic transmission; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Brivo, Inc.

7700 Old Georgetown Road, Suite 300

Bethesda, MD 20814

Attention: Mike Voslow

Email: Mike.Voslow@brivo.com

with a copy to:

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Email:           Steven.Stokdyk@lw.com

Ryan.Maierson@lw.com

Attention:     Steven B. Stokdyk

Ryan J. Maierson

To a Holder, to the address or contact information set forth in the Company’s books and records.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

6.6 Entire Agreement. This Agreement (including Schedule A and Schedule B and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7 Modifications, Amendments and Waivers. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding the foregoing, any modification, revision or waiver of, or related to, the the lock-up terms set forth under Section 4 of this Agreement, may be effected with the sole written consent of the Company and the Holder affected by such modification, revision or waiver; provided, however, that if the lock-up terms of any Holder set forth in Section 4 of this Agreement are modified, revised or waived, then the Company shall be deemed to consent for the same modification, revisions or waiver with respect to any other Holders subject to the lock-up restrictions under Section 4 of this Agreement; provided, further, that within five (5) days before such modification, revision or waiver of the lock-up terms set forth under Section 4 of this Agreement, the company shall send a written notice to all applicable Holders subject to such lock-up terms notifying them about the intended modification, revision or waiver.

6.8 Termination of Existing Registration Rights. On the Effective Date, the registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or Legacy Brivo granted under any other agreement, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

6.9 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

6.10 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.11 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holder or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.12 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO

THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

6.13 Jurisdiction; Waiver of Trial by Jury.

6.13.1 Any action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 6.13.1.

6.13.2 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

Brivo, INC.

By:	/s/ Steven Van Till
Name: Steven Van Till
Title: President and Chief Executive Officer

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDERS:

CROWN PROPTECH SPONSOR, LLC

By:	/s/ Richard Chera
Name: Richard Chera
Title: Managing Partner

[Signature Page to Amended and Restated Registration Rights Agreement]

EMBUIA, LLC

By:	/s/ Dean M Drako
Name:	Dean M Drako
Title:	Manager

[Signature Page to Amended and Restated Registration Rights Agreement]

DBV INVESTMENTS, L.P.

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Vice President

[Signature Page to Amended and Restated Registration Rights Agreement]

BLACKROCK GLOBAL ALLOCATION FUND INC

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Authorized Signatory

BLACKROCK GLOBAL ALLOCATION V I FUND OF BLACKROCK VARIABLE SERIES FUNDS INC

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Authorized Signatory

BLACKROCK GLOBAL ALLOCATION PORTFOLIO OF BLACKROCK SERIES FUND INC

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Authorized Signatory

BLACKROCK CAPITAL ALLOCATION TRUST

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Authorized Signatory

BLACKROCK STRATEGIC INCOME OPPORTUNITIES PORTFOLIO OF BLACKROCK FUNDS V

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Authorized Signatory

BLACKROCK GLOBAL LONG/SHORTCREDIT FUND OF BLACKROCK FUNDS IV

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Authorized Signatory

MASTER TOTAL RETURN PORTFOLIO OF MASTER BOND LLC

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Authorized Signatory

/s/ RICHARD CHERA
RICHARD CHERA

/s/ PIUS SPRENGER
PIUS SPRENGER

/s/ Mohammad Rasheq Zarif
MOHAMMAD RASHEQ ZARIF

/s/ MARTIN ENDERLE
MARTIN ENDERLE

/s/ MELISSA HOLLADAY
MELISSA HOLLADAY

/s/ANUSHA KUKREJA
ANUSHA KUKREJA

/s/ FRITS VAN PAASSCHEN
FRITS VAN PAASSCHEN

/s/ STEPHEN SIEGEL
STEPHEN SIEGEL

/s/ MAURICE ZEITOUNI
MAURICE ZEITOUNI

SCHEDULE A

Sponsor Equityholders

CROWN PROPTECH SPONSOR, LLC

BLACKROCK GLOBAL ALLOCATION FUND INC

BLACKROCK GLOBAL ALLOCATION V I FUND OF BLACKROCK VARIABLE SERIES FUNDS INC

BLACKROCK GLOBAL ALLOCATION PORTFOLIO OF BLACKROCK SERIES FUND INC

BLACKROCK CAPITAL ALLOCATION TRUST

BLACKROCK STRATEGIC INCOME OPPORTUNITIES PORTFOLIO OF BLACKROCK FUNDS V

BLACKROCK GLOBAL LONG/SHORTCREDIT FUND OF BLACKROCK FUNDS IV

MASTER TOTAL RETURN PORTFOLIO OF MASTER BOND LLC

RICHARD CHERA

PIUS SPRENGER

MOHAMMAD RASHEQ ZARIF

MARTIN ENDERLE

MELISSA HOLLADAY

ANUSHA KUKREJA

FRITS VAN PAASSCHEN

STEPHEN SIEGEL

MAURICE ZEITOUN

SCHEDULE B

Legacy Brivo Equityholders

EMBUIA LLC

DBV INVESTMENTS, L.P.

STEVE VAN TILL

MIKE VOSLOW

Annex H

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of November 10, 2021 (this “Agreement”), by and among Crown PropTech Acquisitions, a Cayman Islands exempted company (“CPTK”) EMBUIA LLC, a Nevada limited liability company (the “Key Company Stockholder”), DBV Investments, L.P., a Delaware limited partnership (“DBV”) and Egis Security Fund II, L.P., a Delaware limited partnership (“Egis” and, together with the Key Company Stockholder and DBV, the “Stockholders”), each in their capacity as a stockholder of Brivo, Inc., a Nevada corporation (the “Company”).

WHEREAS, CPTK, Crown PropTech Merger Sub I Corp., a Delaware corporation (“Merger Sub I”), Crown PropTech Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”) and the Company propose to enter into, simultaneously herewith, a business combination agreement substantially in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub I will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as the surviving corporation (the “Surviving Corporation”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as the surviving company; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement, collectively, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.      Agreement to Vote.

(a)           Subject to the early termination of this Agreement in accordance with Section 6, from and after the execution and delivery of the Written Consent by all Stockholders, each Stockholder, severally and not jointly, hereby agrees as follows: (i) to cause and to be present for purposes of a quorum and to vote at any meeting of the stockholders of the Company, and to vote in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours after the Company or CPTK requests such delivery), all of such Stockholder’s Shares held by such Stockholder at such time (A) in favor of the approval and adoption of the BCA and approval of the Mergers and all other transactions contemplated by the BCA (including but not limited to approval of the Conversion of the Company Preferred Stock held by such Stockholder into Company Common Stock subject to the occurrence of, and effective immediately prior to, the Effective Time) and (B) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA, that is to support a transaction as an alternative to the transactions contemplated by the BCA or that would reasonably be expected to result in the failure of the Mergers to be consummated; and (ii) to cause to be present for purposes of a quorum and to vote at any meeting of the holders of the Company Preferred Stock, and to vote in any action by written consent of the holders of the Company Preferred Stock (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours after the Company or CPTK requests such delivery), all of such Stockholder’s shares of the Company Preferred Stock held by such Stockholder at such time in favor of the approval of the Conversion of such Company Preferred Stock into Company Common Stock (subject to the occurrence of, and effective immediately prior to, the Effective Time) as contemplated by Section 3.01(b) of the BCA. Each Stockholder acknowledges receipt and review of a copy of the BCA. For the avoidance of doubt, nothing herein requires any Stockholder to execute or deliver the Written Consent and the obligations in this Section 1(a) and Section 7(k) will not be effective until the Written Consent has been executed and delivered by all of the Stockholders.

(b)           Solely with respect to itself and not any other person, each Stockholder hereby covenants, undertakes and agrees, from time to time, until the termination of this Agreement in accordance with its terms, (i) (x) not to exercise any dissent rights in respect of any transaction contemplated by the BCA and (y) not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the BCA or the consummation of any transaction contemplated by the BCA, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the BCA or any transaction contemplated by the BCA.

2.      Transfer of Shares. Each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), impose liens on, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Shares, or any right or interest therein, (c) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to the Shares that is inconsistent with this Agreement or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided that the foregoing shall not prohibit the transfer of the Shares by a Stockholder to an affiliate of such Stockholder, but only if (i) such affiliate will transfer such Shares back to the transferor if it shall cease to be an affiliate, (ii) such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement and (iii) the transferor shall be responsible for any breach of this Agreement by such affiliate.

3.      No Solicitation of Transactions. Each Stockholder, severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing non-public information) the submission of, or participate in any discussions or negotiations regarding, any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal in violation of Section 7.05 of the BCA. Each Stockholder shall, and shall direct its respective representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Acquisition Proposal (other than the transactions contemplated by the BCA) to the extent required by the applicable provisions of the BCA. Each Stockholder may respond to any unsolicited proposal regarding a Company Acquisition Proposal by indicating that the Company is subject to an exclusivity agreement and that such Stockholder is unable to provide any non-public information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Acquisition Proposal for as long as the BCA remains in effect.

Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder shall be responsible, in its capacity as a stockholder of the Company, for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors, employees and professional advisors (each in their capacity as such) of the Company, including any such persons that are also officers, directors, employees, representatives, or agents of such Stockholder (the “Company Related Parties”), with respect to any of the matters contemplated by this Section 3, (ii) no Stockholder makes any representations or warranties with respect to the actions of any of the Company Related Parties with respect to any of the matters contemplated by this Section 3, (iii) any breach by the Company of its obligations under Section 7.05(a) of the BCA shall not be considered a breach of this Section 3 (it being understood that each Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 3) and (iv) to the extent the Company complies with its obligations under Section 7.05 of the BCA and participates in discussions or negotiations with a Person regarding a Company Acquisition Proposal, each Stockholder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that the Company is permitted to do so under Section 7.05 of the BCA.

4.      CPTK Shares. If any Stockholder has, or during the term of this Agreement acquires, record or beneficial ownership of any Class A ordinary shares or Class B ordinary shares of CPTK (all such Class A ordinary shares and Class B ordinary shares of CPTK, the “CPTK Shares”), Sections 1 and 2 of this Agreement will also apply mutatis mutandis to such CPTK Shares, any meeting of holders of CPTK Shares (the “CPTK Shareholders”) relating to the BCA and any related approval by CPTK Shareholders. In addition, to the extent any Stockholder has or acquires CPTK Shares prior to the termination of this Agreement, such Stockholder agrees not to exercise any CPTK Shareholder redemption rights in connection with any transaction contemplated by the BCA.

5.      Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to CPTK as follows:

(a)          The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA, the agreements contemplated by the BCA and restrictions on transfer imposed by applicable securities laws and the Company’s Certificate of Incorporation and bylaws) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b)           As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws and (iii) the Company’s Certificate of Incorporation and bylaws, and as of the date of this Agreement, such Stockholder has the sole power to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c)           Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

6.      Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of each Stockholder under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, none of the parties shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for fraud or any willful breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement but subject to the proviso to the prior sentence.

7.      Miscellaneous.

(a)           Except as otherwise provided herein or in the BCA, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)           All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to CPTK, to it at:

Crown PropTech Acquisitions

667 Madison Avenue

12th Floor

Attention: Richard Chera

Email: rc@crownproptech.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: William L. Taylor; Pedro J. Bermeo

Email: william.taylor@davispolk.com;

    pedro.bermeo@davispolk.com

If to a Stockholder, to the address or email address set forth for such Stockholder on the signature page hereof.

(c)            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)           This Agreement and any other Ancillary Agreement to which a Stockholder is a party (as applicable), constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e)           This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f)            This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto; provided, however, that an amendment, modification or supplement to this Agreement that only affects a particular Stockholder may be entered into by an instrument in writing signed by CPTK and that particular Stockholder.

(g)           The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, and in bond or other security will be required in connection therewith.

(h)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court (or if jurisdiction is not then available in any Delaware Chancery Court then in any other state or federal court in Delaware). The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court (or if jurisdiction is not then available in any Delaware Chancery Court then in any other state or federal court in Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(i)            This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)             Each Stockholder hereby authorizes the Company and CPTK to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and CPTK have provided such Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and CPTK will consider in good faith.

(k)            At the request of CPTK at any time after the execution and delivery of the Written Consent by all Stockholders, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement. Each Stockholder, severally but not jointly and severally, agrees (i) to execute and deliver the Registration Rights and Lock-Up Agreement no later than the Closing and (ii) to accept the consideration be paid to such Stockholder in accordance with Section 4.01(a) of the BCA as the proper consideration payable to such Stockholder in respect of such Stockholder’s Shares (or any Shares received in respect thereof) in the transactions contemplated by the BCA.

(l)            This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, CPTK, Merger Sub I and Merger Sub II.

(m)           Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity.

(n)           Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(n).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CROWN PROPTECH ACQUISITIONS

By:	/s/ Richard Chera
Name:	Richard Chera
Title:	CEO

[Signature page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EMBUIA LLC

By:	/s/ Dean M. Drako
Name:	Dean M. Drako
Title:	Manager
Address:	3900 S Hualapai Way, Suite 118
Las Vegas, NV 89147

[Signature page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DBV INVESTMENTS, L.P.

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Vice President
Address:	645 Fifth Ave, 21st Floor
New York, NY 10022-5910

[Signature page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EGIS SECURITY FUND II, L.P.

By:	/s/ Robert Chefitz
Name:	Robert Chefitz
Title:	Managing Partner
Address:	35 Beachwood Rd
Suite 2A
Summit, NJ 07901

[Signature page to Stockholder Support Agreement]

EXHIBIT A

DESCRIPTION OF SHARES

Key Company Stockholder	Number of Shares of Company Class A Common Stock Owned	Number of Shares of Company Class B Common Stock Owned	Number of Shares of Company Series A-1 Preferred Stock Owned	Number of Shares of Company Series A-2 Preferred Stock Owned
Embuia LLC	0	11,000,000	41,000,000	0
DBV Investments, L.P.	0	0	0	9,399,600
Egis Security Fund II, L.P.	0	0	0	3,524,850

ANNEX I

FORM OF BRIVO, INC. 2022 INCENTIVE AWARD PLAN

I-1

ANNEX J

FORM OF BRIVO, INC. 2022 EMPLOYEE STOCK PURCHASE PLAN

J-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud, or the consequences of committing a crime. The Existing Organizational Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default, or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit No.	Description
2.1†

Business Combination Agreement, dated as of November 10, 2021, by and among the Registrant, Crown PropTech Merger Sub I Corp., Crown PropTech Merger Sub II LLC and Brivo, Inc. (included as Annex A to the proxy statement/prospectus which forms a part of this registration statement).

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (included as Annex B to the proxy statement/prospectus which forms a part of this registration statement).
3.2	Form of Certificate of Incorporation of the Registrant (included as Annex C to the proxy statement/prospectus which forms a part of this registration statement).
3.3	Form of Bylaws of Brivo, Inc. (included as Annex D to the proxy statement/prospectus which forms a part of this registration statement).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-252307) filed on January 21, 2021).
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-252307) filed on January 21, 2021).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-252307) filed on January 21, 2021).
4.4

Warrant Agreement, dated February 8, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed February 11, 2021).

5.1+	Opinion of Davis Polk & Wardwell LLP as to the validity of the securities being registered.
8.1+	Opinion of Davis Polk & Wardwell LLP regarding tax matters.

10.1†	Form of Sponsor Letter Agreement (included as Annex E to the proxy statement/prospectus which forms as part of this registration statement).
10.2

Form of Subscription Agreement (Convertible Debt Notes), by and between the Registrant and the undersigned subscriber party thereto (included as Annex F to the proxy statement/prospectus which forms a part of this registration statement).

10.3

Amended and Restated Registration Rights Agreement, dated as of November 10, 2021, between Brivo, Inc. and the investors party thereto (included as Annex G to the proxy statement/prospectus which forms a part of this registration statement).

10.4	Form of Stockholder Support Agreement (included as Annex H to the proxy statement/prospectus which forms a part of this registration statement).
10.5

Investment Management Trust Agreement, dated as of February 8, 2021, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed February 11, 2021).

10.6	Form of Administrative Services Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-252307) filed on January 21, 2021).
10.7

Form of Letter Agreement from each of the Registrant’s initial shareholders, officers and directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-252307) filed on January 21, 2021).

10.8

Registration Rights Agreement, dated as of February 8, 2021, between the Registrant and the investors party thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed February 11, 2021).

10.9+	Form of Director and Officer Indemnification Agreement.
10.10#+	Brivo, Inc. 2015 Equity Incentive Plan.
10.11#+	Form of Stock Option Award Agreement under Brivo, Inc. 2015 Equity Incentive Plan.
10.12#+	Brivo, Inc. 2022 Incentive Award Plan (included as Annex I to the proxy statement/prospectus which forms a part of this registration statement).
10.13#+	Brivo, Inc. 2022 Employee Stock Purchase Plan (included as Annex J to the proxy statement/prospectus which forms a part of this registration statement).
10.14#+	Employment Agreement by and between Brivo, Inc. and Steven Van Till dated March 1, 2017.
10.15#+	Offer Letter by and between Brivo, Inc. and John Szcygiel dated March 10, 2009.
10.16#+	Offer Letter by and between Brivo, Inc. and Michael Voslow dated June 11, 2016.
10.17+	Form of Waiver and Lockup Agreement by and between the Registrant and the undersigned party thereto.
10.18+

Promissory Note made by the Registrant in favor of Crown PropTech Sponsor, LLC (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-252307) filed on January 21, 2021).

10.19+

Promissory Note, dated November 30, 2021, issued by Crown PropTech Acquisitions to Richard Chera (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed December 6, 2021).

23.1	Consent of Marcum LLP, independent registered accounting firm for the Registrant.
23.2	Consent of Grant Thornton LLP, independent registered accounting firm for Brivo, Inc.
23.3+	Consent of Davis Polk & Wardwell LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature pages).
99.1+	Form of Class A Proxy Card for the Extraordinary General Meeting of the Registrant.
99.2+	Form of Class B Proxy Card for the Extraordinary General Meeting of the Registrant
99.3	Consent of Dean Drako to be named as a director.
99.4	Consent of Richard Chera to be named as a director.
99.5	Consent of Steve Van Till to be named as a director.
101.INS	XBRL Instance Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
#	Indicates management contract or compensatory plan or arrangement.
+	To be filed by amendment.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

1.        The undersigned Registrant hereby undertakes:

(a)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)         That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)         That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3.           The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.           The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.           The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.           The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on December 22, 2021.

CROWN PROPTECH ACQUISITIONS

By:	/s/ Richard Chera
	Name:	Richard Chera
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Richard Chera and Pius Sprenger, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Chera	Chief Executive Officer and Director	December 22, 2021
Richard Chera	(Principal Executive Officer)

/s/ Pius Sprenger	Chief Financial Officer and Director	December 22, 2021
Pius Sprenger	(Principal Financial and Accounting Officer)

/s/ Martin Enderle	Director	December 22, 2021
Martin Enderle

/s/ Lisa Holladay	Director	December 22, 2021
Lisa Holladay

/s/ Stephen Siegel	Director	December 22, 2021
Stephen Siegel

/s/ Frits van Paasschen	Director	December 22, 2021
Frits van Paasschen